As filed with the Securities and Exchange Commission on August 10, 2026.

Registration Statement No. 333-297008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 4

TO

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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VIKING ACQUISITION CORP. I*
(Exact name of Registrant as Specified in its Charter)
N/A
(Translation of registrant’s name into English)

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Cayman Islands	6770	86-1872510
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

900 Third Avenue, 18th Floor
New York, NY 10022
(631) 353-2402
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Håkan Wohlin
c/o Viking Acquisition Corp. I
900 Third Avenue, 18th Floor
New York, NY 10022
Telephone: (917) 423-7931
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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With copies to:

Jonathan H. Talcott , Esq. E. Peter Strand, Esq. Nelson Mullins Riley & Scarborough LLP McPherson Building 901 15th St NW, Suite 1200 Washington, DC 20005 (202) 689-2800	Jonathan D. Sherman Cassels Brock & Blackwell LLP Suite 3200, Bay Adelaide Centre — North Tower 40 Temperance St. Toronto Ontario M5H 0B4 Canada (416) 869-5300	Alan I. Annex, Esq. Adam S. Namoury, Esq. Thomas Martin, Esq. Anthony Zangrillo, Esq. Greenberg Traurig, LLP One Vanderbilt Ave New York, NY 10017 (212) 801-6721	Daniel Borlack Aniko Pelland Stikeman Elliott LLP 199 Bay Street Suite 5300, Commerce Court West Toronto Ontario M5L 1B9 Canada (416) 869-5500

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant and Co-Registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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†          The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

*          Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a continuation from the Cayman Islands to Canada in accordance with the Cayman Islands Companies Act (as Revised) (the “Companies Act”) and the Canada Business Corporations Act (the “CBCA”), pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to Canada. All securities being registered will be issued by Viking Acquisition Corp. I (after its continuation as a corporation incorporated in Canada). Upon Closing of the Business Combination, Viking will be renamed “NorthStar Earth & Space Enterprises, Inc.”

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant(1)	Jurisdiction of Incorporation or Organization	IRS Employer ID Number
NorthStar Earth & Space Inc.	Canada	Not Applicable

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(1)     The address, including postal code, and telephone number, including area code, of each additional registrant’s principal executive offices are 384 Rue Saint-Jacques #300, Montreal, Québec, H2Y 1S1, phone number +1 514-595-7474.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED AUGUST 10, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS OF
VIKING ACQUISITION CORP. I
PROSPECTUS FOR
34,266,667 COMMON SHARES,
7,886,644 WARRANTS AND 7,886,644 COMMON SHARES
ISSUABLE UPON EXERCISE OF WARRANTS OF VIKING ACQUISITION CORP. I

PROPOSED BUSINESS COMBINATION — YOUR PARTICIPATION IS VERY IMPORTANT

Dear Shareholders of Viking Acquisition Corp. I:

You are cordially invited to attend the extraordinary general meeting (the “Viking Shareholders’ Meeting”) of shareholders of Viking Acquisition Corp. I (“Viking” and such shareholders, the “Viking Shareholders”), which will be held at [___] a.m., Eastern Time, on [___], 2026, virtually pursuant to the procedures described in the accompanying proxy statement/prospectus for the purposes of Cayman Islands law and Viking’s Amended and Restated Memorandum and Articles of Association (the “Viking Articles”).

On April 16, 2026, Viking, NorthStar Earth & Space Inc. (“NorthStar”), a corporation existing under the Canada Business Corporations Act (the “CBCA”), and Viking NS Amalgamation Corp., a corporation existing under the CBCA and a wholly-owned direct subsidiary of Viking (“NewCo”), entered into a Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement,” and the transactions contemplated thereby, collectively, the “Business Combination”), pursuant to which, among other things, (i) Viking will continue as a corporation existing under the CBCA in accordance with the Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the CBCA (the “Continuation” and, such corporation, “New NorthStar”), pursuant to articles of continuance in substantially the form attached hereto as Annex D, (ii) promptly following the Continuation, New NorthStar, NorthStar and NewCo will effect an arrangement under Section 192 of the CBCA (the “Arrangement”) in accordance with the plan of arrangement attached hereto as Annex B (as amended, restated or otherwise modified from time to time in accordance with its terms, the “Plan of Arrangement”), pursuant to which, among other things, NewCo and NorthStar will amalgamate (the “Amalgamation”) to form one corporate entity and NewCo will survive the Amalgamation as a wholly owned subsidiary of New NorthStar (such resulting entity, the “Amalgamated Company”), New NorthStar, will change its corporate name to “NorthStar Earth & Space Enterprises, Inc.” and the other transactions contemplated by the Plan of Arrangement will be consummated, and (iii) the other transactions contemplated by the Business Combination Agreement, including the Business Combination will be consummated (the “Closing” and such date on which the Closing occurs, the “Closing Date”).

The aggregate equity consideration to be issued to the NorthStar Securityholders in the Business Combination will be approximately 30,000,000 (the “Closing Shares”) New NorthStar common shares (“New NS Common Shares”), based on a transaction value of $300 million.

In addition, following the Closing, New NorthStar will issue up to 10,000,000 New NS Common Shares (the “New NS Earnout Shares”) to certain designated recipients (the “Earnout Recipients”), including the Sponsor (defined below), which will be entitled to 10% of any New NS Earnout Shares issued, in each case as determined by a committee of the New NS Board and subject to the achievement of certain revenue-based performance targets. Up to 5,000,000 New NS Earnout Shares will be issued if New NorthStar achieves a revenue run rate of at least $50,000,000 during any of the four fiscal quarters ending March 31, June 30, September 30 or December 31, 2027 (the “2027 Earnout Target”). If the 2027 Earnout Target is not achieved, but any of the 2028 Earnout Targets (as defined below) is subsequently achieved, the 2027 Earnout Target will be deemed satisfied in full at such time. An additional tranche of up to 5,000,000 New NS Earnout Shares will be issued based on revenue performance during specified periods in 2028 and early 2029 (the “2028 Earnout Targets”), with the number of New NS Earnout Shares issuable determined on a sliding scale as follows: (i) 5,000,000 shares if the applicable revenue metric equals or exceeds $100,000,000, (ii) 3,750,000 shares if at least $90,000,000 but less than $100,000,000, (iii) 2,500,000 shares if at least $80,000,000 but less than $90,000,000, and (iv) 1,250,000 shares if at least $70,000,000 but less than $80,000,000. The applicable revenue metric is based on “Revenue Run Rate,” calculated using annualized service revenue, grant income and R&D funding as reported in

New NorthStar’s financial statements. Measurement periods will be automatically extended in the event of certain launch delays outside New NorthStar’s control, including delays caused by counterparties or force majeure events. If a change of control transaction occurs prior to the final measurement period, any New NS Earnout Shares that have not yet been issued will be deemed earned and issued to the Earnout Recipients immediately prior to such transaction.

Concurrently with the execution of the Business Combination Agreement, on April 16, 2026, Viking, Viking Acquisition Sponsor I, LLC (“Sponsor”), and NorthStar entered into Securities Purchase Agreements (the “PIPE Agreements”) with institutional investors (the “PIPE Investors”). Pursuant to the PIPE Agreements, the PIPE Investors agreed, conditional on the completion of the Business Combination, to subscribe for and purchase, and NorthStar agreed to issue and sell to the PIPE Investors, NorthStar Ordinary Shares, which, pursuant to the Plan of Arrangement, will be exchanged for an aggregate of $30 million of New NS Common Shares, on the basis of $10.00 per resulting New NS Common Share, as well as warrants to purchase NorthStar Ordinary Shares, which, pursuant to the Plan of Arrangement, will be exchanged for warrants to acquire 3,000,000 New NS Common Shares at Closing (collectively, the “PIPE Financing”). Such warrants (the “PIPE Warrants”) will have the same terms as the New Viking Public Warrants (as defined in the PIPE Agreement). In addition, the Sponsor agreed to transfer to the PIPE Investors (on a pro rata basis proportionally to each PIPE Investor’s investment) an aggregate of 3,000,000 New NS Common Shares (after conversion of the Founders Shares pursuant to the Arrangement) at Closing.

The obligations of Viking and NorthStar to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) material truth and accuracy of the representations and warranties of the PIPE Investors, subject to customary bringdown standards; and (ii) material compliance by the PIPE Investors with their covenants, agreements and conditions under the PIPE Agreements. The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the material truth and accuracy of the representations and warranties of Viking and the Company in the PIPE Agreements, subject to customary bringdown standards; and (ii) material compliance by Viking and the Company with their respective covenants, agreements and conditions under the PIPE Agreements. The PIPE Agreements provide that the parties will use commercially reasonable efforts to ensure that the securities issued to PIPE Investors (other than the Sponsor transferred shares) will be freely tradable promptly following Closing and the PIPE Agreements further grant the PIPE Investors certain customary registration rights. For or more information, see “The Business Combination — Related Agreements — PIPE Agreements.”

Viking and NorthStar may enter into non-redemption agreements with certain existing shareholders or potential shareholders, including the PIPE Investors (the “Non-Redemption Agreements” and such shareholders, the “Non-Redeeming Shareholders”), pursuant to which, among other things, the Non-Redeeming Shareholders will irrevocably and unconditionally agree, for the benefit of Viking and NorthStar, that neither they nor their controlled affiliates will exercise any redemption rights under the Viking Articles with respect to certain Viking Class A Shares held by such Non-Redeeming Shareholders (the “NRA Shares”) at any meeting of the Viking Shareholders. For more information, see “The Business Combination — Related Agreements — PIPE Agreements.”

On the Closing Date, pursuant to the Arrangement, NorthStar will complete a recapitalization (the “NorthStar Recapitalization”), pursuant to which, among other things:

•        certain NorthStar Convertible Debentures will be amended to provide that such debentures or any portion thereof may be converted into non-convertible debt securities of NorthStar at the option of the holder on the terms set out in the Plan of Arrangement;

•        the NorthStar Convertible Debentures will be amended to provide that interest will cease to accrue under such debentures after the Recapitalization Interest Accrual Date, following which all accrued interest under the NorthStar Convertible Debentures up to the Recapitalization Interest Accrual Date will be deemed to be paid in kind and added to the principal amount of such debentures;

•        certain NorthStar Convertible Debentures (or applicable portion thereof) will be converted into non-convertible debt securities of NorthStar in accordance with their terms and the Plan of Arrangement (the “Remaining Debentures”);

•        certain NorthStar Convertible Debentures (or applicable portion thereof) will convert into NorthStar Class C Preferred Shares or NorthStar Class D Preferred Shares, as the case may be, at a rate of 1 NorthStar Class C Preferred Share or NorthStar Class D Preferred Share per C$100 in outstanding aggregate principal amount, in accordance with their terms and the Plan of Arrangement;

•        the NorthStar Warrants (other than the PIPE Warrants) will be exchanged for NorthStar Options to acquire a number of NorthStar Class A Common Shares equal the number of NorthStar Class A Common Shares subject to such NorthStar Warrants, at a per share exercise price equal to the per share exercise price for the NorthStar Class A Common Shares subject to such NorthStar Warrants;

•        the articles of NorthStar will be amended to create the NorthStar Ordinary Shares, and the then outstanding shares of NorthStar will be exchanged for NorthStar Ordinary Shares on the basis of: (i) 10.050422 NorthStar Ordinary Shares for each NorthStar Class A Common Share, (ii) 18.212356 NorthStar Ordinary Shares for each NorthStar Class B Common Share, (iii) 10 NorthStar Ordinary Shares for each NorthStar Class A Preferred Share, (iv) 10 NorthStar Ordinary Shares for each NorthStar Class B Preferred Share, (v) 10 NorthStar Ordinary Shares for each NorthStar Class B-1 Preferred Share, (vi) 10 NorthStar Ordinary Shares for each NorthStar Class C Preferred Share, and (vii) 10 NorthStar Ordinary Shares for each NorthStar Class D Preferred Share; and the NorthStar Options will be adjusted in accordance with their terms to give effect to the foregoing;

•        certain NorthStar Convertible Debentures will be amended to provide, among other things, that such debentures will be convertible into NorthStar Ordinary Shares upon the consummation of the Business Combination at a price per share equal to the fair market value of the NorthStar Ordinary Shares, less a 25% discount, which debentures will be converted into NorthStar Ordinary Shares at a rate of 1 NorthStar Ordinary Share per C$7.50 in outstanding aggregate principal amount in accordance with their terms and the Plan of Arrangement; and

•        the NorthStar Shareholder Loans will be amended to provide that interest will cease to accrue under such NorthStar Shareholder Loans after the Recapitalization Interest Accrual Date, following which all accrued interest thereunder up to the Recapitalization Interest Accrual Date will be contributed to NorthStar in consideration for the issuance of NorthStar Ordinary Shares at a rate of 1 NorthStar Ordinary Share per C$10 in outstanding aggregate principal amount and accrued interest of such NorthStar Shareholder Loan.

As of the date hereof, there are 634,263 NorthStar Class A Common Shares, 87,504 NorthStar Class B Common Shares, 250,000 NorthStar Class A Preferred Shares, 355,401 NorthStar Class B Preferred Shares, and 140,000 NorthStar Class B-1 Preferred Shares issued and outstanding. As of the Interest Accrual Date, the aggregate principal amount and accrued interest of the NorthStar Convertible Debentures was C$10,963,154 in respect of the NorthStar Convertible Debentures that will convert into non-convertible debt securities of NorthStar, C$67,748,700 in respect of the NorthStar Convertible Debentures that will convert into NorthStar Class C Preferred Shares or NorthStar Class D Preferred Shares, and C$29,581,980 in respect of the NorthStar Convertible Debentures that will convert into NorthStar Ordinary Shares. As of the Interest Accrual Date, the aggregate principal amount and accrued interest of the NorthStar Shareholder Loans was C$5,544,310.

Accordingly, pursuant to the NorthStar Recapitalization, if the Closing occurred on the date hereof, (i) 6,374,611 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class A Common Shares, (ii) 1,593,654 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class B Common Shares, (iii) 2,500,000 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class A Preferred Shares, (iv) 3,554,010 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class B Preferred Shares, (v) 1,400,000 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class B-1 Preferred Shares, (vi) 2,092,820 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class C Preferred Shares, (vii) 4,682,050 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class D Preferred Shares, (viii) 3,399,917 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Convertible Debentures that converted into NorthStar Ordinary Shares, and (ix) 554,431 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Shareholder Loans.

On the Closing Date, pursuant to the Arrangement and following the NorthStar Recapitalization, among other things:

•        the PIPE Financing will be consummated by NorthStar pursuant to the PIPE Agreements;

•        the Sponsor will transfer an aggregate of 3,000,000 Viking Class B Shares to the PIPE Investors proportionally to their investment in the PIPE Financing;

•        each then issued and outstanding Viking Class B Share shall be exchanged for one Viking Class A Share;

•        the articles of New NorthStar will be amended to (i) redesignate the Viking Class A Shares as New NS Common Shares, (ii) create a new class of preferred shares and delete the Viking Class B Shares, and (iii) provide that the New NS Common Shares and the New NorthStar preferred shares will have the rights, privileges, restrictions and conditions set out in the Plan of Arrangement;

•        NorthStar and NewCo will amalgamate under the CBCA, and pursuant to the Amalgamation:

•        the Amalgamated Company will become a wholly owned subsidiary of New NorthStar;

•        each then issued and outstanding NorthStar Ordinary Share (including those issued pursuant to the PIPE Financing) will be exchanged for that number of New NS Common Shares equal to the Exchange Ratio;

•        each then issued and outstanding NorthStar PIPE Warrant (including those issued pursuant to the PIPE Financing) will be exchanged for one (1) New NS PIPE Warrant to acquire one (1) New NS Common Share at a per share exercise price equal to $11.50, subject to adjustment, which will be governed by the terms of the Viking Public Warrant Agreement; and

•        each then issued and outstanding NorthStar Option will be exchanged for an option to acquire a number of New NS Common Shares (rounded up to the nearest whole share) equal to (1) the number of NorthStar Ordinary Shares subject to the applicable NorthStar Option multiplied by (2) the Exchange Ratio (the “New NS Exchange Options”), each at a per share exercise price (rounded up to the nearest cent) equal to the quotient of (1) the per share exercise price for the NorthStar Ordinary Shares subject to the applicable NorthStar Option, divided by (2) the Exchange Ratio (the “New NS Exchange Option Exercise Price”), in each case, in accordance with the provisions of applicable Law (including Sections 424(a) and Section 409A of the Code and subsection 7(1.4) of the Tax Act);

•        the NorthStar legacy option plan will terminate;

•        New NorthStar will issue to the Sponsor 500,000 New NS Common Shares;

•        New NorthStar will change its name to NorthStar Earth & Space Enterprises, Inc.; and

•        the Board of New NorthStar will be reconstituted to reflect the New NS Board and the officers of New NorthStar will be appointed.

At the Viking Shareholders’ Meeting, Viking Shareholders will be asked to consider and vote upon:

•        The Continuation Proposal — To approve by Special Resolution (as defined below), the continuance of Viking as a corporation existing under the CBCA and the adoption of the Proposed Bylaws, in accordance with the applicable provisions of the Companies Act and the CBCA (the “Continuation Proposal”);

•        The Business Combination Proposal — To approve by Special Resolution, the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby and by the other Transaction Documents (as defined in the Business Combination Agreement), including the Business Combination (the “Business Combination Proposal”);

•        Advisory Organizational Documents Proposals — To approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New NS Organizational Documents that materially affect Viking Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission guidance (the “Advisory Organizational Documents Proposals”). The articles of New NorthStar will be the Articles of Arrangement issued in respect of the Plan of Arrangement and the full text of the Proposed Bylaws are attached as Annex E. The Advisory Organizational Documents Proposals are separated into sub-proposals submitted to Viking Shareholders to approve on a non-binding advisory basis, by Ordinary Resolution, those governance provisions contained in the New NS Organizational Documents that materially affect Viking Shareholders’ rights as described in the following paragraphs (a) - (d):

(a)     the Plan of Arrangement would change the authorized share capital of New NorthStar from (i) 200,000,000 Viking Class A Shares, (ii) 20,000,000 Viking Class B Shares, and (iii) 1,000,000 preference shares of a nominal par value of $0.0001 each, to (1) an unlimited number of New NS Common Shares; and (2) an unlimited number of preferred shares, issuable in series, of which none will be outstanding (the “Authorized Capital Proposal”);

(b)    the Proposed Bylaws would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) holders of at least 25% of the shares entitled to vote at the meeting are present in person or represented by proxy at the meeting, and at least two persons entitled to vote at the meeting are actually present at the meeting or represented by proxy (the “Quorum Proposal”);

(c)     the Proposed Bylaws would include an advance notice provision that requires a shareholder to provide notice to New NorthStar in advance of a meeting of shareholders should such shareholder wish to nominate a person for election to the board of directors (the “Advance Notice Proposal”); and

(d)    the proposed New NS Organizational Documents would not include provisions relating to the Viking Class B Shares, the Viking IPO, Sponsor, the initial business combination and other related matters (the “Other Matters Proposal”)

•        NYSE Proposal — To approve, by Ordinary Resolution, for purposes of complying with applicable listing rules of The NYSE Stock Market LLC, the issuance of New NS Common Shares in connection with the Business Combination (the “NYSE Proposal”);

•        Incentive Plan Proposal — To approve, by Ordinary Resolution, the issuance of New NS Common Shares pursuant to the 2026 Long-Term Incentive Plan (the “Incentive Plan” and such proposal, the “Incentive Plan Proposal”). A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex G;

•        Director Election Proposal — To approve, by Ordinary Resolution, the election of nine directors pursuant to the Plan of Arrangement, being Stewart Bain, Beth Michelson, Charles Sirois, Paul Pizzani, Philipp von Girsewald, Bob Reeves, Denis Sirois and Kim Crider effective upon the Closing, to hold office on the New NS Board until the close of the next annual meeting of shareholders of New NorthStar or until such directors’ successors have been duly elected or appointed, or until such directors’ earlier death, resignation, removal or disqualification; and

•        Adjournment Proposal — If put to Viking Shareholders for a vote, a proposal to approve, by Ordinary Resolution, the adjournment of the Viking Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or (ii) if the board of directors of Viking determines before the Viking Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal” and, together with the Continuation Proposal, the Business Combination Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Advisory Organizational Documents Proposals, the “Proposals”). If put forth at the Viking Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the other Proposals will be submitted to the Viking Shareholders for a vote.

Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which each Viking Shareholder is encouraged to read carefully. In addition, the attached notice of meeting constitutes a notice of a special meeting under section 135(1) of the CBCA for the purposes of any proposal to approve any matters to be taken by Viking following the Continuation, including the approval of the Proposed Bylaws and all approvals necessary for the completion of the Business Combination (including the Amalgamation and the other transactions contemplated by the Arrangement) provided for thereunder.

In connection with the submission of the Business Combination to a shareholder vote, Viking Shareholders, including Viking’s sponsor, Viking Acquisition Sponsor I, LLC, and certain other Viking Shareholders set forth therein (together with Sponsor, the “Viking Founder Shareholders”) have agreed to vote any Viking Class A Shares (except for any Viking Class A Shares purchased as described below under “The Business Combination — Potential Purchases of Public Shares”) and Viking Class B Shares owned by them in favor of the Business Combination. The consummation of the Business Combination is not subject to the approval of a majority of unaffiliated Viking Public Shareholders. The Sponsor Parties own approximately 25% of the Viking Shares entitled to vote at the Viking Shareholders’ Meeting.

Approval of the Continuation Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66⅔%) of the outstanding Viking Class B Ordinary Shares entitled to vote and actually cast thereon at the Viking Shareholders’ Meeting. The approval of the Business Combination Proposal requires a special resolution under the Companies Act (a “Special Resolution”) to be adopted by the affirmative vote of at least two-thirds (66⅔%) of the votes cast by the holders of the Viking Common Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of each of the Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under the Companies Act (an “Ordinary Resolution”), being the affirmative vote of at least a majority of the votes cast by the holders of the Viking Common Shares present in person or represented by proxy at the Viking Shareholders’ Meeting and entitled to vote on such matter. The approval of the Proposed Bylaws under the CBCA requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the shareholders who voted in respect of that resolution.

The Viking Class A Shares and Viking Warrants, which are exercisable for Viking Class A Shares under certain circumstances, are currently trading on the NYSE Stock Market (the “NYSE”) under the symbols “VACI” and “VACI.WT,” respectively. In addition, certain of the Viking Class A Shares and Viking Public Warrants currently trade as Viking Units, consisting of one Viking Class A Share and one-third of one Viking Public Warrant, and are trading on NYSE under the symbol “VACI.U”. Upon the Closing, the Viking Units will automatically separate into the component New NS Common Shares and New NS Public Warrants. Viking has applied to have the New NS Common Shares and New NS Public Warrants listed on the New York Stock Exchange. Listing is subject to the approval of NYSE in accordance with its original listing requirements. There is no assurance that NYSE will approve Viking’s listing application. Any such listing of the New NS Common Shares and New NS Public Warrants will be conditional upon Viking fulfilling all of the listing requirements and conditions of NYSE. It is anticipated that upon the Closing, the New NS Common Shares and New NS Public Warrants will be listed on the NYSE under the ticker symbols “NSTR” and “NSTR.W,” respectively.

Sponsor Compensation

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor, Viking’s directors and officers, and their affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Viking to the Sponsor, Viking’s directors and officers, and their affiliates, and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

The Sponsor and Viking’s independent directors paid an aggregate of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of the Viking Founder Shares, or approximately $0.00326 per share. In connection with the closing of the Viking IPO, the Sponsor purchased 350,000 Viking Private Placement Units for an aggregate purchase price of $3,500,000. At the Closing, pursuant to the Sponsor Letter Agreement, the Sponsor will transfer, directly or constructively, 3,000,000 Viking Founder Shares to investors in the PIPE Financing, and Viking agreed to issue to the Sponsor at closing for consideration of the Sponsor Letter, 500,000 Viking Common Shares. In addition, 10% of any Earnout Shares issued shall be allocated to Sponsor if the dollar volume-weighted average price for the New NS Common Shares over any 20 consecutive day trading period within the 30 consecutive trading days beginning on the day immediately following the publication of New NorthStar’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable earnout target, is greater than or equal to $10.00.

Viking has agreed to reimburse the Sponsor for any out-of-pocket expenses incurred in connection with activities on Viking’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with activities on Viking’s behalf. As of December 31, 2025, Viking has not reimbursed the Sponsor for any out-of-pocket expenses.

	Interest in Securities	Other Compensation

In addition, certain of the Strategic Partners and Senior Advisors invested in KingsRock Viking Acquisition, LLC, and through it, indirectly in the Sponsor, thereby sharing in the appreciation of Viking Founder Shares and Viking Private Placement Units held by the Sponsor, provided that the Company successfully complete a business combination. However, such parties will have no right to control KingsRock Viking Acquisition, LLC or the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor prior to the consummation of a Business Combination.

Viking Directors and Officers

Each of the Company’s four independent directors have purchased membership interests in KingsRock Viking Acquisition, LLC for $187 which will provide them with an indirect interest in 50,000 Viking Founder Shares. In addition, one of the independent directors has purchased two other membership interests in KingsRock Viking Acquisition, LLC — one that he purchased for $250 which will provide him with an indirect interest in 66,666 Viking Founder Shares, and the other that he purchased for $50,000 which will provide him with an indirect interest in 5,000 Viking Private Placement Units.

Viking has agreed to reimburse its directors and officers for any out-of-pocket expenses incurred in connection with activities on Viking’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by its directors and officers in connection with activities on Viking’s behalf. As of December 31, 2025, Viking has not reimbursed its directors and officers for any out-of-pocket expenses.

The Sponsor will not receive any direct compensation for services rendered in connection with the Business Combination. The Sponsor and independent directors paid an aggregate of approximately $25,000 for the 7,666,667 Viking Founder Shares. These securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $[____], based on the last traded price on NYSE of the Viking Class A Shares of $[____] per share on [____], 2026, resulting in a theoretical gain of $[____]. Since all Viking Founder Shares have been issued, this compensation will not result in a material dilution to the Equity Interests of non-redeeming shareholders upon consummation of the Business Combination.

See “The Business Combination — Interests of Certain Persons in the Business Combination” for a description of all compensation to be paid to the Sponsor, it affiliates and promoters in connection with the Business Combination.

The Board of Directors of Viking (the “Viking Board”) has unanimously determined that the Business Combination and the transactions contemplated by the Business Combination Agreement are advisable and in the best interests of Viking and its shareholders. For more information about the Viking Board’s decision-making process, see the subsection entitled “The Business Combination — The Viking Board’s Reasons for Approval of the Business Combination.” In considering the unanimous recommendation of the Viking Board to vote in favor of the Business Combination, Viking Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of Viking management have interests in the Business Combination that are different from, or in addition to, those of other Viking Public Shareholders generally. Viking’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Viking Shareholders that they approve the Business Combination. Viking Shareholders should take these interests into account in deciding whether to approve the Business Combination. In addition, aside from their interests as shareholders, members of NorthStar management have interests in the Business Combination that are different from, or in addition to, those of other NorthStar Securityholders generally. NorthStar’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination. See “The Business Combination — Interests of Certain Persons in the Business Combination” for a description of such potential conflicts of interest.

Viking is providing the accompanying proxy statement/prospectus and accompanying proxy card to Viking Shareholders in connection with the solicitation of proxies to be voted at the Viking Shareholders’ Meeting and at any adjournments or postponements of the Viking Shareholders’ Meeting. Information about the Viking Shareholders’ Meeting, the Business Combination and other related business to be considered by Viking Shareholders at the Viking Shareholders’ Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Viking Shareholders’ Meeting, all Viking Shareholders are urged to read carefully and in its entirety the accompanying proxy statement/prospectus, including the annexes and the accompanying financial statements of NorthStar and Viking. In particular, you are urged to carefully read the section entitled “Risk Factors” beginning on page 23 of the accompanying proxy statement/prospectus.

The Viking Board has unanimously approved the Business Combination Agreement and the transactions contemplated therein, and unanimously recommends that Viking Shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other Proposals presented to Viking Shareholders in the accompanying proxy statement/prospectus. When you consider the Viking Board’s recommendation of the Proposals, you should keep in mind that certain members of Viking management have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information.

Your vote is very important, regardless of the number of Viking Common Shares you own. To ensure your representation at the Viking Shareholders’ Meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided or submit your proxy by telephone or over the internet by following the instructions on your proxy card. If you hold your Viking Common Shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Please submit your proxy promptly, whether or not you expect to attend the Viking Shareholders’ Meeting, but in any event, no later than [____], 2026, at 11:59 p.m., Eastern Time, which is two business days prior to the Viking Shareholders’ Meeting.

On behalf of the Viking Board, I would like to thank you for your support of Viking Acquisition Corp. I and look forward to a successful completion of the Business Combination.

Sincerely,

N. Håkan Wohlin
Chief Executive Officer
[_____], 2026

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR CANADIAN SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Investing in Viking and New NorthStar securities involves a high degree of risk. Before making an investment decision, please read the information under the section entitled “Risk Factors” elsewhere in the accompanying proxy statement/prospectus and under similar headings or in any amendment or supplement to the accompanying proxy statement/prospectus.

Upon closing of the Business Combination, New NorthStar will be a “foreign private issuer” under the Exchange Act and therefore will be permitted to follow “home country” disclosure and corporate governance practices in lieu of the otherwise applicable disclosure and corporate governance standards under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Accordingly, after the Business Combination, Viking Shareholders may receive less or different information about NorthStar than they would receive about a U.S. domestic public company. See “Risk Factors — Risks Related to Securities Ownership — As a foreign private issuer of securities in the United States, New NorthStar will be permitted to and intends to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE Listed Company Manual; these practices may afford less protection to shareholders than they would enjoy if New NorthStar complied fully with the NYSE Listed Company Manual.”

The accompanying proxy statement/prospectus is dated [____], 2026 and is expected to be first mailed or otherwise delivered to Viking Shareholders on or about [____], 2026.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by Viking or NorthStar. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Viking or NorthStar since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

VIKING ACQUISITION CORP. I

900 Third Avenue, 18th Floor, New York, NY 10022

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
VIKING ACQUISITION CORP. I

TO BE HELD [____], 2026

To the shareholders of Viking Acquisition Corp. I (“Viking”):

NOTICE IS HEREBY GIVEN that the extraordinary general meeting (the “Viking Shareholders’ Meeting”) of shareholders of Viking (the “Viking Shareholders”) will be held at [____], Eastern Time, on [____], 2026, virtually pursuant to the procedures described in the accompanying proxy statement/prospectus for the purposes of Cayman Islands law and Viking’s Amended and Restated Memorandum and Articles of Association (the “Viking Articles”).

At the Viking Shareholders’ Meeting, Viking Shareholders will be asked to consider and vote upon the following proposals:

•        The Continuation Proposal — To approve by Special Resolution (as defined below), the continuance of Viking as a corporation existing under the CBCA and the adoption of the Proposed Bylaws, in accordance with the applicable provisions of the Companies Act and the CBCA (the “Continuation Proposal”);

•        The Business Combination Proposal — To approve by Special Resolution, the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby and by the other Transaction Documents (as defined in the Business Combination Agreement), including the Business Combination (the “Business Combination Proposal”);

•        Advisory Organizational Documents Proposals — To approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New NS Organizational Documents that materially affect Viking Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission guidance (the “Advisory Organizational Documents Proposals”). The articles of New NorthStar will be the Articles of Arrangement issued in respect of the Plan of Arrangement and the full text of the Proposed Bylaws are attached as Annex E. The Advisory Organizational Documents Proposals are separated into sub-proposals submitted to Viking Shareholders to approve on a non-binding advisory basis, by Ordinary Resolution, those governance provisions contained in the New NS Organizational Documents that materially affect Viking Shareholders’ rights as described in the following paragraphs (a) - (d):

(a)     the Plan of Arrangement would change the authorized share capital of New NorthStar from (i) 200,000,000 Viking Class A Shares, (ii) 20,000,000 Viking Class B Shares, and (iii) 1,000,000 preference shares of a nominal par value of $0.0001 each, to (1) an unlimited number of New NS Common Shares; and (2) an unlimited number of preferred shares, issuable in series, of which none will be outstanding (the “Authorized Capital Proposal”);

(b)    the Proposed Bylaws would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) holders of at least 25% of the shares entitled to vote at the meeting are present in person or represented by proxy at the meeting, and at least two persons entitled to vote at the meeting are actually present at the meeting or represented by proxy (the “Quorum Proposal”);

(c)     the Proposed Bylaws would include an advance notice provision that requires a shareholder to provide notice to New NorthStar in advance of a meeting of shareholders should such shareholder wish to nominate a person for election to the board of directors (the “Advance Notice Proposal”); and

(d)    the proposed New NS Organizational Documents would not include provisions relating to the Viking Class B Shares, the Viking IPO, Sponsor, the initial business combination and other related matters (the “Other Matters Proposal”)

•        NYSE Proposal — To approve, by Ordinary Resolution, for purposes of complying with applicable listing rules of The NYSE Stock Market LLC, the issuance of New NS Common Shares in connection with the Business Combination (the “NYSE Proposal”);

•        Incentive Plan Proposal — To approve, by Ordinary Resolution, the issuance of New NS Common Shares pursuant to the 2026 Long-Term Incentive Plan (the “Incentive Plan” and such proposal, the “Incentive Plan Proposal”). A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex G;

•        Director Election Proposal — To approve, by Ordinary Resolution, the election of nine directors pursuant to the Plan of Arrangement, being Stewart Bain, Beth Michelson, Charles Sirois, Paul Pizzani, Philipp von Girsewald, Bob Reeves, Denis Sirois and Kim Crider effective upon the Closing, to hold office on the New NS Board until the close of the next annual meeting of shareholders of New NorthStar or until such directors’ successors have been duly elected or appointed, or until such directors’ earlier death, resignation, removal or disqualification; and

•        Adjournment Proposal — If put to Viking Shareholders for a vote, a proposal to approve, by Ordinary Resolution, the adjournment of the Viking Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or (ii) if the board of directors of Viking determines before the Viking Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal” and, together with the Continuation Proposal, the Business Combination Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Advisory Organizational Documents Proposals, the “Proposals”). If put forth at the Viking Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the other Proposals will be submitted to the Viking Shareholders for a vote.

The record date for the Viking Shareholders’ Meeting is August 3, 2026. Only holders of record of Viking Class A ordinary shares, par value $0.0001 per share (the “Viking Class A Shares”), and Viking Class B ordinary shares, par value $0.0001 per share (the “Viking Class B Shares” and together with the Viking Class A Shares, the “Viking Common Shares”), at the close of business on August 3, 2026 are entitled to notice of, and to vote at, the Viking Shareholders’ Meeting and any adjournments or postponements thereof.

The approval of the Business Combination Proposal requires a special resolution under Companies Act (As Revised) (the “Companies Act”) (a “Special Resolution”) to be adopted by the affirmative vote of at least a two-thirds (66⅔%) majority of the votes cast by the holders of the Viking Common Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of each of the Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under the Companies Act (an “Ordinary Resolution”) to be adopted by the affirmative vote of at least a simple majority of the votes cast by the holders of the Viking Ordinary Shares present in person or represented by proxy at the Viking Shareholders’ Meeting and entitled to vote on such matter. The approval of the Proposed Bylaws under the CBCA requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the shareholders who voted in respect of that resolution.

Viking is providing the accompanying proxy statement/prospectus and accompanying proxy card to the Viking Shareholders in connection with the solicitation of proxies to be voted at the Viking Shareholders’ Meeting and at any adjournments of the Viking Shareholders’ Meeting. Information about the Viking Shareholders’ Meeting, the Business Combination and other related business to be considered by Viking Shareholders at the Viking Shareholders’ Meeting is included in the accompanying proxy statement/prospectus.

This notice of meeting also constitutes a notice of a special meeting under section 135(1) of the CBCA for the purposes of any proposal to approve any matters to be taken by Viking or New NorthStar following the Continuation, including the approval of the Proposed Bylaws and all approvals necessary for the completion of the Business Combination (including the Amalgamation and the other transactions contemplated by the Arrangement).

Whether or not you plan to attend the Viking Shareholders’ Meeting, all Viking Shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 23 of the accompanying proxy statement/prospectus.

Whether or not you plan to attend the Viking Shareholders’ Meeting, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or submit your proxy by telephone or over the internet by following the instructions on your proxy card. If your Viking Common Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your Viking Common Shares or, if you wish to attend the Viking Shareholders’ Meeting and vote online, you must obtain a proxy from your broker or bank.

Pursuant to the Viking Articles, a holder of Viking Class A Shares issued as part of the units sold in Viking’s initial public offering (the “Viking IPO,” such shares, the “Viking Public Shares” and, holders of such Viking Public Shares the “Viking Public Shareholders”) may request that Viking redeem all or a portion of its Viking Public Shares for cash if the Business Combination is consummated. As a holder of Viking Public Shares, you will be entitled to exercise your redemption rights if you:

•        hold Viking Public Shares, or if you hold Viking Public Shares through Viking units sold in the Viking IPO (the “Viking Units”), and you elect to separate your Viking Units into the underlying Viking Public Shares and Viking Public Warrants prior to exercising your redemption rights;

•        submit a written request to Continental Stock Transfer & Trust Company, Viking’s transfer agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your Viking Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Viking Public Shares and provide your legal name, phone number and address; and

•        deliver your Viking Public Shares to Continental Stock Transfer & Trust Company, Viking’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their Viking Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [____], 2026 (two business days before the Viking Shareholders’ Meeting) in order for their shares to be redeemed.

Holders of Viking Units must elect to separate the Viking Units into the underlying Viking Public Shares and Viking Public Warrants prior to exercising their redemption rights with respect to the Viking Public Shares. If Viking Public Shareholders hold their Viking Units in an account at a brokerage firm or bank, such Viking Public Shareholders must notify their broker or bank that they elect to separate the Viking Units into the underlying Viking Public Shares and Viking Public Warrants, or if a holder holds Viking Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Viking’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Viking in order to validly exercise its redemption rights. Viking Public Shareholders may elect to exercise their redemption rights with respect to their Viking Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Viking Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Viking Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Viking Public Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Viking will redeem the related common shares in the authorized share capital of Viking for a per share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the Viking IPO, including interest earned on the funds held in the trust account and not previously released to Viking to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [____], 2026, this would have amounted to approximately $[____] per issued and outstanding Viking Public Share. If a Viking Public Shareholder exercises its redemption rights in full, then it will not own Viking Public Shares or New NS Common Shares following the redemption. Please see the subsection entitled “Extraordinary General Meeting of Viking Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your Viking Public Shares.

Viking may not consummate the Business Combination and the Continuation unless the Continuation Proposal, the Business Combination Proposal, the NYSE Proposal and the Director Election Proposal are approved at the Viking Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding. The Advisory Organizational Documents Proposals, the Incentive Plan Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. If put forth at the Viking Shareholders’ Meeting, the Adjournment Proposal will be the first and only proposal voted upon and none of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal or the Director Election Proposal will be submitted to the Viking Shareholders for a vote.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF VIKING COMMON SHARES YOU OWN. To ensure your representation at the Viking Shareholders’ Meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or over the internet by following the instructions on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the Viking Shareholders’ Meeting. If you hold your Viking Common Shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank or other nominee.

The Viking Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Continuation Proposal, “FOR” the Business Combination Proposal, “FOR” the Advisory Organizational Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal and (if put) “FOR” the Adjournment Proposal. Signed and dated proxies received by Viking without an indication of how the Viking Shareholder intends to vote on a Proposal will be voted “FOR” each Proposal being submitted to a vote of the Viking Shareholders at the Viking Shareholders’ Meeting.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. Viking encourages you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call Viking’s proxy solicitor, Sodali & Co, at (800) 662-5200, or banks and brokerage firms, please call collect at (203) 658-9400.

[____], 2026
By Order of the Board of Directors

N. Håkan Wohlin
Chief Executive Officer

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the SEC by Viking, as it may be amended or supplemented from time to time (File No. 333-297008) (the “Registration Statement”), serves as:

•        A notice of meeting and proxy statement of Viking under Section 14(a) of the Exchange Act, for the Viking Shareholders’ Meeting being held on [____], 2026, where Viking Shareholders will vote on, among other things, the proposed Business Combination and related transactions and each of the Proposals described herein;

•        A prospectus of Viking under Section 5 of the Securities Act with respect to the (i) New NS Common Shares that Viking Shareholders and NorthStar shareholders will receive in the Business Combination; (ii) New NS Public Warrants that holders of Viking Warrants (“Viking Warrant Holders”) will receive in the Business Combination; and (iii) New NS Common Shares that may be issued upon exercise of the Viking Warrants, and

•        A notice of a special meeting under Section 135(1) of the CBCA for the purposes of any proposal to approve any matters to be taken by New NorthStar following the Continuation, including the approval of the New NorthStar Organizational Documents and all approvals necessary for the completion of the Plan of Arrangement and the Business Combination (including the Amalgamation and the other transactions contemplated by the Arrangement) provided for thereunder.

This information is available without charge to you upon written or oral request. To make this request, you should contact Viking’s proxy solicitor at:

Sodali & Co.

333 Ludlow Street

5th Floor, South Tower

Samford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: VACI.info@investor.sodali.com

To obtain timely delivery of requested materials, you must request the information no later than five business days prior to the date of the Viking Shareholders’ Meeting.

In addition, this proxy statement/prospectus constitutes a management proxy circular under section 150 of the CBCA for the purposes of any proposal to approve any matters to be taken by Viking following the Continuation, including the approval of the New NS Governmental Documents and all approvals necessary for the completion of the Business Combination (including the Amalgamation and the other transactions contemplated by the Arrangement) provided for thereunder.

You may also obtain additional information about Viking from documents filed with the SEC by following the instruction in the section entitled “Where You Can Find More Information.”

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates, projections, and other information concerning Viking’s and NorthStar’s industry and business, as well as data regarding market research, estimates, forecasts and projections prepared by Viking’s and NorthStar’s management. Information that is based on market research, estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which Viking and NorthStar operate, and Viking will operate, is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, Viking and NorthStar obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. While Viking and NorthStar have compiled, extracted, and reproduced industry data from these sources, Viking and NorthStar have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS AND TRADE NAMES

NorthStar and Viking own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This proxy statement/prospectus also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this proxy statement/prospectus is not intended to create, and does not imply, a relationship with NorthStar or Viking, or an endorsement or sponsorship by or of NorthStar or Viking. Solely for convenience, the trademarks, service marks and trade names referred to in this proxy statement/prospectus may appear without the ®, ™ or ℠ symbols, but such references are not intended to indicate, in any way, that NorthStar or Viking will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names.

PRESENTATION OF FINANCIAL INFORMATION

This proxy statement/prospectus contains:

•        the unaudited consolidated financial statements of Viking for the three months ended March 31, 2026 and the audited consolidated financial statements of Viking for the period from July 24, 2025 (Inception) through December 31, 2025; and

•        the unaudited consolidated financial statements of NorthStar for the three months ended March 31, 2026 and the audited consolidated financial statements of NorthStar for the fiscal years ended December 31, 2025 and 2024.

Unless indicated otherwise, financial data presented in this proxy statement/prospectus has been taken from the audited and unaudited consolidated financial statements of Viking and NorthStar, as applicable, included in this proxy statement/prospectus. Unless otherwise indicated, financial information of Viking and NorthStar has been prepared in accordance with accounting principles generally accepted in the United States.

As presented herein, NorthStar presents its financial statements in Canadian dollars. Viking publishes its consolidated financial statements in U.S. dollars. In this proxy statement/prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars and all references to “C$” and “CAD” mean Canadian dollars.

EXCHANGE RATES

The reporting currency of NorthStar is in Canadian dollars and the reporting currency of Viking is the U.S. dollar. The determination of the functional and reporting currency of each group company is based on the primary currency in which the company operates. For NorthStar, the Canadian dollar is the functional currency. For Viking, the functional currency is the U.S. dollar.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

“Adjournment Proposal” means a proposal to approve, by Ordinary Resolution, the adjournment of the Viking Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the other Proposals or (ii) if the board of directors of Viking determines before the Viking Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the Proposals.

“Advance Notice Proposal” means a proposal to include, in the New NS Closing Articles, an advance notice provision that requires a shareholder to provide notice to New NorthStar in advance of a meeting of shareholders should such shareholder wish to nominate a person for election to the board of directors.

“Advisory Organizational Documents Proposals” means a proposal to approve the Authorized Capital Proposal, the Quorum Proposal, the Advance Notice Proposal and the Other Matters Proposal.

“Amalgamation” means the amalgamation of NewCo with NorthStar which will occur pursuant to the Arrangement.

“Amalgamation Effective Time” means the time at which the Amalgamation becomes effective in accordance with the Plan of Arrangement.

“AMF” means the Autorité des marchés financiers, being the governmental authority responsible for the administration and enforcement of securities laws in the Province of Québec.

“Ancillary Agreements” means, collectively, the Plan of Arrangement, the Voting and Support Agreement, the Sponsor Letter Agreement, the Lock-Up Agreement, the PIPE Agreements, the Registration Rights Agreement and all other agreements, certificates and instruments executed and delivered by Viking, NewCo or NorthStar in connection with the Transactions and specifically contemplated by the Business Combination Agreement.

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement or made at the directions of the Court in the Final Order with the prior written consent of Viking and NorthStar, such consent not to be unreasonably withheld, conditioned or delayed.

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to NorthStar and Viking, each acting reasonably.

“Authorized Capital Proposal” means the proposal to change the authorized share capital of New NorthStar from the existing (i) 200,000,000 Viking Class A Shares, (ii) 20,000,000 Viking Class B Shares, and (iii) 1,000,000 preference shares of a nominal par value of $0.0001 each, to (1) an unlimited number of New NS Common Shares; and (2) an unlimited number of preferred shares, issuable in series, of which none will be outstanding.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Continuation and the Arrangement (and the Amalgamation thereunder).

“Business Combination Agreement” means the Business Combination Agreement entered into on April 16, 2026, by and among Viking, NewCo, and NorthStar, including all exhibits and schedules annexed thereto, as amended by the Amendment No. 1 to Business Combination Agreement, dated as of May 15, 2026, Amendment No. 2 to Business Combination Agreement, dated as of July 15, 2026 and as it may be further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Business Combination Proposal” means the Proposal to approve the Business Combination Agreement and the Business Combination.

“Canadian Prospectus” means the preliminary and final non-offering prospectus of New NorthStar filed with the AMF to become a “reporting issuer” (within the meaning of applicable Canadian securities laws) in the Province of Québec and any other province or territory as Viking, NorthStar and NewCo may mutually agree.

v

“CBCA” means the Canada Business Corporations Act and the rules, regulations and published policies made thereunder, as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute or law thereto.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement, which shall be the same date as the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the Cayman Islands Companies Act (As Revised).

“Continuation” means the continuance of Viking from the Cayman Islands to Canada in accordance with the Companies Act and the CBCA.

“Continuation Articles” means the articles of continuance of New NorthStar to effect the Continuation, substantially in the form attached Annex D.

“Continuation Proposal” means the Proposal to vote on the approval of the Continuation including the filing of the Continuation Articles.

“Court” means the Superior Court of Québec, or other court as applicable.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Director Election Proposal” means the Proposal to elect Stewart Bain, Beth Michelson, Charles Sirois, Paul Pizzani, Philipp von Girsewald, Bob Reeves, Denis Sirois and Kim Crider effective upon the Closing, to serve on New NS Board for the applicable term.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Equity Interests” means (i) in the case of a corporation, any and all shares (however designated) of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the ratio (rounded to four decimal places) obtained by dividing (i) the Transaction Value divided by $10.00, by (ii) the total number of NorthStar Ordinary Shares outstanding immediately prior to the Amalgamation Effective Time before giving effect to the issuance of any NorthStar Ordinary Shares or PIPE Warrants pursuant to the PIPE Financing.

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA, approving the Arrangement, in a form acceptable to Viking and NorthStar, each acting reasonably, as such order may be amended by the Court with the consent of Viking and NorthStar, such consent not to be unreasonably withheld, conditioned or delayed, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such amendment is reasonably acceptable to each of Viking and NorthStar.

“GAAP” means generally accepted accounting principles in the U.S. as in effect from time to time.

“Governmental Authority” means any U.S. or non-U.S.: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or entity and any court, judicial or arbitral body, or other tribunal).

“Governmental Order” means any order, judgement, injunction, decree, writ, ruling, stipulation, determination, verdict or award, in each case, entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Plan” means the 2026 Long-Term Incentive Plan of New NorthStar.

“Incentive Plan Proposal” means the proposal to approve the issuance of New NS Common Shares pursuant to the Incentive Plan.

“Interim Order” means the interim order of the Court made pursuant to Section 192 of the CBCA, in a form acceptable to each of NorthStar and Viking (each acting reasonably), which will provide for, among other things, the calling and holding of the Viking Shareholders’ Meeting and the NorthStar Securityholders’ Meeting, if required, as the same may be amended by the Court with the consent of NorthStar and Viking, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of Viking and NorthStar.

“KingsRock” means KingsRock Advisors, LLC.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Agreement” means the Lock-Up Agreement to be entered into at the Closing, by and among New NorthStar and certain securityholders of NorthStar.

“New NS Common Shares” means the common shares in the capital of New NorthStar to be created pursuant to the Plan of Arrangement.

“New NS Organizational Documents” means the Articles of Arrangement issued in respect of the Plan of Arrangement and the Proposed Bylaws.

“New NS PIPE Warrant” means each New NS Common Share purchase warrant issuable in exchange for each issued and outstanding NorthStar PIPE Warrant, with each New NS PIPE Warrant entitling the holder thereof to acquire one (1) New NS Common Share at a per share exercise price of $11.50.

“New NS Public Warrants” means, collectively, the common share purchase warrants of New NorthStar issuable to holders of Viking Public Warrants in replacement thereof upon the consummation of the Business Combination.

“New NS Securities” means, collectively, the New NS Common Shares and New NS Public Warrants.

“New NS Shareholder” means holders of New NS Common Shares.

“New NS Warrant Agreements” means, collectively, the Viking Public Warrant Agreement and the Viking Private Warrant Agreements as amended and restated pursuant to the Plan of Arrangement as reasonably necessary to reflect the Continuation and the other transactions contemplated by the Business Combination Agreement and applicable Canadian securities laws.

“New NS Warrants” means warrants to purchase New NS Common Shares pursuant to the New NS Warrant Agreements.

“NewCo” means Viking NS Amalgamation Corp., a corporation existing under the CBCA and wholly owned subsidiary of Viking.

“NorthStar” means NorthStar Earth & Space Inc., a corporation existing under the CBCA.

“NorthStar Arrangement Resolution” means the special resolution of the holders of NorthStar Securityholders in respect of the Arrangement to be considered at the NorthStar Securityholders’ Meeting.

“NorthStar Board” means the board of directors of NorthStar prior to the Closing.

“NorthStar Class A Common Shares” means the Class A Voting Common shares in the capital of NorthStar, with the meaning and rights as described in the articles of NorthStar.

“NorthStar Class A Preferred Shares” means the Class A preferred shares in the capital of NorthStar, with the meaning and rights as described in the articles of NorthStar.

“NorthStar Class B Common Shares” means the Class B Common shares in the capital of NorthStar, with the meaning and rights as described in the articles of NorthStar.

“NorthStar Class B Preferred Shares” means the Class B preferred shares in the capital of NorthStar, with the meaning and rights as described in the articles of NorthStar.

“NorthStar Class B-1 Preferred Shares” means the Class B-1 preferred shares in the capital of NorthStar, with the meaning and rights as described in the articles of NorthStar.

“NorthStar Convertible Debentures” means the convertible debentures of NorthStar in and as of the date of the Business Combination Agreement.

“NorthStar Existing Common Shares” means, collectively, NorthStar Class A Common Shares and NorthStar Class B Common Shares.

“NorthStar Governing Documents” means, collectively, the articles and bylaws of NorthStar.

“NorthStar Optionholders” means, at any time, the holders of NorthStar Options.

“NorthStar Options” means all options to purchase (a) prior to the completion of the NorthStar Recapitalization, NorthStar Class A Common Shares, or (b) after the NorthStar Recapitalization, NorthStar Ordinary Shares, in each case whether or not exercisable and whether or not vested, granted under the NorthStar Stock Plan or otherwise.

“NorthStar Ordinary Shares” means the ordinary shares in the capital of NorthStar following the NorthStar Recapitalization.

“NorthStar PIPE Warrants” means the NorthStar Class A Common Share purchase warrants of NorthStar to be issued in connection with the PIPE Financing.

“NorthStar Recapitalization” means a recapitalization NorthStar will complete in connection with Closing providing for, among other things, the conversion and/or exchange, as applicable, of certain outstanding securities of NorthStar as described in the Plan of Arrangement.

“NorthStar Securityholders” means, collectively, the holders of NorthStar shares, NorthStar Convertible Debentures and NorthStar Shareholder Loans prior to the NorthStar Recapitalization.

“NorthStar Securityholders’ Approval” means the approval by not less than (i) 75% of the outstanding NorthStar Class A Common Shares and NorthStar Class B Common Shares, voting together as a single class; (ii) 70% of the outstanding NorthStar Class A Common Shares, voting as a separate class; (iii) 70% of the outstanding NorthStar Class B Common shares, voting as a separate class; (iv) 75% of the outstanding NorthStar Class A Preferred Shares, voting as a separate class; (v) 75% of the outstanding NorthStar Class B Preferred Shares, voting as a separate class; (vi) 75% of the outstanding NorthStar Class B-1 Preferred Shares, voting as a separate class; and (vii) each holder of the outstanding NorthStar Convertible Debentures and the NorthStar Shareholder Loans.

“NorthStar Securityholders’ Meeting” means, if required, the special meeting of the NorthStar Securityholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, which may be called and held in accordance with the Interim Order for the purpose of, among other things, considering and, if thought fit, approving the NorthStar Arrangement Resolution.

“NorthStar Shareholders” means, at any time, the holders of NorthStar Class A Common Shares, NorthStar Class B Common Shares, NorthStar Class A Preferred Shares, NorthStar Class B Preferred Shares, NorthStar Class C Preferred Shares, NorthStar Class D Preferred Shares or NorthStar Ordinary Shares, as the context requires, in each case issued and outstanding at such time and “NorthStar Shareholder” means any one of them.

“NorthStar Stock Plan” means that certain Amended and Restated Stock Option Plan for NorthStar Earth & Space Inc., dated December 12, 2019, as such may have been further amended, supplemented or modified from time to time.

“NorthStar Warrants” means all warrants to purchase NorthStar Class A Common Shares.

“NYSE Proposal” means the proposal to approve, for purposes of complying with applicable listing rules of The NYSE Stock Market LLC, the issuance of New NS Common Shares and the New NS Public Warrants in connection with the Business Combination.

“Other Matters Proposal” means the proposal to not include in the New NS Organizational Documents provisions relating to the Viking Class B Shares, the Viking IPO, Sponsor, the initial business combination and other related matters.

“PCAOB” means the U.S. Public Company Accounting Oversight Board and any division or subdivision thereof.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, or to the extent not already covered, an entity, or government, political subdivision, agency or instrumentality of a government, or to the extent not already covered, a Governmental Authority.

“PIPE Agreements” means the securities purchase agreements entered into among NorthStar, Viking, and the PIPE Investors, pursuant to which such investors have agreed to purchase, the number of NorthStar Shares obtained by dividing the PIPE Investor’s aggregate subscription price by the product of (x) $10.00 and (y) the Exchange Ratio, and a number of PIPE Warrants equal to the number obtained by dividing the PIPE Investor’s aggregate subscription price by $10, each exercisable for a number of NorthStar Shares equal the quotient of one divided by the Exchange Ratio, at the price equal to $11.50.

“PIPE Financing” means the issuance and/or sale of the NorthStar Ordinary Shares and the PIPE Warrants pursuant to PIPE Agreements.

“PIPE Investors” means the certain investors who are party to the PIPE Agreements under which each such investor has each agreed to purchase NorthStar Ordinary Shares and PIPE Warrants.

“PIPE Warrants” means the warrants to purchase NorthStar Ordinary Shares issued pursuant to the PIPE Agreements in connection with the PIPE Financing.

“Plan of Arrangement” means the plan of arrangement attached to this proxy statement/prospectus as Annex B and any amendments, supplements, modifications or variations thereto made in accordance with the plan of arrangement, the applicable provisions of the Business Combination Agreement or made at the direction of the Court in the Final Order with the prior written consent of NorthStar and Viking, each acting reasonably.

“Proposals” means the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

“Proposed Bylaws” means the proposed bylaws to be adopted by New NorthStar, substantially in the form attached as Annex E.

“Quorum Proposal” means the proposal to change the New NS Governing Documents to reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y)  holders of at least 25% of the shares entitled to vote at the meeting are present in person or represented by proxy at the meeting, and at least two persons entitled to vote at the meeting are actually present at the meeting or represented by proxy.

“Registration Rights Agreement” means the amended and restated registration rights agreement to be entered into at the Closing, by and among Viking, the Sponsor and certain securityholders of the NorthStar.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Advisors” refer to KingsRock’s network of more than 120 senior advisors who may assist us in sourcing potential acquisition targets and creating long-term value in the business combination for Viking.

“Sponsor” means Viking Acquisition Sponsor I, LLC, a Delaware limited liability company, the sponsor of Viking.

“Sponsor Letter Agreement” means that certain letter agreement, dated as of April 16, 2026, by and between Viking and Sponsor.

“Strategic Partners” refer to KingsRock’s established strategic relationships with selected leading investors and financing providers.

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Transaction Value” means the pre-money equity rollover value of NorthStar in the aggregate amount of $300,000,000.

“Transactions” means the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements.

“Transfer Agent” means Continental Stock & Trust Company.

“Trust Account” means the trust account established by Viking upon the consummation of its initial public offering and into which a certain amount of net process of the Viking IPO, together with a certain amount of proceeds of a private placement of units simultaneously with the closing date of the Viking IPO, was deposited.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 30, 2025, between Viking and Continental Stock Transfer & Trust Company, as trustee.

“U.S.” means the United States of America.

“Viking” means Viking Acquisition Corp. I, a Cayman Islands exempt company.

“Viking Articles” means (a) for all periods prior to the Continuation, the Amended and Restated Memorandum and Articles of Association of Viking adopted on October 30, 2025, as amended, restated or amended and restated from time to time, and (b) for all periods from and after the Continuation until amended pursuant to the Plan of Arrangement, the articles of continuance of New NorthStar.

“Viking Board” means the board of directors of Viking.

“Viking Class A Ordinary Shares” means, prior to the Continuation, Class A ordinary shares of Viking, par value $0.0001 per share, authorized under the Viking Articles.

“Viking Class A Shares” means (a) for all periods prior to the Continuation, Viking Class A Ordinary Shares, and (b) for all periods from and after the Continuation until amended pursuant to the Plan of Arrangement, the Class A Common Shares in the capital of New NorthStar.

“Viking Class B Ordinary Shares” means, prior to the Continuation, Class B ordinary shares of Viking, par value $0.0001 per share, authorized under the Viking Articles.

“Viking Class B Shares” means (a) for all periods prior to the Continuation, Class B Ordinary Shares, and (b) for all periods from and after the Continuation Class B Common Shares in the capital of New NorthStar.

“Viking Common Shares” means, collectively, the Viking Class A Shares and the Viking Class B Shares.

“Viking Deadline Date” means the deadline for Viking to consummate a Business Combination as set forth in the Viking Articles which is November 3, 2027.

“Viking Founder Shareholders” means the holders of the Viking Founder Shares.

“Viking Founder Shares” means the Viking Class B Shares or the Viking Class A Shares issued upon conversion of the Viking Class B Shares.

“Viking Governing Documents” means the first amended and restated memorandum and articles of association of Viking.

“Viking IPO” means the initial public offering of Viking consummated on November 3, 2025.

x

“Viking Ordinary Shares” means, collectively, the Viking Class A Ordinary Shares and the Viking Class B Ordinary Shares.

“Viking Private Placement” means the private placement of Viking Private Placement Units consummated concurrently with the Viking IPO.

“Viking Private Placement Units” means units of Viking sold in a private placement consummated concurrently with the Viking IPO, each unit comprised of one Viking Class A Share and one-third of one Viking Public Warrant.

“Viking Private Warrant” means a warrant to purchase one Viking Class A Share at an exercise price of $11.50 per share sold in a private placement consummated concurrently with the Viking IPO.

“Viking Private Warrant Agreement” means that certain Private Warrant Agreement, dated October 30, 2025, by and between Viking and Continental Stock Transfer & Trust Company.

“Viking Public Shareholders” means the holders of Viking Public Shares eligible to have all or a portion of their Viking Public Shares redeemed in connection with the Business Combination.

“Viking Public Shares” means the Viking Shares included in units of Viking sold in the Viking IPO.

“Viking Public Units” means units of Viking sold in the Viking IPO, each unit comprised of one Viking Class A Share and one-third of one Viking Public Warrant.

“Viking Public Warrant” means a warrant to purchase one Viking Class A Share at an exercise price of $11.50 per share included in a Viking Public Unit sold in the Viking IPO.

“Viking Public Warrant Agreement” means that certain Public Warrant Agreement, dated October 30, 2025, by and between Viking and Continental Stock Transfer & Trust Company.

“Viking Securities” means, collectively, the Viking Units, the Viking Shares and the Viking Warrants.

“Viking Shareholder” means, collectively, the holders of Viking Class A Ordinary Shares and Viking Class B Ordinary Shares.

“Viking Shareholder Proposals” means the proposals at the Viking Shareholders’ Meeting.

“Viking Shareholders’ Approval” means the approval of the Viking Shareholder Proposals, in each case, by an affirmative vote of the holders of at least a majority of Viking Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Viking Governing Documents and applicable Law) at a Viking Shareholders’ Meeting duly called by the Viking Board and held for such purpose.

“Viking Shareholders’ Meeting” means the extraordinary general meeting of shareholders of Viking at which the Proposals will be voted upon.

“Viking Shares” means, collectively, the Viking Ordinary Shares.

“Viking Units” means the units sold in the Viking IPO, each consisting of one Viking Public Share and one-third of one Viking Public Warrant.

“Viking Warrant Agent” means Continental Stock Transfer & Trust Company, in its capacity as warrant agent under the Viking Warrant Agreements.

“Viking Warrant Agreement” means, collectively, the Viking Public Warrant Agreement and the Viking Private Warrant Agreement.

“Viking Warrant Holders” means holders of Viking Warrants that will receive New NS Public Warrants in connection with the Business Combination.

“Viking Warrants” means, collectively, the Viking Public Warrants and the Viking Private Warrants.

“Voting and Support Agreement” means that certain Voting and Support Agreement by and between Viking, NorthStar, and certain of the NorthStar Securityholders pursuant to which, among other things, each such securityholder agreed to support and vote in favor of the Plan of Arrangement.

“Working Capital Loans” mean any and all loans to Viking from Sponsor or any of its affiliates.

Unless otherwise specified, the share counts and other data set forth in this proxy statement/prospectus assume the following:

•        no Viking Public Shareholders elect to have their New NS Common Shares redeemed;

•        at the Closing, [____] New NS Common Shares are issued to the NorthStar Shareholders;

•        none of the Sponsor or NorthStar Shareholders purchased any Viking Class A Shares in the open market;

•        Sponsor has not made any working capital loans to Viking; and

•        that there are no other issuances of Equity Interests of Viking or NorthStar prior to or in connection with the Closing.

Further, unless otherwise specified, the share counts, and other information set forth in this proxy statement/prospectus, do not take into account the Viking Warrants currently outstanding or the New NS Warrants which will remain outstanding following the Business Combination and may be exercised at a later date.

Pursuant to the Viking Articles, Viking Public Shareholders may request that Viking redeem all or a portion of their Viking Class A Shares or Viking Class B Shares for cash if the Business Combination is consummated. Certain sections in this proxy statement/prospectus refer to a no redemptions scenario, illustrative redemptions scenario and maximum redemptions scenario. Unless otherwise specified, (i) the no redemptions scenario assumes for illustrative purposes that no New Viking Class A Shares or Viking Class B Shares are redeemed, and (ii) the maximum redemptions scenario assumes for illustrative purposes that 23,000,000 Viking Class A Shares or Viking Class B Shares are redeemed, resulting in an aggregate payment of approximately $230,000,000, plus a pro rata portion of interest accrued (net of taxes payable), from the Trust Account. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Summary Term Sheet

This summary term sheet, together with the sections entitled “Questions and Answers About the Viking Shareholders’ Meeting and the Business Combination” and “Summary of Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters summarized below.

•        Viking is a blank check company incorporated as a Cayman Islands exempted company incorporated on July 24, 2025 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving Viking and one or more target businesses. For more information about Viking, see the section entitled “Business of Viking and Certain Information About Viking.”

•        There are currently 23,000,000 Viking Class A Shares and 7,666,667 Viking Class B Shares issued and outstanding. In addition, there are currently 7,886,643 Viking Warrants outstanding, consisting of 7,666,645 Viking Public Warrants and 219,998 Viking Private Warrants. Each whole warrant entitles the holder to purchase one whole Viking Class A Share for $11.50 per share. The Viking Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Viking IPO, and will expire seven years from the completion of a Business Combination or earlier upon redemption or liquidation. Each Viking Warrant will be amended to become a New NS Warrant. Once the New NS Warrants become exercisable, New NorthStar may redeem New NS Warrants in certain circumstances. Once the New NS Warrants become exercisable, New NorthStar may redeem New NS Warrants in certain circumstances. See the section entitled “Description of New NorthStar Securities Following the Business Combination — New NS Warrants.”

•        NorthStar is a Canadian corporation incorporated under the CBCA on November 2, 2015. Please see the section entitled “Business of NorthStar and Certain Information About NorthStar” for more information.

•        Viking, NorthStar and NewCo entered into the Business Combination Agreement on April 16, 2026. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•        Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected as follows: (i) Viking will continue as New NorthStar, a corporation existing under the CBCA in accordance with the relevant provisions of the Companies Act and the CBCA and (ii) promptly following such Continuation, the closing of the Arrangement will occur, pursuant to which, among other things, NewCo shall amalgamate with NorthStar to form one corporate entity and NewCo will survive the Amalgamation as a wholly owned subsidiary of New NorthStar.

•        In connection with the Business Combination Agreement, Viking entered into or contemplated entering into the following agreements:

•        Sponsor Letter Agreement:    Concurrently with the execution and delivery of the Business Combination Agreement, Viking, the Company and the Sponsor entered into a letter agreement (the “Sponsor Letter Agreement”) pursuant to which, among other things (1) the Sponsor agreed to vote all Class B Ordinary Shares (“Founder Shares”) held by it in favor of the Continuation Proposal, Business Combination Agreement, the Business Combination and related proposals, (2) the Sponsor agreed that, at the Closing, it will transfer, directly or constructively, 3,000,000 Founder Shares to investors in the PIPE Financing, and Viking agreed to issue to the Sponsor at closing for consideration of the Sponsor Letter, 500,000 New NS Common Shares, (3) Sponsor agreed to pay SPAC Excluded Expenses unpaid under the Business Combination Agreement, and (4) the parties agreed that 10% of any Earnout Shares issued shall be allocated to Sponsor if the dollar volume-weighted average price for the New NS Common Shares over any 20 consecutive day trading period within the 30 consecutive trading days beginning on the day immediately following the publication of New NorthStar’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable earnout target is greater than or equal to $10.00.

•        Voting and Support Agreement:    Concurrently with the execution and delivery of the Business Combination Agreement, Viking, NorthStar and certain of the NorthStar Securityholders entered into the Voting and Support Agreement pursuant to which, among other things, each such securityholder agreed to support and vote in favor of the Plan of Arrangement.

•        Lock-up Agreement:    At the Closing, certain holders of Common Shares, including certain NorthStar Securityholders, will enter into Lock-Up Agreement, pursuant to which, among other things, each such securityholder will agree not to sell, for a period of 180 days following the Closing Date (subject to certain exceptions), the New NS Common Shares held by such holder immediately after the Amalgamation Effective Time, on the terms and subject to the conditions set forth in the Lock-Up Agreement. In addition, on the Closing Date, the Sponsor and the other parties to the letter agreement, dated as of October 30, 2025, entered into by such parties with Viking in connection with the Viking IPO (the “IPO Letter Agreement”), will enter into an amendment to such letter agreement to change the lock-up period in such letter agreement to six months.

•        Registration Rights Agreement:    Viking and certain securityholders of Viking are parties to a registration rights agreement, dated as of October 30, 2025 (the “Original Registration Rights Agreement”). At the Closing and pursuant to the terms of the Business Combination Agreement, New NorthStar, the Sponsor and certain security holders of NorthStar and such securityholders of Viking shall enter into the Registration Rights Agreement pursuant to which, among other things, (1) New NorthStar will agree to file, as soon as practicable (and in any event within 30 days) following the Closing Date, a registration statement covering the resale of certain New NS Common Shares and New NS Public Warrants held by the Sponsor and such other parties from time to time, (2) such holders of registrable securities will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their registrable securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (3) the Original Registration Rights Agreement will be amended, restated and terminated as of the Closing. For more information about the Registration Rights Agreement, see the subsection entitled “The Business Combination — Related Agreements.”

•        PIPE Agreements:    Concurrently with the execution of the Business Combination Agreement, on April 16, 2026, Viking, the Sponsor, and NorthStar entered into the PIPE Agreements with the PIPE Investors. Pursuant to the PIPE Agreements, the PIPE Investors agreed, conditional on the completion of the Business Combination, to subscribe for and purchase, and NorthStar agreed to issue and sell to the PIPE Investors, NorthStar Ordinary Shares, which, pursuant to the Plan of Arrangement, will be exchanged for an aggregate of $30 million of New NS Common Shares, on the basis of $10.00 per resulting New NS Common Share, as well as warrants to purchase NorthStar Ordinary Shares, which, pursuant to the Plan of Arrangement, will be exchanged for warrants to acquire 3,000,000 New NS Common Shares at Closing. Such warrants will have the same terms as the New Viking Public Warrants (as defined in the PIPE Agreement). In addition, the Sponsor agreed to transfer to the PIPE Investors (on a pro rata basis proportionally to each PIPE Investor’s investment) an aggregate of 3,000,000 New NS Common Shares (after conversion of the Founders Shares pursuant to the Arrangement) at Closing.

•        Pursuant to the Plan of Arrangement and the Continuation, the New NS Organizational Documents will be adopted. For more information about the New NS Organizational Documents, see the subsection entitled “The Business Combination — Related Agreements.”

•        The Closing is subject to the satisfaction (or waiver) of a number of conditions set forth in the Business Combination Agreement, including, among others, the approval by Viking Shareholders of the Business Combination Proposal and the Continuation Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the subsection entitled “The Business Combination — Closing and Effective Time of the Business Combination.”

•        The Business Combination Agreement may be terminated, and the Business Combination may be abandoned in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the subsection entitled “The Business Combination — Additional Covenants of the Parties.”

•        The Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•        Under the Viking Articles, holders of Viking Class A Ordinary Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Viking Articles. As of March 31, 2026, this would have amounted to approximately $[___] per share. If a Viking Public Shareholder exercises his, her or its redemption rights, Viking will redeem the Viking Class A Ordinary Shares for cash, and such Viking Public Shareholder will no longer own Viking Class A Ordinary Shares and will not participate in New NorthStar’s future growth, if any. Such a holder will be entitled to receive cash for its Viking Class A Ordinary Shares only if he, she or it properly demands redemption and delivers his, her or its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. For more information regarding these procedures, see the subsection entitled “Extraordinary General Meeting of Viking Shareholders — Redemption Rights.”

The issuance of New NS Common Shares in the Business Combination will dilute the Equity Interests of Viking Public Shareholders who do not exercise their redemption rights and may adversely affect prevailing market prices for New NS Common Shares. Viking Public Shareholders who do not exercise their redemption rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

•        the issuance of New NS Common Shares as part of the consideration in connection with the consummation of the Business Combination; and

•        the exercise of New NS Warrants.

The issuance of New NS Common Shares in connection with the Business Combination, including through any of the foregoing, could have the following effects for Viking Shareholders who elect not to redeem their Viking Shares:

•        their proportionate ownership interest in New NorthStar will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Viking Shares will be diminished; or

•        the market price of New NS Common Shares or New NS Warrants, as applicable, may decline.

The following table illustrates varying beneficial ownership levels in New NorthStar, as well as possible sources and extents of dilution for non-redeeming Viking Public Shareholders, assuming no additional redemptions by Viking Shareholders and the Maximum Redemption by Viking Public Shareholders. The calculations are based upon an assumed Exchange Ratio for New NS Common Shares of 1.1496218.

Assumptions are as follows:

•        Assuming no additional redemption scenario:    This presentation assumes that no Viking Public Shareholders exercise redemption rights with respect to their Viking Shares in connection with the vote on the Business Combination.

•        Assuming 25% additional redemption scenario:    This presentation assumes that the Viking Public Shareholders holding approximately 25% of the Viking Shares exercise redemption rights with respect to their Viking Shares. This scenario assumes that 5,750,000 Viking Shares are redeemed for an aggregate redemption payment of approximately C$81.3 million.

•        Assuming 50% additional redemption scenario:    This presentation assumes that the Viking Public Shareholders holding approximately 50% of the Viking Shares exercise redemption rights with respect to their Viking Shares. This scenario assumes that 11,500,000 Viking Shares are redeemed for an aggregate redemption payment of approximately C$162.6 million.

•        Assuming 75% additional redemption scenario:    This presentation assumes that the Viking Public Shareholders holding approximately 75% of the Viking Shares exercise redemption rights with respect to their Viking Shares. This scenario assumes that 17,250,000 Viking Shares are redeemed for an aggregate redemption payment of approximately C$243.9 million.

•        Assuming Maximum Redemption scenario:    This presentation assumes that the Viking Public Shareholders holding approximately 100% of the Viking Shares exercise redemption rights with respect to their Viking Shares. This scenario assumes that 23,000,000 Viking Shares are redeemed for an aggregate redemption payment of approximately C$325.2 million.

Upon consummation of the Business Combination, the post-Closing share ownership of New NorthStar under (1) the No Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the 100% Redemptions Scenario, excluding the dilutive effect of New NorthStar Earnout Shares, Viking Public Warrants, Viking Private Placement Warrants, NorthStar Warrants, NorthStar Options, and NorthStar PIPE Warrants would be as follows:

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(1)	23,000,000	35.8%	17,250,000	29.5%	11,500,000	21.8%	5,750,000	12.3%	—	0.0%
Initial Shareholders(2)	5,826,667	9.1%	5,826,667	10.0%	5,826,667	11.1%	5,826,667	12.4%	5,826,667	14.2%
NorthStar Shareholders	29,328,862	45.7%	29,328,862	50.2%	29,328,862	55.7%	29,328,862	62.6%	29,328,862	71.3%
PIPE Investors(3)	6,000,000	9.4%	6,000,000	10.3%	6,000,000	11.4%	6,000,000	12.8%	6,000,000	14.5%
Total	64,155,529	100.0%	58,405,529	100.0%	52,655,529	100.0%	46,905,529	100.0%	41,155,529	100.0%

____________

(1)      Reflects the assumed redemption of (i) 0 shares under the No Redemptions Scenario, (ii) 5,750,000 shares under the 25% Redemptions Scenario, (iii) 11,500,000 shares under the 50% Redemptions Scenario, (iv) 17,250,000 shares under the 75% Redemptions Scenario, and (v) 23,000,000 shares under the 100% Redemptions Scenario.

(2)      Includes 4,666,667 Founder Shares (excluding 3,000,000 Founder Shares to be transferred by the Sponsor to the PIPE Investors), 660,000 Private Placement Shares, and 500,000 shares issued by Viking to the Sponsor at Closing for consideration of the Sponsor Letter.

(3)      Includes 3,000,000 PIPE Shares and 3,000,000 Founder Shares to be transferred by the Sponsor to the PIPE Investors (1,000,000 of which PIPE Shares will be issued to Pangaea Three Acquisition Holding III, an existing shareholder of NorthStar (“Pangaea”), and 1,000,000 of which Founder Shares will be transferred to Pangaea).

The following table illustrates varying ownership levels of New NorthStar immediately following the Business Combination on a fully diluted basis(1):

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(2)	30,666,645	35.8%	24,916,645	31.2%	19,166,645	25.8%	13,416,645	19.6%	7,666,645	12.2%
Initial Shareholders(3)	7,046,665	8.2%	7,046,665	8.8%	7,046,665	9.5%	7,046,665	10.3%	7,046,665	11.2%
NorthStar Shareholders(4)	39,000,000	45.5%	39,000,000	48.8%	39,000,000	52.6%	39,000,000	57.0%	39,000,000	62.2%
PIPE Investors(5)	9,000,000	10.5%	9,000,000	11.2%	9,000,000	12.1%	9,000,000	13.1%	9,000,000	14.4%
Total	85,713,310	100.0%	79,963,310	100.0%	74,213,310	100.0%	68,463,310	100.0%	62,713,310	100.0%

____________

(1)      This table makes the same assumptions as in the preceding ownership table, except that this table reflects (i) 10,000,000 New NorthStar Earnout Shares, (ii) 7,666,645 shares underlying the Viking Public Warrants, (iii) 219,998 shares underlying the Viking Private Placement Warrants, (iv) 118,454 shares underlying the NorthStar Warrants, (v) 552,684 shares underlying the NorthStar Options, and (vi) 3,000,000 shares underlying the NorthStar PIPE Warrants.

(2)      Includes 7,666,645 shares underlying the Viking Public Warrants.

(3)      Includes 219,998 shares underlying the Viking Private Placement Warrants and 1,000,000 Earnout Shares.

(4)      Includes 9,000,000 Earnout Shares.

(5)      Includes 3,000,000 shares underlying the NorthStar PIPE Warrants.

The Viking Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination. For more information about the Viking Board’s decision-making process, see the subsection entitled “The Business Combination — The Viking Board’s Reasons for Approval of the Business Combination.” When you consider the unanimous recommendation of the Viking Board, you should keep in mind that, aside from their interests as shareholders, Sponsor and certain members of Viking management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

In addition to voting on the proposal to adopt and approve the Continuation and the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination, at the Viking Shareholders’ Meeting, the Viking Shareholders will also be asked to consider and vote on the approval of:

•        a proposal to approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New NS Organizational Documents that materially affect Viking Shareholders’ rights, presented separately as the Authorized Capital Proposal, the Quorum Proposal, the Advance Notice Proposal and the Other Matters Proposal in accordance with SEC guidance;

•        a proposal to approve, by Ordinary Resolution, for purposes of complying with applicable listing rules of The NYSE Stock Market LLC, the issuance of New NS Common Shares in connection with the Business Combination;

•        a proposal to approve, by Ordinary Resolution, the issuance of New NS Common Shares pursuant to the Incentive Plan; and

•        a proposal to approve, by Ordinary Resolution, the election of nine directors pursuant to the Plan of Arrangement, being Stewart Bain, Beth Michelson, Charles Sirois, Paul Pizzani, Philipp von Girsewald, Bob Reeves, Denis Sirois and Kim Crider effective upon the Closing, to hold office on the New NS Board until the close of the next annual meeting of shareholders of New NorthStar or until such directors’ successors have been duly elected or appointed, or until such directors’ earlier death, resignation, removal or disqualification.

If put to Viking Shareholders for a vote, a proposal to approve by Ordinary Resolution the adjournment of the Viking Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing Proposals or (ii) if the board of directors of Viking determines before the Viking Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the Proposals. If put forth at the Viking Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal or the Director Election Proposal will be submitted to the Viking Shareholders for a vote.

For more information, see the sections entitled “Proposal No. 1 — The Continuation Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 — The NYSE Proposal,” “Proposal No. 5 — The Incentive Plan Proposal,” “Proposal No. 6 — The Director Election Proposal” and “Proposal No. 7 — The Adjournment Proposal.”

Restrictions on Sale of Securities Held by the Sponsor and its Affiliates

Pursuant to the IPO Letter Agreement, the Sponsor and each of the directors and officers of Viking agreed to restrictions on its ability to transfer, assign, or sell the Founder Shares and Private Warrants, as summarized in the table below.

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Founder Shares

Earlier of: (A) one year after the completion of our initial business combination; and (B) subsequent to our initial business combination (x) if the last reported sale price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other

Sponsor

Transfers permitted (a) (i) our Sponsor’s members, (ii) the directors or officers of Viking, our Sponsor, our Sponsor’s members, (iii) any affiliates or family members of the directors or officers of Viking, our Sponsor, our Sponsor’s members, (iv) any members or partners of our Sponsor, our Sponsor’s members, or their respective affiliates, or any affiliates of our Sponsor, our Sponsor’s members, or any employees of such affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions

similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property (except with respect to permitted transferees).

person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in the case of a trust by distribution to one or more permissible beneficiaries of such trust; (f) by private sales or in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (g) to us for no value for cancellation in connection with the consummation of our initial business combination; (h) in the event of our liquidation prior to our completion of our initial business combination; (i) by virtue of the laws of the Cayman Islands, by virtue of our Sponsor’s memorandum and articles of association or other constitutional, organizational or formational documents, as amended, upon dissolution of our Sponsor, or by virtue of the constitutional, organization or formational documents of a subsidiary of our Sponsor that holds the relevant securities, upon liquidation or dissolution of such subsidiary; or (j) in the event of our completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property subsequent to our completion of our initial business combination.

Private Placement Warrants (and Underlying Class A Ordinary Shares)	30 days after the completion of our initial business combination	Sponsor	Same as above

QUESTIONS AND ANSWERS ABOUT THE Viking SHAREHOLDERS’ MEETING AND THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Viking Shareholders’ Meeting, as well as the proposed Business Combination. The following questions and answers do not include all of the information that is important to Viking Shareholders. Viking urges Viking Shareholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Viking Shareholders are being asked to consider and vote upon the Proposals, including to approve the transactions contemplated by the Business Combination Agreement.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Viking Shareholders’ Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:     What is being voted on at the Viking Shareholders’ Meeting?

A:     Viking Shareholders will vote on the following Proposals at the Viking Shareholders’ Meeting:

•        Proposal No. 1 — The Continuation Proposal to approve, by Special Resolution, the continuance of Viking as a corporation existing under the CBCA, in accordance with the applicable provisions of the Companies Act and the CBCA and the adoption of the Proposed Bylaws;

•        Proposal No. 2 — The Business Combination Proposal to approve, by Special Resolution, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby and by the other Transaction Documents (as defined in the Business Combination Agreement), including the Business Combination;

•        Proposal No. 3(a)-(d) — The Advisory Organizational Documents Proposal to approve, on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New NS Organizational Documents that materially affect Viking Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission as the Authorized Capital Proposal, the Quorum Proposal and the Advance Notice Proposal and the Other Matters Proposal;

•        Proposal No. 4 — The NYSE Proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of New NS Common Shares in connection with the Business Combination;

•        Proposal No. 5 — The Incentive Plan Proposal to approve, by Ordinary Resolution, the issuance of New NS Common Shares pursuant to the Incentive Plan. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex G;

•        Proposal No. 6 — The Director Election Proposal to approve, by Ordinary Resolution, the election of nine directors, being Stewart Bain, Beth Michelson, Charles Sirois, Paul Pizzani, Philipp von Girsewald, Bob Reeves, Denis Sirois and Kim Crider effective upon the Closing, to hold office on the New NS Board until the close of the next annual meeting of shareholders of New NorthStar or until such directors’ successors have been duly elected or appointed, or until such directors’ earlier death, resignation, removal or disqualification; and

•        Proposal No. 7 — The Adjournment Proposal to approve, by Ordinary Resolution, the adjournment of the Viking Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or (ii) if the board of directors of Viking determines before the Viking Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the

Proposals. If put forth at the Viking Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the other Proposals will be submitted to the Viking Shareholders for a vote.

Q:     Are the Proposals conditioned on one another?

A:     Viking may not consummate the Business Combination unless the Continuation Proposal, the Business Combination Proposal, the NYSE Proposal and the Director Election Proposal are approved at the Viking Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding. The Advisory Organizational Documents Proposals, the Incentive Plan Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. If put forth at the Viking Shareholders’ Meeting, the Adjournment Proposal will be the first and only proposal voted upon and none of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal or the Director Election Proposal will be submitted to the Viking Shareholders for a vote.

Q:     What will happen in the Business Combination?

A:     Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, the Business Combination will be effected as follows: (i) prior to the Closing, Viking shall continue from the Cayman Islands to Canada in accordance with the Companies Act and the CBCA, and the articles of Viking shall be in substantially the form of the Continuation Articles, and (ii) promptly following the Continuation, on the Closing Date, NewCo shall amalgamate with and into NorthStar to form one corporate entity, NewCo will survive the Amalgamation as the Amalgamated Company and New NorthStar will change its name to “NorthStar Earth & Space Enterprises, Inc.”.

The Continuation will occur at most one business day prior to, and independent of, the Amalgamation, which will occur on the Closing Date.

Following the Business Combination, New NorthStar will be a public company and is expected to be listed on the NYSE. Viking has applied to have the New NS Common Shares and New NS Public Warrants listed on NYSE. Listing is subject to the approval of NYSE in accordance with its original listing requirements. There is no assurance that NYSE will approve Viking’s listing applications. Any such listing of the New NS Common Shares and New NS Public Warrants will be conditional upon Viking fulfilling all of the listing requirements and conditions of NYSE. For more information about the Business Combination Agreement and the Business Combination, please see the section entitled “The Business Combination.”

Q:     How was the transaction structure for the Business Combination determined?

A:     The Business Combination was the result of an extensive search for a potential transaction utilizing the network and investing and operating experience of Viking’s management team as well as the Viking Board. The transaction structure for the Business Combination and continuation to Canada was determined through the advice of legal counsel and tax advisors, the fact that NorthStar is a Canadian corporation and the discretion of the parties to the Business Combination. The Viking Board believes that there are significant advantages to us that will arise as a result of the transaction structure and a change of our domicile to Canada, including but not limited to tax efficiency. Further, the Viking Board believes the transaction structure and continuation to Canada are in the best interests of Viking and its shareholders.

Q:     Why is Viking proposing the Business Combination?

A:     Viking was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination involving Viking and one or more businesses or entities. The Viking Board considered a wide variety of factors in connection with its evaluation of the Business Combination, as well as the Viking Board’s review of the results of the due diligence conducted by Viking management and Viking’s advisors. As a result, the Viking Board concluded that a transaction with NorthStar would present the most attractive opportunity to maximize value for Viking Shareholders. Please see the subsection entitled “The Business Combination — The Viking Board’s Reasons for Approval of the Business Combination.” Viking Shareholder approval of the Business Combination is required by the Business Combination Agreement, Viking’s Articles and NYSE’s Listed Company Manual Section 312.03.

Q:     Why is NorthStar proposing the Business Combination?

A:     The NorthStar Board considered a wide variety of factors in connection with its evaluation of the Business Combination. The NorthStar Board concluded that a transaction with Viking would result in a fund-raising transaction in which the New NS Common Shares would be listed on the NYSE, and should result in an increase in value for NorthStar. Please see the subsection entitled “The Business Combination — The NorthStar Board’s Reasons for Approval of the Business Combination.” Viking Shareholder approval of the Business Combination is required by the Business Combination Agreement and Viking Articles.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are several closing conditions in the Business Combination Agreement, including the approval by Viking Shareholders of the Business Combination Proposal, approval by NorthStar Securityholders and by the Superior Court of Québec of the Arrangement Québec. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the subsection entitled “The Business Combination — Closing and Effective Time of the Business Combination.”

Q:     How will New NorthStar be managed and governed following the Business Combination?

A:     Upon consummation of the Business Combination, New NorthStar will be governed by the New NS Organizational Documents, and the CBCA. The New NS Board will be responsible for guiding New NorthStar’s business and affairs and overseeing management. New NorthStar’s management team will be derived from NorthStar’s existing employees and members of management, who will be responsible for the execution of the combined business’ strategy. Please see the section entitled “Management of New NorthStar After the Business Combination” for more information.

Q:     What equity stake will current NorthStar Shareholders and current Viking Shareholders hold in New NorthStar immediately after the completion of the Business Combination, and what effect will potential sources of dilution have on such equity stake after the Closing?

A:     Upon consummation of the Business Combination, the post-Closing share ownership of New NorthStar under (1) the No Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the 100% Redemptions Scenario, excluding the dilutive effect of New NorthStar Earnout Shares, Viking Public Warrants, Viking Private Placement Warrants, NorthStar Warrants, NorthStar Options, and NorthStar PIPE Warrants would be as follows:

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(1)	23,000,000	35.8%	17,250,000	29.5%	11,500,000	21.8%	5,750,000	12.3%	—	0.0%
Initial Shareholders(2)	5,826,667	9.1%	5,826,667	10.0%	5,826,667	11.1%	5,826,667	12.4%	5,826,667	14.2%
NorthStar Shareholders	29,328,862	45.7%	29,328,862	50.2%	29,328,862	55.7%	29,328,862	62.6%	29,328,862	71.3%
PIPE Investors(3)	6,000,000	9.4%	6,000,000	10.3%	6,000,000	11.4%	6,000,000	12.8%	6,000,000	14.5%
Total	64,155,529	100.0%	58,405,529	100.0%	52,655,529	100.0%	46,905,529	100.0%	41,155,529	100.0%

____________

(1)      Reflects the assumed redemption of (i) 0 shares under the No Redemptions Scenario, (ii) 5,750,000 shares under the 25% Redemptions Scenario, (iii) 11,500,000 shares under the 50% Redemptions Scenario, (iv) 17,250,000 shares under the 75% Redemptions Scenario, and (v) 23,000,000 shares under the 100% Redemptions Scenario.

(2)      Includes 4,666,667 Founder Shares (excluding 3,000,000 Founder Shares to be transferred by the Sponsor to the PIPE Investors), 660,000 Private Placement Shares, and 500,000 shares issued by Viking to the Sponsor at Closing for consideration of the Sponsor Letter.

(3)      Includes 3,000,000 PIPE Shares and 3,000,000 Founder Shares to be transferred by the Sponsor to the PIPE Investors (1,000,000 of which PIPE Shares will be issued to Pangaea, and 1,000,000 of which Founder Shares will be transferred to Pangaea).

The following table illustrates varying ownership levels of New NorthStar immediately following the Business Combination on a fully diluted basis(1):

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(2)	30,666,645	35.8%	24,916,645	31.2%	19,166,645	25.8%	13,416,645	19.6%	7,666,645	12.2%
Initial Shareholders(3)	7,046,665	8.2%	7,046,665	8.8%	7,046,665	9.5%	7,046,665	10.3%	7,046,665	11.2%
NorthStar Shareholders(4)	39,000,000	45.5%	39,000,000	48.8%	39,000,000	52.6%	39,000,000	57.0%	39,000,000	62.2%
PIPE Investors(5)	9,000,000	10.5%	9,000,000	11.2%	9,000,000	12.1%	9,000,000	13.1%	9,000,000	14.4%
Total	85,713,310	100.0%	79,963,310	100.0%	74,213,310	100.0%	68,463,310	100.0%	62,713,310	100.0%

____________

(1)      This table makes the same assumptions as in the preceding ownership table, except that this table reflects (i) 10,000,000 New NorthStar Earnout Shares, (ii) 7,666,645 shares underlying the Viking Public Warrants, (iii) 219,998 shares underlying the Viking Private Placement Warrants, (iv) 118,454 shares underlying the NorthStar Warrants, (v) 552,684 shares underlying the NorthStar Options, and (vi) 3,000,000 shares underlying the NorthStar PIPE Warrants.

(2)      Includes 7,666,645 shares underlying the Viking Public Warrants.

(3)      Includes 219,998 shares underlying the Viking Private Placement Warrants and 1,000,000 Earnout Shares.

(4)      Includes 9,000,000 Earnout Shares.

(5)      Includes 3,000,000 shares underlying the NorthStar PIPE Warrants.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the Viking Public Shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Certain Defined Terms” and, with respect to the determination of the “100% Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The table below presents the Trust Account value per share to a Public Shareholder that elects not to redeem its shares across a range of varying redemption scenarios.

	As of March 31, 2026
Trust Account value	C$	325,246,833
Total Public Shares		23,000,000
Trust Account value per Public Share	C$	14.14
	No Redemptions(1)		25% Redemptions(2)		50% Redemptions(3)		75% Redemptions(4)		100% Redemptions(5)
Redemptions ($)	C$	—	C$	81,311,708	C$	162,623,417	C$	243,935,125	C$	325,246,833
Redemptions (shares)		—		5,750,000		11,500,000		17,250,000		23,000,000
Deferred underwriting fees	C$	12,816,152	C$	9,612,114	C$	6,408,076	C$	3,204,038	C$	—
Cash left in the Trust Account post redemptions less deferred underwriting fees	C$	312,430,681	C$	234,323,011	C$	156,215,341	C$	78,107,670	C$	—
Public Shares post redemptions		23,000,000		17,250,000		11,500,000		5,750,000		—
Remaining trust proceeds per Public Share	C$	13.58	C$	13.58	C$	13.58	C$	13.58	C$	N/A

____________

(1)      This scenario assumes that no Public Shares are redeemed.

(2)      This scenario assumes that 5,750,000 Public Shares, or approximately 25% of the Public Shares subject to redemption, are redeemed for an aggregate payment of approximately C$81.3 million (based on the estimated per-share Redemption Price of approximately C$14.14 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemptions scenario that could occur.

(3)      This scenario assumes that 11,500,000 Public Shares, or approximately 50% of the Public Shares subject to redemption, are redeemed for an aggregate payment of approximately C$162.6 million (based on the estimated per-share Redemption Price of approximately C$14.14 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemptions scenario that could occur.

(4)      This scenario assumes that 17,250,000 Public Shares, or 75% of the Public Shares subject to redemption, are redeemed for an aggregate payment of approximately C$243.9 million (based on the estimated per-share Redemption Price of approximately C$14.14 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemptions scenario that could occur.

(5)      This scenario assumes that 23,000,000 Public Shares, or 100% of the Public Shares subject to redemption, are redeemed for an aggregate payment of approximately C$325.2 million (based on the estimated per-share Redemption Price of approximately C$14.14 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemptions scenario that could occur.

For information on the relative ownership levels of former NorthStar Shareholders following the Business Combination under varying redemption scenarios and the fully diluted relative ownership levels of former NorthStar Shareholders following the Business Combination under varying redemption scenarios, see the question entitled “What equity stake will current NorthStar Shareholders and current Viking Shareholders hold in New NorthStar immediately after the completion of the Business Combination, and what effect will potential sources of dilution have on such equity stake after the Closing?”

Q:     Will the Sponsor and its affiliates receive compensation in connection with the Business Combination?

A:     No. The Sponsor will not receive any direct compensation for services rendered or to be rendered in the consummation of the Business Combination, except for the 500,000 New NS Common Shares to be issued at the Closing to Sponsor pursuant to the Sponsor Letter. The Sponsor holds Viking Founder Shares that will convert into New NS Common Shares at the Closing.

Q:     Who is the Sponsor?

A:     Viking Acquisition Sponsor I, LLC is a Delaware limited liability company, which we refer to in this proxy statement/prospectus as the “Sponsor.” Other than its investment in Viking and its work on behalf of Viking, the Sponsor is not engaged in any business. The Sponsor is controlled by its managers, Håkan Wohlin, Louis Jaffe and Gil Ottensoser. The Sponsor is affiliated with KingsRock Advisors, LLC (“KingsRock”). The Sponsor also provides working capital and advance funds used for transaction expenses to Viking from time to time. The Sponsor provides administrative, financial and support services to Viking, for which it receives no compensation for such services. Håkan Wohlin serves as Chief Executive Officer and Director and his material roles and responsibilities, as provided by the Viking Articles, include, calling, adjourning, and chairing an extraordinary meeting, proposing amendments to the organization documents of Viking, and together with other directors, managing the business of Viking and delegating such management power to authorized officers.

KingsRock and its affiliates have prior experience with SPACs and may continue promoting, sponsoring, investing or otherwise becoming involved with other SPACs and de-SPAC transactions prior to Viking completing the Business Combination.

Q:     Why is Viking proposing the Advisory Organizational Documents Proposals?

A:     As required by applicable SEC guidance, Viking is requesting that the Viking Shareholders consider and vote upon, on a non-binding advisory basis, the Advisory Organization Documents Proposals to approve the governance provisions contained in the New NS Organizational Documents that materially affect Viking Shareholders’ rights. These non-binding advisory votes are not otherwise required by either Cayman Islands or Canadian law and are separate and apart from the Business Combination Proposal, but consistent with SEC guidance, Viking is submitting these proposals to its shareholders separately for approval. Please see the section entitled “Comparison of Corporate Governance and Shareholder Rights” elsewhere in this proxy statement/prospectus for additional information. However, the Viking Shareholder votes regarding these Proposals are advisory votes and are not binding on the Viking Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals.

The articles of New NorthStar will be the Articles of Arrangement issued in respect of the Plan of Arrangement and the full text of the Proposed Bylaws of New NorthStar are attached as Annex E]. Please see the section entitled “Proposal No. 3 — The Advisory Organizational Documents Proposals” for additional information.

Q:     Did the Viking Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. The Viking Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination and recommend that Viking Shareholders vote to approve the Business Combination. Rather, because the officers and directors of Viking have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, the Viking Board concluded that their collective experience, together with the experience and sector expertise of Viking’s financial advisors, enabled them to make the necessary analyses to determine that the Business Combination was fair from a financial perspective to the Viking Shareholders. In analyzing the Business Combination, Viking’s management conducted significant due diligence on NorthStar and the industry in which it operates. For a complete discussion of the due diligence conducted by Viking, and the factors utilized by the Viking Board in approving the Business Combination, see the subsections entitled, “The Business Combination — Background of the Business Combination” and “The Business Combination — The Viking Board’s Reasons for Approval of the Business Combination.” The Viking Board also determined, without seeking a third party valuation, that NorthStar’s fair market value was at least 80% of Viking’s net assets, excluding any taxes payable on interest earned. Viking is not required to, and has not, obtained a third-party valuation that the consideration it is paying for NorthStar in the Business Combination is fair to Viking Shareholders from a financial point of view. Accordingly, the Viking Shareholders will be relying solely on the judgment of the Viking Board as described above in determining the value of NorthStar, and assuming the risk that the Viking Board may not have properly valued such business. For more information, see the subsection titled “Risk Factors — Risks Related to Viking and the Business Combination.”

Q:     What are some of the positive and negative factors that the Viking Board considered when determining to enter into the Business Combination Agreement and their rationale for approving the Business Combination?

A:     The Viking Board considered a number of factors pertaining to the Business Combination as generally supporting their respective decisions to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•        Benefits from Public Market Entry and Viking Expertise.    The Viking Board considered the fact that, given the expected capital raise from private and public investments as part of the Business Combination, among other things, the cash that post-combination NorthStar is expected to have will allow it to be well-positioned to scale and fund its business plan.

•        Shareholder Liquidity.    The Viking Board considered the fact that, pursuant to the Business Combination Agreement, the New NS Common Shares issued as consideration under the Business Combination Agreement will be listed on NYSE, a major U.S. stock exchange, which the Viking Board believes has the potential to offer shareholders enhanced liquidity.

•        Other Alternatives.    The Viking Board has determined that, after a thorough review of other business combination opportunities reasonably available to Viking, the proposed Business Combination represents the best potential business combination for Viking and the most attractive opportunity for Viking based upon the process utilized to evaluate and assess other potential acquisition targets. The Viking Board has also determined that such process has not presented a better alternative.

•        Negotiated Transaction.    The Viking Board has determined that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s-length negotiations between Viking and NorthStar.

The Viking Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Viking from soliciting other business combination proposals, which restricts Viking’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the impacts of rising interest rates and inflation, regulatory policy, supply chain issues and the effects any of the foregoing could have on NorthStar’s revenues and the trading price of New NS Common Shares.

•        Business Plan May Not Be Achieved.    The risk that NorthStar may not be able to execute on its business plan.

•        Risks Associated with NorthStar’s Business.    Risks relating to NorthStar’s business, set forth in this proxy statement/prospectus under the headings “Risk Factors — Risks Related to NorthStar’s Business.”

•        Redemption Risk.    The risk that a significant number of Viking’s Public Shareholders may redeem their Public Shares for cash prior to the consummation of the Business Combination, thereby reducing the amount of cash available to NorthStar following the consummation of the Business Combination and making the Business Combination more difficult to complete.

•        Evolving Regulatory Regime Governing Special Purpose Acquisition Companies.    The risk that regulation of special purpose acquisition companies continues to evolve and the SEC, NYSE and other regulators may revisit and update their laws, regulations and policies.

•        Shareholder Vote.    The risk that Viking Shareholders may object to the Business Combination and take action that may prevent or delay the consummation of the Business Combination, including failing to provide the requisite votes necessary to effect the Business Combination.

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Viking’s control.

•        Litigation.    The possibility of litigation challenging the Business Combination or an adverse judgment granting permanent injunctive relief that could indefinitely delay or enjoin consummation of the Business Combination.

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Liquidation of Viking.    The risks and costs to Viking if the Business Combination is not completed, including the risk of diverting Viking management’s focus and resources from other business combination opportunities, which could result in Viking being unable to effect a business combination and force Viking to liquidate.

•        Growth Initiatives May Not be Achieved.    The risk that NorthStar’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•        Viking Shareholders Receiving a Minority Position.    The fact that Viking shareholders may own a minority of the voting and economic rights of New NorthStar following the consummation of the Business Combination.

•        No Third Party Valuation.    The risk that Viking did not obtain any third party report, opinion or appraisal in determining the valuation of NorthStar, or obtain a fairness opinion in determining whether or not to proceed with the Business Combination, because it relied on the financial skills and background of its officers and directors, and the possibility that the Viking Board may have been incorrect in its assessment of the Business Combination, including because it did not obtain any third party report, opinion or appraisal in establishing a valuation for NorthStar.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Other Risk Factors.    Various other risk factors associated with the business of NorthStar and the Business Combination as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Viking Board concluded that the potential benefits that they expected Viking and Viking Shareholders to achieve as a result of the Business Combination outweighed the potential negative factors associated with the Business Combination. Accordingly, the Viking Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable, fair to, and in the best interests of, Viking and Viking Shareholders.

For more information about the Viking Board’s decision-making process, see the subsection entitled “The Business Combination — The Viking Board’s Reasons for Approval of the Business Combination.”

Q:     What happens if I sell my Viking Class A Shares before the Viking Shareholders’ Meeting?

A:     The record date for the Viking Shareholders’ Meeting is earlier than the date of the Viking Shareholders’ Meeting and the date that the Business Combination is expected to be completed. If you transfer your Viking Class A Shares after the record date, but before the Viking Shareholders’ Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Viking Shareholders’ Meeting. However, you will not be able to seek redemption of your New NS Common Shares that you receive in exchange for your Viking Class A Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your Viking Class A Shares prior to the record date, you will have no right to vote those shares at the Viking Shareholders’ Meeting or seek redemption of your Viking Class A Shares.

Q:     How has the announcement of the Business Combination affected the trading price of Viking Units, Viking Class A Shares and Viking Public Warrants?

A:     On April 16, 2026, the last trading date before the public announcement of the Business Combination, Viking Public Unit, Viking Class A Ordinary Share and Viking Public Warrant closed at $10.10, $10.03 and $0.35, respectively. On [____], 2026, Viking Units, Viking Class A Shares and Viking Public Warrants closed at $[____], $[____] and $[____], respectively.

Q:     Following the Business Combination, will Viking’s securities continue to trade on a stock exchange?

A:     No. Viking and NorthStar anticipate that, following consummation of the Business Combination, the Viking Class A Shares, Viking Units and Viking Public Warrants will no longer trade on NYSE. Each Viking Class A Share will be exchanged for one New NS Common Share and each Viking Warrant will be amended to become a New NS Warrant.

Viking has applied to have the New NS Common Shares and New NS Public Warrants listed on NYSE. Listing is subject to the approval of NYSE in accordance with its respective original listing requirements. There is no assurance that NYSE will approve Viking’s listing application. Any such listing of the New NS Common Shares and New NS Public Warrants will be conditional upon Viking fulfilling all of the listing requirements and conditions of NYSE. It is anticipated that upon the Closing, the New NS Common Shares and New NS Public Warrants will be listed on the NYSE under the ticker symbols “NSTR” and “NSTR.W,” respectively.

Q:     What vote is required to approve the Proposals presented at the Viking Shareholders’ Meeting?

A:     Approval of the Continuation Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66⅔%) of the outstanding Viking Class B Ordinary Shares entitled to vote and actually cast thereon at the Viking Shareholders’ Meeting. The Business Combination Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66⅔%) of the outstanding Viking Class A Shares and Viking Class B Shares entitled to vote and actually cast thereon at the Viking Shareholders’ Meeting, voting as a single class. Each of the Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a simple majority of the outstanding Viking Common

Shares entitled to vote and actually cast thereon at the Viking Shareholders’ Meeting, voting as a single class. Accordingly, a Viking Shareholder’s failure to vote by proxy or to vote online at the Viking Shareholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Viking Shareholders’ Meeting (assuming a quorum is present).

Q:     May Sponsor, directors, officers, advisors or any of their respective affiliates purchase Viking Public Shares in connection with the Business Combination?

A:     In connection with the vote of Viking Public Shareholders to approve the proposed Business Combination, Sponsor, Viking management or Viking’s advisors and any of their respective affiliates may privately negotiate to purchase Viking Public Shares from Viking Public Shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. Sponsor, Viking management or Viking’s advisors and any of their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Viking Public Shares or during a restricted period under Regulation M under the Exchange Act or other U.S. federal securities laws. Such a purchase could include a contractual acknowledgement that such Viking Shareholder, although still the record holder of such Viking Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any Viking Public Shares purchased by Sponsor, Viking management or Viking’s advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination. In the event that Sponsor, Viking management or Viking’s advisors or any of their respective affiliates purchase Viking Public Shares in privately negotiated transactions from Viking Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, Sponsor, Viking management and Viking’s advisors or any of their respective affiliates would waive any redemption rights with respect to any Viking Public Shares that they purchase in any such privately negotiated transactions. The Sponsor and Viking management did not receive any compensation for agreeing to waive any redemption rights. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account.

Q:     How many votes do I have at the Viking Shareholders’ Meeting?

A:     For all Proposals, Viking Shareholders are entitled to one vote at the Viking Shareholders’ Meeting for each Viking Class A Share or Viking Class B Share held of record as of August 3, 2026, the record date for the Viking Shareholders’ Meeting. As of the close of business on the record date, there were 23,000,000 outstanding Viking Class A Shares, which are held by Viking Public Shareholders, and 7,666,667 outstanding Viking Class B Shares, which are held by the Viking Founder Shareholders.

Q:     How do I attend the Viking Shareholders’ Meeting?

A:     The Viking Shareholders’ Meeting will be held at [____], 2026, at [____], Eastern Time, virtually, pursuant to the procedures described in this proxy statement/prospectus, to consider and vote upon the Proposals. All Viking Shareholders as of the record date, or their duly appointed proxies, may attend the Viking Shareholders’ Meeting.

Q:     What constitutes a quorum at the Viking Shareholders’ Meeting?

A:     Holders of at least a majority of the paid up voting share capital of Viking, present in person or represented by proxy (including by way of online meeting option) at the Viking Shareholders’ Meeting, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Viking Shareholders’ Meeting. As of the record date for the Viking Shareholders’ Meeting, 15,663,334 Viking Common Shares, will be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum.

Q:     How will Sponsor and Viking management vote?

A:     Sponsor and Viking management have agreed to vote any Viking Class A Shares (except for any Viking Class A Shares purchased as described above under “— May Sponsor, directors, officers, advisors or any of their respective affiliates purchase Viking Public Shares in connection with the Business Combination?” and below under “The Business Combination — Potential Purchases of Public Shares”) held by them in favor of the

Business Combination. Viking Founder Shareholders have agreed to vote any Viking Class B Shares held by them in favor of the Business Combination. The consummation of the Business Combination is not subject to the approval of a majority of unaffiliated Viking Public Shareholders. The Viking Founder Shareholders own approximately 25% of the Viking Common Shares entitled to vote at the Viking Shareholders’ Meeting.

Q:     What interests do the current officers and directors of Viking have in the Business Combination?

A:     In considering the unanimous recommendation of the Viking Board to vote in favor of the Business Combination, Viking Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of Viking management have interests in the Business Combination that are different from, or in addition to, those of other Viking Public Shareholders generally. The existence of financial and personal interests of one or more of Viking’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Viking and Viking Shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. Viking’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Viking Shareholders that they approve the Business Combination. Viking Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        Pursuant to the Viking Articles, the Viking Founder Shareholders are not entitled to redemption rights with respect to any Viking Founder Shares and have agreed to waive redemption rights with respect to any Viking Public Shares held by them in connection with the consummation of the initial business combination. Additionally, Viking Founder Shareholders are not entitled to liquidation rights with respect to any Viking Founder Shares held by them if Viking fails to consummate the Business Combination by November 3, 2027, or such later date as approved by Viking Shareholders. If Viking does not complete the Business Combination within such applicable time period, the proceeds of the sale of the Viking Private Warrants held in the Trust Account will be used to fund the liquidation of the Viking Public Shares, and the Viking Private Warrants will expire without the receipt of any value by the holders of such warrants. Since Sponsor and Viking management directly or indirectly own Viking Common Shares and Viking Private Warrants, Viking management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate an initial business combination;

•        The fact that Sponsor and Viking’s independent directors purchased 7,666,667 Viking Founder Shares for an aggregate of $25,000, and that such securities will have a significantly higher value at the time of the Business Combination, which if the Viking Founder Shares are unrestricted and freely tradable would be valued at approximately $[____], based on the last traded price on NYSE of the Viking Class A Shares of $[____] per share on [____], 2026, resulting in a theoretical gain of $[____] (after forfeiture of Viking Founder Shares held by Sponsor pursuant to the Sponsor Letter Agreement);

•        The fact that given the differential in the purchase price that Sponsor and independent directors paid for the Viking Founder Shares as compared to the price of the Viking Units sold in the Viking IPO and the [    ] New NS Common Shares that Sponsor will receive upon conversion of the Viking Founder Shares in connection with the Business Combination, Sponsor and its affiliates may earn a positive rate of return on their investment even if the New NS Common Shares trade below the price initially paid for the Viking Units in the Viking IPO and the Viking Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•        The fact that Sponsor beneficially owns an aggregate of 116,666 Viking Private Warrants that would expire worthless if an initial business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $[____], based on the last traded price on NYSE of the Viking Public Warrants of $[____] per warrant on [____], 2026;

•        The fact that certain members of Viking management collectively own, directly or indirectly, a material interest in Sponsor;

•        Sponsor and Viking management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Viking may obtain loans from Sponsor or an affiliate of Sponsor or any of Viking management to finance transaction costs in connection with the initial business combination;

•        The Viking Articles provide that Viking renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of Viking management on the one hand, and Viking, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of Viking management to any other entity. Viking is not aware of any such corporate opportunities not being offered to Viking and does not believe that waiver of the corporate opportunities doctrine has materially affected Viking’s search for an acquisition target or will materially affect Viking’s ability to complete an initial business combination;

•        If the Trust Account is liquidated, including in the event Viking is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify Viking to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Viking Public Share, or such lesser amount per Viking Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Viking’s independent public accountants) for services rendered or products sold to Viking or (b) a prospective target business with which Viking has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        The fact that Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Viking Shareholders rather than liquidate;

•        The fact that Sponsor has agreed to pay SPAC Excluded Expenses unpaid under the Business Combination Agreement;

•        The fact that Sponsor agreed that, at the Closing, it will transfer, directly or constructively, 3,000,000 Viking Founder Shares to investors in the PIPE Financing and Viking agreed to issue to Sponsor at closing for consideration of the Sponsor Letter, 500,000 Viking Common Shares;

•        The fact that, under the Sponsor Letter, parties agreed that 10% of any Earnout Shares issued shall be allocated to Sponsor if the dollar volume-weighted average price for the New NS Common Shares over any 20 consecutive day trading period within the 30 consecutive trading days beginning on the day immediately following the publication of New NorthStar’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable earnout target, is greater than or equal to $10.00;

•        The fact that the Sponsor has a right to propose a director nominee for the post-closing Viking board of directors;

•        The fact that Viking will indemnify Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation and Sponsor’s ownership of Viking Securities or its control or ability to influence Viking; and

•        The terms and provisions of the Related Agreements as set forth in detail under the subsection entitled “The Business Combination — Related Agreements.”

Set forth below is a summary of the terms and amounts of compensation received or to be received by the Sponsor, Viking’s directors and officers, and their affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Viking to the Sponsor, Viking’s directors and officers, and their affiliates, and the price paid or to be paid for such securities or any related financing transaction:

	Interest in Securities	Other Compensation
Sponsor

The Sponsor and Viking’s independent directors paid an aggregate of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of the Viking Founder Shares, or approximately $0.00326 per share. In connection with the closing of the Viking IPO, the Sponsor purchased 350,000 Viking Private Placement Units for an aggregate purchase price of $3,500,000. At the Closing, pursuant to the Sponsor Letter Agreement, the Sponsor will transfer, directly or constructively, 3,000,000 Viking Founder Shares to investors in the PIPE Financing, and Viking agreed to issue to the Sponsor at closing for consideration of the Sponsor Letter, 500,000 Viking Common Shares. In addition, 10% of any Earnout Shares issued shall be allocated to Sponsor if the dollar volume-weighted average price for the New NS Common Shares over any 20 consecutive day trading period within the 30 consecutive trading days beginning on the day immediately following the publication of New NorthStar’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable earnout target, is greater than or equal to $10.00.

In addition, certain of the Strategic Partners and Senior Advisors invested in KingsRock Viking Acquisition, LLC, and through it, indirectly in the Sponsor, thereby sharing in the appreciation of Viking Founder Shares and Viking Private Placement Units held by the Sponsor, provided that the Company successfully complete a business combination. However, such parties will have no right to control KingsRock Viking Acquisition, LLC or the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor prior to the consummation of a Business Combination.

Viking has agreed to reimburse the Sponsor for any out-of-pocket expenses incurred in connection with activities on Viking’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with activities on Viking’s behalf. As of December 31, 2025, Viking has not reimbursed the Sponsor for any out-of-pocket expenses.

Viking Directors and Officers

Each of the Company’s four independent directors have purchased membership interests in KingsRock Viking Acquisition, LLC for $187 which will provide them with an indirect interest in 50,000 Viking Founder Shares. In addition, one of the independent directors has purchased two other membership interests in KingsRock Viking Acquisition, LLC — one that he purchased for $250 which will provide him with an indirect interest in 66,666 Viking Founder Shares, and the other that he purchased for $50,000 which will provide him with an indirect interest in 5,000 Viking Private Placement Units.

Viking has agreed to reimburse its directors and officers for any out-of-pocket expenses incurred in connection with activities on Viking’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by its directors and officers in connection with activities on Viking’s behalf. As of December 31, 2025, Viking has not reimbursed its directors and officers for any out-of-pocket expenses.

The Sponsor will not receive any direct compensation for services rendered in connection with the Business Combination. The Sponsor and independent directors paid an aggregate of approximately $25,000 for the 7,666,667 Viking Founder Shares. These securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $ [____], based on the last traded price on NYSE of the Viking Class A Shares of $[____] per share on [____], 2026, resulting in a theoretical gain of $[____]. Since all Viking Founder Shares have been issued, this compensation will not result in a material dilution to the Equity Interests of non-redeeming shareholders upon consummation of the Business Combination.

Q:     Are there material differences between my rights as a shareholder of Viking now and my rights as a shareholder of New NorthStar upon Closing?

A:     Yes. There are certain material differences between your rights as a Viking Shareholder now and your rights as a holder of New NS Common Shares following Closing. You are urged to read the sections entitled “Description of New NorthStar Securities Following the Business Combination” and “Comparison of Corporate Governance and Shareholder Rights.”

Q:     What happens if I vote against the Business Combination Proposal?

A:     Under the Viking Articles, if the Business Combination Proposal is not approved and Viking does not otherwise consummate an alternative business combination by the Viking Deadline Date, Viking will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to Viking Public Shareholders.

Q:     Do I have redemption rights?

A:     Pursuant to the Viking Articles, a Viking Public Shareholder may request that Viking redeem all or a portion of its Viking Public Shares for cash if the Business Combination is consummated. As a Viking Public Shareholder, you will be entitled to exercise your redemption rights if you:

•        hold Viking Public Shares or, if you hold Viking Public Shares through Viking Units, you elect to separate your Viking Units into the underlying Viking Public Shares and Viking Public Warrants prior to exercising your redemption rights;

•        submit a written request to Continental Stock Transfer & Trust Company, the Transfer Agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your Viking Public Shares for cash and (ii) identify yourself as the beneficial holder of the Viking Public Shares and provide your legal name, phone number and address; and

•        deliver your Viking Public Shares to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Viking Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [____], 2026 (two business days before the Viking Shareholders’ Meeting) in order for their shares to be redeemed.

Holders of Viking Units must elect to separate the Viking Units into the underlying Viking Public Shares and Viking Public Warrants prior to exercising their redemption rights with respect to the Viking Public Shares. If Viking Public Shareholders hold their Viking Units in an account at a brokerage firm or bank, such Viking Public Shareholders must notify their broker or bank that they elect to separate the Viking Units into the underlying Viking Public Shares and Viking Public Warrants, or if a holder holds Viking Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Viking in order to validly exercise its redemption rights. Viking Public Shareholders may elect to exercise their redemption rights with respect to their Viking Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Viking Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Viking Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Viking Public Shares that it holds and timely delivers its shares to the Transfer Agent, Viking will redeem the related New NS Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the fund held in the Trust Account and not previously released to Viking to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [____], 2026, this would have amounted to approximately $[____] per issued and outstanding Viking Public Share. If a Viking Public Shareholder exercises its redemption rights in full, then it will not own Viking Public Shares or New NS Common Shares following the redemption. Please see the subsection entitled “Extraordinary General Meeting of Viking Shareholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your Viking Public Shares.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your Viking Class A Shares for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by Viking Public Shareholders who will redeem their shares and no longer remain shareholders.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must (a) if you hold Viking Units, elect to separate your Viking Units into the underlying Viking Public Shares and Viking Public Warrants prior to exercising your redemption rights with respect to the Viking Public Shares; and (b) prior to 5:00 p.m., Eastern Time, on [____], 2026 (two business days before the Viking Shareholders’ Meeting), tender your shares physically or electronically and submit a request in writing that Viking redeem your Viking Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

A Viking Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all Viking Public Shares in excess of the 15% threshold beneficially owned by a Viking Public Shareholder or group will not be redeemed for cash. Viking Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your Viking Public Shares as described above, your shares will not be redeemed.

Viking Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their Viking Shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the Business Combination Proposal at the Viking Shareholders’ Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Viking Shareholders’ Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable without Viking’s consent once the Business Combination is consummated.

Viking Unitholders must elect to separate their Viking Units into the underlying Viking Public Shares and Viking Public Warrants prior to exercising redemption rights with respect to the Viking Public Shares. If you hold Viking Units registered in your own name, you must deliver the certificate for such Viking Units to the Transfer Agent, with written instructions to separate such Viking Units into Viking Public Shares and Viking Public Warrants. This must be completed far enough in advance to permit the mailing of the Viking Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Viking Public Shares from the Viking Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Viking Units, you must instruct such nominee to separate your Viking Units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of Viking Units to be split and the nominee holding such Viking Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of a corresponding number of Viking Public Shares and Viking Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Viking Public Shares from the Viking Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Viking Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Viking’s consent, until the Closing. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the email address or address listed under the question “Who can help answer my questions?” below.

Viking Public Shareholders may elect to exercise their redemption rights with respect to their Viking Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Viking Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Viking Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Viking Public Shares it holds and timely delivers its shares to the Transfer Agent, Viking will redeem the Viking Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Viking to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. Please see the subsection entitled “Extraordinary General Meeting of Viking Shareholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your Viking Public Shares.

Prior to exercising redemption rights, Viking Shareholders should verify the market price of the Viking Class A Shares, as Viking Shareholders may receive higher proceeds from the sale of their Viking Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. You may not be able to sell your Viking Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Viking Class A Shares when you wish to sell your shares.

If a Viking Public Shareholder exercises its redemption rights in full, then it will not own Viking Public Shares or New NS Common Shares following the redemption. You will no longer own those shares and you will have no right to participate in, or have any interest in, the future growth of New NorthStar, if any. You will be entitled to receive cash for your Viking Shares only if you properly and timely demand redemption.

Each redemption of Viking Shares by Viking Public Shareholders will reduce the amount in the Trust Account. Pursuant to the Viking Articles, if Viking does not consummate an initial business combination by the Viking Deadline Date, Viking will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Viking Public Shareholders and all Viking Warrants will expire worthless.

Q:     What are the material U.S. federal income tax consequences of exercising my redemption rights if I am a U.S. Holder?

A:     The U.S. federal income tax consequences of exercising your redemption rights will depend upon your particular facts and circumstances. See the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Viking Securities — Redemption of New NS Common Shares” for additional information.

Q:     What are the material U.S. federal income tax consequences to the Viking Shareholders that are U.S. Holders of the Continuation?

A:     As discussed in more detail in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Viking Securities — Tax Consequences of the Continuation” and based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.1 hereto, it is the opinion of Nelson Mullins that the Continuation should qualify as a “reorganization” within the meaning of Section 368 of the Code. Assuming such qualification, U.S. Holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Viking Securities”) generally should not recognize gain or loss for

U.S. federal income tax purposes on the exchange of Viking Class A Shares and Viking Public Warrants for New NS Common Shares and New NS Public Warrants in the Continuation, subject to the discussion contained herein regarding whether Viking is or New NorthStar will be treated as a “passive foreign investment company,” or PFIC.

All holders of Viking Class A Shares and Viking Public Warrants are urged to consult with their own tax advisors regarding the potential tax consequences to them of the Continuation, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws

Q:     What are the material U.S. federal income tax consequences to U.S. Holders of NorthStar Securities of the Amalgamation?

A:     As discussed in more detail in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of NorthStar Existing Common Shares — The Amalgamation,” each of Viking and NorthStar intend and believe that the Amalgamation should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the Amalgamation were to qualify as such, a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of NorthStar Existing Common Shares”) generally should not, subject to the discussion contained in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of NorthStar Existing Common Shares — The Amalgamation”), recognize any gain or loss on such exchange.

All holders of NorthStar Securities (as defined in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of NorthStar Existing Common Shares”) are urged to consult with their own tax advisors regarding the potential tax consequences to them of the Business Combination, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q:     If I am a Viking Warrant Holder, can I exercise redemption rights with respect to my Viking Warrants?

A:     No. Viking Warrant Holders have no redemption rights with respect to Viking Warrants.

Q:     How do the Viking Public Warrants differ from the Viking Private Warrants, and what are the related risks for any Viking Public Warrant Holders post-Business Combination?

A:     The Viking Private Warrants (including the Viking Class A Shares issuable upon exercise of the Viking Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to Viking management and other persons or entities affiliated with Sponsor), and they will not be redeemable by Viking so long as they are held by the initial purchasers of the Viking Private Warrants or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the Viking Private Warrants for cash or on a “cashless basis.” Otherwise, the Viking Private Warrants have terms and provisions that are identical to those of the Viking Public Warrants, including as to exercise price, exercisability and exercise period. If the Viking Private Warrants are held by holders other than the initial purchasers or their permitted transferees, the Viking Private Warrants will be redeemable by Viking in all redemption scenarios and exercisable by such holders on the same basis as the Viking Public Warrants.

In connection with the consummation of the Business Combination, Viking will enter into such amendments to the Viking Warrant Agreements as reasonably necessary to reflect the Continuation and the other transactions contemplated by the Business Combination Agreement and applicable Canadian securities laws, and each Viking Warrant will be amended to become a New NS Public Warrant. Each such New NS Public Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding Viking Warrant immediately prior to the Amalgamation Effective Time, except to the extent such terms or conditions are rendered inoperative by the Business Combination.

Following the Business Combination, New NorthStar may redeem New NS Public Warrants prior to their exercise at a time that is disadvantageous to the holders of New NS Public Warrant, thereby making such New NS Public Warrants worthless. More specifically, New NorthStar will have the ability to redeem outstanding New NS Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the reported last sale price of the New NS Common Shares has been at least $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which New NorthStar gives notice of such redemption and provided certain other conditions are met. In this case, New NorthStar may only call the New NS Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder of New NS Public Warrant.

Redemption of the outstanding New NS Public Warrants could force holders of New NS Public Warrant (i) to exercise New NS Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holders of New NS Public Warrant to do so, (ii) to sell New NS Public Warrants at the then-current market price when they might otherwise wish to hold their New NS Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding New NS Public Warrants are called for redemption, is likely to be substantially less than the market value of the New NS Public Warrants.

Q:     Do I have appraisal or dissent rights if I object to the proposed Business Combination?

A:     There is no mandatory statutory right of dissent and appraisal in respect of plans of arrangement under the CBCA unless the terms of the arrangement permit dissent. The Business Combination Agreement does not contemplate any dissent rights or appraisal rights to be available to Viking Shareholders in connection with the Business Combination. However, Viking Shareholders are still entitled to exercise the rights of redemption as set out in the subsection entitled “Extraordinary General Meeting of Viking Shareholders — Redemption Rights” and the Viking Board has determined that the redemption proceeds payable to Viking Shareholders who exercise such redemption rights represents the fair value of those Viking Class A Shares and Viking Class B Shares. Please see the subsection entitled “Extraordinary General Meeting of Viking Shareholders — Appraisal or Dissent Rights” for more information.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     If the Continuation Proposal and the Business Combination Proposal are approved, Viking intends to use a portion of the funds held in the Trust Account to pay (a) a portion of Viking’s aggregate costs, fees and expenses in connection with the consummation of the Business Combination, (b) tax obligations and deferred underwriting discounts and commissions from the Viking IPO and (c) for any redemptions of Viking Public Shares. The remaining balance in the Trust Account will be used for general corporate purposes of Viking. See the sections entitled “The Business Combination” and “Proposal No. 2 — The Business Combination Proposal” for additional information.

Q:     What happens if the Business Combination is not consummated or is terminated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “The Business Combination — Additional Covenants of the Parties” for additional information regarding the parties’ specific termination rights. In accordance with the Viking Articles, if an initial business combination is not consummated by the Viking Deadline Date, Viking will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Viking Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the Trust Account and not previously released to Viking to fund regulatory withdrawals or to pay taxes, if any, divided by the number of then-outstanding Viking Public Shares, which redemption will completely extinguish Viking Public Shareholders’ rights as Viking Public Shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of Viking’s remaining Viking Shareholders and the Viking Board, liquidate and dissolve, subject in the case of clause (b) and this clause (c), to Viking’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

Viking expects that the amount of any distribution Viking Public Shareholders will be entitled to receive upon Viking’s dissolution will be approximately the same as the amount they would have received if they had redeemed their Viking Public Shares in connection with the Business Combination, subject in each case to Viking’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor is not entitled to liquidation distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Viking Warrants then-outstanding. Accordingly, in such an event, the Viking Warrants will expire worthless.

Q:     When is the Business Combination expected to be consummated?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Viking Shareholders’ Meeting to be held on [____], 2026 provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the subsection entitled “The Business Combination Agreement — Closing and Effective Time of the Business Combination.”

Q:     What is NorthStar?

A:     NorthStar is a company founded and incorporated under the CBCA, in Montreal, Québec, Canada and monitors space, from space, via a constellation of satellites with dedicated optical sensors. Please see the section entitled “Business of NorthStar and Certain Information About NorthStar” for more information.

Q:     What will Viking Shareholders receive in the Business Combination?

A:     Pursuant to the Plan of Arrangement, Viking Shareholder (other than Viking Shareholders who validly exercise their redemption rights) will hold one New NS Common Share for each Viking Share held immediately prior to the Business Combination.

Q:     What will Viking Warrant Holders receive in the Business Combination?

A:     Viking will enter into such amendments to the Viking Warrant Agreements as reasonably necessary to reflect the Continuation and the other transactions contemplated by the Business Combination Agreement and applicable Canadian securities laws, and each Viking Warrant then outstanding and unexercised will be amended to become a New NS Public Warrant. Each New NS Public Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding Viking Warrant immediately prior to Closing, except to the extent such terms or conditions are rendered inoperative by the Business Combination.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a shareholder of record, there are two ways to vote your Viking Class A Shares or Viking Class B Shares at the Viking Shareholders’ Meeting: (i) you can attend the Viking Shareholders’ Meeting (by way of online meeting option) and vote or (ii) you can vote by signing and returning the enclosed proxy card, or you can submit your proxy by telephone or over the internet by following the instructions on your proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your Viking Common Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your Viking Common Shares, your Viking Common Shares will be voted as recommended by the Viking Board “FOR” each of the Proposals. If your Viking Common Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the Viking Common Shares beneficially owned by you are properly counted. Beneficial Viking Shareholders who wish to vote by attending the Viking Shareholders’ Meeting virtually must obtain a legal proxy by contacting the bank, broker or other nominee that holds their Viking Common Shares.

Q:     What will happen if I abstain from voting or fail to vote at the Viking Shareholders’ Meeting?

A:     At the Viking Shareholders’ Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal will count as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Proposals (assuming a quorum is present).

Q:     What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by Viking without an indication of how the Viking Shareholder intends to vote on a Proposal will be voted “FOR” each Proposal being submitted to a vote of the Viking Shareholders at the Viking Shareholders’ Meeting.

Q:     If I am not going to attend the Viking Shareholders’ Meeting, should I submit my proxy card instead?

A:     Yes. Whether you plan to attend the Viking Shareholders’ Meeting or not, please read this proxy statement/prospectus carefully, and vote your Viking Common Shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my Viking Ordinary Shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your Viking Common Shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Viking believes the Proposals presented to Viking Shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your Viking Common Shares without your instruction. Your bank, broker, or other nominee can vote your Viking Common Shares only if you provide instructions on how to vote. You should instruct your broker to vote your Viking Common Shares in accordance with directions you provide.

Q:     May I change my vote after I have submitted my executed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to Viking at the address listed below so that it is received by Viking prior to the Viking Shareholders’ Meeting or by attending the Viking Shareholders’ Meeting online and voting there. You also may revoke your proxy by sending a notice of revocation to Viking, which must be received prior to the Viking Shareholders’ Meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your Viking Common Shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold Viking Common Shares. If you are a holder of record and your Viking Common Shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your Viking Common Shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Håkan Wohlin
c/o Viking Acquisition Corp. I
900 Third Avenue, 18th Floor
New York, NY 10022
Tel: (631) 353-2402

You may also contact Viking’s proxy solicitor at:

Sodali & Co.
333 Ludlow Street
5th Floor, South Tower
Samford, CT 06902

Telephone: (800) 662-5200
Banks and brokers: (203) 658-9400
Email: VACI.info@investor.sodali.com

To obtain timely delivery, Viking Shareholders must request the materials no later than five business days prior to the Viking Shareholders’ Meeting.

You may also obtain additional information about Viking from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your Viking Public Shares, you will need to send a letter demanding redemption and deliver your Viking Public Shares (either physically or electronically) to the Transfer Agent at least two business days prior to the Viking Shareholders’ Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your Viking Public Shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Viking is soliciting proxies on behalf of the Viking Board. This solicitation is being made by mail but also may be made by telephone, in person or by electronic means. Viking will bear the cost of the solicitation. Viking has engaged Sodali & Co. to assist in the solicitation of proxies and will pay Sodali & Co. a fee of $22,500, plus disbursements. Viking will reimburse Sodali & Co. for reasonable and documented out-of-pocket expenses and will indemnify Sodali & Co. and its affiliates against certain claims, liabilities, losses, damages and expenses. Viking will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions, and will reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of Viking Class A Shares and in obtaining voting instructions from those owners. Viking management and Viking’s employees may also solicit proxies by telephone, by facsimile, in person or by electronic means. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the annexes and accompanying financial statements of Viking and NorthStar, to fully understand the proposed Business Combination and the Proposals to be considered at the Viking Shareholders’ Meeting (each as described below). Please see the section entitled “Where You Can Find More Information” elsewhere in this proxy statement/prospectus.

Parties to the Business Combination

Viking

Viking is a blank check company incorporated as a Cayman Islands exempted corporation on March 12, 2025, under the Companies Act. Viking was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The mailing address of Viking’s principal executive office is 900 Third Avenue, 18th Floor, New York, NY 10022.

Viking’s securities are traded on NYSE under the ticker symbols “VACI.U,” “VACI” and “VACI.WT.”

NorthStar

NorthStar monitors space via a constellation of satellites with dedicated optical sensors, with a secure and expanded data-driven 3D catalogue of the entire space environment powered with advanced SSA analytics, NorthStar’s information services will enable safe navigation in space and, further, NorthStar is developing a data-driven platform accessible to users and user communities to support the sustainable management of Earth’s natural resources.

The mailing address of NorthStar’s principal executive office is 384 Rue Saint-Jacques #300, Montreal, Québec, H2Y 1S1.

NewCo

NewCo is a corporation existing under the CBCA that was incorporated on April 13, 2026 to facilitate the Amalgamation. To date, NewCo has not conducted any material activities other than those incident to its formation. NewCo will survive the Amalgamation as the Amalgamated Company upon the Closing.

The Business Combination

On April 16, 2026, Viking, NorthStar and NewCo, entered into the Business Combination Agreement, pursuant to which, among other things, Viking will continue as New NorthStar, a corporation existing under the CBCA in accordance with the Companies Act and the CBCA, pursuant to Continuation Articles and, promptly following the Continuation, New NorthStar, NorthStar and NewCo will effect the Arrangement in accordance with the Plan of Arrangement, pursuant to which, among other things, NewCo and NorthStar will amalgamate to form one corporate entity and NewCo will survive the Amalgamation as a wholly owned subsidiary of New NorthStar and the other transactions contemplated by the Plan of Arrangement will be consummated.

The following diagram illustrates the organizational structure of Viking, NorthStar and NewCo immediately prior to the Business Combination:

The following diagram illustrates the structure of New NorthStar immediately following the Business Combination, assuming no redemptions.

Initial Shareholders
Public Shareholders
NorthStar Shareholders
PIPE Investors
9.1%
35.8%
45.7%
9.4%
NORTHSTAR ENTERPRISES LTD. (Canada)
NORTHSTAR EARTH & SPACE INC. (Canada)
NORTHSTAR EARTH & SPACE SYSTEMS, INC. (Delaware)
NORTHSTAR EARTH & SPACE EUROPE S.A.R.L. (Luxembourg)
NORTHSTAR RECOVERY GP INC. (Canada)

On the Closing Date, pursuant to the Arrangement, NorthStar will complete the NorthStar Recapitalization pursuant to which, among other things:

•        certain NorthStar Convertible Debentures will be amended to provide that such debentures or any portion thereof may be converted into non-convertible debt securities of NorthStar at the option of the holder on the terms set out in the Plan of Arrangement;

•        the NorthStar Convertible Debentures will be amended to provide that interest will cease to accrue under such debentures after the Recapitalization Interest Accrual Date, following which all accrued interest under the NorthStar Convertible Debentures up to the Recapitalization Interest Accrual Date will be deemed to be paid in kind and added to the principal amount of such debentures;

•        certain NorthStar Convertible Debentures (or applicable portion thereof) will be converted into non-convertible debt securities of NorthStar in accordance with their terms and the Plan of Arrangement;

•        certain NorthStar Convertible Debentures (or applicable portion thereof) will convert into NorthStar Class C Preferred Shares or NorthStar Class D Preferred Shares, as the case may be, at a rate of 1 NorthStar Class C Preferred Share or NorthStar Class D Preferred Share per C$100 in outstanding aggregate principal amount, in accordance with their terms and the Plan of Arrangement;

•        the NorthStar Warrants (other than the PIPE Warrants) will be exchanged for NorthStar Options to acquire a number of NorthStar Class A Common Shares equal the number of NorthStar Class A Common Shares subject to such NorthStar Warrants, at a per share exercise price equal to the per share exercise price for the NorthStar Class A Common Shares subject to such NorthStar Warrants;

•        the articles of NorthStar will be amended to create the NorthStar Ordinary Shares, and the then outstanding shares of NorthStar will be exchanged for NorthStar Ordinary Shares on the basis of: (i) 10.050422 NorthStar Ordinary Shares for each NorthStar Class A Common Share, (ii) 18.212356 NorthStar Ordinary Shares for each NorthStar Class B Common Share, (iii) 10 NorthStar Ordinary Shares for each NorthStar Class A Preferred Share, (iv) 10 NorthStar Ordinary Shares for each NorthStar Class B Preferred Share, (v) 10 NorthStar Ordinary Shares for each NorthStar Class B-1 Preferred Share, (vi) 10 NorthStar Ordinary Shares for each NorthStar Class C Preferred Share, and (vii) 10 NorthStar Ordinary Shares for each NorthStar Class D Preferred Share; and the NorthStar Options will be adjusted in accordance with their terms to give effect to the foregoing;

•        certain NorthStar Convertible Debentures will be amended to provide, among other things, that such debentures will be convertible into NorthStar Ordinary Shares upon the consummation of the Business Combination at a price per share equal to the fair market value of the NorthStar Ordinary Shares, less a 25% discount, which debentures will be converted into NorthStar Ordinary Shares at a rate of 1 NorthStar Ordinary Share per C$7.50 in outstanding aggregate principal amount in accordance with their terms and the Plan of Arrangement; and

•        the NorthStar Shareholder Loans will be amended to provide that interest will cease to accrue under such NorthStar Shareholder Loans after the Recapitalization Interest Accrual Date, following which all accrued interest thereunder up to the Recapitalization Interest Accrual Date will be contributed to NorthStar in consideration for the issuance of NorthStar Ordinary Shares at a rate of 1 NorthStar Ordinary Share per C$10 in outstanding aggregate principal amount and accrued interest of such NorthStar Shareholder Loan.

As of the date hereof, there are 634,263 NorthStar Class A Common Shares, 87,504 NorthStar Class B Common Shares, 250,000 NorthStar Class A Preferred Shares, 355,401 NorthStar Class B Preferred Shares, and 140,000 NorthStar Class B-1 Preferred Shares issued and outstanding. As of the Interest Accrual Date, the aggregate principal amount and accrued interest of the NorthStar Convertible Debentures was C$10,963,154 in respect of the NorthStar Convertible Debentures that will convert into non-convertible debt securities of NorthStar, C$67,748,700 in respect of the NorthStar Convertible Debentures that will convert into NorthStar Class C Preferred Shares or NorthStar Class D Preferred Shares, and C$29,581,980 in respect of the NorthStar Convertible Debentures that will convert into NorthStar Ordinary Shares. As of the Interest Accrual Date, the aggregate principal amount and accrued interest of the NorthStar Shareholder Loans was C$5,544,310.

Accordingly, pursuant to the NorthStar Recapitalization, if the Closing occurred on the date hereof, (i) 6,374,611 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class A Common Shares, (ii) 1,593,654 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class B Common Shares, (iii) 2,500,000 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class A Preferred Shares, (iv) 3,554,010 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class B Preferred Shares, (v) 1,400,000 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class B-1 Preferred Shares, (vi) 2,092,820 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class C Preferred Shares, (vii) 4,682,050 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class D Preferred Shares, (viii) 3,399,917 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Convertible Debentures that converted into NorthStar Ordinary Shares, and (ix) 554,431 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Shareholder Loans.

On the Closing Date, pursuant to the Arrangement and following the NorthStar Recapitalization, among other things:

•        the PIPE Financing will be consummated by NorthStar pursuant to the PIPE Agreements;

•        the Sponsor will transfer an aggregate of 3,000,000 Viking Class B Shares to the PIPE Investors proportionally to their investment in the PIPE Financing;

•        each then issued and outstanding Viking Class B Share shall be exchanged for one Viking Class A Share;

•        the articles of New NorthStar will be amended to (i) redesignate the Viking Class A Shares as New NS Common Shares, (ii) create a new class of preferred shares and delete the Viking Class B Shares, and (iii) provide that the New NS Common Shares and the New NorthStar preferred shares will have the rights, privileges, restrictions and conditions set out in the Plan of Arrangement;

•        NorthStar and NewCo will amalgamate under the CBCA, and pursuant to the Amalgamation:

•        the Amalgamated Company will become a wholly owned subsidiary of New NorthStar;

•        each then issued and outstanding NorthStar Ordinary Share (including those issued pursuant to the PIPE Financing) will be exchanged for that number of New NS Common Shares equal to the Exchange Ratio;

•        each then issued and outstanding NorthStar PIPE Warrant (including those issued pursuant to the PIPE Financing) will be exchanged for one (1) New NS PIPE Warrant to acquire one (1) New NS Common Share at a per share exercise price equal to $11.50, subject to adjustment, which will be governed by the terms of the Viking Public Warrant Agreement; and

•        each then issued and outstanding NorthStar Option will be exchanged for a New NS Exchange Option to acquire a number of New NS Common Shares (rounded up to the nearest whole share) equal to (1) the number of NorthStar Ordinary Shares subject to the applicable NorthStar Option multiplied by (2) the Exchange Ratio, each at a per share exercise price (rounded up to the nearest cent) equal to the quotient of (1) the per share exercise price for the NorthStar Ordinary Shares subject to the applicable NorthStar Option, divided by (2) the Exchange Ratio, in each case, in accordance with the provisions of applicable Law (including Sections 424(a) and Section 409A of the Code and subsection 7(1.4) of the Tax Act);

•        the NorthStar legacy option plan will terminate;

•        New NorthStar will issue to the Sponsor 500,000 New NS Common Shares;

•        New NorthStar will change its name to NorthStar Earth & Space Enterprises, Inc.; and

•        the Board of New NorthStar will be reconstituted to reflect the New NS Board and the officers of New NorthStar will be appointed.

Dissent Rights

There is no mandatory statutory right of dissent and appraisal in respect of plans of arrangement under the CBCA unless the terms of the arrangement permit dissent. The Business Combination Agreement does not contemplate any dissent rights or appraisal rights to be available to holders of Viking Class A Shares and Viking Class B Shares in connection with the Business Combination. However, Viking Shareholders are still entitled to exercise the rights of redemption as set out in the section entitled “Extraordinary General Meeting of Viking Shareholders — Redemption Rights” and the Viking Board has determined that the redemption proceeds payable to Viking Shareholders who exercise such redemption rights represents the fair value of those Viking Ordinary Shares.

Any NorthStar Existing Common Shares that are outstanding immediately prior to the Arrangement Effective Time and that are held by NorthStar Shareholders who have not voted or instructed any proxyholder to vote in favor of the Arrangement nor consented thereto in writing and who have given a notice of dissent pursuant to Section 190 of the CBCA and otherwise complied with all of the provisions of Section 190 of the CBCA with respect to such NorthStar Existing Common Shares (the “Dissenting Shares”) shall not be exchanged for, and any such NorthStar Shareholder shall have no right to receive, any consideration pursuant to the Arrangement, and any holder of Dissenting Shares shall cease to have any of the rights as a shareholder of NorthStar save for the right to be paid fair value for such holder’s Dissenting Shares in accordance with the Plan of Arrangement. Any NorthStar Shareholder who is ultimately not entitled, for any reason, to be paid fair value for their NorthStar Existing Common Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of NorthStar Existing Common Shares.

Conditions to the Obligations of Each Party

The obligations of each of the parties to the Business Combination to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver of the following conditions

•        The NorthStar Securityholders’ Approval shall have been obtained.

•        Each of the Interim Order and the Final Order shall have been granted.

•        The Viking Shareholders’ Approval shall have been obtained.

•        No Governmental Authority shall have enacted any Law or Governmental Order making the Transactions illegal.

•        All regulatory approvals shall have been obtained, and any applicable waiting periods therefore shall have expired or been terminated.

•        The Viking Common Shares and Viking Warrants shall have been accepted for listing on NYSE.

•        The proxy/registration statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the proxy/registration statement shall be in effect.

Conditions to the Obligations of Viking and NewCo

The obligations of Viking and NewCo to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver of the following conditions:

•        Subject to certain limitations and qualifications, each of the representations and warranties of NorthStar contained in the Business Combination Agreement shall be true and correct as of the Amalgamation Effective Time as if made on that date.

•        Each of the covenants of NorthStar to be performed prior to the Amalgamation Effective Time shall have been performed in all material respects.

•        NorthStar shall have delivered to Viking each of the deliverables required by the Business Combination Agreement.

•        Since the date of the Business Combination Agreement, no material adverse effect affecting NorthStar shall have occurred.

•        NorthStar shall have delivered a certificate, dated as of the Closing Date, certifying that certain conditions have been satisfied.

Conditions to the Obligations of NorthStar

The obligations of NorthStar to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver of the following conditions:

•        Subject to certain limitations and qualifications, each of the representations and warranties of Viking contained in the Business Combination Agreement shall be true and correct as of the Amalgamation Effective Time as if made on that date.

•        Each of the covenants of Viking and NewCo to be performed prior to the Amalgamation Effective Time shall have been performed in all material respects.

•        Since the date of the Business Combination Agreement, no material adverse effect affecting Viking shall have occurred.

•        Viking shall have delivered written resignations of each of its officers and directors, effective as of the Amalgamation Effective Time.

•        Viking shall have delivered each of the deliverables required by the Business Combination Agreement.

•        Viking shall have delivered a certificate, dated as of the Closing Date, certifying that certain conditions have been satisfied.

Termination

The Business Combination Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:

•        by mutual written consent of NorthStar and Viking;

•        by either Viking or NorthStar if the Closing shall not have occurred by January 31, 2027 (the “Agreement End Date”);

•        by either Viking or NorthStar if any Governmental Authority shall have enacted any Governmental Order that has the effect of making consummation of the Transactions illegal;

•        by either Viking or NorthStar if the Viking Shareholders’ Approval is not obtained at the Viking Shareholders’ Meeting;

•        by either Viking or NorthStar if the NorthStar Securityholders’ Approval in respect of the Arrangement Resolution shall not have been obtained at the NorthStar Securityholders’ Meeting or any adjournment or postponement thereof in accordance with the Interim Order and applicable Law;

•        by Viking (i) upon any breach of any representation, warranty or covenant of NorthStar such that any condition to closing would not be satisfied at the Closing, subject to a 30-day period to cure and (ii) Viking is not in material breach of its representations, warranties or covenants under the Business Combination Agreement;

•        by NorthStar (i) upon any breach of any representation, warranty or covenant of Viking such that any condition to closing would not be satisfied at the Closing, subject to a 30-day period to cure and (ii) NorthStar is not in material breach of its representations, warranties or covenants under the Business Combination Agreement;

•        by NorthStar, at any time prior to Viking’s receipt of the Viking Shareholders’ Approval, if Viking or the Viking Board effects an Intervening Event Change in Recommendation.

•        by Viking, if NorthStar has not delivered the Additional Support Agreements (as defined in the Business Combination Agreement) executed by the relevant NorthStar securityholders within the time frame set forth in the Business Combination Agreement.

In the event of the valid termination of the Business Combination Agreement, the Business Combination Agreement shall forthwith become void and have no effect, without any liability on the part of either party or its respective affiliates, officers, directors, employees, shareholders or other representatives, other than liability of any party for any willful and material breach of the Business Combination Agreement occurring prior to such termination, and other than liability for payment of the expenses set forth below.

Expenses

Each Party shall be responsible for and pay its own expenses incurred in connection with the Agreement and the Transactions, including all fees and expenses of its legal counsel, investment bankers, brokers, finders and other representatives; provided, that NorthStar shall pay all filing fees relating to the Form F-4, any filings pursuant to the HSR Act and any other regulatory filing fees, including those payable to the NYSE.

If the Closing shall occur, any such expenses that remain outstanding as of the Closing (including any deferred underwriting fees, but excluding certain Viking expenses (the “SPAC Excluded Expenses”)), will be paid from the capital of Viking and the combined company upon consummation of the Transactions; provided, that “SPAC Excluded Expenses” include Viking expenses that exceed $4,000,000, capital markets or similar advisory or banking fees, and liabilities owed to the sponsor or its affiliates (other than equity issuances to the Sponsor at Closing pursuant to the Sponsor Letter Agreement), and such SPAC Excluded Expenses shall only be paid to the extent there is cash remaining in the trust account after giving effect to redemptions and the payment of other transaction expenses.

If Viking validly terminates the Agreement due to failure of NorthStar to deliver the Additional Support Agreements, then NorthStar shall reimburse Viking for its out-of-pocket expenses incurred in connection with the Transactions in an amount not to exceed $500,000, payable within 30 days following such termination, and such reimbursement shall constitute SPAC’s sole and exclusive remedy in connection with such termination.

Related Agreements

Sponsor Letter Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Viking, the Company and the Sponsor entered into a letter agreement (the “Sponsor Letter Agreement”) pursuant to which, among other things (1) the Sponsor agreed to vote all Class B ordinary shares of Viking (“Founder Shares”) held by it in favor of the Business Combination Agreement, the Business Combination Proposal, the Continuation Proposal and related proposals, (2) the Sponsor agreed that, at the Closing, it will transfer, directly or constructively, 3,000,000 Founder Shares to investors in the PIPE Financing and Viking agreed to issue to the Sponsor at closing for consideration of the Sponsor Letter, 500,000 New NS Common Shares, (3) Sponsor agreed to pay SPAC Excluded Expenses unpaid under the Business Combination Agreement, and (4) the parties agreed that 10% of any Earnout Shares issued shall be allocated to Sponsor if the dollar volume-weighted average price for the New NS Common Shares over any 20 consecutive day trading period within the 30 consecutive trading days beginning on the day immediately following the publication of New NorthStar’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable earnout target, is greater than or equal to $10.00.

Voting and Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Viking, NorthStar and certain of the NorthStar Securityholders entered into the Voting and Support Agreement pursuant to which, among other things, each such securityholder agreed to support and vote in favor of the Plan of Arrangement.

Registration Rights Agreement

Viking and certain securityholders of Viking are parties to a registration rights agreement, dated as of October 30, 2025. At the Closing and pursuant to the terms of the Business Combination Agreement, New NorthStar, the Sponsor and certain security holders of NorthStar and such securityholders of Viking shall enter into the Registration Rights Agreement pursuant to which, among other things, (1) New NorthStar will agree to file, as soon as practicable (and in any event within 30 days) following the Closing Date, a registration statement covering the resale of certain New NS Common Shares and other equity securities of New NorthStar held by the Sponsor and such other securityholders parties from time to time, (2) such holders of registrable securities will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their registrable securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (3) the Original Registration Rights Agreement, dated as of October 30, 2025, between Viking, the Sponsor and certain other parties will be amended, restated and terminated as of the Closing.

Lock-Up Agreements

Also pursuant to the terms of the Business Combination Agreement, at the Closing, certain NorthStar securityholders will enter into Lock-Up Agreements, pursuant to which, among other things, each such securityholder will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the New NS Common Shares held by such securityholder immediately after the effective time of the Business Combination, on the terms and subject to the conditions set forth in the Lock-Up Agreement. In addition, the Sponsor and the other parties to the IPO Letter Agreement will enter into an amendment to such letter agreement to change the lock-up period in such letter agreement to six months after the Closing Date.

PIPE Agreements

Concurrently with the execution of the Business Combination Agreement, on April 16, 2026, Viking, Viking Acquisition Sponsor I, LLC (“Sponsor”), and NorthStar entered into Securities Purchase Agreements (the “PIPE Agreements”) with institutional investors (the “PIPE Investors”). Pursuant to the PIPE Agreements, the PIPE Investors agreed, conditional on the completion of the Business Combination, to subscribe for and purchase, and NorthStar agreed to issue and sell to the PIPE Investors, NorthStar Ordinary Shares, which, pursuant to the Plan of Arrangement, will be exchanged for an aggregate of $30 million of New NS Common Shares, on the basis of $10.00 per resulting New NS Common Share, as well as warrants to purchase NorthStar Ordinary Shares, which, pursuant to the Plan of Arrangement, will be exchanged for warrants to acquire 3,000,000 New NS Common Shares at Closing (collectively, the “PIPE Financing”). Such warrants (the “PIPE Warrants”) will have the same terms as the New Viking Public Warrants (as defined in the PIPE Agreement). In addition, the Sponsor agreed to transfer to the PIPE Investors (on a pro rata basis proportionally to each PIPE Investor’s investment) an aggregate of 3,000,000 New NS Common Shares (after conversion of the Founders Shares pursuant to the Arrangement) at Closing.

The obligations of Viking and the Company to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) material truth and accuracy of the representations and warranties of the PIPE Investors, subject to customary bringdown standards; and (ii) material compliance by the PIPE Investors with their covenants, agreements and conditions under the PIPE Agreements. The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the material truth and accuracy of the representations and warranties of Viking and the Company in the PIPE Agreements, subject to customary bringdown standards; and (ii) material compliance by Viking and the Company with their respective covenants, agreements and conditions under the PIPE Agreements. The PIPE Agreements provide that the parties will use commercially reasonable efforts to ensure that the securities issued to PIPE Investors (other than the Sponsor transferred shares) will be freely tradable promptly following Closing and the PIPE Agreements further grant the PIPE Investors certain customary registration rights. For or more information, see “The Business Combination — Related Agreements — PIPE Agreements.”

Viking and NorthStar may enter into non-redemption agreements with certain existing shareholders or potential shareholders, including the PIPE Investors (the “Non-Redemption Agreements” and such shareholders, the “Non-Redeeming Shareholders”), pursuant to which, among other things, the Non-Redeeming Shareholders will irrevocably and unconditionally agree, for the benefit of Viking and NorthStar, that neither they nor their controlled affiliates will exercise any redemption rights under the Viking Articles with respect to certain Viking Class A Shares held by such Non-Redeeming Shareholders (the “NRA Shares”) at any meeting of the Viking Shareholders. For more information, see “The Business Combination — Related Agreements — Non-Redemption Agreement.”

Ownership of New NorthStar after Closing

The issuance of New NS Common Shares in the Business Combination will dilute the Equity Interests of Viking Public Shareholders who do not exercise their redemption rights and may adversely affect prevailing market prices for New NS Common Shares. Viking Public Shareholders who do not exercise their redemption rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

•        the issuance of New NS Common Shares as part of the consideration in connection with the consummation of the Business Combination; and

•        the exercise of New NS Warrants.

The issuance of New NS Common Shares in connection with the Business Combination, including through any of the foregoing, could have the following effects for Viking Public Shareholders who elect not to redeem their Viking Public Shares:

•        their proportionate ownership interest in New NorthStar will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Viking Shares will be diminished; and/or

•        the market price of New NS Common Shares or New NS Public Warrants, as applicable, may decline.

The following table illustrates varying beneficial ownership levels in New NorthStar, as well as possible sources and extents of dilution for non-redeeming Viking Public Shareholders, assuming no additional redemptions by Viking Shareholders and the Maximum Redemption by Viking Public Shareholders. The calculations are based upon an assumed Exchange Ratio for New NS Common Shares of 1.1496218.

Assumptions are as follows:

•        Assuming no additional redemption scenario:    This presentation assumes that no Viking Public Shareholders exercise redemption rights with respect to their Viking Shares in connection with the vote on the Business Combination.

•        Assuming 25% additional redemption scenario:    This presentation assumes that the Viking Public Shareholders holding approximately 25% of the Viking Shares exercise redemption rights with respect to their Viking Shares. This scenario assumes that 5,750,000 Viking Shares are redeemed for an aggregate redemption payment of approximately C$81.3 million.

•        Assuming 50% additional redemption scenario:    This presentation assumes that the Viking Public Shareholders holding approximately 50% of the Viking Shares exercise redemption rights with respect to their Viking Shares. This scenario assumes that 11,500,000 Viking Shares are redeemed for an aggregate redemption payment of approximately C$162.6 million.

•        Assuming 75% additional redemption scenario:    This presentation assumes that the Viking Public Shareholders holding approximately 75% of the Viking Shares exercise redemption rights with respect to their Viking Shares. This scenario assumes that 17,250,000 Viking Shares are redeemed for an aggregate redemption payment of approximately C$243.9 million.

•        Assuming Maximum Redemption scenario:    This presentation assumes that the Viking Public Shareholders holding approximately 100% of the Viking Shares exercise redemption rights with respect to their Viking Shares. This scenario assumes that 23,000,000 Viking Shares are redeemed for an aggregate redemption payment of approximately C$325.2 million.

Upon consummation of the Business Combination, the post-Closing share ownership of New NorthStar under (1) the No Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the 100% Redemptions Scenario, excluding the dilutive effect of New NorthStar Earnout Shares, Viking Public Warrants, Viking Private Placement Warrants, NorthStar Warrants, NorthStar Options, and NorthStar PIPE Warrants would be as follows:

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(1)	23,000,000	35.8%	17,250,000	29.5%	11,500,000	21.8%	5,750,000	12.3%	—	0.0%
Initial Shareholders(2)	5,826,667	9.1%	5,826,667	10.0%	5,826,667	11.1%	5,826,667	12.4%	5,826,667	14.2%
NorthStar Shareholders	29,328,862	45.7%	29,328,862	50.2%	29,328,862	55.7%	29,328,862	62.6%	29,328,862	71.3%
PIPE Investors(3)	6,000,000	9.4%	6,000,000	10.3%	6,000,000	11.4%	6,000,000	12.8%	6,000,000	14.5%
Total	64,155,529	100.0%	58,405,529	100.0%	52,655,529	100.0%	46,905,529	100.0%	41,155,529	100.0%

____________

(1)      Reflects the assumed redemption of (i) 0 shares under the No Redemptions Scenario, (ii) 5,750,000 shares under the 25% Redemptions Scenario, (iii) 11,500,000 shares under the 50% Redemptions Scenario, (iv) 17,250,000 shares under the 75% Redemptions Scenario, and (v) 23,000,000 shares under the 100% Redemptions Scenario.

(2)      Includes 4,666,667 Founder Shares (excluding 3,000,000 Founder Shares to be transferred by the Sponsor to the PIPE Investors), 660,000 Private Placement Shares, and 500,000 shares issued by Viking to the Sponsor at Closing for consideration of the Sponsor Letter.

(3)      Includes 3,000,000 PIPE Shares and 3,000,000 Founder Shares to be transferred by the Sponsor to the PIPE Investors (1,000,000 of which PIPE Shares will be issued to Pangaea, and 1,000,000 of which Founder Shares will be transferred to Pangaea).

The following table illustrates varying ownership levels of New NorthStar immediately following the Business Combination on a fully diluted basis(1):

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(2)	30,666,645	35.8%	24,916,645	31.2%	19,166,645	25.8%	13,416,645	19.6%	7,666,645	12.2%
Initial Shareholders(3)	7,046,665	8.2%	7,046,665	8.8%	7,046,665	9.5%	7,046,665	10.3%	7,046,665	11.2%
NorthStar Shareholders(4)	39,000,000	45.5%	39,000,000	48.8%	39,000,000	52.6%	39,000,000	57.0%	39,000,000	62.2%
PIPE Investors(5)	9,000,000	10.5%	9,000,000	11.2%	9,000,000	12.1%	9,000,000	13.1%	9,000,000	14.4%
Total	85,713,310	100.0%	79,963,310	100.0%	74,213,310	100.0%	68,463,310	100.0%	62,713,310	100.0%

____________

(1)      This table makes the same assumptions as in the preceding ownership table, except that this table reflects (i) 10,000,000 New NorthStar Earnout Shares, (ii) 7,666,645 shares underlying the Viking Public Warrants, (iii) 219,998 shares underlying the Viking Private Placement Warrants, (iv) 118,454 shares underlying the NorthStar Warrants, (v) 552,684 shares underlying the NorthStar Options, and (vi) 3,000,000 shares underlying the NorthStar PIPE Warrants.

(2)      Includes 7,666,645 shares underlying the Viking Public Warrants.

(3)      Includes 219,998 shares underlying the Viking Private Placement Warrants and 1,000,000 Earnout Shares.

(4)      Includes 9,000,000 Earnout Shares.

(5)      Includes 3,000,000 shares underlying the NorthStar PIPE Warrants.

Description of New NorthStar Securities

If the Business Combination is successfully completed, Viking Shareholders and NorthStar Shareholders will become New NS Shareholders, and their rights as New NS Shareholders will be governed by the New NorthStar Organizational Documents and the laws of Canada. Please see the section entitled “Description of New NorthStar Securities Following the Business Combination” elsewhere in this proxy statement/prospectus for additional information.

The Viking Board’s Reasons for Approval of the Business Combination

After careful consideration, the Viking Board unanimously recommends that Viking Shareholders vote “FOR” the approval of the Business Combination Proposal. The Viking Board did not retain an unaffiliated representative to act solely on behalf of the Viking Public Shareholders for negotiating the terms of the Business Combination Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination. For a more complete description of the Viking Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the Viking Board, see the subsection entitled “The Business Combination — The Viking Board’s Reasons for Approval of the Business Combination.”

Satisfaction of 80% Test

It is a requirement under the Viking Articles and NYSE listing requirements that the business or assets acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. In connection with its evaluation and approval of the Business Combination, the Viking Board determined that the fair market value of NorthStar represents at least 80% of the net assets of Viking held in the Trust Account.

Extraordinary and General Meeting of the Viking Shareholders

Date, Time and Place

The Viking Shareholders’ Meeting will be held virtually on [____], 2026 at [____] a.m., Eastern Time. Viking will provide Viking Shareholders with an opportunity to hear all portions of the Viking Shareholders’ Meeting as conducted by the Viking Board, submit written questions and comments during the Viking Shareholders’ Meeting and vote online during the open poll portion of the Viking Shareholders’ Meeting.

Proposals

At the Viking Shareholders’ Meeting, Viking Shareholders will vote on the following Proposals:

•        Proposal No. 1 — The Continuation Proposal to approve, by Special Resolution, the continuance of Viking as a corporation existing under the CBCA, in accordance with the applicable provisions of the Companies Act and the CBCA and the adoption of the Proposed Bylaws;

•        Proposal No. 2 — The Business Combination Proposal to approve, by Special Resolution, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby and by the other Transaction Documents (as defined in the Business Combination Agreement), including the Business Combination;

•        Proposal No. 3(a)-(d) — The Advisory Organizational Documents Proposal to approve, on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New NS Organizational Documents that materially affect Viking Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission as the Authorized Capital Proposal, the Quorum Proposal and the Advance Notice Proposal and the Other Matters Proposal;

•        Proposal No. 4 — The NYSE Proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of New NS Common Shares in connection with the Business Combination;

•        Proposal No. 5 — The Incentive Plan Proposal to approve, by Ordinary Resolution, the issuance of New NS Common Shares pursuant to the Incentive Plan. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex G;

•        Proposal No. 6 — The Director Election Proposal to approve, by Ordinary Resolution, the election of nine directors, being Stewart Bain, Beth Michelson, Charles Sirois, Paul Pizzani, Philipp von Girsewald, Bob Reeves, Denis Sirois and Kim Crider effective upon the Closing, to hold office on the New NS Board until the close of the next annual meeting of shareholders of New NorthStar or until such directors’ successors have been duly elected or appointed, or until such directors’ earlier death, resignation, removal or disqualification; and

•        Proposal No. 7 — The Adjournment Proposal to approve, by Ordinary Resolution, the adjournment of the Viking Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or (ii) if the board of directors of Viking determines before the Viking Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the Proposals. If put forth at the Viking Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the other Proposals will be submitted to the Viking Shareholders for a vote.

For more information on the Proposals, please see the sections entitled “Proposal No. 1 — The Continuation Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 — The NYSE Proposal,” “Proposal No. 5 — The Incentive Plan Proposal,” “Proposal No. 6 — The Director Election Proposal,” and “Proposal No. 7 — The Adjournment Proposal.”

Recommendation of the Viking Board of Directors FOR the Proposals

The Viking Board has unanimously determined that each of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, and the Adjournment Proposal (if put) is in the best interests of Viking and Viking Shareholders and unanimously recommends that Viking Shareholders vote “FOR” each Proposal being submitted to a vote of the Viking Shareholders at the Viking Shareholders’ Meeting. For more information, please see the sections entitled “Proposal No. 1 — The Continuation Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 — The NYSE Proposal,” “Proposal No. 5 — The Incentive Plan Proposal,” “Proposal No. 6 — The Director Election Proposal,” and “Proposal No. 7 — The Adjournment Proposal.”

When you consider the unanimous recommendation of the Viking Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, Sponsor and certain members of Viking management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. The existence of financial and personal interests of one or more of Viking’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Viking and Viking Shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Voting Power; Record Date

Only Viking Shareholders of record at the close of business on August 3, 2026, the record date for the Viking Shareholders’ Meeting, will be entitled to vote at the Viking Shareholders’ Meeting. In respect of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, and (if put) the Adjournment Proposal, each Viking Shareholder is entitled to one vote for each Viking Ordinary Shares registered in its name as of the close of business on the record date. If a Viking Shareholder’s Viking Ordinary Shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly counted. On the record date, there were 23,000,000 Viking Public Shares outstanding and 7,666,667 Viking Class B Shares outstanding held by Sponsor and Viking’s independent directors.

Quorum and Required Vote for Proposals at the Viking Shareholders’ Meeting

A quorum of Viking Shareholders is necessary to hold a valid meeting. A quorum will be present at the Viking Shareholders’ Meeting if one or more shareholders holding at least a majority of the paid up voting share capital of Viking attend virtually or in person or are represented by proxy at the Viking Shareholders’ Meeting. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. As of the record date for the Viking Shareholders’ Meeting, 15,663,334 Viking Ordinary Shares would be required to achieve a quorum.

Approval of the Continuation Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66⅔%) of the outstanding Viking Class B Ordinary Shares entitled to vote and actually cast thereon at the Viking Shareholders’ Meeting. The Business Combination Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66⅔%) of the outstanding Viking Class A Ordinary Shares and Viking Class B Ordinary Shares entitled to vote and actually cast thereon at the Viking Shareholders’ Meeting, voting as a single class. The Continuation Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a simple majority of the outstanding Viking Common Shares entitled to vote and actually cast thereon at the Viking Shareholders’ Meeting, voting as a single class. Accordingly, a Viking Shareholder’s failure to vote by proxy or to vote online at the Viking Shareholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Viking Shareholders’ Meeting (assuming a quorum is present).

The Closing is conditioned on the approval of the Continuation Proposal, the Business Combination Proposal, the NYSE Proposal and the Director Election Proposal at the Viking Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding. The Advisory Organizational Documents Proposals, the Incentive Plan Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. If put forth at the Viking Shareholders’ Meeting, the Adjournment Proposal will be the first and only proposal voted upon and none of the other Proposals will be submitted to the Viking Shareholders for a vote.

Vote of the Sponsor

Pursuant to the Sponsor Letter Agreement entered into in connection with the Business Combination, each of the Viking Founder Shareholders agreed to vote any Viking Common Shares owned by them in favor of an initial business combination. Pursuant to the Sponsor Letter Agreement, the Viking Founder Shareholders agreed, effective concurrently with the execution and delivery of the Business Combination Agreement, that Sponsor will be prohibited from voting any Viking Class A Shares purchased by Sponsor following Viking’s public announcement of Viking’s intention to engage in the transactions contemplated by the Business Combination Agreement (the “Transactions”) for or against the Transactions. The Sponsor Letter Agreement applies to Viking Founder Shareholders as it relates to the Viking Founder Shares and the requirement to vote all of the Viking Founder Shares in favor of the Business Combination Proposal. As of the record date, the Viking Founder Shareholders own approximately 25% of the Viking Common Shares then outstanding and entitled to vote at the Viking Shareholders’ Meeting. The Viking Founder Shareholders have agreed to waive any redemption rights with respect to Viking Class A Shares purchased in the Viking IPO or in the aftermarket, in connection with the Business Combination. Additionally, pursuant to the Viking Founder Shareholders are not entitled to redemption rights with respect to any Viking Founder Shares held by them in connection with the consummation of the Business Combination or upon Viking’s liquidation. The Viking Founder Shares will be worthless if no Business Combination is effected by Viking by the Viking Deadline Date. However, the Viking Founder Shareholders are entitled to redemption rights upon Viking’s liquidation with respect to any Viking Class A Shares they may own.

Interests of Certain Persons in the Business Combination

In considering the unanimous recommendation of the Viking Board to vote in favor of the Business Combination, Viking Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of Viking management have interests in the Business Combination that are different from, or in addition to, those of other Viking Public Shareholders generally. The existence of financial and personal interests of one or more of Viking’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Viking and Viking Shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. Viking’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Viking Shareholders that they approve the Business Combination. Viking Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        Pursuant to the Viking Articles, the Viking Founder Shareholders are not entitled to redemption rights with respect to any Viking Founder Shares and have agreed to waive redemption rights with respect to any Viking Public Shares held by them in connection with the consummation of the initial business combination. Additionally, Viking Founder Shareholders are not entitled to liquidation rights with respect to any Viking Founder Shares held by them if Viking fails to consummate the Business Combination by November 3, 2027, or such later date as approved by Viking Shareholders. If Viking does not complete the Business Combination within such applicable time period, the proceeds of the sale of the Viking Private Warrants held in the Trust Account will be used to fund the liquidation of the Viking Public Shares, and the Viking Private Warrants will expire without the receipt of any value by the holders of such warrants. Since Sponsor and Viking management directly or indirectly own Viking Common Shares and Viking Private Warrants, Viking management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate an initial business combination;

•        The fact that Sponsor and Viking’s independent directors purchased 7,666,667 Viking Founder Shares for an aggregate of $25,000, and that such securities will have a significantly higher value at the time of the Business Combination, which if the Viking Founder Shares are unrestricted and freely tradable would be valued at approximately $[__], based on the last traded price on NYSE of the Viking Class A Shares of $[__] per share on [__], 2026, resulting in a theoretical gain of $[__] (after forfeiture of Viking Founder Shares held by Sponsor pursuant to the Sponsor Letter Agreement);

•        The fact that given the differential in the purchase price that Sponsor and independent directors paid for the Viking Founder Shares as compared to the price of the Viking Units sold in the Viking IPO and the [    ] New NS Common Shares that Sponsor will receive upon conversion of the Viking Founder Shares in connection with the Business Combination, Sponsor and its affiliates may earn a positive rate of return on their investment even if the New NS Common Shares trade below the price initially paid for the Viking Units in the Viking IPO and the Viking Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•        The fact that Sponsor beneficially owns an aggregate of 116,666 Viking Private Warrants that would expire worthless if an initial business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $[__], based on the last traded price on NYSE of the Viking Public Warrants of $[__] per warrant on [____], 2026;

•        The fact that certain members of Viking management collectively own, directly or indirectly, a material interest in Sponsor;

•        Sponsor and Viking management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Viking may obtain loans from Sponsor or an affiliate of Sponsor or any of Viking management to finance transaction costs in connection with the initial business combination;

•        The Viking Articles provide that Viking renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of Viking management on the one hand, and Viking, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of Viking management to any other entity. Viking is not aware of any such corporate opportunities not being offered to Viking and does not believe that waiver of the corporate opportunities doctrine has materially affected Viking’s search for an acquisition target or will materially affect Viking’s ability to complete an initial business combination;

•        If the Trust Account is liquidated, including in the event Viking is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify Viking to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Viking Public Share, or such lesser amount per Viking Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Viking’s independent public accountants) for services rendered or products sold to Viking or (b) a prospective target business with which Viking has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        The fact that Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Viking Shareholders rather than liquidate;

•        The fact that Sponsor has agreed to pay SPAC Excluded Expenses unpaid under the Business Combination Agreement;

•        The fact that Sponsor agreed that, at the Closing, it will transfer, directly or constructively, 3,000,000 Viking Founder Shares to investors in the PIPE Financing and Viking agreed to issue to Sponsor at closing for consideration of the Sponsor Letter, 500,000 Viking Common Shares;

•        The fact that, under the Sponsor Letter, parties agreed that 10% of any Earnout Shares issued shall be allocated to Sponsor if the dollar volume-weighted average price for the New NS Common Shares over any 20 consecutive day trading period within the 30 consecutive trading days beginning on the day immediately following the publication of New NorthStar’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable earnout target, is greater than or equal to $10.00;

•        The fact that the Sponsor has a right to propose a director nominee for the post-closing Viking board of directors;

•        The fact that Viking will indemnify Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation and Sponsor’s ownership of Viking Securities or its control or ability to influence Viking; and

•        The terms and provisions of the Related Agreements as set forth in detail under the subsection entitled “The Business Combination — Related Agreements.”

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor, Viking’s directors and officers, and their affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Viking to the Sponsor, Viking’s directors and officers, and their affiliates, and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

The Sponsor and Viking’s independent directors paid an aggregate of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of the Viking Founder Shares, or approximately $0.00326 per share. In connection with the closing of the Viking IPO, the Sponsor purchased 350,000 Viking Private Placement Units for an aggregate purchase price of $3,500,000. At the Closing, pursuant to the Sponsor Letter Agreement, the Sponsor will transfer, directly or constructively, 3,000,000 Viking Founder Shares to investors in the PIPE Financing, and Viking agreed to issue to the Sponsor at closing for consideration of the Sponsor Letter, 500,000 Viking Common Shares. In addition, 10% of any Earnout Shares issued shall be allocated to Sponsor if the dollar volume-weighted average price for the New NS Common Shares over any 20 consecutive day trading period within the 30 consecutive trading days beginning on the day immediately following the publication of New NorthStar’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable earnout target, is greater than or equal to $10.00.

In addition, certain of the Strategic Partners and Senior Advisors invested in KingsRock Viking Acquisition, LLC, and through it, indirectly in the Sponsor, thereby sharing in the appreciation of Viking Founder Shares and Viking Private Placement

Viking has agreed to reimburse the Sponsor for any out-of-pocket expenses incurred in connection with activities on Viking’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with activities on Viking’s behalf. As of December 31, 2025, Viking has not reimbursed the Sponsor for any out-of-pocket expenses.

Units held by the Sponsor, provided that the Company successfully complete a business combination. However, such parties will have no right to control KingsRock Viking Acquisition, LLC or the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor prior to the consummation of a Business Combination.

	Interest in Securities	Other Compensation
Viking Directors and Officers

Each of the Company’s four independent directors have purchased membership interests in KingsRock Viking Acquisition, LLC for $187 which will provide them with an indirect interest in 50,000 Viking Founder Shares. In addition, one of the independent directors has purchased two other membership interests in KingsRock Viking Acquisition, LLC — one that he purchased for $250 which will provide him with an indirect interest in 66,666 Viking Founder Shares, and the other that he purchased for $50,000 which will provide him with an indirect interest in 5,000 Viking Private Placement Units.

Viking has agreed to reimburse its directors and officers for any out-of-pocket expenses incurred in connection with activities on Viking’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by its directors and officers in connection with activities on Viking’s behalf. As of December 31, 2025, Viking has not reimbursed its directors and officers for any out-of-pocket expenses.

Redemption Rights

Pursuant to the Viking Articles, a Viking Shareholder may elect to have all or a portion of the New NS Common Shares it receives in exchange for its Viking Public Shares for cash if the Business Combination is consummated. As a Viking Public Shareholder, you will be entitled to exercise your redemption rights if you:

•        hold Viking Units, elect to separate your Viking Units into the underlying Viking Public Shares and Viking Public Warrants;

•        prior to 5:00 p.m., Eastern Time on [____], 2026 (two business days before the Viking Shareholders’ Meeting), tender your shares physically or electronically and submit a request in writing that New NorthStar redeem your New NS Common Shares that you receive in exchange for your Viking Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent; and

•        deliver your Viking Public Shares through DTC’s DWAC system to the Transfer Agent at least two business days before the Viking Shareholders’ Meeting. Viking Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your Viking Public Shares as described above, your shares will not be redeemed.

Holders of Viking Units must elect to separate the Viking Units into the underlying Viking Public Shares and Viking Public Warrants prior to exercising their redemption rights with respect to the Viking Public Shares. If Viking Public Shareholders hold their Viking Units in an account at a brokerage firm or bank, such Viking Public Shareholders must notify their broker or bank that they elect to separate the Viking Units into the underlying Viking Public Shares and Viking Public Warrants, or if a holder holds Viking Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, the Transfer Agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Viking in order to validly exercise its redemption rights. Viking Public Shareholders may elect to exercise their redemption rights with respect to their Viking Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Viking Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Viking Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Viking Public Shares that it holds and timely delivers its shares to the Transfer Agent, New NorthStar will redeem the related New NS Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the fund held in the Trust Account and not previously released to Viking to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [____], 2026, this would have amounted to approximately $[____] per issued and outstanding Viking Public Share. If a Viking Public Shareholder exercises its redemption rights in full, then it will not own Viking Public Shares or New NS Common Shares following the redemption. Please see the subsection entitled “Extraordinary General Meeting of Viking Shareholders — Redemption Rights” elsewhere in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your Viking Public Shares.

Appraisal or Dissent Rights

There is no mandatory statutory right of dissent and appraisal in respect of plans of arrangement under the CBCA unless the terms of the arrangement permit dissent. The Business Combination Agreement does not contemplate any dissent rights or appraisal rights to be available to holders of Viking Class A Shares and Viking Class B Shares in connection with the Business Combination. However, Viking Shareholders are still entitled to exercise the rights of redemption as set out in the section entitled “Extraordinary General Meeting of Viking Shareholders — Redemption Rights” and the Viking Board has determined that the redemption proceeds payable to Viking Shareholders who exercise such redemption rights represents the fair value of those Viking Ordinary Shares.

Regulatory Approvals

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to any federal or state regulatory requirement or approval, other than: (a) the declaration of effectiveness by the SEC of the registration statement of which this proxy statement/prospectus forms a part, (b) Viking fulfilling all of the listing requirements and conditions of NYSE for the listing of the New NS Common Shares and New NS Warrants, and (c) those related to the Plan of Arrangement, including the Interim Order and the Final Order. For additional information, please see the section entitled “Regulatory Approvals Related to the Business Combination” elsewhere in this proxy statement/prospectus.

Material Tax Considerations

Please see the sections entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Viking Securities,” “Material U.S. Federal Income Tax Considerations for U.S. Holders of NorthStar Existing Common Shares” and “Material Canadian Tax Considerations” elsewhere in this proxy statement/prospectus.

Anticipated Accounting Treatment

The Transactions are expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Viking will be treated as the acquired company and NorthStar will be treated as the acquirer for financial statement reporting purposes.

Viking has been identified as a special purpose acquisition company and does not meet the definition of a business under ASC 805. In accordance with the SEC Financial Reporting Manual, in reverse merger transactions between an operating company and a special purpose acquisition company, where the operating company is determined to be the accounting acquirer, as is the case with the transaction between Viking and NorthStar, the transaction represents a reverse recapitalization. See the subsection entitled “The Business Combination — Anticipated Accounting Treatment of the Business Combination.”

Risk Factor Summary

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to NorthStar’s business and industry and the Business Combination are summarized below.

Risks Related to NorthStar’s Business

•        Our constellation expansion depends on the successful launch of host satellites carrying our sensors, and launch failures or delays could significantly set back our deployment schedule and revenue trajectory.

•        Increasing orbital congestion and debris, as well as satellite malfunctions, pose risks to our sensor-hosting satellites and could disrupt our ability to collect SSDA data.

•        Errors or failures in our SSDA analytics that contribute to satellite collisions or mission failures could expose us to significant product liability claims and reputational harm.

•        Solar activity, space weather, and adverse atmospheric phenomena could damage our sensors, disrupt data collection and communications, or interrupt ground station operations.

•        Failure to maintain a reputation for accurate, timely, and reliable SSDA data could irreparably harm our competitive position in defense and commercial markets.

•        Our AI and machine learning models may produce inaccurate outputs that adversely affect collision avoidance and customer decision-making.

•        We depend on a limited number of vendors and specialized supply chain components, and disruptions to these relationships could impair our operations.

•        Our strategic partnerships with satellite operators, sensor manufacturers, launch providers, and data partners may underperform or fail to deliver expected capabilities.

•        Our ability to perform on U.S. government contracts depends on our company, employees and subcontractors maintaining required security clearances, and the loss of, or failure to obtain, necessary clearances could impair our operations.

•        Scaling our operations and managing future growth effectively is uncertain, and failure to scale our organization, systems, and processes in line with our growth could harm our business.

•        We face intense competition from established defense contractors, government agencies, and well-funded emerging space companies, and increased competition or the emergence of alternative data sources could erode our competitive position.

•        Geopolitical risks, international regulatory shifts, and restrictions on cross-border data flows could adversely affect our global operations and customer relationships.

•        Recruiting and retaining qualified scientific, engineering, and operational personnel in a competitive talent market may be challenging and could impede execution of our strategy.

Risks Related to NorthStar’s Capital Resources

•        Our actual operating results may differ significantly from any guidance we may provide.

•        Our revenue growth may be slower than anticipated due to the early-stage nature of our business, and a delayed revenue ramp could weaken our financial position for an extended period.

•        We will likely require additional equity or debt financing to fund our operations, constellation expansion, and growth initiatives, and such financing may not be available on acceptable terms or at all.

•        Our sales efforts require considerable time and expense, and our sales cycles are often long and unpredictable, which makes it difficult to forecast revenue and manage our business.

•        We have a history of operating losses and may not achieve or sustain profitability for the foreseeable future, and we may be unable to adequately plan and manage our costs as we scale.

•        Our results of operations are subject to significant period-to-period fluctuations and may not be reliable indicators of future performance.

•        Operating across multiple jurisdictions exposes us to foreign exchange fluctuations that could adversely affect our financial results.

•        Our revenue may be concentrated in a small number of large government contracts, and changes in government spending priorities or procurement delays could materially reduce demand for our SSDA services.

•        Actual results may differ materially from our expectations due to factors beyond our control, and our transition from demonstration-phase to operational contracts is uncertain.

•        Changes in government spending priorities, defense budget reductions, or shifts in space policy could materially reduce demand for our SSDA services.

Risks Related to Legal and Regulatory Matters

•        Government contracting involves significant compliance obligations, audit rights, and regulatory requirements that increase our costs and expose us to the risk of contract penalties, suspension, or debarment.

•        We are subject to anti-corruption, anti-bribery, anti-money laundering, and economic sanctions laws across multiple jurisdictions, and non-compliance could expose us to severe penalties and reputational harm.

•        Changes to trade policy, tariffs, and import/export regulations may have a material adverse effect on our business and could increase the cost of components for our sensor payloads.

•        We are subject to environmental laws and regulations, and failure to comply with these requirements or changes in applicable environmental standards could impose additional costs and operational constraints.

•        Multi-jurisdictional tax obligations, intercompany transfer pricing, and potential changes in tax law could adversely affect our financial results.

•        We are subject to, or may in the future become subject to, legal proceedings and litigation that could be costly, time-consuming, and distracting.

Risks Related to Technology, Privacy and Intellectual Property

•        We rely on third-party licenses for technology and intellectual property that are critical to our platform, and the loss or adverse modification of those licenses could disrupt our operations.

•        Third parties may assert intellectual property infringement claims against us, and we may be subject to claims that our employees have misappropriated trade secrets or proprietary information from former employers.

•        Our intellectual property applications in applicable jurisdictions may not be granted, and we face risks that third parties may challenge or circumvent our issued patents.

•        Our handling of sensitive government, defense, and personal data subjects us to complex and evolving data privacy and protection laws, and non-compliance could result in significant penalties and loss of government contracts.

•        We may not be able to adequately protect or enforce our intellectual property rights, our applications may not be granted, and we currently enjoy only limited geographical patent protection.

•        We may be subject to claims of ownership and other rights to our patents and other intellectual property by third parties, and our confidentiality and assignment agreements may be insufficient.

•        Our analytics platform incorporates open-source software components, which may expose us to security vulnerabilities, licensing obligations, and the risk of being required to publicly disclose proprietary source code.

•        Cybersecurity threats targeting our software, networks, cloud infrastructure, or mission data could disrupt our operations and expose sensitive defense-related information.

•        Software errors or outages in our mission systems, analytics platform, or customer-facing tools could interrupt services, and data corruption or telemetry loss could impair our product reliability and erode customer confidence.

Risks Related to Securities Ownership

•        Viking may be, or New NorthStar may become, a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

•        The price of New NorthStar’s securities may be subject to significant fluctuations, based on various factors including an inability to achieve milestones set forth by management, quarterly or annual fluctuations in results of operations, financial results which deviate from analysts’ expectations, general economic conditions, legislative changes, changes in business prospects, developments that affect the industry as a whole, the breadth of the public market for New NorthStar’s securities, the attractiveness of alternative investments, and other events and factors that are beyond New NorthStar’s control.

•        Future sales of shares by shareholders could cause New NorthStar’s stock price to decline.

•        New NorthStar’s governance documents will permit it to issue an unlimited number of common shares without seeking approval of the shareholders. New NorthStar may complete additional financings in the future, which may have a dilutive or negative effect on existing shareholders.

•        As a foreign private issuer of securities in the United States, New NorthStar will be permitted to and intends to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE Listed Company Manual; these practices may afford less protection to shareholders than they would enjoy if New NorthStar complied fully with the NYSE Listed Company Manual.

•        New NorthStar may lose its foreign private issuer status in the future, which could result in significant additional cost and expense.

•        New NorthStar’s securities may be subject to restrictions on resale in Canada.

•        Canadian law contains, and New NorthStar’s governance documents will contain, certain provisions which limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

•        New NorthStar’s governance documents will provide that any derivative actions, actions relating to breach of fiduciary duties and other matters relating to its internal affairs will be required to be litigated in the Province of Québec, Canada, and will contain an exclusive federal forum provision for certain claims under the Securities Act, which could limit your ability to obtain a favorable judicial forum for disputes with New NorthStar.

•        As a company organized under the CBCA, with some of its directors and officers residing outside of the United States, it may be difficult for investors to enforce civil liabilities against New NorthStar based solely upon the federal securities laws of the United States.

Risks Related to Being a Public Company

•        New NorthStar will incur significant increased expenses and administrative burdens as a public company, compared to our historical expenses in similar areas, which could have an adverse effect on New NorthStar’s business, financial condition and results of operations.

•        Some members of our management have limited experience in operating within a public company environment.

•        If New NorthStar fails to establish and maintain effective internal controls, its ability to produce accurate financial statements and other disclosures on a timely basis could be impaired.

•        We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness or otherwise fail to maintain proper and effective internal controls, our ability to produce timely and accurate financial statements could be impaired, which could adversely affect our operating results, our stock price and access to the capital markets.

•        New NorthStar’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

•        Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require New NorthStar to change its compensation policies.

Risks Related to Viking and the Business Combination

•        Viking has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the Business Combination consideration is fair to Viking Shareholders from a financial point of view.

•        Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Following the closing of the Business Combination, New NorthStar may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New NorthStar’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

•        If, after Viking distributes the proceeds in the trust account to the public shareholders, Viking files a bankruptcy petition or an involuntary bankruptcy petition is filed against Viking that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Viking and the Viking Board may be exposed to claims of punitive damages.

•        If, before distributing the proceeds in the trust account to the public shareholders, Viking files a bankruptcy petition or an involuntary bankruptcy petition is filed against Viking that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Viking Shareholders and the per share amount that would otherwise be received by Viking Shareholders in connection with Viking’s liquidation may be reduced.

•        Viking Shareholders may be held liable for claims by third parties against Viking to the extent of distributions received by them upon redemption of their shares.

•        Viking Shareholders will experience immediate dilution as a consequence of the issuance of the New NS Common Shares as consideration in the Business Combination.

•        Viking Warrants and NorthStar PIPE Warrants will become exercisable for New NS Common Shares, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to Viking Shareholders.

Historical Market Prices and Dividends

Viking

The Viking Units, Viking Class A Shares and Viking Public Warrants are currently trading on NYSE under the symbols “VACI.U,” “VACI” and “VACI.WT,” respectively. Each Viking Unit consists of one Viking Class A Share and one-third of one Viking Public Warrant. The Viking Units commenced trading on November 3, 2025. Commencing November 20, 2025, holders of Viking Units were permitted to elect to separately trade Viking Class A Shares and Viking Public Warrants included in the Viking Units.

The following table sets forth, for the period indicated, the high and low sales prices per Viking Unit, Viking Class A Share and Viking Public Warrant as reported on the NYSE for the periods presented:

	Viking Public Units (VACI.U)		Viking Class A Ordinary Share (VACI)		Viking Public Warrants (VACI.WT)
2025	High	Low	High	Low	High	Low
Quarter ended December 31, 2025(1)	$10.44	$10.02	$10.07	$9.86	$0.40	$0.42
Quarter ended March 31, 2026	10.50	10.01	10.07	9.86	0.29	0.38

____________

(1)      Reflects the high and low sales prices per Viking Public Unit, Viking Class A Ordinary Share and Viking Public Warrant for those portions of the quarterly period during which such securities were traded on the NYSE.

On April 16, 2026, the last trading date before the public announcement of the Business Combination, Viking Public Unit, Viking Class A Ordinary Share and Viking Public Warrant closed at $10.10, $10.03 and $0.35, respectively.

Viking has not paid any cash dividends on the Viking Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

NorthStar

Historical market price information regarding NorthStar’s share capital is not provided because there is no public market for its equity securities. During the past three years, NorthStar has issued securities that were not registered under the Securities Act. See the subsection entitled “Price Range of Securities — NorthStar” for more information.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Viking Shareholders’ Meeting. The following risk factors apply to the business of NorthStar, the operation of the business by NorthStar and will also apply to the business and operations of New NorthStar following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Viking (or, following the Business Combination, New NorthStar). You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Viking may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair Viking’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein. Unless the context requires otherwise, as used herein, references to “we,” “us,” “our,” and “ours” refer both to the business of NorthStar and its subsidiaries as presently conducted, as well as the business of Viking and its subsidiaries following the Business Combination.

Risks Related to NorthStar’s Business

Our constellation expansion depends on the successful launch of host satellites carrying our sensors, and launch failures or delays could significantly set back our deployment schedule and revenue trajectory.

Although NorthStar does not own or operate launch vehicles, our constellation expansion plans are directly dependent on the successful launch of satellites operated by our hosted-payload partners. A launch failure would result in the permanent loss of the affected sensors and would require us to procure, integrate, and arrange for the launch of replacement sensors, a process that typically takes twelve to twenty-four months or longer. Our planned expansion of our sensor constellation, with the next deployment phase targeted for late 2027 or early 2028, is subject to the launch schedules, vehicle availability, and technical readiness of our hosted-payload partners. Any material delay in our planned sensor deployments would postpone our ability to achieve the revisit rates and orbital coverage required to meet customer service-level commitments, potentially jeopardizing existing contracts. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner.

Our ability to execute our constellation expansion plan is critically dependent on the reliability of our hosted-payload partners’ launch programs. We have limited contractual recourse in the event of a launch failure, and replacement timelines are subject to the availability of suitable host satellites, the negotiation of new hosted-payload agreements, and the lead times required for sensor fabrication and qualification. A significant launch failure during our planned 2027 expansion phase could result in a multi-year delay in achieving the orbital coverage and revisit rates required to satisfy our contracted service levels, which could trigger customer termination rights and require us to negotiate revised commercial arrangements at less favorable terms. Furthermore, launch insurance may not fully compensate us for the commercial losses associated with a delay, as lost revenue, contract penalties, and reputational harm are typically not covered by standard launch insurance policies.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Sensor integration with third-party host satellites involves complex interface requirements and qualification processes that may cause delays or additional costs.

Integrating our optical sensors as hosted payloads on third-party satellites requires detailed mechanical, electrical, thermal, and data interface agreements, followed by environmental qualification testing, vibration and thermal-vacuum testing, electromagnetic compatibility testing, and integration reviews. Host satellite operators may impose requirements on our sensors that require redesign or modification. Changes in host satellite design, launch vehicle, or orbit can also require re-qualification of our sensors. These processes introduce schedule risk and cost uncertainty. Integration delays or failures can affect not only NorthStar’s sensor deployment but also the launch schedule of the host satellite, potentially straining our relationship with the host operator and triggering contractual penalties. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

The interface requirements for hosted payloads are highly specific to each host satellite bus and are subject to change as the host satellite design matures. In some cases, we have been required to redesign or modify sensor components to accommodate late design changes imposed by host satellite operators, resulting in cost overruns and schedule slippage. Environmental qualification testing is particularly time-consuming, as each qualification campaign must demonstrate that our sensor does not interfere with the host satellite’s systems and can survive the mechanical and thermal environments associated with launch and on-orbit operations. Failures during qualification testing can require re-engineering and re-testing, and potentially remanifesting payloads, further extending timelines and increasing costs. These risks are compounded by the fact that our sensors are hosted on satellites owned and operated by third parties whose engineering schedules and priorities we do not control.

Our dependence on ground stations, communications infrastructure, and telemetry systems creates single points of failure that could interrupt our operations.

Our operations rely on ground-based infrastructure, including ground stations for satellite command and control, communications links for downlinking sensor data, and mission-control systems for tasking, scheduling, and data processing. Failure, interruption, or compromise of any of these elements — including but not limited to equipment failure, software defect, power outage, natural disaster, cyber attack, or physical damage — could impair our ability to operate sensors, receive data, or deliver analytics to customers. We rely in part on third-party infrastructure providers and commercial communications networks for ground station access and data transport, and disruptions affecting those providers could impact our operations with little advance warning. Because our sensors are hosted on third-party satellites, our ability to implement contingency command-and-control procedures may be constrained by the operating protocols of the host satellite operator, limiting our flexibility to respond quickly to ground infrastructure failures. A prolonged outage of critical ground infrastructure could result in contract breach, loss of customer confidence, and reputational harm. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice.

Our ground segment infrastructure includes facilities in Montreal, McLean (Virginia), and Luxembourg, as well as access to commercial ground station networks operated by third parties. We have invested in redundancy measures to reduce the risk of a single point of failure, but our redundancy capabilities are limited relative to those of larger constellation operators. Certain mission-critical functions, such as the execution of time-sensitive sensor tasking commands, require near-real-time ground-to-satellite uplinks that cannot be easily rerouted if primary communications links are unavailable. In addition, our reliance on third-party commercial networks for data downlink means that we are subject to service interruptions caused by factors entirely outside our control, including provider outages, bandwidth congestion, and changes in the commercial terms under which network access is provided. A prolonged disruption to any element of our ground segment could affect our ability to collect, process, and deliver Space Situational and Domain Awareness (“SSDA”) data to our customers.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Our business depends on the continued and expanded operation of our hosted-payload sensor network, and any disruption to those sensors or the satellites hosting them could materially impair our ability to deliver services.

NorthStar delivers its SSDA services through optical sensors hosted on satellites operated by third parties. We do not own or operate the satellites on which our sensors are hosted. As a result, the availability, performance, and continuity of our core data collection capability depend on factors largely outside our control, including the operational status of host satellites, the willingness and ability of host satellite operators to comply with their obligations to us, and the health of the broader commercial small-satellite ecosystem. Any satellite malfunction, orbital maneuver, change in operations, or premature decommissioning by a host satellite operator could reduce or eliminate our data collection capacity from affected sensors. Our contractual dispute with Spire Global Subsidiary, Inc. (“Spire”) arising from an alleged failure by Spire to operate satellites in accordance with our constellation services framework agreement (the “Spire Agreement”) illustrates the operational and legal risks attendant on this dependency. Please see “Business of NorthStar and Certain Information about NorthStar — Legal Proceedings” for further information. We cannot assure you that similar disputes with current or future hosted-payload partners will not arise, or that we will be able to successfully resolve them on favorable terms or in a timely manner. A sustained loss of access to a significant portion of our sensor network could materially impair our service delivery, harm customer relationships, and adversely affect our revenue and financial condition.

Our dependency on third-party host satellite operators creates a structural vulnerability in our business model that distinguishes us from operators of dedicated satellite constellations. Operators of dedicated constellations can respond to satellite failures by activating spare satellites, adjusting orbital configurations, or accelerating replacement launches. We lack these options. If a host satellite operator decides to decommission a satellite early, change its orbital plane, alter its operations in a manner that interferes with our sensor’s performance, or simply fails to meet its contractual obligations to us, we must negotiate a replacement hosting arrangement from scratch — a process that can take twelve to twenty-four months. Our contractual dispute with Spire illustrates the practical difficulty of enforcing hosted-payload agreements and the operational disruption that can result when a hosting relationship deteriorates. We may face similar disputes with our other hosted-payload partners, and there is no guarantee that we will be able to resolve any such disputes on terms that preserve our service delivery capabilities.

We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects. We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate. The risks described above may be exacerbated by our early-stage operating history and the limited resources available to us relative to more established competitors.

Increasing orbital congestion and debris, as well as satellite malfunctions, pose risks to our sensor-hosting satellites and could disrupt our ability to collect SSDA data.

The space environment is becoming increasingly congested. Despite the role our SSDA services play in helping operators avoid collisions, our own sensor-bearing satellites are subject to the same collision risks we help others manage. A collision involving a host satellite could destroy the satellite and any NorthStar sensor aboard it, contributing to a cascading debris field that would further threaten other assets in the affected orbital regime. Beyond collision risk, satellites and the sensors hosted aboard operate in a harsh environment characterized by radiation exposure, extreme thermal cycling, microgravity effects, and charged-particle bombardment. These conditions can cause progressive or sudden degradation of electronics, solar power systems, propulsion units, attitude-control systems, and optical sensors. Any such degradation or failure could result in partial or total loss of data collection capability from one or more sensors. Unlike operators that own their constellation and can replace satellites on their own schedule, NorthStar depends on third-party host satellite operators to maintain and, if necessary, replace satellites hosting our payloads. We carry insurance to partially offset risks of this nature, but insurance may not be available in sufficient amounts, may be subject to coverage exclusions, or may be insufficient to compensate for the full operational and commercial losses resulting from a significant event. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

The increasing density of objects in low Earth orbit — including active satellites, decommissioned spacecraft, and debris fragments — creates a growing collision risk for all space assets, including the satellites on which our sensors are hosted. Collision avoidance maneuvers performed by host satellite operators to protect their satellites can alter the orbital parameters of our sensors in ways that affect our data collection geometry and revisit rates, potentially without advance notice to us. In addition, the Kessler syndrome scenario — in which collisions generate debris that causes further collisions in a cascading chain — poses a systemic risk to the entire low Earth orbit environment that could affect multiple host satellites simultaneously. We cannot guarantee that the collision avoidance procedures of our host satellite operators will be effective in protecting their satellites with our hosted sensors from collision events, nor that insurance proceeds will adequately compensate us for the commercial losses resulting from such events.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Errors or failures in our SSDA analytics that contribute to satellite collisions or mission failures could expose us to significant liability claims and reputational harm.

NorthStar’s conjunction screening, collision avoidance analytics, and proximity operations monitoring services are used by satellite operators and defense agencies to make decisions that directly affect the safety and operational continuity of space assets. If an error in our data products contributes to a satellite collision, a mission failure, or the loss of a defense asset, we could face significant liability claims from affected satellite operators, their insurers, or government customers. Our customer contracts typically include limitations of liability and disclaimers of warranty, but these provisions may not be enforceable in all jurisdictions or circumstances. Our professional liability and errors-and-omissions insurance may not cover all categories of claim or may be insufficient in amount to cover losses arising from a significant event. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner.

The potential consequences of an analytics failure extend beyond direct financial liability. Our reputation in the defense and civil-space community is built on the demonstrated accuracy and reliability of our data products. A single high-profile error — particularly one that contributes to a satellite collision or a mission failure — could result in loss of key government contracts, exclusion from future procurements, and a fundamental loss of customer confidence that would be extremely difficult to rebuild. The interconnected nature of the defense contracting community means that a failure affecting one government customer may become known to other current and prospective customers, amplifying the reputational consequences. In addition, government customers operating classified programs may be unable to discuss the details of any failure publicly, which could prevent us from providing a complete public explanation of the circumstances and further damage our reputation among observers who are aware of the incident but not its cause.

Solar activity, space weather, and adverse atmospheric phenomena could damage our sensors, disrupt data collection and communications, or interrupt ground station operations.

Solar flares, radiation storms, coronal mass ejections, and elevated geomagnetic activity can damage satellite electronics, degrade sensor performance, and disrupt ground-to-space and space-to-ground radio frequency communications. Heightened solar activity increases atmospheric drag in low Earth orbit, altering satellite trajectories in ways that affect the accuracy of orbit-determination models and trajectory propagation, which are core components of our SSDA analytics. Our hosted-payload sensors have limited radiation shielding given the mass and volume constraints imposed by host satellites, which may make them more vulnerable to radiation damage than purpose-built systems. A severe space weather event affecting multiple sensors simultaneously could significantly reduce our constellation capacity. In addition, our ground stations are subject to weather-related outages caused by extreme precipitation, high winds, lightning, ice accumulation, and other atmospheric events, and cloud cover and atmospheric turbulence can reduce the volume and quality of observations available for fusion into our analytics. Sustained or repeated disruptions to our data collection pipeline could cause us to miss service-level commitments, potentially triggering contract remedies or customer dissatisfaction. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

Space weather events are, by their nature, difficult to predict with sufficient advance notice to allow meaningful mitigation. While space weather forecasting capabilities have improved, the lead time available before a significant solar event may be insufficient to allow protective actions such as placing satellites in safe mode or suspending sensor operations. Our hosted-payload sensors have limited radiation shielding given the mass and volume constraints imposed by host satellite operators, which may make them more vulnerable to single-event upsets and cumulative radiation damage than purpose-built dedicated space systems with more generous mass budgets. The current solar cycle is expected to remain active through the mid-2020s, increasing the frequency and severity of space weather events during our planned constellation expansion period. A severe space weather event during a period of active constellation deployment could simultaneously damage multiple sensors and disrupt the ground communications infrastructure needed to assess the extent of the damage and coordinate a response.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Failure to maintain a reputation for accurate, timely, and reliable SSDA data could irreparably harm our competitive position in defense and commercial markets.

Our business fundamentally depends on the trust of customers who make mission-critical decisions based on our analytics. A significant error in our data products, a prolonged service outage, or a miscalculation of conjunction probability could severely damage our reputation in ways that would be extremely difficult to remediate. The defense and civil-space customer community is relatively small and interconnected, and a single high-profile service failure could affect our relationships with multiple current and prospective government customers simultaneously. The reputational consequences of a data quality failure in the national security space sector are amplified by the classified nature of some of our customers’ programs, which may prevent us from fully explaining the circumstances of a failure. Reputation in the defense contracting sector is closely tied to program performance history that follows a company through successive procurement cycles. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner.

The defense and civil-space customer community evaluates vendors not only on the basis of current performance but also on the basis of historical reliability and program track record. A reputational setback early in our post-Business Combination operating history could affect our ability to win competitive procurements for years after the underlying incident has been resolved. The classified nature of certain defense programs means that even if we perform well on those programs, we cannot leverage that performance publicly to build our reputation in the broader market. Conversely, if we experience a failure on a classified program, we may be limited in our ability to explain the context and circumstances to other customers or investors, potentially creating an adverse inference that is more damaging than the underlying facts would warrant.

Our artificial intelligence (AI) and machine learning models may produce inaccurate outputs that adversely affect collision avoidance and customer decision-making.

NorthStar’s analytics platform relies on AI and machine learning models for orbit determination, maneuver detection, anomaly identification, pattern-of-life analysis, and conjunction probability assessment. These models are trained on historical data and may not perform accurately under novel conditions. Machine learning models can also be sensitive to distributional shifts in their input data that may not be immediately apparent to operators. Outputs from our AI models influence critical decisions by satellite operators and defense agencies, including decisions to perform collision-avoidance maneuvers. Inaccurate model outputs could lead to unnecessary fuel expenditure, missed collision warnings, or incorrect threat assessments, any of which could harm our customers and expose us to liability or loss of contract. The regulatory landscape for AI in defense and national security applications is evolving, with new frameworks being developed for the testing, validation, and responsible use of AI in high-stakes decision environments. Compliance with new AI governance requirements may require significant investment in model documentation, explainability, and audit capabilities. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice.

Our AI and machine learning systems are integrated across our entire analytics pipeline, from raw sensor data ingestion through orbit determination, catalog maintenance, conjunction probability assessment, and anomaly detection. The interdependence of these systems means that errors introduced at an early stage of the pipeline can propagate and compound through subsequent processing steps, potentially producing outputs that appear internally consistent but are materially incorrect. We conduct validation testing and maintain human oversight of our automated systems, but the volume and cadence of data processing required by our operational systems makes it impractical to manually verify every output. The regulatory environment governing the use of AI in defense applications is evolving rapidly, and new frameworks requiring enhanced model documentation, explainability, and audit capabilities may require significant investment in our AI governance infrastructure before we can demonstrate compliance to government customers.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

We depend on a limited number of vendors and specialized supply chain components, and disruptions to these relationships could impair our operations.

Our optical sensors incorporate highly specialized components sourced from a limited number of vendors, some of which are sole-source suppliers with no readily available alternative. Sole-source vendors have significant leverage over pricing, delivery timelines, and contractual terms, and may prioritize other customers over NorthStar in the event of capacity constraints. The global supply chain for space-grade components is subject to disruptions, including but not limited to disruptions from geopolitical tensions, export control restrictions, semiconductor shortages, raw material constraints, and manufacturing yield limitations. Delivery timelines for custom space-grade components can be lengthy, and component obsolescence is a risk, as certain radiation-hardened components may be discontinued without adequate notice, requiring costly redesign and requalification efforts. A vendor bankruptcy, acquisition, discontinuation of a product line, or export-control-related restriction on supply could require us to identify and qualify alternative suppliers, a process that can take a year or more for space-grade components and may require regulatory re-certification of affected sensors. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner.

The concentration of specialized component supply among a small number of vendors reflects the limited commercial market for space-grade hardware, which has historically been dominated by government-funded programs with limited production volumes. This market structure gives established suppliers significant pricing power and the ability to impose long lead times that we cannot easily circumvent. We have sought to maintain safety stocks of critical components where feasible, but the cost of holding large component inventories is significant, and the risk of component obsolescence means that inventory accumulated in advance of need may not be compatible with future sensor designs. Export control regulations, including ITAR and the EAR, impose additional complexity on the procurement of certain specialized components from non-U.S. suppliers, and changes in the export control classification of key components could require us to obtain additional licenses or to identify domestic alternatives at higher cost.

Our strategic partnerships with satellite operators, sensor manufacturers, launch providers, and data partners may underperform or fail to deliver expected capabilities.

NorthStar’s asset-light business model is fundamentally dependent on the performance and reliability of a network of strategic partnerships across the value chain. These include hosted-payload satellite operators, sensor manufacturers and integration partners, ground-based radar and RF data providers, launch providers, and cloud and computing infrastructure providers. Contracts cannot fully protect against all forms of partner underperformance, and legal remedies are typically inadequate compensation for the operational disruption caused by a partnership failure. Partners may experience their own financial difficulties, be acquired by competitors, reprioritize their business focus, or face regulatory or technical constraints that impair their ability to perform. The failure or sustained underperformance of any key partnership could create service delivery gaps, impair our orbital catalog, delay our constellation expansion, and harm our relationships with government and commercial customers. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice.

Our asset-light business model is predicated on the assumption that our network of strategic partners will perform reliably and in accordance with their contractual obligations. In practice, the performance of complex technology partnerships is difficult to fully specify in a contract, and disputes about the scope and quality of performance are common. Partners who are themselves operating under financial stress may reduce investment in the capabilities that underpin their obligations to us, potentially degrading their performance in ways that do not clearly constitute a breach but nonetheless affect the quality of the services we receive. In addition, the consolidation of the commercial space industry — through acquisitions, mergers, and bankruptcies — can result in our partners being acquired by entities with different strategic priorities that may be less committed to fulfilling existing hosted-payload or data-sharing arrangements. We may have limited remedies in such situations, particularly if the acquiring entity assumes our contracts at face value but deprioritizes their performance.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Our ability to perform on U.S. government contracts depends on our company, employees and subcontractors maintaining required security clearances, and the loss of, or failure to obtain, necessary clearances could impair our operations.

Certain of our U.S. government contracts require our employees and subcontractors to hold personal security clearances at various classification levels. The security clearance investigation and adjudication process can take many months to complete. Clearances can be denied, suspended, or revoked based on personal conduct, financial issues, foreign contacts, or other adjudicative factors, and cleared employees may leave for other positions. If key employees responsible for performing cleared work are unable to obtain or maintain required clearances, we may be unable to perform under affected contracts, may need to replace cleared personnel on short notice, or may be required to restructure our performance approach in costly and disruptive ways. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

The adjudication of security clearance applications and the investigation of clearance renewals are conducted by government agencies whose timelines and decisions are not subject to external review or appeal in most circumstances. We have experienced delays in clearance processing for certain employees, and there is no guarantee that we will be able to obtain clearances for all personnel whose roles require access to classified information. In addition to personal security clearances, certain of our U.S. government contracts require us to maintain a facility security clearance, which is itself subject to renewal and is sensitive to changes in our corporate ownership structure, including the changes that will result from the Business Combination. Our Canadian corporate structure and the potential introduction of new shareholders through the Business Combination may require additional Foreign Ownership, Control or Influence (FOCI) mitigation measures including imposition of a proxy board or other operational requirements that could affect our facility security clearance status and limit the classified work we are authorized to perform.

Scaling our operations and managing future growth effectively is uncertain, and failure to scale our organization, systems, and processes in line with our growth could harm our business.

As we expand our sensor constellation, broaden our customer base, and deepen our presence in the United States, Canada, and Europe, our operational complexity will increase substantially. We may encounter challenges in scaling our operational processes, information systems, and internal controls at a pace that matches our growth. Our management team has not previously managed a company of the scale we are seeking to become, and we cannot assure you that we will be able to successfully manage the organizational, operational, and financial complexity that accompanies rapid growth. Failure to effectively manage this scaling could result in service delivery failures, contractual non-compliance, loss of government authorizations, or internal control deficiencies. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

The complexity of scaling a multi-jurisdictional space analytics business is compounded by the specialized nature of our workforce, the technical depth of our product suite, and the regulatory requirements of our government customers. Our internal systems and processes were designed to support a smaller organization, and we may need to make substantial investments in enterprise resource planning, financial reporting, compliance infrastructure, and human resources capabilities to support our planned growth trajectory. Failure to make these investments in a timely manner could result in operational inefficiencies, compliance failures, and service delivery gaps that impair our relationships with customers and regulatory authorities. The challenges of rapid organizational growth are particularly acute in the defense sector, where the loss of a key program manager or technical lead can disrupt ongoing government programs in ways that are difficult to remediate and that can affect our competitive standing in future procurement competitions.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

We face intense competition from established defense contractors, government agencies, and well-funded emerging space companies, and increased competition or the emergence of alternative data sources could erode our competitive position.

The market for space domain awareness, space situational awareness, and related data analytics services is intensely competitive and rapidly evolving. We compete against large, well-resourced defense prime contractors such as Lockheed Martin, Northrop Grumman, Raytheon, and L3Harris, which have existing relationships with defense agencies, established cleared facilities and personnel, and substantially greater financial resources than NorthStar. We also compete against government agencies that provide free or subsidized space object tracking data, and against emerging commercial SSDA companies that have launched dedicated space-based SSA satellites. Competitors are investing in alternative sensing modalities and analytics approaches, including ground-based radar systems, synthetic aperture radar satellites, passive radio-frequency monitoring constellations, and advanced artificial intelligence platforms. These technologies may improve in accuracy, coverage, or cost-effectiveness and could reduce the relative value of our data and services. As more competitors deploy space-based sensors and develop comparable or superior datasets, the uniqueness of our data may diminish, and we may face increased pricing pressure, reduced margins, and challenges in retaining existing customers or winning new contracts. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice.

The competitive dynamics of the SSDA market are also affected by the actions of government agencies that provide free or subsidized space object tracking data. The U.S. Space Surveillance Network, operated by the U.S. Space Force, provides publicly available conjunction data messages through Space-Track.org that are used by many satellite operators as a baseline for collision avoidance. While NorthStar’s commercial data is intended to offer superior accuracy, coverage, and timeliness relative to government-provided data, we cannot guarantee that commercial customers will consistently value these advantages sufficiently to justify subscription fees for our services. In addition, government investment in enhancing the Space Surveillance Network’s capabilities could reduce the performance gap between government-provided data and our commercial offerings, weakening the commercial case for our products. The emergence of additional commercial SSDA providers — some of which are backed by well-capitalized investors and are deploying dedicated SSA satellites with capabilities that may exceed those of our hosted sensors — increases the competitive pressure on our pricing and market positioning.

Geopolitical risks, international regulatory shifts, and restrictions on cross-border data flows could adversely affect our global operations and customer relationships.

NorthStar’s operations in Canada, the United States, and Luxembourg, and our contracts with U.S., Canadian, and European defense agencies, expose us to risks arising from geopolitical tensions. Changes in the geopolitical relationship between our operating jurisdictions and other major space-faring nations could affect the terms on which we may share data across borders, limit our ability to serve certain customers, or result in the imposition of sanctions or other restrictions that impair our business. The conflict in Ukraine and rising tensions in various regions have heightened the strategic sensitivity of SSDA capabilities and may increase the regulatory and operational complexity of our international activities. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

The sensitivity of SSDA data to geopolitical considerations is heightened by the dual-use nature of space situational awareness capabilities. Data that supports collision avoidance for civil satellite operators can also provide intelligence about the orbital characteristics and maneuvering patterns of military satellites operated by foreign governments. As a result, the export, sharing, and commercialization of SSDA data are subject to evolving controls that reflect the geopolitical climate at any given time. Changes in U.S.-China, U.S.-Russia, or NATO-related geopolitical dynamics could result in new export restrictions, licensing requirements, or classification policies that limit our ability to serve certain customers or to share data across our international operations. In addition, our operations in Luxembourg expose us to EU-level data governance requirements that may impose additional constraints on the cross-border transfer of sensitive space data.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Recruiting and retaining qualified scientific, engineering, and operational personnel in a competitive talent market may be challenging and could impede execution of our strategy.

Our business requires personnel with specialized expertise in astrophysics, satellite sensor engineering, orbital mechanics, multi-modal data fusion, machine learning, and defense systems integration. We compete for talent against established aerospace and defense prime contractors, well-capitalized technology companies, and other funded space ventures, many of which offer significantly greater compensation and resources. Our operations in Montreal, McLean (Virginia), and Luxembourg create additional complexity in attracting talent. The loss of any key executive or technical leader could disrupt our strategy, impair continuity of ongoing defense programs, and create uncertainty among our customers and partners. We do not maintain key-person life insurance on our executives. Failure to attract, train, and retain this specialized workforce could delay product development, impair customer delivery, and increase operational risk. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice.

Our recruitment challenges are compounded by our current status as a pre-profitability company, which limits our ability to offer the combination of base salary, equity compensation, and career development opportunities that attract top talent in competitive markets. The specialized nature of our workforce requirements — which include orbital mechanics specialists, satellite sensor engineers, multi-modal data fusion experts, and defense systems integrators — means that the pool of qualified candidates is small and heavily recruited by well-resourced competitors. Our geographic footprint across Montreal, McLean (Virginia), and Luxembourg adds further complexity, as candidates with the required technical backgrounds and security clearances may be concentrated in specific labor markets where our competitive position is weaker. We have implemented equity compensation programs and other retention incentives, but these may not be sufficient to prevent key employee departures, particularly following the Business Combination when employees may experience liquidity on their existing equity holdings.

Cost overruns from hosted-payload integration, sensor development, or supply chain disruptions may significantly increase our capital requirements.

Developing, integrating, and deploying hosted sensors on third-party satellites involves complex engineering, interface compatibility requirements, environmental qualification testing, and integration timelines that are difficult to estimate with precision. Cost overruns can result from technical challenges discovered during design or integration, design revisions required by host satellite operators, changes in launch vehicle compatibility, supplier delays, additional environmental testing triggered by integration anomalies, and unforeseen regulatory requirements. Engineering cost overruns in the space sector often compound: a delay in sensor delivery pushes back the launch date or could result in the host launching without us, which may trigger additional hosting fees or require renegotiation or even new negotiations of the hosted-payload agreement, which in turn delays the expected revenue from the sensors and extends the period of negative cash flow. Material cost overruns could require us to raise additional capital sooner than anticipated, potentially on dilutive terms. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner.

The compounding nature of integration cost overruns is a particular risk in the hosted-payload model. A delay in sensor delivery that pushes back a planned launch date may result in the loss of a launch slot, requiring us to either wait for the next available slot on the same launch vehicle or negotiate a new launch arrangement entirely. Either outcome extends the period during which we bear the costs of sensor production and integration without generating the revenue that the deployed sensor would have produced. In addition, delays in sensor deployment can cause us to miss contracted delivery milestones under our government contracts, potentially triggering remedies ranging from fee reductions to contract termination. The cumulative effect of even modest cost overruns and schedule slippages across multiple sensor programs could require us to raise additional capital sooner than anticipated, potentially on terms that are more dilutive to existing shareholders than we currently project.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Insurance for launch and on-orbit risks may be unavailable, insufficient, or prohibitively expensive.

The market for satellite launch and on-orbit insurance is limited, volatile, and subject to significant capacity constraints. A small number of insurers dominate the space insurance market, and their collective appetite for risk is sensitive to recent loss experience across the industry. Following high-profile satellite or launch failures, insurers can substantially increase premiums, tighten coverage terms, reduce policy limits, or withdraw from the market entirely. NorthStar’s hosted-payload model introduces additional insurance complexity: our sensors are not the primary insured asset on the host satellites, and insurance proceeds from a host satellite loss are typically payable to the satellite operator, not to NorthStar. Our ability to recover the replacement cost of lost sensors may be limited, delayed, or subject to dispute. We cannot guarantee that we will be able to obtain adequate insurance coverage for our sensor assets on commercially reasonable terms, or at all. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

The structure of our hosted-payload arrangements creates particular complexity in the context of satellite insurance. Because our sensors are hosted on satellites owned by third-party operators, the primary insurance for the host satellite is placed by the host operator, and any insurance proceeds resulting from a total loss of the satellite are payable to the host operator rather than to us. We may negotiate contractual provisions requiring the host operator to share insurance proceeds attributable to our sensor payload, but the enforceability and adequacy of such provisions may be uncertain, particularly in the context of a total loss settlement where the host operator has its own financial interests to protect. The market for payload-specific insurance is limited, and coverage for the replacement cost of lost sensors may be difficult to obtain at commercially reasonable premiums.

Our services depend on complex multi-source data fusion, and failures in sensors, data pipelines, or analytics algorithms could reduce the accuracy or availability of our products.

NorthStar’s core value proposition is the fusion of optical data from our space-based sensors with radar, optical, and radio-frequency data from third-party ground and space networks to generate high-confidence orbital analytics. This data fusion pipeline is technically complex and depends on the continuous, reliable operation of multiple independent data sources, downlink systems, processing infrastructure, and proprietary algorithms. Failures at any stage can propagate through our pipeline and affect the accuracy, timeliness, or completeness of our SSDA outputs. We also rely on third-party data sources that may be incomplete, delayed, or inaccurate, which could degrade the quality of our analytics and damage customer relationships. Unlike our own space-based optical sensors, we have limited ability to independently verify or cross-check deficiencies in third-party data before those deficiencies propagate through our analytics pipeline. Customers who experience degraded product quality as a result of third-party data failures may not distinguish between deficiencies attributable to our own systems and those attributable to external data sources, and reputational harm could result regardless of the underlying cause. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

The data fusion architecture that underlies our SSDA analytics is highly sensitive to the quality and consistency of the input data streams. Our orbital catalog is continuously updated using observations from multiple sources, and the accuracy of our conjunction assessments depends on the coherence of these multi-source inputs. When data from one source is temporarily unavailable or degraded, our algorithms must compensate by relying more heavily on other sources, which may have different accuracy characteristics, coverage patterns, or latency profiles. This compensation introduces additional uncertainty into our outputs that may not be immediately apparent to customers. Furthermore, our algorithms are calibrated on historical data patterns, and changes in the orbital environment — such as the deployment of large new satellite constellations or the fragmentation of existing satellites — can alter the statistical properties of our input data in ways that reduce the reliability of our existing calibrations.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

The commercial market for SSDA services is still developing, and demand from commercial customers remains uncertain.

While government demand for SSDA services is growing, the commercial market for SSDA products — including services to commercial satellite operators, space insurers, and in-orbit service providers — remains nascent and is not yet characterized by predictable, recurring demand. Commercial satellite operators may underestimate collision risk, rely on free government-provided space surveillance data, or defer investment in third-party SSDA services in the absence of regulatory mandates requiring active collision avoidance. Even where commercial satellite operators, insurers, and in-orbit service providers acknowledge the value of enhanced SSDA data, they may delay purchasing decisions due to budgetary constraints, internal procurement complexity, or the need to integrate external analytics into existing operational workflows. The U.S. government provides publicly available space object tracking data through the Space Surveillance Network and the 18th Space Control Squadron, including conjunction data messages distributed via Space-Track.org. Satellite operators and other potential commercial customers may choose to rely on this government-provided data rather than purchasing our commercial SSDA services. If commercial SSDA demand develops more slowly than anticipated, our revenue growth may be constrained to government contracts, which are subject to their own procurement uncertainties. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

The development of the commercial SSDA market has been slower than many industry observers anticipated, in part because the regulatory frameworks that would drive demand for commercial SSDA services — such as mandatory active collision avoidance requirements for commercial satellite operators — have not yet been implemented in most jurisdictions. In the absence of regulatory mandates, satellite operators can delay the adoption of commercial SSDA services without immediate operational consequences, relying instead on free government-provided conjunction data. We believe that increasing orbital congestion will eventually drive demand for higher-quality commercial SSDA data, but the timing and pace of this market development are uncertain, and our financial projections incorporate assumptions about commercial market growth that may prove optimistic if regulatory tailwinds materialize more slowly than we expect.

Our services depend on the continued availability of third-party ground-based radar, RF, and optical telescope data, and the loss of key data providers could materially impair our analytics.

NorthStar’s data fusion pipeline incorporates observational data obtained from third-party ground-based radar networks, radio-frequency monitoring systems, and optical telescope facilities over which we have no operational control. The completeness, timeliness, and accuracy of these external data feeds are subject to outages, sensor failures, calibration errors, transmission delays, and changes in the commercial or contractual terms under which third-party data providers make their data available. If a key third-party data provider reduces the coverage, cadence, or quality of its data, or ceases to make data available to us entirely, the accuracy and completeness of our orbital catalog and conjunction assessments could be materially impaired. Unlike our own space-based optical sensors, we have limited ability to independently verify or cross-check deficiencies in third-party data before those deficiencies propagate through our analytics pipeline. Customers who experience degraded product quality as a result of third-party data failures may not distinguish between deficiencies attributable to our own systems and those attributable to external data sources, and reputational harm could result regardless of the underlying cause. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice.

Our data fusion pipeline is designed to degrade gracefully when individual data sources are unavailable, but there are limits to the extent to which our algorithms can compensate for the loss of a major data provider. Certain third-party data sources provide coverage of orbital regimes or object classes that are not well served by other available sources, and the temporary or permanent loss of such a provider could create gaps in our catalog that cannot be readily filled. The commercial terms under which we access third-party data are subject to renegotiation, and we cannot guarantee that renewal terms will be as favorable as our existing arrangements. In addition, some of our third-party data providers are themselves early-stage companies that may face financial difficulties, be acquired by entities that are less willing to provide data to us, or exit the market entirely, leaving us without access to data that currently underpins a portion of our service offering.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Risks Related to NorthStar’s Capital Resources

Our actual operating results may differ significantly from any guidance we may provide.

From time to time, we may release guidance in our quarterly earnings releases or otherwise regarding our future performance that represents our management’s estimates as of the date of release. This guidance, which would include forward-looking statements, would be based on projections prepared by our management. Neither our registered public accountants nor any other independent expert or outside party is expected to compile or examine the projections. Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control, such as pandemics and public health emergencies, global conflicts and the effects of changes to interest rates and inflation on our cost estimates and expectations. Any material change to the assumptions or estimates underlying the projections, or any material overruns or other unexpected increase in costs, could have a material adverse effect on the projections and the guidance on which it is based. Actual results may vary from our guidance and the variations may be material. Investors are urged not to rely upon our guidance in making an investment decision regarding our common shares.

The forward-looking statements and guidance we may provide will be based on estimates and assumptions that are subject to significant uncertainty. Our management prepares these estimates using a combination of historical trend analysis, customer pipeline assessment, and market research, but because we have not previously operated as a publicly traded company, our track record in estimating future results in a public company environment is limited. Investors who rely on our guidance in making investment decisions may experience significant losses if actual results differ materially from our projections. The complexity of our business model — which combines government contracting, commercial subscriptions, and data partnership revenues across multiple currencies and jurisdictions — makes accurate financial forecasting particularly challenging.

We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects. We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Adverse macroeconomic conditions, including inflation, rising interest rates, and global economic uncertainty, could reduce demand for our services and impair our ability to access capital markets.

Our business is subject to general macroeconomic conditions that affect both the demand for our services and our ability to finance our operations. Periods of elevated inflation can increase our operating costs in ways that are difficult to pass through to government customers operating under fixed-price contracts. Inflation has resulted in, and may continue to result in, higher interest rates and capital costs, higher shipping costs, higher material costs, supply shortages, and increased costs of labor. Rising interest rates increase the cost of any debt financing we may pursue and can reduce investor appetite for pre-profitability growth companies. A broader economic slowdown or recession could cause commercial satellite operators and insurers to reduce their spending on data and analytics services. Global supply chain disruptions have increasingly affected both the availability and cost of raw materials, component manufacturing, and deliveries. The Canadian or U.S. governments’ budget deficits and national debts, or an inability to complete the budget process for any government fiscal year and consequently having to operate on a continuing resolution, could further reduce demand for our services. Adverse macroeconomic conditions could simultaneously increase our costs, reduce our revenue opportunities, and impair our access to capital markets. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

Macroeconomic conditions affect our business through multiple channels simultaneously. Elevated inflation increases the cost of our personnel, computing infrastructure, and component procurement, while fixed-price government contracts limit our ability to recover these cost increases. Rising interest rates increase the cost of any debt financing we may need to pursue and reduce the present value of our future cash flows in the eyes of investors, potentially compressing our valuation multiples and increasing the cost of equity capital. A sustained economic slowdown could reduce the willingness of commercial satellite operators and insurers to invest in SSDA services, particularly if their own financial performance is under pressure. Furthermore, macroeconomic uncertainty can lead government customers to defer or reduce discretionary spending on data and analytics services, even in cases where the strategic case for such services is well established.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Our revenue growth may be slower than anticipated due to the early-stage nature of our business, and a delayed revenue ramp could weaken our financial position for an extended period.

Our current revenue base, while growing and validated through contracts across multiple government jurisdictions, is not yet sufficient to cover our total operating expenses. Our revenue growth trajectory depends on the successful deployment and commissioning of additional sensors, the successful conversion of pipeline opportunities into contracted recurring services, the maturation of commercial SSDA demand, and the continuation and expansion of our government customer relationships. Our historical growth rates reflect a period of early-stage customer acquisition and market validation that may not be repeatable as our business matures and the market becomes more competitive. Each of these dependencies involves significant uncertainty and timeline risk. A sustained shortfall in revenue relative to our projections would increase our cumulative losses, accelerate our cash consumption, and could require us to raise additional capital on terms that are dilutive or unfavorable to existing shareholders. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice.

Our revenue growth plan depends on the successful execution of several distinct initiatives that must proceed approximately in parallel to achieve our projected financial trajectory. We must successfully deploy and commission additional sensors on schedule, convert our existing pipeline of government and commercial prospects into executed contracts, build out our commercial sales organization and customer success capabilities, and manage the transition from smaller demonstration-phase engagements to larger operational recurring revenue contracts. Each of these initiatives faces its own execution risks, and a setback in any one of them can affect the others. For example, a delay in sensor deployment may reduce our ability to demonstrate enhanced service capabilities to prospective customers, extending sales cycles and delaying contract conversions.

We will likely require additional equity or debt financing to fund our operations, constellation expansion, and growth initiatives, and such financing may not be available on acceptable terms or at all.

Our business is capital-intensive. Expanding our sensor constellation requires significant capital expenditure for sensor development, integration, hosted-payload agreement negotiations, and launch services. Continued investment in our analytics platform, data processing infrastructure, and commercial sales capabilities will require additional capital beyond what our current contracts generate. In addition to the PIPE Financing, we may need to raise capital through public or private equity offerings, debt financings, government grants, or strategic partnerships. The availability and terms of such financing are subject to capital market conditions, our financial performance, the progress of our commercialization strategy, and investor appetite for space-sector companies. If we are unable to raise needed capital on acceptable terms or in sufficient amounts, we may be required to curtail operations, delay constellation expansion, or forego growth opportunities. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice.

The terms on which we may be able to raise additional capital will be heavily influenced by our financial performance, the state of the capital markets at the time of our financing, and investor sentiment toward the space sector and toward pre-profitability growth companies more generally. If we are required to raise capital in adverse market conditions — for example, following a period of disappointing financial results or at a time when investor sentiment toward space technology companies is negative — we may be forced to accept terms that are significantly more dilutive to existing shareholders than would be the case in more favorable conditions. In addition, any future equity financing will increase the total number of shares outstanding, which may reduce per-share earnings and book value even if the proceeds are deployed effectively.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Our sales efforts require considerable time and expense, and our sales cycles are often long and unpredictable, which makes it difficult to forecast revenue and manage our business.

Selling SSDA and data analytics services to government agencies and large commercial customers involves complex, multi-stage sales processes that can span many months or years from initial engagement to executed contract. Government sales require navigating formal procurement processes, including requests for information, requests for proposals, source selection evaluations, and congressional notifications, any of which can be delayed, restructured, or cancelled without advance notice. These long and unpredictable sales cycles require us to invest significant resources in business development and customer engagement well in advance of any revenue recognition. If sales that we expect to close in a given quarter are delayed into subsequent periods, our financial results may fall significantly short of our projections. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Government sales cycles are particularly difficult to predict because procurement decisions are subject to multiple layers of review and approval within the customer organization, each of which can introduce delays or cause the scope of a planned purchase to be revised. We have experienced situations in which anticipated contract awards have been delayed by months or years due to changes in agency leadership, budget renegotiations, or shifts in program priorities, and we cannot guarantee that our existing pipeline will convert to executed contracts on the timelines we project. In the commercial sector, the decision to adopt a new data and analytics service often requires buy-in from multiple stakeholders within the customer organization, including mission operations teams, procurement officers, legal and compliance departments, and senior management, each of which may have different evaluation criteria and different timelines.

Our forward-looking statements involve substantial uncertainty and may not be achieved, and our key operating metrics may not be reliable predictors of future performance.

This document contains forward-looking statements relating to our expected constellation deployment schedule, anticipated revenue growth, future contract pipeline conversion, defense market opportunity, and the development of the commercial SSDA market. These statements are based on the assumptions and estimates of our management as of the date of this document and are subject to significant risks and uncertainties. We also track and disclose certain operational and financial metrics that we use internally to evaluate the progress of our business. These metrics are calculated using internal systems and methodologies that have not been independently verified or audited. Our market opportunity estimates are based on numerous assumptions about factors that are difficult to predict with precision, including government procurement timelines, competitive dynamics, sensor performance in orbit, and commercial customer adoption rates. Investors should treat our metrics and projections as illustrative of management’s current expectations rather than as reliable predictions of actual future results. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice.

The assumptions underlying our forward-looking statements include expectations about the pace of sensor deployment, the conversion rate of our sales pipeline, the growth of the commercial SSDA market, and the renewal and expansion of our government contracts. Each of these assumptions is subject to significant uncertainty, and the projections as a whole represent a best-case scenario in which most of our key initiatives succeed approximately on schedule. Investors should recognize that even relatively modest deviations from our projected trajectory — such as a six-month delay in sensor deployment or a lower-than-expected conversion rate in our commercial pipeline — could result in financial results that differ materially from our projections. Our key operating metrics are calculated using internal methodologies that have not been independently verified and may not be directly comparable to similar metrics reported by other companies in our industry.

We have a history of operating losses and may not achieve or sustain profitability for the foreseeable future, and we may be unable to adequately plan and manage our costs as we scale.

We have incurred net losses since our inception and we expect to continue to incur significant losses as we invest in expanding our sensor constellation, hiring personnel, developing new analytics capabilities, and pursuing regulatory approvals and contract opportunities across multiple jurisdictions. Our path to profitability depends on successfully scaling revenues from government and commercial customers at a pace that exceeds the growth of our operating expenses. As we scale our operations, expand our sensor constellation, grow our workforce, and increase our commercial customer base, our total operating expenses will increase substantially. Key cost drivers include personnel costs, computing infrastructure costs, sensor development and hosted-payload integration costs, compliance and administrative costs, and business development costs. Our current and future operating expenses are also uncertain and impacted by various factors outside of our control, including the impact of inflation, evolving regulatory requirements, raw material availability, and global supply chain challenges. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

Our results of operations are subject to significant period-to-period fluctuations and may not be reliable indicators of future performance.

Our quarterly and annual financial results are likely to vary significantly due to a number of factors that are difficult to predict, including the timing of large contract awards, the commencement of performance under contracts, costs incurred in connection with proposal preparation, sensor deployment, and platform development that are often borne before the associated revenue is recognized, and variability in demand for our services and solutions. Government customers frequently complete their procurement processes toward the end of their fiscal years, creating disproportionate revenue concentration in certain quarters. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter or year. Our financial results in any single quarter or year should not be considered indicative of our future performance. Additional factors that may cause our financial results to fluctuate include the terms of customer contracts that affect the timing of revenue recognition, timing of shipments and product deliveries, timing of significant bid and proposal costs, timing of acquisitions and related costs, the costs of remediating unknown defects or performance problems of our planned product offerings, and volatility or fluctuations in foreign currency exchange rates and interest rates. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

The period-to-period variability in our financial results reflects structural characteristics of our business that are unlikely to diminish significantly in the near term. Government procurement timelines concentrate contract awards in certain periods of the calendar year, particularly near the end of government fiscal years, creating a pattern of uneven revenue recognition that makes quarterly results a poor predictor of annual performance. In addition, the costs associated with proposal preparation, sensor integration, and platform development are often incurred well in advance of the revenues they are intended to generate, creating timing mismatches that can make individual quarters appear significantly more or less profitable than the underlying business trajectory would suggest.

Commercial customers may delay or decline to adopt advanced SSDA analytics solutions, limiting the pace of our commercial revenue growth.

Even where commercial satellite operators, insurers, and in-orbit service providers acknowledge the value of enhanced SSDA data, they may delay purchasing decisions due to budgetary constraints, internal procurement complexity, the need to integrate external analytics into existing operational workflows, or uncertainty about regulatory mandates that would require active collision avoidance. Adoption of advanced analytics solutions often requires customers to make changes to their mission operations architecture, staff training programs, and data interfaces, any of which can extend sales cycles and delay revenue recognition well beyond initial customer engagement. If adoption of our analytics platform by commercial customers is slower than we anticipate, our commercial revenue growth may be constrained for an extended period, increasing our dependence on government contracts and limiting our ability to diversify our revenue base. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice.

Commercial satellite operators that are accustomed to relying on government-provided tracking data may require an extended period of evaluation before committing to a commercial SSDA subscription. This evaluation period typically involves a parallel-run phase during which customers compare our data outputs to those they receive from government sources, assess the integration burden associated with incorporating our analytics into their operational workflows, and build the internal business case for the incremental expenditure. We have found that this evaluation process can extend for twelve to twenty-four months in some cases, and there is no guarantee that customers who complete an evaluation will ultimately choose to subscribe to our service.

Operating across multiple jurisdictions exposes us to foreign exchange fluctuations that could adversely affect our financial results.

NorthStar operates through legal entities in Canada, the United States, and Luxembourg, and derives revenues and incurs operating expenses in Canadian dollars, U.S. dollars, Euros, and potentially other currencies. Our consolidated financial results are reported in Canadian dollars, and fluctuations in exchange rates can materially affect the Canadian-dollar value of our revenues, expenses, assets, and liabilities when translated for reporting purposes. We do not currently maintain a comprehensive foreign currency hedging program, and hedging instruments available to us may not be cost-effective or may not perfectly offset our exposure. As we expand the geographic scope of our government and commercial contracts, our multi-currency exposure will increase, further complicating financial forecasting and reporting. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice.

Our foreign exchange exposure arises from the mismatch between the currencies in which we earn revenues and the currencies in which we incur expenses. A significant proportion of our revenues from U.S. government contracts is denominated in U.S. dollars, while a significant portion of our operating expenses — including personnel costs at our Montreal headquarters — are denominated in Canadian dollars. Fluctuations in the CAD/USD exchange rate can therefore affect our reported margins in ways that are independent of our underlying operating performance. In addition, our European operations generate revenues and incur expenses denominated in Euros, creating a three-currency exposure that complicates our financial planning and reporting.

Our revenue may be concentrated in a small number of large government contracts, and changes in government spending priorities or procurement delays could materially reduce demand for our SSDA services.

NorthStar currently derives all of its revenue from a limited number of government contracts, including contracts with the U.S. Space Force Joint Task Force-Space Defense Commercial Operations, DARPA, the Canadian 3rd Canadian Space Division under the National Master Standing Offer, and various European agencies. Government customers may decline to exercise contract options, reduce the funded scope of task orders, delay or cancel programs, or reallocate funding to competing priorities without the financial remedies that would typically apply to a commercial customer termination. Government spending priorities can shift rapidly due to changes in political leadership, geopolitical developments, fiscal constraints, and evolving assessments of national security threats. Government procurement processes are governed by complex regulations and typically involve multi-stage competitive evaluations followed by protest periods during which unsuccessful bidders may challenge award decisions. Even after contract award, funding under U.S. government contracts is typically released on an annual appropriation cycle. These procurement dynamics make it extremely difficult to forecast the timing of new contract awards or the receipt of funded task orders. The loss of any single large customer — whether due to non-renewal, budget reallocation, competitive displacement, contract termination, dissatisfaction with service quality, or changes in the customer’s internal priorities — could cause a significant decline in our revenue that would be difficult to replace quickly. We cannot assure you that any of our current government contracts will be renewed, extended, or expanded on favorable terms or at all.

The concentration of our revenue in a small number of government contracts creates a vulnerability that is difficult to address in the near term, given the long lead times required to develop new government customer relationships and the competitive nature of government procurement. Our government customers can reduce or eliminate funding for programs that support our contracts through mechanisms — such as reprogramming appropriations, reducing task order funding, or declining to exercise contract options — that may give us limited advance notice and limited contractual recourse. The uncertainty created by U.S. federal budget continuing resolutions, which fund government agencies at prior-year levels during periods of congressional inaction on annual appropriations, is a particular risk for companies like ours that are seeking to grow their government revenue base.

We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects. We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate. The risks described above may be exacerbated by our early-stage operating history and the limited resources available to us relative to more established competitors.

Actual results may differ materially from our expectations due to factors beyond our control, and our transition from demonstration-phase to operational contracts is uncertain.

Many of the factors that will determine our future financial performance are beyond our ability to control or predict, including government budget decisions, changes in defense procurement policy, the pace of commercial SSDA market development, the performance of our hosted-payload satellite partners, the actions of competitors, adverse geopolitical developments, changes in export control regulations, unforeseen technical challenges in our sensor or analytics systems, and broader macroeconomic conditions. NorthStar’s current revenue profile reflects the early-stage, demonstration-phase nature of many of our government engagements. Transitioning from demonstration-phase relationships to large, competitively awarded, firm-fixed-price operational contracts requires navigating complex government acquisition processes, competing against both incumbent contractors and well-resourced new entrants, satisfying additional security, compliance, and technical readiness requirements, and maintaining uninterrupted service delivery during the transition period. We may also be unable to convert orders in our backlog into recognized revenue. Government contracts included in our backlog are subject to annual appropriations and may be funded incrementally, funded at a lower level, or not funded at all. Government contracts are also subject to termination for convenience, meaning that a customer can terminate a contract at any time for any reason. Investors should not place undue reliance on our backlog as a measure of future revenue. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

Government customers that are subject to annual appropriations represent a particular renewal risk because the continuation of their spending on our services depends not only on their satisfaction with our performance but also on budgetary decisions made by appropriators who are several steps removed from the program managers with whom we work directly. A reduction in agency budgets that is unrelated to our performance can result in reduced task order funding or the non-exercise of contract options, creating revenue shortfalls that we may be unable to anticipate or offset. The loss of a major government customer would also affect our ability to maintain the security clearances and past performance credentials required to compete for new government contracts, potentially creating a self-reinforcing cycle of reduced competitiveness.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

The loss of one or more of our largest customers could have a disproportionate and material adverse effect on our revenue and financial condition.

We currently derive all of our revenue from a small number of large government customers. The loss of any single large customer — whether due to non-renewal, budget reallocation, competitive displacement, contract termination, dissatisfaction with service quality, or changes in the customer’s internal priorities — could cause a significant decline in our revenue that would be difficult to replace quickly. Government customers in particular operate on multi-year budget cycles and procurement timelines, meaning that if we lose a major government customer, we may not be able to replace that revenue through new contract awards for an extended period. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

The transition from demonstration-phase government contracts to large operational contracts requires us to clear several hurdles simultaneously. We must demonstrate that our services have achieved a level of operational maturity and reliability that justifies a significant increase in investment by our government customers. We must also navigate the formal government acquisition process, which includes competitive solicitations, source selection evaluations, and protest periods during which unsuccessful bidders can challenge award decisions. Furthermore, the conversion of our existing backlog into recognized revenue is subject to the risk that government contracts included in our backlog are funded incrementally, reduced in scope, or terminated for the convenience of the government, which is a standard contractual right that most government contracts reserve.

Changes in government spending priorities, defense budget reductions, or shifts in space policy could materially reduce demand for our SSDA services.

Our business is substantially dependent on government spending on space situational awareness, space domain awareness, and related national security space capabilities. Government spending priorities can shift rapidly due to changes in political leadership, geopolitical developments, fiscal constraints, and evolving assessments of national security threats. A change in U.S. administration or congressional priorities, a reduction in NATO allied defense spending commitments, a shift toward reliance on government-operated SSA systems rather than commercial services, or a reallocation of space defense budgets toward other capability areas could significantly reduce demand for our services. The U.S. federal budget process — including continuing resolutions, appropriations delays, and shifts in defense spending priorities — may also delay, reduce, or eliminate funding for programs on which we depend. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Changes in U.S. space policy — including shifts in the balance between government-operated and commercially-provided space situational awareness services — could fundamentally alter the addressable market for our offerings. Several U.S. government agencies have historically sought to develop in-house SSA capabilities, and a policy shift toward greater reliance on government-operated systems could reduce the market available to commercial providers like us. Similarly, the European Space Agency and certain national space agencies in Europe have ongoing programs to develop their own SSA capabilities, which could reduce the demand for commercial SSDA data from European defense agencies. We cannot guarantee that policy decisions will develop in a manner that is favorable to our commercial prospects.

Our corporate expenditures are subject to numerous risks and uncertainties, and our participation in classified government programs limits our ability to provide investors with full transparency.

A portion of our government business involves, or may in the future involve, programs that are classified or that are subject to restrictions on public disclosure. The classified nature of these programs limits our ability to describe the scope, value, or strategic significance of this work in our public disclosures, to discuss program performance or contract status in earnings calls or investor presentations, and to explain circumstances that may have a material effect on our business or financial condition. As a result, investors may not have access to information that would be material to an investment decision, and our disclosed financial results, backlog, and business prospects may not fully reflect the totality of our government relationships. Classification restrictions could also limit our ability to respond to negative news or market rumors relating to our defense programs, which could increase share price volatility.

The classified nature of a portion of our government business creates an additional layer of complexity for investors seeking to assess the value and sustainability of our revenue base. Because we cannot disclose the scope, value, or performance of our classified programs, investors are unable to evaluate this component of our business on the same basis as our unclassified activities. This information asymmetry may cause investors to assign a lower valuation to our classified business than would be justified by its actual performance and strategic significance, potentially resulting in a persistent discount in our share price relative to the intrinsic value of our business.

Risks Related to Legal and Regulatory Matters

Government contracting involves significant compliance obligations, audit rights, and regulatory requirements that increase our costs and expose us to the risk of contract penalties, suspension, or debarment.

Performing under U.S., Canadian, and European government contracts subjects us to a complex set of regulatory requirements, including cost accounting standards, truthful cost and pricing data, small business subcontracting plans, cybersecurity compliance, organizational conflicts of interest, and mandatory disclosure obligations. The

U.S. government has broad rights to audit our contract costs, and audit findings can result in cost disallowances, demands for repayment, and adjustments to future contract pricing. Failure to comply with applicable requirements could result in contract termination, monetary penalties, suspension from contracting, or debarment from future government contract awards. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Government contract compliance requires ongoing investment in systems and processes for tracking allowable and unallowable costs, maintaining adequate documentation for audit purposes, and ensuring that our employees are aware of and adhere to the applicable regulatory requirements. The Defense Contract Audit Agency and equivalent audit bodies in Canada and Europe have broad authority to examine our contract costs and business practices, and audit findings can result not only in cost adjustments to the specific contracts under review but also in forward-pricing adjustments that affect the economics of future contracts. The mandatory disclosure obligations applicable to U.S. government contractors require us to self-report certain violations and irregularities, even in cases where voluntary disclosure may result in adverse consequences.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and economic sanctions laws across multiple jurisdictions, and non-compliance could expose us to severe penalties and reputational harm.

NorthStar’s international operations subject us to a complex web of anti-corruption, anti-bribery, and anti-money laundering laws and regulations, including the U.S. Foreign Corrupt Practices Act, the Canadian Corruption of Foreign Public Officials Act, the U.K. Bribery Act 2010, and equivalent European Union and national frameworks. These laws prohibit our officers, directors, employees, agents, and business partners from offering or providing anything of value to government officials for the purpose of obtaining or retaining business. Non-compliance — whether by our employees, agents, or third-party partners — could result in significant civil penalties, criminal prosecution, disgorgement of profits, debarment from government contracting, and severe reputational harm. We are also subject to governmental export and import control laws and regulations, as well as laws and regulations relating to foreign ownership and economic sanctions. Export control laws and regulations and economic sanctions in the United States and other jurisdictions prohibit the shipment of certain products and services to, or from, certain embargoed or sanctioned states, countries, governments and persons. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges.

The anti-corruption and sanctions compliance requirements applicable to our business are particularly complex given our multi-jurisdictional operations and our reliance on a network of international partners, agents, and subcontractors. We have implemented compliance policies and training programs designed to ensure that our employees and business partners understand and adhere to applicable requirements, but the effectiveness of these programs depends on the willingness and ability of individuals at all levels of our organization to comply with policies that may sometimes conflict with short-term commercial incentives. The extraterritorial reach of the FCPA and equivalent Canadian and European frameworks means that violations occurring outside the United States can still trigger U.S. enforcement action, and the penalties for violations can be severe. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

Changes to trade policy, tariffs, and import/export regulations may have a material adverse effect on our business and could increase the cost of components for our sensor payloads.

Changes in global political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories or countries where we purchase our components, sell our services, or otherwise conduct our business may adversely affect the progress of our business development and the financial performance of our business. The United States has instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the United States, economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the United States and other countries. NorthStar’s optical sensors and supporting hardware incorporate specialized components that may be sourced from suppliers in the United States, Canada, Europe, and potentially other jurisdictions. Tariffs imposed on components could increase our sensor development and manufacturing costs. Trade policy changes can also affect the availability of components from specific suppliers and force redesigns that create delays in our constellation deployment timeline. It may be time-consuming and expensive for us to alter our business operations to adapt to or comply with such changes, and any failure to do so could have a material adverse effect on our business, financial condition, and results of operations.

The impact of trade policy changes on our business is difficult to predict because the relevant policies are set by political actors responding to a complex and evolving geopolitical environment. The imposition of tariffs on space-grade components imported from specific countries could significantly increase our sensor manufacturing costs if alternative domestic suppliers are not available or are not cost-competitive. In addition, export control restrictions on the transfer of certain technologies to specific countries could limit our ability to source components from overseas suppliers or to share technical data with our international partners. Changes in trade policy can occur with limited advance notice and may require us to restructure our supply chain in ways that are costly and time-consuming.

We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We are subject to environmental laws and regulations, and failure to comply with these requirements or changes in applicable environmental standards could impose additional costs and operational constraints.

NorthStar’s operations are subject to environmental laws and regulations in Canada, the United States, and Luxembourg governing matters including hazardous materials handling, electronic waste disposal, facility emissions, and the environmental aspects of satellite end-of-life deorbit and disposal. We use certain hazardous chemicals and materials in our sensor development and testing activities, and our ground station infrastructure is subject to facility-level environmental compliance requirements. Compliance with evolving environmental regulations and sustainability expectations may require additional investment and could affect the economics of our constellation expansion strategy. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

The environmental regulatory requirements applicable to our operations are evolving in response to growing awareness of the environmental footprint of space activities. The proliferation of satellite constellations in low Earth orbit has prompted regulators in the United States, the European Union, and internationally to propose new requirements for satellite deorbit timelines, debris mitigation practices, and sustainable space operations. While NorthStar does not own the satellites on which our sensors are hosted, we may be indirectly affected by regulatory changes that alter the commercial economics of satellite operations for our hosted-payload partners, potentially making it more difficult or expensive to negotiate new hosting arrangements.

Multi-jurisdictional tax obligations, intercompany transfer pricing, and potential changes in tax law could adversely affect our financial results.

NorthStar operates through legal entities in Canada, the United States, and Luxembourg and conducts intercompany transactions among these entities. Tax authorities in each jurisdiction may challenge the pricing of our intercompany transactions and seek to reallocate income and expenses in a manner that increases our aggregate tax liability. Changes in domestic corporate tax rates, limitations on the deductibility of certain expenses, changes in the treatment of research and development incentives, or adverse changes in the tax treaty network between our operating jurisdictions could increase our effective tax rate. Disputes with tax authorities in any jurisdiction could result in significant assessments, penalties, and interest charges. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Tax planning for a multi-jurisdictional company involves significant complexity, particularly where the company’s operations span jurisdictions with different corporate tax rates, different rules for the allocation of intercompany profits, and different approaches to the taxation of intellectual property and research and development activities. We have structured our operations with the goal of optimizing our tax position, but our tax planning strategies may be challenged by tax authorities who take a different view of how our income and expenses should be allocated among our operating jurisdictions. The global trend toward increased tax transparency and the implementation of minimum tax regimes pursuant to the OECD’s Pillar Two framework may also affect our effective tax rate in ways that we cannot currently predict with precision.

Export control regulations, including ITAR and EAR, may restrict our ability to share technical data, hire non-U.S. personnel, and conduct business internationally.

Our technology, including our sensor designs, data fusion algorithms, photometric analysis methodologies, and SSDA analytics, may be subject to the International Traffic in Arms Regulations, the Export Administration Regulations, and equivalent Canadian Controlled Goods Program regulations and EU dual-use export control frameworks. ITAR and EAR requirements may restrict our ability to share technical data with our non-U.S. employees, contractors, and subcontractors without prior authorization, even for internal development activities. Delivering our SSDA services to foreign government customers may require export licenses, technical assistance agreements, or manufacturing license agreements that are time-consuming to obtain and may impose conditions on the scope of permitted activities. Non-compliance could result in significant civil penalties, criminal prosecution, debarment from U.S. government contracting, and loss of export privileges. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner.

Our exposure to export control regulations is amplified by the fact that our sensor technology and data analytics capabilities are developed by a workforce that includes both U.S. and non-U.S. persons working in multiple countries. The deemed export rules under ITAR and the EAR treat the disclosure of controlled technology to a foreign national — regardless of where the disclosure occurs — as an export that may require authorization. This means that routine technical discussions among members of our international team could, without careful management, constitute unauthorized deemed exports subject to civil and criminal penalties. We have implemented export compliance training and technology control plans, but the complexity of our operations and the breadth of the applicable regulations make it difficult to ensure that all required controls are consistently applied.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Changes in FCC, NOAA, or equivalent foreign regulatory frameworks governing spectrum access and commercial remote sensing could require modifications to our operations and increase our compliance costs.

Our operations depend on radio-frequency spectrum allocations used for satellite telemetry, command and control, and data downlink, which are subject to regulation by the Federal Communications Commission in the United States and by equivalent spectrum management authorities in Canada, Luxembourg, and other jurisdictions. Changes in FCC spectrum allocation policies, the introduction of new sharing frameworks in frequency bands we rely upon, or the revocation or modification of existing spectrum licenses held by our hosted-payload satellite partners could disrupt our data downlink operations. In the United States, NOAA’s regulatory framework governing commercial remote-sensing activities is subject to ongoing rulemaking and policy development, including potential changes to the categories of systems requiring a NOAA license, the conditions attached to licenses, and the enforcement of compliance requirements. Analogous regulatory changes by foreign regulators could affect our ability to collect SSDA data from sensors hosted on non-U.S. satellites, or downlinked in non-U.S. jurisdictions or to distribute analytics derived from that data to certain customers. Compliance with new or modified spectrum or remote-sensing regulatory requirements could require technical modifications to our ground infrastructure, changes to our data collection procedures, and additional legal and regulatory expenditure. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

The FCC’s spectrum management authority and NOAA’s commercial remote sensing regulatory authority are subject to ongoing rulemaking proceedings that could affect our operations in ways that are difficult to anticipate. The FCC has indicated an interest in revising its approach to spectrum sharing in certain frequency bands used for satellite communications, and any changes to the sharing framework applicable to frequencies used by our host satellites could affect our data downlink capacity. NOAA’s framework for regulating commercial remote sensing is also evolving, and the agency has indicated that it may expand the scope of its licensing requirements to cover additional categories of sensing systems.

Our operations require licenses, spectrum authorizations, and regulatory approvals in multiple jurisdictions, and evolving space traffic management frameworks could impose significant compliance costs.

NorthStar operates across Canada, the United States, and Luxembourg and conducts data collection activities that are subject to satellite licensing, radio-frequency spectrum authorization, remote-sensing regulatory regimes, and defense export requirements in each jurisdiction. Our hosted sensors require regulatory clearance from satellite licensing authorities in the jurisdictions governing the host satellites, and changes in the licensing status of a host satellite could affect the regulatory basis on which our sensors operate. The regulatory landscape governing space operations, satellite licensing, debris mitigation, and space traffic management is evolving in the United States, the European Union, Canada, and through international bodies. New regulatory requirements could affect the terms on which our hosted-payload providers operate their satellites, impose mandatory data-sharing obligations on our SSDA products, create liability exposure for conjunction analysis failures, or require modifications to our analytics platform. End-of-life and deorbit requirements are also evolving: changes to applicable deorbit rules could require host satellite operators to decommission satellites earlier than anticipated, potentially reducing the operational life of our hosted sensors. We cannot predict the pace or content of future regulatory developments, and compliance with new frameworks may require significant investment or operational changes. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

The regulatory framework governing space operations is evolving rapidly in response to the rapid growth of commercial satellite activity and increasing concerns about the sustainability of key orbital environments. New space traffic management frameworks — including proposed rules for active debris removal, mandatory collision avoidance maneuvers, and orbital slot allocation — could impose new obligations on our hosted-payload partners that affect the commercial economics of their satellite operations. The pace and content of these regulatory developments are difficult to predict, and compliance with new frameworks may require investments in systems, processes, and legal expertise that are not currently reflected in our financial projections.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Government restrictions or contractual limitations on data rights could limit our ability to commercialize our SSDA data and analytics.

A significant portion of our technology and data pipeline has been developed under contracts and grants with government agencies, including DARPA, the U.S. Space Force JCO, the Canadian Space Agency, the Luxembourg Space Agency, and ESA. Government contracts and grants typically include provisions governing the allocation of rights in technical data, software, and intellectual property developed with government funding. Under U.S. government contracting rules, the government typically acquires at minimum unlimited rights or government purpose rights in data and software developed predominantly with government funds, which can allow the government to use, modify, and disclose such data without restriction and to provide it to third parties, including our competitors. Evolving national security controls, data localization requirements, and classification policies could further restrict the commercialization of SSDA data derived from defense-focused collection activities. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice.

The intellectual property rights that arise from government-funded research and development are governed by a complex framework of statutory provisions, contract clauses, and agency policies that can vary significantly depending on the type of funding, the nature of the work performed, and the agency involved. The allocation of data rights between NorthStar and our government customers is a commercially sensitive issue that we negotiate on a contract-by-contract basis, and the outcome of these negotiations affects our ability to commercialize our technology in the commercial market. Evolving national security controls, data localization requirements, and classification policies could further restrict the commercialization of SSDA data derived from defense-focused collection activities.

We are subject to, or may in the future become subject to, legal proceedings and litigation that could be costly, time-consuming, and distracting.

In addition to our contractual dispute and related proceedings with Spire, we may from time to time be involved in legal disputes, regulatory proceedings, contract disputes, intellectual property litigation, employment disputes, and other legal actions that arise in the normal course of our business. Litigation and regulatory proceedings are inherently unpredictable, can be extremely costly, and divert significant management time and resources regardless of their ultimate outcome. An adverse judgment or settlement in a significant case could result in material financial liability, injunctive relief that restricts our operations, loss of intellectual property rights, or damage to our relationships with government customers. We maintain insurance coverage for certain categories of legal liability, but our insurance may not cover all claims asserted against us or may be insufficient in amount. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice.

Our litigation risk is compounded by the fact that our business involves the application of novel technologies and business models in regulated industries where the applicable legal frameworks are still developing. Litigation in areas such as space liability, data rights, and commercial space contracting involves significant legal uncertainty, and the outcome of legal proceedings in these areas can be difficult to predict even with the assistance of experienced counsel. In addition, certain of our government customers may seek to assert rights against us in the event of program performance failures, contract disputes, or data quality issues, and the contractual remedies available to government customers are more extensive than those typically available to commercial customers.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

We are currently party to significant arbitration with Spire, in which an adverse outcome has been awarded and which could result in material financial liability to Northstar.

In August 2024, we filed a Motion for Interlocutory Injunction against Spire in the Ontario Superior Court of Justice, alleging that Spire failed to operate satellites hosting our sensors in accordance with the Spire Agreement and failed to replace satellites subject to a block failure within contractually required timelines. We subsequently filed a Request for Arbitration with the International Chamber of Commerce International Court of Arbitration (“ICC”) on September 30, 2024. On February 24, 2025, a U.S. magistrate judge granted our motion to compel Spire to arbitrate its payment claim, staying the U.S. proceeding pending ICC arbitration. On September 30, 2024, NorthStar initiated arbitration proceedings before the International Court of Arbitration of the ICC seeking monetary damages and other relief relating to the Spire Agreement. Spire denied all claims and asserted counterclaims, including for amounts due under the Spire Note, for costs incurred in connection with an interlocutory injunction obtained by NorthStar in the Superior Court of Justice of Ontario, and for costs of the arbitration. On July 31, 2026, an ICC tribunal issued an award which dismissed NorthStar’s claims (but did not address enforcement of the obligation to provide four replacement satellites at no additional cost) and granted Spire’s counterclaim in part. Pursuant to the award, NorthStar was directed to pay to Spire an aggregate amount of approximately $12.4 million, comprised of amounts due under a vendor financing promissory note issued by NorthStar to Spire, damages in respect of the interlocutory injunction and costs of the arbitration. The ICC tribunal noted in the award that the Spire Agreement has never been terminated. The Spire Note is reflected in current liabilities on NorthStar’s financial statements accompanying this proxy statement/prospectus, and NorthStar expects to record liabilities in respect of the award on its unaudited interim consolidated financial statements as of and for the six months ended June 30, 2026.

NorthStar is evaluating the award and its implications (including in respect of the parties’ ongoing rights and obligations under the Spire Agreement), and is considering all available options consistent with applicable law and the terms of the Spire Agreement, including as it concerns the four replacement satellites. Any such actions and their outcomes are inherently uncertain and could materially affect future results.

Risks Related to Technology, Privacy and Intellectual Property

We rely on third-party licenses for technology and intellectual property that are critical to our platform, and the loss or adverse modification of those licenses could disrupt our operations.

Certain components of our SSDA analytics platform and sensor systems incorporate technology and intellectual property licensed from third parties. These licenses may be subject to termination for breach, expiration without renewal, or adverse modification of terms upon renewal. If a licensor terminates our license, we may be required to identify and integrate alternative technology under significant time pressure. Replacing a critical licensed component may require extensive development, testing, and validation work that takes months or years to complete, during which our service delivery capabilities may be impaired.

Our reliance on third-party technology licenses creates a vulnerability in our platform that we mitigate but cannot eliminate through contractual protections. License agreements typically include provisions that allow the licensor to terminate in the event of a material breach, and a dispute about the scope or satisfaction of our obligations under a license agreement could result in a termination that forces us to modify or discontinue affected service capabilities on short notice. We have sought to reduce this risk by developing proprietary alternatives to certain licensed components, but this process is time-consuming and may not produce results that match the performance or cost profile of the licensed technology. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Third parties may assert intellectual property infringement claims against us, and we may be subject to claims that our employees have misappropriated trade secrets or proprietary information from former employers.

The space technology, data analytics, and artificial intelligence sectors are characterized by a large and growing volume of patents and by active patent assertion activity by both operating companies and non-practicing entities. As NorthStar raises its public profile, we may become a more attractive target for intellectual property claims by third parties who assert that our SSDA methods, orbital analytics algorithms, AI/ML models, sensor designs, or data processing methodologies infringe their patents or other intellectual property rights. Many of our key employees were previously employed by competing space technology companies, defense contractors, government agencies, or research institutions and may have had access to proprietary information and trade secrets at those prior employers. We may face claims from former employers alleging that our employees misappropriated or are using trade secrets in the development of our technology. Third-party IP claims are expensive and time-consuming to defend, divert management attention, and can result in substantial legal fees even when we ultimately prevail. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

We have implemented employee agreements, confidentiality policies, and onboarding procedures designed to reduce the risk of inadvertent misappropriation of prior employer trade secrets, but these measures cannot provide complete protection against claims by former employers. The cost of defending against trade secret claims — even meritless ones — can be significant, and the threat of such claims may inhibit our ability to recruit talent from competing organizations. In addition, the outcome of patent infringement litigation is difficult to predict, and even a partial finding of infringement could result in injunctive relief that prevents us from using technologies that are integrated throughout our platform, requiring costly modifications or redesigns.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Our intellectual property applications in applicable jurisdictions may not be granted, and we face risks that third parties may challenge or circumvent our issued patents.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will be issued, or that our issued patents will afford protection against competitors with similar technology. Companies with greater resources may be able to develop workaround technologies or challenge our patents through inter partes review or other proceedings. If we fail to comply with our obligations under license or technology agreements with third parties, we may be required to pay damages or could potentially lose intellectual property rights that are critical to our business. The legal protections afforded by any additional patents or other intellectual property registrations may not adequately cover the full scope of our business activities or permit us to gain or keep any competitive market position. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

The patent prosecution process is inherently uncertain, and the issuance of a patent does not guarantee that the patent will provide meaningful competitive protection. Patent claims are often narrowed during prosecution in response to prior art cited by patent examiners, and the resulting issued claims may not cover the full scope of our technology or may be circumventable by competitors through the development of alternative approaches. A successful inter partes review challenge could result in the cancellation of patent claims that we depend on to protect our technology, leaving us without legal recourse against competitors who adopt approaches similar to our own.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Our handling of sensitive government, defense, and personal data subjects us to complex and evolving data privacy and protection laws, and non-compliance could result in significant penalties and loss of government contracts.

NorthStar collects, processes, stores, and transmits significant volumes of data in connection with its SSDA services, including satellite telemetry data, space object tracking data, imagery analytics, and data derived from our operations in support of defense and civil-space agencies. Some of this data may be subject to U.S. federal data protection requirements, including the Privacy Act, FISMA, and DoD cybersecurity frameworks. In Canada, we are subject to PIPEDA and provincial privacy laws. Our European operations are subject to the EU General Data Protection Regulation, which provides for penalties of up to 4% of global annual revenue for material violations. Our current and potential future operations and sales also subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. These regimes, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. The full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time. Failure to comply with applicable data protection requirements could result in regulatory enforcement actions, loss of government contracts, and reputational harm. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

The data privacy and cybersecurity requirements applicable to our government contracts are among the most demanding of any commercial sector. The DoD’s Cybersecurity Maturity Model Certification framework imposes tiered cybersecurity requirements based on the sensitivity of the information handled under each contract, and full certification at higher levels — which may be required for certain of our contracts — requires demonstrating compliance with a comprehensive set of security practices and undergoing a third-party assessment. The cost of achieving and maintaining CMMC compliance is significant, and our current cybersecurity posture may not meet all applicable requirements. Failure to comply with applicable data protection requirements could result in regulatory enforcement actions, loss of government contracts, and reputational harm.

We may not be able to adequately protect or enforce our intellectual property rights, our applications may not be granted, and we currently enjoy only limited geographical patent protection.

We hold issued U.S. patents covering aspects of our space-based SSDA sensor concept of operations, image processing methodology, and space object detection and tracking systems, with additional patent applications pending. We cannot guarantee that our issued patents will provide meaningful competitive protection, that pending applications will result in issued patents, or that our patents will not be challenged, invalidated, or circumvented by competitors. We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or that the claims included in a patent application will ultimately be allowed. We do not have worldwide patent rights for our planned products, services and related proprietary technologies. Filing, prosecuting and defending patents on our intellectual property worldwide can pose several challenges, including cost-prohibitive examination fees, translation fees, and attorneys’ fees across jurisdictions. The breadth of claims in patents may vary from jurisdiction to jurisdiction, and certain patent offices may require narrower claims. Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. Protecting against the unauthorized use of our intellectual property is expensive and difficult, particularly internationally, and unauthorized parties may attempt to copy or reverse engineer our technology. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. Any of these events could adversely affect our business, operating results, financial condition and prospects.

The breadth of our intellectual property portfolio is currently limited relative to the scope of our technology platform, and we have not yet been able to obtain comprehensive patent protection for all of the innovations that underpin our competitive differentiation. Our patent prosecution strategy has prioritized coverage in the United States, Canada, and the European Union, but we may not have patent protection in all of the jurisdictions where our technology may be commercially significant. In jurisdictions where we lack patent protection, competitors may be able to develop and commercialize products that incorporate approaches similar to our own without infringing our patents. The trade secrets and proprietary know-how that constitute a significant portion of our intellectual property may be more difficult to protect than patents, particularly as our workforce grows.

We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may be subject to claims of ownership and other rights to our patents and other intellectual property by third parties, and our confidentiality and assignment agreements may be insufficient.

Our confidentiality and intellectual property assignment agreements with our employees, consultants, and contractors generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive intellectual property. However, those agreements may not be honored and obligations to assign intellectual property may be challenged or breached. We have not obtained intellectual property assignment agreements from all employees, consultants and contractors, which also may result in the misappropriation of our intellectual property. We may be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor, or a co-inventor. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, or conflicting obligations of third parties involved in developing our patented technology. We may also be subject to liabilities or damages resulting from claims that we or our employees wrongfully misappropriated, used, or disclosed trade secrets or other confidential information of our competitors or other third parties. If we fail in defending any such claims, in addition to paying monetary damages, we may lose exclusive ownership of, or the right to use or license valuable intellectual property. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

The ownership of inventions created by employees, consultants, and contractors is determined by applicable employment and contract law, which varies across our operating jurisdictions. In Canada, the rules governing employee invention ownership differ from those in the United States and Luxembourg, and the enforceability of assignment agreements may depend on the specific language used, the circumstances under which the invention was made, and the applicable jurisdiction’s treatment of intellectual property created by employees in the course of their employment. We have sought to obtain intellectual property assignment agreements from our key technical personnel, but we cannot guarantee that all such agreements have been executed or that all required assignments have been made.

Our analytics platform incorporates open-source software components, which may expose us to security vulnerabilities, licensing obligations, and the risk of being required to publicly disclose proprietary source code.

Our SSDA analytics platform, data fusion pipeline, and mission operations software incorporate components licensed under open-source software licenses. Open-source software is generally provided without warranties, indemnification, or support commitments, and the public availability of open-source code may make it easier for adversaries to identify and exploit vulnerabilities in our systems. Open-source software projects may be abandoned by their maintainers without notice, leaving known security vulnerabilities unpatched. Certain open-source licenses contain provisions that may require any software incorporating open-source components to be made available under the same license terms. If we inadvertently trigger disclosure obligations, we could be required to publicly release portions of our proprietary source code. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks. Our ability to respond effectively to these risks depends in part on factors that are outside our control and that may change without notice. Even if we are able to identify these risks in advance, we may not have the resources or capabilities to address them in a timely or cost-effective manner. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Open-source software has been incorporated into our platform to reduce development costs and accelerate time to market, but this practice introduces risks that require careful management. The identification and tracking of all open-source components in our software stack is technically challenging, particularly given the complexity of our platform and the number of dependencies involved. We have implemented open-source software governance procedures, but there is a risk that open-source components have been incorporated without adequate review of the applicable license terms, potentially triggering compliance obligations that require disclosure of our proprietary code.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Advances in competing technologies could reduce the value of our space-based optical data and services, and we may be unable to maintain our technological differentiation.

Our competitive advantage is based in part on the uniqueness of our space-based optical dataset and our analytics capabilities. However, the space technology sector is characterized by rapid technological change, and competitors are investing in alternative sensing modalities and analytics approaches, including ground-based radar systems, synthetic aperture radar satellites, passive radio-frequency monitoring constellations, and advanced artificial intelligence platforms. These technologies may improve in accuracy, coverage, or cost-effectiveness and could reduce the relative value of our data and services. Technological advancements may also shorten product life cycles or render aspects of our platform less competitive or obsolete. The development of new technologies or analytical approaches by government agencies or defense prime contractors could also reduce the market demand for our commercial SSDA services. If we are unable to maintain our technological differentiation or compete effectively against these alternative technologies, our business, financial condition, and results of operations could be materially adversely affected. We cannot assure you that our research and development efforts will result in commercially successful products or that any technological advantages we currently enjoy will be sustainable.

The competitive dynamics of the space technology sector are characterized by rapid technological change, and our competitive position depends in part on our ability to develop and deploy new capabilities faster than our competitors. Large defense prime contractors have significantly greater research and development budgets than we do, and they are investing in alternative SSDA approaches that could ultimately prove more capable or cost-effective than our hosted-payload optical sensing model. We cannot guarantee that our technology development efforts will produce capabilities that remain competitive against these alternative approaches over the long term, and a loss of technological differentiation could significantly impair our ability to win new contracts and retain existing customers.

Cybersecurity threats targeting our software, networks, cloud infrastructure, or mission data could disrupt our operations and expose sensitive defense-related information.

NorthStar provides SSDA and related intelligence services to U.S., Canadian, and European defense and national security agencies, including DARPA, the U.S. Space Force JCO, the Canadian 3rd Canadian Space Division, the French Ministry of Armed Services, and NATO DIANA. As a result, our systems, networks, and data products are likely targets of sophisticated cyberattacks. We are also at risk for interruptions, outages and breaches of operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers. A successful cyberattack could compromise the integrity of our analytics platform, corrupt or exfiltrate sensitive SSDA data, disrupt service delivery to government customers, or expose classified or controlled unclassified information. Cyber incidents could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. A significant breach could result in contract termination, loss of security clearances or access authorizations, regulatory sanctions, and reputational harm. We are assessing the continually evolving privacy and data security regimes and measures we believe are appropriate in response. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, could result in significant liability, costs, and a material loss of revenue. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

The cybersecurity risks we face are amplified by the sensitivity of the information we handle and the sophistication of the threat actors who are likely to target us. Nation-state threat actors — particularly those associated with countries that have strategic interests in concealing the capabilities or orbital characteristics of their space assets — have both the motivation and the resources to conduct highly sophisticated cyberattacks against SSDA providers. Such attacks may include supply chain compromises, insider threats, and advanced persistent threats that remain undetected for extended periods. We invest in cybersecurity measures including network segmentation, encryption, intrusion detection systems, and incident response capabilities, but we cannot guarantee that these measures will be sufficient to prevent a sophisticated adversary from compromising our systems.

We regularly review our practices and procedures in this area, but we cannot guarantee that our current or future measures will be adequate.

Software errors or outages in our mission systems, analytics platform, or customer-facing tools could interrupt services, and data corruption or telemetry loss could impair our product reliability and erode customer confidence.

Our SSDA services are delivered through proprietary software platforms, including our Si² analytics suite, our Conjunction Analysis System, and associated mission operations, data fusion, and customer delivery software. These platforms are technically complex and are subject to software defects, integration failures, undetected edge-case errors, and unplanned outages. Our government and defense customers operate on demanding 24/7 operational timelines and may have contractual service-level requirements that impose financial penalties or termination rights if we fail to meet specified thresholds. Software updates and patches introduce the risk of regressions that may not be caught in testing. The reliability and trustworthiness of NorthStar’s analytics also depends on the quality, completeness, and timeliness of the underlying observational data. Data corruption — whether from sensor noise, detector artifacts, downlink bit errors, clock synchronization failures, software processing bugs, or anomalies in third-party data feeds — can introduce errors into our orbital catalog and analytics outputs. Telemetry loss resulting from ground-station outages or host satellite anomalies can create gaps in data coverage that reduce catalog completeness and degrade conjunction-screening accuracy. Customer confidence in data quality, once damaged, is extremely difficult to restore in the defense and civil-space sector. We cannot assure you that our mitigation efforts will be effective or that the steps we have taken will be sufficient to address these risks.

The operational complexity of our mission systems creates a significant software quality assurance challenge. Our SSDA analytics platform comprises multiple interconnected software components that must operate correctly both individually and in concert, and the interactions between components can produce unexpected behaviors that are difficult to identify in advance through testing. We employ software development and testing practices designed to reduce the risk of defects reaching production systems, but the complexity of our platform means that some defects will inevitably pass through these controls. The consequences of a significant software defect or data processing error for our government customers can be severe, and our liability under applicable contracts may not be adequately covered by our errors and omissions insurance.

Risks Related to Securities Ownership

Viking may be, or New NorthStar may become, a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If New NorthStar is or becomes a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Viking Securities”) of New NS Common Shares, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

Because Viking is a blank-check company with no current active business, Viking expects that it would be classified as a PFIC for its taxable year ended December 31, 2025, subject to the potential application of the start-up exception (as discussed in the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Viking Securities-Passive Foreign Investment Company Rules”). Assuming the Continuation qualifies as an F Reorganization (as defined in the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Viking Securities — Tax Consequences of the Continuation — In General”), New NorthStar should be treated as the same corporation as Viking for purposes of the PFIC rules, and the PFIC income and asset tests in respect of Viking should be applied based on the income and assets of the combined business.

Because the timing of the Continuation is uncertain, it is unclear whether Viking will be able to qualify for the start-up exception. Moreover, because PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine the PFIC status of New NorthStar for any taxable year until after the close of the taxable year. Accordingly, there can be no assurance as to the PFIC status of Viking or, after the Continuation, Viking for the current taxable or any future taxable year.

If Viking does not qualify for the start-up exception and is determined to be a PFIC with respect to a U.S. Holder, such U.S. Holder did not make any of the PFIC Elections (as defined in the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Viking Securities — Passive Foreign Investment Company Rules”) with respect to its Viking Class A Shares, and the Continuation qualifies as an F Reorganization then New NorthStar should also be treated as a PFIC as to such U.S. Holder with respect to such New NS Common Shares even if New NorthStar does not meet a test for PFIC status in its own right, unless such U.S. Holder makes a purging election (as described below) with respect to its shares.

Please see the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Viking Securities — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to the PFIC status of Viking and New NorthStar. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to them.

The price of New NorthStar’s securities may be subject to significant fluctuations, based on various factors including an inability to achieve milestones set forth by management, quarterly or annual fluctuations in results of operations, financial results which deviate from analysts’ expectations, general economic conditions, legislative changes, changes in business prospects, developments that affect the industry as a whole, the breadth of the public market for New NorthStar’s securities, the attractiveness of alternative investments, and other events and factors that are beyond New NorthStar’s control.

The trading price of New NorthStar’s shares will be volatile and could be subject to significant fluctuations in response to various factors, some of which are beyond its control. These factors include:

•        actual or anticipated fluctuations in operating results;

•        failure to meet or exceed financial estimates and projections of the investment community or that New NorthStar provides to the public;

•        issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

•        announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•        changes in competitive factors;

•        operating and share price performance of other companies in the industry or related markets;

•        sales of New NorthStar’s shares into the market pursuant to the exercise of registration rights described elsewhere in this proxy statement/prospectus;

•        the timing and magnitude of investments in the growth of the business;

•        actual or anticipated changes in laws and regulations;

•        additions or departures of key management or other personnel;

•        increased labor costs;

•        disputes or other developments, including litigation, related to intellectual property or other proprietary rights;

•        the ability to market new and enhanced solutions on a timely basis;

•        sales of substantial amounts of shares or other securities by the New NS Board, executive officers or significant shareholders or the perception that such sales could occur;

•        changes in New NorthStar’s capital structure, including the number of shares outstanding, future issuances of securities or the incurrence of debt; and

•        general economic, political and market conditions and changes thereto.

Broad market and industry factors may seriously affect the market price of New NorthStar’s securities, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources. As a result of these and other factors, the market price of New NorthStar’s securities may be volatile in the future.

The coverage and recommendations of New NorthStar’s business or its securities by securities or industry analysts, or the absence thereof, could adversely affect the trading price and volume of New NorthStar’s shares, warrants and other securities.

The trading market for New NorthStar’s securities is influenced in part by research and other reports that industry or securities analysts publish about New NorthStar or its business or industry from time to time. We do not control these analysts or the content and opinions included in their reports. New NorthStar may be slow to attract equity research coverage, and the analysts who publish information about its securities will have had relatively little experience with NorthStar, which could affect their ability to accurately forecast New NorthStar’s results and make it more likely that New NorthStar fails to meet their estimates. If no or few analysts commence equity research coverage of New NorthStar, the trading price and volume of its securities would likely be negatively impacted. If analysts do cover New NorthStar and one or more of them downgrade its securities, or if they issue other unfavorable commentary about New NorthStar or its industry or inaccurate research, New NorthStar’s stock price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on New NorthStar, it could lose visibility in the financial markets. Any of the foregoing would likely cause New NorthStar’s stock price and trading volume to decline, perhaps significantly. Accordingly, we cannot assure you of the likelihood that an active trading market will be developed or maintained, the liquidity of any trading market, your ability to sell New NorthStar’s securities when desired or the price that you may be able to obtain in any such sale.

Future sales of shares by shareholders could cause New NorthStar’s stock price to decline.

If New NorthStar’s shareholders sell or indicate an intention to sell substantial amounts of its common shares in the public market, the trading price of New NorthStar’s shares could decline. In addition, shares underlying any outstanding options and restricted stock units will become eligible for sale if exercised or settled, as applicable, and to the extent permitted by the provisions of various vesting agreements and Rule 144 of the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of New NorthStar’s shares could decline.

Although the Sponsor, Viking initial shareholders and certain NorthStar Shareholders who signed Lock-Up Agreements will be subject to certain restrictions regarding the transfer of New NorthStar’s shares following the Business Combination, these shares may be sold after the expiration of their respective lock-ups. New NorthStar intends to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of shares of New NorthStar could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

New NorthStar’s governance documents will permit it to issue an unlimited number of common shares without seeking approval of the shareholders. New NorthStar may complete additional financings in the future, which may have a dilutive or negative effect on existing shareholders.

New NorthStar’s governance documents will permit it to issue an unlimited number of common shares. Subject to the requirements of the CBCA and applicable securities laws and securities exchange rules and policies, New NorthStar will not be required to obtain the approval of shareholders for the issuance of additional common shares. Any further issuances of common shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

New NorthStar’s governance documents will also permit it to issue an unlimited number of preferred shares, issuable in series and, subject to the requirements of the CBCA, having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as the New NS Board may determine, and which may be superior to those of the common shares. The issuance of preferred shares could, among other things, have the effect of delaying, deferring or preventing a change in control and might adversely affect the market price of the common shares. Subject to the provisions of the CBCA, NYSE and any other securities exchange that New NorthStar’s shares may be listed on, New NorthStar may not be required to obtain the approval of the holders of common shares for the issuance of preferred shares or to determine the maximum number of shares of each series of preferred shares, create an identifying name for each series and attach such special rights or restrictions as the New NS Board may determine.

We anticipate orders for, and revenues from, our services to be project based, so our financial condition and results of operations are likely to fluctuate on a quarterly and annual basis in future periods, which could cause New NorthStar’s financial results for a particular period to fall below expectations, resulting in a decline in the market price of its shares.

We anticipate orders for, and revenues from, our services to be project based, so New NorthStar’s financial condition and results of operations are likely to fluctuate on a quarterly and annual basis in future periods, which could cause its financial results for a particular period to fall below expectations, resulting in a decline in the market price of New NorthStar’s shares. New NorthStar’s results may vary from period to period as a result of fluctuations in the number of customers purchasing or taking delivery of its planned products and services as well as fluctuations in the timing and amount of its expenses. As a result, comparing New NorthStar’s results of operations on a period-to-period basis may not be meaningful, and the results of any one period should not be relied on as an indication of future performance.

In addition to the other risks described herein, the following factors could also cause New NorthStar’s financial condition and results of operations to fluctuate on a quarterly basis:

•        its ability to attract new customers and retain any future customers, including in a cost-effective manner;

•        its ability to accurately forecast revenue and losses and appropriately plan its expenses;

•        the timing of new product and services introductions, which can initially have lower gross margins;

•        commencement, completion or termination of contracts during any particular quarter;

•        the effects of increased competition on its business;

•        its ability to successfully maintain its position in and expand in existing markets as well as successfully enter new markets;

•        its ability to protect its existing intellectual property and to create new intellectual property;

•        supply chain interruptions and manufacturing or delivery delays;

•        the length of the installation cycle for a particular location or market;

•        disruptions in sales, production, service or other business activities or its inability to attract and retain qualified personnel;

•        the impact of, and changes in, governmental or other regulation affecting its business; and

•        the impact of epidemics or pandemics on its workforce, or those of its potential future customers, suppliers, vendors or business partners.

Fluctuations in operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, revenue and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on New NorthStar’s stock price.

New NorthStar will be an emerging growth company within the meaning of the Securities Act, and intends to take advantage of certain exemptions from disclosure requirements available to emerging growth companies. Such a determination could make New NorthStar’s securities less attractive to investors and may make it more difficult to compare New NorthStar’s performance with other public companies.

New NorthStar will be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, to the extent permitted under applicable Canadian securities laws and applicable stock exchange requirements, for as long as it continues to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in New NorthStar’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New NorthStar’s shareholders may not have access to certain information they may deem important. New NorthStar will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of its common shares that are held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2030. Investors may find New NorthStar’s securities less attractive because it will rely on these exemptions. If some investors find New NorthStar’s securities less attractive as a result of its reliance on these exemptions, the trading prices of New NorthStar’s securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, New NorthStar may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of New NorthStar’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

As a foreign private issuer of securities in the United States, New NorthStar will be permitted to and intends to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE Listed Company Manual; these practices may afford less protection to shareholders than they would enjoy if New NorthStar complied fully with the NYSE Listed Company Manual.

Because New NorthStar qualifies as a foreign private issuer under the Exchange Act, it is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to United States domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material non-public information under Regulation FD. Instead, New NorthStar will provide such reports and financial statements within the timeframes required by Canadian securities laws. New NorthStar will be required to comply with Canadian securities laws and the rules of any stock exchange on which its securities are listed governing the disclosure of material facts and material changes. Additionally, New NorthStar reporting insiders will be required to comply with insider reporting requirements under applicable Canadian securities laws. Accordingly, after the Business Combination, New NorthStar shareholders may receive less or different information about New NorthStar than they currently receive about the Viking, as applicable, or that they would receive about a U.S. domestic public company.

New NorthStar will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information New NorthStar will be required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by United States domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a United States domestic issuer.

New NorthStar may lose its foreign private issuer status in the future, which could result in significant additional cost and expense.

New NorthStar will be a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act; however, under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter.

In the future, New NorthStar would lose its foreign private issuer status if a majority of its shareholders are United States residents or if a majority of its directors or management are United States citizens or residents, and New NorthStar fails to meet additional requirements necessary to avoid loss of foreign private issuer status. New NorthStar may lose its foreign private issuer status or its foreign private issuer status may be impacted in the future if the SEC implements changes to a foreign private issuer’s regulatory accommodations based on their current ongoing reevaluation of the definition for a foreign private issuer. Although we have elected to comply with certain United States regulatory provisions, New NorthStar’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to New NorthStar under United States securities laws as a United States domestic issuer may be significantly higher. If New NorthStar is not a foreign private issuer, it will be required to file periodic reports and registration statements on United States domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. New NorthStar will also have to mandatorily comply with United States federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. New NorthStar may also be required to modify certain of its policies to comply with good governance practices associated with United States domestic issuers. Such conversion and modifications will involve additional costs. In addition, New NorthStar may lose its ability to rely upon exemptions from certain corporate governance requirements on NYSE that are available to foreign private issuers.

The market values of growth-oriented and early-stage companies, including New NorthStar, may be more volatile than other securities and may involve special risks.

In the past, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to drops in market value, especially for growth-oriented and early-stage companies. As a result, New NorthStar’s securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the trust fund. If there are substantial redemptions, there will be a lower float of New NorthStar’s common shares outstanding, which may cause further volatility in the price of its securities.

New NorthStar’s securities may be subject to restrictions on resale in Canada.

New NS Common Shares to be received by NorthStar Shareholders, pursuant to the Business Combination and the New NS Common Shares issued upon exercise of the New NS Warrants in accordance with the terms and conditions thereof, will not include legends restricting transfer under Canadian securities laws and may be resold in each of the provinces and territories of Canada, provided that: (i) the trade is not a “control distribution” (as defined in National Instrument 45-102 — Resale of Securities (“NI 45-102”)); (ii) no unusual effort is made to prepare the market or create a demand for the securities that are the subject of such trade; (iii) no extraordinary commission or consideration is paid in respect of such trade; (iv) if the selling securityholder is an “insider” or “officer” (as defined under applicable Canadian securities legislation) of New NorthStar, the selling securityholder has no reasonable grounds to believe that New NorthStar is in default of applicable Canadian securities legislation; and (v) New NorthStar is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade (subject to the abridgment of such four month period upon New NorthStar becoming a reporting issuer in a jurisdiction of Canada after the Closing and being a reporting issuer at the time of the trade). New NorthStar is expected to become a reporting issuer in the province of Québec after the Closing by filing the Canadian Prospectus. Each holder of New NS Common Shares is urged to consult the holder’s professional advisors with respect to applicable restrictions.

Canadian law contains, and New NorthStar’s governance documents will contain, certain provisions which limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

Certain provisions under the CBCA and applicable Canadian laws do, and provisions in New NorthStar’s governance documents will, discourage, delay or prevent a merger, acquisition or other change in control that shareholders may consider favorable, including transactions in which they might otherwise receive a premium for their common shares. For example, the CBCA includes provisions that require any shareholder proposal that includes nominations for the election of directors to be signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented. Additionally, for material corporate transactions (such as mergers and amalgamations, other extraordinary corporate transactions or amendments to the New NS Governing Documents) the CBCA generally requires approval by 66 2/3% of the votes cast by shareholders who voted, or as set out in the articles, as applicable.

For instance, New NorthStar’s governance documents will contain provisions that establish certain advance notice procedures for nomination of candidates for election as directors at shareholders’ meetings.

Limitations on the ability to acquire and hold common shares may also be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in a company. Moreover, a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded.

Further, changes to laws and regulations in Canada, the United States and elsewhere may impact our ability to conduct our businesses in certain jurisdictions and the ability to negotiate or agree to any merger, acquisition or change of control.

New NorthStar’s governance documents will provide that any derivative actions, actions relating to breach of fiduciary duties and other matters relating to its internal affairs will be required to be litigated in the Province of Québec, Canada, and will contain an exclusive federal forum provision for certain claims under the Securities Act, which could limit your ability to obtain a favorable judicial forum for disputes with New NorthStar.

New NorthStar’s governance documents include a forum selection provision that will provide that, unless it consents in writing to the selection of an alternative forum, the courts of the Province of Québec and the appellate courts therefrom, will be the sole and exclusive forum for certain matters, including the following: (i) any derivative action or proceeding brought on its behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees to New NorthStar; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or New NorthStar’s governance documents (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among New NorthStar, its affiliates and their respective securityholders, directors and/or officers, but excluding claims related to New NorthStar business or that of such affiliates. In addition, New NorthStar’s governance documents include a forum selection provision that will provide that, unless it consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, regardless of whether such complaint also involves parties other than New NorthStar (including, but not limited to, any underwriters or auditors retained by New NorthStar).

The forum selection provision also provides that New NorthStar’s securityholders are deemed to have consented to personal jurisdiction in the designated courts and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions. The forum selection provision may impose additional litigation costs on securityholders in pursuing any such claims. This provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or the Exchange Act, or the rules and regulations thereunder.

Section 22 of the Securities Act creates concurrent jurisdiction for U.S. federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and New NorthStar’s governance documents will provide that the U.S. federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). Application of the Federal Forum Provision means that suits brought by New NS Shareholders to enforce any duty or liability created by the Securities Act must be brought in U.S. federal court and cannot be brought in any state court.

Section 27 of the Exchange Act creates exclusive U.S. federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by New NS Shareholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in U.S. federal court. New NS Shareholders will not be deemed to have waived its compliance with the U.S. federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of New NorthStar’s securities shall be deemed to have notice of and consented to the aforementioned forum selection provisions, including the Federal Forum Provision. Additionally, New NorthStar’s securityholders cannot waive compliance with the U.S. federal, state or applicable Canadian securities laws and the rules and regulations thereunder. These provisions may limit New NorthStar’s securityholders’ ability to bring a claim in a judicial forum they find favorable for disputes with New NorthStar or its directors, officers, or other employees, which may discourage lawsuits against New NorthStar and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in New NorthStar’s governance documents to be inapplicable or unenforceable in an action, New NorthStar may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition. The courts of the Province of Québec and appellate courts therefrom and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a shareholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to New NorthStar than its shareholders.

As a company organized under the CBCA, with some of its directors and officers residing outside of the United States, it may be difficult for investors to enforce civil liabilities against New NorthStar based solely upon the federal securities laws of the United States.

New NorthStar will be incorporated under the CBCA with its registered office located in Québec, Canada. A majority of New NorthStar’s directors and officers are expected to reside outside of the United States and all or a substantial portion of its assets and those of such persons are located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon New NorthStar or its directors or officers who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act. Investors should not assume that Canadian courts: (i) would enforce judgments of United States courts obtained in actions against New NorthStar or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or blue-sky laws of any state within the United States or (ii) would enforce, in original actions, liabilities against New NorthStar or such persons predicated upon the United States federal securities laws or any such state securities or blue-sky laws.

Risks Related to Being a Public Company

New NorthStar will incur significant increased expenses and administrative burdens as a public company, compared to our historical expenses in similar areas, which could have an adverse effect on New NorthStar’s business, financial condition and results of operations.

Following the consummation of the Business Combination, New NorthStar will face increased legal, accounting, administrative and other costs and expenses as a public company that NorthStar did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated thereunder, applicable Canadian securities laws, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New NorthStar to carry out activities NorthStar has not done previously. For example, New NorthStar has additional board committees and must adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with applicable Canadian securities laws and SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New NorthStar could incur additional costs addressing those issues, and the existence of those issues could adversely affect New NorthStar’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New NorthStar’s status as a public company may make it more difficult to attract and retain qualified persons to serve on New NorthStar’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New NorthStar to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Some members of our management have limited experience in operating within a public company environment.

Some of our executive officers have limited experience in the management of a publicly traded company. The management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under U.S. and Canadian securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. and Canada and, following the consummation of the Business Combination, will need to add personnel in areas such as accounting, financial reporting, investor relations and legal in connection with operations as a public company. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require costs greater than expected.

If New NorthStar fails to establish and maintain effective internal controls, its ability to produce accurate financial statements and other disclosures on a timely basis could be impaired.

As a public company, New NorthStar will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, applicable Canadian securities laws, the rules and regulations of the applicable listing standards of NYSE and any other stock exchange on which its securities may be listed. We expect that the requirements of these rules and regulations will increase New NorthStar’s legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly and place significant strain on its personnel, systems, and resources. The Sarbanes-Oxley Act and applicable Canadian securities laws require, among other things, that public companies maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine disclosure controls and other procedures that are designed to ensure that information required to be disclosed by New NorthStar in the reports that it will file with the SEC and under applicable Canadian securities laws is recorded, processed, summarized, and reported within the time periods specified in SEC rules and applicable Canadian securities laws, as the case may be, and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to New NorthStar’s principal executive and financial officers.

We intend to seek to improve New NorthStar’s internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of New NorthStar’s disclosure controls and procedures and internal control over financial reporting, we anticipate that New NorthStar will need to expend significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, New NorthStar may experience additional material weaknesses in its controls. New NorthStar’s controls and any new controls that we develop may become inadequate because of changes in conditions in its business. Further, weaknesses in New NorthStar’s disclosure controls and internal control over financial reporting may be discovered in the future.

Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm New NorthStar’s results of operations or cause it to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of New NorthStar’s internal control over financial reporting that it will eventually be required to include in its periodic reports that will be filed with the SEC and under Canadian securities laws. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in New NorthStar’s reported financial and other information, which would likely have a negative effect on the trading price of its securities. In addition, if New NorthStar is unable to continue to meet these requirements, it may not be able to remain listed on NYSE. New NorthStar will be required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and applicable Canadian securities laws and are required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose. New NorthStar’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, New NorthStar’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which New NorthStar’s internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on New NorthStar’s business and results of operations and could cause a decline in the price of its securities.

We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness or otherwise fail to maintain proper and effective internal controls, our ability to produce timely and accurate financial statements could be impaired, which could adversely affect our operating results, our stock price and access to the capital markets.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. In addition, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting in our annual report on Form 10-K, pursuant to the rules and regulations of the SEC regarding compliance with Section 404 of the Sarbanes-Oxley Act. Neither we nor our independent registered public accounting firm were required to, and therefore did not, perform an evaluation of the effectiveness of our internal control over financial reporting as of or for any period included in our financial statements included herein, nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act or National

Instrument 52-109 Certifications of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”). The process of designing, implementing and testing the internal control over financial reporting required to comply with these obligations is time-consuming, costly and complicated. We have identified a material weakness in our internal control over financial reporting relating to the sufficiency and adequacy of resources with an appropriate level of technical accounting experience. This material weakness has led to a conclusion that our internal control over financial reporting and disclosure controls and procedures were not effective as of December 31, 2025. Our inability to remediate this material weakness, our discovery of additional control deficiencies or material weaknesses in internal control, and our inability to achieve and maintain effective disclosure controls and procedures and internal control over financial reporting, could adversely affect our results of operations, our stock price and investor confidence in our Company.

Our management plans to take action to remediate this material weakness in our internal control over financial reporting. As of the date of this proxy statement/prospectus, the remediation plans are actively underway, and management expects to complete the remediation actions during 2026 and to incur approximately $0.5 million in associated costs. However, the remediation process is ongoing, and we cannot assure that it will be completed within this timeframe or that additional remediation costs will not be incurred. In addition, we could in the future identify additional internal control deficiencies that could rise to the level of a material weakness or uncover other errors in financial reporting. The remediation of such deficiencies or material weaknesses may require significant costs and devotion of a substantial amount of management’s attention, diverting financial resources or management’s time from operating our business. During the course of our evaluation, we may identify areas requiring improvement and may be required to design additional enhanced processes and controls to address issues identified through this review. In addition, there can be no assurance that such remediation efforts will be successful, that our internal control over financial reporting will be effective as a result of these efforts or that any such future deficiencies identified may not be material weaknesses that would be required to be reported in future periods.

If we fail to remediate this material weakness and maintain effective disclosure controls and procedures or internal control over financial reporting, we may not be able to rely on the integrity of our financial results, which could result in inaccurate or late reporting of our financial results, which inaccuracies may lead to a requirement to restate our financial statements, as well as delays or the inability to meet our future reporting obligations or to comply with SEC rules and regulations or applicable Canadian securities laws. As a result, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common shares could decline. We could also become subject to investigations by the stock exchange on which our common shares are listed, the SEC, Canadian securities regulatory authorities or other regulatory authorities, which could require additional financial and management resources. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could restrict our future access to the capital markets as a result of a loss of investor confidence, limitations on our ability under the Securities Act to conduct certain transactions or a reduction in liquidity if our common shares do not remain listed on a national securities exchange. Reduced access to capital or increased use of financial resources to remedy deficiencies in or maintain the effectiveness of internal controls may reduce our liquidity and ability to operate our business.

New NorthStar’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

New NorthStar’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake.

Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in New NorthStar’s control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require New NorthStar to change its compensation policies.

Accounting rules and interpretations for certain aspects of New NorthStar’s financial reporting are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of New NorthStar’s financial statements. Furthermore, changes in accounting rules and interpretations or in New NorthStar’s accounting assumptions and/or judgments, such as those related to asset impairments, could significantly impact its financial statements. In some cases, New NorthStar could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Any of these circumstances could have a material adverse effect on New NorthStar’s business, prospects, liquidity, financial condition and results of operations.

Risks Related to Viking and the Business Combination

Viking has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the Business Combination consideration is fair to Viking Shareholders from a financial point of view.

Viking is not required to, and has not, obtained an opinion from an independent investment banking firm that the consideration it is paying for NorthStar in the Business Combination is fair to Viking Shareholders from a financial point of view. Viking is also not required to, and has not, obtained any third party report, opinion or appraisal in establishing a valuation for NorthStar. The Viking Board relied on the financial skills and background of its officers and directors in determining the value of NorthStar and in making its assessment of the Business Combination. Viking Shareholders will be relying on the judgment of the Viking Board with respect to such matters and assuming the risk that the Viking Board may not have properly valued such business or may have been incorrect in its assessment of the Business Combination.

Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Following the closing of the Business Combination, New NorthStar may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New NorthStar’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Viking cannot assure you that the due diligence conducted in relation to NorthStar has identified all material issues or risks associated with NorthStar, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and New NorthStar may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on New NorthStar’s financial condition and results of operations and could contribute to negative market perceptions about the securities or New NorthStar. Accordingly, any shareholders of Viking who choose to remain New NS Shareholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or joint proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

If, after Viking distributes the proceeds in the trust account to the public shareholders, Viking files a bankruptcy petition or an involuntary bankruptcy petition is filed against Viking that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Viking and the Viking Board may be exposed to claims of punitive damages.

If, after Viking distributes the proceeds in the trust account to the public shareholders, Viking files a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against Viking that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover some or all amounts received by Viking Shareholders. In addition, the board of directors may be viewed as having breached its fiduciary duty or having acted in bad faith, thereby exposing it and us to claims of damages. Viking cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to the public shareholders, Viking files a bankruptcy petition or an involuntary bankruptcy petition is filed against Viking that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Viking Shareholders and the per share amount that would otherwise be received by Viking Shareholders in connection with Viking’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Viking Public Shareholders, Viking files a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against Viking that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in Viking’s liquidation estate and subject to the claims of third parties with priority over the claims of Viking Shareholders. To the extent any liquidation claims deplete the Trust Account, the per-share amount that would otherwise be received by Viking Public Shareholders in connection with our liquidation would be reduced.

Viking Shareholders may be held liable for claims by third parties against Viking to the extent of distributions received by them upon redemption of their shares.

If Viking is forced to enter into an insolvent liquidation, any distributions received by Viking Shareholders could be viewed as an unlawful payment if it was proved that, immediately following the date on which the distribution was made, Viking was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by Viking Shareholders. Furthermore, the directors may be viewed as having breached their fiduciary duties to Viking or its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims, by paying Viking Public Shareholders from the Trust Account prior to addressing the claims of creditors. Viking cannot assure you that claims will not be brought against Viking for these reasons.

Viking Shareholders will experience immediate dilution as a consequence of the issuance of the New NS Common Shares as consideration in the Business Combination.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each NorthStar Existing Common Share will be cancelled and converted into the right to receive a number of New NS Common Shares equal to the Exchange Ratio for New NS Common Shares. In addition, NorthStar employees, directors and consultants hold, and after the Business Combination may be granted, equity awards under New NorthStar’s incentive plan. Viking Shareholders will experience additional dilution when those equity awards become vested and settled or exercisable, as applicable, for New NS Common Shares.

The issuance of additional New NS Common Shares will significantly dilute the equity interests of Viking Shareholders and may adversely affect prevailing market prices for the New NS Common Shares and/or the New NS Public Warrants.

Viking Warrants and NorthStar PIPE Warrants will become exercisable for New NS Common Shares, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to Viking Shareholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of [    ] New NS Common Shares will become exercisable in accordance with the terms of the New NS Warrant Agreements governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New NS Common Shares will be issued, which will result in dilution to the existing holders of New NS Common Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New NS Common Shares. However, there is no guarantee that the New NS Public Warrants will ever be in the money prior to their expiration, and as such, the New NS Public Warrants may expire worthless.

In addition, Viking Shareholders who exercise redemption rights with respect to their Viking Shares will retain their Viking Warrants, which will become New NS Public Warrants upon completion of the Business Combination and may be exercised by such redeeming shareholders for New NS Common Shares. Such exercises of New NS Public Warrants held by redeeming Viking Shareholders will result in dilution to non-redeeming shareholders.

Following the closing, there will also be outstanding (i) New NS Options to purchase up to a total of [__] New NS Common Shares, (ii) New NS Warrants to purchase up to a total of [__] New NS Common Shares, (iii) New NS PIPE Warrants to purchase up to a total of [__] New NS Common Shares, and (iv) New NS Earnout Shares convertible into up to a total of [__] New NS Common Shares.

The NYSE may not approve the listing of New NorthStar’s securities on its exchange, which could limit investors’ ability to make transactions in New NorthStar’s securities and subject New NorthStar to additional trading restrictions.

An active trading market for New NorthStar’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on the NYSE, New NorthStar will be required to demonstrate compliance with the NYSE’s listing requirements. Viking will apply to have New NorthStar’s securities listed on the NYSE upon consummation of the Business Combination. We cannot assure you that New NorthStar will be able to meet all listing requirements. Even if New NorthStar’s securities are listed on the NYSE, New NorthStar may be unable to maintain the listing of its securities in the future.

If New NorthStar fails to meet the initial listing requirements and NYSE does not list its securities on its exchange, NorthStar and Viking would not be required to consummate the Business Combination, as applicable. In the event that NorthStar and Viking elected to waive this condition, and the Business Combination was consummated without New NorthStar’s securities being listed on NYSE or on another national securities exchange, New NorthStar could face significant material adverse consequences, including:

•        a limited availability of market quotations for New NorthStar’s securities;

•        reduced liquidity for New NorthStar’s securities;

•        a determination that New NS Common Shares are a “penny stock,” which will require brokers trading in New NS Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New NorthStar’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a U.S. federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New NorthStar’s securities were not listed on NYSE, such securities would not qualify as covered securities and New NorthStar would be subject to regulation in each state in which New NorthStar offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.

Other General Risks Related to Viking

Unless the context requires otherwise, references to “Viking,” “we,” “us” or “our” in this section are to the business and operations of Viking prior to the Business Combination.

Viking has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If Viking is unable to consummate a business combination, including the Business Combination, Viking Shareholders may be forced to wait until after The Viking Deadline Date, or such later date as approved by Viking Shareholders, before receiving distributions from the Trust Account.

Viking is a development-stage blank check company and has no operating history and is subject to mandatory liquidation and subsequent dissolution requirements. Viking currently has until the Viking Deadline Date or such earlier date as determined by Viking’s board of directors or such later date as approved by Viking Shareholders, to complete a business combination (unless such date is subsequently extended by the shareholders of Viking). Viking has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend the Viking Articles prior to consummation of a business combination, and only then in cases where investors have sought redemption of their Viking Class A Shares by Viking. Only after the expiration of this full period will holders of Viking Class A Shares be entitled to distributions from the Trust Account if Viking is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment public security holders may be forced to sell their Viking Class A Shares or Viking Public Warrants, potentially at a loss. In addition, if Viking fails to complete an initial business combination by the Viking Deadline Date or such earlier date as determined by Viking’s board of directors or such later date as approved by Viking Shareholders, there will be no redemption rights or liquidating distributions with respect to the Viking Public Warrants, which will expire worthless, unless Viking amends the Viking Articles to extend the time by which it must consummate an initial business combination and certain other agreements it has entered into.

If Viking is unable to complete the Business Combination or an alternative business combination by the Viking Deadline Date or such earlier date as determined by Viking’s board of directors or such later date as approved by Viking Shareholders, Viking will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Viking Class A Shares (other than Founder Shares) and, subject to the approval of its remaining shareholders and Viking’s board of directors, dissolve and liquidate. In such event, holders of Viking Class A Shares may only receive $10.00 per share (or less than such amount in certain circumstances) and Viking Warrants will expire worthless.

If Viking is unable to complete the Business Combination or another business combination within the required time period, Viking will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Viking Class A Shares (other than Viking Founder Shares), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, (including interest earned on the funds held in the Trust Account and not previously released to Viking to pay its taxes), divided by the number of then issued and outstanding Viking Class A Shares (other than Founder Shares), which redemption will completely extinguish the rights as shareholders of the holders of Viking Class A Shares (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Viking’s remaining shareholders and Viking’s board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, holders of Viking Class A Shares may only receive $10.00 per share (or less than such amount in certain circumstances), and Viking Warrants will expire worthless. In certain circumstances, holders of Viking Class A Shares may receive less than $10.00 per share on the redemption of their Viking Class A Shares.

Viking has incurred, and expects to continue to incur, significant costs in pursuit of its acquisition plans, and it has expressed substantial doubt about its ability to continue as a “going concern”.

Viking has incurred, and expects to continue to incur, significant costs in pursuit of its acquisition plans. As of December 31, 2025, Viking had cash of $1,277,337 held outside of the Trust Account. The investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments require substantial management time and attention and substantial costs for accountants, attorneys and others. Viking has spent substantial time and attention and incurred significant costs in pursuing potential transactions that have not been completed and it may continue to do so. Such costs likely will not be recoverable. Furthermore, Viking may fail to complete the Business Combination or an alternative business combination for any number of reasons including those beyond its control. Any such event will result in a loss to Viking of the related costs incurred, which could adversely affect subsequent attempts to locate and acquire or merge with another business.

Viking may need to raise additional funds in order to meet the expenditures required for operating its business. However, if Viking’s estimate of the costs of consummating the Business Combination or identifying a target business, undertaking in-depth due diligence and negotiating an alternative business combination are less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to the Business Combination or such other business combination. Moreover, Viking may need to obtain additional financing to complete the Business Combination or an alternative business combination, in which case it may issue additional securities or incur debt in connection with such business combination. If Viking has not completed its initial business combination within the required time period because it does not have sufficient funds available to it, Viking will be forced to cease operations and liquidate the Trust Account. These factors, among others, raise substantial doubt about Viking’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from Viking’s inability to continue as a going concern. Management’s plans to address this need are further discussed under “Viking Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Viking’s plans to raise capital and to consummate the Business Combination or an alternative business combination may not be successful.

Viking may not have sufficient funds to consummate the Business Combination.

As of December 31, 2025, Viking had approximately $1,277,337 available to it outside the Trust Account to fund its working capital requirements. If Viking is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to Viking in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Viking upon completion of the Business Combination. Viking does not currently expect that the amount of working capital held outside the Trust Account will be sufficient to repay all or any portion of such loaned amounts in the event the Business Combination or another business combination is not consummated. If Viking is unable to consummate the Business Combination because it does not have sufficient funds available, Viking will be forced to cease operations and liquidate the Trust Account. Consequently, holders of Viking Class A Shares may receive less than $10.00 per share and their warrants will expire worthless.

Termination of the Business Combination Agreement could negatively impact Viking.

If the Business Combination is not completed for any reason, including as a result of Viking Shareholders declining to approve the proposals required to consummate the Business Combination, the ongoing business of Viking may be adversely affected and, without realizing any of the anticipated benefits of completing the Business Combination, Viking would be subject to a number of risks, including the following:

•        Viking may experience negative reactions from the financial markets, including negative impacts on the stock price of Viking Class A Shares (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•        Viking will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether the Business Combination is completed; and

•        since the Business Combination Agreement restricts the conduct of Viking’s businesses prior to completion of the Business Combination, Viking may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See “The Business Combination — Covenants of Viking.”

If the Business Combination Agreement is terminated and Viking’s board of directors seeks another merger or business combination, Viking Shareholders cannot be certain that Viking will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed by the Viking Deadline Date or such earlier date as determined by the Viking Board or such later date as approved by Viking Shareholders. See “The Business Combination — Additional Covenants of the Parties.”

In the event of liquidation by Viking, third parties may bring claims against Viking and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by Viking Shareholders could be less than $10.00 per share.

Under the terms of the Viking Articles, Viking must complete the Business Combination or an alternative business combination by the Viking Deadline Date or such earlier date as determined by Viking’s board of directors or such later date as approved by Viking Shareholders, or Viking must cease all operations except for the purpose of winding up, redeem 100% of the outstanding Viking Class A Shares (other than Founder Shares) and, subject to the approval of its remaining shareholders and Viking’s board of directors, dissolve and liquidate. In such event, third parties may bring claims against Viking.

The Sponsor has agreed that it will be liable if and to the extent any claims by a third party (other than the independent auditors) for services rendered or products sold to Viking, or a prospective target business with which Viking has discussed entering into a transaction agreement, reduce the amount of funds held in the Trust Account to below (1) $10.00 per Viking Class A Share or (2) such lesser amount per Viking Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the Viking IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Viking has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Viking and, therefore, the Sponsor may not be able to satisfy those obligations. None of Viking’s other officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if Viking is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Viking otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Viking public shares).

Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination, including the Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

Past performance by our Viking’s management team or their respective affiliates may not be indicative of future performance of an investment in Viking (or New NorthStar), and Viking (or New NorthStar) may be unable to provide positive returns to shareholders.

Information regarding performance is presented for informational purposes only. Any past experience or performance of Viking’s management team and their respective affiliates is not a guarantee of either (i) Viking’s ability to successfully consummate an initial business combination or (ii) success with respect to any business combination that Viking may consummate, including the Business Combination. You should not rely on the historical record of Viking’s management team or their respective affiliates as indicative of the future performance of an investment in Viking (or New NorthStar) or the returns Viking (or New NorthStar) will, or is likely to, generate going forward.

Viking may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Viking’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed. Currently, Viking is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.

NYSE may delist Viking securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Viking cannot assure you that our securities will be, or will continue to be, listed on NYSE in the future or prior to its initial business combination. In order to continue listing its securities on NYSE prior to our initial business combination, Viking must maintain certain financial, distribution and stock price levels. In general, Viking must maintain an average global market capitalization and a minimum of 400 public holders. Additionally, in connection with its initial business combination, Viking will be required to demonstrate compliance with NYSE’s initial listing requirements, which are more rigorous than NYSE’s continued listing requirements, in order to continue to maintain the listing of its securities on NYSE. For instance, Viking’s share price would generally be required to be at least $4.00 per share and it would be required to have a minimum of 400 round lot holders of its unrestricted securities. Viking cannot assure you that it will be able to meet those initial listing requirements at that time.

If NYSE delists any of Viking’s securities from trading on its exchange and it is not able to list its securities on another national securities exchange, Viking expects such securities could be quoted on an over-the-counter market. If this were to occur, Viking could face significant material adverse consequences, including:

•        limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a limited amount of news and analyst coverage;

•        a decreased ability to issue additional securities or obtain additional financing in the future; and

•        being subject to regulation in each state in which Viking offers its securities.

The National Securities Markets Improvement Act of 1996, which is a U.S. federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Viking’ Units, Class A ordinary shares and public warrants qualify as covered securities under such statute. Although the states are preempted from regulating the sale of covered securities, the U.S. federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Viking is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Viking was no longer listed on NYSE, its securities would not qualify as covered securities under such statute and it would be subject to regulation in each state in which we offer our securities.

If Viking fails to meet criteria set forth in Rule 15c2-11 (the “Rule”) under the Exchange Act (for example, by failing to file periodic reports as required by the Exchange Act), various practice requirements are imposed on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transactions prior to sale. Consequently, the Rule may have a material adverse effect on the ability of broker-dealers to sell Viking securities, which may materially affect the ability of investors to sell the securities in the secondary market. Not being listed on a national securities exchange may make trading Viking securities difficult for investors, potentially leading to declines in the share price. It may also make it more difficult for Viking to raise additional capital.

Viking is a shell company.

Viking is a blank check company incorporated on July 24, 2025 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. As a result, Viking is a shell company. Rule 405 and 12b-2 of the Exchange Act defines a shell company as an issuer that that has no or nominal operations and either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.

A shell issuer may also be a blank check company or a blind pool company, a company in the developmental stage, any company that has no specific business plan or purpose, or a company that has as its business plan to merge with or acquire an unidentified third party. Accordingly, Viking may be required, under current and proposed new rules and amendments of the SEC, to provide enhanced disclosures for investor protection in the event that we engage in a merger or acquisition with an unidentified company substantially similar to those required in registration statements for an initial public offering.

If third parties bring claims against Viking, the proceeds held in trust could be reduced and the per-share redemption price received by shareholders may be less than $10.00 per share.

Viking’s placing of funds in trust may not protect those funds from third-party claims against Viking. Although Viking has sought to have all vendors and service providers it engages and prospective target businesses it negotiated with execute agreements with Viking waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Viking’s public shareholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with Viking, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Viking Public Shareholders. If Viking is unable to complete a business combination and distribute the proceeds held in trust to Viking Public Shareholders, the Sponsor has agreed (subject to certain exceptions described elsewhere in this proxy statement/prospectus) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by Viking for services rendered or contracted for or products sold to Viking. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account may be less than $10.00, plus interest, due to such claims.

Additionally, if Viking is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Viking which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Viking’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Viking Shareholders. To the extent any bankruptcy claims deplete the Trust Account, Viking may not be able to return to Viking Public Shareholders at least $10.00. The Sponsor may not have sufficient funds to satisfy its indemnity obligations, as we believe its only assets are securities of Viking. Viking has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Viking’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.00 per Viking Class A Share.

Changes to laws or regulations or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect Viking’s business, including its ability to negotiate and complete the Business Combination or an alternative business combination.

Viking is subject to the laws and regulations, and interpretations and applications of such laws and regulations, of national, regional, state and local governments and, potentially, non-U.S. jurisdictions. In particular, Viking is required to comply with certain SEC and potentially other legal and regulatory requirements, and its consummation of an initial business combination, including the Business Combination, may be contingent on its ability to comply with certain laws, regulations, interpretations and applications and any post-business combination company, including New NorthStar, may be subject to additional laws, regulations, interpretations and applications. Compliance with, and monitoring of, the foregoing may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, and those changes could have a material adverse effect on Viking’s business, including its ability to complete the Business Combination or negotiate and complete an alternative business combination. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Viking’s business, including its ability to complete the Business Combination or negotiate and complete an alternative business combination.

On January 24, 2024, the SEC adopted a series of new rules relating to SPACs (the “SPAC Rules”) requiring, among other items, (i) additional disclosures relating to SPAC business combination transactions; (ii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and SPAC initial business combinations (“de-SPAC transactions”); (iii) the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; and (iv) both the SPAC and the target company’s status as co-registrants on de-SPAC transaction registration statements with respect to the issuance of securities of a SPAC.

In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals.

Compliance with the SPAC Rules and related guidance may increase the costs of and the time needed to complete the Business Combination or negotiate and complete an alternative business combination and may constrain the circumstances under which Viking could complete an initial business combination, including the Business Combination.

If Viking is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for it to complete an initial business combination.

As described above, the SEC’s adopting release with respect to the SPAC Rules provided guidance describing the extent to which SPACs could become subject to regulation under the Investment Company Act and the regulations thereunder. Whether a SPAC is an investment company will be a question of facts and circumstances. We can give no assurance that a claim will not be made that Viking has been operating as an unregistered investment company.

If Viking is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

•        restrictions on the nature of its investments, if any; and

•        restrictions on the issuance of securities, each of which may make it difficult for Viking to complete its initial business combination, including the Business Combination.

In addition, Viking may be imposed with burdensome requirements, including:

•        registration as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless Viking can qualify for an exclusion, it must ensure that it is engaged primarily in a business other than investing, reinvesting or trading in securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We currently do not believe that Viking’s anticipated activities will subject it to the Investment Company Act. However, if Viking is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, it would be subject to additional regulatory burdens and expenses for which it has not allotted funds. As a result, if Viking is deemed to be an investment company, unless it is able to modify its activities so that it would not be deemed an investment company, it may abandon its efforts to complete a business combination and instead liquidate. Holders of Viking Class A Shares may receive only approximately $[____] per share on the liquidation of the Trust Account (based on the amount in the Trust Account as of [____], 2026 and including interest not previously released to pay taxes) and the Viking Warrants will expire worthless.

Viking’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds held in the Trust Account available for distribution to holders of Viking Class A Shares in the event a business combination is not consummated.

If proceeds in the Trust Account are reduced below $10.00 per Viking Class A Share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Viking’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Viking currently expects that its independent directors would take legal action on Viking’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that Viking’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Viking’s independent directors choose not to enforce these indemnification obligations, the amount of funds held in the Trust Account available for distribution to holders of Viking Class A Shares may be reduced below $10.00 per share.

Viking’s ability to consummate an initial business combination may be adversely affected by economic uncertainty and volatility in the financial markets, including as a result of the military conflicts in Ukraine and the Middle East.

Recent increases in inflation and interest rates in the United States and elsewhere, military conflict in the Ukraine, Middle East or elsewhere, and other economic or geopolitical events, may lead to increased price volatility for publicly-traded securities, including Viking’s, and may lead to other national, regional and international economic disruptions or economic uncertainty, and of which could make it more difficult for us to consummate the Business Combination.

Additionally, in the U.S. and other jurisdictions, central banks have undertaken efforts to combat inflation by raising interest rates, which increase the likelihood of a slowdown in U.S. and global economic growth, and which in turn, have caused, and may continue to cause, declines in the prices of financial assets in the public and private markets as investors react to these and other economic developments. This has also caused, and may continue to cause, market volatility and downward price pressure on the capital markets, which may negatively impact Viking’s ability to consummate a business combination, including the Business Combination.

If the Business Combination is not completed, potential target businesses may have leverage over Viking in negotiating an initial business combination, Viking’s ability to conduct due diligence on a potential target may decrease as Viking approaches its business combination deadline, and it may have insufficient working capital to continue to pursue one or more potential target businesses, each of which could undermine its ability to complete an initial business combination on terms that would produce value for Viking Shareholders.

Any potential target business with which Viking enters into negotiations concerning an initial business combination will be aware that, unless Viking amends the Viking Articles to extend the business combination deadline and amend certain other agreements it has entered into, Viking must complete its initial business combination by the Viking Deadline Date or such earlier date as determined by the Viking Board or such later date as approved by Viking Shareholders. Consequently, if Viking is unable to complete the Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if Viking does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as Viking gets closer to the business combination deadline. In addition, Viking may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, Viking may have insufficient working capital to continue efforts to pursue a business combination.

Viking Shareholders may be held liable for claims by third parties against Viking to the extent of distributions received by them.

If Viking is unable to complete the Business Combination or an alternative business combination prior to the Viking Deadline Date, Viking will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding Viking Class A Shares (other than Viking Founder Shares), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Viking to pay its taxes), divided by the number of then-outstanding Viking Class A Shares (excluding the Viking Founder Shares), which redemption will completely extinguish the rights of holders of Viking Class A Shares as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Viking Shareholders and the Viking Board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Viking cannot assure you that it will properly assess all claims that may be potentially brought against Viking. As a result, Viking Shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Viking cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by Viking.

Additionally, if Viking files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, any distributions received by Viking Shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance or preference. As a result, a bankruptcy court could seek to recover some or all amounts received by Viking Shareholders. Furthermore, the Viking Board may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and Viking to claims of punitive damages, by paying holders of Viking Class A Shares from the Trust Account prior to addressing the claims of creditors. Viking cannot assure you that claims will not be brought against it for these reasons.

Risks Related to the Business Combination

NorthStar and Viking have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of New NorthStar’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate NorthStar and your investment decision.

NorthStar and Viking have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of Viking and NorthStar, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of New NorthStar following the Business Combination. Certain adjustments and assumptions have been made regarding NorthStar after giving effect to the Business Combination. NorthStar and Viking believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect New NorthStar’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect NorthStar’s results of operations and financial condition and the actual financial condition and results of operations of New NorthStar following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

If the benefits of the Business Combination or the valuation of NorthStar in the Business Combination do not meet the expectations of investors or securities analysts, the value of, prior to the Business Combination, Viking Securities or, following the Business Combination, New NorthStar’s securities, may decline.

If the benefits of the Business Combination or the valuation of NorthStar in the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Viking Class A Shares prior to the consummation of the Business Combination may decline. The trading prices of the Viking Class A Shares at the time of the Business Combination may vary significantly from their trading prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Viking Shareholders vote to approve the Business Combination. Because the number of Viking Common Shares to be issued pursuant to the Business Combination Agreement will not be adjusted to reflect any changes in the market price of the Viking Class A Shares, the trading price of Viking Class A Shares issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the trading price of New NS Common Shares could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for NorthStar’s securities. Accordingly, the valuation ascribed to NorthStar in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for NorthStar’s securities develops and continues, the trading price of New NS Common Shares following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New NorthStar’s control. Any of the factors listed below could have a material adverse effect on your investment in New NS Common Shares and New NS Common Shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New NS Common Shares may not recover and may experience a further decline.

Factors affecting the trading price of New NS Common Shares may include:

•        actual or anticipated fluctuations in New NorthStar’s quarterly and annual financial results or the quarterly or annual financial results of companies perceived to be similar to New NorthStar;

•        changes in the market’s expectations about New NorthStar’s operating results;

•        success of competitors;

•        New NorthStar’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning New NorthStar or the industries in which New NorthStar operates in general;

•        operating and share price performance of other companies that investors deem comparable to New NorthStar

•        changes in laws and regulations affecting New NorthStar’s business;

•        commencement of, or involvement in, litigation involving New NorthStar;

•        changes in New NorthStar’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of New NS Common Shares available for public sale;

•        any major change in New NorthStar’s board of directors or management;

•        sales of substantial amounts of New NS Common Shares by New NorthStar’s directors, executive officers or significant shareholders or the perception that such sales could occur;

•        general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism; and

•        occurrence of natural disasters, pandemics or other unanticipated catastrophes.

Broad market and industry factors may materially harm the trading price of New NS Common Shares irrespective of New NorthStar’s operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New NS Common Shares, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to New NorthStar could depress its share price regardless of its business, prospects, financial conditions, or results of operations. A decline in the trading price of New NS Common Shares also could adversely affect New NorthStar’s ability to issue additional securities and its ability to obtain additional financing in the future.

The consummation of the Business Combination is subject to a number of conditions, many of which are beyond the control of NorthStar and Viking, including the approval of the Viking Shareholders.

The Business Combination is subject to a number of conditions, including the condition that there is no legal prohibition against consummation of the Business Combination, that the New NS Common Shares issued in connection with the Business Combination be approved for listing on NYSE subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, receipt of shareholder approvals, continued effectiveness of the Registration Statement (of which this proxy statement/prospectus is a part), the truth and accuracy of Viking’s and NorthStar’s representations and warranties made in the Business Combination Agreement, the non-termination of the Business Combination Agreement and consummation of certain Ancillary Agreements. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.

If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either Viking or NorthStar may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the subsection of this proxy statement/prospectus entitled “The Business Combination — Additional Covenants of the Parties.”

The exercise of Viking’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Viking Shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that would require Viking to agree to amend the Business Combination Agreement, to consent to certain actions taken by NorthStar or to waive rights that Viking is entitled to under the Business Combination Agreement. Waivers may arise because of changes in the course of NorthStar’s business, a request by NorthStar to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on NorthStar’s business and would entitle Viking to terminate the Business Combination Agreement. In any of such circumstances, it would be at Viking’s discretion, acting through Viking’s board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what they may believe is best for Viking and what they may believe is best for themselves in determining whether to take the requested action. As of the date of this proxy statement/prospectus, Viking does not believe there will be any changes or waivers that Viking’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Viking will circulate a new or amended proxy statement/prospectus and resolicit Viking Shareholders if changes to the terms of the Business Combination would have a material impact on its shareholders or represent a fundamental change in the proposals being voted upon.

NorthStar will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination may have an adverse effect on NorthStar and consequently on Viking. These uncertainties may impair NorthStar’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause others that deal with NorthStar to seek to change existing business relationships with NorthStar. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, NorthStar’s business following the Business Combination could be negatively affected. In addition, the Business Combination Agreement restricts NorthStar from making certain expenditures and taking other specified actions without the consent of Viking until the Business Combination occurs. These restrictions may prevent NorthStar from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “The Business Combination — Covenants of Viking.”

During the pendency of the Business Combination, Viking and NorthStar may not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement, which could adversely affect their respective businesses and the Business Combination Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of Viking and NorthStar to make acquisitions or complete other transactions that are not in the ordinary course of business during the pendency of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Business Combination Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a business combination, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s shareholders.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

Lawsuits may be filed against Viking or its directors and officers in connection with the Business Combination. Defending such additional lawsuits could require Viking to incur significant costs and draw the attention of Viking’s management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect New NorthStar’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed upon timeframe.

Currently, there is no material litigation, arbitration or governmental proceeding currently pending against NorthStar, Viking or any members of NorthStar or Viking’s management team in their capacity as such, and NorthStar and Viking and the respective members of each company’s management team have not been subject to any such proceeding in the 12 months preceding the date hereof.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the ability of the parties to consummate the proposed Business Combination.

Viking and NorthStar are subject to laws and regulations enacted by national, regional and local governments. In particular, the Viking and NorthStar are required to comply with certain SEC and other legal requirements, including the SPAC Rules, and the proposed Business Combination may be contingent on their ability to comply with certain laws and regulations and any post-business combination company may be subject to additional laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on NorthStar’s business, including NorthStar’s ability to negotiate and complete the proposed Business Combination, and results of operations. In addition, those laws and regulations and their interpretation and application may change from time to time, including as a result of changes in economic, political, social and government policies, and those changes could have a material adverse effect on our business, including our ability to negotiate and complete the proposed Business Combination, and results of operations.

These rules may materially adversely affect the ability to negotiate and complete the Business Combination and may increase the costs and time related thereto. The need for compliance with the SPAC Rules may cause our Sponsor to liquidate the funds in the trust account or liquidate at an earlier time than we or the Sponsor might otherwise choose. If Viking were to liquidate, Viking Shareholders would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of the stocks and warrants following such a transaction.

Viking and NorthStar have incurred, and expect to continue to incur, significant transaction costs in connection with the Business Combination.

Viking and NorthStar have both incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New NorthStar following the Closing.

The Viking Board has potential conflicts of interest in recommending that Viking Shareholders vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and approval of the other proposals described in this proxy statement/prospectus.

When considering the recommendation of the Viking Board that Viking Shareholders vote in favor of the approval of the Business Combination, Viking Shareholders should be aware that Viking’s directors and executive officers, and entities affiliated with them, have interests in the Business Combination that may be different from, or in addition to, the interests of Viking Shareholders generally. These interests include:

•        Pursuant to the Viking Articles, the Viking Founder Shareholders are not entitled to redemption rights with respect to any Viking Founder Shares and have agreed to waive redemption rights with respect to any Viking Public Shares held by them in connection with the consummation of the initial business combination. Additionally, Viking Founder Shareholders are not entitled to liquidation rights with respect to any Viking Founder Shares held by them if Viking fails to consummate the Business Combination by November 3, 2027, or such later date as approved by Viking Shareholders. If Viking does not complete the Business Combination within such applicable time period, the proceeds of the sale of the Viking Private Warrants held in the Trust Account will be used to fund the liquidation of the Viking Public Shares, and the Viking Private Warrants will expire without the receipt of any value by the holders of such warrants. Since Sponsor and Viking management directly or indirectly own Viking Common Shares and Viking Private Warrants, Viking management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate an initial business combination.

•        The fact that Sponsor and Viking’s independent directors purchased 7,666,667 Viking Founder Shares for an aggregate of $25,000, and that such securities will have a significantly higher value at the time of the Business Combination, which if the Viking Founder Shares are unrestricted and freely tradable would be valued at approximately $[__], based on the last traded price on NYSE of the Viking Class A Shares of $[__] per share on [__], 2026, resulting in a theoretical gain of $[__] (after forfeiture of Viking Founder Shares held by Sponsor pursuant to the Sponsor Letter Agreement);

•        The fact that given the differential in the purchase price that Sponsor and independent directors paid for the Viking Founder Shares as compared to the price of the Viking Units sold in the Viking IPO and the [    ] New NS Common Shares that Sponsor will receive upon conversion of the Viking Founder Shares in connection with the Business Combination, Sponsor and its affiliates may earn a positive rate of return on their investment even if the New NS Common Shares trade below the price initially paid for the Viking Units in the Viking IPO and the Viking Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•        The fact that Sponsor beneficially owns an aggregate of 116,666 Viking Private Warrants that would expire worthless if an initial business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $[__], based on the last traded price on NYSE of the Viking Public Warrants of $[__] per warrant on [____], 2026;

•        The fact that certain members of Viking management collectively own, directly or indirectly, a material interest in Sponsor;

•        Sponsor and Viking management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Viking may obtain loans from Sponsor or an affiliate of Sponsor or any of Viking management to finance transaction costs in connection with the initial business combination;

•        The Viking Articles provide that Viking renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of Viking management on the one hand, and Viking, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of Viking management to any other entity. Viking is not aware of any such corporate opportunities not being offered to Viking and does not believe that waiver of the corporate opportunities doctrine has materially affected Viking’s search for an acquisition target or will materially affect Viking’s ability to complete an initial business combination;

•        If the Trust Account is liquidated, including in the event Viking is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify Viking to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Viking Public Share, or such lesser amount per Viking Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Viking’s independent public accountants) for services rendered or products sold to Viking or (b) a prospective target business with which Viking has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        The fact that Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Viking Shareholders rather than liquidate;

•        The fact that Sponsor has agreed to pay SPAC Excluded Expenses unpaid under the Business Combination Agreement;

•        The fact that Sponsor agreed that, at the Closing, it will transfer, directly or constructively, 3,000,000 Viking Founder Shares to investors in the PIPE Financing and Viking agreed to issue to Sponsor at closing for consideration of the Sponsor Letter, 500,000 Viking Common Shares;

•        The fact that, under the Sponsor Letter, parties agreed that 10% of any Earnout Shares issued shall be allocated to Sponsor if the dollar volume-weighted average price for the New NS Common Shares over any 20 consecutive day trading period within the 30 consecutive trading days beginning on the day immediately following the publication of New NorthStar’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable earnout target, is greater than or equal to $10.00;

•        The fact that the Sponsor has a right to propose a director nominee for the post-closing Viking board of directors;

•        The fact that Viking will indemnify Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation and Sponsor’s ownership of Viking Securities or its control or ability to influence Viking; and

•        The terms and provisions of the Related Agreements as set forth in detail under the subsection entitled “The Business Combination — Related Agreements.”

In addition, members of NorthStar’s board of directors, management and various service providers of NorthStar have numerous contractual relationships with NorthStar of which the NorthStar Board was aware when it approved NorthStar entering into the Business Combination Agreement. Therefore, these individuals may have conflicts of interest in entering into and negotiating the terms of the Business Combination Agreement. For a complete description of these relationships, see “Certain Relationships and Related Transactions — NorthStar Relationships and Related Party Transactions.”

The Sponsor and the Chief Executive Officer and Chairman of Viking beneficially own Viking Founder Shares that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination with NorthStar or another business combination is not consummated by The Viking Deadline Date or such earlier date as determined by the Viking Board or such later date as approved by Viking Shareholders, Viking will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Viking Class A Shares (other than Founder Shares) for a pro rata portion of the funds held in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Viking to pay its taxes) which redemption will completely extinguish the rights of holders of Viking Class A Shares as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and, subject to the approval of its remaining shareholders and Viking Board and applicable law, dissolve and liquidate. In such event, the Founder Shares that were originally acquired by the Sponsor for $25,000 (or $0.003 per share), would be worthless because the Sponsor is not entitled to participate in any redemption or distribution with respect to such underlying shares. Further, the Sponsor acquired an aggregate of 116,666 Viking Private Warrants (which formed a part of the Viking Private Placement Units) through the Viking Private Placement, where each Viking Private Placement Unit was sold at a price of $10.00 per unit, for an aggregate purchase price of $3,500,000. The Viking Private Warrants will become worthless if Viking does not consummate a business combination by November 3, 2027 or such earlier date as determined by the Viking Board. On the other hand, if the Business Combination is consummated, each remaining outstanding Viking Ordinary Share will be automatically converted into one New NS Common Share subject to adjustment described herein. The managing member of the Sponsor is Håkan Wohlin, the Chief Executive Officer and Chairman of Viking, and Håkan Wohlin has an indirect interest in the Viking Founder Shares held by the Sponsor.

These financial interests may have influenced the decision of Viking’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of the Viking Board to vote for the Business Combination Proposal and other proposals, its shareholders should consider these interests. See the subsection of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

The Sponsor, an affiliate of current officers and directors of Viking, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated, which liability may have influenced the Viking Board’s decision to pursue and approve the Business Combination and recommend that Viking Shareholders approve the Business Combination and the other matters presented for approval at the extraordinary general meeting.

If the Business Combination or another business combination is not consummated by Viking by the Viking Deadline Date or such earlier date as determined by the Viking Board or such later date as approved by Viking Shareholders, the Sponsor, an affiliate of current officers and directors of Viking, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Viking for services rendered or contracted for or for products sold to Viking, but only if such a vendor or target business has not executed a waiver agreement. If Viking consummates the Business Combination, on the other hand, NorthStar will be liable for all such claims.

These obligations of the Sponsor may have influenced Viking Board’s decision to pursue the Business Combination with NorthStar or Viking Board’s decision to approve the Business Combination. In considering the recommendations of the Viking Board to vote for the Business Combination Proposal and other proposals, shareholders should consider these interests. See the subsection of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Viking’s key personnel may negotiate employment or consulting agreements with New NorthStar in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

Viking’s key personnel may be able to remain with New NorthStar after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of New NorthStar for services they would render to New NorthStar after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, Viking believes the ability of such individuals to remain with New NorthStar after the completion of the Business Combination will not be the determining factor in Viking’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of Viking’s key personnel will remain with New NorthStar after the consummation of the Business Combination. Viking cannot assure you that any of its key personnel will remain in senior management or advisory positions with New NorthStar.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either Viking or NorthStar may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on NorthStar or Viking, including, but not limited to the following events (except, in certain cases where the change has a disproportionate effect on a party):

•        any change or proposed change in any applicable Laws, U.S. GAAP or any change in interpretation thereof following the date of the Business Combination Agreement,

•        any change in interest or exchange rates or economic, political, business or financial market conditions generally, including changes in the credit, debt, securities or capital markets or changes in prices of any security or market index or commodity or any disruption of such markets,

•        the taking of any action required to be taken, or refraining from taking any action required not to be taken, under the Business Combination Agreement or any Ancillary Agreement,

•        any act of God, natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, wildfires, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or other outbreak of illness or public health event, acts of nature or change in climate or any other force majeure event (including any escalation or worsening of any of the foregoing),

•        any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, hostilities, geopolitical or local, regional, state, national or international political conditions or social conditions (including any escalation or worsening of any of the foregoing),

•        any failure of NorthStar to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position,

•        any events generally applicable to the industries or markets in which NorthStar operates,

•        any matter existing as of the date of the Business Combination Agreement to the extent expressly set forth in NorthStar Disclosure Schedules,

•        any action taken at the written request of an authorized officer of, or with the written approval or consent of, Viking,

•        any Event that is cured by NorthStar prior to the Closing; or

•        any Event attributable to the announcement of the Business Combination Agreement or the pendency of the Transactions.

Furthermore, Viking or NorthStar may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the New NS Common Shares and New NS Public Warrants may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Viking expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that Viking expects to achieve from the Business Combination. If the Business Combination is not consummated by the Viking Deadline Date, Viking will need to amend the Viking Articles to extend the Viking Deadline Date.

The Sponsor, as well as Viking’s officers and directors, have agreed to vote in favor of the Business Combination, regardless of how the holders of Viking Class A Shares vote.

The holders of Viking Founder Shares have agreed to vote any Viking Securities, including Viking Class A Shares and Viking Class B Shares, held by them in favor of the Business Combination. The holders of Viking Founder Shares own and are entitled to vote an aggregate of approximately 25% of the outstanding Viking Ordinary Shares. Unlike some other blank check companies in which the initial shareholders agree to vote their Viking Ordinary Shares in accordance with the majority of the votes cast by the holders of Viking Class A Shares in connection with an initial business combination, the holders of Viking Founder Shares have agreed (and their permitted transferees of Viking Class B Shares and Viking Class A Shares issued upon the conversion of Viking Class B Shares will agree) to vote their Viking Founder Shares and any Viking Class A Shares held by them in favor of our initial business combination. The Sponsor, directors and officers may from time to time purchase Viking Class A Shares prior to our initial business combination. The Viking Articles provide that, if we seek shareholder approval of an initial business combination, such initial business combination will be approved if we receive the affirmative vote of a majority of the shares voted at such meeting, including Viking Founder Shares. The consummation of the Business Combination is not subject to the approval of a majority of unaffiliated Viking Public Shareholders.

Risks Related to Ownership of New NorthStar Securities Following the Business Combination

New NorthStar’s ability to be successful following the Business Combination will partly depend upon the efforts of New NorthStar’s board of directors and key personnel and the loss of such persons could negatively impact the operations and profitability of New NorthStar’s business.

New NorthStar’s ability to be successful following the Business Combination will be partly dependent upon the efforts of the NorthStar’s board of directors and key personnel. We cannot assure you that the New NS Board and key personnel will be effective or successful or remain with New NorthStar. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause New NorthStar’s management to have to expend time and resources helping them become familiar with such requirements and distract from a focus on NorthStar’s business.

It is estimated that, pursuant to the Business Combination Agreement, Viking Public Shareholders will own approximately [    ]% of the Equity Interests of New NorthStar (assuming no redemptions and excluding shares available for future issuance pursuant to the Incentive Plan) and Viking’s management will not be engaged in the management of New NorthStar’s business. Accordingly, the future performance of New NorthStar will partly depend upon the quality of the New NS Board, management and key personnel of New NorthStar.

New NorthStar will have broad discretion in the use of the net proceeds post-Closing and may not use them effectively.

New NorthStar cannot specify with any certainty the particular uses of the net proceeds that New NorthStar will receive pursuant to the Business Combination with Viking. New NorthStar’s management will have broad discretion in the application of the net proceeds, including spending on service and technology development, public company compliance, working capital, possible acquisitions, and other general corporate purposes, and New NorthStar may spend or invest these proceeds in a way with which New NS Shareholders disagree. The failure by New NorthStar’s management to apply these funds effectively could harm New NorthStar’s business and financial condition. Pending their use, New NorthStar may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

NorthStar’s internal control over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act or NI-52-109, and the failure of New NorthStar to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and/or NI-52-109 could have a material adverse effect on its business and the market price of New NS Common Shares.

As a public company, New NorthStar will have significant requirements for enhanced financial reporting and internal controls. If New NorthStar is unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause New NorthStar to fail to meet its reporting obligations on a timely basis, result in material misstatements in New NorthStar’s consolidated financial statements and harm New NorthStar’s operating results. NorthStar’s internal control over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act or NI-52-109 that eventually New NorthStar will be required to meet. Because currently NorthStar does not have comprehensive documentation of its internal controls and has not yet tested its internal controls in accordance with Section 404 or NI-52-109, NorthStar cannot conclude in accordance with Section 404 or NI-52-109 that it does not have a material weakness in its internal controls or a combination of significant deficiencies that could result in the conclusion that it has a material weakness in our internal controls. For more information regarding the material weakness in our internal controls, see the section titled “NorthStar Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Matters impacting our internal controls may cause New NorthStar to be unable to report financial information on a timely basis and thereby subject New NorthStar to adverse regulatory consequences, including sanctions by the SEC, Canadian securities regulators or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal control over financial reporting. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could materially adversely affect us and lead to a decline in the market price of the New NS Common Shares.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make the New NS Common Shares less attractive to investors.

As an “emerging growth company,” New NorthStar will be entitled to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, to the extent permitted under applicable Canadian securities laws, not being required to obtain an assessment of the effectiveness of its internal control over financial reporting from its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We cannot predict if investors will find the New NS Common Shares less attractive because it will rely on these exemptions. If some investors find the New NS Common Shares less attractive as a result, there may be a less active market for the New NS Common Shares, the share price of New NS Common Shares may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

When New NorthStar loses its “emerging growth company” status, depending on its filer status at such time, it may no longer be able to take advantage of certain exemptions from reporting, and it will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. New NorthStar will incur additional expenses in connection with such compliance and its management will need to devote additional time and effort to implement and comply with such requirements. Such additional expenses and time incurred could impact the future operations of New NorthStar.

As a foreign private issuer, New NorthStar will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than U.S. public companies.

Because New NorthStar qualifies as a foreign private issuer under the Exchange Act, it will be exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

New NorthStar will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information New NorthStar is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers and New NorthStar will provide such reports and financial statements within the timeframes required by Canadian securities laws. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

While it is a foreign private issuer, New NorthStar may opt out of certain NYSE corporate governance rules applicable to public companies organized in the U.S.

We are entitled to rely on a provision in NYSE corporate governance rules that allows New NorthStar to follow Canadian corporate law with regard to certain aspects of corporate governance. This allows New NorthStar to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to domestic issuers listed on NYSE, which may provide less protection to New NS Shareholders than what is accorded to investors under the NYSE rules applicable to domestic issuers.

Rather than being required to follow all of the corporate governance requirements that apply to domestic companies, a foreign private issuer may follow the corporate governance practice in its home country, except that it must:

•        Disclose publicly each requirement that it does not follow and describe the home country practice that it does follow.

•        Refrain from a disparate reduction or restriction of voting rights of common shareholders, subject to certain exceptions if not prohibited by home country law.

•        Provide a prompt notification if an executive officer of the company becomes aware of any noncompliance by the company of NYSE rules.

•        Have an audit committee that meets certain requirements, as discussed below.

Additionally, New NorthStar reporting insiders will be required to comply with insider reporting requirements under applicable Canadian securities laws.

New NorthStar may lose its foreign private issuer status, which would then require it to comply with the Exchange Act’s domestic reporting regime and cause it to incur significant legal, accounting and other expenses.

New NorthStar will be required to test its foreign private issuer status at the end of its second fiscal quarter in each fiscal year after the consummation of the Business Combination. If New NorthStar were no longer a foreign private issuer, it would be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers beginning on the first day of its next fiscal year. In order to maintain New NorthStar’s status as a foreign private issuer, either (a) a majority of its securities must be either directly or indirectly owned of record by nonresidents of the U.S. or (b)(i) a majority of its executive officers or directors cannot be U.S. citizens or residents, (ii) more than 50% of its assets must be located outside the U.S. and (iii) its business must be administered principally outside the U.S. If New NorthStar loses its status as a foreign private issuer, it would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. New NorthStar may also be required to make changes in its corporate governance practices in accordance with various SEC and NYSE rules. The regulatory and compliance costs to New NorthStar under U.S. securities laws if it is required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost it would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status for New NorthStar would increase its legal and financial compliance costs and is likely to make some activities highly time-consuming and costly. We also expect that if New NorthStar were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for it to obtain director and officer liability insurance, and New NorthStar may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for New NorthStar to attract and retain qualified members of its board of directors.

The future exercise of registration rights may adversely affect the market price of New NS Common Shares.

In connection with the Business Combination, New NorthStar will enter into a registration rights agreement that will obligate New NorthStar to register New NS Common Shares held by the Sponsor, certain securityholders of the NorthStar and certain other holders of New NS Common Shares. Specifically, after the Closing, New NorthStar is required to file a registration statement to register the resale of (i) [_______] New NS Common Shares that will be issued to the Viking Founder Shareholders in exchange for their Viking Shares and (ii) [______] New NS Common Shares issuable upon the exercise of New NS Warrants to the extent such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an affiliate (as defined in Rule 144) of New NorthStar. Subject to certain requirements and limitations, the holders may demand that New NorthStar consummate an underwritten offering of the demanding holder’s or holders’ New NS Common Shares. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require New NorthStar to register for resale such securities pursuant to Rule 415 under the Securities Act. Sales of a substantial amount of ordinary shares pursuant to a resale registration statement in the public market could occur at any time the registration statement remains effective. These sales, or the perception in the market that the holders of a large number of ordinary shares intend to sell such shares, could reduce the market price of the New NS Common Shares.

There may be sales of a substantial amount of New NS Common Shares after the Business Combination by Viking Shareholders, and these sales could cause the price of New NS Common Shares to fall.

After the Business Combination, on a pro forma basis, there will be approximately [__] outstanding New NS Common Shares (assuming no redemptions by Viking Shareholders). Of Viking’s issued and outstanding shares that were issued prior to the Business Combination, all will be freely transferable, except for any shares held by Viking’s “affiliates,” as that term is defined in Rule 144 under the Securities Act. Following completion of the Business Combination, approximately [ ]% of the New NS Common Shares will be held by the Viking Founder Shareholders. This percentage does not take into account [(i) the issuance of up to [____] New NS Common Shares (or options to acquire New NS Common Shares) under the Incentive Plan for up to a total of [____] New NS Common Shares, or (ii) the issuance of any New NS Common Shares upon the exercise of New NS Warrants (including New NS Warrants issued in exchange for the NorthStar PIPE Warrants) to purchase up to a total of [____] New NS Common Shares, in each case that will remain outstanding following the Business Combination. Future sales of New NS Common Shares may cause the market price of New NorthStar’s securities to drop significantly, even if its business is performing well. Additionally, sales of substantial amounts of New NS Common Shares in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of New NS Common Shares and make it difficult for it to raise funds through securities offerings in the future.

New NorthStar may amend the terms of the warrants in a manner that may be adverse to holders of Viking Warrants with the approval by the holders of at least 50% of the then outstanding Viking Warrants.

Each Viking Warrant Agreement provides that (a) the terms of the Viking Warrants governed thereunder may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of such Viking Warrant Agreement to the description of the terms of the Viking Warrants governed thereunder and such Viking Warrant Agreement set forth in the prospectus for the Viking IPO, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under such Viking Warrant Agreement as the parties to such Viking Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Viking Warrants governed thereunder, provided that the approval by the holders of at least 50% of the then-outstanding Viking Warrants governed thereunder is required to make any change that adversely affects the interests of the registered holders of Viking Warrants governed thereunder. New NorthStar’s ability to amend the terms of the Viking Warrants governed by a Viking Warrant Agreement with the consent of at least 50% of the then outstanding Viking Warrants governed thereunder is broad. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of New NS Common Shares purchasable upon exercise of a warrant.

New NorthStar may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

New NorthStar will have the ability to redeem outstanding New NS Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per New NS Warrant, provided that the last reported sales price of New NS Common Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which New NorthStar gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by New NorthStar, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, New NorthStar may redeem the New NS Warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your New NS Warrants. Pursuant to the New NS Warrant Agreements, in the event New NorthStar decides to redeem the warrants, it will be required to mail notice of such redemption to the registered warrant holders not less than 30 days prior to the redemption date.

New NorthStar’s warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with New NorthStar.

The New NS Warrant Agreements will provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that New NorthStar irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. New NorthStar will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of New NS Warrants shall be deemed to have notice of and to have consented to the forum provisions in its warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the New NS Warrant Agreements, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of New NS Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a New NS Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New NorthStar, which may discourage such lawsuits. Alternatively, if a court were to find this provision of New NS Warrant Agreements inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New NorthStar may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of its team and board of directors.

New NorthStar may not pay dividends and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of New NS Common Shares.

New NorthStar may retain any future earnings to finance the growth and development of the business and, therefore, may not pay any cash dividends on New NS Common Shares in the short, medium or long term. Any determination to pay dividends in the future will be at the discretion of the New NS Board and will be dependent upon its future financial condition, results of operations and capital requirements, general business conditions and other relevant factors. Accordingly, investors must rely on sales of their New NS Common Shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

There has been no prior market for New NS Common Shares and an active trading market for such securities may never develop or be sustained, which may cause its shares to trade at a discount and make it difficult to sell the shares.

Prior to the Business Combination, there has not been a public trading market for New NS Common Shares. We cannot predict the extent to which investor interest in New NorthStar will lead to the development of an active trading market or how liquid that market might become. An active public market for New NS Common Shares may not develop or be sustained after the Business Combination, which would make it difficult for you to sell your New NS Common Shares at a price that is attractive to you, or at all. The market price of New NS Common Shares may decline below the current price.

Risks Relating to Redemption

If holders of Viking Class A Shares fail to properly demand redemption rights, they will not be entitled to convert their Viking Class A Shares into a pro rata portion of the funds held in the Trust Account.

Viking Shareholders holding Viking Class A Shares (other than Viking Founder Shares) may demand that Viking redeem their Viking Class A Shares into a pro rata portion of the funds held in the Trust Account, calculated as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to Viking to pay its taxes). To demand redemption rights, Viking Shareholders must deliver their shares to Viking’s transfer agent no later than two (2) business days prior to the extraordinary general meeting. Any Viking Shareholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its shares into a pro rata portion of the funds held in the Trust Account. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Viking Shareholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Viking Class A Shares you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Viking Class A Shares.

A Viking Class A Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Viking Class A Shares or, if part of such a group, the group’s Viking Class A Shares, in excess of 15% of the Viking Class A Shares. Your inability to redeem any such excess Viking Class A Shares could resulting in you suffering a material loss on your investment in Viking if you sell such excess public shares in open market transactions. Viking cannot assure you that the value of such excess public shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price.

However, Viking Shareholders’ ability to vote all of their public shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.

If a Viking Shareholder fails to receive notice of Viking’s offer to redeem Viking Class A Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such Viking Class A Shares may not be redeemed.

If, despite Viking’s compliance with the proxy rules, a Viking Class A Shareholder fails to receive Viking proxy materials, such shareholder may not become aware of the opportunity to redeem its Viking Class A Shares. In addition, the proxy materials that Viking is furnishing to holders of public Viking Class A Shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem public Viking Common Shares. In the event that a Viking Class A shareholder fails to comply with these procedures, its Viking Class A Shares may not be redeemed.

Viking Shareholders can exercise redemption rights with respect to a large number of Viking Class A Shares, which may impair Viking’s ability to complete the Business Combination or optimize New NorthStar’s capital structure.

If a larger number of Viking Class A Shares are submitted for redemption than Viking currently expects, Viking may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account. If Viking is required to seek additional capital, it may need to borrow funds from the Sponsor, management team (such a loan, a “Working Capital Loan”) or arrange for third-party financing including, but not limited to, dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. Neither the Sponsor, members of Viking’s management team nor any of their affiliates is under any obligation to advance funds to Viking in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Viking upon completion of Viking’s initial business combination. Third-party financing may not be available on favorable terms to Viking or at all. Prior to the completion of the Business Combination, Viking does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor, as Viking does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

If the Business Combination is unsuccessful and you did not submit your shares for redemption you would not receive your pro rata portion of the Trust Account until Viking liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an extension of the Viking Deadline Date or certain other corporation actions as set forth in the Viking Articles. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time the Viking Class A Shares may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Viking’s redemption until Viking liquidates, consummates an alternative initial business combination, effectuates an extension of the Viking Deadline Date or takes certain other actions set forth in the Viking Articles or you are able to sell your Viking Class A Shares in the open market.

The ability of holders of Viking Class A Shares to exercise redemption rights with respect to a large number of Viking Class A Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem Viking Class A Shares.

If the Business Combination is not consummated, you would not receive your pro rata portion of the funds held in the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your Viking Class A Shares in the open market; however, at the time you attempt to sell your Viking Class A Shares, Viking Class A Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Viking’s redemption until Viking liquidates or you are able to sell your Viking Class A Shares in the open market.

We cannot be certain as to the number of Viking Class A Shares that will be redeemed and as to the potential impact to holders of Viking Class A Shares who do elect to redeem their Viking Class A Shares. There is no guarantee that the decision of a holder of Viking Class A Shares to redeem its Viking Class A Shares for a pro rata portion of the funds held in the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a holder of Viking Class A Shares may be able to sell its New NS Common Shares received in connection with the Business Combination or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a holder of New NS Common Shares might realize in the future had the shareholder not redeemed his, her or its Viking Class A Shares. Similarly, if a holder of Viking Class A Shares does not redeem its Viking Class A Shares, such shareholder will bear the risk of ownership of the New NS Common Shares after the consummation of the Business Combination or shares with respect to any alternative business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Viking Shareholder should consult such shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation. On [____], 2026, the last traded price per Viking Class A Share quoted on NYSE was $[____]. Holders of Viking Class A Shares should be aware that, while we are unable to predict the price per New NS Common Share following the consummation of the Business Combination, and accordingly we are unable to predict the potential impact of redemptions on the per share value of Viking Class A Shares owned by non-redeeming holders of Viking Class A Shares, increased levels of redemptions by holders of Viking Class A Shares may be a result of the price per Viking Class A Share falling below the redemption price. We expect that more holders of Viking Class A Shares may elect to redeem their Viking Class A Shares if the share price of the Viking Class A Shares is below the projected redemption price of $10.03 per share, and we expect that more holders of Viking Class A Shares may elect not to redeem their Viking Class A Shares if the share price of the Viking Class A Shares are above the projected redemption price of $[    ] per share. Each Viking Class A Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to New NorthStar from the Trust Account and (ii) a corresponding increase in each holder of Viking Class A Shares pro rata ownership interest in New NorthStar following the consummation of the Business Combination. Based on an estimated per share redemption price of approximately $[    ] per share that was calculated based on $[    ] in the Trust Account on December 31, 2025, a hypothetical 1% increase or decrease in the number of Viking Class A Shares would result in a decrease or increase, respectively, of $[    ] of cash available in the Trust Account.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements contained in this proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws and “forward-looking information” for purposes of applicable Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect Viking’s or NorthStar’s current views, as applicable, with respect to, among other things, their respective capital resources, performance and results of operations. Likewise, all of Viking’s and NorthStar’s statements regarding anticipated growth in operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases, but the absence of these words does not mean that a statement is not forward looking.

The forward-looking statements contained in this proxy statement/prospectus reflect Viking’s, and NorthStar’s current views, as applicable, about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. None of Viking or NorthStar guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•        the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of Viking Securities;

•        the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the Business Combination Agreement by Viking Shareholders;

•        market risks;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

•        NorthStar’s business relationships, performance, and business generally;

•        risks that the Business Combination disrupts current plans of NorthStar and potential difficulties in its employee retention as a result of the Business Combination;

•        the outcome of any legal proceedings that may be instituted against NorthStar or Viking related to the Business Combination Agreement or the Business Combination;

•        failure to realize the anticipated benefits of the Business Combination;

•        the inability to maintain the listing of Viking Securities or to meet listing requirements and maintain the listing of New NorthStar’s securities on NYSE;

•        the risk that the Business Combination may not be completed by Viking Deadline Date and the potential failure to obtain an extension of the Viking Deadline Date if sought by Viking;

•        the risk that the price of New NorthStar securities may be volatile due to a variety of factors, including changes in laws, regulations, technologies, natural disasters, national security tensions, and macro-economic and social environments affecting its business;

•        laws and regulations governing NorthStar’s research and development activities, and changes in such laws and regulations;

•        any failure to commercialize NorthStar’s service offering on the expected timeline or at all;

•        environmental regulations and legislation;

•        the effects of climate change, extreme weather events, water scarcity, and seismic events, and the effectiveness of strategies to deal with these issues;

•        fluctuations in currency markets;

•        NorthStar’s ability to complete and successfully integrate any future acquisitions;

•        increased competition in the commercial space industry;

•        limited supply of materials and supply chains disruptions; and

•        the risk that the PIPE Financing may not be completed, or that other capital needed by New NorthStar may not be raised on favorable terms, or at all, including as a result of the restrictions agreed to in connection with the PIPE Financing.

Forward-looking statements regarding expected ownership of New NS Common Shares by existing Viking Shareholders and NorthStar Shareholders following the Business Combination have been calculated based on each of Viking’s and NorthStar’s outstanding share capital, each as of the date of this proxy statement/prospectus. Forward-looking statements representing post-closing expectations are inherently uncertain. Estimates such as expected revenue, production, operating expenses, EBITDA, general and administrative expenses, capital expenditures, free cash flow, net debt, reserves and other measures are preliminary in nature. There can be no assurance that the forward-looking statements will prove to be accurate and reliance should not be placed on these estimates in deciding how to vote on the Proposals.

The forward-looking statements contained herein are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. For a further discussion of the risks and other factors that could cause Viking’s, NorthStar’s or New NorthStar’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statements, please see the section entitled “Risk Factors.” There may be additional risks that Viking and/or New NorthStar and NorthStar do not presently know or that Viking and/or New NorthStar and NorthStar currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made in making these forward-looking statements prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. While such forward-looking statements reflect Viking’s and/or New NorthStar’s and NorthStar’s good faith beliefs, as applicable, they are not guarantees of future performance. Viking and/or New NorthStar and NorthStar disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Viking and/or New NorthStar and NorthStar as applicable.

EXTRAORDINARY GENERAL MEETING OF Viking SHAREHOLDERS

Overview

Viking is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Viking Board for use at the Viking Shareholders’ Meeting to be held on            , 2026, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Viking Shareholders on or about            , 2026 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Viking Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Viking Shareholders’ Meeting.

Date, Time and Place

The Viking Shareholders’ Meeting will be held in person on            , 2026 at            a.m., Eastern Time, Nelson Mullins Riley & Scarborough LLP, located at 901 15th Street, NW, Suite 1200, Washington, D.C. 20005. Viking will provide Viking Shareholders with an opportunity to hear all portions of the Viking Shareholders’ Meeting as conducted by the Viking Board, submit written questions and comments during the Viking Shareholders’ Meeting and vote online during the open poll portion of the Viking Shareholders’ Meeting.

Attending the Viking Shareholders’ Meeting

All Viking Shareholders as of the record date, or their duly appointed proxies, may attend the Viking Shareholders’ Meeting in person. If you were a Viking Shareholder as of the close of business on August 3, 2026, you may attend the Viking Shareholders’ Meeting. Viking Shareholders do not need to attend the Viking Shareholders’ Meeting to vote their shares. For information on how to vote your Viking Common Shares, please see the subsection entitled “Voting Your Shares.”

In order to attend the Viking Shareholders’ Meeting, submit questions and vote, Viking Shareholders will need a control number. If you are a registered Viking Shareholder, you received a proxy card with this proxy statement/prospectus that includes your control number. If you do not have your control number, contact the Transfer Agent, Continental Stock Transfer & Trust Company, by telephone at (917) 262-2373 or by email at proxy@continentalstock.com. If your Viking Common Shares are held in “street name” or are in a margin or similar account, you will need to contact your bank, broker or other nominee and obtain a legal proxy. Once you have received your legal proxy, you will need to contact the Transfer Agent to have a control number generated. Please allow up to 72 hours for processing your request for a control number.

Viking Shareholders also may submit questions live during the meeting. Questions pertinent to Viking Shareholders’ Meeting matters may be recognized and answered during the Viking Shareholders’ Meeting in Viking’s discretion, subject to time constraints. Viking reserves the right to edit or reject questions that are inappropriate for Viking Shareholders’ Meeting matters. In addition, Viking will offer live technical support for all Viking Shareholders attending the Viking Shareholders’ Meeting.

Pursuant to the Viking Articles, the Viking Board may postpone any general meeting at any time prior to such meeting for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Viking Board will give Viking Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Viking Board may determine.

Proposals

At the Viking Shareholders’ Meeting, Viking Shareholders will vote on the following Proposals:

•        Proposal No. 1 — The Continuation Proposal to approve, by Special Resolution, the continuance of Viking as a corporation existing under the CBCA, in accordance with the applicable provisions of the Companies Act and the CBCA and the adoption of the Proposed Bylaws;

•        Proposal No. 2 — The Business Combination Proposal to approve, by Special Resolution, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby and by the other Transaction Documents (as defined in the Business Combination Agreement), including the Business Combination;

•        Proposal No. 3(a)-(d) — The Advisory Organizational Documents Proposal to approve, on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the New NS Organizational Documents that materially affect Viking Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission as the Authorized Capital Proposal, the Quorum Proposal and the Advance Notice Proposal and the Other Matters Proposal;

•        Proposal No. 4 — The NYSE Proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of New NS Common Shares in connection with the Business Combination;

•        Proposal No. 5 — The Incentive Plan Proposal to approve, by Ordinary Resolution, the issuance of New NS Common Shares pursuant to the Incentive Plan. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex G;

•        Proposal No. 6 — The Director Election Proposal to approve, by Ordinary Resolution, the election of nine directors, being Stewart Bain, Beth Michelson, Charles Sirois, Paul Pizzani, Philipp von Girsewald, Bob Reeves, Denis Sirois and Kim Crider effective upon the Closing, to hold office on the New NS Board until the close of the next annual meeting of shareholders of New NorthStar or until such directors’ successors have been duly elected or appointed, or until such directors’ earlier death, resignation, removal or disqualification; and

•        Proposal No. 7 — The Adjournment Proposal to approve, by Ordinary Resolution, the adjournment of the Viking Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or (ii) if the board of directors of Viking determines before the Viking Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the Proposals. If put forth at the Viking Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the other Proposals will be submitted to the Viking Shareholders for a vote.

For more information on the Proposals, please see the sections entitled “Proposal No. 1 — The Continuation Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 — The NYSE Proposal,” “Proposal No. 5 — The Incentive Plan Proposal,” “Proposal No. 6 — The Director Election Proposal,” and “Proposal No. 7 — The Adjournment Proposal.”

Recommendation of the Viking Board of Directors FOR the Proposals

The Viking Board has unanimously determined that each of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal (if put) is in the best interests of Viking and Viking Shareholders and unanimously recommends that Viking Shareholders vote “FOR” each Proposal being submitted to a vote of the Viking Shareholders at the Viking Shareholders’ Meeting. For more information, please see the sections entitled “Proposal No. 1 — The Continuation Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 — The NYSE Proposal,” “Proposal No. 5 — The Incentive Plan Proposal,” “Proposal No. 6 — The Director Election Proposal,” and “Proposal No. 7 — The Adjournment Proposal.”

When you consider the unanimous recommendation of the Viking Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, Sponsor and certain members of Viking management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. The existence of financial and personal interests of one or more of Viking’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Viking and Viking Shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Voting Power; Record Date

Only Viking Shareholders of record at the close of business on August 3, 2026, the record date for the Viking Shareholders’ Meeting, will be entitled to vote at the Viking Shareholders’ Meeting. In respect of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and (if put) the Adjournment Proposal, each Viking Shareholder is entitled to one vote for each Viking Ordinary Shares registered in its name as of the close of business on the record date. If a Viking Shareholder’s Viking Ordinary Shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly counted. On the record date, there were 23,660,000 Viking Public Shares outstanding and 7,666,667 Viking Class B Shares outstanding held by Sponsor and Viking’s independent directors.

Quorum and Required Vote for Proposals at the Viking Shareholders’ Meeting

A quorum of Viking Shareholders is necessary to hold a valid meeting. A quorum will be present at the Viking Shareholders’ Meeting if one or more shareholders holding at least a majority of the paid up voting share capital of Viking attend virtually or in person or are represented by proxy at the Viking Shareholders’ Meeting. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. As of the record date for the Viking Shareholders’ Meeting, 15,663,334 Viking Ordinary Shares would be required to achieve a quorum.

Approval of the Continuation Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66⅔%) of the outstanding Viking Class B Ordinary Shares entitled to vote and actually cast thereon at the Viking Shareholders’ Meeting. The Business Combination Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66⅔%) of the outstanding Viking Class A Ordinary Shares and Viking Class B Ordinary Shares entitled to vote and actually cast thereon at the Viking Shareholders’ Meeting, voting as a single class. The Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a simple majority of the outstanding Viking Common Shares entitled to vote and actually cast thereon at the Viking Shareholders’ Meeting, voting as a single class. Accordingly, a Viking Shareholder’s failure to vote by proxy or to vote online at the Viking Shareholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Viking Shareholders’ Meeting (assuming a quorum is present).

The Closing is conditioned on the approval of the Continuation Proposal, the Business Combination Proposal, the NYSE Proposal and the Director Election Proposal at the Viking Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding. The Advisory Organizational Documents Proposals, the Incentive Plan Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. If put forth at the Viking Shareholders’ Meeting, the Adjournment Proposal will be the first and only proposal voted upon and none of the other Proposals will be submitted to the Viking Shareholders for a vote.

Voting Your Shares

If you are a shareholder of record, there are two ways to vote your Viking Common Shares at the Viking Shareholders’ Meeting:

•        You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your Viking Ordinary Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your Viking Common Shares, your Viking Common Shares will be voted as recommended by the Viking Board “FOR” each of the Proposals;

•        You can submit your proxy by telephone or over the internet by following the instructions on your proxy card; or

•        You can attend the Viking Shareholders’ Meeting in person or virtually and vote.

If your Viking Common Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the Viking Ordinary Shares beneficially owned by you are properly counted. Beneficial shareholders who wish to vote by attending the Viking Shareholders’ Meeting in person or virtually must obtain a legal proxy by contacting the bank, broker or other nominee that holds their shares.

Revoking Your Proxy

If you are a shareholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Viking, in writing, before the Viking Shareholders’ Meeting that you have revoked your proxy; or

•        you may attend the Viking Shareholders’ Meeting, revoke your proxy and vote in person, as indicated above.

No Additional Matters May Be Presented at the Viking Shareholders’ Meeting

The Viking Shareholders’ Meeting has been called to consider only the approval of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and (if put) the Adjournment Proposal. Under the Viking Articles, other than procedural matters incident to the conduct of the Viking Shareholders’ Meeting, no other matters may be considered at the Viking Shareholders’ Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Viking Shareholders’ Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Viking Common Shares, you may call or email Sodali & Co., Viking’s proxy solicitor, at (800) 662-5200,  or banks and brokerage firms, please call collect at (203) 658-9400.

Vote of the Sponsor

Pursuant to the Sponsor Letter Agreement entered into in connection with the Business Combination, each of the Viking Founder Shareholders agreed to vote the Founder Shares and any Viking Common Shares owned by them in favor of an initial business combination. The Sponsor Letter Agreement applies to Viking Founder Shareholders as it relates to the Viking Founder Shares any other Viking Common Shares held by the Viking Founder Shareholders and the requirement to vote all of such shares in favor of the Business Combination Proposal. As of the record date, the Viking Founder Shareholders own approximately [___]% of the Viking Common Shares then outstanding and entitled to vote at the Viking Shareholders’ Meeting. The Viking Founder Shareholders have agreed to waive any redemption rights with respect to Viking Class A Shares purchased in the Viking IPO or in the aftermarket, in connection with the Business Combination. Additionally, Viking Founder Shareholders are not entitled to redemption rights with respect to any Viking Founder Shares held by them in connection with the consummation of the Business Combination or upon Viking’s liquidation. The Viking Founder Shares will be worthless if no business combination is effected by Viking by the Viking Deadline Date. However, the Viking Founder Shareholders are entitled to redemption rights upon Viking’s liquidation with respect to any Viking Class A Shares they may own.

Redemption Rights

Pursuant to the Viking Articles, any holders of Viking Public Shares other than Sponsor or Viking management may elect to have their Viking Public Shares redeemed for cash at a per-share redemption price equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Viking to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination, divided by the number of then-outstanding Viking Public Shares. If demand is properly made and the Business Combination is consummated, such holder of New NS Common Shares received in exchange for Viking Public Shares pursuant to the Business Combination Agreement will hold only the right to receive its pro rata share of the aggregate amount on deposit in the Trust Account which holds a portion of the proceeds of the Viking IPO and the sale of the Viking Private Warrants (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). If a Viking Public Shareholder exercises its redemption rights in full, then it will not own Viking Public Shares or New NS Common Shares following the redemption. You will no longer own those shares and you will have no right to participate in, or have any interest in, the future growth of New NorthStar, if any. You will be entitled to receive cash for your New NS Common Shares only if you properly and timely demand redemption. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $231,467,889 as of December 31, 2025, the estimated per share redemption price would have been approximately $10.06.

Each redemption of Viking Shares by Viking Public Shareholders will reduce the amount in the Trust Account.

To exercise your redemption rights, you must:

•        if you hold Viking Units, elect to separate your Viking Units into the underlying Viking Public Shares and Viking Public Warrants;

•        prior to 5:00 p.m., Eastern Time on [__], 2026 (two business days before the Viking Shareholders’ Meeting), tender your shares physically or electronically and submit a request in writing that New NorthStar redeem your New NS Common Shares that you receive in exchange for your Viking Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

and

•        deliver your Viking Public Shares through DTC’s DWAC system to the Transfer Agent at least two business days before the Viking Shareholders’ Meeting. Viking Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your Viking Public Shares as described above, your shares will not be redeemed.

Viking Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their Viking Ordinary Shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Viking Shareholders’ Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Viking Shareholders’ Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable without Viking’s consent once the Business Combination is consummated.

Holders of outstanding Viking Units must elect to separate their Viking Units into the underlying Viking Public Shares and Viking Public Warrants prior to exercising redemption rights with respect to the Viking Public Shares.

If you hold Viking Units registered in your own name, you must deliver the certificate for such Viking Units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such Viking Units into Viking Public Shares and Viking Public Warrants. This must be completed far enough in advance to permit the mailing of the Viking Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Viking Public Shares from the Viking Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Viking Units, you must instruct such nominee to separate your Viking Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of Viking Units to be split and the nominee holding such Viking Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of a corresponding number of Viking Public Shares and the applicable fraction of Viking Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Viking Public Shares from the Viking Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Viking Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, Viking Shareholders should verify the market price of the Viking Class A Shares, as shareholders may receive higher proceeds from the sale of their Viking Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. You may not be able to sell your Viking Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Viking Class A Shares when you wish to sell your shares.

If a Viking Public Shareholder exercises its redemption rights in full, then it will not own Viking Public Shares or New NS Common Shares following the redemption. You will no longer own those shares and you will have no right to participate in, or have any interest in, the future growth of New NorthStar, if any. You will be entitled to receive cash for your New NS Common Shares only if you properly and timely demand redemption.

Each redemption of Viking Shares by Viking Public Shareholders will reduce the amount in the Trust Account.

Pursuant to the Viking Articles, if Viking does not consummate an initial business combination by the Viking Deadline Date, Viking will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Viking Public Shareholders and all of Viking’s warrants will expire worthless.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Viking Shareholders’ Meeting or thereafter with Viking’s consent until the consummation of the Business Combination. If you deliver your shares for redemption to Continental, Viking’s Transfer Agent, and later decide prior to the Viking Shareholders’ Meeting not to elect redemption, you may request that Continental, Viking’s Transfer Agent, return the shares (physically or electronically) to you. You may make such request by contacting Continental, Viking’s Transfer Agent, at the phone number or address listed herein.

Appraisal or Dissent Rights

There is no mandatory statutory right of dissent and appraisal in respect of plans of arrangement under the CBCA unless the terms of the arrangement permit dissent. The Business Combination Agreement does not contemplate any dissent rights or appraisal rights to be available to holders of Viking Class A Shares and Viking Class B Shares in connection with the Business Combination. However, Viking Shareholders are still entitled to exercise the rights of redemption as set out in the section entitled “Extraordinary General Meeting of Viking Shareholders — Redemption Rights” and the Viking Board has determined that the redemption proceeds payable to Viking Shareholders who exercise such redemption rights represents the fair value of those Viking Ordinary Shares.

Proxy Solicitation Costs

Viking is soliciting proxies on behalf of the Viking Board. This solicitation is being made by mail but also may be made by telephone, in person or by electronic means. Viking will bear the cost of the solicitation.

Viking has engaged Sodali & Co. to assist in the solicitation of proxies, and will pay Sodali & Co. a fee of $22,500, plus disbursements. Viking will reimburse Sodali & Co. for reasonable and documented out-of-pocket expenses and will indemnify Sodali & Co. and its affiliates against certain claims, liabilities, losses, damages and expenses.

Viking will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions, and will reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of Viking Class A Shares and in obtaining voting instructions from those owners.

Viking management may also solicit proxies by telephone, by facsimile, in person or by electronic means. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION

Overview

Viking is asking its shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby.

Viking Shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because Viking is holding a shareholder vote on the Business Combination, Viking may consummate the Business Combination only if it is approved by an Ordinary Resolution, being the affirmative vote of a majority of the votes cast by the holders of the outstanding Viking Class A Shares and Viking Class B Shares present in person or represented by proxy at the Viking Shareholders’ Meeting and entitled to vote on such matter. Capitalized used but not otherwise defined in this section have the meanings ascribed to them in the Business Combination Agreement.

Structure of the Business Combination

On April 16, 2026, Viking, NorthStar, and NewCo entered into the Business Combination Agreement, pursuant to which, among other things, Viking will continue as a corporation existing under the CBCA in accordance with the Companies Act and the CBCA, and promptly following the Continuation, New NorthStar, NorthStar and NewCo will effect the Arrangement under Section 192 of the CBCA in accordance with the Plan of Arrangement, pursuant to which, among other things, NewCo and NorthStar will amalgamate to form one corporate entity, NewCo will survive the Amalgamation as a wholly owned subsidiary of New NorthStar, New NorthStar, will change its corporate name to “NorthStar Earth & Space Enterprises, Inc.” and the other transactions contemplated by the Plan of Arrangement will be consummated.

The Business Combination Agreement

The material terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions, and other terms relating to the Business Combination, are summarized below, but this summary does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the disclosure schedules, which are not filed publicly, which are subject to a contractual standard of materiality different from that generally applicable to shareholders, and which were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Viking, NorthStar, NewCo or any other matter.

In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to Closing, including the Sponsor Letter Agreement, Voting and Support Agreement, the Sponsor Letter, the Lock-Up Agreement, the PIPE Agreements and the Registration Rights Agreement. See “The Business Combination — Related Agreements” for more information.

Organizational Structure

The following diagram illustrates the organizational structure of Viking, NorthStar and NewCo immediately prior to the Business Combination:

The following diagram illustrates the structure of New NorthStar immediately following the Business Combination, assuming no redemptions:

Conversion of Securities

On the Closing Date, pursuant to the Arrangement, NorthStar will complete the NorthStar Recapitalization pursuant to which, among other things:

•        certain NorthStar Convertible Debentures will be amended to provide that such debentures or any portion thereof may be converted into non-convertible debt securities of NorthStar at the option of the holder on the terms set out in the Plan of Arrangement;

•        the NorthStar Convertible Debentures will be amended to provide that interest will cease to accrue under such debentures after the Recapitalization Interest Accrual Date, following which all accrued interest under the NorthStar Convertible Debentures up to the Recapitalization Interest Accrual Date will be deemed to be paid in kind and added to the principal amount of such debentures;

•        certain NorthStar Convertible Debentures (or applicable portion thereof) will be converted into the Remaining Debentures, being non-convertible debt securities of NorthStar in accordance with their terms and the Plan of Arrangement;

•        certain NorthStar Convertible Debentures (or applicable portion thereof) will convert into NorthStar Class C Preferred Shares or NorthStar Class D Preferred Shares, as the case may be, at a rate of 1 NorthStar Class C Preferred Share or NorthStar Class D Preferred Share per C$100 in outstanding aggregate principal amount, in accordance with their terms and the Plan of Arrangement;

•        the NorthStar Warrants (other than the PIPE Warrants) will be exchanged for NorthStar Options to acquire a number of NorthStar Class A Common Shares equal the number of NorthStar Class A Common Shares subject to such NorthStar Warrants, at a per share exercise price equal to the per share exercise price for the NorthStar Class A Common Shares subject to such NorthStar Warrants;

•        the articles of NorthStar will be amended to create the NorthStar Ordinary Shares, and the then outstanding shares of NorthStar will be exchanged for NorthStar Ordinary Shares on the basis of: (i) 10.050422 NorthStar Ordinary Shares for each NorthStar Class A Common Share, (ii) 18.212356 NorthStar Ordinary Shares for each NorthStar Class B Common Share, (iii) 10 NorthStar Ordinary Shares for each NorthStar Class A Preferred Share, (iv) 10 NorthStar Ordinary Shares for each NorthStar Class B Preferred Share, (v) 10 NorthStar Ordinary Shares for each NorthStar Class B-1 Preferred Share, (vi) 10 NorthStar Ordinary Shares for each NorthStar Class C Preferred Share, and (vii) 10 NorthStar Ordinary Shares for each NorthStar Class D Preferred Share; and the NorthStar Options will be adjusted in accordance with their terms to give effect to the foregoing;

•        certain NorthStar Convertible Debentures will be amended to provide, among other things, that such debentures will be convertible into NorthStar Ordinary Shares upon the consummation of the Business Combination at a price per share equal to the fair market value of the NorthStar Ordinary Shares, less a 25% discount, which debentures will be converted into NorthStar Ordinary Shares at a rate of 1 NorthStar Ordinary Share per C$7.50 in outstanding aggregate principal amount in accordance with their terms and the Plan of Arrangement; and

•        the NorthStar Shareholder Loans will be amended to provide that interest will cease to accrue under such NorthStar Shareholder Loans after the Recapitalization Interest Accrual Date, following which all accrued interest thereunder up to the Recapitalization Interest Accrual Date will be contributed to NorthStar in consideration for the issuance of NorthStar Ordinary Shares at a rate of 1 NorthStar Ordinary Share per C$10 in outstanding aggregate principal amount and accrued interest of such NorthStar Shareholder Loan.

As of the date hereof, there are 634,263 NorthStar Class A Common Shares, 87,504 NorthStar Class B Common Shares, 250,000 NorthStar Class A Preferred Shares, 355,401 NorthStar Class B Preferred Shares, and 140,000 NorthStar Class B-1 Preferred Shares issued and outstanding. As of the Interest Accrual Date, the aggregate principal amount and accrued interest of the NorthStar Convertible Debentures was C$10,963,154 in respect of the NorthStar Convertible Debentures that will convert into non-convertible debt securities of NorthStar, C$67,748,700 in respect of the NorthStar Convertible Debentures that will convert into NorthStar Class C Preferred Shares or NorthStar Class D Preferred Shares, and C$29,581,980 in respect of the NorthStar Convertible Debentures that will convert into NorthStar Ordinary Shares. As of the Interest Accrual Date, the aggregate principal amount and accrued interest of the NorthStar Shareholder Loans was C$5,544,310.

Accordingly, pursuant to the NorthStar Recapitalization, if the Closing occurred on the date hereof, (i) 6,374,611 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class A Common Shares, (ii) 1,593,654 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class B Common Shares, (iii) 2,500,000 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class A Preferred Shares, (iv) 3,554,010 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class B Preferred Shares, (v) 1,400,000 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class B-1 Preferred Shares, (vi) 2,092,820 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class C Preferred Shares, (vii) 4,682,050 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class D Preferred Shares, (viii) 3,399,917 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Convertible Debentures that converted into NorthStar Ordinary Shares, and (ix) 554,431 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Shareholder Loans.

On the Closing Date, pursuant to the Arrangement and following the NorthStar Recapitalization, among other things:

•        the PIPE Financing will be consummated by NorthStar pursuant to the PIPE Agreements;

•        the Sponsor will transfer an aggregate of 3,000,000 Viking Class B Shares to the PIPE Investors proportionally to their investment in the PIPE Financing;

•        each then issued and outstanding Viking Class B Share shall be exchanged for one Viking Class A Share;

•        the articles of New NorthStar will be amended to (i) redesignate the Viking Class A Shares as New NS Common Shares, (ii) create a new class of preferred shares and delete the Viking Class B Shares, and (iii) provide that the New NS Common Shares and the New NorthStar preferred shares will have the rights, privileges, restrictions and conditions set out in the Plan of Arrangement;

•        NorthStar and NewCo will amalgamate under the CBCA, and pursuant to the Amalgamation:

•        the Amalgamated Company will become a wholly owned subsidiary of New NorthStar;

•        each then issued and outstanding NorthStar Ordinary Share (including those issued pursuant to the PIPE Financing) will be exchanged for that number of New NS Common Shares equal to the Exchange Ratio;

•        each then issued and outstanding NorthStar PIPE Warrant (including those issued pursuant to the PIPE Financing) will be exchanged for one (1) New NS PIPE Warrant to acquire one (1) New NS Common Share at a per share exercise price equal to $11.50, subject to adjustment, which will be governed by the terms of the Viking Public Warrant Agreement; and

•        each then issued and outstanding NorthStar Option will be exchanged for a New NS Exchange Option to acquire a number of New NS Common Shares (rounded up to the nearest whole share) equal to (1) the number of NorthStar Ordinary Shares subject to the applicable NorthStar Option multiplied by (2) the Exchange Ratio, each at a per share exercise price (rounded up to the nearest cent) equal to the quotient of (1) the per share exercise price for the NorthStar Ordinary Shares subject to the applicable NorthStar Option, divided by (2) the Exchange Ratio, in each case, in accordance with the provisions of applicable Law (including Sections 424(a) and Section 409A of the Code and subsection 7(1.4) of the Tax Act);

•        the NorthStar legacy option plan will terminate;

•        New NorthStar will issue to the Sponsor 500,000 New NS Common Shares;

•        New NorthStar will change its name to NorthStar Earth & Space Enterprises Inc.; and

•        the Board of New NorthStar will be reconstituted to reflect the New NS Board and the officers of New NorthStar will be appointed.

Dissent Rights

There is no mandatory statutory right of dissent and appraisal in respect of plans of arrangement under the CBCA unless the terms of the arrangement permit dissent. The Business Combination Agreement does not contemplate any dissent rights or appraisal rights to be available to holders of Viking Class A Shares and Viking Class B Shares in

connection with the Business Combination. However, Viking Shareholders are still entitled to exercise the rights of redemption as set out in the section entitled “Extraordinary General Meeting of Viking Shareholders — Redemption Rights” and the Viking Board has determined that the redemption proceeds payable to Viking Shareholders who exercise such redemption rights represents the fair value of those Viking Ordinary Shares.

Any NorthStar Existing Common Shares that are outstanding immediately prior to the Arrangement Effective Time and that are held by NorthStar Shareholders who have not voted or instructed any proxyholder to vote in favor of the Arrangement nor consented thereto in writing and who have given a notice of dissent pursuant to Section 190 of the CBCA and otherwise complied with all of the provisions of Section 190 of the CBCA with respect to such NorthStar Existing Common Shares shall not be exchanged for, and any such NorthStar Shareholder shall have no right to receive, any consideration pursuant to the Arrangement, and any holder of Dissenting Shares shall cease to have any of the rights as a shareholder of NorthStar save for the right to be paid fair value for such holder’s Dissenting Shares in accordance with the Plan of Arrangement. Any NorthStar Shareholder who is ultimately not entitled, for any reason, to be paid fair value for their NorthStar Existing Common Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of NorthStar Existing Common Shares.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement are expected to occur no later than three business days following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “The Business Combination — Closing and Effective Time of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Viking and NorthStar may agree in writing.

Conditions to the Obligations of Each Party

The obligations of each of the parties to the Business Combination to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver of the following conditions

•        The NorthStar Securityholders’ Approval shall have been obtained.

•        Each of the Interim Order and the Final Order shall have been granted.

•        The Viking Shareholders’ Approval shall have been obtained.

•        No Governmental Authority shall have enacted any Law or Governmental Order making the Transactions illegal.

•        All regulatory approvals shall have been obtained, and any applicable waiting periods therefore shall have expired or been terminated.

•        The Viking Common Shares and Viking Warrants shall have been accepted for listing on NYSE.

•        The proxy/registration statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the proxy/registration statement shall be in effect.

Conditions to the Obligations of Viking and NewCo

The obligations of Viking and NewCo to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver of the following conditions:

•        Subject to certain limitations and qualifications, each of the representations and warranties of NorthStar contained in the Business Combination Agreement shall be true and correct as of the Amalgamation Effective Time as if made on that date.

•        Each of the covenants of NorthStar to be performed prior to the Amalgamation Effective Time shall have been performed in all material respects.

•        NorthStar shall have delivered to Viking each of the deliverables required by the Business Combination Agreement.

•        Since the date of the Business Combination Agreement, no material adverse effect affecting NorthStar shall have occurred.

•        NorthStar shall have delivered a certificate, dated as of the Closing Date, certifying that certain conditions have been satisfied.

Conditions to the Obligations of NorthStar

The obligations of NorthStar to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver of the following conditions:

•        Subject to certain limitations and qualifications, each of the representations and warranties of Viking contained in the Business Combination Agreement shall be true and correct as of the Amalgamation Effective Time as if made on that date.

•        Each of the covenants of Viking and NewCo to be performed prior to the Amalgamation Effective Time shall have been performed in all material respects.

•        Since the date of the Business Combination Agreement, no material adverse effect affecting Viking shall have occurred.

•        Viking shall have delivered written resignations of each of its officers and directors, effective as of the Amalgamation Effective Time.

•        Viking shall have delivered each of the deliverables required by the Business Combination Agreement.

•        Viking shall have delivered a certificate, dated as of the Closing Date, certifying that certain conditions have been satisfied.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by Viking, NorthStar and NewCo as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, material adverse effect, knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

Representations and Warranties of NorthStar

In the Business Combination Agreement, NorthStar made certain customary representations and warranties to Viking, relating to, among other things:

•        the organization, valid existence, and good standing of NorthStar and its subsidiaries and the power and authority to carry on its business as currently conducted and to own, lease and operate its properties and assets and the qualification and license to do business and good standing in any jurisdiction in which the nature of its business so requires, except where the failure to be so qualified or licensed would not have a material adverse effect;

•        the NorthStar Governing Documents and similar governing documents of its subsidiaries;

•        the capital structure and indebtedness of NorthStar and its subsidiaries, the absence of restrictions or liens with respect to the Equity Interests of NorthStar and its subsidiaries;

•        NorthStar’s power to execute and deliver the Business Combination Agreement and the Ancillary Agreements, perform its obligations under the Business Combination Agreement and Ancillary Agreements, and, subject to receipt of the NorthStar Securityholders Approval, to consummate the Transactions;

•        the absence of conflicts with, or violations or breaches of, the NorthStar Governing Documents and the similar governing documents of its subsidiaries or any applicable law and the absence of any consents, notices or approvals under, or breaches of any obligation or defaults under, contracts or permits to which NorthStar or any of its subsidiaries is a party, in each case, in connection with the performance of the Transactions and NorthStar’s obligations thereunder;

•        the absence of any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by any Governmental Authority required in connection with the execution, delivery and performance by NorthStar of the Transactions;

•        NorthStar and its subsidiaries’ possession, of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of NorthStar and its subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted since January 1, 2023;

•        NorthStar’s consolidated financial statements;

•        the absence of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of NorthStar or its subsidiaries since January 1, 2023;

•        the conduct of business in the ordinary course of business in all material respects consistent with past practice, the absence of any material adverse effect and certain other changes and events with respect to NorthStar and its subsidiaries since December 31, 2025;

•        the absence of certain lawsuits, court actions, arbitrations or other court proceedings related to NorthStar or its subsidiaries or any investigations by any Governmental Authority;

•        NorthStar and its subsidiaries’ employee benefit plans;

•        labor matters related to NorthStar and its subsidiaries;

•        real property owned and leased by NorthStar and its subsidiaries;

•        ownership of or rights with respect to the intellectual property of NorthStar and its subsidiaries;

•        tax matters affecting NorthStar and its subsidiaries;

•        environmental matters relating to NorthStar and its subsidiaries;

•        NorthStar and its subsidiaries’ material contracts and the absence of certain violations, breaches or defaults under the provisions of such material contracts;

•        NorthStar and its subsidiaries insurance policies;

•        The NorthStar Board’s resolutions in respect of the Transactions;

•        the NorthStar Securityholders’ Approval required in connection with the approval of the Transactions;

•        the conduct by NorthStar and its subsidiaries of NorthStar and its subsidiaries’ businesses in compliance with applicable laws; including the FCPA and the rules and regulations thereunder;

•        the absence of certain related party transactions;

•        whether NorthStar and its subsidiaries were ever subject to the requirements of the Exchange Act; and

•        the absence of broker, finder or investment banker fees or commissions in connection with the Transactions.

Representations and Warranties of Viking and NewCo

The Business Combination Agreement also contains customary representations and warranties made by Viking and NewCo to NorthStar, relating to, among other things:

•        the organization, valid existence, and good standing of Viking and NewCo and the power and authority to carry on its business as currently conducted and to own, lease and operate its properties and assets and the qualification and license to do business and good standing in any jurisdiction in which the nature of its business so requires, except where the failure to be so qualified or licensed would not have a material adverse effect;

•        the Viking Governing Documents and the governing documents of NewCo;

•        Viking and NewCo’s power to execute and deliver the Business Combination Agreement and the Ancillary Agreement, perform its obligations under the Business Combination Agreement and Ancillary Agreements and, subject to receipt of the Viking Shareholders’ Approval, to consummate the Transactions;

•        the absence of conflicts with, or violations or breaches of, the Viking Governing Documents and governing documents of NewCo or any applicable law and the absence of any consents, notices or approvals under, or breaches of any obligation or defaults under, contracts or permits to which Viking or NewCo or any of their affiliates is a party, in each case, in connection with the performance of the Transactions and Viking and NewCo’s obligations thereunder;

•        Viking and NewCo’s compliance with all laws

•        Viking and NewCo’s employee benefit plans;

•        the Trust Account balance as of the date of the Business Combination Agreement;

•        tax matters affecting Viking and NewCo;

•        the absence of broker, finder or investment banker fees or commissions in connection with the Transactions;

•        Viking’s SEC filings since October 30, 2025, and the financial statements contained in those filings;

•        Viking’s system of internal accounting controls and preparation of financial statements in accordance with GAAP;

•        Viking’s internal control over financial reporting and disclosure controls and procedures;

•        the absence of any business activities by Viking other than activities directed towards the accomplishment of a business combination, the absence of any business activities by NewCo other than activities directed toward the accomplishment of the Amalgamation and the absence of any material adverse effect and certain other changes and events with respect to Viking or NewCo since the date of the Viking’s incorporation;

•        the absence of certain lawsuits, court actions, arbitrations or other court proceedings related to Viking or any investigations by any Governmental Authority;

•        the capital structure and indebtedness of Viking, including the absence of restrictions or liens with respect to the equity interests of Viking;

•        Viking’s compliance with current listing requirements of NYSE;

•        the absence of affiliate agreements; and

•        the absence of economic sanctions and compliance with anti-bribery laws.

Covenants of the Parties

The Business Combination Agreement contains a number of covenants made by Viking, NorthStar and NewCo which in certain cases are subject to specified exceptions and qualifications contained in the Business Combination Agreement.

NorthStar Conduct of Business

Except (i) as contemplated by the Business Combination Agreement, any of the Ancillary Agreements or the Plan of Arrangement, (ii) as required by applicable Law or Governmental Order, or (iii) as consented to by Viking in writing, from the date of the Business Combination Agreement through the earlier of the Amalgamation Effective Time or the termination of the Business Combination Agreement (the “Interim Period”), NorthStar shall use its commercially reasonable efforts to operate its business in the ordinary course, and shall not, and shall cause each of its subsidiaries not to:

•        change or amend NorthStar Governing Documents or the governing documents of its subsidiaries;

•        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of NorthStar or its subsidiaries;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of NorthStar or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interest (including, without limitation, any phantom interest), of NorthStar or its subsidiaries or (B) any material assets of NorthStar or its subsidiaries;

•        form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its Equity Interests;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

•        acquire (including, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, (B) incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, or (C) merge, consolidate, combine or amalgamate with any person or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

•        other than (x) in the ordinary course (except with respect to the following clauses (B) and (C)), (y) as required under the terms of any plan in effect on the date of the Business Combination Agreement (or any plan adopted or amended after the date of the Business Combination Agreement in accordance its terms) or (z) as contemplated by clause (ii) above, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or independent contractor, (B) enter into any new or amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or independent contractor, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or independent contractor, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other Contract with a labor union, trade union, works council, industrial organization, or similar representative of employees, (E) hire any senior officer, or (F) terminate the employment or engagement of any senior officer other than such termination for cause;

•        adopt, amend and/or terminate any material plan except as may be required by applicable law, or is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course;

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the Business Combination Agreement, as agreed to by its independent accountants, or in the ordinary course;

•        other than in the ordinary Course, (A) amend any material tax return that would have the effect of materially increasing the tax liability or materially reducing any tax asset of NorthStar or any of its subsidiaries, (B) change any material method of tax accounting, (C) make, change or rescind any material election relating to taxes, or (D) settle or compromise any material tax audit, assessment, tax claim or other controversy relating to taxes;

•        other than in the ordinary course, (A) amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of NorthStar or any of its subsidiaries material rights thereunder or (B) enter into any contract that would have been a material contract had it been entered into prior to the date of the Business Combination Agreement;

•        materially amend, modify, extend, renew or terminate any of the lease documents or enter into any new lease;

•        other than in the ordinary course, allow to lapse, abandon, fail to maintain the existence of, or fail to use commercially reasonable efforts to protect, its interest in, the existence and enforceability of, intellectual property to the extent such intellectual property remains material to the conduct of the businesses of NorthStar or any of its subsidiaries;

•        other than in the ordinary course, enter into any contract that obligates NorthStar or any of its subsidiaries to develop any intellectual property related to the business of NorthStar;

•        enter into any material new line of business outside of the business currently conducted by NorthStar or its subsidiaries as of the date of the Business Combination Agreement;

•        voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to NorthStar or any of its subsidiaries and their assets and properties;

•        fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any permit that is material to the conduct of the business of NorthStar and its subsidiaries taken as a whole;

•        take any action or knowingly fail to take any reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the intended tax treatment;

•        waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $250,000 in the aggregate; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

During the Interim Period, NorthStar shall (a) use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships and keep available the services of its officers and independent contractors as a group and (b) comply in all material respects with, and continue performing under, as applicable, NorthStar Governing Documents and all Material Contracts to which it is a party.

GAAP Audited Financials

NorthStar shall deliver to Viking the following financial statements prepared in accordance with GAAP and Regulation S-X: the consolidated balance sheets of NorthStar Earth & Space Inc. and its subsidiaries as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, consolidated statements of stockholders’ equity, and consolidated statements of cash flows for each of the years then ended, and the related notes, audited in accordance with the auditing standards of the PCAOB.

Covenants of Viking

Trust Account Payments

In connection with the Closing, Viking shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered prior to or at the Closing and (ii) shall cause the Trustee to transfer all the funds in the Trust Account as directed by Viking and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Viking Conduct of Business

Except (i) as contemplated by the Business Combination Agreement or any of the Ancillary Agreements, (ii) as required by applicable Law or Governmental Order, or (iii) as consented to by NorthStar in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, Viking shall use its commercially reasonable efforts to operate its business in the Ordinary Course and shall not:

•        amend or otherwise change the Viking Governing Documents or the governing documents of NewCo;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or share capital, as applicable, other than redemptions from the funds in the Trust Account that are required pursuant to the Viking Governing Documents;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Viking Class A Shares, Viking Class B Shares, Viking Warrants or any equity interests in NewCo, except for redemptions from the funds in the Trust Account and the SPAC Class B Conversion;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests or other securities of Viking or NewCo, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests or any other ownership interest (including, without limitation, any phantom interest), of Viking or NewCo, except in connection with the SPAC Class B Conversion or in connection with a loan from the Sponsor or an affiliate thereof or certain of Viking’s officers and directors to finance Viking’s transaction expenses;

•        acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•        incur any indebtedness or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Viking or NewCo, as applicable, or enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a loan from the Sponsor or an affiliate thereof or certain of Viking’s officers and directors to finance Viking’s transaction expenses;

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

•        other than in the ordinary course, (A) amend any material tax return that would have the effect of materially increasing the tax liability or materially reducing any tax asset of Viking or NewCo, (B) change any material method of tax accounting, (C) make, change or rescind any material election relating to taxes, or (D) settle or compromise any material tax audit, assessment, tax claim or other controversy relating to taxes;

•        merge, consolidate, combine or amalgamate with any Person or liquidate, dissolve, reorganize or otherwise wind up the business and operations of Viking or NewCo;

•        amend, supplement or modify in any respect or terminate or waive any material rights or benefits under the Trust Agreement or any other agreement related to the Trust Account or any other material contract;

•        hire or engage any employee, consultant or independent contractor (other than consultants and advisors engaged in the Ordinary Course), or adopt enter into or incur any liability with respect to any employee benefit plans;

•        other than in the ordinary course or in a form consistent with Viking’s public filings with the SEC, enter into any indemnification agreements with the directors and officers of Viking or any other person;

•        enter into any new line of business outside of the business currently conducted by SPAC as of the date of the Business Combination Agreement;

•        enter into, renew, modify or amend any transaction or contract with an affiliate of Viking (including, for the avoidance of doubt, (A) the Sponsor, (B) any director or officer of Viking or the Sponsor or any other current or former insider or any immediate family member thereof, or (C) any person in which the Sponsor or any director or officer of Viking or the Sponsor or any other current or former insider has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater) or any other affiliate agreement;

•        enter into, renew or amend in any material respect, any contract with a broker, finder, investment banker or other Person entitled to any brokerage fee, finder’s fee or commission or any transaction or Contract relating to transaction expenses if such entry, renewal or amendment would result in additional transaction expenses;

•        take any action or knowingly fail to take any reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the intended tax treatment;

•        waive, release, assign, settle or compromise any action or threatened action; or

•        enter into any contract or otherwise make a binding commitment to do any of the foregoing.

During the Interim Period, Viking shall (a) use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships and keep available the services of its officers and independent contractors as a group and (b) comply in all material respects with, and continue performing under, as applicable, the Viking Governing Documents, the Trust Agreement and all other material contracts to which it is a party.

Viking Public Filings

During the Interim Period, Viking shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

Continuation

Viking shall take all actions necessary to cause the Continuation to become effective in accordance with the applicable provisions of the CBCA and the Companies Act.

Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), in each case, except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing.

Additional Covenants of the Parties

Regulatory Approvals; Other Filings

Each of NorthStar and Viking shall cooperate with any Governmental Authority to obtain any required approvals or consents in order to complete lawfully the Transactions. NorthStar shall promptly furnish to Viking, and Viking shall promptly furnish to NorthStar, copies of any notices or written communications received from any Governmental Authority with respect to the Transactions, and each NorthStar and Viking shall permit each other reasonable opportunity to review in advance any proposed written communications to any Governmental Authority concerning the Transactions.

Proxy/Registration Statement

As promptly as reasonably practicable, Viking and NorthStar shall prepare, and Viking shall file with the SEC, a proxy/registration statement on Form F-4 (the “proxy/registration statement”) relating to the Viking Shareholders’ Meeting (A) in connection with the registration under the Securities Act of the Viking Common Shares to be issued pursuant to the Business Combination Agreement and (B) the Transactions.

Each of Viking and NorthStar shall furnish all information concerning such party as Viking or NorthStar may reasonably request in connection with the preparation of the proxy/registration statement. Each of Viking and NorthStar shall use commercially reasonable efforts to (A) cause the proxy/registration statement to comply with all applicable rules and regulations promulgated by the SEC; (B) respond as promptly as reasonably practicable to all comments received from the SEC; (C) have the proxy/registration statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the proxy/registration statement effective through the Closing in order to permit the consummation of the Transaction.

Canadian Prospectus

As promptly as reasonably practicable after the earlier of the initial filing with or confidential submission to the SEC of the proxy/registration statement relating to the Viking Shareholders’ Meeting, Viking and NorthStar shall file with the AMF, a preliminary Canadian Prospectus and a final Canadian Prospectus in sufficient time for New NorthStar to become a reporting issuer in the Province of Québec as soon as reasonably practicable after the Closing Date.

Each of Viking and NorthStar shall use commercially reasonable efforts to (A) cause each of the preliminary Canadian Prospectus and final Canadian Prospectus to comply as to form in all material respects with applicable Canadian securities laws and regulations promulgated by the AMF; (B) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the AMF or its staff; and (C) have the Canadian Prospectus receipted under the applicable Canadian securities laws as promptly as reasonably practicable after it is filed with the AMF.

Viking Shareholders’ Approval and Viking Board Recommendation

Viking shall (A) use its reasonable best efforts to solicit from the Viking Shareholders proxies in favor of the approval and adoption of the Business Combination Agreement and the Viking Shareholder Proposals, including the Viking Shareholders’ Approval, and shall take all other action necessary or advisable to obtain such proxies and the Viking Shareholders’ Approval and (B) obtain the vote or consent of the Viking Shareholders required by and in compliance with all applicable Laws, NYSE rules and the Viking Governing Documents.

The proxy/registration statement shall include a statement to the effect that the Viking Board has unanimously recommended that the Viking Shareholders vote in favor of the Viking Shareholder Proposals at the Viking Shareholders’ Meeting (such statement, the “Viking Board Recommendation”), and, except as provided in the Business Combination Agreement, neither the Viking Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Viking Board Recommendation (a “Viking Modification in Recommendation”).

The Viking Board may, at any time prior to, but not after, obtaining the Viking Shareholders’ Approval, make a Viking Modification in Recommendation solely in response to an Intervening Event (as defined below) (a “Intervening Event Change in Recommendation”) if the Viking Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Viking Board under applicable Law; provided, that (A) Viking shall have delivered written notice to NorthStar of the Viking Board’s intention to make an Intervening Event Change in Recommendation at least five Business Days prior to the taking of such action by the Viking Board (the “Intervening Event Notice Period”), (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by NorthStar, Viking and its Representatives shall have negotiated in good faith with NorthStar and its Representatives regarding any revisions or adjustments proposed by NorthStar to the terms and conditions of the Business Combination Agreement as would enable the Viking Board to proceed with the Viking Board Recommendation and not make such Intervening Event Change in Recommendation and (C) if NorthStar requested negotiations in accordance with clause (B), the Viking Board may make an Intervening Event Change in Recommendation only if the Viking Board, after considering in good faith any revisions or adjustments to the terms and conditions of the Business Combination Agreement that NorthStar shall have, prior to the expiration of the Intervening Event Notice Period, proposed in writing, continues to determine in good faith, after consultation with outside legal counsel, and reaffirms in writing to NorthStar on the date on which the Intervening Event Notice Period expires, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Viking Shareholders under applicable Law.

An “Intervening Event” is any material event, change, fact, condition, occurrence or circumstance (A) that does not relate to an Alternative Transaction (as defined below), (B) that does not relate to any change in the market price or trading volume of Viking’s securities (it being understood that this clause (B) shall not prevent a determination that any event underlying such change constitutes an Intervening Event) and (C) (x) first occurring after the date hereof or (y) first actually or constructively known by the Viking Board following the date of the Business Combination Agreement, if it determines in good faith, after consultation with its outside legal counsel, that a failure to make such Intervening Change in Recommendation would constitute a breach by the Viking Board of its fiduciary obligations under applicable Law.

Support of Transactions

Each of the parties shall promptly notify the other parties in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or threated against, related to or involving such party that relate to the Business Combination Agreement or the Transactions. Each of Viking and NorthStar shall use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as soon as reasonably practicable.

Tax Matters

The Business Combination Agreement and the Plan of Arrangement are intended to constitute, and each of Viking, NorthStar and NewCo have adopted the Business Combination Agreement and the Plan of Arrangement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of Viking, NorthStar and NewCo shall use its reasonable best efforts to cause the Transactions to qualify for the intended tax treatment. Each of Viking, NorthStar and NewCo shall not take or fail to take any action, or become obligated to take any action or fail to take any reasonable action, which action or failure could reasonably be expected to prevent or impede the Transactions from qualifying for the intended tax treatment. Each of Viking, NorthStar and NewCo shall report and file all relevant tax returns consistent with the intended tax treatment and take no position inconsistent with the intended tax treatment, unless required to do so pursuant to a change in applicable Law after the date of the Business Combination Agreement or a “determination” within the meaning of Section 1313(a) of the Code (or a corresponding or similar provision of other applicable Law).

For Canadian tax purposes, each of Viking, NorthStar and NewCo shall use its reasonable best efforts to cause those Transactions detailed in the Plan of Arrangement to qualify for the intended tax treatment specified in the Plan of Arrangement. Among other things, NorthStar intends that the conversion of certain convertible debentures as set forth in the Plan be governed by section 51 of the Tax Act, and that the exchange of certain shares in the capital of NorthStar be governed by section 86 or section 51, as the case may be, of the Tax Act.

NorthStar and NewCo further intend that the Amalgamation be governed by section 87 of the Tax Act.

Alternative Transaction

During the Interim Period, each of NorthStar and Viking shall not, and shall cause its respective representatives not to, directly or indirectly, except to the extent necessary to consummate the PIPE Financing or any Permitted Financing, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction.

An “Alternative Transaction” means (A) with respect to NorthStar, (w) the issuance, sale or transfer to or investment by any person in any newly issued or currently outstanding equity interest in NorthStar or its subsidiaries, (x) the sale or transfer of the assets of NorthStar and its subsidiaries to any person (except, in the cases of clauses (w) and (x), with respect to any de minimis transfers of Equity Interests or assets or any issuance, sale, transfer, investment of Equity Interests or assets permitted by the terms of NorthStar’s current contractual arrangements, including its stock plan, the Business Combination Agreement or the Plan of Arrangement), (y) any merger or business combination between NorthStar or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, including a reverse takeover or merger, or (z) an initial public offering of any of NorthStar’s or its subsidiaries’ securities, and (B) with respect to Viking, any direct or indirect acquisition of assets or business of any person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, that would constitute an initial business combination.

D&O Indemnification and Insurance

From and after the Closing, New NorthStar shall indemnify and hold harmless each present and former officer, director, manager, employee and agent of Viking and NorthStar (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, to the fullest extent permitted under applicable Law.

For a period of six years from and after the Closing, New NorthStar shall maintain in effect directors’ and officers’ liability insurance covering the D&O Indemnified Parties who are covered by Viking or NorthStar’s, as applicable, directors’ and officers’ liability insurance policies in effect as of the date of the Business Combination Agreement (the “Pre-Closing D&O Liability Insurance Policies”) with coverage amounts, terms and conditions not less favorable to any D&O Indemnified Parties than those of the applicable Pre-Closing D&O Liability Insurance Policies.

Incentive Plan

Prior to the Amalgamation Effective Time, subject to approval by the Viking Shareholders and NorthStar Shareholders and conditioned upon the occurrence of, and effective as of, the Closing Date, Viking shall approve and adopt the Incentive Plan, in a form mutually agreed by NorthStar and Viking, that provides for grants of awards to directors, officers, employees and consultants of New NorthStar and its subsidiaries in the form of stock options, restricted share units, deferred share units or other equity-based awards based on New NS Common Shares, with the number of New NS Common Shares initially reserved for issuance under the Incentive Plan equal to 10% of the total number of New NS Common Shares outstanding immediately following the Closing (on a fully-diluted basis assuming the conversion of all securities convertible into or exercisable for New NS Common Shares but excluding the Earnout Shares).

NYSE Listing

During the Interim Period, each of the parties shall use its reasonable best efforts to ensure that the Viking Class A Shares remain listed on the NYSE.

NewCo Conduct of Business

During the Interim Period, NewCo shall not engage in any activities other than (i) the execution of any Ancillary Agreements to which it is to be a party and (ii) the performance of its obligations under the Business Combination Agreement or the Ancillary Agreements to which it is a party in furtherance of the Transactions.

NewCo Shareholder Approvals

Promptly following the execution of the Business Combination Agreement, Viking, as the sole shareholder of NewCo, shall deliver to NorthStar a written consent of the sole shareholder of NewCo approving the transactions.

PIPE Financing

During the Interim Period, each of Viking and NorthStar shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the PIPE Financing concurrently with the Closing, including: (i) satisfy on a timely basis all conditions and covenants in the PIPE Agreements and otherwise comply with their obligations thereunder; (ii) in the event that all conditions in the PIPE Agreements (other than conditions that Viking, NorthStar or any of their affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the PIPE Agreements at or prior to the Closing; (iii) confer with one another regarding the expected closing date; (iv) deliver notices to the respective counterparties to the PIPE Agreements and cause the investors thereof to fund their obligations thereunder on the timing set forth in the PIPE Agreements; and (v) without limiting their enforcement rights thereunder or pursuant to the Business Combination Agreement, enforce their rights under the PIPE Agreements to cause the applicable investors to pay to (or as directed by) Viking and NorthStar the purchase price thereunder when required in accordance with the terms of the PIPE Agreement.

Termination

The Business Combination Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:

•        by mutual written consent of NorthStar and Viking;

•        by either Viking or NorthStar if the Closing shall not have occurred by January 31, 2027;

•        by either Viking or NorthStar if any Governmental Authority shall have enacted any Governmental Order that has the effect of making consummation of the Transactions illegal;

•        by either Viking or NorthStar if the Viking Shareholders’ Approval is not obtained at the Viking Shareholders’ Meeting;

•        by either Viking or NorthStar if the NorthStar Securityholders’ Approval in respect of the Arrangement Resolution shall not have been obtained at the NorthStar Securityholders’ Meeting or any adjournment or postponement thereof in accordance with the Interim Order and applicable Law;

•        by Viking (i) upon any breach of any representation, warranty or covenant of NorthStar such that any condition to closing would not be satisfied at the Closing, subject to a 30-day period to cure and (ii) Viking is not in material breach of its representations, warranties or covenants under the Business Combination Agreement;

•        by NorthStar (i) upon any breach of any representation, warranty or covenant of Viking such that any condition to closing would not be satisfied at the Closing, subject to a 30-day period to cure and (ii) NorthStar is not in material breach of its representations, warranties or covenants under the Business Combination Agreement;

•        by NorthStar, at any time prior to Viking’s receipt of the Viking Shareholders’ Approval, if Viking or the Viking Board effects an Intervening Event Change in Recommendation.

•        by Viking, if NorthStar has not delivered the Additional Support Agreements (as defined in the Business Combination Agreement) executed by the relevant NorthStar securityholders within the time frame set forth in the Business Combination Agreement.

In the event of the valid termination of the Business Combination Agreement, the Business Combination Agreement shall forthwith become void and have no effect, without any liability on the part of either party or its respective affiliates, officers, directors, employees, shareholders or other representatives, other than liability of any party for any willful and material breach of the Business Combination Agreement occurring prior to such termination, and other than liability for payment of the expenses set forth below.

Expenses

Each Party shall be responsible for and pay its own expenses incurred in connection with the Agreement and the Transactions, including all fees and expenses of its legal counsel, investment bankers, brokers, finders and other representatives; provided, that NorthStar shall pay all filing fees relating to the Form F-4, any filings pursuant to the HSR Act and any other regulatory filing fees, including those payable to the NYSE.

If the Closing shall occur, any such expenses that remain outstanding as of the Closing (including any deferred underwriting fees, but excluding certain Viking expenses), will be paid from the capital of Viking and the combined company upon consummation of the Transactions; provided, that “SPAC Excluded Expenses” include Viking expenses that exceed $4,000,000, capital markets or similar advisory or banking fees, and liabilities owed to the sponsor or its affiliates (other than equity issuances to the sponsor at Closing pursuant to the sponsor letter), and such SPAC Excluded Expenses shall only be paid to the extent there is cash remaining in the trust account after giving effect to redemptions and the payment of other transaction expenses.

If Viking validly terminates the Agreement due to failure of NorthStar to deliver the Additional Support Agreements, then NorthStar shall reimburse Viking for its out-of-pocket expenses incurred in connection with the Transactions in an amount not to exceed $500,000, payable within 30 days following such termination, and such reimbursement shall constitute SPAC’s sole and exclusive remedy in connection with such termination.

Governing Law

The Business Combination Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the State of New York.

Amendments

The Business Combination Agreement may be amended or modified at any time, in whole or in part, only by a duly authorized agreement in writing executed by Viking and NorthStar.

Related Agreements

Sponsor Letter Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Viking, the Company and the Sponsor entered into the Sponsor Letter Agreement pursuant to which, among other things (1) the Sponsor agreed to vote all Class B ordinary shares of Viking (“Founder Shares”) held by it in favor of the Business Combination Agreement, the Business Combination and related proposals, (2) the Sponsor agreed that, at the Closing, it will transfer, directly or constructively, 3,000,000 Founder Shares to investors in the PIPE Financing and Viking agreed to issue to the Sponsor at closing for consideration of the Sponsor Letter, 500,000 New NS Common Shares, (3) Sponsor agreed to pay SPAC Excluded Expenses unpaid under the Business Combination Agreement, and (4) the parties agreed that 10% of any Earnout Shares issued shall be allocated to Sponsor if the dollar volume-weighted average price for the New NS Common Shares over any 20 consecutive day trading period within the 30 consecutive trading days beginning on the day immediately following the publication of New NorthStar’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable earnout target, is greater than or equal to $10.00.

Voting and Support Agreement

Viking, NorthStar and certain of the NorthStar Securityholders entered into the Voting and Support Agreement pursuant to which, among other things, each such securityholder agreed to support and vote in favor of the Plan of Arrangement.

Registration Rights Agreement

Viking and certain securityholders of Viking are parties to a registration rights agreement, dated as of October 30, 2025. At the Closing and pursuant to the terms of the Business Combination Agreement, New NorthStar, the Sponsor and certain security holders of NorthStar and such securityholders of Viking shall enter into the Registration Rights Agreement pursuant to which, among other things, (1) New NorthStar will agree to file, as soon as practicable (and in any event within 30 days) following the Closing Date, a registration statement covering the resale of certain New NS Common Shares and other equity securities of New NorthStar held by the Sponsor and such other securityholders parties from time to time, (2) such holders of registrable securities will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their registrable securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (3) the Original Registration Rights Agreement, dated as of October 30, 2025, between Viking, the Sponsor and certain other parties will be amended, restated and terminated as of the Closing.

Lock-Up Agreements

Also pursuant to the terms of the Business Combination Agreement, at the Closing, certain NorthStar securityholders will enter into Lock-Up Agreements, pursuant to which, among other things, each such securityholder will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the New NS Common Shares held by such securityholder immediately after the effective time of the Business Combination, on the terms and subject to the conditions set forth in the Lock-Up Agreement. In addition, the Sponsor and the other parties to the IPO Letter Agreement will enter into an amendment to such letter agreement to change the lock-up period in such letter agreement to six months after the Closing Date.

PIPE Agreements

Concurrently with the execution of the Business Combination Agreement, on April 16, 2026, Viking, Sponsor, and NorthStar entered into the PIPE Agreements with the PIPE Investors. Pursuant to the PIPE Agreements, the PIPE Investors agreed, conditional on the completion of the Business Combination, to subscribe for and purchase, and NorthStar agreed to issue and sell to the PIPE Investors, NorthStar Ordinary Shares, which, pursuant to the Plan of Arrangement, will be exchanged for an aggregate of $30 million of New NS Common Shares, on the basis of $10.00 per resulting New NS Common Share, as well as warrants to purchase NorthStar Ordinary Shares, which, pursuant to the Plan of Arrangement, will be exchanged for PIPE Warrants to acquire 3,000,000 New NS Common Shares at Closing. Such PIPE Warrants will have the same terms as the New Viking Public Warrants (as defined in the PIPE Agreement). In addition, the Sponsor agreed to transfer to the PIPE Investors (on a pro rata basis proportionally to each PIPE Investor’s investment) an aggregate of 3,000,000 New NS Common Shares (after conversion of the Founders Shares pursuant to the Arrangement) at Closing.

The obligations of Viking and the Company to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) material truth and accuracy of the representations and warranties of the PIPE Investors, subject to customary bringdown standards; and (ii) material compliance by the PIPE Investors with their covenants, agreements and conditions under the PIPE Agreements. The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the material truth and accuracy of the representations and warranties of Viking and the Company in the PIPE Agreements, subject to customary bringdown standards; and (ii) material compliance by Viking and the Company with their respective covenants, agreements and conditions under the PIPE Agreements. The PIPE Agreements provide that the parties will use commercially reasonable efforts to ensure that the securities issued to PIPE Investors (other than the Sponsor transferred shares) will be freely tradable promptly following Closing and the PIPE Agreements further grant the PIPE Investors certain customary registration rights. For or more information, see “The Business Combination — Related Agreements — PIPE Agreements.”

Viking and NorthStar may enter into non-redemption agreements with certain existing shareholders or potential shareholders, including the PIPE Investors (the “Non-Redemption Agreements” and such shareholders, the “Non-Redeeming Shareholders”), pursuant to which, among other things, the Non-Redeeming Shareholders will irrevocably and unconditionally agree, for the benefit of Viking and NorthStar, that neither they nor their controlled affiliates will exercise any redemption rights under the Viking Articles with respect to certain Viking Class A Shares held by such Non-Redeeming Shareholders (the “NRA Shares”) at any meeting of the Viking Shareholders.
Background of the Business Combination

The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of Viking and NorthStar. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions.

Viking is a blank check company incorporated as a Cayman Islands exempted company on July 24, 2025 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Viking was not formed to pursue an initial business combination in any business or industry but expected to focus on a target in an industry where it believed its management team’s expertise would provide it with a competitive advantage.

Viking identified the following general criteria and guidelines that it believes are important in evaluating prospective target businesses and, in evaluating a prospective target business, it conducts a due diligence review that encompasses, among other things, meetings with incumbent management and employees, document reviews and inspection of facilities, as applicable, as well as a review of financial and other information that are made available to Viking.

•        Has a Committed and Capable Management Team.    We seek to acquire a business with a professional management team whose interests are aligned with those of our investors and that complements the expertise of our management team. Where necessary, we may also seek to complement and enhance the capabilities of the target business’ management team by recruiting additional talent through our network of contacts.

•        Is Sourced Through our Proprietary Channels.    We do not expect to participate in broadly marketed processes but rather aim to leverage our extensive network to source our business combination.

•        Can Leverage Our SPAC Network & Strategy.    We seek to acquire businesses that can utilize KingsRock’s global network and are ready to become a public entity.

•        May Provide Attractive Returns.    We seek to acquire a business that will potentially offer an attractive risk-adjusted return for our investors.

•        Has Robust Financials.    We seek to source high growth, profitable businesses with low financial leverage to minimize capital risk for all stakeholders.

The Transaction with NorthStar is a result of an extensive search for a potential transaction utilizing Viking’s management’s and KingsRock’s relationships with management teams of public and private companies, investment professionals at private equity firms, family offices and other financial sponsors, owners of private businesses, investment bankers, consultants and attorneys. On an ongoing basis, Viking and the Viking Board, together with their legal and financial advisors, have reviewed and evaluated strategic opportunities and alternatives with a view to enhancing shareholder value. Such opportunities and alternatives included, among other things, mergers, acquisitions and various capital markets transactions.

On November 3, 2025, Viking consummated the Viking IPO of 23,000,000 Viking Units, including the issuance of 3,000,000 Viking Units as a result of the IPO Underwriters’ full exercise of their over-allotment option, at $10.00 per Viking Unit, generating gross proceeds of approximately $230.0 million. Simultaneously with the closing of the Viking IPO, Viking consummated the Viking Private Placement of 660,000 Viking Private Placement Units to the Sponsor and Cohen, generating proceeds of approximately $6,600,000. Of those 660,000 Viking Private Placement Units, the Sponsor purchased 350,000 Viking Private Placement Units, and Cohen purchased 310,000 Viking Private Placement Units. Upon the closing of the Viking IPO and the Viking Private Placement, approximately $230 million ($10.00 per unit) of Viking IPO net proceeds was placed in the Trust Account with Continental acting as trustee.

Prior to the consummation of the Viking IPO, neither Viking, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to an initial business combination with Viking. After completion of the Viking IPO, Viking’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of Viking were contacted by, and representatives of Viking contacted, numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. Viking’s officers and directors and their affiliates actively searched for and brought business combination targets to Viking’s attention.

From the closing of the Viking IPO through the signing of the Business Combination Agreement on April 16, 2026, members of Viking’s management reviewed self-generated ideas and contacted, and were contacted by, a number of individuals and entities with respect to over 71 business combination opportunities, and commenced a review of potential business combination opportunities consistent with the criteria described in Viking’s IPO prospectus. As part of this process, representatives of Viking considered and evaluated over 39 potential acquisition targets in a wide variety of industry sectors and engaged in discussions with owners or management team members of24 such potential targets. From the closing of the Viking IPO through January 29, 2026, Viking evaluated several companies through a combination of (i) proactive outreach by Viking’s management team, KingsRock and advisors, (ii) inbound inquiries from potential partners, and (iii) referrals from Viking’s and KingsRock’s network of industry contacts, private equity sponsors, and investment banks. Viking entered into 9 non-disclosure agreements with potential target companies, and representatives of Viking submitted one non-binding letter of intent to a single potential acquisition target (NorthStar) following evaluation of, and discussions with, such potential acquisition target.

Representatives of Viking engaged in significant due diligence and detailed discussions directly with the senior executives and/or shareholders of NorthStar, the only potential target that received a non-binding letter of intent from Viking. Viking did not issue any other non-binding letters of intent to potential business combination targets for a variety of factors, including Viking’s views of industry, sector and/or business prospects, the target companies’ maturity, profitability and financial health, preparedness to become publicly listed, and divergent expectations on timing and/or valuation.

Viking decided to pursue a combination with NorthStar because it determined that NorthStar represented a compelling opportunity based upon its unique technology platform and approach to provide Space Domain Awareness, capital-light business model, its industry and sector, and its track record with its clients. Compared to NorthStar, Viking and its advisors did not view other alternative combination targets that Viking considered to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.

In evaluating NorthStar and other potential targets, the Viking Board and its management conducted a comparative assessment based on key criteria, including business prospects, management capabilities, readiness for public company status, transaction structure, and anticipated investor interest. NorthStar was selected over other candidates because:

•        Business Quality and Market Position:    NorthStar’s differentiated technology platform and long-standing development program were well aligned with Viking’s focus on potential targets in the space business sector. In contrast, other candidates lacked comparable technological differentiation, demonstrated scalability, long-term strategic positioning, financial health or support from their governmental customer base.

•        Management Strength:    Viking’s due diligence indicated that NorthStar had made meaningful progress toward public company readiness, including the preparation of financial reporting processes, internal controls, and governance frameworks appropriate for a publicly traded company.

•        Public Company Readiness:    The results of the due diligence process supported NorthStar preparedness for a public company transition, including prior assessments of financial controls and compliance and audit readiness, as well as the fact that the NorthStar chief financial officer had previous experience with SPAC transactions as a member of the sponsor group.

•        Transaction Structure and Execution Certainty:    The proposed transaction with NorthStar provided a clear path to completion, featuring continuity of NorthStar’s management team post-closing, and a committed PIPE financing process. Additionally, the structure included customary closing conditions and clear governance arrangements, which minimized execution risk and enhanced deal certainty.

•        Investor Feedback and Valuation:    NorthStar generated favorable feedback from PIPE investors and other market participants, and its proposed valuation was supported by comparable company and transaction analyses.

In summary, these factors led Viking to determine that NorthStar was the right candidate for a business combination, offering growth potential, valuation upside, high transaction certainty, and alignment with Viking’s strategic objectives.

Transaction Timeline

The following chronology summarizes the key meetings, discussions and events that led to the negotiation and execution of the letter of intent, the subsequent evaluation of the proposed business combination involving NorthStar and Viking (the “Transaction”), and the negotiation and execution of the Business Combination Agreement and other Transaction Documents, but it does not purport to describe every conversation or communication among representatives of NorthStar, Viking, their respective affiliates, advisors or other third parties.

On November 1, 2025, Beth Michelson, Chief Financial Officer of NorthStar, contacted Gil Ottensoser and other representatives of KingsRock to congratulate them on pricing the Viking IPO and to suggest a future meeting to discuss a potential business combination and the entry into a non-disclosure agreement.

On November 3, 2025, Ms. Michelson, Mr. Ottensoser and representatives of KingsRock discussed entry into a non-disclosure agreement and a future call with Viking to discuss a potential business combination. On November 5, 2025, NorthStar and Viking entered into a non-disclosure agreement.

On November 6, 2025, Ms. Michelson met in person with Mr. Ottensoser and Philipp von Girsewald, Chief Strategy Officer of Viking, in their capacities as executives of Viking, and representatives of KingsRock to introduce the parties and discuss Viking’s business, market opportunity and strategic priorities, as well as a potential framework for a transaction between the parties.

On November 24, 2025, Ms. Michelson, Stewart Bain, Chief Executive Officer, Peter Klimas, Executive Vice President of Engineering, Mr. Ottensoser and Mr. von Girsewald participated in an in-person meeting to continue discussions regarding a potential transaction and to further explore areas of potential alignment.

On November 25, 2025, Ms. Michelson sent preliminary proposed terms to Mr. Ottensoser, Mr. von Girsewald and Mr. Håkan, including a pre-money valuation for NorthStar of $300 million, with an additional $100 million earn-out, and anticipated net proceeds from financing and cash in trust of $100 million.

On November 27, 2025, Ms. Michelson and Mr. Ottensoser discussed the high-level structure of a potential business combination, including preliminary considerations regarding transaction framework and overall deal structure.

On December 1, 2025, the parties discussed Viking’s customer development efforts, including progress with customer relationships, commercial traction and related business development matters.

On December 2, 2025, Ms. Michelson shared an indicative set of publicly traded comparable companies with trading multiple.

On December 4, 2025, Mr. Wohlin informed Ms. Michelson that Viking remained interested but there were a number of other targets under consideration and Ms. Michelson notified Mr. Wohlin that NorthStar was evaluating partnering with other SPACs.

On December 8, 2025, Mr. Ottensoser informed Ms. Michelson that Viking was in a holding pattern with respect to another potential opportunity and was not, at that time, in a position to advance discussions regarding a potential transaction with NorthStar.

On December 18, 2025, Mr. Ottensoser and Mr. von Girsewald informed Ms. Michelson that Viking was not pursuing the alternative opportunity and wanted to re-engage with NorthStar.

Between December 26, 2025 and January 5, 2026, Viking conducted an internal analysis of a potential business combination with NorthStar, including a review of strategic, financial and structural considerations relating to a possible transaction.

On January 5, 2026 Mr. Ottensoser contacted Ms. Michelson to obtain an update on the performance of the business and to discuss a potential non-binding letter of intent (“LOI”).

On January 14, 2026, Mr. Ottensoser contacted Ms. Michelson to discuss the status of the potential LOI.

On January 16, 2026, Mr. Ottensoser contacted Ms. Michelson to discuss the status of the LOI and Viking’s pursuit of alternative opportunities.

On January 21, 2026, Mr. Wohlin contacted Ms. Michelson to discuss next steps for finalizing the LOI.

On January 22, 2026, Ms. Michelson and Mr. Wohlin, Mr. Jaffee, and Mr. Ottensoser met for an in-person meeting, during which Viking presented a non-binding LOI and discussed certain transaction terms, including the structure and size of a potential PIPE financing, the potential participation of existing NorthStar investors in such financing, potential Sponsor forfeiture or other Sponsor-related incentives to support a PIPE financing, a potential minimum cash condition, the treatment of current Sponsor expense obligations, and potential Sponsor commitments, including a Sponsor fee cap.

On January 23, 2026, NorthStar and Viking held a follow up call to continue discussions regarding a potential business combination and to discuss next steps in evaluating a possible transaction.

Between January 23, 2026 and January 28, 2026, NorthStar and Viking exchanged drafts of the LOI and continued discussions regarding the principal transaction terms, including a potential PIPE financing, related Sponsor commitments and incentives, a minimum cash condition, and the treatment of Sponsor expenses.

On January 29, 2026, representatives of NorthStar, Viking and Cohen & Company Capital Markets (“Cohen CCM”) held a meeting, following which NorthStar and Viking executed a LOI. The LOI reflected a pre-money equity value of $300 million and an earnout of $100 million, in addition to certain other transaction terms, including a minimum of $100 million in financing proceeds to be raised prior to the closing of a business combination (inclusive of the funds remaining in the Viking’s trust account after redemptions by the SPAC’s public stockholders and the proceeds of an anticipated PIPE financing), $25 million of which would be funded at signing of the business combination agreement, and a six-month lock-up period for certain NorthStar securityholders after the consummation of the proposed transaction. The valuation was based on a number of factors, including a review of the current trading valuations of publicly traded companies that Viking viewed as having comparable stages of development and market opportunities within the data analytics and space technology sector, as well as a review of the most recent valuation benchmarks for privately held comparable companies.

On February 2, 2026, representatives of NorthStar, Viking and Cohen CCM held a transaction kickoff call to commence transaction related workstreams, including coordination among the parties and their advisors with respect to diligence and execution planning.

Beginning on February 3, 2026, the parties commenced recurring all hands meetings to coordinate ongoing diligence, planning and execution activities relating to the proposed transaction.

On February 5, 2026, Viking engaged Nelson Mullins Riley & Scarborough LLP as legal counsel.

In addition, following the signing of the LOI, the Viking management team worked closely with the NorthStar team on more detailed technical due diligence, legal due diligence, and commercial diligence. The Viking and NorthStar management teams also thoroughly discussed NorthStar’s current business model, future growth opportunities and strategy. Viking also instructed Nelson Mullins to conduct an in-depth legal review of NorthStar’s governance documents, material contracts, employment practices and related exposure, real property leases, intellectual property entitlements and regulatory, environmental and litigation matters. Viking and Nelson Mullins continued conducting due diligence throughout the period from the signing of the LOI to the signing of the key transaction documents, including the Business Combination Agreement.

Between February 6, 2026, and February 8, 2026, representatives of NorthStar, Viking and Cohen CCM held a series of meetings to discuss, review and continue developing investor presentation materials relating to the proposed transaction.

On February 10, 2026, representatives of NorthStar, Viking and Cohen CCM conducted an initial dry run of the investor presentation in preparation for prospective investor outreach. Later that day, the parties held additional working sessions relating to earnings matters and further refinement of the investor presentation materials, including additional dry run sessions to refine messaging and content. On this day, the parties also participated in the recurring all-hands meetings in connection with ongoing diligence and transaction planning activities.

Beginning on February 13, 2026 through April 15, 2026, NorthStar, Viking and Cohen CCM commenced investor outreach in connection with the potential financing, including a series of investor presentation meetings, debrief calls and follow up discussions regarding feedback, valuation and transaction structure.

From February 13, 2026, through April 15, 2026, representatives of NorthStar, Viking and Cohen CCM participated in the recurring all-hands meetings to coordinate ongoing diligence, planning and execution activities relating to the proposed transaction, and investor outreach and financing efforts.

On February 26, 2026, the LOI was extended to March 30, 2026.

On March 1, 2026, representatives of NorthStar, Viking and Cohen CCM held a meeting to discuss matters relating to a potential PIPE financing.

On March 3, 2026, representatives of NorthStar, Viking, Cohen CCM and a prospective investor held a further discussion regarding transaction terms. On the same day, the parties also participated in the recurring all-hands meetings in connection with ongoing diligence and transaction planning activities.

On March 11, 2026, NorthStar’s counsel, Greenberg Traurig, LLP (“Greenberg”), delivered the first draft of the business combination agreement.

On March 15, 2026, after deliberations with Viking management, Nelson Mullins delivered initial comments to the business combination agreement to Greenberg, which comments among other things, requested additional information about structure and mechanics, reserved comment by subject matter experts, and requested clarification on earnout conditions.

On March 16, 2026, representatives of NorthStar and Viking held discussions regarding a revised draft business combination agreement.

On March 17, 2026, Greenberg sent initial drafts of the Sponsor Letter Agreement, Company Voting Support Agreement, Form of Lock-up Agreement and Form of Registration Rights Agreement to Viking counsel.

On March 18, 2026, Viking engaged Cassels Brock & Blackwell LLP (“Cassels”) as Canadian counsel.

On February 26, 2026, the LOI was extended again to April 29, 2026.

On March 31, 2026, Greenberg distributed a new draft business combination agreement, that, among other things, provided for a $25 million investment into NorthStar immediately prior to Closing, with each investor receiving the equivalent of one Viking common share, on an as exchanged basis, and one warrant to acquire one Viking common share, for $10 per unit. In addition, the Sponsor agreed to transfer to such investors an aggregate of 2,500,000 Viking common shares at Closing and the parties agreed to allocate to Sponsor 10% of any earnout shares, provided that the New Viking common shares were then trading at or above $10 per share. Given the target of securing $25 million in PIPE financing, the parties further agreed to remove any minimum cash condition and bridge financing. Additionally, the draft business combination agreement reflected certain comments from NorthStar’s Canadian counsel, including that earnout shares would be issued at the time they are earned for tax purposes, additional information about the Canadian redomestication and amalgamation, that the earnout conditions would be based on 2027 and 2028 Revenue Run Rate (as defined in the business combination agreement) over certain measurement periods set forth therein, and provided that Viking will adopt a new equity incentive plan prior to Closing reserving for issuance under such plan 10% of the Viking common shares outstanding as of immediately following the Closing, on a fully diluted basis.

On April 9, 2026, Cohen CCM distributed to potential PIPE Investors the initial draft of the form of PIPE Agreement, which contemplated a direct investment into Viking at $10.00 per share, with each investor receiving at Closing (for each share subscribed for) an additional share to be transferred from Sponsor and a warrant to purchase one share of New NS Common Stock on the same terms as the Viking Public Warrants.

On April 9, 2026, following discussions with potential PIPE Investors, Cohen CCM distributed an updated draft of the PIPE Agreement, removing restrictions on short sales and including as a condition to closing condition that no amendments be made to the Business Combination Agreement that would adversely affect the economic interests of the PIPE Investors.

On April 12, 2026, after consultation with Canadian counsel and potential PIPE Investors, Greenberg distributed a new draft of the PIPE Agreement which provided for a change in structure from a direct investment in Viking shares, to a pre-amalgamation investment in NorthStar securities. The change in structure was primarily driven by Canadian tax and legal considerations and potential investor feedback.

During the period from April 12, 2026 to April 15, 2026, representatives of NorthStar, Viking, Greenberg, Nelson Mullins and Cohen CCM received and considered comments from potential investors to the PIPE Agreement, including adding a most-favored nations clause, additional representations and warranties from Viking, NorthStar and Sponsor, legend removal requirements, liquidated damages for failure to comply with registration rights requirements, and a termination right based on an outside date aligned with that contained in the Business Combination Agreement (January 31, 2027).

On April 9, 2026 and April 13, 2026, Nelson Mullins and Greenberg traded draft business combination agreements, that, among other things, included technical legal comments by subject matter experts, Canadian law comments and other legal comments.

On April 15, 2026, Greenberg distributed a new draft of the PIPE agreement and ancillary agreements reflecting a PIPE upsize from $25 million to $30 million due to investor interest, and associated increase in Sponsor’s transfer to PIPE investors to an aggregate of 3,000,000 Viking common shares at Closing, and as consideration, Viking agreed to issue 500,000 Viking Common Shares to Sponsor at Closing.

On April 15, 2026, the Viking Board unanimously (i) approved the Business Combination Agreement and other Transaction Documents to be entered into by Viking, and the Transactions contemplated thereby, and (ii) determined that the Transaction contemplated thereby was in the best interest of Viking and the Viking shareholders.

On April 16, 2026, Greenberg distributed a revised draft business combination agreement that, among other things, reflected the change in PIPE structure, addressed NorthStar’s planned pre-closing corporate restructuring and required corporate approvals. The parties later revised the business combination agreement, PIPE agreement and ancillary agreements, to reflect a PIPE upsize to $30 million. In addition, the business combination agreement was revised to add a covenant that NorthStar would use reasonable best efforts to deliver to Viking as soon as possible, but within 3 weeks, and within 45 days for one specific NorthStar securityholder, support agreements providing that such securityholders will vote in favor of the transaction, such that all such support agreements constitute the Company Required Approval (as defined in the business combination agreement), to add a termination right if such support agreements were not obtained in the required time period, and NorthStar further agreed to reimburse Viking for its out-of-pocket expenses not to exceed $500,000 if Viking terminates pursuant to such termination right.

On the evening of April 16, 2026, the parties entered into the business combination agreement, PIPE agreements and other Transaction Documents.

On April 17, 2026, NorthStar and Viking issued the announcement press release and Viking filed the announcement current report on Form 8-K with the SEC, which included the announcement press release and PIPE investor presentation as exhibits.

Since April 16, 2026, Viking and NorthStar, along with their respective counsel, auditors and advisors, have worked jointly on the preparation of this proxy statement/prospectus, including the registration statement on Form F-4 of which this proxy statement/prospectus forms a part. The parties have continued and expect to continue regular discussions regarding the timing of Form F-4 filings, consummation of the Business Combination and necessary preparation in connection therewith, including in connection with the PIPE Financing

The Viking Board’s Reasons for Approval of the Business Combination

The Viking Board considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, the Viking Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Viking Board may have given different weight to different factors. This explanation of the reasons for the Viking Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” The Viking Board considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Business Combination Agreement and the Business Combination (including the PIPE Financing), including, but not limited to, the following:

•        The Viking Board considered the fact that, given the expected capital raise from private and public investments as part of the Business Combination, including the committed PIPE Financing, among other things, the cash that post-combination NorthStar is expected to have will allow it to be well-positioned to scale and fund its business plan given NorthStar’s overall capital-light and modular investment model;

•        The Viking Board considered the fact that, pursuant to the Business Combination Agreement, the New Viking Common Shares issued as consideration under the Business Combination Agreement will be listed on the NYSE, a major U.S. stock exchange, which the Viking Board believes has the potential to offer shareholders, including unaffiliated security holders of Viking, enhanced liquidity;

•        The Viking Board has determined that, after a thorough review of other business combination opportunities reasonably available to Viking, the proposed Business Combination represents the best potential business combination for Viking and its shareholders, including unaffiliated security holders of Viking, and the most attractive opportunity for Viking based upon the process utilized to evaluate and assess other potential acquisition targets. The Viking Board has also determined that such process has not presented a better alternative;

•        The Viking Board has determined that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s-length negotiations between Viking and NorthStar;

•        The Viking Board’s knowledge and understanding of NorthStar’s business, operations, financial condition, asset quality, taking into account the various meetings and conversation the Viking Board and management had with, and the presentations made by, NorthStar’s officers as part of Viking’s due diligence review and information provided by Viking’s and NorthStar’s financial advisors;

•        NorthStar’s earnings and market performance and growth potential;

•        the ability of Viking’s shareholders, including unaffiliated security holders of Viking, to benefit from NorthStar’s potential growth and stock appreciation since it is more likely that the combined entity will have superior future earnings and prospects due to greater operating efficiencies, capital opportunities, and better penetration of commercial and consumer markets;

•        the perceived ability of NorthStar to complete a Business Combination from a financial and regulatory perspective and NorthStar’s level of preparedness;

•        the fact that the outside date under the Business Combination Agreement allows for sufficient time to complete the Business Combination;

•        the level of effort that Viking must use under the Business Combination Agreement to obtain required regulatory approvals, and the prospects for such approvals being obtained in a timely fashion and without the imposition of any adverse conditions;

•        its review of the potential costs associated with executing the Business Combination Agreement, including change in control, severance and related costs, as well as estimated advisor fees, which the Viking Board concluded were reasonable and would not affect the advice from, or the work performed by executive management of Viking or Viking’s financial advisors in connection with the evaluation of the Transactions and the Business Combination Agreement by Viking’s Board;

•        the complementary aspects of the Viking and NorthStar businesses and management;

•        its knowledge of the current industry environment, including global, national, regional and local economic conditions, evolving trends in technology and increasing nationwide and global competition, the current public capital market conditions, and the likely effects of these factors on Viking’s and New NorthStar’s potential ability to raise new capital growth, development, productivity, and strategic options; and

•        its belief that the business combination is more favorable to Viking’s shareholders, including unaffiliated security holders of Viking, than the alternatives to the business combination, which belief was formed based on the careful review undertaken by the Viking Board, with the assistance of its management and outside legal, financial and technical advisors.

In the course of its deliberations, the Viking Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

•        The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Viking from soliciting other business combination proposals, which restricts Viking’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations;

•        Macroeconomic uncertainty, including the impacts of rising interest rates and inflation, regulatory policy, international trade policy, supply chain issues, international war and conflict, and the effects any of the foregoing could have on NorthStar prospective revenues and the trading price of New NS Common Shares;

•        The risk that NorthStar may not be able to execute on its business plan;

•        Risks relating to NorthStar’s business, set forth in this proxy statement/prospectus under the heading “Risk Factors — Risks Related to NorthStar’s Business”;

•        The risk that a significant number of Viking’s Public Shareholders may redeem their Viking Public Shares for cash prior to the consummation of the Business Combination, thereby reducing the amount of cash available to NorthStar following the consummation of the Business Combination and making the Business Combination more difficult to complete;

•        The risk that regulation of special purpose acquisition companies continues to evolve and the SEC, NYSE, Nasdaq and other regulators may revisit and update their laws, regulations and policies;

•        The risk that Viking Shareholders may object to the Business Combination and take action that may prevent or delay the consummation of the Business Combination, including failing to provide the requisite votes necessary to effect the Business Combination;

•        The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Viking’s control;

•        The possibility of litigation challenging the Business Combination or an adverse judgment granting permanent injunctive relief that could indefinitely delay or enjoin consummation of the Business Combination;

•        The risks and costs to Viking if the Business Combination is not completed, including the risk of diverting Viking management’s focus and resources from other business combination opportunities, which could result in Viking being unable to effect a business combination and force Viking to liquidate;

•        The risk that NorthStar’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

•        The fact that Viking shareholders, including the unaffiliated security holders of Viking, will own a minority of the voting and economic rights of New NorthStar following the consummation of the Business Combination;

•        The risk that Viking did not obtain any third party report, opinion or appraisal in determining the valuation of NorthStar, or obtain a fairness opinion in determining whether or not to proceed with the Business Combination, because it relied on the financial and technical skills and background of its officers and directors, and the possibility that the Viking Board may have been incorrect in its assessment of the Business Combination, including because it did not obtain any third party report, opinion or appraisal in establishing a valuation for NorthStar;

•        The fees and expenses associated with completing the Business Combination;

•        The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination;

•        The risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite Viking’s best efforts, including by reason of a failure to obtain the Viking Shareholders’ Approval, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination;

•        The risk that economic downturns and market conditions beyond NorthStar’s control could adversely affect its business, financial condition, results of operations and prospects;

•        The requirements of being a public company, including compliance with the SEC’s requirements regarding internal control over financial reporting, may strain Viking’s or New NorthStar’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than anticipated; and

•        New NorthStar may invest in or acquire other businesses, or may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or which may not yield a return, and NorthStar’s businesses may suffer if they are unable to successfully integrate acquired businesses or otherwise manage the growth associated with multiple acquisitions.

After considering the foregoing potentially negative and potentially positive reasons, the Viking Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons.

The NorthStar Board’s Reasons for Approval of the Business Combination

In the course of reaching their decisions to recommend and to approve the Business Combination, the NorthStar Board held numerous meetings, consulted with NorthStar’s management, financial advisors and legal counsel, and considered a wide variety of factors including, among others, the below material factors (which factors are not necessarily presented in any order of relative importance):

•        the Business Combination will expand both the access to capital for NorthStar and the range of investors potentially available as a public company, compared to the investors NorthStar could otherwise gain access to if it continued to operate as a privately-held company;

•        NorthStar’s expected cash resources and need for additional capital to fund the development of its products, and the uniqueness of this particular potential Business Combination, as the negotiated transaction will result in the infusion of committed capital from one or more institutional investors at the time of Closing;

•        the potential benefits from increased public market awareness of NorthStar and its products;

•        the historical and current information concerning NorthStar’s business, including its financial performance and condition, operations, management and research and development programs;

•        the competitive nature of the industry in which NorthStar operates;

•        the NorthStar Board’s fiduciary duties to NorthStar’s stockholders;

•        the NorthStar Board’s belief that this transaction provides a viable public listing strategy and access to available capital, and addresses the risk of the lack of an available or the possibility of an unfavorable market for an initial public offering at a later date;

•        the terms and conditions of the Business Combination Agreement;

•        the flexibility under the terms of the Business Combination Agreement for NorthStar to enter into a complementary financing; and

•        the likelihood that the Business Combination will be consummated on a timely basis.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the NorthStar Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The NorthStar Board viewed its decision as being based on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

The NorthStar Board also considered a number of uncertainties and risks in its deliberations concerning the Business Combination and the other transactions contemplated by the Business Combination Agreement, including the following:

•        the possibility that the Business Combination might not be completed in a timely manner or at all, and the potential adverse effect of the public announcement of the Business Combination on the reputation of NorthStar and the ability of NorthStar to obtain financing in the future in the event the Business Combination is not completed;

•        the costs involved in connection with completing the Business Combination, the time and effort of NorthStar management required to complete the Business Combination, the related disruptions or potential disruptions to NorthStar’s business operations and future prospects, including its relationships with its employees, co-developers, licensors, and partners and others that do business or may do business in the future with NorthStar, and related administrative challenges associated with combining the companies;

•        the additional expenses and obligations to which NorthStar’s business will be subject following the Business Combination that NorthStar has not previously been subject to, and the operational changes to NorthStar’s business, in each case that may result from being a public company;

•        the fact that the representations and warranties in the Business Combination Agreement do not survive the closing of the merger and the potential risk of liabilities that may arise post-closing;

•        the risk that the current Viking Shareholders can redeem their Viking Class A Shares for cash in connection with the consummation of the Business Combination, thereby reducing the amount of cash available to New NorthStar following the consummation of the Business Combination;

•        the possibility of litigation challenging the Business Combination;

•        the restrictions on the operation of NorthStar’s business between the execution of the Business Combination Agreement and Closing pursuant to the interim operating covenants contained in the Business Combination Agreement;

•        the restrictions on NorthStar’s ability to enter into potential alternative transactions; and

•        various other risks associated with the combined organization and the merger, including the risks described in the section entitled “Risk Factors” in this prospectus.

The foregoing information is not intended to be exhaustive but summarizes the material factors considered by the NorthStar Board in its consideration of the Business Combination Agreement and the transactions contemplated.

The NorthStar Board concluded that the benefits, advantages and opportunities of a potential transaction outweighed the uncertainties and risks described above. After considering these and other factors, the NorthStar Board approved the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement.

This explanation of reasons for the NorthStar Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and therefore subject to a number of risks and uncertainties and should be read in light of the factors discussed under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Interests of NorthStar’s Directors and Officers

NorthStar’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of the NorthStar Stockholders generally. These interests include, among other things, the interests listed below:

Officer Compensation

Upon the completion of the Business Combination, the following persons are expected to be appointed Executive Officers of New NorthStar: Stewart Bain, Beth Michelson, Peter Klimas, Nadia Rochdi, Yann Picard and Matthew Linton. New NorthStar (or its subsidiaries) intend to enter into (or maintain, as applicable) employment agreements with each of these officers. Pursuant to such employments agreements, the officers will be eligible to receive an annual base salary and will be eligible to participate in the employee benefit and incentive plans generally available to similarly situated employees of New NorthStar and its subsidiaries, subject to the terms of those plans.

Director Compensation

In connection with the Business Combination, the New NS Board, in consultation with the Governance, Compensation and Nominating Committee. will determine the renumeration to be granted to non-employee directors effective as of the Closing. It is anticipated that the non-employee directors will be granted annual cash retainers and certain equity awards that will be granted following the Business Combination, which remuneration will be regularly reviewed pursuant to the Governance, Compensation and Nominating Committee Charter.

Upon the completion of the Business Combination, Charles Sirois, will serve as the executive Chairperson of the New NS Board. In connection with such service, Charles Sirois’s compensation will be determined by the independent members of the New NS Board.

Satisfaction of 80% Test

It is a requirement under the Viking Articles and the NYSE listing requirements that the business or assets acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. In connection with its evaluation and approval of the Business Combination, the Viking Board determined that the fair market value of NorthStar represents at least 80% of the net assets of Viking held in the Trust Account.

Interests of Certain Persons in the Business Combination

In considering the unanimous recommendation of the Viking Board to vote in favor of the Business Combination, Viking Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of Viking management have interests in the Business Combination that are different from, or in addition to, those of other Viking Public Shareholders generally. The existence of financial and personal interests of one or more of Viking’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Viking and Viking Shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. Viking’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Viking Shareholders that they approve the Business Combination. Viking Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        Pursuant to the Viking Articles, the Viking Founder Shareholders are not entitled to redemption rights with respect to any Viking Founder Shares and have agreed to waive redemption rights with respect to any Viking Public Shares held by them in connection with the consummation of the initial business combination. Additionally, Viking Founder Shareholders are not entitled to liquidation rights with respect to any Viking Founder Shares held by them if Viking fails to consummate the Business Combination within 24 months of the closing of the Viking IPO, or such later date as approved by Viking Shareholders. If Viking does not complete the Business Combination within such applicable time period, the proceeds of the sale of the Viking Private Warrants held in the Trust Account will be used to fund the liquidation of the Viking Public Shares, and the Viking Private Warrants will expire without the receipt of any value by the holders of such warrants. Since Sponsor and Viking management directly or indirectly own Viking Ordinary Shares and Viking Private Warrants, Viking management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate an initial business combination;

•        The fact that Sponsor and Viking’s independent directors purchased 7,666,667 Viking Founder Shares for an aggregate of $25,000, and that such securities will have a significantly higher value at the time of the Business Combination, which if the Viking Founder Shares are unrestricted and freely tradable would be valued at approximately $[___], based on the last traded price on the NYSE of the Viking Class A Shares of $[____] per share on [____], 2026, resulting in a theoretical gain of $[___] (after forfeiture of Viking Founder Shares held by Sponsor pursuant to the Sponsor Letter Agreement);

•        The fact that given the differential in the purchase price that Sponsor and independent directors paid for the Viking Founder Shares as compared to the price of the Viking Units sold in the Viking IPO and the [___] New NS Common Shares that Sponsor will receive upon conversion of the Viking Founder Shares in connection with the Business Combination, Sponsor and its affiliates may earn a positive rate of return on their investment even if the New NS Common Shares trade below the price initially paid for the Viking Units in the Viking IPO and the Viking Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•        The fact that Sponsor beneficially owns an aggregate of 116,666 Viking Private Warrants that would expire worthless if an initial business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $[____], based on the last traded price on NYSE of the Viking Public Warrants of $[___] per warrant [____] on [____], 2026;

•        The fact that certain members of Viking management collectively own, directly or indirectly, a material interest in Sponsor;

•        Sponsor and Viking management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Viking may obtain loans from Sponsor or an affiliate of Sponsor or any of Viking management to finance transaction costs in connection with the initial business combination;

•        The Viking Articles provide that Viking renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of Viking management on the one hand, and Viking, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of Viking management to any other entity. Viking is not aware of any such corporate opportunities not being offered to Viking and does not believe that waiver of the corporate opportunities doctrine has materially affected Viking’s search for an acquisition target or will materially affect Viking’s ability to complete an initial business combination;

•        If the Trust Account is liquidated, including in the event Viking is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify Viking to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Viking Public Share, or such lesser amount per Viking Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Viking’s independent public accountants) for services rendered or products sold to Viking or (b) a prospective target business with which Viking has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        The fact that Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Viking Shareholders rather than liquidate;

•        The fact that Sponsor has agreed to pay SPAC Excluded Expenses unpaid under the Business Combination Agreement;

•        The fact that Sponsor agreed that, at the Closing, it will transfer, directly or constructively, 3,000,000 Viking Founder Shares to investors in the PIPE Financing and Viking agreed to issue to Sponsor at closing for consideration of the Sponsor Letter, 500,000 Viking Common Shares;

•        The fact that, under the Sponsor Letter, parties agreed that 10% of any Earnout Shares issued shall be allocated to Sponsor if the dollar volume-weighted average price for the New NS Common Shares over any 20 consecutive day trading period within the 30 consecutive trading days beginning on the day immediately following the publication of New NorthStar’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable earnout target, is greater than or equal to $10.00;

•        The fact that Sponsor has a right to propose a director nominee for the post-closing New NS Board; and

•        The fact that Viking will indemnify Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation and Sponsor’s ownership of Viking Securities or its control or ability to influence Viking. Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor, Viking’s directors and officers, and their affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Viking to the Sponsor, Viking’s directors and officers, and their affiliates, and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

The Sponsor and Viking’s independent directors paid an aggregate of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of the Viking Founder Shares, or approximately $0.00326 per share. In connection with the closing of the Viking IPO, the Sponsor purchased 350,000 Viking Private Placement Units for an aggregate purchase price of $3,500,000. At the Closing, pursuant to the Sponsor Letter Agreement, the Sponsor will transfer, directly or constructively, 3,000,000 Viking Founder Shares to investors in the PIPE Financing, and Viking agreed to issue to the Sponsor at closing for consideration of the Sponsor Letter, 500,000 Viking Common Shares. In addition, 10% of any Earnout Shares issued shall be allocated to Sponsor if the dollar volume-weighted average price for the New NS Common Shares over any 20 consecutive day trading period within the 30 consecutive trading days beginning on the day immediately following the publication of New NorthStar’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable earnout target, is greater than or equal to $10.00.

In addition, certain of the Strategic Partners and Senior Advisors invested in KingsRock Viking Acquisition, LLC, and through it, indirectly in the Sponsor, thereby sharing in the appreciation of Viking Founder Shares and Viking Private Placement Units held by the Sponsor, provided that the Company successfully complete a business combination. However, such parties will have no right to control KingsRock Viking Acquisition, LLC or the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor prior to the consummation of a Business Combination.

Viking has agreed to reimburse the Sponsor for any out-of-pocket expenses incurred in connection with activities on Viking’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with activities on Viking’s behalf. As of December 31, 2025, Viking has not reimbursed the Sponsor for any out-of-pocket expenses.

Viking Directors and Officers

Each of the Company’s four independent directors have purchased membership interests in KingsRock Viking Acquisition, LLC for $187 which will provide them with an indirect interest in 50,000 Viking Founder Shares. In addition, one of the independent directors has purchased two other membership interests in KingsRock Viking Acquisition, LLC — one that he purchased for $250 which will provide him with an indirect interest in 66,666 Viking Founder Shares, and the other that he purchased for $50,000 which will provide him with an indirect interest in 5,000 Viking Private Placement Units.

Viking has agreed to reimburse its directors and officers for any out-of-pocket expenses incurred in connection with activities on Viking’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by its directors and officers in connection with activities on Viking’s behalf. As of December 31, 2025, Viking has not reimbursed its directors and officers for any out-of-pocket expenses.

The Sponsor will not receive any direct compensation for services rendered in connection with the Business Combination. The Sponsor and independent directors paid an aggregate of approximately $25,000 for the 7,666,667 Viking Founder Shares. These securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $            , based on the last traded price on the NYSE of the Viking Class A Shares of $            per share on            , 2026, resulting in a theoretical gain of $            . Since all Viking Founder Shares have been issued, this compensation will not result in a material dilution to the Equity Interests of non-redeeming shareholders upon consummation of the Business Combination.

In addition, following the Closing, New NorthStar will issue up to 10,000,000 New NS Earnout Shares to certain designated recipients, including the Sponsor, which will be entitled to 10% of any Earnout Shares issued, in each case as determined by a committee of the New NS Board and subject to the achievement of certain revenue-based performance targets. Up to 5,000,000 New NS Earnout Shares will be issued if New NorthStar achieves a revenue run rate of at least $50,000,000 during any of the four fiscal quarters ending March 31, June 30, September 30 or December 31, 2027. If the 2027 Earnout Target is not achieved, but any of the 2028 Earnout Targets is subsequently achieved, the 2027 Earnout Target will be deemed satisfied in full at such time. An additional tranche of up to 5,000,000 New NS Earnout Shares will be issued based on revenue performance during specified periods in 2028 and early 2029, with the number of New NS Earnout Shares issuable determined on a sliding scale as follows: (i) 5,000,000 shares if the applicable revenue metric equals or exceeds $100,000,000, (ii) 3,750,000 shares if at least $90,000,000 but less than $100,000,000, (iii) 2,500,000 shares if at least $80,000,000 but less than $90,000,000, and (iv) 1,250,000 shares if at least $70,000,000 but less than $80,000,000.

Upon the completion of the Business Combination, the following persons are expected to be appointed Executive Officers of New NorthStar: Stewart Bain, Beth Michelson, Peter Klimas, Nadia Rochdi, Yann Picard and Matthew Linton. New NorthStar (or its subsidiaries) intend to enter into (or maintain, as applicable) employment agreements with each of these officers. Pursuant to such employments agreements, the officers will be eligible to receive an annual base salary and will be eligible to participate in the employee benefit and incentive plans generally available to similarly situated employees of New NorthStar and its subsidiaries, subject to the terms of those plans.

In connection with the Business Combination, the New NS Board, in consultation with the Governance, Compensation and Nominating Committee. will determine the renumeration to be granted to non-employee directors effective as of the Closing. It is anticipated that the non-employee directors will be granted annual cash retainers and certain equity awards that will be granted following the Business Combination, which remuneration will be regularly reviewed pursuant to the Governance, Compensation and Nominating Committee Charter.

Upon the completion of the Business Combination, Charles Sirois will serve as the executive Chairperson of the New NS Board. In connection with such service, Charles Sirois’s compensation will be determined by the independent members of the New NS Board.

Potential Purchases of Public Shares

In connection with the Viking Shareholder vote to approve the Business Combination, Sponsor, Viking management, Viking’s advisors or any of their respective affiliates may privately negotiate transactions to purchase Viking Public Shares from Viking Shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of Viking Public Shares Sponsor, Viking management, Viking’s advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account. However, Sponsor, Viking management, Viking’s advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Viking Public Shares in such transactions. None of Sponsor, Viking management, Viking’s advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Viking Public Shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such Viking Shareholder, although still the record holder of such Viking Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any Viking Public Shares purchased by Sponsor, Viking management, Viking’s advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination.

In the event that Sponsor, Viking management, Viking’s advisors or any of their respective affiliates purchase Viking Public Shares in privately negotiated transactions from public Viking Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, Sponsor, Viking management, Viking’s advisors or any of their respective affiliates would waive any redemption rights with respect to any Viking Public Shares that they purchase in any such privately negotiated transactions.

The purpose of any such purchases of Viking Public Shares could be to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of Viking Public Shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, to the extent that Sponsor, Viking management, Viking’s advisors or any of their respective affiliates purchase any Viking Public Shares as contemplated above, Viking will file a Current Report on Form 8-K prior to the Viking Shareholders’ Meeting that will disclose:

•        the amount of such Viking Public Shares purchased by Sponsor, Viking management, Viking’s advisors or any of their respective affiliates, along with the purchase price;

•        the purpose of the purchases by Sponsor, Viking management, Viking’s advisors or any of their respective affiliates;

•        the impact, if any, of the purchases by Sponsor, Viking management, Viking’s advisors or any of their respective affiliates on the likelihood that the Business Combination will be approved;

•        the identities of Viking Shareholders who sold to Sponsor, Viking management, Viking’s advisors or any of their respective affiliates (if not purchased on the open market) or the nature of Viking Shareholders (e.g., 5% security holders) who sold to Sponsor, Viking management, Viking’s advisors or any of their respective affiliates; and

•        the number of Viking Public Shares for which Viking has received redemption requests in connection with the Business Combination.

In addition, if such purchases are made, the public “float” of the Viking Class A Shares may be reduced and the number of beneficial holders of Viking’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Viking’s securities on a national securities exchange.

Sponsor, and Viking’s officers, directors, advisors or any of their respective affiliates anticipate that they may identify the shareholders with whom Sponsor, Viking’s officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the shareholders contacting Viking directly or by Viking’s receipt of redemption requests submitted by shareholders.

Any purchases by Sponsor, Viking’s officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Sponsor, Viking’s officers, directors, advisors and any of their respective affiliates will not make purchases of Viking Class A Shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Redemption Rights

Pursuant to the Viking Articles, a Viking Public Shareholder may request that Viking redeem all or a portion of its Viking Public Shares for cash if the Business Combination is consummated. As a Viking Public Shareholder, you will be entitled to exercise your redemption rights if you:

(a)     hold Viking Public Shares, or if you hold Viking Units, you elect to separate your Viking Units into the underlying Viking Public Shares and Viking Public Warrants prior to exercising your redemption rights;

(b)    submit a written request to Continental Stock Transfer & Trust Company, the Transfer Agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your Viking Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Viking Public Shares and provide your legal name, phone number and address; and

(c)     deliver your Viking Public Shares to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Viking Public Shares in the manner described above prior to [__], Eastern Time, on [__], 2026 (two business days before the Viking Shareholders’ Meeting) in order for their shares to be redeemed.

Holders of Viking Units must elect to separate the Viking Units into the underlying Viking Public Shares and Viking Public Warrants prior to exercising their redemption rights with respect to the Viking Public Shares. If Viking Public Shareholders hold their Viking Units in an account at a brokerage firm or bank, such Viking Public Shareholders must notify their broker or bank that they elect to separate the Viking Units into the underlying Viking Public Shares and Viking Public Warrants, or if a holder holds Viking Public Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Viking in order to validly exercise its redemption rights. Viking Public Shareholders may elect to exercise their redemption rights with respect to their Viking Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Viking Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Viking Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Viking Public Shares that it holds and timely delivers its shares to the Transfer Agent, New NorthStar will redeem the related New NS Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Viking to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2025 this would have amounted to approximately $10.06 per issued and outstanding Viking Public Share. If a Viking Public Shareholder exercises its redemption rights in full, then it will not own Viking Public Shares following the redemption. Please see the subsection entitled “Extraordinary General Meeting of Viking Shareholders — Redemption Rights” elsewhere in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your Viking Public Shares.

Total New NS Common Shares to Be Issued in the Business Combination

The issuance of New NS Common Shares in the Business Combination will dilute the Equity Interests of Viking Public Shareholders who do not exercise their redemption rights and may adversely affect prevailing market prices for New NS Common Shares. Viking Public Shareholders who do not exercise their redemption rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

•        the issuance of New NS Common Shares as part of the consideration in connection with the consummation of the Business Combination; and

•        the exercise of New NS Public Warrants.

The issuance of New NS Common Shares in connection with the Business Combination, including through any of the foregoing, could have the following effects for Viking Public Shareholders who elect not to redeem their Viking Public Shares:

•        their proportionate ownership interest in NorthStar will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Viking Shares will be diminished; and/or

•        the market price of New NS Common Shares or New NS Public Warrants, as applicable, may decline.

The following table illustrates varying beneficial ownership levels in Viking, as well as possible sources and extents of dilution for non-redeeming Viking Public Shareholders, assuming no additional redemptions by Viking Public Shareholders and the maximum redemption by Viking Public Shareholders. The calculations are based upon an assumed Exchange Ratio for New NS Common Shares of 1.1496218.

Assumptions are as follows:

•        Assuming no additional redemption scenario:    This presentation assumes that no Viking Public Shareholders exercise redemption rights with respect to their Viking Shares in connection with the vote on the Business Combination.

•        Assuming 25% additional redemption scenario:    This presentation assumes that the Viking Public Shareholders holding approximately 25% of the Viking Shares exercise redemption rights with respect to their Viking Shares. This scenario assumes that 5,750,000 Viking Shares are redeemed for an aggregate redemption payment of approximately C$81.3 million.

•        Assuming 50% additional redemption scenario:    This presentation assumes that the Viking Public Shareholders holding approximately 50% of the Viking Shares exercise redemption rights with respect to their Viking Shares. This scenario assumes that 11,500,000 Viking Shares are redeemed for an aggregate redemption payment of approximately C$162.6 million.

•        Assuming 75% additional redemption scenario:    This presentation assumes that the Viking Public Shareholders holding approximately 75% of the Viking Shares exercise redemption rights with respect to their Viking Shares. This scenario assumes that 17,250,000 Viking Shares are redeemed for an aggregate redemption payment of approximately C$243.9 million.

•        Assuming Maximum Redemption scenario:    This presentation assumes that the Viking Public Shareholders holding approximately 100% of the Viking Shares exercise redemption rights with respect to their Viking Shares. This scenario assumes that 23,000,000 Viking Shares are redeemed for an aggregate redemption payment of approximately C$325.2 million.

Dilution

Viking’s net tangible book value as of March 31, 2026 was C$(11,456,987), or C$(0.37) per share, based on 31,326,667 Viking Ordinary Shares outstanding as of that date.

The following table illustrates the changes in net tangible book value and dilution to existing shareholders at varying redemption levels.

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Offering Price of the Securities in the Viking IPO per share	C$	13.93	C$	13.93	C$	13.93	C$	13.93	C$	13.93
Viking’s net tangible book value as of March 31, 2026, as adjusted	C$	310,693,757	C$	232,586,087	C$	154,478,417	C$	76,370,746	C$	(1,736,924)
Viking’s shares outstanding, as adjusted for redemptions		31,826,667		26,076,667		20,326,667		14,576,667		8,826,667
Viking’s net tangible book value per share as of December 31, 2025, as adjusted	C$	9.76	C$	8.92	C$	7.60	C$	5.24	C$	(0.20)
Dilution per share to the existing Viking’s Shareholders	C$	4.17	C$	5.01	C$	6.33	C$	8.69	C$	14.13
Change in net tangible book value per share attributable to Viking’s Shareholders	C$	10.13	C$	9.29	C$	7.97	C$	5.60	C$	0.17

The following table illustrates the as adjusted net tangible book value to Viking’s Shareholders and decrease in net tangible book value to Viking’s Shareholders.

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
As adjusted net tangible book value per share	C$ 9.76		C$ 8.92		C$ 7.60		C$ 5.24		C$ (0.20)
Numerator adjustments:
Viking’s net tangible book value as of March 31, 2026	C$	(11,456,987)	C$	(11,456,987)	C$	(11,456,987)	C$	(11,456,987)	C$	(11,456,987)
Transaction costs attributed to Viking		(3,096,089)		(3,096,089)		(3,096,089)		(3,096,089)		(3,096,089)
Settlement of deferred underwriting fee		—		3,204,038		6,408,076		9,612,114		12,816,152
Funds released from Trust		325,246,833		243,935,125		162,623,417		81,311,708		—
As adjusted net tangible book value	C$	310,693,757	C$	232,586,087	C$	154,478,417	C$	76,370,746	C$	(1,736,924)

Denominator adjustments:
Viking Public Shares outstanding		23,000,000		17,250,000		11,500,000		5,750,000		—
Viking Founder Shares outstanding		7,666,667		7,666,667		7,666,667		7,666,667		7,666,667
Viking Private Placement Shares		660,000		660,000		660,000		660,000		660,000
Viking Shares outstanding for consideration of the Sponsor Letter		500,000		500,000		500,000		500,000		500,000
As adjusted total shares outstanding		31,826,667		26,076,667		20,326,667		14,576,667		8,826,667

To the extent that additional shares are issued pursuant to the foregoing, Viking’s Shareholders will experience further dilution. In addition, Viking may enter into other transactions. To the extent it issues such securities, investors and Viking’s Shareholders may experience further dilution.

The following table presents all possible sources and the extent of dilution that Viking’s Shareholders who elect not to redeem their shares may experience in connection with the Business Combination, including sources not included in the tables above with respect to the determination of net tangible book value per share.

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(1)(2)	30,666,645	35.8%	24,916,645	31.2%	19,166,645	25.8%	13,416,645	19.6%	7,666,645	12.2%
Initial Shareholders(3)	7,046,665	8.2%	7,046,665	8.8%	7,046,665	9.5%	7,046,665	10.3%	7,046,665	11.2%
NorthStar Shareholders(4)	39,000,000	45.5%	39,000,000	48.8%	39,000,000	52.6%	39,000,000	57.0%	39,000,000	62.2%
PIPE Investors(5)	9,000,000	10.5%	9,000,000	11.2%	9,000,000	12.1%	9,000,000	13.1%	9,000,000	14.4%
Total	85,713,310	100.0%	79,963,310	100.0%	74,213,310	100.0%	68,463,310	100.0%	62,713,310	100.0%

____________

(1)      Reflects the assumed redemption of (i) 0 shares under the No Redemptions Scenario, (ii) 5,750,000 shares under the 25% Redemptions Scenario, (iii) 11,500,000 shares under the 50% Redemptions Scenario, (iv) 17,250,000 shares under the 75% Redemptions Scenario, and (v) 23,000,000 shares under the 100% Redemptions Scenario.

(2)      Includes 7,666,645 shares underlying the Viking Public Warrants.

(3)      Includes 4,666,667 Founder Shares (excluding 3,000,000 Founder Shares to be transferred by the Sponsor to the PIPE Investors), 660,000 Private Placement Shares, 500,000 shares issued by Viking to the Sponsor at Closing for consideration of the Sponsor Letter, 219,998 shares underlying the Viking Private Placement Warrants, and 1,000,000 Earnout Shares.

(4)      Includes 9,000,000 Earnout Shares.

(5)      Includes 3,000,000 PIPE Shares, 3,000,000 Founder Shares to be transferred by the Sponsor to the PIPE Investors, and 3,000,000 shares underlying the NorthStar PIPE Warrants (1,000,000 of which PIPE Shares will be issued to Pangaea, and 1,000,000 of which Founder Shares will be transferred to Pangaea).

Viking issued shares in an initial registered offering at C$13.93 (or $10.00) per share. After giving effect to the IPO, the current issued and outstanding Viking Public Shares are 23,000,000, assuming no redemptions. In connection with the de-SPAC transaction, 29,328,862 shares will be issued to NorthStar Shareholders. Redemption levels of 0%, 25%, 50%, 75% and 100% have been disclosed in the table below as required by Item 1604(c).

For purposes of Item 1604(c)(1), New NorthStar would have 64,155,529 total shares after giving effect to the de-SPAC transaction under the no redemptions scenario. Where there are no redemptions, the company valuation is based on Viking offering price of the securities in the initial registered offering price per share of C$13.93 ($10.00) is therefore calculated as: C$13.93 (per share IPO price) times 64,155,529 shares, or C$893.7 million. The following table illustrates the valuation at the offering Price of the securities in the initial registered offering price of C$13.93 per share for each redemption scenario:

	No Redemptions Scenario		25% Redemptions Scenario		50% Redemptions Scenario		75% Redemptions Scenario		100% Redemptions Scenario
Viking shares valuation based on offering price of the securities in the initial registered offering of C$13.93 per share	C$	401,572,767	C$	321,471,817	C$	241,370,867	C$	161,269,917	C$	81,168,967
Viking shares outstanding post de-SPAC		28,826,667		23,076,667		17,326,667		11,576,667		5,826,667
NorthStar shares valuation based on offering price of the securities in the initial registered offering of C$13.93 per share	C$	408,568,645	C$	408,568,645	C$	408,568,645	C$	408,568,645	C$	408,568,645

	No Redemptions Scenario		25% Redemptions Scenario		50% Redemptions Scenario		75% Redemptions Scenario		100% Redemptions Scenario
NorthStar shares outstanding post de-SPAC		29,328,862		29,328,862		29,328,862		29,328,862		29,328,862
PIPE shares valuation based on offering price of the securities in the initial registered offering of C$13.93 per share	C$	83,583,600	C$	83,583,600	C$	83,583,600	C$	83,583,600	C$	83,583,600
PIPE shares outstanding post de-SPAC		6,000,000		6,000,000		6,000,000		6,000,000		6,000,000
Total valuation based on offering price of the securities in the initial registered offering of C$13.93 per share	C$	893,725,012	C$	813,624,062	C$	733,523,112	C$	653,422,162	C$	573,321,212
Total shares outstanding post de-SPAC		64,155,529		58,405,529		52,655,529		46,905,529		41,155,529

The required disclosure is not a guarantee that the trading price of New NorthStar will not be below the IPO offering price of Viking, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

Comparison of Corporate Governance and Shareholder Rights

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with Viking before and after the Continuation and the Business Combination according to applicable law and/or the organizational documents of Viking in each instance. You also should review the New NS Organizational Documents, as well as the CBCA and corporate laws of the Cayman Islands, including the Companies Act, to understand how these laws apply to New NorthStar.

	New NorthStar	Viking
Authorized Share Capital

Under the New NS Organizational Documents, the authorized share capital of New NorthStar will consist of an unlimited number of New NS Common Shares and an unlimited number of New NS Preferred Shares, issuable in series.

The New NS Preferred Shares may be issued at any time or from time to time in one or more series. Subject to the share terms in the New NS Organizational Documents, the directors are authorized to fix the number of shares in each series of New NS Preferred Shares and to determine the designation, rights, privileges, restrictions and conditions attaching to each series of the New NS Preferred Shares.

Under the Viking Articles, the authorized share capital of Viking consists of US$22,100 divided into: (a) 200,000,000 Class A ordinary shares of a par value of US$0.0001 each; (b) 20,000,000 Class B ordinary shares of a par value of US$0.0001 each; and (c) 1,000,000 preference shares of a par value of US$0.0001 each.

Pre-Emptive Rights	Holders of New NS Common Shares will not have any pre-emptive rights to acquire newly issued shares.	Under the Viking Articles, holders of Viking Shares will not have any pre-emptive rights to acquire newly issued shares.

	New NorthStar	Viking
Voting Rights

Under the New NS Organizational Documents, each New NS Common Share will entitle the holder to one (1) vote at all meetings of shareholders of New NS Common Shares, provided that such holder is a holder of New NS Common Shares as of the record date for such meeting. Every holder of New NS Common Shares is entitled to receive notice of, attend and vote (in person or by proxy) at all meetings of the shareholders of New NorthStar, except where holders of another class or series are entitled to vote separately as a class or series, as provided in the CBCA, applicable securities laws or the rules of any applicable stock exchange.

Except as required by the CBCA, applicable securities laws or the rules of any applicable stock exchange, and except as provided in any special rights, privileges, conditions or restrictions attaching to any series of New NS Preferred Shares issued from time to time, the holders of New NS Preferred Shares will not be entitled to receive notice of, attend or vote at any meeting of shareholders of New NorthStar and the New NS Preferred Shares will not carry any voting rights. The holders of New NS Preferred Shares will not be entitled to vote separately as a class or as a series on any proposal to amend the articles of New NorthStar to: (a) increase or decrease the maximum number of authorized shares of such class or series or increase the maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series; (b) effect an exchange, reclassification or cancellation of all or part of the shares of such class or series; and (c) create a new class of shares equal or superior to the shares of such class or series.

Under the Viking Articles, each Viking Class A Share and each Viking Class B Share will entitle the holder to one (1) vote at all meetings of Viking Shareholders, provided that such holder is a holder of Viking Shares as of the record date for such meeting. Every holder of Viking Class A Shares and Viking Class B Shares is entitled to receive notice of, attend and vote (in person or by proxy) at all meetings of the Viking Shareholders of Viking, except that prior to the closing of an initial business combination, only holders of Viking Class B Shares are entitled to vote on the appointment or removal of directors. Holders of Viking Class A Shares shall have no right to vote on the appointment or removal of any director prior to such closing, unless all Viking Class B Shares have been converted.

Shareholder Written Consent in Lieu of a Meeting

Under the New NS Organizational Documents, a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is valid as if it had been passed at a meeting of the shareholders unless (a) in the case of resignation or removal of a director, or the appointment or election of another person to fill the place of that director, a written statement is submitted to New NorthStar by the director giving the reasons for such person’s resignation or the reasons why such person opposes any proposed action or resolution for the purpose of removing such person from office or the election of another person to fill the office of that director; or (b) in the case of removal or resignation of an auditor, or the appointment or election of another person to fill the office of auditor, representations in writing are made to New NorthStar by that auditor concerning its proposed removal, the appointment or election of another person to fill the office of auditor or its resignation.

Under the Viking Articles, a resolution in writing signed by all the Viking Shareholders entitled to vote on that resolution at a meeting of Viking Shareholders is valid as if it had been passed at a meeting of the Viking Shareholders.

	New NorthStar	Viking
Notice of Shareholder Meeting

Under the New NS Organizational Documents, notice of meeting shall be given, not less than 21 days, and not more than 60 days, before the date of the meeting, to each director, auditor and shareholder who, at the close of business on the record date for notice, is entered in the securities register of New NorthStar as the holder of one or more shares carrying the right to receive notice of or vote at the meeting.

Under the Viking Articles, notice of a meeting of Viking Shareholders shall be given not less than five (5) clear days before the date of the meeting to those Viking Shareholders whose names appear in the register of members and are entitled to vote at the meeting, and to each of the directors.

Shareholder Approval of Business Combinations

Under the CBCA, amalgamations (other than short form amalgamations) generally must be approved by either a special resolution (being a resolution passed by no less than 66⅔% of the votes cast on the resolution at a meeting of shareholders) of the shareholders of the company or a unanimous resolution of the shareholders of the company, and may require a special separate resolution of certain classes or series of shares. Each share of an amalgamating company carries the right to vote on an amalgamation, whether or not that share otherwise carries the right to vote.

A Canadian company may also be acquired through a court-approved “plan of arrangement” under the CBCA. The transaction must be approved by both: (i) a court of competent jurisdiction; and (ii) the relevant securityholders.

The CBCA provides a right of compulsory acquisition for an offeror that acquires 90% of the target securities pursuant to a takeover bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror or its affiliate.

Statutory mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All statutory mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired at least 90% of the shares to which a takeover offer relates, it can compulsorily acquire the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a majority in number representing 75% in value of shareholders present, in person or by proxy, at a shareholders meeting.

Under the Viking Articles, prior to the closing of an initial business combination, the business combination may be approved by an ordinary resolution of shareholders, by one or more shareholders holding at least one-third of the paid-up voting share capital. The general power to merge or consolidate is otherwise exercised with the approval of a special resolution to the extent required by the Companies Act. Where a transaction is effected as a statutory merger under the Companies Act, the statutory special resolution threshold cannot be reduced.

	New NorthStar	Viking
Shareholder Votes for Routine Matters

Under the CBCA and New NS Organizational Documents, routine corporate matters may be approved by an ordinary resolution, unless otherwise required by the CBCA.

An ordinary resolution of shareholders may be passed by a simple majority of the votes cast on the resolution at a meeting of the shareholders entitled to vote.

Routine matters include election/removal of directors, auditor appointment/removal, and by-law confirmations.

Under Cayman Islands law and the Viking Articles, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to vote in person or by proxy at a general meeting).

Shareholder Votes for Extraordinary Transactions

Under the CBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances and sales, leases or other disposals of all or substantially all of a company’s property other than in the ordinary course of business, liquidations, dissolutions, and arrangements, are required to be approved by special resolution of the shareholders of the company.

In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including, in certain cases, a class or series of shares not otherwise carrying voting rights.

Cayman Islands law does not contain equivalent statutory provisions.
Amendments to Governing Documents

Under the CBCA and New NS Organizational Documents, certain amendments to the articles require approval of the shareholders by a special resolution. A special resolution, which requires approval of not less than two-thirds of the votes cast by shareholders entitled to vote on that resolution, may also require the separate approval of certain classes of shares.

The CBCA further provides that, unless the company’s articles, by-laws or a unanimous shareholder agreement provide otherwise, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the corporation. When the directors make, amend or repeal a by-law, they are required to submit the by-law, or the amendment or repeal of a by-law to the shareholders at the next meeting of shareholders. Shareholders may confirm, reject, or amend the by-law, amendment or repeal by ordinary resolution.

Where an amendment would affect the rights or privileges of a class or series of shares, holders of that class or series are entitled to vote separately as a class or series, whether or not they otherwise carry voting rights.

Under Cayman Islands law, amendments to governing documents require the approval by shareholders of a special resolution.

	New NorthStar	Viking
Directors

Under the New NS Organizational Documents, the New NS Board will consist of a minimum of three (3) directors and a maximum of eleven (11) directors. The New NS Board will initially be comprised of eight (8) directors.

Directors will be elected at each annual meeting where an election of directors is required, and shall hold office until the next annual meeting of shareholders or, if elected for an expressly stated term, for a term expiring not later than the close of the third annual meeting of shareholders following the election.

Under the Viking Articles, there shall be up to nine (9) directors of Viking, and the Viking Board may from time to time fix the maximum and minimum number of directors to be appointed by resolution of the Viking Board. For so long as Viking Shares are traded on a United States national securities exchange, directors shall be divided into three (3) classes designated as Class I, Class II, and Class III, respectively. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

Director Action by Written Consent

Under the New NS Organizational Documents, a resolution in writing, signed by all the directors entitled to vote on that resolution at a meeting of directors, is as valid as if it had been passed at a meeting of directors.

Under the Viking Articles, a resolution in writing (in one or more counterparts) signed by all the directors or all the members of a committee of directors is as valid and effectual as if it had been passed at a meeting of the directors, or committee of directors, as the case may be, duly convened and held.

Quorum

Under the New NS Organizational Documents, a majority of the directors or such greater or lesser number as the directors may determine from time to time will constitute a quorum at a meeting of the New NS Board. Notwithstanding any vacancy among the directors, a quorum of directors may exercise all powers of the directors.

Under the New NS Organizational Documents, a quorum of shareholders is present at a meeting of shareholders irrespective of the number of persons actually present at the meeting, if the holders of at least 25% of the shares entitled to vote at the meeting are present in person or represented by proxy at the meeting, and at least two persons entitled to vote at the meeting are actually present at the meeting or represented by proxy.

Under the Viking Articles, the quorum required for a general meeting of shareholders is one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting.

At a meeting called to approve a business combination prior to closing, the quorum is reduced to one or more shareholders holding at least one-third of the paid-up voting share capital present in person or by proxy.

Shareholder Vote; Casting Vote

Under the New NS Organizational Documents, in the case of an equality of votes at a meeting of shareholders or a meeting of the New NS Board, the chairperson of the meeting shall not be entitled to a second or casting vote.

Under the Viking Articles, in the case of an equality of votes at a meeting of Viking Shareholders or a meeting of the Viking Board, the chairperson of the meeting shall not be entitled to a second or casting vote.

	New NorthStar	Viking
Advance Notice; Directors Nominations; Shareholder Proposals

Under the New NS Organizational Documents, nominations of persons for election to the New NS Board will be authorized to be made at any annual meeting of shareholders, or at a special meeting of shareholders if the election of directors is a matter specified in the notice of meeting:

(a)     by or at the direction of the New NS Board, including pursuant to a notice of meeting;

(b)    by or at the direction of one or more shareholders pursuant to a proposal made in accordance with the provisions of the CBCA, or a requisition of a shareholders meeting by one or more shareholders made in accordance with the provisions of the CBCA; or

Under the Viking Articles, nominations of persons for election to the Viking Board and proposals to bring business before an annual general meeting will be authorized to be made by Viking Shareholders who provide written notice received by the Secretary at Viking’s principal office no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one-hundred and fiftieth (150th) day prior to the anniversary date of the immediately preceding annual general meeting. To be in proper form, the notice must include certain prescribed information about the nominating Viking Shareholder and, where applicable, the proposed nominee.

(c)     by any person (a “Nominating Shareholder”) who:

(i)     at the close of business on the date of the giving of the notice and on the record date for notice of such meeting, is entered in the securities register of New NorthStar as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to New NorthStar; and

(ii)    complies with the notice procedures in the New NorthStar by-laws, including the giving of timely notice, which means giving notice, (a) in the case of an annual meeting of shareholders (including an annual and special meeting), not less than thirty (30) days (or where notice and access is used for the delivery of applicable proxy related materials, forty (40) days) prior to the date of the meeting, provided, however, that in the event that the meeting is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made,

	New NorthStar	Viking

notice by the Nominating Shareholder shall be made not later than the close of business on the tenth (10th) day following the Notice Date; and (b) in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not also called for other purposes), where notice and access is used for the delivery of applicable proxy related materials, forty (40) days) prior to the date of the meeting and where the meeting is to be held on a date that is less than fifty (50) days after the Notice Date, not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the meeting was made.

To be in proper form, the notice of nomination must include certain prescribed information about the Nominating Shareholder and the proposed nominee.

Fiduciary Duties of Directors

Under the CBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith, with a view to the best interests of the company, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

When acting with a view to the best interests of a company, directors and officers may consider, but are not limited to, the following factors: (a) the interests of shareholders, employees, retirees and pensioners, creditors, consumers and governments, (b) the environment; and (c) the long-term interests of the company.

A director owes fiduciary duties to a company, including to exercise loyalty, to avoid conflicts of interest, honesty and good faith to the company as a whole and to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Conflicts of Interests of Directors

Under the CBCA, a director or an officer of a company shall disclose to the company, in writing or by requesting to have it entered in the minutes of meetings of directors or meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed with the company, if the director or officer (a) is a party to the contract or transaction; (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (c) has a material interest in a party to the contract of transaction.

As part of the fiduciary duties owed, the general rule is that a director must not put himself in a position where there is an actual or potential conflict between a personal interest or duties owed to third parties and his duty to the company.

	New NorthStar	Viking

Disclosure of such material contract or material transaction must, in the case of a director of the company, be made at the meeting of directors at which the contract or transaction is first considered, or, if the interest arises thereafter, at the first meeting of directors after the director or officer becomes interested, or after becoming a director or officer, as applicable.

Although a director is generally prohibited from voting on a resolution to approve a material contract or transaction in which the director has an interest, the CBCA permits a director who has disclosed such interest to vote where the contract or transaction relates primarily to the director’s remuneration as a director, officer, employee, agent or mandatary of the company, is for indemnity or insurance under the CBCA, or is with an affiliate of the company.

Under the Viking Articles, however, this general rule is modified. A director may vote (and be counted towards the quorum) in respect of any contract or transaction in which they are interested, and shall not be liable to account to Viking for any profit realised, provided that the nature of their interest is disclosed at or prior to the relevant consideration and vote. A general notice that a director is interested in a specified firm or company is sufficient disclosure.

A material contract or material transaction between a company and a director or officer, or a person in which such individual has a material interest, is not invalid, and the director or officer is not accountable to the company for any profit, if:

•   disclosure was made in accordance with the CBCA;

•   the contract or transaction was approved by the directors; and

•   the contract or transaction was reasonable and fair to the company at the time it was approved.

If a director or officer fails to disclose an interest as required by the CBCA, or if a director votes contrary to the CBCA, the company or a shareholder may apply to a court, which may set aside the contract or transaction and may require the director or officer to account to the company for any profit realized from the contract or transaction, if the court determines that the contract or transaction was not reasonable and fair to the company.

Indemnification of Directors and Officers

Under the CBCA, a company may indemnify a director or officer of the company, a former director or officer of the company or another individual who acts or acted at the company’s request as a director or officer, or an individual acting in a similar capacity, of another entity (collectively, “indemnifiable person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the company or other entity.

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

	New NorthStar	Viking

A company may not indemnify the indemnifiable person, unless the individual (a) acted honestly and in good faith with a view to the best interests of the company, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the company’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The CBCA also authorizes a company to purchase and maintain insurance for the benefit of an indemnifiable person against any liability incurred by the individual (a) in the individual’s capacity as director or officer of the company; or (b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the company’s request.

Under the New NS Organizational Documents, New NorthStar shall indemnify to the fullest extent permitted by the CBCA (a) any director or officer of New NorthStar, (b) any former director or officer of the Corporation, and (c) any individual who acts or acted at New NorthStar’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative or investigative action or other proceedings in which the individual is involved because of that associate with the Corporation or other entity. New NorthStar shall also advance moneys to such a director, officer or other individual for the costs, charges and expenses of such a proceeding in accordance with the CBCA. New NorthStar is authorized to execute agreements in favour of any of the foregoing persons evidencing the terms of the indemnity.

Limited Liability of Directors

Under the CBCA, directors and officers are subject to a statutory duty to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No provision in a contract, the articles, the by-laws, or a resolution relieves a director or officer of a corporation from the duty to act in accordance with the CBCA or the regulations thereunder or relieves them from liability for a breach thereof. In addition, directors and officers are required

Liability of directors may be limited, except with regard to their own fraud or willful default.

	New NorthStar	Viking

to comply with the CBCA and the associated regulations, the articles, the by-laws and any unanimous shareholder agreement. A director or officer who complies with these duties does not incur personal liability under the CBCA solely by reason of holding office.

A director is not liable under the CBCA, and is deemed to have complied with his or her duties under the CBCA, if the director exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including where the director relied in good faith on (a) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor as fairly reflecting the financial condition of the company; or (b) a report of a person whose profession lends credibility to a statement made by that person. Courts will generally not interfere in management decisions in the absence of fraud or illegality if directors act prudently and on a reasonably informed basis.

At common law, courts can impose liability on a director if they are found in breach of any of the aforementioned fiduciary obligations. At common law, courts can also hold directors personally liable for corporate actions should they have resulted from the negligence of the director or negligent misrepresentation to a third party by a director.

Dividends

Under the New NS Organizational Documents, the New NS Preferred Shares of each series shall, with respect to the right to payment of dividends, rank: (i) on a parity with the shares of every other series of New NS Preferred Shares; and (ii) senior to the New NS Common Shares and the shares of any other class ranking junior to the New NS Preferred Shares.

Subject to the rights of the holders of any other class of shares ranking senior to the New NS Common Shares or New NS Preferred Shares, as applicable, the holders of the New NS Common Shares or New NS Preferred Shares, as applicable, are entitled to such dividends as the directors of New NorthStar may declare from time to time on the New NS Common Shares or New NS Preferred Shares, as applicable, in their absolute discretion, in accordance with applicable law. Any such dividends are payable by New NorthStar as and when determined by the directors of New NorthStar, in their absolute discretion. The directors may also determine whether any such dividend is payable in money or property or by issuing fully paid shares of the New NorthStar.

Under the Viking Articles, the Viking Board may declare and pay out of the funds of Viking lawfully available for such purpose a distribution at a time and of an amount they think fit. No distribution shall be paid except out of the realised and unrealised profits of Viking, and/or out of the share premium account and/or as otherwise permitted by the Companies Act. Subject to the rights attached to any class of Viking Shares, all distributions shall be declared and paid according to the par value of the Viking Shares that a Viking Shareholder holds.

	New NorthStar	Viking
Dissolutions/Liquidations

Under the New NS Organizational Documents, the New NS Preferred Shares of each series shall, with respect to the right to the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of New NorthStar, rank: (i) on a parity with the shares of every other series of New NS Preferred Shares; and (ii) senior to the New NS Common Shares and the shares of any other class ranking junior to the New NS Preferred Shares.

In the event of the liquidation, dissolution or winding-up of New NorthStar, or any other distribution of assets of New NorthStar among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of any other class of shares ranking senior to the New NS Common Shares, the holders of New NS Common Shares shall be entitled to receive the remaining property and assets of New NorthStar.

Under the Viking Articles, Viking may, by special resolution, be wound up voluntarily. In the event of the winding up of Viking, any surplus remaining after repayment of the whole of the share capital shall be distributed among the Viking Shareholders in proportion to the par value of the Viking Shares held by them at the commencement of the winding up, subject to a deduction from those Viking Shares in respect of which there are monies due, without prejudice to the rights of holders of Viking Shares issued upon special terms and conditions.

Appraisal Rights

Pursuant to the CBCA, shareholders who dissent to certain actions being taken by a company may exercise a right of dissent and require the company to purchase the shares held by such shareholder at the fair value of such shares subject to following the procedures set forth in the CBCA. A right of dissent is available where the company proposes or is subject to, among other things:

•   amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

•   amend its articles to add, change or remove any restrictions on the business that the corporation is permitted to carry on;

•   amalgamate with another company (other than with certain affiliated companies);

•   continue into the laws of another jurisdiction;

•   sell, lease or exchange all or substantially all of the company’s property other than in the ordinary course of business; or

•   carry out a going-private transaction or a squeeze-out transaction.

Dissent rights in a plan of arrangement under the CBCA are not automatically granted by statute, but may be made available pursuant to the terms of the court-approved order in connection with the arrangement.

Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

	New NorthStar	Viking
Inspection of Books and Records

The CBCA requires companies to prepare and maintain, at their registered office or at any other place in Canada designated by the directors, records containing, among other things, the articles and by-laws of the company (and all amendments thereto) and a copy of any unanimous shareholder agreement; minutes of meetings and resolutions of shareholders of the company; and a securities register of the company. These records may, upon request, be examined by shareholders and creditors of a company during the usual business hours of the company and may take extracts from the records, free of charge.

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Shareholder Lawsuits

Under the CBCA, a shareholder, or other qualifying complainant, may apply to a court for leave to bring an action in the name and on behalf of the company, or any of its subsidiaries, or to defend a legal proceeding brought against the company, for the purpose of prosecuting, defending or discontinuing the action on behalf of the company.

Under the CBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the complainant has given notice to the directors of the company or its subsidiary of the complainant’s intention to apply to the court not less than 14 days before bringing the application, or as otherwise ordered by the court, if the directors of the company or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the best interests of the company that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court may, at any time, make any order it thinks fit including, but not limited to: (a) an order authorizing the complainant or any other person to control the conduct of the action; (b) an order giving directions for the conduct of the action; (c) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the company or its subsidiary instead of to the company or its subsidiary; and (d) an order requiring the company or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

	New NorthStar	Viking
Oppression Remedy

The CBCA provides an oppression remedy to a shareholder (among others) that enables a court to make any order, both interim and final, with a view to remedying or bringing an end to the matters complained of, if the court is satisfied upon application of a complainant that in respect of a company or any of its affiliates: (a) any act or omission of the company or any of its affiliated effects a result, (b) the business or affairs of the company or any of its affiliates are or have been carried on or conducted in a manner, or (c) the powers of the directors of the company of any of its affiliates are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer.

There are very limited statutory minority shareholder protections under Cayman Islands law. Aggrieved minority shareholders looking for a remedy may bring a just and equitable winding up petition before the Cayman Islands court.

Forum Selection

Under the New NS Organizational Documents, unless New NorthStar approves or consents in writing to the selection of an alternative forum, the courts of the Province of Québec and appellate courts therefrom shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of New NorthStar; (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any director, officer or employee of NorthStar to New NorthStar; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or the New NS Organizational Documents (as may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to New NorthStar’s “affairs”.

Unless New NorthStar approves or consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, regardless of whether such complaint also involves parties other than New NorthStar (including, but not limited to, any underwriters or auditors retained by New NorthStar).

Under the Viking Articles, unless Viking consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Viking; (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any director, officer, or employee of Viking; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Companies Act or the Viking Articles (as may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to Viking’s affairs. This exclusive jurisdiction provision does not apply to any action brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal district courts of the U.S. are the sole and exclusive forum.

New NorthStar	Viking

If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a court other than with the designated court (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the court in connection with any action or proceeding brought in any such court to enforce the preceding sentence, and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. Any person or entity holding or purchasing or otherwise acquiring any interest in any security of New NorthStar shall be deemed to have notice of and consented to the provisions of this section.

Regulatory Matters

Please see the section entitled “Regulatory Approvals Related to the Business Combination” elsewhere in this proxy statement/prospectus.

Material Tax Considerations with Respect to the Business Combination and Ownership of Viking Securities

Please see the sections entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Viking Securities,” “Material U.S. Federal Income Tax Considerations for U.S. Holders of NorthStar Existing Common Shares” and “Material Canadian Tax Considerations” elsewhere in this proxy statement/prospectus.

Anticipated Accounting Treatment of the Business Combination

The Transactions are expected to be accounted for as a reverse recapitalization as provided under GAAP. Viking is expected to be treated as the “acquired” company. This determination was primarily based on existing NorthStar Securityholders comprising a relative majority of the expected voting power of New NorthStar, NorthStar’s operations prior to the acquisition comprising the only ongoing operations of New NorthStar, NorthStar’s senior management comprising a majority of the senior management of New NorthStar, and NorthStar initially designating a majority of the New NS Board. Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of NorthStar, with the Transactions being treated as the equivalent of NorthStar issuing equity for the net assets of Viking, accompanied by a recapitalization. The net assets of NorthStar will be stated at historical cost, with no incremental goodwill or other intangible assets recorded for the effects of the Transactions with Viking. Shareholders’ deficiency for NorthStar will reflect the historical carrying values of equity instruments and accumulated deficit of NorthStar and will reflect the recapitalization including the exchange of NorthStar Ordinary Shares for New NS Common Shares based on the Exchange Ratio for New NS Common Shares, which is the stated Transaction Value of $300 million divided by $10, divided by NorthStar Ordinary Shares outstanding at the Amalgamation Effective Time on a fully-diluted basis. The aggregate historical shareholders’ deficiency associated with NorthStar Ordinary Shares will be maintained. For more information about the description of the pro forma adjustments as a result of the recapitalization, please see “Unaudited Pro Forma Condensed Combined Financial Information — Notes to Unaudited Pro Forma Condensed Combined Financial Information.” The historical financial statements will be recast to reflect the capital structure of the legal acquirer. The introduction of NewCo as an amalgamation vehicle does not affect the conclusion that the Transactions will be accounted for as a reverse recapitalization, with NorthStar as the accounting acquirer.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
U.S. HOLDERS OF VIKING SECURITIES

The following are the material U.S. federal income tax consequences to U.S. Holders (defined below) of Viking Class A Shares and Viking Public Warrants (collectively, “Viking Securities”) as a result of (i) the Continuation, (ii) the ownership and disposition of New NS Securities received in the Continuation and (iii) the exercise of redemption rights. This section applies only to U.S. Holders that hold their Viking Securities or New NS Securities, as applicable, as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion is limited to certain U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. Additionally, this discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the special accounting rules under Section 451(b) of the Code, the “Medicare” tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•        the Sponsor, or any holders of Viking Class B Shares or Viking Private Warrants;

•        brokers, dealers or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts;

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of Viking or New NorthStar (except to the limited extent provided below);

•        partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities or arrangements;

•        persons holding Viking Securities or New NS Securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons whose functional currency is not the U.S. dollar;

•        persons that are subject to anti-inversion, base erosion or anti-abuse rules; or

•        persons that received Viking Securities or will hold New NS Securities as compensation for services.

If a partnership or other pass-through entity (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Viking Securities or New NS Securities, the tax treatment of such partnership and its partners and of such pass-through entity and its owners will generally depend on the status of the partners or owners and the activities of the partnership or pass-through entity. Partnerships and other pass-through entities holding any Viking Securities or New NS Securities and their partners and owners should consult their tax advisers as to the particular U.S. federal income tax consequences of the Continuation, ownership and disposition of New NS Securities, or the exercise of redemption rights with respect to the Viking Class A Shares.

This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. Viking has not sought, and does not intend to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

As used herein, the term “U.S. Holder” means a beneficial owner of Viking Securities or New NS Securities, as the case may be, who or that is for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE Continuation, an exercise of redemption rights AND THE OWNERSHIP AND DISPOSITION OF New NS SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

Tax Consequences of the Redemption

Redemption of Viking Common Shares

Subject to the PFIC rules discussed under “— Passive Foreign Investment Company Rules,” in the event that a U.S. Holder’s Viking Common Shares are redeemed pursuant to the redemption provisions described herein, the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale of the Viking Common Shares under Section 302 of the Code (in which case such redemption would be treated as a sale or exchange as described under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New NS Securities”) or rather as a distribution under Section 301 of the Code, in which case such redemption would be treated as described under “— Taxation of Distributions.”

Generally, whether a redemption qualifies for sale treatment will depend largely on the total number of Viking shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning warrants) relative to all Viking shares outstanding both before and after such redemption and the other Transactions. The redemption of Viking Common Shares generally will be treated as a sale of the Viking Common Shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

Tax Consequences of the Continuation

In General

The U.S. federal income tax consequences of the Continuation will depend primarily upon whether the Continuation qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Continuation, Viking will change its jurisdiction of incorporation from the Cayman Islands to Canada.

In the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to Viking, the Continuation should qualify as an F Reorganization, subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. However, because there is no authority directly addressing application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets such as Viking, such treatment is not entirely free from doubt. Moreover, an opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. Viking has not requested a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Continuation.

Assuming that the Continuation qualifies as an F Reorganization, subject to the PFIC rules discussed below under “— PFIC Considerations,” a U.S. Holder that exchanges its Viking Securities in the Continuation for New NS Securities should not recognize any gain or loss on such exchange. The aggregate adjusted tax basis of the New NS Securities received in the Continuation by a U.S. Holder should be equal to the adjusted tax basis of the Viking Securities surrendered in exchange therefor. The holding period of the New NS Securities should include the period during which the Viking Securities surrendered in the Continuation in exchange therefor were held by the U.S. Holder.

If the Continuation does not qualify as an F Reorganization, it is not clear how the transactions would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. In such case, the tax consequences of the Continuation to U.S. Holders may depend, among other things, on whether the Continuation would otherwise qualify for tax-deferred treatment under Section 368 or Section 351 of the Code, and U.S. Holders might be required to recognize any gain realized on Viking Securities, although possibly not any loss realized.

Because the Continuation will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders of Viking Class A Shares that exercise their redemption rights will be subject to the potential tax consequences of the Continuation. All U.S. Holders of Viking Securities, including those considering exercising redemption rights, are urged to consult their tax advisers with respect to the potential tax consequences to them of the Continuation.

Tax Consequences of Ownership and Disposition of New NS Securities

Taxation of Distributions

Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on the New NS Common Shares to the extent the distribution is paid out of New NorthStar’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its New NS Common Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such New NS Common Shares. Because New NorthStar does not expect to maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by New NorthStar will be reported as dividends for U.S. federal income tax purposes.

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” dividends generally will be taxed at the lower applicable long-term capital gains rate (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New NS Securities” below) only if the New NS Common Shares are readily tradable on an established securities market in the United States or New NorthStar is eligible for benefits under an applicable tax treaty within the United States, and New NorthStar is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided that certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the New NS Common Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New NS Securities

Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of the New NS Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such New NS Securities exceeds one year at the time of such disposition. It is unclear, however, whether the redemption rights with respect to the Viking Class A Shares may have suspended the running of the applicable holding period for this purpose prior to the Business Combination.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its New NS Securities so disposed of. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See “Exercise, Lapse or Redemption of a New NS Public Warrant” below for a discussion regarding a U.S. Holder’s basis in a New NS Common Share acquired pursuant to the exercise of a New NS Public Warrant. The deductibility of capital losses is subject to certain limitations.

Exercise, Lapse or Redemption of a New NS Public Warrant

Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will not recognize gain or loss upon the acquisition of a New NS Common Share on the exercise of a New NS Public Warrant for cash. A U.S. Holder’s tax basis in a New NS Common Share received upon exercise of the

New NS Public Warrant generally will equal the sum of the U.S. Holder’s tax basis in the New NS Public Warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the New NS Common Share will commence on the date of exercise of the New NS Public Warrant or the day following the date of exercise of the New NS Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New NS Public Warrant. If a New NS Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the New NS Public Warrant.

The tax consequences of a cashless exercise of a New NS Public Warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the New NS Common Shares received generally would equal the U.S. Holder’s tax basis in the warrants exchanged therefor. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for the New NS Common Share will commence on the date of exercise of the New NS Public Warrant or the day following the date of exercise of the New NS Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the New NS Common Share would include the holding period of the New NS Public Warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the New NS Public Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining New NS Public Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered New NS Public Warrants with an aggregate value equal to the exercise price for the total number of New NS Public Warrants to be deemed exercised. Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New NS Public Warrants deemed surrendered and the U.S. Holder’s tax basis in such New NS Public Warrants. In this case, a U.S. Holder’s tax basis in the New NS Common Shares received would equal the sum of the U.S. Holder’s tax basis in the New NS Public Warrants deemed exercised and the exercise price of such New NS Public Warrants. It is unclear whether a U.S. Holder’s holding period for the New NS Common Shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisers regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each New NS Public Warrant provide for an adjustment to the number of New NS Common Shares for which the New NS Public Warrant may be exercised or to the exercise price of the New NS Public Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of New NS Public Warrants would, however, be treated as receiving a constructive distribution from New NorthStar if, for example, the adjustment increases a New NorthStar warrant holder’s proportionate interest in New NorthStar’s assets or earnings and profits (e.g., through an increase in the number of New NS Common Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of New NS Common Shares which is taxable to the U.S. Holders of such New NS Common Shares as described under “— Taxation of Distributions” above. Such a constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the New NS Public Warrants received a cash distribution from New NorthStar equal to the fair market value of the increase in the interest. For certain information reporting purposes, New NorthStar is required to determine the date and amount of any such constructive distributions. Proposed Treasury Regulations, which New NorthStar may rely on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.

Passive Foreign Investment Company Rules

Generally

The treatment of U.S. Holders of New NS Securities could be materially different from that described above if Viking or New NorthStar is or was treated as a PFIC for U.S. federal income tax purposes.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents generally are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

Pursuant to the start-up exception, however, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation establishes to the satisfaction of the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years (the “start-up exception”).

A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder or warrant holder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder or warrant holder, regardless of whether it satisfied either of the qualification tests in subsequent years.

PFIC Status of Viking and New NorthStar

Because Viking is a blank-check company with no current active business, Viking expects that it would be classified as a PFIC for its taxable year ended December 31, 2025, subject to the potential application of the start-up exception. Assuming the Continuation qualifies as an F Reorganization, New NorthStar should be treated as the same corporation as Viking for purposes of the PFIC rules, and the PFIC income and asset tests in respect of New NorthStar should be applied based on the income and assets of the combined business. Because the timing of the Continuation is uncertain, it is unclear whether New NorthStar will be able to qualify for the start-up exception. Moreover, because PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine the PFIC status of New NorthStar for any taxable year until after the close of the taxable year. Accordingly, there can be no assurance as to the PFIC status of Viking or, after the Continuation, New NorthStar for the current taxable or any future taxable year.

If Viking does not qualify for the start-up exception and is determined to be a PFIC with respect to a U.S. Holder, and such U.S. Holder did not make any of the PFIC Elections (as defined below) with respect to its Viking Class A Shares, then New NorthStar should also be treated as a PFIC as to such U.S. Holder with respect to such New NS Common Shares even if New NorthStar does not meet a test for PFIC status in its own right, unless such U.S. Holder makes a purging election (as described below) with respect to its shares. In addition, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such New NS Common Shares (treated as shares of a PFIC as to such holder) for a period that includes its holding period for the Viking Class A Shares exchanged therefor.

Consequences if New NorthStar is Treated as a PFIC

Although PFIC status is generally determined annually, if Viking (and following the Business Combination, New NorthStar) is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Viking Securities or New NS Securities, then subject to the discussion under “PFIC Elections” below, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of such securities and (ii) any “excess distribution” made to the U.S. Holder in respect of such securities (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the securities).

Under these rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, and to any period in the U.S. Holder’s holding period before the first day of the issuer’s first taxable year in which it is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If New NorthStar is a PFIC for any taxable year during which a U.S. Holder owns New NS Common Shares and any entity in which it owns Equity Interests is also a PFIC (a “Lower-tier PFIC”), the U.S. Holder will be deemed to own their proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the special and adverse rules described above on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.

PFIC Elections

In general, if Viking or New NorthStar (as the case may be) is a PFIC, a U.S. Holder of New NS Common Shares may avoid certain of the adverse PFIC tax consequences described above in respect of the New NS Common Shares by making and maintaining a timely and valid QEF election for the first taxable year of Viking or New NorthStar (as the case may be) in which it was treated as a PFIC, pursuant to which the U.S. Holder would be required to include in income its pro rata share of Viking’s or New NorthStar’s (as the case may be) net capital gains as long-term capital gains and other earnings and profits as ordinary income on a current basis, in each case, whether or not distributed, in the taxable year of the U.S. Holder in which or with which Viking’s or New NorthStar’s (as the case may be) taxable year ends if Viking or New NorthStar (as the case may be) is a PFIC for such taxable year. Alternatively, if the U.S. Holder does not make and maintain a timely and valid QEF election for the first taxable year of Viking or New NorthStar (as the case may be) in which it is treated as a PFIC, the U.S. Holder may avoid certain of the adverse PFIC tax consequences described above in respect of the New NS Common Shares by making a timely and valid QEF election for a subsequent year, along with a purging election with respect to its shares. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an “excess distribution,” as described above. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s shares.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from Viking or New NorthStar (as the case may be). For its taxable year that includes the closing date of the Business Combination, New NorthStar will, upon written request, endeavor to provide the information that a U.S. Holder is required to obtain to make and maintain a QEF election, but there is no assurance that New NorthStar will timely provide such information. In addition, even if New NorthStar were to provide the information necessary for a U.S. Holder to make a QEF election with respect to New NS Common Shares, a U.S. Holder may not make a QEF election with respect to its New NS Public Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such New NS Public Warrants (other than upon exercise of such New NS Public Warrants) and Viking or New NorthStar was a PFIC at any time during the U.S. Holder’s holding period of such New NS Public Warrants, proposed Treasury Regulations would provide that any gain generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such New NS Public Warrants properly makes a QEF election with respect to the newly acquired New NS Common Shares (or has a properly maintained QEF election in effect with respect to New NS Common Shares), the QEF election will apply to the newly acquired New NS Common Shares. Notwithstanding the foregoing, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired New NS Common Shares (which may be deemed to have a holding period for purposes of the PFIC rules that includes all or a portion of the period the U.S. Holder held the New NS Public Warrants), unless the U.S. Holder makes a purging election (discussed above). As a result of a purging election, the U.S. Holder will have a new basis and holding period in the New NS Common Shares acquired upon the exercise of the New NS Public Warrants for purposes of the PFIC rules.

Alternatively, if New NorthStar is a PFIC and if the New NS Common Shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. The New NS Common Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the New NS Common Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. NYSE, where the New NS Common Shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder of New NS Common Shares makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the New NS Common Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the New NS Common Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder makes the mark-to-market election, the U.S. Holder’s tax basis in the New NS Common Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of New NS Common Shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on New NS Common Shares will be treated as discussed under “Taxation of Distributions” above. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. U.S. Holders should note that there is no provision in the Code, Treasury Regulations or other official IRS guidance that would give them the right to make a mark-to-market election with respect to any Lower-tier PFIC, the shares of which are not regularly traded, and, therefore, the general rules applicable to ownership of a PFIC described above could continue to apply to a U.S. Holder with respect to any Lower-tier PFIC of New NorthStar, even if the U.S. Holder made a mark-to-market election with respect to the New NS Common Shares. Currently, a mark-to-market election may not be made with respect to the New NS Public Warrants.

PFIC Reporting Requirements

If Viking or New NorthStar is a PFIC for any taxable year during which a U.S. Holder owns (or is deemed to own) any Viking Class A Shares or New NS Common Shares, the U.S. Holder may be required to file annual reports on IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to Viking, New NorthStar and any Lower-tier PFIC. Failure to do so, if required, will extend the statute of limitations (potentially including with respect to items that do not relate to a U.S. Holder’s investment in the PFIC) until such required information is furnished to the IRS and may result in significant penalties.

THE RULES DEALING WITH PFICS ARE COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING WHETHER THE ELECTIONS DESCRIBED ABOVE ARE AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

In determining whether any of the tests are satisfied, a U.S. Holder generally takes into account not only New NorthStar shares actually owned by the U.S. Holder, but also any New NorthStar shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include New NorthStar shares which could be acquired pursuant to the exercise of warrants.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the Transactions must, among other requirements, be less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the Transactions. Before the Transactions, the Viking Class A Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all New NorthStar shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all New NorthStar shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of ours. The redemption of the New NS Common Shares will not be essentially equivalent to a dividend with respect to a

U.S. Holder if the Transactions result in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New NorthStar. Whether the Transactions will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and taxed in the manner described above under “Taxation of Distributions.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New NS Common Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other shares constructively owned by such U.S. Holder.

As described above, if Viking is treated as a PFIC with respect to a U.S. Holder who exchanges Viking Class A Shares for New NS Common Shares in connection with the Continuation and such U.S. Holder did not make any of the PFIC Elections (as defined above), any income or gain recognized by a U.S. Holder electing to have its shares redeemed would generally be subject to the special and adverse PFIC tax rules described above.

Information Reporting and Backup Withholding

Dividend payments with respect to New NS Common Shares and proceeds from the sale, exchange or disposition of New NS Securities may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders are urged to consult their own tax advisers regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of applicable dollar thresholds are required to report information to the IRS relating to New NS Securities, subject to certain exceptions (including an exception for New NS Securities held in accounts maintained by U.S. financial institutions), by attaching an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to their tax return, for each year in which they hold New NS Securities. In addition, certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to New NorthStar. Failure to do so, if required, will extend the statute of limitations (potentially including with respect to items that do not relate to a U.S. Holder’s investment in the New NS Securities) until such required information is furnished to the IRS and may result in significant penalties. U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of New NS Securities.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE CONTINUATION, THE EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION, AND THE OWNERSHIP AND DISPOSITION OF NEW NS SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

Material U.S. Federal Income Tax Considerations
for U.S. holders of NorthStar Existing Common Shares

The following discussion is a summary of the material U.S. federal income tax considerations for U.S. Holders (as defined below) of NorthStar Existing Common Shares as a result of the Amalgamation. This section applies only to U.S. Holders that hold their NorthStar Existing Common Shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. Additionally, this discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the special accounting rules under Section 451(b) of the Code, the “Medicare” tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•        dealers or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts;

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of NorthStar;

•        partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities or arrangements;

•        persons holding NorthStar Existing Common Shares as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons whose functional currency is not the U.S. dollar;

•        persons that received NorthStar Existing Common Shares as compensation for services;

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds NorthStar Existing Common Shares, the tax treatment of a partner or other member in such partnership or other pass-through entity generally will depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding NorthStar Existing Common Shares, you are urged to consult your tax advisor regarding the tax consequences to you of the Amalgamation.

This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. NorthStar has not sought, and does not intend to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE Amalgamation, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a U.S. Holder. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of NorthStar Existing Common Shares that is, for U.S. federal income tax purposes:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

The Amalgamation

In General

The U.S. federal income tax consequences of the Amalgamation will depend primarily upon whether the Amalgamation qualifies as a “reorganization” within the meaning of Section 368 of the Code (a “Reorganization”). In the opinion of Greenberg Traurig, LLP, counsel to NorthStar, the Amalgamation should qualify as a Reorganization, subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.2 hereto. However, the qualification of the Amalgamation as a Reorganization depends, in part, on the U.S. federal income tax treatment of the Amalgamation, which is not entirely clear because the Amalgamation is governed by non-U.S. law. Moreover, an opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. NorthStar has not requested a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Amalgamation.

Subject to the PFIC rules discussed below, assuming the Amalgamation qualifies as a Reorganization, U.S. Holders of NorthStar Existing Common Shares should not recognize gain or loss on the exchange of NorthStar Existing Common Shares for New NS Common Shares as a result of the Amalgamation. Each U.S. Holder’s tax basis in the New NS Common Shares received in the Amalgamation should be the same as such U.S. Holder’s tax basis in the NorthStar Existing Common Shares surrendered in the Amalgamation in exchange therefor. The holding period of the New NS Common Shares received in the Amalgamation by the U.S. Holder should include the holding period of the NorthStar Existing Common Shares surrendered in the Amalgamation in exchange therefor.

Subject to the PFIC rules discussed below, if the Amalgamation fails to qualify as a Reorganization under Section 368(a) of the Code, a U.S. Holder of NorthStar Existing Common Shares generally would recognize gain or loss in an amount equal to the difference between (i) the fair market value of the New NS Common Shares received in exchange for such surrendered NorthStar Existing Common Shares upon completion of the Amalgamation and (ii) the holder’s basis in the NorthStar Existing Common Shares surrendered. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if such NorthStar Existing Common Shares have been held for more than one year at the time of the Amalgamation. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in the New NS Common Shares received in the Amalgamation generally would be equal to the fair market value thereof as of the effective time of the Amalgamation, and the U.S. Holder’s holding period in such New NS Common Shares generally would begin on the day following the Amalgamation.

PFIC Considerations

Even if the Amalgamation qualifies as a Reorganization, a U.S. Holder that exchanges NorthStar Existing Common Shares pursuant to the Amalgamation could nevertheless recognize gain if NorthStar is treated as a PFIC for any taxable year (or portion thereof) that is included in that U.S. Holder’s holding period. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form or if the IRS successfully asserts that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations, a U.S. Holder of NorthStar Existing Common Shares may recognize gain in connection with the Amalgamation if: (i) NorthStar is treated as a PFIC for any taxable year (or portion thereof) that is included in such U.S. Holder’s holding period for NorthStar Existing Common Shares, (ii) such U.S. Holder has not made a QEF election or mark-to-market election (each as described above under “Material U.S. Federal Income Tax Considerations for U.S. Holders of Viking Securities — Passive Foreign Investment Company Rules”) and (iii) New NS is not a PFIC in the taxable year that includes the day after the Amalgamation. Any such gain generally would be subject to the PFIC rules described above under “Material U.S. Federal Income Tax Considerations for U.S. Holders of Viking Securities — Passive Foreign Investment Company Rules.” No determination has been made as to NorthStar’s PFIC status for its current taxable year or any prior taxable year.

It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted and whether the IRS would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations. Therefore, a U.S. Holder of NorthStar Existing Common Shares that has not made a timely QEF election or mark-to-market election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Amalgamation under the circumstances described above.

U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them of the Amalgamation, including regarding QEF and mark-to-market elections that they may have made, or may make, with respect to their NorthStar Existing Common Shares (including potentially a retroactive QEF election) and New NS Common Shares.

Information Reporting and Backup Withholding

Each U.S. Holder that receives New NS Common Shares in the Amalgamation may be required to retain permanent records pertaining to the Amalgamation and make such records available to any authorized IRS officers and employees. Such records may include information regarding the number, basis, and fair market value of the NorthStar Existing Common Shares exchanged and New NS Common Shares received in exchange therefor.

Additionally, U.S. Holders that are required to file U.S. federal income tax returns and who owned immediately before the Amalgamation at least one percent (by vote or value) of the total outstanding equity of NorthStar may be required to attach a statement to their U.S. federal income tax returns for the year in which the Amalgamation is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in its NorthStar Existing Common Shares surrendered in the Amalgamation, the fair market value of such NorthStar Existing Common Shares, the date of the Amalgamation and the name and employer identification number of the parties to the reorganization. U.S. Holders should consult their tax advisors regarding the application of these rules to the Amalgamation.

A Holder may, under certain circumstances, be subject to information reporting and backup withholding on amounts received in the Amalgamation, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

MATERIAL CANADIAN TAX CONSIDERATIONS

The following is a summary of the material Canadian federal income tax considerations generally applicable with respect to the ownership and disposition of New NS Common Shares to a person who is a beneficial owner of such securities immediately following the Business Combination (a “Holder”) and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) (i) holds the New NS Common Shares as capital property; (ii) deals at arm’s length with New NorthStar; (iii) is not affiliated with New NorthStar; (iv) has not entered into a “derivative forward agreement” or “synthetic disposition arrangement”, each as defined in the Tax Act, with respect to the New NS Common Shares; and (v) has not received or acquired its New NS Common Shares as compensation for its employment with NorthStar, Viking, or NewCo, or any of their respective subsidiaries or in connection with any employee stock option or executive compensation plan of NorthStar, Viking, or NewCo, or any of their respective subsidiaries This discussion does not address any tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the tax treatment of the Business Combination with respect to Viking Shareholders or NorthStar Securityholders. Generally, the New NS Common Shares will be considered to be capital property to a Holder provided the Holder does not use or hold (or is not deemed to use or hold) such securities in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act in force as of the date hereof, the Canada-United States Tax Convention (1980), as amended, (the “Treaty”) and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing and publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or administrative policies or assessing practice of the CRA whether by legislative, regulatory, administrative, or judicial action, nor does it take into account tax legislation or considerations of any province, territory, state, local, foreign, or other jurisdiction, which may be different from those discussed herein.

This summary does not apply to a holder of any Equity Interests. Such holders should consult with their own tax advisors.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations applicable in respect of the acquisition, holding, or disposition of New NS Common Shares, and is not intended to be, and should not be construed to be, legal, business, or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors having regard to their own particular circumstances.

Currency Conversion

Generally, for purposes of the Tax Act, any amount relating to the acquisition, holding, or disposition of New NS Common Shares, including dividends, adjusted cost base, and proceeds of disposition, must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars using the “relevant spot rate” (as defined in the Tax Act), which generally is the rate quoted by the Bank of Canada on the particular day, or such other rate of exchange as is acceptable to the Minister of Finance (Canada).

Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is resident or is deemed to be resident in Canada (a “Resident Holder”).

Certain Resident Holders who might not otherwise be considered to hold their New NS Common Shares as capital property could be entitled to make an irrevocable election under subsection 39(4) of the Tax Act. This election may deem any New NS Common Shares and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders are advised to consult their own tax advisors to determine whether such an election is available and desirable in their particular circumstances.

Dividends on New NS Common Shares

Dividends received or deemed to be received on New NS Common Shares held by a Resident Holder will be included in computing such Resident Holder’s income for the purposes of the Tax Act.

Such dividends received by a Resident Holder who is an individual (including certain trusts) will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to dividends received from “taxable Canadian corporations,” (as defined in the Tax Act) including the enhanced gross-up and dividend tax credit applicable to dividends designated by New NorthStar as “eligible dividends” (as defined in the Tax Act). There may be limitations on the ability of New NorthStar to designate dividends as “eligible dividends”.

A dividend received (or deemed to be received) by a Resident Holder that is a corporation will generally be deductible in computing the corporation’s taxable income.

In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received or deemed to be received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard their own circumstances.

A Resident Holder that is a “private corporation” or “subject corporation” (as such terms are defined in the Tax Act) may be liable to pay a refundable tax under Part IV of the Tax Act to pay a tax of 38 1/3% that is refundable in certain circumstances on dividends received or deemed to be received on the New NS Common Shares to the extent such dividends are deductible in computing such Resident Holder’s taxable income for the taxation year.

Disposition of New NS Common Shares

A disposition or a deemed disposition of a New NS Common Share by a Resident Holder (other than a disposition to New NorthStar that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market) will generally result in the Resident Holder realizing a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of the New NS Common Share exceed (or are less than) the aggregate of the adjusted cost base to the Resident Holder thereof and any reasonable costs of disposition.

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “Taxable Capital Gain”) realized by the Resident Holder in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “Allowable Capital Loss”) realized in a taxation year from Taxable Capital Gains realized in the year by such Resident Holder. Allowable Capital Losses in excess of Taxable Capital Gains realized in a taxation year may be carried back and deducted in any of the three preceding years or carried forward and deducted in any subsequent year against net Taxable Capital Gains realized by the Resident Holder in such years, to the extent and within the limitations contained in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition or deemed disposition of a New NS Common Share may be reduced by the amount of any dividends received (or deemed to have been received) by it on such New NS Common Share or shares substituted for such New NS Common Share to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns a New NS Common Share directly or indirectly through a partnership or trust. Resident Holders to whom these rules may apply should consult their own tax advisors.

Additional Refundable Tax

A Resident Holder that is either (a) throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act), or that is (b) at any time in the relevant taxation year time a “substantive CCPC” (as defined in the Tax Act), may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act), which includes taxable capital gains and dividends or deemed dividends that are not deductible under the Tax Act.

Alternative Minimum Tax

A capital gain realized, or a dividend received or deemed to be received, by a Resident Holder who is an individual (other than certain trusts), may give rise to liability for alternative minimum tax as calculated under the Tax Act. Such Resident Holders should consult their own tax advisors in this regard having regard to their own particular circumstances.

Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, (i) is not, and is not deemed to be, resident in Canada; (ii) does not, and is not deemed to, use or hold New NS Common Shares in, or in the course of carrying on, a business carried on in Canada; (iii) does not have a “permanent establishment” or “fixed place of business” in Canada; (iv) is not a person who carries on an insurance business in Canada and elsewhere; (v) is not an “authorized foreign bank”, as defined in the Tax Act; and (vi) is not a “foreign affiliate” (as defined in the Tax Act) of a taxpayer resident in Canada (a “Non-Resident Holder”).

Dividends on New NS Common Shares

Dividends paid or credited, or deemed to be paid or credited, to a Holder of New NS Common Shares will be subject to Canadian withholding tax under the Tax Act at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax treaty or convention between Canada and the country in which the Holder is resident for the purposes of such treaty or convention and in respect of which the Holder is entitled to receive benefits thereunder. For example, where a Holder is a beneficial owner of dividends who is a resident of the United States for the purposes of the Treaty and who is fully entitled to benefits under the Treaty, the rate of Canadian withholding tax applicable to such dividends is generally reduced to 15% of the gross amount of the dividend (or 5% in the case of a company that beneficially owns at least 10% of New NorthStar’s voting shares). Holders should consult their own tax advisors in this regard.

Disposition of New NS Common Shares

A Holder will not be subject to tax under the Tax Act on any capital gain, or entitled to deduct any capital loss, realized on the disposition or deemed disposition of New NS Common Shares, unless the New NS Common Shares are “taxable Canadian property” of the Holder for the purposes of the Tax Act and are not “treaty-protected property” of the Holder for the purposes of the Tax Act at the time of disposition or deemed disposition.

Generally, the New NS Common Shares will not be taxable Canadian property of a Holder at the time of disposition if the New NS Common Shares are listed at that time on a “designated stock exchange” as defined in the Tax Act (which currently includes the NYSE), unless, at any particular time during the 60-month period immediately preceding the disposition or deemed disposition: (i) one or any combination of (a) the Holder, (b) persons with whom the Holder does not deal with at arm’s length for purposes of the Tax Act, and (c) partnerships in which the Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of the capital stock of New NorthStar; and (ii) more than 50% of the fair market value of the New NS Common Shares was derived directly or indirectly from one or any combination of (a) real or immovable properties situated in Canada, (b) “Canadian resource property” (as defined in the Tax Act), (c) “timber resource property” (as defined in the Tax Act), and (d) options in respect of, or interests in, or for civil law rights in, any of the foregoing, whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, New NS Common Shares may be deemed to be taxable Canadian property.

Even if the New NS Common Shares are or are deemed to be taxable Canadian property of a Holder, any capital gain realized on the disposition or deemed disposition of the New NS Common Shares may not be subject to tax under the Tax Act if, at the time of the disposition, the New NS Common Shares are “treaty-protected property” of the Holder for the purposes of the Tax Act. The New NS Common Shares will generally be treaty-protected property of a Holder for the purposes of the Tax Act if at the time of the disposition any gain from their disposition would, because of an applicable income tax treaty or convention between Canada and the country in which the Holder is resident for the purposes of such treaty and in respect of which the Holder is entitled to receive benefits thereunder, be exempt from tax under the Tax Act.

If the New NS Common Shares are or are deemed to be taxable Canadian property but not treaty-protected property of a Holder at the time of disposition or deemed disposition, such shares will generally be subject to tax under the Tax Act.

Holders whose New NS Common Shares are or may be taxable Canadian property should consult their own tax advisors for advice having regard to their own particular circumstances, including whether their New NS Common Shares are treaty-protected property.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION

Court Approval

The Arrangement requires approval by the Court under Section 192 of the CBCA. The Company, in conjunction with the SPAC, will apply for the Interim Order, which will provide for the approvals of the Company Securityholders and SPAC Shareholders in connection with the Arrangement and other procedural matters. A copy of the Interim Order will be attached as Annex J.

Subject to the terms of the Business Combination Agreement, following the approval of the Arrangement Resolution by the Company Securityholders and the SPAC Shareholder Approval by the SPAC Shareholders, the Company, in conjunction with the SPAC, will make an application to the Court for the Final Order approving the Arrangement. Such application for the Final Order is expected to be presented on [    ], 2026 before the Superior Court of Québec, sitting in the Commercial Division in and for the district of Montréal at the Montréal Courthouse located at 1, Notre-Dame Street East, Montréal, Québec, in room [    ] at [    ] (Eastern time) or by way of a virtual hearing or so soon thereafter as counsel may be heard, or in any other room and at any other date and time the Court may see fit (the “Final Hearing”). A copy of the Notice of Presentation for the Final Order is set forth in Annex J. Any eligible securityholder who wishes to appear and be heard at the Final Hearing must file an answer (notice of appearance) with the Court’s registry and serve same on the Company’s legal counsel c/o Mtre [    ], Stikeman Elliott LLP, 1155, René-Lévesque Boulevard West, 41st Floor, Montréal, Québec H3B 3V2, Canada, email: [    ], and on the SPAC’s legal counsel, c/o Mtre Gary Rivard, BCF LLP, 1100, René-Lévesque Boulevard West, 25th Floor, Montréal, Québec H3B 5C9, email: gary.rivard@bcf.ca, no later than [    ] (Montréal time) on [    ]. If such an answer (notice of appearance) is with a view to contesting the application for a Final Order, such answer (notice of appearance) must provide a summary of the grounds of contestation and be served on the Company’s legal counsel and on the SPAC’s legal counsel (at the above addresses or email addresses), no later than [    ] on [    ].

At the Final Hearing, the Court will consider, among other things, the fairness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. In the event that the Final Hearing is postponed, adjourned or rescheduled then, subject to any further order of the Court, only those persons having previously served a notice of appearance in compliance with the Notice of Presentation and the Interim Order will be given notice of the postponement, adjournment or rescheduled date.

If the Final Order is granted and the other conditions contained in the Business Combination Agreement are satisfied or waived to the extent legally permissible, articles of arrangement will be filed with the CBCA Director for issuance of certificates of arrangement giving effect to the Arrangement.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Viking will acquire all of the outstanding equity interests of NorthStar in the Business Combination, Viking will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of NorthStar issuing shares for the net assets of Viking, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of NorthStar. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2026, gives effect to the Business Combination and related transactions as if they had occurred on March 31, 2026. The summary unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2026 and for the year ended December 31, 2025, give effect to the Business Combination and related transactions as if they had occurred on January 1, 2025, the beginning of the earliest periods presented.

The Summary Pro Forma Information has been derived from, should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Viking and NorthStar for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what New NorthStar’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the date indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of New NorthStar following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Viking Public Shares:

•        Assuming No Redemptions Scenario:    This presentation assumes that no Public Shareholders of Viking will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination.

•        Assuming 100% Redemptions Scenario:    This presentation assumes that 23,000,000 Public Shares are redeemed for aggregate redemption payments of C$325.2 million, based on a redemption price of approximately C$14.14 per share. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the 100% redemptions.

	No Redemptions Scenario		100% Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the three months ended March 31, 2026
Net loss	C$	(2,392,661)	C$	(2,392,661)
Weighted average shares outstanding – basic and diluted		64,155,529		41,155,529
Net loss per share – basic and diluted	C$	(0.04)	C$	(0.06)

	No Redemptions Scenario		100% Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the year ended December 31, 2025
Net loss	C$	(12,988,443)	C$	(15,825,618)
Weighted average shares outstanding – basic and diluted		64,155,529		41,155,529
Net loss per share – basic and diluted	C$	(0.20)	C$	(0.38)
	No Redemptions Scenario		100% Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2026
Total assets	C$	359,779,231	C$	47,348,550
Total liabilities	C$	146,371,278	C$	146,371,278
Total shareholders’ equity (deficit)	C$	213,407,953	C$	(99,022,728)

COMPARATIVE HISTORICAL AND UNAUDITED PRO
FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth the historical comparative share information for Viking and NorthStar on a stand-alone basis and the unaudited pro forma combined share information for the three months ended March 31, 2026 and for the year ended December 31, 2025, after giving effect to the Business Combination, assuming (i) no Public Shareholders of Viking exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination; and (ii) the Public Shareholders exercise their redemption rights with respect to a maximum of 23,000,000 Public Shares, or approximately C$14.14 per share or C$325.2 million. This scenario includes all adjustments contained in the “No Redemptions Scenario” and presents additional adjustments to reflect the effect of the “100% Redemptions Scenario”.

This information is only a summary and should be read together with the selected historical financial information summary of Viking and NorthStar and the historical financial statements and related notes of each of Viking and NorthStar, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of Viking and NorthStar is derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had Viking and NorthStar consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Viking and NorthStar would have been had Viking and NorthStar consummated a business combination during the periods presented.

	NorthStar (Historical)		Viking (Historical)		Pro Forma Combined (No Redemptions Scenario)		Pro Forma Combined (100% Redemptions Scenario)
As of and for the Three Months Ended March 31, 2026
Book (deficit) value per share(1)	C$	(450.05)	C$	(0.37)	C$	3.33	C$	(2.41)
Basic and diluted weighted average shares outstanding, Class A and Class B common stock		549,527
Basic and diluted net loss per Class A and Class B common stock	C$	(19.52)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted				23,660,000
Basic and diluted net income per share, Class A ordinary shares			C$	0.08
Weighted average shares outstanding, Class B ordinary shares, basic and diluted				7,666,667
Basic and diluted net income per share, Class B ordinary shares			C$	0.08
Pro forma weighted average number of shares outstanding – basic and diluted						64,155,529		41,155,529
Pro forma net loss per share – basic and diluted					C$	(0.04)	C$	(0.06)

____________

(1)      The book (deficit) value per share is equal to the total shareholders’ (deficit) equity divided by the total number of outstanding shares.

	NorthStar (Historical)		Viking (Historical)		Pro Forma Combined (No Redemptions Scenario)		Pro Forma Combined (100% Redemptions Scenario)
For the Year Ended December 31, 2025
Basic and diluted weighted average shares outstanding, Class A and Class B common stock		544,560
Basic and diluted net loss per Class A and Class B common stock	C$	(40.98)
Weighted average shares outstanding of Class A ordinary shares, basic				8,576,750
Basic net income per share, Class A ordinary shares			C$	0.01
Weighted average shares outstanding, Class B ordinary shares, basic				7,029,167
Basic net income per share, Class B ordinary shares			C$	0.01
Weighted average shares outstanding of Class A ordinary shares, diluted				8,576,750
Diluted net income per share, Class A ordinary shares			C$	0.01
Weighted average shares outstanding, Class B ordinary shares, diluted				7,235,417
Diluted net income per share, Class B ordinary shares			C$	0.01
Pro forma weighted average number of shares outstanding – basic and diluted						64,155,529		41,155,529
Pro forma net loss per share – basic and diluted					C$	(0.20)	C$	(0.38)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of Viking and NorthStar, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”). The following unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings due to operating efficiencies, or any other business changes or synergies that may result from the business combination.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2026, assumes that the Business Combination occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025, assume that the Business Combination occurred on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New NorthStar’s financial condition or results of operations would have been had the Business Combination occurred on the date indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New NorthStar. The actual financial position and results of operations of New NorthStar may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Viking was derived from the unaudited financial statements of Viking as of and for the three months ended March 31, 2026 and the audited financial statements of Viking for the year ended December 31, 2025, included elsewhere in this proxy statement/prospectus. The historical financial information of NorthStar was derived from the unaudited consolidated financial statements of NorthStar as of and for the three months ended March 31, 2026 and the audited consolidated financial statements of NorthStar for the year ended December 31, 2025, which are included elsewhere in this proxy statement/prospectus. This information should be read together with Viking’s and NorthStar’s unaudited and audited financial statements, and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Viking” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NorthStar” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On April 16, 2026, Viking entered into the Business Combination Agreement with NorthStar and NewCo. Subject to its terms and conditions, the Business Combination Agreement provides, among other things, that (1) at least one business day prior to the Closing Date, Viking will continue from the Cayman Islands to Canada, (2) NorthStar will conduct the NorthStar Reorganization, whereby certain NorthStar loans, debentures, and NorthStar Securities will be exchanged for or converted into NorthStar Ordinary Shares, (3) NewCo will amalgamate with and into NorthStar, with NewCo surviving the Amalgamation as a wholly-owned subsidiary of New NorthStar, pursuant to an arrangement under the applicable provisions of the CBCA and the Plan of Arrangement, and (4) New NorthStar will adopt the Restated Articles.

The aggregate equity consideration to be issued to the NorthStar Securityholders in the Business Combination will be approximately 30,000,000 NorthStar Ordinary Shares to be authorized pursuant to the New NS Organizational Documents, based on a transaction value of $300 million.

In addition, following the Closing, New NorthStar will issue up to 10,000,000 New NS Earnout Shares to certain Earnout Recipients, including the Sponsor, which will be entitled to 10% of any Earnout Shares issued, in each case as determined by a committee of the New NS Board and subject to the achievement of certain revenue-based performance targets. Up to 5,000,000 New NS Earnout Shares will be issued if New NorthStar achieves a Revenue Run Rate of at least $50,000,000 during any of the four fiscal quarters ending March 31, June 30, September 30 or December 31, 2027. If the 2027 Earnout Target is not achieved, but any of the 2028 Earnout Targets is subsequently achieved, the 2027 Earnout Target will be deemed satisfied in full at such time. An additional tranche of up to 5,000,000 New NS Earnout Shares will be issued based on revenue performance during specified periods in 2028 and early 2029, with the number of New NS Earnout Shares issuable determined on a sliding scale as follows: (i) 5,000,000 shares if the applicable revenue metric equals or exceeds $100,000,000, (ii) 3,750,000 shares if at least $90,000,000 but less than $100,000,000, (iii) 2,500,000 shares if at least $80,000,000 but less than $90,000,000, and (iv) 1,250,000 shares if at least $70,000,000 but less than $80,000,000. The applicable revenue metric is based on “Revenue Run Rate,” calculated using annualized service revenue, grant income and R&D funding as reported in New NorthStar’s financial statements. Measurement periods will be automatically extended in the event of certain launch delays outside New NorthStar’s control, including delays caused by counterparties or force majeure events. If a change of control transaction occurs prior to the final measurement period, any New NS Earnout Shares that have not yet been issued will be deemed earned and issued to the Earnout Recipients immediately prior to such transaction.

The Earnout structure includes cumulative revenue-based tranches with a change-of-control provision that causes all remaining unvested shares to vest regardless of revenue performance. This feature introduces settlement variability that precludes equity classification under ASC 815-40.

On the Closing Date, each then issued and outstanding Viking Class B Common Share shall automatically convert, on a one-for-one basis, for a Viking Class A Common Share pursuant to the Viking Closing Articles.

Concurrently with the execution of the Business Combination Agreement, on April 16, 2026, Viking, Sponsor, and NorthStar entered into the PIPE Agreements with the PIPE Investors. Pursuant to the PIPE Agreements, the PIPE Investors agreed, conditional on the completion of the Business Combination, to subscribe for and purchase, and NorthStar agreed to issue and sell to the PIPE Investors, NorthStar Ordinary Shares, which, pursuant to the Plan of Arrangement, will be exchanged for an aggregate of $30 million of New NS Common Shares, on the basis of $10.00 per resulting New NS Common Share, as well as warrants to purchase NorthStar Ordinary Shares, which, pursuant to the Plan of Arrangement, will be exchanged for PIPE Warrants to acquire 3,000,000 New NS Common Shares at Closing. Such PIPE Warrants will have the same terms as the New Viking Public Warrants (as defined in the PIPE Agreement). In addition, the Sponsor agreed to transfer to the PIPE Investors (on a pro rata basis proportionally to each PIPE Investor’s investment) an aggregate of 3,000,000 New NS Common Shares (after conversion of the Founders Shares pursuant to the Arrangement) at Closing.

Concurrently with the execution and delivery of the Business Combination Agreement, Viking, NorthStar, and the Sponsor entered into the Sponsor Letter Agreement pursuant to which, among other things (1) the Sponsor agreed to vote all Founder Shares held by it in favor of the Business Combination Agreement, the Business Combination and related proposals, (2) the Sponsor agreed that, at the Closing, it will transfer, directly or constructively, 3,000,000 Founder Shares to investors in the PIPE Financing and Viking agreed to issue to the Sponsor at closing for consideration of the Sponsor Letter, 500,000 New NS Common Shares, (3) Sponsor agreed to pay SPAC Excluded Expenses unpaid under the Business Combination Agreement, and (4) the parties agreed that 10% of any Earnout Shares issued shall be allocated to Sponsor if the dollar volume-weighted average price for the New NS Common Shares over any 20 consecutive day trading period within the 30 consecutive trading days beginning on the day immediately following the publication of New NorthStar’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable earnout target, is greater than or equal to $10.00.

Transactions to Occur at Closing

On the Closing Date, pursuant to the Arrangement, NorthStar will complete the NorthStar Recapitalization pursuant to which, among other things:

•        certain NorthStar Convertible Debentures will be amended to provide that such debentures or any portion thereof may be converted into non-convertible debt securities of NorthStar at the option of the holder on the terms set out in the Plan of Arrangement;

•        the NorthStar Convertible Debentures will be amended to provide that interest will cease to accrue under such debentures after the Recapitalization Interest Accrual Date, following which all accrued interest under the NorthStar Convertible Debentures up to the Recapitalization Interest Accrual Date will be deemed to be paid in kind and added to the principal amount of such debentures;

•        certain NorthStar Convertible Debentures (or applicable portion thereof) will be converted into non-convertible debt securities of NorthStar in accordance with their terms and the Plan of Arrangement;

•        certain NorthStar Convertible Debentures (or an applicable portion thereof) will convert into NorthStar Class C Preferred Shares or NorthStar Class D Preferred Shares, as the case may be, at a rate of 1 NorthStar Class C Preferred Share or NorthStar Class D Preferred Share per C$100 in outstanding aggregate principal amount, in accordance with their terms and the Plan of Arrangement;

•        the NorthStar Warrants (other than the PIPE Warrants) will be exchanged for NorthStar Options to acquire a number of NorthStar Class A Common Shares equal the number of NorthStar Class A Common Shares subject to such NorthStar Warrants, at a per share exercise price equal to the per share exercise price for the NorthStar Class A Common Shares subject to such NorthStar Warrants;

•        the articles of NorthStar will be amended to create the NorthStar Ordinary Shares, and the then outstanding shares of NorthStar will be exchanged for NorthStar Ordinary Shares on the basis of: (i) 10.050422 NorthStar Ordinary Shares for each NorthStar Class A Common Share, (ii) 18.212356 NorthStar Ordinary Shares for each NorthStar Class B Common Share, (iii) 10 NorthStar Ordinary Shares for each NorthStar Class A Preferred Share, (iv) 10 NorthStar Ordinary Shares for each NorthStar Class B Preferred Share, (v) 10 NorthStar Ordinary Shares for each NorthStar Class B-1 Preferred Share, (vi) 10 NorthStar Ordinary Shares for each NorthStar Class C Preferred Share, and (vii) 10 NorthStar Ordinary Shares for each NorthStar Class D Preferred Share; and the NorthStar Options will be adjusted in accordance with their terms to give effect to the foregoing;

•        certain NorthStar Convertible Debentures will be amended to provide, among other things, that such debentures will be convertible into NorthStar Ordinary Shares upon the consummation of the Business Combination at a price per share equal to the fair market value of the NorthStar Ordinary Shares, less a 25% discount, which debentures will be converted into NorthStar Ordinary Shares at a rate of 1 NorthStar Ordinary Share per C$7.50 in outstanding aggregate principal amount in accordance with their terms and the Plan of Arrangement; and

•        the NorthStar Shareholder Loans will be amended to provide that interest will cease to accrue under such NorthStar Shareholder Loans after the Recapitalization Interest Accrual Date, following which all accrued interest thereunder up to the Recapitalization Interest Accrual Date will be contributed to NorthStar in consideration for the issuance of NorthStar Ordinary Shares at a rate of 1 NorthStar Ordinary Share per C$10 in outstanding aggregate principal amount and accrued interest of such NorthStar Shareholder Loan.

As of the date hereof, there are 634,263 NorthStar Class A Common Shares, 87,504 NorthStar Class B Common Shares, 250,000 NorthStar Class A Preferred Shares, 355,401 NorthStar Class B Preferred Shares, and 140,000 NorthStar Class B-1 Preferred Shares issued and outstanding. As of the Interest Accrual Date, the aggregate principal amount and accrued interest of the NorthStar Convertible Debentures was C$10,963,154 in respect of the NorthStar Convertible Debentures that will convert into non-convertible debt securities of NorthStar, C$67,748,700 in respect of the NorthStar Convertible Debentures that will convert into NorthStar Class C Preferred Shares or NorthStar Class D Preferred Shares, and C$29,581,980 in respect of the NorthStar Convertible Debentures that will convert into NorthStar Ordinary Shares. As of the Interest Accrual Date, the aggregate principal amount and accrued interest of the NorthStar Shareholder Loans was C$5,544,310.

Accordingly, pursuant to the NorthStar Recapitalization, if the Closing occurred on the date hereof, (i) 6,374,611 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class A Common Shares, (ii) 1,593,654 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class B Common Shares, (iii) 2,500,000 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class A Preferred Shares, (iv) 3,554,010 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class B Preferred Shares, (v) 1,400,000 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class B-1 Preferred Shares, (vi) 2,092,820 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class C Preferred Shares, (vii) 4,682,050 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Class D Preferred Shares, (viii) 3,399,917 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Convertible Debentures that converted into NorthStar Ordinary Shares, and (ix) 554,431 NorthStar Ordinary Shares would be issued to the former holders of NorthStar Shareholder Loans.

On the Closing Date, pursuant to the Arrangement and following the NorthStar Recapitalization, among other things:

•        the PIPE Financing will be consummated by NorthStar pursuant to the PIPE Agreements;

•        the Sponsor will transfer an aggregate of 3,000,000 Viking Class B Shares to the PIPE Investors proportionally to their investment in the PIPE Financing;

•        each then issued and outstanding Viking Class B Share shall be exchanged for one Viking Class A Share;

•        the articles of New NorthStar will be amended to (i) redesignate the Viking Class A Shares as New NS Common Shares, (ii) create a new class of preferred shares and delete the Viking Class B Shares, and (iii) provide that the New NS Common Shares and the New NorthStar preferred shares will have the rights, privileges, restrictions and conditions set out in the Plan of Arrangement;

•        NorthStar and NewCo will amalgamate under the CBCA, and pursuant to the Amalgamation:

•        the Amalgamated Company will become a wholly owned subsidiary of New NorthStar;

•        each then issued and outstanding NorthStar Ordinary Share (including those issued pursuant to the PIPE Financing) will be exchanged for that number of New NS Common Shares equal to the Exchange Ratio;

•        each then issued and outstanding NorthStar PIPE Warrant (including those issued pursuant to the PIPE Financing) will be exchanged for one (1) New NS PIPE Warrant to acquire one (1) New NS Common Share at a per share exercise price equal to $11.50, subject to adjustment, which will be governed by the terms of the Viking Public Warrant Agreement; and

•        each then issued and outstanding NorthStar Option will be exchanged for an option to acquire a number of New NS Common Shares (rounded up to the nearest whole share) equal to (1) the number of NorthStar Ordinary Shares subject to the applicable NorthStar Option multiplied by (2) the Exchange Ratio (the “New NS Exchange Options”), each at a per share exercise price (rounded up to the nearest cent) equal to the quotient of (1) the per share exercise price for the NorthStar Ordinary Shares subject to the applicable NorthStar Option, divided by (2) the Exchange Ratio (the “New NS Exchange Option Exercise Price”), in each case, in accordance with the provisions of applicable Law (including Sections 424(a) and Section 409A of the Code and subsection 7(1.4) of the Tax Act);

•        the NorthStar legacy option plan will terminate;

•        New NorthStar will issue to the Sponsor 500,000 New NS Common Shares;

•        New NorthStar will change its name to NorthStar Earth & Space Enterprises, Inc.; and

•        the Board of New NorthStar will be reconstituted to reflect the New NS Board and the officers of New NorthStar will be appointed.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Viking will acquire all of the outstanding equity interests of NorthStar in the Business Combination, Viking will be treated as the “acquired” company and NorthStar will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of NorthStar issuing stock for the net assets of Viking, accompanied by a recapitalization. The net assets of Viking will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of NorthStar.

NorthStar has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the No Redemptions Scenario and the 100% Redemptions Scenario:

•        The shareholders of NorthStar will have the greatest voting interest in New NorthStar; NorthStar has the right under the Business Combination Agreement to nominate a majority of the directors of the New NS Board for election under the Director Election Proposal. The Closing is conditioned upon the approval of the Director Election Proposal, meaning the Business Combination will not be consummated if the Director Election Proposal is not approved. Therefore, if the Business Combination is consummated, the majority directors on the New NS Board will be those nominated by NorthStar;

•        NorthStar will comprise the ongoing operations of New NorthStar; and

•        NorthStar’s existing senior management will be the senior management of New NorthStar.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Viking Public Shares:

•        Assuming No Redemptions Scenario:    This presentation assumes that no Public Shareholders of Viking will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination.

•        Assuming 100% Redemptions Scenario:    This presentation assumes that 23,000,000 Public Shares are redeemed for aggregate redemption payments of C$325.2 million, based on a redemption price of approximately C$14.14 per share. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the 100% redemptions.

The unaudited pro forma condensed combined financial information has been prepared using an estimated Exchange Ratio (defined in the Business Combination Agreement as the ratio obtained by dividing the Transaction Value of $300,000,000 by the Company Outstanding Shares) of 1.1496218, calculated assuming a Company Outstanding Shares value of 26,095,539.

The following table illustrates varying ownership levels of New NorthStar immediately following the Business Combination, excluding the dilutive effect of New NorthStar Earnout Shares, Viking Public Warrants, Viking Private Placement Warrants, NorthStar Warrants, NorthStar Options, and NorthStar PIPE Warrants:

	No Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%
Public Shareholders	23,000,000	35.8%	—	0.0%
Initial Shareholders(1)	5,826,667	9.1%	5,826,667	14.2%
NorthStar Shareholders	29,328,862	45.7%	29,328,862	71.3%
PIPE Investors(2)	6,000,000	9.4%	6,000,000	14.5%
Total	64,155,529	100.0%	41,155,529	100.0%

____________

(1)      Includes 4,666,667 Founder Shares (excluding 3,000,000 Founder Shares to be transferred by the Sponsor to the PIPE Investors), 660,000 Private Placement Shares, and 500,000 shares issued by Viking to the Sponsor at Closing for consideration of the Sponsor Letter.

(2)      Includes 3,000,000 PIPE Shares and 3,000,000 Founder Shares to be transferred by the Sponsor to the PIPE Investors (1,000,000 of which PIPE Shares will be issued to Pangaea, and 1,000,000 of which Founder Shares will be transferred to Pangaea).

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Certain Defined Terms” and, with respect to the determination of the 100% Redemptions Scenario in this section. Additionally, the relative percentages above assume the Business Combination was consummated on March 31, 2026. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2026, and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025, are based on the unaudited and the audited historical financial statements of Viking and NorthStar. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
MARCH 31, 2026

					No Redemptions					100% Redemptions
	NorthStar (Historical)		Viking (Historical)		Transaction Accounting Adjustments			Pro Forma Combined		Transaction Accounting Adjustments			Pro Forma Combined
Assets
Current assets
Cash	C$	954,113	C$	1,389,795	C$	41,791,800	A	C$	348,155,229	C$	12,816,152	D	C$	35,724,548
						325,246,833	C				(325,246,833)	H
						(12,816,152)	D
						(8,411,160)	E
Prepaid insurance		—		97,514		—			97,514		—			97,514
Prepaid expenses		202,778		59,084		(34,827)	E		227,035		—			227,035
Accounts receivable		263,127		—		—			263,127		—			263,127
Other receivables		3,651,580		—		—			3,651,580		—			3,651,580
Total current assets		5,071,598		1,546,393		345,776,494			352,394,485		(312,430,681)			39,963,804

Long term prepaid insurance		—		56,883					56,883		—			56,883
Cash and marketable securities held in Trust Account		—		325,246,833		(325,246,833)	C		—		—			—
Property and equipment		1,694,979		—		—			1,694,979		—			1,694,979
Right of use assets		518,714		—		—			518,714		—			518,714
Intangible assets		5,114,170		—		—			5,114,170		—			5,114,170
Total Assets	C$	12,399,461	C$	326,850,109	C$	20,529,661		C$	359,779,231	C$	(312,430,681)		C$	47,348,550

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	C$	3,249,022	C$	—	C$	(249,000)	E	C$	3,000,022	C$	—		C$	3,000,022
Accrued offering costs		—		118,410		—			118,410		—			118,410
Accrued expenses		—		125,701		(34,827)	E		90,874		—			90,874
Promissory notes		11,278,256		—		—			11,278,256		—			11,278,256
Short-term loans		2,284,860		—		—			2,284,860		—			2,284,860
Deferred revenue		2,634,263		—		—			2,634,263		—			2,634,263
Shareholder loans		5,359,316		—		(5,359,316)	F		—		—			—
Current portion of loan payable		2,233,335		—		—			2,233,335		—			2,233,335
Current portion of long-term debt		60,031		—		—			60,031		—			60,031
Non-controlling interests		3,040,000		—		—			3,040,000		—			3,040,000
Lease liability, current		466,141		—		—			466,141		—			466,141
Total current liabilities		30,605,224		244,111		(5,643,143)			25,206,192		—			25,206,192

Deferred underwriting fee		—		12,816,152		(12,816,152)	D		—		—			—
Earnout Shares liability		—		—		99,659,000	L		99,659,000		—			99,659,000
Loan payable		10,766,665		—		—			10,766,665		—			10,766,665
Long-term debt		51,772		—		—			51,772		—			51,772
Convertible debentures		107,301,000		—		(107,301,000)	F		—		—			—
Non-convertible debentures		—		—		10,613,573	F		10,613,573		—			10,613,573
Lease liability, non current		74,076		—		—			74,076		—			74,076
Total liabilities		148,798,737		13,060,263		(15,487,722)			146,371,278		—			146,371,278

Temporary equity
Viking class A ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 shares at redemption value		—		325,246,833		(325,246,833)	H		—		—			—
NorthStar class A preferred shares, no par value, 250,000 shares issued and outstanding		25,000,000		—		(25,000,000)	F		—		—			—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
MARCH 31, 2026 — (Continued)

					No Redemptions					100% Redemptions
	NorthStar (Historical)		Viking (Historical)		Transaction Accounting Adjustments			Pro Forma Combined		Transaction Accounting Adjustments			Pro Forma Combined
NorthStar class B preferred shares, no par value, 355,401 shares issued and outstanding		32,535,234		—		(32,535,234)	F		—		—			—
NorthStar class B-1 preferred shares, no par value, 140,000 shares issued and outstanding		14,000,000		—		(14,000,000)	F		—		—			—
NorthStar class B common stock, $0.01 par value, 87,504 shares issued and outstanding		875		—		(875)	F		—		—			—

Shareholders’ (deficit) equity
Viking preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding		—		—		—			—		—			—
Viking class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 660,000 issued and outstanding		—		92		1,068	B		—		(3,204)	H		—
						3,204	H				3,204	J
						70	I
						(4,434)	J
Viking class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,666,667 shares issued and outstanding		—		1,068		(1,068)	B		—		—			—
NorthStar class A common shares, $0.01 par value, 462,023 shares issued and outstanding		4,620		—		(4,620)	F		—		—			—
New NorthStar share capital		—		—		37,988,746	A		425,285,609		(3,204)	J		115,692,103
						173,587,472	F				(309,590,302)	M
						4,434	J
						213,704,957	M
Additional paid-in capital		3,937,651		—		3,803,054	A		—		12,816,152	D		—
						(5,066,071)	E				2,837,175	E
						(57,140,080)	G				(325,243,629)	H
						325,243,629	H				309,590,302	M
						(70)	I
						42,585,844	K
						(99,659,000)	L
						(213,704,957)	M
Accumulated deficit		(211,648,866)		(11,458,147)		(3,096,089)	E		(211,648,866)		(2,837,175)	E		(214,486,041)
						57,140,080	G
						(42,585,844)	K
Accumulated other comprehensive loss		(228,790)		—		—			(228,790)					(228,790)
Total shareholders’ (deficit) equity		(207,935,385)		(11,456,987)		432,800,325			213,407,953		(312,430,681)			(99,022,728)
Total liabilities and shareholders’ (deficit) equity	C$	12,399,461	C$	326,850,109	C$	20,529,661		C$	359,779,231	C$	(312,430,681)		C$	47,348,550

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2026

					No Redemptions					100% Redemptions
	NorthStar (Historical)		Viking (Historical)		Transaction Accounting Adjustments			Pro Forma Combined		Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Services Revenue	C$	2,360,507	C$	—	C$	—		C$	2,360,507	C$	—	C$	2,360,507
Grant income		249,800		—		—			249,800		—		249,800
		2,610,307		—		—			2,610,307		—		2,610,307

Operating Expenses:
Program and technical management		2,700,530		—		—			2,700,530		—		2,700,530
General and administrative expenses		1,187,873		375,448		(123,446)	BB		1,439,875		—		1,439,875
Sales and marketing expenses		513,286		—		—			513,286		—		513,286
Depreciation and amortization expenses		670,536		—		—			670,536		—		670,536
Loss from operations		(2,461,918)		(375,448)		123,446			(2,713,920)		—		(2,713,920)

Other Expense (Income):
Interest income on marketable securities held in Trust Account		—		(2,755,110)		2,755,110	AA		—		—		—
Interest income		(4,068)		—					(4,068)		—		(4,068)
Interest expenses		664,103		—		(162,741)	DD		501,362		—		501,362
Foreign exchange gain		60,434		—					60,434		—		60,434
Change in fair value of convertible debenture		8,407,000		—		(8,142,555)	DD		264,445		—		264,445
R&D tax credit		(1,143,432)		—					(1,143,432)		—		(1,143,432)
Total other expense (income), net		7,984,037		(2,755,110)		(5,550,186)			(321,259)		—		(321,259)
Net (loss) income	C$	(10,445,955)	C$	2,379,662	C$	5,673,632		C$	(2,392,661)	C$	—	C$	(2,392,661)
Basic and diluted net loss per Class A and Class B Common Stock	C$	(19.52)
Basic and diluted net income per share, Class A ordinary shares			C$	0.08
Basic and diluted net income per share, Class B ordinary shares			C$	0.08
Pro forma weighted average number of shares outstanding – basic and diluted									64,155,529				41,155,529
Pro forma net loss per share – basic and diluted								C$	(0.04)			C$	(0.06)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025

					No Redemptions					100% Redemptions
	NorthStar (Historical)		Viking (Historical)		Transaction Accounting Adjustments			Pro Forma Combined		Transaction Accounting Adjustments			Pro Forma Combined
Revenue
Services Revenue	C$	10,645,373	C$	—	C$	—		C$	10,645,373	C$	—		C$	10,645,373

Operating Expenses:
Program and technical management		10,288,464		—		—			10,288,464		—			10,288,464
General and administrative expenses		6,314,572		1,749,387		(83,290)	BB		7,980,669		2,837,175	CC		10,817,844
Sales and marketing expenses		2,155,493		—		—			2,155,493		—			2,155,493
Depreciation and amortization expenses		2,686,362		—		—			2,686,362		—			2,686,362
Loss from operations		(10,799,518)		(1,749,387)		83,290			(12,465,615)		(2,837,175)			(15,302,790)

Other Expense (Income):
Interest income on marketable securities held in Trust Account		—		(1,910,140)		1,910,140	AA		—		—			—
Unrealized gain on marketable securities held in Trust Account		—		(127,540)		127,540	AA		—		—			—
Interest income		(24,907)		—		—			(24,907)		—			(24,907)
Interest expenses		2,333,936		—		(616,838)	DD		1,717,098		—			1,717,098
Foreign exchange gain		(43,514)		—		—			(43,514)		—			(43,514)
Change in fair value of convertible debenture		10,259,000		—		(9,257,822)	DD		1,001,178		—			1,001,178
R&D tax credit		(2,127,027)		—		—			(2,127,027)		—			(2,127,027)
Total other expense (income), net		10,397,488		(2,037,680)		(7,836,980)			522,828		—			522,828
Net (loss) income	C$	(21,197,006)	C$	288,293	C$	7,920,270		C$	(12,988,443)	C$	(2,837,175)		C$	(15,825,618)
Basic and diluted net loss per Class A and Class B Common Stock	C$	(40.98)
Basic net income per share, Class A ordinary shares			C$	0.01
Basic net income per share, Class B ordinary shares			C$	0.01
Diluted net income per share, Class A ordinary shares			C$	0.01
Diluted net income per share, Class B ordinary shares			C$	0.01
Pro forma weighted average number of shares outstanding – basic and diluted									64,155,529					41,155,529
Pro forma net loss per share – basic and diluted								C$	(0.20)				C$	(0.38)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as NorthStar has been determined to be the accounting acquirer, primarily due to the fact that NorthStar’s shareholders will continue to control New NorthStar. Under this method of accounting, although Viking will acquire all of the outstanding equity interests of NorthStar in the Business Combination, Viking will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of NorthStar issuing stock for the net assets of Viking, accompanied by a recapitalization. The net assets of Viking will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of NorthStar.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026, assumes that the Business Combination and related transactions occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025 present pro forma effect to the Business Combination as if it had been completed on January 1, 2025, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026, has been prepared using, and should be read in conjunction with, the following:

•        Viking’s unaudited balance sheet as of March 31, 2026 and the related notes for the three months ended March 31, 2026, included elsewhere in this proxy statement/prospectus; and

•        NorthStar’s unaudited consolidated balance sheet as of March 31, 2026 and the related notes for the three months ended March 31, 2026, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025, have been prepared using, and should be read in conjunction with, the following:

•        Viking’s unaudited statement of operations for the three months ended March 31, 2026 and Viking’s audited statement of operations for the year ended December 31, 2025, and the related notes, included elsewhere in this proxy statement/prospectus; and

•        NorthStar’s unaudited statement of operations for the three months ended March 31, 2026 and NorthStar’s audited consolidated statement of operations for the year ended December 31, 2025, and the related notes, included elsewhere in this proxy statement/prospectus.

The historical financial statements of Viking have been translated into and are presented in CAD (as adjusted) for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

•        at the period end exchange rate as of March 31, 2026 of $1.00 to C$1.39306 for the balance sheet;

•        the average exchange rate for the period from January 1, 2026 through March 31, 2026, of $1.00 to C$1.37162 for the statement of operations for the period ending on that date; and

•        the average exchange rate for the period from July 24, 2025 (inception) through December 31, 2025, of $1.00 to C$1.38817 for the statement of operations for the period ending on that date.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Viking believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Viking believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of New NorthStar would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations or financial position of New NorthStar. They should be read in conjunction with the historical financial statements and notes thereto of Viking and NorthStar.

Accounting Policies

Upon consummation of the Business Combination, management of New NorthStar will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management of New NorthStar may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New NorthStar. Based on its initial analysis, management of New NorthStar did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the Transaction Accounting Adjustments. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings due to operating efficiencies, or any other business changes or synergies that may result from the business combination.

The unaudited and audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the transaction under GAAP. NorthStar and Viking have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined statements of operations do not reflect a provision for income taxes or any amounts that would have resulted had New NorthStar filed consolidated income tax returns during the periods presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2026 are as follows:

(A)    Reflects the consummation of the PIPE Financing by NorthStar and the conversion of NorthStar PIPE Warrants and NorthStar PIPE Shares into 3,000,000 New NS Common Shares and 3,000,000 New NS Warrants upon the Closing.

(B)    Represents the conversion of Viking Class B Ordinary Shares into Viking Class A Ordinary Shares on a one-for-one basis.

(C)    Reflects the liquidation and reclassification of C$325.2 million of cash and marketable securities held in Trust Account to cash that becomes available following the Business Combination.

(D)    Reflects the settlement of deferred underwriting fees upon the Closing of the Business Combination (other than in the Maximum Redemption scenario, in which case no deferred underwriting fees will be incurred).

(E)    Represents preliminary estimated transaction costs expected to be incurred by Viking and NorthStar of approximately C$3.1 million and C$5.4 million, respectively. These costs are accounted for reduction in the combined cash account with a corresponding reduction in additional paid-in capital or accumulated deficit consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A. These transaction costs will not reoccur in New NorthStar’s income beyond 12 months after the transaction.

For the Viking transaction costs, C$0.04 million of these costs have been paid, of which C$0.03 million is recorded in prepaid expenses, and C$0.03 million of theses costs are accrued as of the pro forma balance sheet date. The amount of C$3.1 million is reflected as an adjustment to accumulated losses. The Viking estimated transaction costs exclude the deferred underwriting fees included in (D) above.

For the NorthStar transaction costs, C$0.1 million of these costs have been paid and C$0.2 million of these costs have been accrued as of the pro forma balance sheet date. Under no redemption scenario, the amount of C$5.1 million is included as an adjustment to additional paid-in capital. Under 100% redemptions scenario, the amount of C$2.3 million of PIPE fees is included as an adjustment to additional paid-in capital, and the remaining amount of C$2.8 million is included as an adjustment to accumulated losses.

(F)    Represents the issuance of an aggregate of 29,328,862 New NS Common Shares to the existing shareholders and debtholders of NorthStar upon the Closing of the Business Combination (for more information, see “— Transactions to Occur at Closing”).

(G)    Represents the elimination of Viking’s historical accumulated deficit after recording the transaction costs as described in Adjustment (E) above, and the expenses recognized on the Sponsor’s transfer of shares as described in Adjustment (K) below.

(H)    Reflects the redemption of shares for cash by the Public Shareholders of Viking upon the consummation of the Business Combination. Under no redemptions scenario, it assumes that no Public Shareholders of Viking will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account, resulting in the reclassification of Viking Class A Ordinary Shares subject to possible redemption into Viking Class A Ordinary Shares and additional paid-in capital. Under 100% redemptions scenario, it assumes that 23,000,000 Viking Public Shares are redeemed for aggregate redemption payments of C$325.2 million, assuming a C$14.14 per share redemption price. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the 100% redemptions.

(I)     Represents the issuance of 500,000 shares to the Sponsor by New NorthStar at Closing for consideration of the Sponsor Letter. Management determined that the issuance obligation of the 500,000 shares by New NorthStar is a freestanding, equity-linked share issuance obligation which will be equity classified.

(J)     The “no redemptions” scenario represents the conversion of 31,826,667 Viking Class A Ordinary Shares into the same number of New NS Common Share. The “100% redemptions” scenario represents the conversion of 8,826,667 Viking Class A Ordinary Shares into the same number of New NS Common Shares.

(K)    Represents the impact of the fair value of the 3,000,000 Viking Class A Ordinary Shares transferred by the Sponsor to the PIPE Investors.

(L)    Reflects the estimated fair value of the Earnout Shares liability based on the assumptions used in the valuation. Changes in those assumptions could result in different fair value measurement and therefore could have affected the amounts presented in the pro forma financial information. Because the Earnout Shares are accounted for as a liability and remeasured at fair value at each reporting date, changes in assumptions used in the valuation model may result in significant non-cash gains or losses in future periods, which could materially affect the future combined results of operations.

The Earnout Shares were valued using a Monte Carlo simulation. Below are the significant assumptions used in the simulation:

Underlying Metric Volatility:	14.4%
Stock Volatility:	58.9%
Required Revenue Metric Risk Premium (Continuous)	2.9%
Correlation Coefficient	0.33
Stock price:	$10.00

(M)    Represents the reclassification within equity to reflect no par common stock.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026, are as follows:

(AA) Represents an adjustment to eliminate interest earned on investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2025, the beginning of the earliest period presented.

(BB) Represents the elimination of administrative service compensation that will be ceased paying upon the Business Combination. Commencing on October 31, 2025, the date that Viking’s securities are first listed in New York Stock Exchange, Viking agreed to reimburse an affiliate of the managers of the Sponsor, KingsRock, in an amount equal to up to $30,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination, Viking will cease paying these monthly fees.

(DD) Represents the elimination of interest expense and change in fair value on the shareholder loans and convertible debentures after giving effect the Business Combination as if it had occurred on January 1, 2025 (for more information see “— Transactions to Occur at Closing”).

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, are as follows:

(AA) Represents an adjustment to eliminate interest earned on investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2025, the beginning of the earliest period presented.

(BB) Represents the elimination of administrative service compensation that will be ceased paying upon the Business Combination. Commencing on October 31, 2025, the date that Viking’s securities are first listed in New York Stock Exchange, Viking agreed to reimburse an affiliate of the managers of the Sponsor, KingsRock, in an amount equal to up to $30,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination, Viking will cease paying these monthly fees.

(CC) Represents the effect of the pro forma balance sheet adjustment presented in (E) above for the direct, incremental costs of the Business Combination expected to be incurred by NorthStar. As these costs are directly related to the Business Combination, they are not expected to recur in the income of New NorthStar beyond 12 months after the Business Combination.

(DD) Represents the elimination of interest expense and change in fair value on the shareholder loans and convertible debentures after giving effect the Business Combination as if it had occurred on January 1, 2025 (for more information see “— Transactions to Occur at Closing”).

Loss per share

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New NorthStar’s shares outstanding, assuming the Business Combination occurred on January 1, 2025, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of Viking Public Shares as of and for the three months ended March 31, 2026 and for the year ended December 31, 2025:

	As of and for the Three Months Ended March 31, 2026
	No Redemptions		100% Redemptions
Net loss	C$	(2,392,661)	C$	(2,392,661)
Shareholders’ equity (deficit)		213,407,953		(99,022,728)
Weighted average shares outstanding(1)		64,155,529		41,155,529
Net loss per common share, basic and diluted	C$	(0.04)	C$	(0.06)
Book value (deficit) per share	C$	3.33	C$	(2.41)
	For the Year Ended December 31, 2025
	No Redemptions		100% Redemptions
Net loss	C$	(12,988,443)	C$	(15,825,618)
Weighted average shares outstanding(1)		64,155,529		41,155,529
Net loss per common share, basic and diluted	C$	(0.20)	C$	(0.38)

____________

(1)      For the purposes of calculating diluted earnings per share, all the shares underlying the Viking Public Warrants, Viking Private Placement Warrants, NorthStar Warrants, NorthStar Options, NorthStar PIPE Warrants, and Earnout Shares should have been assumed to have been issued. However, since this results in anti-dilution, the effect of such issuance was not included in calculation of diluted loss per share.

BUSINESS OF VIKING AND CERTAIN INFORMATION ABOUT VIKING

Unless the context requires otherwise, all references in this section to “Viking,” the “Company,” “we,” “us,” or “our” refers to Viking Acquisition Corp. I prior to the consummation of the Business Combination.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this Annual Report as our initial business combination.

On November 3, 2025, we consummated an initial public offering (“the Viking IPO”) of 23,000,000 units (the “Viking Public Units”), including the issuance of 3,000,000 public units as a result of the underwriter’s exercise in full of their over-allotment option. Each Viking Public Unit consists of one Class A ordinary share of the Company (each a “Viking Public Share” or a “Viking Class A Ordinary Share”), and one-third of one warrant. Each whole warrant (each a “Viking Public Warrant”) entitles the holder thereof to purchase one Viking Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in this prospectus, and only whole warrants are exercisable. The Viking Public Units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $230,000,000. We have 24 months from the closing of the Viking IPO to consummate an initial business combination or until such earlier liquidation date as our board of directors may approve, to consummate an initial business combination, which we refer to herein as the completion window.

Simultaneously with the closing of the Viking IPO, the Sponsor and Cohen purchased 660,000 private placement units in a private placement that closed concurrently with the Viking IPO. Each unit sold in this private placement consisted of one Viking Class A Ordinary Share and one-third of one warrant. Each whole private placement warrant (each a “Viking Private Placement Warrant”) contained in the private placement units is exercisable to purchase one whole Viking Class A Ordinary Share at a price of $11.50 per share. The Viking Private Placement Warrants will become exercisable on the later of (a) 30 days after the completion of our initial business combination, or (b) 12 months from the closing of the Viking IPO and will not expire except upon liquidation. We refer to these units as “Viking Private Placement Units.” The Viking Private Placement Units are identical to the Viking Public Units sold in the Viking IPO, subject to certain limited exceptions.

Our Sponsor owns 7,666,667 Viking Class B Ordinary Shares which it purchased for an aggregate of $25,000. We refer to these Viking Class B Ordinary Shares as the “Viking Founder Shares.” The Viking Founder Shares will automatically convert into Viking Class A Ordinary Shares at the time of our initial business combination (with such conversion taking place immediately prior to, simultaneously with, or immediately following the time of our initial business combination, as may be determined by our directors), or earlier at the option of the holders thereof, on a one-for-one basis, subject to adjustment and forfeiture as described herein.

We seek to capitalize on the significant experience and contacts of our management team to complete our initial business combination. Two of the members of our management team, N. Håkan Wohlin and Louis Jaffe are also the managing partners of KingsRock, a global independent financial services advisory firm founded in 2020. KingsRock provides creative financial and strategic advisory services to a broad range of clients across industries, asset classes and geographies. KingsRock does not direct or manage our activities, as that is the responsibility of our board of directors and officers. However, KingsRock’s extensive advisory network has unique access to private and public corporations, alternative investors and governments due to its wealth of deal-making experience and advisory-only nature. KingsRock advises clients on potential capital and financial solutions and originates unique investment opportunities for investors. KingsRock specializes in structurally complex situations that require creativity, expertise, and executional excellence. We believe our management team’s distinctive background and record of acquisition and operational success could have a transformative impact on verified target businesses.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
N. Håkan Wohlin	60	Chief Executive Officer and Director
Louis Jaffe	57	Chairman of the Board of Directors
Gil Ottensoser	55	Chief Financial Officer and Director
Philipp von Girsewald	55	Chief Strategy Officer
Dr. Josef Ackermann	78	Director
Yassine Bouhara	58	Director
Fred Brettschneider	60	Director
Seth Waugh	67	Director

Håkan Wohlin

Håkan Wohlin serves as our Chief Executive Officer. Mr. Wohlin has served as Founder and Managing Partner of KingsRock since 2016. He brings over three decades of global experience in financial services, with deep expertise in capital markets, mergers and acquisitions, and complex capital solutions. His career has spanned origination, underwriting, distribution, and special situations across all industries and continents.

Prior to founding KingsRock, Mr. Wohlin spent 13 years at Deutsche Bank, from 2002 to 2015, including as Global Head of Debt Origination, where he led one of the world’s leading debt underwriting franchises. Under his leadership, the team raised capital for corporate, financial, and public sector clients. During this time, Deutsche Bank earned the prestigious IFR Global Bond House Award in 2011, 2012 and 2013. Earlier in his career, Mr. Wohlin was Deutsche Bank’s Head of European Capital Markets Origination, overseeing structured finance, public and private capital raising, and multi-asset solutions across rates, credit, foreign exchange (“FX”), and commodities.

Mr. Wohlin began on Wall Street in energy trading before moving into the financial analytics and structured transaction group (FAST) and subsequently into Capital Markets at Bear Stearns & Co. He started in the early 1990s at Bear Stearns & Co and worked there until the late 1990s in capital markets, covering U.S. Energy, Financials and Industrials, based in New York. Between 1999 and 2002 he was EVP Business and Corporate Development at Corechange, a software company, based in New York and Boston.

Beyond his professional work, Mr. Wohlin serves in various advisory and trustee capacities. He is a Member of the Vestry and Investment Committee of St. John’s Episcopal Church in Southampton, New York. He is on the board of the Swedish American Chamber of Commerce, New York. He is a long-time member of The University Club in New York. He previously served as Vice Chairman of the International Capital Markets Association (ICMA) and was a Trustee of the Kent School in Connecticut.

He earned an MS in Business Administration from Stockholm University and pursued graduate studies in Economics at Harvard University.

Louis Jaffe

Louis Jaffe serves as our Chairman. Mr. Jaffe has served as the Co-Founder and Managing Partner of KingsRock since 2020. He brings over three decades of experience in global financial markets, with a focus on fixed income, structured solutions, and macro investing. From 2015 to 2019, Mr. Jaffe was Co-Founder and President of Montrock48 Capital, an alternative asset manager specializing in discretionary global macro strategies.

Before Montrock48 Capital, Mr. Jaffe spent 24 years at Deutsche Bank, where he held several senior leadership roles. From 2008 to 2015, he led Deutsche Bank’s Institutional Client Group Debt Americas, overseeing a team of approximately 200 professionals responsible for distributing fixed income products including credit, emerging markets, securitized products, FX, interest rate, and listed derivatives. Earlier, he served as Head of the Integrated Credit Sales Group. Mr. Jaffe was a member of multiple executive committees at Deutsche Bank, including the North America Corporate Banking and Securities Executive Committee, the Institutional Client Group Global Executive Committee, and the Global Fixed Income, Currencies and Commodities Executive Committee.

In 1991, he began his career at Bankers Trust as part of the credit derivatives group, continuing through its acquisition by Deutsche Bank in 1999. He also serves as President of the Board of JCCA, chairs its Investment Committee, and is a member of the UJA Wall Street Strategic Council.

Mr. Jaffe earned a BA in Political Science and Psychology from Syracuse University.

Gil Ottensoser

Gil Ottensoser serves as our Chief Financial Officer and a director. Mr. Ottensoser also serves as Managing Director at KingsRock. He brings over 25 years of experience in SPAC banking and capital markets and is widely recognized in the SPAC ecosystem. His career spans underwriting, advisory, and capital raising across numerous SPAC IPOs and business combinations.

Prior to joining KingsRock, Mr. Ottensoser led Roth Capital Partners’ SPAC Investment Banking effort as Managing Director from 2023 to 2025, where he was responsible for the firm’s SPAC agency underwriting and banking platform. From 2018 to 2023, he served as Managing Director and Head of SPAC Banking and Capital Markets at BTIG, where he was tasked with building, sourcing, capital raising, and overseeing the firm’s SPAC Banking strategy and execution. Earlier, Mr. Ottensoser spent several years at Deutsche Bank, from 2007 to 2013, where he held multiple senior roles including Managing Director, Head of Global SPAC Sales and Distribution, and Head of North American Capital Introduction. He began his SPAC-focused career in 2002 as Co-Founder of Legend Merchant Group in, one of the early and active SPAC underwriters and SPAC market participants.

Mr. Ottensoser earned a BA in Economics from Queens College and an MBA from New York University’s Stern School of Business.

Philipp von Girsewald

Philipp von Girsewald has served as our Chief Strategy Officer since September 2025. Mr. von Girsewald serves as Managing Director at KingsRock, bringing over 25 years of experience in M&A, FinTech, and banking, having started with KingsRock as a Senior Advisor in April 2024. He has provided strategic leadership, transaction structuring and innovation across global financial markets. His leadership has also extended to board roles influencing governance and growth strategies across multiple sectors and regions. In March 2025, Mr. von Girsewald founded Deposit Coin Inc., an infrastructure provider for the next generation of stablecoins, and he currently serves as its President and Chief Executive Officer. He is also since March 2024, the Chief Executive Officer of Girsewald Consult LLC. In addition, he is a member of the Supervisory Board of niiio finance group AG. Prior to joining KingsRock, Mr. von Girsewald served as the Head of Digital Financial Services at NAX Group Inc. between September 2022 and December 2023. He also was the President & Chief Executive Officer of Omni Financial Technology LLC, from November 2023 to May 2025. Before his tenure at NAX Group Inc., he founded and led the U.S. operations of Raisin GmbH (previously Deposit Solution GmbH), a European FinTech company, from April 2018 to September 2022, building the operations and platform. There, he served as the President and Chief Executive Officer of Deposit Solutions LLC from December 2018 to September 2022, as well as the President and Chief Executive Officer of Savebetter LLC between July 2019 and September 2022. Prior to building Raisin US, he spent 20 years between May 1998 and March 2018 at Deutsche Bank in Germany and New York, where he held several senior roles including Global Head of Corporate M&A, Global Head of Regulatory Strategy, and Head of Corporate Investments Americas. He served on the Executive Committee Americas, Deutsche Bank’s Group Investment Committee and its Group Regulatory Committee. He executed and oversaw various transactions as well as portfolios in venture capital, private equity, and institutional funds. Mr. von Girsewald holds a degree in Economics from the University of Bonn and served as a lieutenant in the German army. His international experience across Germany, Spain, and the U.S. provides him with deep cross-border insights and a disciplined approach to strategy and execution.

Dr. Josef Ackermann

Dr. Josef Ackermann serves as our director upon completion of the Offering. Dr. Ackermann has served as Chairman of the KingsRock advisory board since 2025 and has been a Senior Advisor at KingsRock since 2020. Dr. Ackermann is a Swiss banker and former executive with a distinguished career spanning over four decades in global finance. Most recently, he served as Chairman of the Board of Directors at Zurich Insurance Group from 2012 to 2013 and held prominent board roles including Vice-Chairman of Siemens AG, Director at Royal Dutch Shell plc, and Vice-Chairman of the Foundation Board of the World Economic Forum. He also chaired the Institute of International Finance (IIF), where he played a pivotal role in navigating the global financial crisis and the Eurozone debt crisis.

From 2002 to 2012, Dr. Ackermann led Deutsche Bank AG as Chairman of the Management Board and the Group Executive Committee, after serving as its Spokesman. During his tenure, Deutsche Bank rose to the top ranks of global investment banking and successfully weathered the 2007 financial crisis. He originally joined Deutsche Bank’s Management Board in 1996, overseeing the investment banking division.

Dr. Ackermann began his banking career in 1977 at Schweizerische Kreditanstalt (SKA), which later became Credit Suisse. He was appointed to its Executive Board in 1990 and became its President in 1993.

Dr. Ackermann holds a Doctorate in Economics and Social Sciences from the University of St. Gallen in Switzerland.

Yassine Bouhara

Yassine Bouhara serves as our director upon completion of the Offering. Mr. Bouhara has served as a Senior Advisor to KingsRock in Global Equity Markets, Corporate Finance, and M&A, with focus in Europe, Middle East and Africa since 2021. Since 2014, Mr. Bouhara is the Founder and Chairman of Tell Group, a regulated financial firm active in corporate finance, asset management, and private equity. With a career spanning over three decades, Mr. Bouhara has held senior leadership roles at major global financial institutions, including UBS, Deutsche Bank, and Merrill Lynch. His expertise covers equities, derivatives, structuring, and emerging markets.

Prior to founding Tell Group in 2014, Mr. Bouhara served as CEO of Emerging Markets and co-Global Head of Securities at UBS Investment Bank from 2010 to 2012. He previously held various roles at Deutsche Bank from 1996 to 2010 including Global Head of Equities, Head of Global Markets EMEA and Structuring, Global Head of Equities, and Global Head of Equity Derivatives. His early career included roles in equity derivatives trading at Merrill Lynch and market making at QT Optec-Servisen in Switzerland. He has served on the boards of Bankers Trust International in London and Nasdaq Dubai and is Vice President of the CACI in France and a member of the Algerian Business Council at the Dubai Chamber.

Mr. Bouhara holds a MS degree in Commercial and Industrial Sciences from Université de Genève HEC.

Fred Brettschneider

Fred Brettschneider serves as our director upon completion of the Offering. Mr. Brettschneider has served as a Senior Advisor to KingsRock in Credit, Special Situations, Structured Finance and Alternative Asset Managers since 2023. Mr. Brettschneider was most recently a Founding Partner and President of LibreMax Capital, an asset management firm that specializes in Structured Products, from 2010 to 2023. As President, Mr. Brettschneider was responsible for all non-investment activity. He was the chairman of LibreMax’s Risk Management and Valuation Committees and a key member of its Investment Committee.

Prior to co-founding LibreMax in 2010, Mr. Brettschneider was Head of Global Markets — Americas at Deutsche Bank, where he was responsible for managing the debt and equity businesses in the Americas and supervising a staff of over 2,000 people. He was also a member of Deutsche Bank’s Global Markets Executive Committee, which served as the governing body for Deutsche Bank’s Global Markets risk management. From 2003 to 2008, Mr. Brettschneider was Head of Institutional Client Coverage for all products in the Americas. He joined Deutsche Bank in 2000, as the Head of ABS Trading and Syndicate.

Prior to joining Deutsche Bank, Mr. Brettschneider was Global Head of ABS Trading and the Co-Head of MBS Trading at Credit Suisse First Boston where he worked from 1993 to 2000. He began his career at The Bank of Nova Scotia in Toronto in 1989.

Mr. Brettschneider is a board member of the Dean’s Global Council of the Schulich School of Business.

Mr. Brettschneider holds a BA from the University of Toronto, an MBA from the Schulich School of Business, and an MS in Economics from the London School of Economics. He is also a Chartered Financial Analyst (CFA) charter holder.

Seth Waugh

Seth Waugh serves as our director upon completion of the Offering. Mr. Waugh is Chairman of Rafferty Holdings, LLC and Vice Chairman of Arax Investment Partners. Prior to joining Rafferty and Arax, from August 2018 to June 2024, Mr. Waugh was the Chief Executive Officer of the PGA of America, guiding the business and overall strategy of one of the world’s largest sports organizations, serving its more than 31,000 PGA Professionals.

Before joining the PGA of America, Mr. Waugh previously served as Managing Director at Silver Lake in 2018 and continues as a Senior Advisor. In 2016, he was appointed Non-Executive Chairman of Alex. Brown. Mr. Waugh spent 13 years at Deutsche Bank, including 10 years as Chief Executive Officer of the Americas. He also served as Deutsche Bank Americas Advisory Board Chairman until 2017. A former Chief Executive Officer of Quantitative Financial Strategies, Mr. Waugh also spent 11 years at Merrill Lynch, culminating as Global Debt Markets Co-Head. He previously managed Salomon Brothers’ Corporate Bond and International Trading desks.

Mr. Waugh sat on the Board of Directors for the International Golf Federation, World Golf Foundation, Official World Golf Ranking, and is currently on the board for Franklin Resources, Inc. and Yext. He also serves on Workday, Inc.’s Advisory Board, as well as the Cabot Advisory Board. Mr. Waugh served on the FINRA board. His philanthropy includes serving as Chairman of the West Palm Beach Golf Park and Honorary Chair of the National Links Trust. In the past, he was on the boards of the World Trade Center Memorial Foundation; RISE; Children’s Healthcare Charity; YMCA of Greater New York; Multiple Sclerosis Society of Greater New York; Executive Committee of Partnership for New York City; St. Vincent’s Services of Brooklyn; Local Initiatives Support Corporation; and Harlem Village Academies. He was the Lawrenceville School Board President and a Wake Forest University Trustee. For years, he championed the Women on Wall Street Conference. He was also a Captains Club Special Advisor for The Memorial Tournament.

In 2022, Mr. Waugh was honored by March of Dimes with the Sports Leadership Award. Also in 2022, Mr. Waugh was recognized by the One Hundred Black Men of New York with the Judge Robert Mangum Diversity Champion Award for his groundbreaking work in sports. In 2024, Mr. Waugh received the MGWA Paul Dillon Distinguished Service Award, which recognizes individuals, as well as organizations, for their contributions and service to golf.

Mr. Waugh holds a B.A. in Economics and English from Amherst College.

Number and Terms of Office of Officers and Directors

Our board of directors consists of seven members. Prior to our initial business combination, holders of the Viking Founder Shares will have the right to vote to appoint and remove all of our directors and holders of the Viking Public Shares will not have the right to vote on the appointment or removal of directors during such time. These provisions of our amended and restated memorandum and articles of association may only be amended if approved by a special resolution passed by a majority of at least 90% (or, where such amendment is proposed in respect of the consummation of our initial business combination, two-thirds) of the Viking Ordinary Shares voting at the applicable general meeting. Each of our directors will hold office for a three-year term. Subject to any other special rights applicable to the shareholders, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors or by a majority of the holders of the Viking Ordinary Shares (or, prior to our initial business combination, holders of the Viking Founder Shares).

Approval of our initial business combination will require the affirmative vote of a majority of our board of directors, which must include a majority of our independent directors and each of the non-independent directors nominated by our Sponsor.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of any Chairman or co-Chairman of the Board, a Vice Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary, a Treasurer, Vice Presidents, one or more assistant Vice Presidents, one or more assistant Treasurers, one or more assistant Secretaries and such other officers as may be determined by the board of directors.

Director Independence

So long as we maintain listing for our securities on NYSE, a majority of our board of directors generally must be independent, subject to certain limited exceptions set forth under the rules of NYSE. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Waugh, Bouhara and Brettschneider and Dr. Ackermann will each be an “independent director” as defined in the NYSE listing standards and applicable SEC rules.

Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, executive officers or directors, or our or their affiliates (which includes KingsRock Viking Acquisition, LLC and KingsRock Advisors, LLC). Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement or payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination.

We are not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to our sponsor, officers or directors, or our or their affiliates (which includes KingsRock Viking Acquisition, LLC and KingsRock Advisors, LLC), for services rendered to us prior to or in connection with the completion of our initial business combination, including the following payments, all of which, if made prior to the completion of our initial business combination, will be paid from funds held outside the Trust Account:

•        repayment of up to an aggregate of $100,000 in loans made to us by our sponsor to cover offering-related and organizational expenses;

•        reimbursement to an affiliate of the managers of our sponsor, which is also one of our promoters, KingsRock, in an amount up to $30,000 per month for office space, utilities and secretarial and administrative support made available to us;

•        at the closing of our initial business combination, payment of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of our initial business combination;

•        reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•        repayment of loans which may be made by our sponsor or an affiliate of our sponsor or our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined, nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into private placement units, at a price of $10.00 per unit at the option of the lender.

Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

Although we are not paying any compensation to our independent directors for their services as a director, each of our four independent directors have purchased membership interests in KingsRock Viking Acquisition, LLC for $187 which will provide them with an indirect interest in 50,000 Viking Founder Shares. In addition, Mr. Brettschneider has purchased two other membership interests in KingsRock Viking Acquisition, LLC — one that he purchased for $250, which will provide him with an indirect interest in 66,667 Viking Founder Shares, and the other that he purchased for $50,000, which will provide him with an indirect interest in 5,000 Viking Private Placement Units.

In addition, we have agreed, pursuant to the administrative services and indemnification agreement with an affiliate of the managers of our Sponsor, KingsRock, relating to the monthly reimbursement for office space and administrative services described above, that we will indemnify it from any claims arising out of or relating to the Viking IPO or the Company’s operations or conduct of the Company’s business (including our initial business combination) or any claim against it alleging any expressed or implied management or endorsement by it of any of the Company’s activities or any express or implied association between it and the Company or any of its affiliates, which agreement provides that the indemnified parties cannot access the funds held in our Trust Account. After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer documents (as applicable) furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and certain limited exceptions, NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. In addition, NYSE rules generally require that the compensation committee of a listed company be comprised solely of independent directors, subject to certain limited exceptions set forth thereunder.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Brettschneider, Ackermann and Waugh serve as members of our audit committee. Under NYSE’s listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to the exception described below. Messrs. Brettschneider, Ackermann and Waugh are each independent.

Mr. Brettschneider will serve as chair of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Brettschneider qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We adopted an audit committee charter, which details the principal functions of the audit committee, including, among other things:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Messrs. Bouhara, Brettschneider and Waugh serve as members of our compensation committee. Mr. Bouhara serves as the chair of the compensation committee.

We adopted a compensation committee charter, which details the principal functions of the compensation committee, including, among other things:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor and will be directly responsible for the appointment, compensation and oversight of the work of any such advisor. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the compensation committee will consider the independence of each such advisor, including the factors required by NYSE and the SEC.

Clawback Policy

We have adopted a compensation recovery policy that is compliant with NYSE listing rules as required by the Dodd-Frank Act.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or NYSE rules. In accordance with Rule 303A.02 of the NYSE rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Messrs. Waugh, Bouhara and Brettschneider and Dr. Ackermann. In accordance with Rule 303A.02 of the NYSE rules, Messrs. Waugh, Bouhara and Brettschneider and Dr. Ackermann are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Business Conduct and Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). We have filed a copy of our form Code of Ethics to this registration statement. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics, including any implicit waiver from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, in a Current Report on Form 8-K.

Insider Trading Policy

We have adopted an insider trading policy which requires insiders to (1) refrain from purchasing securities during certain blackout periods and when they are in possession of any material non-public information and (2) clear all trades with our legal counsel prior to execution. We cannot currently determine whether any of our insiders will make such purchased pursuant to a Rule 10b5-1 plan, as that would be dependent on several factors, including but not limited to, the timing and size of any such purchase. Depending on the circumstances, any of our insiders may decide to make purchases of our public shares pursuant to a Rule 10b5-1 plan or may determine that acting pursuant to such a plan is not required under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchaser will comply with such rules.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        duty to not improperly fetter the exercise of future discretion;

•        duty to exercise authority for the purpose for which it is conferred and a duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Our management team is responsible for the management of our affairs. Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity, including KingsRock, of which Messrs. Wohlin and Jaffe are managing partners, and Messrs. Ottensoser and von Girsewald is a Managing Director, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by law: (i) no individual serving as a director or an officer, among other persons, shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and us, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. In light of the significant financial investments made and/or investments of time for which they are being compensated with founder shares by each of these individuals, which will be rendered worthless if we do not consummate an initial business combination, we do not believe that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination as the economic incentives for these individuals to complete our initial business combination align with those of our public shareholders.

KingsRock and its Strategic Partners and Senior Advisors and their personnel, if any, may have a duty to offer acquisition opportunities to clients or other parties. To the fullest extent permitted by law, such persons will have no duty to offer acquisition opportunities to the company unless presented to them solely in their capacity as a director of the company and after they have satisfied any contractual and fiduciary obligations to other parties.

As a result, such persons may compete with us for acquisition opportunities in the same industries and sectors as we may target for our initial business combination. Consequently, we may be precluded from procuring such opportunities. In addition, investment ideas may be suitable both for us and for either KingsRock or one of its Strategic Partners or Senior Advisors or any of their clients, and will be directed initially to such persons rather than to us.

KingsRock does not direct or managing our activities, as that is the responsibility of our board of directors and officers. In addition, our Sponsor, officers, directors, KingsRock and its Strategic Partners and Senior Advisors may participate in the formation of, or become an officer or director of, any other blank check company prior to completion of our initial business combination. As a result, our Sponsor, officers, directors, KingsRock and its Strategic Partners and Senior Advisors could have conflicts of interest in determining whether to present business combination opportunities to us or to any other blank check company with which they may become involved. KingsRock and its Strategic Partners and Senior Advisors have complete discretion, subject to applicable fiduciary duties, as to which blank check company they choose to pursue a business combination and the order in which they pursue business combinations for any of their existing or future blank check companies. As a result, KingsRock and its Strategic Partners and Senior Advisors may pursue business combinations for blank check companies that it has sponsored in any order, which could result in its more recent blank check companies completing business combinations prior to its blank check companies that were launched earlier. There are no contractual obligations governing the allocation of opportunities among the various blank check companies. Any determination as to which blank check company will pursue a particular acquisition target will be made based on the circumstances of the particular situation, including but not limited to the relative sizes of the blank check companies compared to the sizes of the targets, the need or desire for additional financings and the relevant experience of the directors, officers, KingsRock and its Strategic Partners and Senior Advisors involved with a particular blank check company.

In light of the significant financial investments made and/or investments of time for which they are being compensated with Viking Founder Shares by each of these individuals, which will be rendered worthless if we do not consummate an initial business combination, we do not believe that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination as the economic incentives for these individuals to complete our initial business combination align with those of our public shareholders.

Potential investors should also be aware of the following other potential conflicts of interest:

•        None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any founder shares, private placement shares and any public shares held by them in connection with the consummation of our initial business combination. Additionally, our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement units (and any securities underlying the private placement units) held by them if we fail to consummate our initial business combination within the completion window. However, if our Sponsor or any of our officers, directors or affiliates acquire Viking Public Shares after the Viking IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to consummate our initial business combination within the completion window. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the Viking Private Placement Units held in the Trust Account will be used to fund the redemption of the Viking Public Shares, and the Viking Private Placement Warrants will expire worthless. With certain limited exceptions, the Viking Founder Shares are not transferable, assignable or salable by our Sponsor until the earlier of: (i) six months following the consummation of our initial business combination; or (ii) subsequent to the consummation of our initial business combination, the date on which we consummate a transaction which results in all of our shareholders having the right to exchange their shares for cash, securities, or other property subject to certain limited exceptions. With certain limited exceptions, the Viking Private Placement Warrants and the Viking Class A Ordinary Shares underlying such warrants, will not be transferable, assignable or salable by our sponsor until 30 days after the completion of our initial business combination. Since our Sponsor, officers and directors will directly or indirectly own ordinary shares and warrants following the Viking IPO, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination and in negotiating or accepting the terms of the transaction. Our Sponsor and members of our management team will directly or indirectly own our securities following the Viking IPO, and accordingly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination and in negotiating or accepting the terms of the transaction because of their financial interest in completing an initial business combination within the completion window. Our Sponsor has invested in us an aggregate of $3,525,000, comprised of the $25,000 purchase price for the Viking Founder Shares (or approximately $0.00326 per share) and the $3,500,000 purchase price for the Viking Private Placement Units (or $10.00 per unit), which may be exercised on a cashless basis. Accordingly, our management team, which owns interests in our Sponsor, may be more willing to pursue a business combination with a riskier or less-established target business than would be the case if our Sponsor had paid the same per share price for the Viking Founder Shares as our public shareholders paid for their public shares and if our Sponsor were required to pay cash to exercise the Viking Private Placement Warrants contained in the Viking Private Placement Units.

•        In the event our Sponsor or members of our management team provide loans to us to finance transaction costs and/or incur expenses on our behalf in connection with an initial business combination, such persons may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination and in negotiating or accepting the terms of the transaction as such loans may not be repaid and/or such expenses may not be reimbursed unless we consummate such business combination. Up to $1,500,000 of working capital loans made to us by the Sponsor may be convertible into private placement units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Viking Private Placement Units. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans.

•        We will reimburse an affiliate of the managers of our Sponsor, which is also one of our promoters, KingsRock, for office space, utilities and secretarial and administrative support made available to us, in an amount up to $30,000 per month.

•        We will reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination.

•        Our key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our initial business combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination.

•        Our key personnel may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such key personnel was included by a target business as a condition to any agreement with respect to our initial business combination.

•        Prior to or in connection with the completion of our initial business combination, there may be payment by the company to our Sponsor, officers or directors, or our or their affiliates (which includes KingsRock Viking Acquisition, LLC and KingsRock Advisors, LLC), of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of our initial business, which, if made prior to the completion of our initial business combination, will be paid from funds held outside the Trust Account. In addition, we have agreed, pursuant to the administrative services and indemnification agreement with an affiliate of the managers of our Sponsor, KingsRock, relating to the services described above, that we will indemnify it from any claims arising out of or relating to the Viking IPO or the Company’s operations or conduct of the Company’s business (including our initial business combination) or any claim against it alleging any expressed or implied management or endorsement by it of any of the Company’s activities or any express or implied association between it and the company or any of its affiliates, which agreement will provide that the indemnified parties cannot access the funds held in our trust account. If we agree to pay our Sponsor or a member of our management team any such fee in order to effectuate the completion of our initial business combination, such persons may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination, and in negotiating or accepting the terms of the transaction, as any such fee may not be paid unless we consummate such business combination.

•        We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors; accordingly, such affiliated person(s) may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination as such affiliated person(s) would have interests different from our public shareholders and would likely not receive any financial benefit unless we consummated such business combination.

Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations that may present a conflict of interest:

Name of Individual	Entity Name	Entity’s Business	Affiliation
Håkan Wohlin	KingsRock Advisors, LLC	Financial	Founder, Managing Partner
Louis Jaffe	KingsRock Advisors, LLC	Financial	Co-Founder, Managing Partner
Gil Ottensoser	KingsRock Advisors, LLC	Financial	Managing Director
Philipp von Girsewald	KingsRock Advisors, LLC	Financial	Managing Director
	niiio finance group AG	Financial	Supervisory Board Member
Dr. Josef Ackermann	KingsRock Advisors, LLC	Financial	Chairman of Advisory Board, Senior Advisor
Yassine Bouhara	KingsRock Advisors, LLC	Financial	Senior Advisor
	Tell Limited	Financial	Group Chairman
Fred Brettschneider	KingsRock Advisors, LLC	Financial	Senior Advisor
	SEDA Experts, LLC	Consulting	Vice Chairman
Seth Waugh	Arax Investment Partners	Financial	Vice Chairman
	Franklin Resources, Inc.	Financial	Director
	Yext	Technology	Director
	Rafferty Holdings, LLC	Financial	Chairman

Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for one or more entities to which he or she has fiduciary, contractual or other obligations or duties, he or she will honor these obligations and duties to present such business combination opportunity to such entities first, and only present it to us if such entities reject the opportunity and he or she determines to present the opportunity to us. These conflicts may not be resolved in our favor and a potential target business may be presented to another entity prior to its presentation to us.

In light of the significant financial investments made and/or investments of time for which they are being compensated with Viking Founder Shares by each of these individuals, which will be rendered worthless if we do not consummate an initial business combination, we do not believe that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination as the economic incentives for these individuals to complete our initial business combination align with those of our public shareholders.

Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by law: (i) no individual serving as a director or an officer, among other persons, shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and us, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity.

We are not prohibited from pursuing an initial business combination with a company that is affiliated (as defined in our amended and restated memorandum and articles of association) with KingsRock or one of its Strategic Partners or Senior Advisors, our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business that is affiliated with KingsRock or one of its Strategic Partners or Senior Advisors, our Sponsor,

officers or directors, we, or a committee of independent and disinterested directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, stating that the consideration to be paid by us in such an initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

In addition, our Sponsor or any of its affiliates, or any of their respective clients, may make additional investments in the Company in connection with the initial business combination, although our Sponsor and its affiliates have no obligation or current intention to do so. If our Sponsor or any of its affiliates elects to make additional investments, such proposed investments could influence our Sponsor’s motivation to complete an initial business combination.

In the event that we submit our initial business combination to our public shareholders for a vote, our sponsor, officers and directors have agreed to vote any founder shares, private placement shares and any public shares held by them in favor of our initial business combination, and our officers and directors have also agreed to vote public shares purchased by them (if any) during or after our Offering in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide that our officers and directors will be indemnified by us to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Our officers and directors have agreed, and any persons who may become officers or directors prior to the initial business combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnity

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of taxes payable, except as to any claims by a third party that executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) and except as to any claims under our indemnity of the underwriters of the Viking IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

We have not independently verified whether our Sponsor has sufficient funds to satisfy their respective indemnity obligations and believe that our Sponsor’s only assets are securities of our company and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations.

Facilities

We currently maintain our executive offices at 900 Third Avenue, 18th Floor, New York, NY 10022. We consider our current office space adequate for our current operations.

Employees

We currently have three officers and do not intend to have any full-time employees prior to the completion of our initial business combination. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacities as such.

VIKING MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context requires otherwise, all references in this section to “Viking,” the “Company,” “we,” “us,” or “our” refers to Viking Acquisition Corp. I prior to the consummation of the Business Combination. The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated in the Cayman Islands on July 24, 2025 formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar Business Combination with one or more businesses. We intend to effectuate our initial business combination using cash derived from the proceeds of our initial public offering (the “Viking IPO”) and the sale of the private placement units, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from July 24, 2025 (inception) through December 31, 2025 were organizational activities, those necessary to prepare for the Viking IPO, described below, and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. Subsequent to the Viking IPO, we generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from July 24, 2025 (inception) through December 31, 2025, we had a net income of $207,678, which consisted of interest earned on marketable securities held in Trust Account of $1,376,013, unrealized gain on marketable securities held in Trust Account of $91,876 offset by, compensation expense of $1,023,997 and $236,214 of general and administrative costs.

Liquidity and Capital Resources

On November 3, 2025, we consummated the Viking IPO of 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the Viking IPO, we consummated the sale of an aggregate of 660,000 private placement units at a price of $10.00 per private placement unit, generating gross proceeds of $6,600,000. Of those 660,000 private placement units, the Sponsor purchased 350,000 private placement units, and Cohen, the representative of the underwriters purchased 310,000 private placement units.

For the period from July 24, 2025 (inception) through December 31, 2025, net cash used in operating activities was $280,169. Net income of $207,678 was offset by share-based compensation expense of $1,023,997, payment of general and administrative costs through advances from related party of $12,420, formation costs paid through promissory note — related party of $4,697, interest earned on marketable securities of $1,376,013, unrealized gain on marketable securities held in Trust Account $91,876 and changes in operating assets and liabilities, which used $61,072 of cash from operating activities.

Following the Viking IPO, the full exercise of the over-allotment option, and the sale of the Units, a total of $230,000,000 was placed in the Trust Account. We incurred $14,339,392, consisting of $5,175,000 of cash underwriting fee (net of $575,000 underwriters’ reimbursement), $9,200,000 of deferred underwriting fee, and $539,392 of other offering costs.

At December 31, 2025, we had cash and marketable securities held in the Trust Account of $231,467,889 (including approximately $1,376,013 of interest income and $91,876 of unrealized gain). We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete our initial business combination. We may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

At December 31, 2025, we had cash of $1,277,337 held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into units of the post business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the private placement units.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to an affiliate of the Sponsor $30,000 per month for office space, utilities and secretarial and administrative support services provided to members of the management team.

The Company granted the underwriters a 45-day option from the date of the Viking IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Viking IPO price less the underwriting discounts and commissions. On November 3, 2025, the underwriters elected to fully exercise their over-allotment option to purchase an additional 3,000,000 Units at a price of $10.00 per Unit.

Critical Accounting Estimates

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could materially differ from those estimates. As of December 31, 2025, we had critical accounting estimates in respects to the valuation of the Viking Warrants at the Viking IPO and fair value of share-based compensation.

BUSINESS OF NorthStar AND CERTAIN INFORMATION ABOUT NorthStar

The following discussion reflects the business of NorthStar. In this section, unless the context otherwise requires, reference to “we”, “us” and “our” are intended to refer to the business and operations of NorthStar. For the purposes of this section, the term “investors” refers to private investors in our existing products, and not to our Public Shareholders.

Company Overview

NorthStar is a data analytics company developing a dedicated infrastructure for space-based Space Situational and Domain Awareness (“SSDA”). We are a highly differentiated space data analytics company that monitors passive debris and provides early detection and tracking of active space threats that come from deliberate maneuvers in space. We fuse optical data from third-party spacecrafts that host sensors dedicated to our mission and designed to our specifications with other satellite-based sensors and combine these inputs with ground-based radar, optical, and RF data from partner networks, delivering real-time resident space object (“RSO”) detection, tracking, and analytics to defense, civil-space, and commercial operators. With the use of hosted payloads, we provide a relatively asset-light solution, leveraging other parties’ investment in space infrastructure with our sensors, concept of operations, and data analytics. NorthStar has been engaged by key defense and civil customers, including the Canadian 3CSD, DARPA, the Luxembourg Space Agency, and the European Space Agency, among others, for their mission critical operations. Our team is comprised of individuals who are experienced leaders in the field of astrophysics, data analytics, image processing, orbit dynamics, algorithm development, and software applications.

Space has become an increasingly congested and contested environment due to increased proliferation of new satellite systems, particularly in Low Earth Orbit (“LEO”), by the increased threat to those new systems from orbital debris that is increasing at an exponential rate, and active satellite maneuvers that threaten the viability and sustainability of the global space economy. In addition, space is increasingly contested from a military perspective. Commercial satellite communications (“SATCOM”), earth observation, military, and GPS satellites are all critical elements of national interest and security. Allies in NATO and Five Eyes (“FVEY”) countries must be properly informed to counter the increased activity from hostile nations to develop space-based systems to undermine military readiness and directly threaten critical satellite assets through continuous and active scanning or space activities to effectively inform timely and accurate decisions related to threats.

NorthStar provides an early warning and active scanning wide field of view (“WFoV”) service for commercial and military satellite operators. NorthStar recognizes that space has become the front-line of military engagement, evolving rapidly amidst rising geopolitical tensions. To safeguard its sovereign interests, support the warfighter and contribute effectively to allied defense operations, the United States and its allies recognize the need to urgently deploy a world-class SSDA capability. This includes delivering early warning and threat detection services for both national and allied assets — a priority underscored by the U.S. Golden Dome for American (“GD4A”) missile warning and defeat architecture.

In January 2024, NorthStar launched what we believe is the world’s first system that incorporates both space-based and ground-based data for SSDA. NorthStar aggregates unique data provided by its optical sensors on leased LEO satellites coupled with existing images or observation captured from ground-based systems (radar and telescope) within a powerful ground processing network. NorthStar’s business model is asset light, deploying its value proposition through hosted payloads on satellites operated by third parties to maintain minimal capital expenditures.

NorthStar has developed proprietary data analytics over the past decade to provide a dual-use information service well-timed for defense and civilian space communities, including space agencies, satellite operators, the military (U.S. and NATO) and reinsurance/insurance organizations around the world. The NorthStar “SI2” (Space Information & Intelligence) service enables these organizations and companies to identify and track RSOs throughout near space, providing an early warning system for all operators.

Our patented processing and data capabilities enable our clients to observe, monitor, and predict space object behavior and then take actions to mitigate any threats. It is not enough for satellite operators to know they are under threat; an operator needs to know where to safely move to avoid it, and if other operators also need to move, creating a synchronized surveillance and collision avoidance system.

Opportunities for Space Technology Companies in Defense Modernization

The current period represents an unusually strong inflection point for space technology in defense markets. Geopolitical conflict, renewed focus on homeland defense, and sustained increases in allied defense budgets are converging with technological readiness in proliferated satellites, data fusion, and commercial space infrastructure. Governments are increasingly integrating commercial and dual-use space capabilities into mission-critical defense architectures, while NATO allies have adopted a higher defense-investment commitment that targets a combined 5% of GDP annually (3.5% for core defense and 1.5% for broader defense- and security-related investments) by 2035, with annual national plans to demonstrate a credible path to the goal.

Market Opportunity for Space Domain Awareness/Space Situational Awareness (SSDA)

NorthStar operates in a rapidly growing segment of the global space economy. Industry analysts estimate that the global space economy could reach $1.8 trillion in value by 2035, according to McKinsey’s 2024 Space Report, driven by the increasing commercialization of space, expanded defense and intelligence use cases, and continued innovation across satellite services, launch infrastructure, and analytics platforms.

Geopolitical developments are accelerating demand for advanced SSDA capabilities, particularly in the Arctic. NATO allies have increasingly identified the Arctic as a critical theater for homeland defense, as the shortest flight paths for intercontinental ballistic missiles launched from northern Russia toward major population centers in the United States and Europe traverse the Arctic region, including airspace near Greenland. Russia has materially expanded its Arctic military footprint, operating dozens of bases, radar installations, airfields, and ports, and deploying nuclear-armed submarines and advanced missile systems from the Kola Peninsula and surrounding areas. In response, NATO, driven by Nordic member states and reinforced by heightened U.S. strategic engagement in Greenland, has elevated Arctic security as an alliance-wide priority, consistent with defense initiatives emphasizing persistent domain awareness, mission assurance, and interoperability across allied forces. These dynamics are driving increased demand from the U.S. and allied defense organizations, including programs aligned with the U.S. Space Force and innovation frameworks such as NATO DIANA, wherein NorthStar is a participating entity, for space-based sensing, tracking, and data fusion solutions that support continuous monitoring of the space domain, enable timely identification of anomalous or hostile activity, and integrate with existing command-and-control and early warning architectures.

One manifestation of this is the Golden Dome for America (GD4A). GD4A is emerging as an integrated homeland-defense architecture rather than a single standalone program. Its success depends on fusing sensing, data transport, processing, and command-and-control across domains — particularly space. U.S. defense policymakers and national security space leadership have emphasized proliferated and resilient space architectures (including missile warning and tracking constellations and associated data transport layers) as foundational enablers of next-generation missile defense concepts aligned with GD4A. From a commercial standpoint, GD4A creates attractive opportunities for space technology companies that can integrate into a system-of-systems environment. As government stakeholders prioritize rapid fielding and interoperability with legacy assets, companies that reduce integration risk and accelerate deployment timelines are positioned to capture meaningful roles within the evolving GD4A ecosystem.

Meanwhile, outside the U.S. we believe there is also a growing opportunity for space technology companies in NATO allied countries due to defense-spending commitments. NATO’s longstanding Defense Investment Pledge includes spending at least 2% of GDP on defense and (as a guideline) allocating at least 20% of defense expenditures to major equipment, including research and development. NATO’s summit declarations reaffirm that, in many cases, expenditure beyond 2% of GDP will be needed to meet capability requirements across all domains. However, in 2025, NATO leaders agreed to a higher ambition: invest 5% of GDP annually by 2035, measured as at least 3.5% of GDP on core defense (troops, weapons, operations) plus up to 1.5% of GDP on broader defense- and security-related investments such as infrastructure adaptation and cybersecurity, alongside annual national plans and periodic review. Public reporting varies on interim milestones, but some allies have referenced interim targets around 2030 for reaching the 3.5% core-defense component. See “Risk Factors — Risks Related to NorthStar’s Capital Resources — Changes in government spending priorities, defense budget reductions, or shifts in space policy could materially reduce demand for our SSDA services.”

For non-U.S. space technology companies, this translates into an expanded addressable procurement demand across sovereign and allied programs for ISR (Intelligence, Surveillance, Reconnaissance), SSDA, resilient SATCOM, missile warning/tracking enabling data layers, and dual-use analytics. The spending mix and the interoperability imperative can favor suppliers that combine performance with rapid deployment and integration, and that can scale from a national award to full NATO adoption.

Within this broader context, the capabilities and technological advancements for SSDA and Space Traffic Management (“STM”) have emerged as critical enablers of national security, orbital sustainability, and commercial mission assurance. As of 2024, there are over 9,000 active satellites in orbit and more than 35,000 pieces of tracked debris, with significantly more untracked objects (estimated at over 100 million), posing persistent risks to operational space assets. The proliferation of both unintentional debris and hostile counterspace activities has underscored the limitations of traditional, ground-based tracking systems.

The SSDA/STM market is expected to experience significant growth. According to Allied Market Research, the STM market is projected to expand from approximately $15.9 billion in 2025 to $44.9 billion by 2034. Separately, the SSDA market is estimated to grow from approximately $1.8 billion in 2023 to $3.0 billion by 2033. This expansion is fueled by increasing satellite congestion, rising geopolitical tensions, and a shift in national security priorities toward space resilience and domain awareness. For comparison, the Earth Observation market — similar in persistent sensing and data analytics — was estimated at $15 billion globally in 2025.

For non-U.S. space technology companies, this translates into an expanded addressable procurement demand across sovereign and allied programs for ISR (Intelligence, Surveillance, Reconnaissance), SSDA, resilient SATCOM, missile warning/tracking enabling data layers, and dual-use analytics. The spending mix and the interoperability imperative can favor suppliers that combine performance with rapid deployment and integration, and that can scale from a national award to full NATO adoption.

Within this broader context, the capabilities and technological advancements for SSDA and Space Traffic Management (“STM”) have emerged as critical enablers of national security, orbital sustainability, and commercial mission assurance. As of 2024, there are over 9,000 active satellites in orbit and more than 35,000 pieces of tracked debris, with significantly more untracked objects (estimated at over 100 million), posing persistent risks to operational space assets. The proliferation of both unintentional debris and hostile counterspace activities has underscored the limitations of traditional, ground-based tracking systems.

The SSDA/STM market is expected to experience significant growth. According to Allied Market Research, the STM market is projected to expand from approximately $15.9 billion in 2025 to $44.9 billion by 2034. Separately, the SSDA market is estimated to grow from approximately $1.8 billion in 2023 to $3.0 billion by 2033. This expansion is fueled by increasing satellite congestion, rising geopolitical tensions, and a shift in national security priorities toward space resilience and domain awareness. For comparison, the Earth Observation market — similar in persistent sensing and data analytics — already exceeds $15 billion globally.

Global developments underscore the importance of SSDA capabilities. NATO has officially recognized space as the fifth operational domain, prompting member states to increase defense budgets and prioritize resilient space infrastructure. Recent shifts in NATO policy include an increase in targeted defense spending from 2% to 5% of GDP by 2035, with SSDA and STM explicitly cited as priority areas. The EU Space Program and the U.S. Golden Dome initiative further affirm the growing commitment of allied nations to orbital safety and security.

In addition, space is becoming unsafe and harder to monitor, driven by a confluence of factors. The number of satellites orbiting the Earth is increasing rapidly (estimated to grow from 12,0001 today to 100,000 by 20302). This is occurring while the space domain has become overpopulated with debris: there is estimated to be more than 140 million free floating, uncontrolled space debris objects circling Earth, ranging in size from rocket boosters (including the original Sputnik booster launched in 1957) to fragments of less than 1 cm. As the number of satellites grows, so will space refuse, but on an exponential rather than linear scale. Fewer than 30,000 of these objects, which travel at 25,000 kmph, have been identified and catalogued. An object the size of a softball can destroy orbiting satellites or severely damage a space station. Detritus less than 1 cm can puncture a space suit and potentially fatally harm an astronaut.

____________

1        https://www.livescience.com/space/space-exploration/how-many-satellites-could-fit-in-earth-orbit-and-how-many-do-we-really-need

2        https://spacenews.com/the-uks-astra-carta-moment-building-a-space-sustainability-growth-platform

Scientists warn of "Kessler effect" where objects in space travelling up to 36,000 mph Tigger a cascading effect that could render large potions of space unusable

128,000,000
Fragments 1mm-1cm

934,000
Fragments 1cm-10cm

34,000
Fragments 10cm+

Object Count (Tracked space debris)
60,000
50,000
40,000
30,000
20,000
10,000
0
1960
1970
1980
1990
2000
2010
2020
2030
2040
2050
Unmeasurable Risk
Projected objects in space
Unidentified
Rocket Mission Related Object
Rocket Debris
Rocket Fragmentation Debris
Rocket Body
Payload Mission Related Object
Payload Debris
Payload Fragmentation
Payload

Source: European Space Agency Dec 2019

6

The severity of this situation was exacerbated in November 2021 when the Russian government recklessly conducted an anti-satellite test, producing more than 1,500 large pieces of debris and thousands of smaller objects. The International Space Station crew evacuated into their escape pods to avoid a potential catastrophe. While the station avoided a direct hit, the crisis magnified the ability of hostile nations to disrupt both civilian and military satellites and spacecraft. In addition to outright attacks, Russian and Chinese spacecraft have been observed “buzzing” commercial satellites, potentially either to commit cyber-attacks or to shut down essential communications. In 2019, NATO officially declared space as the fifth operational domain sharing equal importance with land, sea, air and cyber3. Consequently, the emergence of space as a novel military theater is demanding more sophisticated tactical defenses.

As reported in the Financial Times4, European officials increasingly view Russia’s proximity operation satellites as part of a broader hybrid-warfare threat that targets the command-and-data layer of Western space assets. By maneuvering close to commercial and dual-use satellites, these systems can potentially sit inside narrow uplink beams to intercept telemetry, track ground-station activity, and map communications patterns, exposing structural vulnerabilities in older European spacecraft that lack modern encryption. The concern is less about immediate attacks and more about persistent reconnaissance, i.e., building a targeted picture that could enable signal spoofing, operational disruption, or strategic intelligence gathering during a crisis. In that sense, Russian Luch satellite and similar capabilities highlight a shift in the threat landscape — space competition is moving toward control of data flows and analytic dominance, where commercial satellites supporting defense mission become attractive grey-zone targets without crossing the threshold into conflict. Accordingly, orbital espionage in now operational, not theoretical.

NorthStar has been tracking the Russian Luch as part of its work for the U.S. Space Force’s Joint Commercial Operations (“JCO”). Like its previous satellite tracking work, NorthStar has tracked the Luch (Olymp) 2 rendezvous-proximity operation (RPO) that has been ongoing with Intelsat 39 for quite some time as well as the recent Luch (Olymp) “1” breakup event, which took place in the graveyard orbit beyond GEO. While it was at end of life, it is still significant that such a well-known satellite underwent some sort of catastrophic event that resulted in debris generation that NorthStar is tracking as part of its work for the JCO.

These threats are increasing in frequency and complexity. In 2018, the United States issued “Space Policy Directive-3” with an emphasis on three major points: (1) that the space debris problem is urgent and worsening rapidly, (2) that a “whole of government” approach is necessary to help mitigate it, and (3) strong cooperation with industry and international partners is essential in order to mitigate the threat. That directive was released before the Russian attack, which heightened the urgency of the issue and highlighted SSDA as the primary and near-term technical solution.

____________

3        NorthStar Statement of Work Proposal agreed with Luxembourg Directorate of Defence, May 31, 2022

4        Russian spy spacecraft have intercepted Europe’s key satellites, officials believe, Financial Times, 4 February 2026.

While there are ground-based radar alternatives that cover a portion of the LEO and GEO5 orbital planes, they are limited in several ways. First, they only see a small portion of space (i.e., they can’t “see” over oceans or in Russian or Chinese territory). Second, they are largely inaccurate, with a false positive rating of over 90%. Third, they are static: they are only “aware” of what is in their optical plane; they can’t see what is about to enter it and they do not possess predictive capabilities for awareness of future threats. Hence, there is an enormous risk of the “unknown unknowns”. To make matters worse, the medium earth orbit (“MEO”) is completely “dark” from an SSDA standpoint. This is a critical gap because MEO is where all the Global Positioning Satellites and critical military satellites (valued at over $90 billion) reside. They are among the obvious first strike targets in any future geopolitical confrontation, which will leave ground forces effectively blind and exposed. Geopolitical conflict in or near any of NorthStar’s operating countries could materially impact its ability to generate revenues and cash flows in those regions.

NorthStar’s Business Model

NorthStar offers a comprehensive suite of SSDA services comprised of data delivery, analytics, and operational support to provide: (1) anomaly “threat” detection: alerts for unexpected behavior of “high interest objects”; (2) proximity and approach detection: early warning of close approaching and potentially threatening objects; (3) conjunction warning: early identification and quantification of collision risk; and (4) Flight Plan Validation: detection of satellite drift outside planned flight box. NorthStar’s architecture enables the delivery of a system of systems that provides actionable insights from raw data collection to decision-ready intelligence. NorthStar’s integrated model allows for rapid adaptation to emerging threats and mission needs, ensuring high-confidence custody, threat characterization, and timely delivery of space domain awareness products to defense, intelligence, and civil space operators.

NorthStar offers a complete range of services to monitor active threats

MANEUVER DETECTION & ANALYSIS

UNCORRELATED TRACKS (UCTs) IDENTIFICATION

?

PATTERN OF LIFE AND BEHAVIORAL ANALYSIS

A
B

NEIGHBOURHOOD (GEO)

STATE VECTORS

CONJUNCTION PREDICTION

CO-ORBITAL/CO-PLANAR (LEO)

SENSOR PASS SCHEDULE

WATERFALL PLOT

PHOTOMETRIC ANALYSIS

© NorthStar Earth & Space, Inc. 2026

See Appendix for fuller list of services and descriptions

Highly Confidential | 15

NorthStar Commercial SSA/SDA Platform Features

All NorthStar products are in operation and “in-service” to generate revenues with our existing client base. NorthStar has an active product and technology roadmap to enhance existing services in order to maintain a competitive edge in the market. NorthStar’s primary focus is to continually scale NorthStar services to reduce latency and improve detection performance.

The cornerstone of NorthStar’s offering is its automated sensor-agnostic data processing and analytics pipeline. NorthStar’s patented pipeline process transforms raw images or observational data from different sensor phenomenology into highly contextualized information, offering precise state vectors, monitoring of satellites’ photometric signatures

____________

5        GEO refers to Geostationary Earth Orbit or Geosynchronous Equatorial Orbit (altitude ~36,000 km). GEO satellites match the rotation of the Earth as they travel, and so remain above the same point on the ground to detect anomalies, maneuvers and spawning, and prediction of conjunction events with precise trajectory propagation. NorthStar’s SI2 capabilities offer operational services like conjunction warning systems, proximity detection, and flight plan validation. Additionally, its Modeling & Simulation services, including ‘What-if’ analyses, support mission planning through space architecture and operation simulations.

NorthStar’s platform automatically fuses multiple data sources, including optical, radar, and passive RF, through its Data Fusion engine, enhancing the prediction of space object trajectories and behavioral characteristics. The processing of data throughout the chain has inherent features of data integrity and traceability, ensuring end-to-end security and reliability. The system is intentionally designed to meet the future demands of a congested and contested space environment including capabilities such as the detection and tracking of uncorrelated tracks (“UCTs”) and quickly developing pattern of life analyses to detect and alert any deviation from nominal behavior.

NorthStar has been providing several of these products and services to the U.S. Space Force, through their JCO group since August 2023. These services include:

•        Space-Based Data-as-a-Service:    Delivers space object tracking data generated from NorthStar’s proprietary satellite constellation, providing global, real-time orbital observations.

•        Image Processing Services:    Processes customer-supplied imagery to extract accurate space object tracking data using NorthStar’s proprietary algorithms.

•        Observation Management:    Calibrates and catalogs third-party sensor data — optical, radar, and RF — into a coherent, standardized dataset for downstream analytics.

•        Space Object Identification (SOI):    Offers identification services that combine observations and cataloging to classify space objects.

•        Data Fusion Services:    Provides 24/7 automated curation and fusion of observational data into high-confidence orbital states.

•        Operations Services:    Maintains a 24/5 SDA analytics team offering mission-critical support including maneuver detection, proximity operations monitoring, conjunction screening, spawning event detection, and forensic analysis.

•        NorthStar Analytics Software Toolset:    Empowers operators with a suite of real-time analytics tools for independent or integrated analysis.

•        Training and Simulation:    Offers synthetic event simulations and user training to improve response readiness and system proficiency.

This integrated approach allows NorthStar to deliver both recurring subscription-based services and project-based services while leveraging software scalability and minimal infrastructure costs. See “Risk Factors — Risks Related to NorthStar’s Business — We face intense competition from established defense contractors, government agencies, and well-funded emerging space companies, and increased competition or the emergence of alternative data sources could erode our competitive position.”

Competitive Strengths

Technological Advantage:    Best-in-class proprietary data analytics platform utilizing AI/ML models

NorthStar has developed its system to address five critical technological capabilities that it believes no commercial SSA system presently provides:

1.      “a priori” knowledge of object location is not required to detect and track space objects;

2.      the technology is “Always On” and always observing/monitoring;

3.      true global coverage: it will scan all near Earth orbits simultaneously (LEO, MEO, GEO, HEO (Highly Elliptical Orbit), and Cislunar), including in GPS-denied and contested domains, and does not have ground station or weather constraints;

4.      it detects changes in the space environment faster and with greater accuracy than other systems; and

5.      it reduces false warning while delivering more precise tracking.

Proven leader in active space threat monitoring utilizing space-based sensors vs. ground-based sensors only

NorthStar believes it was first-to-market with commercial space-based SSDA sensors. It launched its first sensors on satellites in January 2024. In addition, NorthStar was one of only two companies (among 52 applicants) selected for DARPA’s Space-domain Wide Area Tracking and Characterization (Space-WATCH) program, an initiative designed to enhance Space Domain Awareness (SDA) by integrating commercial and government data sources to detect, characterize, and track potential threats in orbit.

Under this program, NorthStar was awarded a contract to deliver high-resolution, space-based observations, and analytics from its optical sensor constellation. The contract supports DARPA’s broader objective of creating a persistent, real-time monitoring infrastructure that can identify anomalous behaviors, such as uncoordinated maneuvers or adversarial satellite activity. During the program, it was determined that the U.S. Warfighter requires a 20-minute revisit rate of all objects in space. Accordingly, NorthStar is expanding its constellation of sensors to a total of 96, including 24 long-wave infrared sensors. The next deployment is scheduled for early 2027.

NorthStar Data Services – Multidimensional Capability for SDA

Image Processing
Calibration & Detection
Space Infrastructure
Visible / Neuromorphic
Visible / Neuromorphic
LWIR
LWIR
LWIR
LWIR
Sun Exclusion
Processing Algorithm Architecture
IP and OD Requirements
Space Segment constraints
Discretization performance & accuracy requirements
Information / Data Definitions
Space Segment Deployment
Software Implementation
CONOPS
Mission Planning & Operations
The NorthStar System
Pipeline Architecture
Pipeline Definition
Processing Hardware Definition
Security Restrictions
Data quantity and timing
Ground Network Infrastructure
Platform requirements
Data system Architecture & requirements
Data Infrastructure Deployment
Uncorrelated Track Identification
Multi-Source Data Fusion
A
B
State Vector Generation
Photometric Analysis
Conjunction Prediction
Maneuver Detection & Analysis
Scalable Deployment & Automation
Coverage
Detection Limit
Revisit & Custody
Orbit Determination Accuracy
Data Availability Gap

NorthStar Earth and Space Systems. proprietary information. Use or disclosure of information contained on this page is subject to the restrictions.

10

NorthStar’s participation in Space-WATCH demonstrates the strategic value of its proprietary platform and establishes a precedent for future collaboration with U.S. national security agencies seeking responsive, commercial-grade space situational awareness capabilities.

Validated and Patented Technology

NorthStar validated its Concept of Operations (“CONOPS”) including its ground and space-based data fusion and analytics under the Space-WATCH program. In addition, NorthStar has patented its CONOPS including its system and method of detecting and analyzing objects in space, as well as its ability to simulate objects and events. To date, NorthStar has been issued five patents by the U.S. Patent Office and has eight additional patents in the approval process. See “— Intellectual Property” below for details on NorthStar’s specific patents.

The processing chain of NorthStar’s CONOPS that is concerned with capturing raw images from space-based sensors operating in scanning mode (i.e., no a priori information related to existing Resident Space Objects – RSO) and converting the raw images into accurate state vectors was validated by demonstration during the DARPA Space-WATCH program. The primary purpose of the Space-WATCH program was to demonstrate added value to space monitoring using space-based sensors, not to conduct an official validation. The validation is a by-product of the performance of the system’s usefulness, validity of the output data, and the demonstration of the successful operation of the entire data processing chain in operation from image capture to delivery of state vectors.

Uniquely Positioned to Meet the Needs of the Warfighter

NorthStar delivers advanced earth and space intelligence to measure, characterize, and predict critical events. NorthStar’s platform is designed to support the protection of space assets and address the operational needs of the modern warfighter by:

•        Enhancing threat detection & early warning against hostile actions in space;

•        Enabling more timely, secure, and informed decisions for joint force commanders;

•        Protecting satellite-based assets critical to C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance), navigation, & strike coordination;

•        Supporting the “Look Wide, Look Close, Call the Shot” Space Force CONOPS, providing a strategic framework to respond to space-based threats; and

•        Supporting resilient space operations.

NorthStar’s technological capabilities also include:

•        Detecting and identifying high-accuracy catalogs of space objects using space-based optical and electro-optical (“EO”) sensors for detailed characterization;

•        Identifying unexpected behaviors or potential threats from resident space objects, leveraging AI for rapid analysis, and tipping/cueing for further investigation, alerting unexpected behavior of Resident Space Objects;

•        Disseminating critical tracks and intelligence to warfighters within tactical timelines; and

•        Fusing data from multiple sources and analyzing such information to create a comprehensive view.

In addition, NorthStar is source-agnostic and fully adaptable to any third-party data, as depicted in the diagram below.

Source-agnostic data pipeline

3

Integrates ground-based & space-based data sources to maintain custody of space & detect anomalies in real time

3rd Party Data

NORTHSTAR Data

NORTHSTAR EARTH & SPACE

Data Processing / Applications support

→

Plug & play with third party APIs

Contextualized Data

- Ra / Dec
- State Vectors
- Catalogue
- 3D Objects position & Velocity Mapping
- Change Detection
- Celestial surveillance from LEO to Cislunar
- Simulation

© NorthStar Earth & Space, Inc. 2026

Highly Confidential | 13

Threats Present Opportunity: NorthStar’s Growth Strategies

A Relatively Asset-Light SSDA Strategy

NorthStar’s strategy involves pursuing contracts with defense and intelligence agencies, leveraging pilot projects and demonstrations to engage users, while offering scalable pricing models. The primary customers that NorthStar will target are the U.S. Department of Defense (including the USSF and Space Command), NATO and civilian space agencies (such as the NOAA and ESA). The secondary wave of customers that NorthStar will target are commercial satellite operators and insurers. Next, we will target sales via direct relationships and partnerships with prime defense contractors. See “Risk Factors — Risks Related to NorthStar’s Capital Resources — Our revenue may be concentrated in a small number of large government contracts, and changes in government spending priorities or procurement delays could materially reduce demand for our SSDA services.”

Our asset-light business model allows for rapid growth with minimal capital expenditure. We offer a scalable commercial solution to enhance threat detection, reduce collision risk, and ensure mission assurance in increasingly congested orbital environments. This will include dual-use systems validated by DARPA that will enable Non-Earth Imaging (NEI) Tip & Cue operations, ideal for AI/ML applications based on the high-volume data generated by NorthStar. See “Risk Factors — Risks Related to NorthStar’s Capital Resources — Our revenue growth may be slower than anticipated due to the early-stage nature of our business, and a delayed revenue ramp could weaken our financial position for an extended period.”

We are working with sensor manufacturers and hosted payload providers including Kepler, Amazon Leo, Honeywell, and others to develop a constellation of dedicated performance specific sensors on orbit. We will fuse the data from our bespoke sensors with imagery or observations collected from ground-based sensors as set forth in the diagram below. We expect our space-based sensors will improve the quality of SSDA and increase revisit rates for intervals to all RSOs.

Bespoke sensors in space first improve quality and then revisit rates

Roadmap for deployment

Completed
Phase 1

- NorthStar is fully operational and uses third-party data
- 80 million observations per day

Phase 2

- Increased proprietary data enhances the quality of the system
- 8 bespoke electro-optical sensors
- 120-minute revisit rate of all resident space objects

Phase 3

- Critical mass achieved – more powerful than any combination of systems
- 36 bespoke electro-optical sensors with 12 LWIR (Long Wave Infrared) sensors
- 60-minute revisit rate of all resident space objects

Phase 4

- Meeting full requirements of the **warfighter**
- 96 payloads in orbit
- **20-minute** revisit rate of all resident space objects

© NorthStar Earth & Space, Inc. 2026

Highly Confidential | 16

We are also focused on developing automation, calibration, and multi-modal processing at the edge. This will enable automated “tip & cue” capability. “Tip and cue” refer to when we detect something of interest, like a suspicious movement. We will generate an early detection “tip,” which is an alert that further investigation is needed. Once a tip is generated, the information is relayed to a more specialized, higher-resolution sensor, such as another satellite with advanced imaging capabilities. This secondary sensor then “cues” in the area of interest to acquire more precise data and gather detailed information about the target.

Golden Dome is a multi-layer, all-domain SDA, missile, and air defense shield designed to protect the U.S. homeland against (1) ballistic missiles (ICBM, IRBM, SLBM), (2) hypersonic glide vehicles (HGVs) and other advanced cruise missiles and (3) anti-satellite weapons (ASAT), which are specialized space systems designed to disable or destroy satellites for strategic military purposes, such as by disrupting communications or navigation events. The U.S. Space Force has a projected near-term budget of approximately $27 billion and approximately $175 billion total spend to fund the Golden Dome project.

We believe our core capabilities make us a leading candidate to win and expand contracts in this strategically vital project. NorthStar brings a fully automated, space-based sensor network and always-on processing pipeline purpose-built for scale. Our core capabilities include (1) multi-sensor and multi-modal sensing network (demonstrated capability, CONOPS confirmed, architecture defined); (2) autonomous ingest and processing data that will detect nefarious activity and allow us to alert the U.S. Warfighter and its allies (“Tip & Cue”); (3) near-real-time analytics (not post-pass batch processing), and (4) analytics including photometric, maneuver, spawning, conjunction, pattern of life, and ASAT anomaly alerts.

With a full constellation in place, NorthStar will provide Golden Dome (1) persistent, global coverage, (2) multi-angle observations, (3) multi-phenomenology sensing, and (4) resilience through proliferation. As a result, NorthStar can provide an integrated coherent picture of what is occurring in space.

Earth Observation

In addition to our SSDA capabilities, we have also developed an earth observation system that uses hyperspectral imaging to detect changes in the chemical composition of objects on earth. Hyperspectral imaging (HSI) is a technique that analyzes a wide spectrum of light instead of just assigning primary colors (red, green, blue) to each pixel. The light striking each pixel is broken down into many different spectral bands to provide more information on what is imaged. For instance, NorthStar can track the early stages of an oil spill by monitoring the change in the chemical characteristics of the ocean, as oil breaches a pipeline. Another example is forestry management. The system can identify the species of trees, detect initial traces of fire, and then predict where that fire will travel based on what type of tree burns the fastest. Current GPS and imaging satellites cannot detect hyperspectral changes.

We have provided these services on a small scale to the Canadian Coast Guard for wetlands monitoring, and to the Canadian Space Agency and the Government of Québec for hyperspectral monitoring of crops. The imaging is conducted from sensors resident on small planes rather than satellites. While our current core capabilities are focused on SSDA applications, we believe these earth observation capabilities (which require an additional dedicated sensor) represent an important expansion opportunity.

Customer Opportunity

NorthStar has strong relationships with its current customers as well as several prospective customers. It also has been in active discussions with several substantial government and commercial entities as part of its pipeline of opportunities in both space surveillance (SI2) and earth observation (EI2).

Pricing and Commercial Leverage

NorthStar expects to achieve scalable pricing through two main methods: subscriptions and data licensing tiers, in the form of observations per day or the number of objects tracked NorthStar provides bundled options that can include high-priority and/or customer alerting.

Intellectual Property

NorthStar holds five U.S. patents for various aspects of its Concept of Operations in which Resident Space Objects are imaged passively as they enter the sensor field of view, with the relevant observations being derived through an automated pipeline after the images are downlinked. Relevant U.S. patents and applications include:

•        U.S. Patent No. 12,028,654, entitled “SYSTEM AND METHOD FOR GENERATING A PLURALITY OF CELESTIAL IMAGE FEATURES FROM A PLURALITY OF IMAGES OF A SKY”;

•        U.S. Patent No. 12,249,055, entitled “SYSTEM FOR GENERATING AND PROCESSING A PLURALITY OF CELESTIAL IMAGE FEATURES FROM A PLURALITY OF IMAGES OF A SKY AND METHODS OF USE THEREOF”;

•        U.S. Patent No. 12.319,444, entitled “SYSTEMS AND METHODS CONFIGURED FOR SIMULATING SPACE-BASED IMAGING OF RESIDENT SPACE OBJECTS”;

•        U.S. Patent No. 12,249,055, entitled “SYSTEM FOR GENERATING AND PROCESSING A PLURALITY OF CELESTIAL IMAGE FEATURES FROM A PLURALITY OF IMAGES OF A SKY AND METHODS OF USE THEREOF”; and

•        U.S. Patent No. 12,307,638, entitled “SYSTEMS AND METHODS FOR ASSESSING A PRESENCE OR ABSENCE OF CELESTIAL OBJECTS FROM A PLURALITY OF IMAGES OF A COSMIC SPACE ACQUIRED BY A PLURALITY OF IMAGING SATELLITES.”

In addition to the patents listed above, NorthStar has applied for nine additional patent application: seven U.S. patent applications and two PCT patent applications. As of March 31, 2026, NorthStar owned the following:

•        U.S. Patents:    5 issued patents and 7 pending or allowed patent applications.

•        Foreign Patents:    2 Patent Cooperation Treaty (PCT) applications, due for a national phase entries in May and December of 2026.

•        Trademarks:    NorthStar holds registered trademarks over its name and logo in the U.S., Canada, the UK and Europe.

NorthStar’s issued U.S. patents are scheduled to expire between 2043 and 2044.

Contracts and Agreements

Canada

National Master Standing Offer, 3 Canadian Space Division

NorthStar is an awarded vendor under Canada’s National Master Standing Offer (NMSO), the Government of Canada’s primary procurement framework for operational space surveillance and tracking capabilities. Through this vehicle, the Canadian 3CSD, the space division of the Royal Canadian Air Force, can procure mission-critical services without a competitive procurement process, enabling faster contracting and operational delivery. NorthStar has received six requests for quotes from 3CSD spanning operational support, training, automated data fusion, and space-based tracking services. Six contracts have been formally awarded and executed. Under the current contracts, NorthStar will be providing the following services:

NorthStar 3CSD Products and Services

Intelligence
Basic data
Customer intelligence
Predict & Intent
SME & Analytic Products
(Available from any SOI product input)
Space Object Information (SOI) Products
Fused SV, Ephemeris, TLEs
(Available from any SOTD product input)
Space Object Tracking Data (SOTD) Products (Source Specific)
Observation product from raw data
(Available from NorthStar or Customer RAW data input)
NorthStar managed 3rd party data sources
(FireOpal raw observation data)
NorthStar constellation raw image data
(Spire & Terran Orbital images)
Customer Furnished SOI
Fused Ephemeris & License
Customer Furnished SOTD
Observations & License
Customer Furnished RAW Data
Images & License
Analytic Products and SME ops support
NorthStar provides 3CSD with a License from any NS-SOi product procurement(s) or 3CSD may provide NorthStar with Customer-Furnished Data
NorthStar provides 3CSD with a License from any NS-SOTD product procurement(s) or 3CSD may provide NorthStar with Customer-Furnished Data
Access to raw data requires a License from NorthStar to 3CSD. This license is embedded in specific SOTD product or in the case of Customer Furnished data the license is provided to NorthStar by 3CSD

2026-02-11
NorthStar Earth and Space Inc. proprietary information. Use or disclosure of information contained on this page is subject to the restrictions.
7

1.      SME Operations Support, providing embedded NorthStar expertise to directly support Canadian JCO space operations over a multi-month period.

2.      Training and simulation services supporting the Canadian JCO, including scenario-based simulations and operator training to support effective use of NorthStar’s analytics software and data products.

3.      Automated, 24/7 state-vector delivery and data curation services, fusing large-scale tracking data into operationally usable outputs for the Canadian Department of National Defence (“DND”).

4.      Continuous 24/7 automated data curation and real-time data fusion services, including high-volume star-tracker data ingestion.

5.      Delivery of NorthStar-generated space object tracking data from its space-based sensor network, expanding DND’s operational space surveillance coverage.

6.      Delivery of NorthStar-generated space object tracking data from Terran Orbital Corporation space assets, supporting customer-tasked collections and ongoing capability expansion.

Based on ongoing engagement with 3CSD, NorthStar expects additional contracts to convert in the near term, reflecting growing adoption of its operational space surveillance capabilities within Canada’s national defense space operations.

Canadian Space Agency

CSA — STDP-Advancing SSA Data Processing Performance

NorthStar was awarded non-dilutive research and development funding from the Canadian Space Agency under the Space Technology Development Program (“STDP”) to accelerate the development of next-generation ground data-processing infrastructure for Space Situational Awareness. The project advances NorthStar’s ability to process millions of space-based optical observations per day to detect, track, and catalogue both known and previously unknown Resident Space Objects (including uncorrelated tracks), through innovations in initial orbit determination, track association, and massively parallel data-processing architectures. The work delivers scalable, low-latency, commercially reliable software components that grow in step with NorthStar’s expanding constellation, strengthening catalog completeness, automation, and operational resilience, key competitive advantages for commercial and government SSA customers.

CSA-ESA S2P-COSMIC

CSA and ESA are funding development of an enhancement of our space-based SSA services that will enable the detection of Resident Space Objects (RSOs) under very low signal-to-noise ratio conditions. Implemented as an onboard processing capability using machine learning algorithms, we will deliver faster, more reliable detections of faint objects, small debris, and targets with deliberately low signatures and reduce our operational costs. By processing the satellites onboard, we will significantly reduce the volume of data that needs to be downloaded so that only space objects will be downloaded.

The target markets are government defense and civil organizations, commercial satellite operators in LEO and GEO, and emerging sectors such as in-orbit servicing and space insurance. These users require higher-quality SSA data to ensure safe operations, manage risks, and maintain custody of objects in increasingly congested and contested orbital regimes.

Key characteristics of the product are improved revisit rates, reduced error covariances, and lower latency through onboard processing. The driving forces for adoption include the rapid growth of satellite deployments, limitations of free government SSA services, defense organizations’ increasing reliance on commercial data, and the need for insurers and operators to access trusted, higher-fidelity information.

CSA Smart Earth

NorthStar was awarded CSA’s SmartEarth contract under the newly launched ‘Satellite Mobilization for Biodiversity Action (SAMBA) initiative to advance the development of sophisticated mapping of forest species using state-of-the-art space based hyperspectral imagery.

NorthStar’s patented capabilities and world class expertise will enable more rapid integration of hyperspectral data generated from space missions into the database of information used to monitor and protect forest ecosystems. With more enhanced information regarding the type, abundance, and distribution of tree species that compose the forests, scientists, ecologists, environmental professionals, and policy makers will be equipped with much better insight into the health of the forests to vastly improve the overall management and conservation of forests worldwide.

United States

Our U.S. subsidiary has won prime contracts with DARPA and the U.S. Space Force JCO cells.

DARPA

For DARPA, NorthStar was a participant in the Space-domain Wide Area Tracking and Characterization (Space-WATCH) program, an initiative designed to enhance Space Domain Awareness (SDA) by integrating commercial and government data sources to detect, characterize, and track potential threats in orbit. Under this program, NorthStar was awarded a contract to deliver high-resolution, space-based observations, and analytics from its optical sensor constellation. The contract supports DARPA’s broader objective of creating a persistent, real-time monitoring infrastructure that can identify anomalous behaviors, such as uncoordinated maneuvers or adversarial satellite activity.

The Space-WATCH program consisted of two technical areas (TAs), and a working group:

•        TA1:    Commercially hosted sensing and detection. Commercial satellite operators will use their existing or modified sensors on orbit to observe their surroundings/low earth orbit (LEO) and then sell this data to the U.S. government. The U.S. government will not own or operate satellites or sensor equipment. Instead, they will only purchase data collected and sold to them from commercially owned satellites and sensors.

•        TA2:    Real-time automated data fusion and exploitation. Advanced algorithms and processing to ingest and process data collected from TA1 and turn it into actionable information for government operators. Results will also be fed back into the marketplace in order to adjust the dynamic pricing model.

DARPA also selected NorthStar among its successful performers across multiple areas to receive non-dilutive funding and guidance to accelerate the expansion and commercialization of its product offering.

U.S. Space Force, Joint Task Force-Space Defense Commercial Operations (“JCO”)

For the U.S. Space Force JCO, NorthStar provides advanced data processing and fusion services. Initially, NorthStar served as a sensor pre-processing provider. In this role, NorthStar addressed a critical interoperability challenge, enabling the JCO to integrate new sensors without disrupting downstream data pipelines — a capability JCO leadership has described as a “critical gap filler.” Our system architecture supports plug-and-play data integration, agnostic sensor type, location, or provenance. Building on this foundation, NorthStar evolved into a data fusion provider in two regional JCO cells — JCO-Meridian, supporting Europe, Africa, and Central Asia, and JCO-Pacific, covering the Pacific Rim. Our team delivers daily orbital analytics that update space object trajectories across JCO operations centers. We then began incorporating multiple data sources including radar and passive radiofrequency (“RF”) sources, fusing together the data, and further extending our services to process simulated data for recurring JCO training events. Our contributions now span the full operational lifecycle, including sensor data pre-processing, EO and RF fusion, space-based sensing calibration, space-to-space and simulated data processing, as well as sensor hosting, deployment, and commercial crew augmentation. These services have expanded significantly beyond their original role as risk-reduction efforts and are now fully embedded within the JCO’s operational framework.

Department of Commerce

NorthStar also previously received a Department of Commerce NOAA award for GEO Pilot and has participated in over ten Department of Defense and Department of Commerce co-sponsored Sprint Advanced Concept Training (SACT) Civil-Commercial series of exercises to including performance on U.S. government directed Desired Learning Objectives (DLOs), and ad hoc tasking during real world events (e.g., the November 2022 Russian Anti-satellite test, the Russian Luch Olympic maneuvering, and Chinese orbital debris satellite events, among others).

Europe

NorthStar Europe S.à r.l. (“NorthStar Europe”) currently provides services to the European Space Agency (ESA), the French Ministry of Armed Services (MinArm) (through subcontract with Telespazio France), the European Commission’s European Innovation Council (EIC) and SMEs Executive Agency (EISMEA) and NATO DIANA.

LuxIMPULSE

NorthStar Europe has a multi-phase framework contract with the ESA under the LuxIMPULSE program (which is jointly managed by the ESA and the LSA), which supports the development and commercialization of advanced space technologies. The initial contract phases — call-up orders 1 and 2 (COO-01 and COO-02) funded the research, development, and operational deployment of NorthStar’s Conjunction Analysis System (“CAS”), a proprietary cloud-based software platform that predicts and mitigates collision risks for satellites in low earth orbit. CAS incorporates high-precision orbit propagation, collision probability algorithms, maneuver detection tools, and automated ingestion of satellite data. Under COO-02, NorthStar successfully transitioned CAS operations to Europe and upgraded the platform to operations-ready status, integrating key analytics and infrastructure to support future commercial delivery.

Subsequent phases, including COO-04 (currently in execution) and the recently completed COO-03 are intended to enhance CAS’s commercial utility and expand NorthStar’s technology footprint. COO-03 includes development of advanced collision avoidance maneuver (CAM) optimization and modular platform components that can be repurposed across NorthStar’s broader service architecture. COO-04 will focus on commercialization and differentiation of CAS through enhancements to data fusion, quality control, and user experience, as well as the introduction of Launch and Early Orbit Phase (LEOP) analysis capabilities. These efforts align with the EU’s evolving regulatory landscape — including anticipated SSA requirements under the forthcoming EU Space Act — and position NorthStar to serve both government and commercial customers seeking resilient space safety solutions. NorthStar expects to structure the next COO — COO-05 — later this year.

Ministère des Armées

NorthStar, under subcontract to Telespazio France, is delivering SSDA services to the French Ministry of Armed Services. The service covers data provision from NorthStar’s space-based optical SSDA constellation, including real-time observations and derived products such as orbit determination, maneuver detection, and conjunction analysis. The scope of work includes both routine service delivery and tasking-based data collection, supporting national space defense operations.

NorthStar’s role is to provide high-quality, unclassified SSDA data through a secure service interface that meets French defense standards. The contract includes onboarding processes, service-level monitoring, and defined delivery timelines. NorthStar is also responsible for ensuring system interoperability and data accessibility, with provisions for onboarding new mission elements and scaling services as needed.

ALBATOR

NorthStar Europe is part of ALBATOR, an EU-funded coalition aimed at enhancing Europe’s strategic capabilities in SSA and Space Traffic Management (STM). The project, funded under the Horizon Europe program, supports the development of commercial-grade, space-based services to detect, track, and characterize space objects. NorthStar’s contribution focuses on leveraging its proprietary constellation of optical sensors and advanced data analytics to deliver timely and accurate orbital intelligence.

The overall mission of the project is to strengthen European autonomy and resilience in space safety through commercial innovation. NorthStar is tasked with delivering key enabling technologies and services, including data fusion, real-time anomaly detection, and integration with European space infrastructure. The coalition recognizes NorthStar’s ability to provide scalable, dual-use capabilities that address both civil and defense needs across the EU, reinforcing Europe’s capacity to operate safely and sustainably in an increasingly congested space environment.

NATO DIANA

NorthStar was selected from 3,680 applicants to join the NATO Defence Innovation Accelerator for the North Atlantic (DIANA) 2026 cohort. As part of the DIANA program, NorthStar will continue to enhance the automatization of its Space Domain Awareness (SDA) services to increase operational value within the alliance and to accelerate the commercialization of services for the benefit of NATO stakeholders and allied defense organizations.

NorthStar leads numerous support activities for international SDA programs, providing real-time insights that improve space safety, threat detection, and mission resilience. NorthStar’s participation in DIANA will expand the reach and impact of these services through direct engagement with NATO stakeholders and test centers.

NorthStar’s system is interoperable with NATO systems to ensure seamless integration into workflows and reinforce more rapid transatlantic cooperation. NorthStar is pioneering the ability to transform inputs from various sensors to deliver space information & intelligence (SI2). With DIANA, NorthStar will deliver live advanced SDA by automating the fusion of EO and passive RF signals to continuously track space objects of interest and detect rapid maneuvers (i.e. anomalies) to produce a complete and more accurate orbital picture. The result is a resilient SDA service with continuous tracking of high-interest objects that support tactical responses to emerging threats and increase mission assurance for allied space operations.

ESA Raptor

NorthStar was awarded a contract by the European Space Agency (“ESA”) to head a consortium to develop a new capability to improve the accuracy of satellite orbit predictions by addressing atmospheric drag uncertainty in Low Earth Orbit (LEO). As space becomes increasingly congested, predicting satellite movements with greater precision is critical for safe operations. By developing better drag models, operators improve navigation reliability, making space safer.

Solar and geomagnetic activity heats the upper portion of Earth’s atmosphere. The heating changes the density of the upper atmosphere and the drag experienced by satellites in LEO (between 160 km and 2000 km altitude), which alters their orbits. Small errors in space weather forecasting may adversely impact collision risk assessments, re-entry predictions, and satellite operations during launch and early orbit phases.

Through this ESA-funded project, NorthStar and its partners will develop advanced methods to improve estimates of variations in density of the thermosphere located at an altitude between 80 km and 1000 km where most LEO satellites operate. Heating from space weather can cause temperature changes anywhere from 500 ⁰C to 1500 ⁰C during strong storms. The air in the upper atmosphere is very thin, so one would not “feel” the temperature changes to the same extent as on Earth, but the resulting impact on the orbits of satellites in LEO is measurable. To deliver more accurate and reliable orbit navigation predictions, the consortium will combine satellite orbital data with space weather information and atmospheric models.

Employees

NorthStar strives to attract, develop and retain world-class talent. We work to create a culture of collaboration and are committed to fostering an enriching environment for our workforce. As of March 31, 2026, our global workforce consisted of approximately 74 employees including contractors. NorthStar’s workforce operates out of three geographical locations: Canada (global headquarters), the United States, and Luxembourg (European headquarters).

Facilities

Our corporate headquarters are in Montreal where we lease approximately 8,740 square feet of office space. Our Montreal office primarily conducts research and development activities and some of our back-office functions. Our U.S. headquarters are in McLean, VA where we focus on U.S. government operations. Our European headquarters are in Luxembourg where we focus on both research and development activities and serving our European commercial and governmental clients. We believe our facilities are adequate and suitable for our current needs.

Research and Development

NorthStar is actively advancing a portfolio of funded and internal R&D programs focused on scaling space domain awareness (SDA) capabilities and developing next-generation sensing and analytics technologies. In parallel, NorthStar is evolving its product & technology roadmap to advance next-generation analytics, sensing, and data fusion capabilities to support large-scale space operations. These efforts position NorthStar as a leading provider of scalable, high-precision space-based SDA solutions for both commercial and defense markets.

Government Regulation and Compliance

Our industry is highly regulated due to the sensitive nature of space-based technologies, space domain awareness and satellite-derived data services. In addition, we engage with governmental agencies and commercial counterparties in multiple jurisdictions, including Canada, the United States, Europe and other jurisdictions. We must comply with, and are affected by, laws and regulations relating to the development, commercialization and provision of our services, including laws and regulations applicable to satellite operations, remote sensing, spectrum use, cybersecurity, export controls, sanctions, data protection, government contracting and national security matters.

Our business depends in part on third-party satellite operators, launch providers, ground station operators and telecommunications infrastructure providers that are themselves subject to extensive regulatory oversight. Accordingly, our business may be adversely affected by regulatory actions or compliance failures affecting such third parties, including failures to obtain or maintain required licenses, permits, authorizations or approvals.

Our business and operations are subject to various foreign, federal, provincial, state and local laws and regulations. These include laws and regulations administered by governmental authorities in Canada, the United States, Europe and other jurisdictions relating to satellite communications, remote sensing, spectrum coordination, orbital debris mitigation, cybersecurity, privacy and data protection, investment screening, import and export controls, anti-corruption, economic sanctions and government procurement.

Our business also depends on access to and use of radio frequency spectrum, satellite communications infrastructure and space-based observational data. International allocations of radio frequency spectrum are coordinated through the International Telecommunication Union (“ITU”), while national spectrum and licensing regimes are administered by governmental regulators, including Innovation, Science and Economic Development Canada (“ISED”), the Federal Communications Commission (the “FCC”) and other foreign regulatory authorities. Changes in spectrum allocation, spectrum sharing frameworks, orbital debris mitigation requirements or other space regulatory policies could adversely affect the availability, reliability or cost of services upon which we rely.

Although NorthStar does not directly operate launch vehicles and may not directly hold all licenses associated with satellites utilized in connection with its services, our business depends on third parties obtaining and maintaining required governmental approvals and operating in compliance with applicable laws and regulations. These approvals may include authorizations relating to spectrum use, satellite operation, launch and reentry, remote sensing and national security review. Delays, denials, modifications, suspensions or revocations of such approvals could adversely affect our business, financial condition and results of operations.

Given the strategic and geopolitical relevance of space domain awareness and space-based monitoring technologies, our business may also be subject to heightened governmental scrutiny, including with respect to national security, foreign investment, data access, cybersecurity and international collaboration. Government authorities may impose restrictions on the dissemination, transfer or use of certain data, technologies or services, particularly in connection with defense, intelligence or dual-use applications.

Our technologies, software, technical data and services may be subject to export control and trade sanctions laws and regulations in various jurisdictions, including the U.S. Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”), Canadian export control laws and regulations administered by the Office of Foreign Assets Control (“OFAC”) and comparable foreign regulatory regimes. Compliance with these laws may require export licenses or other governmental authorizations and may restrict our ability to provide products or services in certain jurisdictions or to certain end users. Any failure to comply with applicable export control or sanctions laws could result in fines, penalties, reputational harm or restrictions on our business activities.

In addition, evolving privacy, cybersecurity and data protection laws in Canada, the United States, Europe and other jurisdictions may impose additional obligations and compliance costs on our business. These laws and regulations may restrict the collection, processing, transfer, storage and use of certain data and may expose us to regulatory investigations, litigation or penalties in the event of non-compliance or data security incidents.

The laws and regulations applicable to the space industry continue to evolve, including in areas relating to commercial space operations, space traffic coordination, orbital sustainability, remote sensing and national security oversight. Changes to existing laws and regulations or the adoption of new laws, regulations or governmental policies could increase regulatory uncertainty and adversely affect our business, financial condition and results of operations. Additionally, in certain circumstances, we may be required to prioritize government clients with respect to the provision of our data and services in connection with national security situations and emergencies.

However, based on information currently available to us, we do not believe that compliance with existing governmental regulations will have a material adverse effect on our capital expenditures, earnings or competitive position. Additional information regarding the regulations affecting our business and the related risks is included under “Risk Factors.”

Legal Proceedings

From time to time, NorthStar may become involved in litigation or other legal proceedings arising in the ordinary course of business. NorthStar is not currently a party to any litigation or legal proceedings that, in the opinion of NorthStar’s management, are likely to have a material adverse effect on our business. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can adversely impact NorthStar’s operations due to defense and settlement costs, the division of management resources, and other related factors.

On March 1, 2022, NorthStar and Spire entered into the Spire Agreement, pursuant to which Spire agreed to manufacture, launch and operate four satellites, providing the infrastructure to deliver images and data from space to NorthStar for use with NorthStar’s patented situational awareness technology. In addition to NorthStar’s upfront payments to Spire under the Spire Agreement, Spire agreed to provide NorthStar with U.S. $4,500,000 in vendor financing for services to be rendered by Spire to NorthStar thereunder, through a promissory note bearing interest at an annual rate of 14% (the “Spire Note”).

The four satellites were launched in January 2024. One satellite was lost in space, and the other satellites did not function in accordance with the Spire Agreement’s requirements. Among other things, NorthStar asserted that Spire failed to manufacture and launch four replacement satellites at no additional cost to NorthStar, as required by the Spire Agreement.

On September 30, 2024, NorthStar initiated arbitration proceedings before the International Court of Arbitration of the ICC, seeking monetary damages and other relief relating to the Spire Agreement. Spire denied all claims and asserted counterclaims, including for amounts due under the Spire Note, for costs incurred in connection with an interlocutory injunction obtained by NorthStar in the Superior Court of Justice of Ontario, and for costs of the arbitration. On July 31, 2026, an ICC tribunal issued an award which dismissed NorthStar’s claims (but did not address enforcement of the obligation to provide four replacement satellites at no additional cost) and granted Spire’s counterclaim in part. Pursuant to the award, NorthStar was directed to pay to Spire an aggregate amount of approximately $12.4 million, comprised of amounts due under the Spire Note, damages in respect of the interlocutory injunction and costs of the arbitration. The ICC tribunal noted in the award that the Spire Agreement has never been terminated. The Spire Note is reflected in current liabilities on NorthStar’s financial statements accompanying this proxy statement/prospectus, and NorthStar expects to record liabilities in respect of the award on its unaudited interim consolidated financial statements as of and for the six months ended June 30, 2026.

NorthStar is evaluating the award and its implications (including in respect of the parties’ ongoing rights and obligations under the Spire Agreement), and is considering all available options consistent with applicable law and the terms of the Spire Agreement, including as it concerns the four replacement satellites. Any such actions and their outcomes are inherently uncertain and could materially affect future results.

Competition

NorthStar leads SDA capabilities vs. other space technology companies

		Ground optical			Ground radar					Passive RF					Space-based optical				
Company	NORTHSTAR	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18
Type	Private	Private	US	Private	US	US	US	Private	Private	US	US	FR	Private	Private	US	CA	Private	Private	Private
Identify active threats	✓	-	X	-	X	-	X	X	X	X	-	X	X	X	X	X	X	-	-
Scalable to warfighter specifications	✓	X	X	X	-	-	X	-	X	X	X	X	-	X	-	-	-	-	-
Adaptable to new requirements	✓	-	✓	-	X	-	-	-	-	✓	X	-	✓	-	X	-	✓	-	✓
Identify anomalies (Catalogue UCTs)	✓	-	X	X	✓	✓	X	-	X		X	X	X	X	✓	✓	-	-	-
Multi-Source fusion capability	✓	✓	-	✓	-	-	✓	✓	✓	✓	✓	✓	-	-	-	-	-	-	-

NorthStar's WFOV system uniquely scans for active threats with no prior knowledge of an object's existence required

© NorthStar Earth & Space, Inc. 2026

✓ Capable X Not Capable - Capability not demonstrated

Highly Confidential | 18

In general, competitive solutions involve either a fixed ground-based radar or a ground-based telescope. A fixed radar can array acts as a virtual fence with a very wide lateral field of view and captures signatures of objects passing over the fence. The “revisit” rates are limited to the number of times the objects pass over the radar. Also, current systems, e.g., Lockheed Martin’s Space Fence do not have enough arrays to capture objects more than once per orbit and some objects may never pass over the radar field of view. Some companies offer ground-based optical systems that involve telescopes that are deployed in multiple locations and can be pointed at objects of interest. However, telescopes are better suited to GEO observations as the objects tend to be stationary versus the observer. Telescopes are not suited to observe objects in LEO or MEO and have a reduced operational timeframe due to atmospheric conditions (clouds, light pollution).

Another strategy incorporates ground-based RF receivers. Ground RF receivers work by focusing an antenna on the position of an object and reading its RF emissions (from transmission arrays or other RF producing components onboard). However, if an object does not emit RF emissions, the object is not “seen”. The system needs to listen within the right frequency band, and the RF receiver must be able to acquire the RF signature of the object from more than one location at the same time to obtain information that can then be used to determine its orbit.

Since Spire launched satellites dedicated to NorthStar in 2024, two companies have each launched a satellite for SSA: Vyoma and Digantara. Vyoma, a German company launched its first SSA satellite in 2025 and plans to launch a second satellite in the fourth quarter of 2026. While NorthStar is focused on providing services to the United States, Canada, and Europe, Vyoma is committed to offering Europe’s geostrategic autonomy. Digantara is an Indian company that also launched its first SSA satellite in January 2025.

EXECUTIVE COMPENSATION OF NorthStar

NorthStar’s named executive officers for the year ended December 31, 2025, which consisted of NorthStar’s principal executive officer and the next two most highly compensated executive officers, were:

•        Stewart Bain, NorthStar’s Chief Executive Officer

•        Yann Picard, Executive Director of Products

•        Brendan Thorn, Director of Operations

Summary Compensation Table

The following table sets forth information regarding the compensation of NorthStar’s named executive officers for the years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Nonequity Incentive Compensation	Bonus ($)	All Other Compensation ($)	Total ($)
Stewart Bain
Chief Executive Officer	2025	$295,897	0	0	0	0	295,897
Chief Executive Officer	2024	$283,155	0	0	0	0	283,155

Yann Picard
Executive Director of Products	2025	$185,371	0	0	0	0	185,371
Executive Director of Products	2024	$177,426	0	0	0	0	177,426

Brendan Thorn
Director of Operations	2025	$178,446	0	0	0	0	178,446
Director of Operations	2024	$152,024	0	0	0	0	152,024

Narrative to Summary Compensation Table

Base Salaries

The named executive officers receive a base salary to compensate them for services rendered to NorthStar. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

The 2025 annual base salaries for our named executive officers as of December 31, 2025 were $295,897 for Mr. Bain, $185,371 for Mr. Picard and $178,446 for Mr. Thorn.

The 2024 annual base salaries for our named executive officers as of December 31, 2024 were $283,155 for Mr. Bain, $177,426 for Mr. Picard and $152,024 for Mr. Thorn.

The “Salary” column of the Summary Compensation Table above shows the actual base salaries earned by each named executive officer in 2025 and 2024.

Equity Compensation

For the year ended December 31, 2025, NorthStar had two forms of compensating employees and senior management through equity, namely stock options and warrants, as further described below.

Stock Option Plan

NorthStar has adopted a stock option plan pursuant to which employees, directors, officers and consultants of NorthStar and its subsidiaries are eligible to receive stock options to acquire common shares of NorthStar. The plan is administered by the NorthStar Board (or a delegated committee), which has discretion to determine participants, the number of options granted, and the applicable terms and conditions.

The aggregate number of shares reserved for issuance under the plan is capped at 10% of NorthStar’s issued and outstanding shares, subject to a 5% per-participant limit at any time, each calculated on a fully diluted basis.

Unless otherwise determined by the NorthStar Board, stock options vest over a four-year period, with 25% vesting on each anniversary of the grant date. The exercise price (subscription price) is established at the time of grant and, if the shares are listed, may not be lower than the prevailing market price.

Options are exercisable during a fixed term determined at grant, subject to earlier termination upon certain events. In general:

•        upon termination without cause, death, disability or similar events, vested options remain exercisable for the remainder of the exercise period;

•        upon termination for cause, unexercised options are immediately forfeited; and

•        NorthStar may repurchase shares issued upon exercise in certain pre-liquidity scenarios.

Options are non-transferable (other than by operation of law upon death) and may only be exercised in accordance with the plan and applicable option agreement. In connection with an acquisition event or similar transaction, the NorthStar Board may accelerate vesting or provide for cash-out or substitution of awards, including payment of the in-the-money value of options. The plan also includes customary anti-dilution adjustments for stock splits, reorganizations and similar capital events, and may be amended or terminated by the NorthStar Board subject to applicable approvals.

Warrants

In 2025, NorthStar granted warrants to an executive officer to purchase up to 10,000 common shares of NorthStar at an exercise price of $0.01 per share. The warrants vest over time pursuant to a fixed schedule through December 31, 2027, with installments vesting periodically between June 2026 and December 2027.

The warrants are exercisable from the date of grant until December 31, 2029, subject to earlier termination in certain circumstances. In general:

•        upon termination of service (other than for cause), vested warrants remain exercisable for a limited post-termination period;

•        upon death, vested warrants may be exercised by the holder’s estate for a specified period; and

•        upon a breach of fiduciary duty, all vested and unvested warrants are forfeited, and the Company may repurchase any shares previously issued upon exercise.

The warrants are exercisable upon written notice and payment of the applicable exercise price, and the Company is required to issue the underlying shares within a specified period following exercise.

The warrants are non-transferable other than by will or applicable laws of succession and do not confer shareholder rights unless and until exercised.

In connection with an acquisition event or similar transaction, the Company may accelerate vesting, provide for cash settlement of the in-the-money value of the warrants, or otherwise adjust or terminate the awards. The warrants are also subject to customary anti-dilution adjustments in the event of stock splits, reorganizations or similar changes to the Company’s capital structure.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of NorthStar’s common stock underlying outstanding stock options held by each named executive officer as of December 31, 2025.

	Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date
Stewart Bain	3/14/2024	3/14/2024	1,500	4,500	0.83	3/14/2034
	12/9/2025	12/9/2025	—	2,541	0.83	12/9/2035
Yann Picard	3/14/2024	3/14/2024	63	187	0.83	3/14/2034
	6/1/2024	6/1/2024	200	600	0.83	6/1/2034
	12/9/2025	12/9/2025	—	450	0.83	12/9/2035
Brendan Thorn	6/18/2024	6/18/2024	38	112	0.83	6/18/2034
	12/9/2025	12/9/2025	—	1,200	0.83	12/9/2035

Executive Compensation Arrangements

We have entered into employment agreements with each of our named executive officers. The following summaries describe the material terms of these agreements and are qualified in their entirety by reference to the agreements, as amended, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Stewart Bain

NorthStar Earth & Space Inc. entered into an employment agreement with Stewart Bain, our President and Chief Executive Officer, effective September 1, 2023. The agreement provides that Mr. Bain serves as our President and Chief Executive Officer on a full-time basis and reports to the Chairman of the Board or such other person designated by the Chairman.

Under the agreement, Mr. Bain is entitled to an annual base salary of C$415,800, payable in accordance with our regular payroll practices. Mr. Bain is eligible to receive an annual discretionary bonus of up to 50% of his base salary, based on achievement of objectives established by mutual agreement between Mr. Bain and the Chairman and on individual and enterprise performance, subject to recommendation by the Compensation and Governance Committee and approval by the Board.

At the time of execution of the agreement, Mr. Bain was entitled, at the discretion of the Board, to receive an additional 6,000 options under our employee stock option plan. The options vest over four years, or such other period determined by the Board, and are subject to the terms of the applicable plan and option agreement. Mr. Bain also remains eligible for a project payment in the fixed amount of C$150,000 based on delivery of the first four satellites into orbit and sufficient enterprise financing for an 18-month period. Mr. Bain is entitled to reimbursement of reasonable business expenses, five weeks of vacation per calendar year and participation in our employee benefit plans, including health, disability and death insurance, subject to the terms of those plans.

Mr. Bain’s employment may be terminated by us for cause without notice or payment in lieu of notice, or without cause upon written working notice, pay in lieu of notice or a combination of both equal to 12 months of base salary, subject to Mr. Bain’s execution of a release of claims. Mr. Bain may resign by providing at least three months’ prior written notice, subject to our right to waive the notice period in whole or in part. Mr. Bain is also subject to confidentiality, non-competition, non-solicitation and intellectual property assignment obligations.

Yann Picard

NorthStar Earth & Space Europe S.à r.l. entered into a long-term employment agreement with Yann Picard, effective October 1, 2023, as amended effective June 1, 2024. Under the agreement, as amended, Mr. Picard serves as Executive Director of Products and reports to the Chief Executive Officer.

Under the agreement, as amended, Mr. Picard is entitled to an annual gross base salary of €158,880, payable in 12 monthly installments, subject to applicable deductions. Mr. Picard is eligible to receive a discretionary annual bonus of up to 30% of his base salary, in accordance with the company’s compensation plan, as amended from time to time. Bonus payments are discretionary and based on the company’s financial performance and/or Mr. Picard’s achievement of goals established annually with his manager.

Mr. Picard is entitled to reimbursement of reasonable business expenses, a monthly mobile phone allowance of up to €40 and 30 days of paid annual holiday, in addition to public holidays, subject to applicable policies and law. Mr. Picard is also eligible to participate in the employee stock option plan of NorthStar Earth & Space Inc. Following completion of his trial period, Mr. Picard became eligible, at the discretion of the Board of Managers, to receive an option to purchase up to 250 Class A common shares. The June 2024 amendment provides for an additional grant of 800 options under the employee stock option plan. These options vest over four years, or such other period determined by the Board, and are subject to the terms of the applicable plan.

Mr. Picard’s employment agreement is for an indefinite term and may be terminated in accordance with Luxembourg law. Other than in the event of termination for serious misconduct, the agreement provides for statutory notice periods upon dismissal of two months for less than five years of service, four months for five to less than 10 years of service and six months for 10 or more years of service. Mr. Picard is subject to confidentiality, intellectual property assignment, non-competition and non-solicitation obligations. If the post-employment non-competition covenant is enforced, Mr. Picard is entitled to monthly compensation equal to 30% of his most recently received gross remuneration during the restricted period, subject to the company’s waiver rights.

Brendan Thorn

NorthStar Earth & Space Europe S.à r.l. entered into a long-term employment agreement with Brendan Thorn, effective July 3, 2023, as amended effective August 1, 2024 and May 1, 2025. Under the agreement, as amended, Mr. Thorn serves as Director of Operations of Europe and reports to the General Manager of NorthStar Luxembourg, or, if no General Manager has been appointed, to the Category A Manager or another designated person.

Under the agreement, as amended, Mr. Thorn is entitled to an annual gross base salary of €160,000, inclusive of any May 2025 index adjustment and subject to future applicable index adjustments and applicable deductions. Mr. Thorn may be eligible to receive discretionary bonus payments based on the company’s financial performance and/or Mr. Thorn’s achievement of goals established annually with his manager.

Mr. Thorn is entitled to reimbursement of reasonable business expenses, 18 meal vouchers per month with a face value of €10.80, a monthly mobile phone allowance of up to €40 and 30 days of paid annual holiday, in addition to public holidays, subject to applicable policies and law. Following completion of his trial period, Mr. Thorn may be eligible to participate in the company’s employee stock option plan, as determined by the company’s board.

Mr. Thorn’s employment agreement is for an indefinite term and may be terminated in accordance with Luxembourg law. Other than in the event of termination for serious misconduct, the agreement provides for statutory notice periods upon dismissal of two months for less than five years of service, four months for five to less than 10 years of service and six months for 10 or more years of service. Mr. Thorn is subject to confidentiality, intellectual property assignment, non-competition and non-solicitation obligations.

Directors Compensation

Directors who are employed or otherwise remunerated by NorthStar (or its subsidiaries) do not receive any compensation for their services as directors. During the year ended December 31, 2025, the aggregate amount of NorthStar’s non-employee directors’ cash compensation paid to or earned by such directors for service on the board of directors of NorthStar was $25,188.

The following table summarizes the information concerning the compensation of NorthStar’s non-employee directors for services rendered to NorthStar during the fiscal year ended December 31, 2025

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Stock Awards ($)	Total ($)
Kamilia Sofia	25,188	0	0	25,188

Compensation Arrangements after the Business Combination

Executive Officers

Following the consummation of the Business Combination, New NorthStar expects its executive officers to provide services to New NorthStar pursuant to their existing employment contracts with NorthStar (or its subsidiaries) pursuant to which such officers are entitled to, among other things, an annual base salary, participation in incentive bonus programs, and health benefits.

Directors

Following the consummation of the Business Combination, New NorthStar expects to adopt a formal non-employee director compensation policy. Such a policy may include compensation in the form of a cash retainer and/or equity compensation.

NORTHSTAR MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Expressed in thousands of CAD dollars, except as otherwise noted and per share amounts)

The following discussion and analysis provide information which NorthStar’s management believes is relevant to an assessment and understanding of NorthStar’s consolidated results of operations and financial condition. The discussion should be read together with the audited consolidated financial statements of NorthStar for the years ended December 31, 2025, and 2024 and the related notes, prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), the unaudited interim consolidated financial statements of NorthStar for the three months ended March 31, 2026, and 2025 and the related notes, and the unaudited pro forma condensed combined financial information that is included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information” within this proxy statement/prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. NorthStar’s actual results may differ materially from those anticipated in these forward-looking statements, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” because of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. All references to $, USD, or dollar herein are to U.S. dollars. All references to C$, CAD are to Canadian dollars. All references to EUR or € are to Euro.

For purposes of this section, NorthStar Earth & Space Inc. is also referenced as the “Company,” “we,” “us,” or “our”.

Overview

NorthStar is a data analytics company developing a dedicated infrastructure for space-based Space Situational and Domain Awareness (“SSDA”). We are a highly differentiated space data analytics company that monitors activity in space and provides early detection and tracking of active space threats that come from deliberate maneuvers in space. We fuse optical data from third-party spacecrafts that host sensors dedicated to our mission and designed to our specifications with other satellite-based sensors and combine these inputs with ground-based radar, optical, and RF data from partner networks, delivering real-time resident space object (“RSO”) detection, tracking, and analytics to defense, civil-space, and commercial operators. Our extensive development portfolio includes orbital dynamics and machine learning algorithms for a variety of applications for space situational and domain awareness (“SSDA”) and space traffic management (“STM”).

Recent Developments

Business Combination

On April 16, 2026, NorthStar entered into a Business Combination Agreement with Viking Acquisition Corporation I (“Viking”), a special purpose acquisition company. The transaction provides for the Business Combination.

Pursuant to the Business Combination Agreement, among other things, Viking will continue as a corporation existing under the CBCA in accordance with the Companies Act and the CBCA, as New NorthStar and, promptly following the Continuation, New NorthStar, NorthStar and NewCo will effect the Arrangement under Section 192 of the CBCA in accordance with the Plan of Arrangement, pursuant to which, among other things, NewCo and NorthStar will amalgamate (the “Amalgamation”) to form one corporate entity and NewCo will survive the Amalgamation as a wholly owned subsidiary of New NorthStar and the other transactions contemplated by the Plan of Arrangement will be consummated.

Following the Closing of the Business Combination:

•        NorthStar securityholders will receive common shares of New NorthStar.

•        Viking’s public shareholders will hold common shares of the combined company on a one-for-one conversion basis.

•        the combined company’s securities are expected to be listed on NYSE under the ticker symbols “NSTR” and “NSTR.W.”

The transaction is expected to provide NorthStar with access to capital to support the cost of sensors, their integration and deployment on hosted payloads, and associated non-recurring engineering, as well as to fund continued investment in product development and operational expansion.

The Closing of the Business Combination is subject to customary conditions, including approval by the shareholders of Viking and NorthStar and satisfaction of other closing conditions set forth in the Business Combination Agreement.

Upon consummation of the transaction, the historical financial statements of NorthStar will represent the financial statements of the combined company for accounting purposes, and the transaction will be accounted for as a reverse recapitalization.

Thales Alenia Space France Promissory Note Modification

On April 29, 2026, the Company entered into a new agreement with Thales Alenia Space France for the repayments of its promissory note. Under this agreement, the Company agreed to (i) immediately upon signature of the agreement pay EUR 150,000 to TAS as a reduction of the outstanding remaining balance, and (ii) pay EUR 150,000 thereafter on or before the 20th business day of each calendar month. The outstanding balance under the agreement was EUR 1,356,456 at April 29, 2026, which was reduced to EUR 1,206,456 following the immediate payment of EUR 150,000 at signing. The agreement matures on December 31, 2026.

LuxIMPULSE

NorthStar Europe has a multi-phase framework contract with the European Space Agency under the LuxIMPULSE program that supports the development and commercialization of its space traffic management system. During the three months ended March 31, 2026, NorthStar began the fourth phase of development. In the fourth phase, NorthStar is expanding its space safety service offering to satellite operators through enhancements to data fusion, quality control, and user experience, as well as the introduction of Launch and Early Orbit Phase (LEOP) analysis capabilities.

Management believes the technology and capabilities developed under the LuxIMPULSE program may have broader commercial applications for satellite operators beyond NorthStar’s work with ESA. NorthStar has not yet entered into commercial contracts based on these capabilities, and there can be no assurance that it will do so, or that any such commercialization efforts will generate material revenue.

Additionally, management believes its capabilities developed under the LuxIMPULSE program may be relevant to addressing new regulatory requirements relating to space traffic management and space safety if the European Commission adopts the EU Space Act in its current or a similar form. There can be no assurance that it will be adopted or will not be materially revised during the legislative process.

Trends and Factors Affecting Our Performance

Our results of operations and financial condition are influenced by several key factors, including:

•        Customer acquisition and retention

•        Revenue growth and pricing dynamics

•        Cost of revenue and gross margin expansion

•        Investment in research and development

•        Scalability of operating infrastructure

•        Geopolitical and regulatory conditions

Components of Results of Operations

Basis of Presentation

Our financial statements are presented in Canadian Dollars “C$”, the parent company’s functional currency, and have been prepared in accordance with U.S. GAAP and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Revenue

Our revenue is derived primarily from contracts with customers to provide engineering, research, technical and data services.

Operating Expenses

Operating expenses consist program and technical management expenses, sales and marketing expenses, general and administrative expenses, depreciation and amortization expenses, and impairment charges.

Other Expenses, net

Other expenses, net consists of interest income generated from our cash accounts, interest expenses incurred on our outstanding debt obligations, change in fair value of convertible debentures, and research and development tax credits.

Results of Operations

Comparison of the Three Months Ended March 31, 2026 and 2025

Our results of operations for the periods indicated are summarized in the table below:

	For the three months ended March 31		Variance
	2026 C$	2025 C$	Change C$	Change C$
Revenue
Services revenue	2,360,507	1,842,777	517,730	28%
Grant income	249,800	—	249,800	—
	2,610,307	1,842,777	767,530	42%
Operating Expenses:
Program and technical management	2,700,530	2,380,215	(320,315)	(13)%
General and administrative expenses	1,187,873	975,043	(212,830)	(22)%
Sales and marketing expenses	513,286	507,901	(5,385)	(1)%
Depreciation and amortization expenses	670,536	673,000	2,464	0%
Loss from operations	(2,461,918)	(2,693,382)	231,464	9%

Other Expenses, net
Interest income	(4,068)	(3,792)	276	7%
Interest expenses	664,103	506,904	(157,199)	(31)%
Foreign exchange (gain) loss	60,434	60,134	(300)	0%
Change in fair value of convertible debentures	8,407,000	2,880,638	(5,526,362)	(192)%
R&D tax credit	(1,143,432)	(767,955)	375,477	49%
Net loss	(10,445,955)	(5,369,311)	(5,076,644)	(95)%

Revenue

Revenue increased by C$0.8 million, or 42%, to C$2.6 million for the three months ended March 31, 2026 from C$1.8 million for the three months ended March 31, 2025. 70% of the increase was attributable to revenue recognized under new contracts entered into during the period and due to increase in grant income, partially offset by the wind-down of services under certain contracts that concluded, representing a 33% drag on the increase.

For the three months ended March 31, 2026, revenue was C$2.6 million, of which approximately 100% of the revenue was derived from contracts with government agencies and other public-sector customers. Our top three customers accounted for approximately 69% of total revenue for three months ended March 31, 2026. In addition, approximately C$1.5 million, or 60% of revenue for the three months ended March 31, 2026 was recurring in nature, consisting primarily of subscription-based data analytics services, recurring service arrangements, ongoing monitoring services and research and development contracts, while approximately C$0.7 million, or 27%, was non-recurring or project-based, ongoing monitoring services and research and development contracts.

Program and technical management

Program and technical management expenses increased by C$0.3 million, or 13%, to C$2.7 million for the period ended March 31, 2026 from C$2.4 million for the three months ended March 31, 2025. The increase reflected higher third-party data acquisition costs and elevated processing costs commensurate with expanded data volumes during the period of 13%.

General and administrative

General and administrative expenses increased by C$0.2 million, or 22%, to C$1.2 million for the three months ended March 31, 2026 from C$1.0 million for the three months ended March 31, 2025. The increase was driven by higher audit and accounting fees incurred in connection with the merger.

Interest expenses

Interest expenses increased by C$0.2 million, or 31%, to C$0.7 million for the three months ended March 31, 2026 from C$0.5 million for the period March 31, 2025. The increase was driven by higher outstanding balances under the shareholder loans and short-term credit facilities during the three months ended March 31, 2026 compared to the prior period.

Change in fair value of convertible debenture

Change in fair value of convertible debentures increased to C$8.4 million for the three months ended March 31, 2026, as a result of the fair value of convertible debentures increasing from $98.9 million to $107.3 million. The increase was driven by an appreciation of the enterprise value totaling C$6.6 million attributable to an increase in our forecasted revenue from expanded services with a customer and the accretion of three months of interest totaling C$1.8 million.

R&D tax credit

R&D tax credit increased by C$0.4 million, or 49%, to C$1.1 million for the three months ended March 31, 2026 from C$0.8 million for the three months ended March 31, 2025. The increase reflected higher enhanced eligibility and higher expenditure limits introduced by the Canadian federal government.

Comparison of the Years Ended December 31, 2025 and 2024

Our results of operations for the periods indicated are summarized in the table below:

	For the years ended December 31,				Variance
	2025 C$		2024 C$		Change C$		Change %
Revenue
Services Revenue	C$	10,645,373	C$	8,375,737	C$	2,269,636	27%

Operating Expenses
Program and technical management		10,288,464		9,634,544		(653,920)	(7)%
General and administrative expenses		6,314,572		5,269,195		(1,045,377)	(20)%
Sales and marketing expenses		2,155,493		3,243,384		1,087,891	34%
Depreciation and amortization expenses		2,686,362		2,682,872		(3,490)	(0.1)%
Impairment of setup fees and launch costs		—		10,198,603		10,198,603	100.0%

Loss from Operations		(10,799,518)		(22,652,861)		11,853,343	52%

Other Expenses, net:
Interest income		(24,907)		(91,219)		(66,312)	(73)%
Interest expenses		2,333,936		1,274,135		(1,059,801)	(83)%
Foreign exchange loss (gain)		(43,514)		143,932		187,446	130%
Change in fair value of convertible debenture		10,259,000		5,347,000		(4,912,000)	(92)%
R&D tax credit		(2,127,027)		(1,958,302)		168,725	9%
Net loss	C$	(21,197,006)	C$	(27,368,407)	C$	6,171,401	23%

Revenue

Revenue increased by C$2.3 million, or 27%, to C$10.6 million for the year ended December 31, 2025 from C$8.4 million for the year ended December 31, 2024. The increase was driven 91% from existing customers and 9% from new customers.

For the year ended December 31, 2025, revenue was C$10.6 million, 100% of the revenue was derived from contracts with government agencies and other public-sector customers. Our top three customers accounted for approximately 91% of total revenue for the year ended December 31, 2025. In addition, approximately C$9.7 million, or 91%, of revenue for the year ended December 31, 2025 was recurring in nature, consisting primarily of subscription-based data analytics services, ongoing monitoring services and research and development contracts, while approximately C$0.9 million, or 9%, was non-recurring or project-based, consisting primarily of research and development contracts.

Program and technical management

Program and technical management expenses increased by C$0.6 million, or 7%, to C$10.3 million for the year ended December 31, 2025 from C$9.6 million for the year ended December 31, 2024. The increase was driven 3.3% by higher purchases of third-party data and increased Amazon Web Services (“AWS”) costs related to processing larger data volumes, as our data center is hosted on AWS.

General and administrative

General and administrative expenses increased by C$1.0 million, or 20%, to C$6.3 million for the year ended December 31, 2025 from C$5.3 million for the year ended December 31, 2024. The increase was driven 30% by higher legal fees due to Spire litigation; the unfavorable variance was partially offset by departed employees and consultants that were not replaced.

Sales and marketing

Sales and marketing expenses decreased by C$1.1 million, or 34%, to C$2.2 million for the year ended December 31, 2025 from C$3.2 million for the year ended December 31, 2024. The decrease was driven 10% by departed employees and 22% by departed consultants that were not replaced.

Depreciation and amortization

Depreciation and amortization expenses were C$2.69 million for the year ended December 31, 2025, compared to C$2.68 million for the year ended December 31, 2024.

Impairment of setup fees and launch costs

Impairment of setup fees and launch costs were nil for the year ended December 31, 2025, compared to C$10.2 million for the year ended December 31, 2024. The decrease was driven entirely by the impairment loss of setup fees and launch costs that were recorded in 2024 due to the failures of the satellites resulting in the inability to retrieve a certain number of images per day pursuant to a Service Level Agreement, which defined the number and quality of those images.

Interest expenses

Interest expenses increased by C$1.1 million, or -83%, to C$2.3 million for the year ended December 31, 2025 from C$1.3 million for the year ended December 31, 2024. The increase was driven entirely by higher interest expenses due to the increase in shareholder loans, increase of the fixed and variable interest rate of the promissory notes, and the increase of compounded interest expense.

Change in fair value of convertible debenture

Change in fair value of convertible debenture increased by C$4.9 million, or -92%, to C$10.3 million for the year ended December 31, 2025 from C$5.3 million for the year ended December 31, 2024. The increase was driven entirely by the increase in accrued interest for the year 2025.

R&D tax credit

R&D tax credit increased by C$0.2 million, or 9%, to C$2.1 million for the year ended December 31, 2025 from C$1.9 million for the year ended December 31, 2024. The increase was driven entirely by higher enhanced eligibility and higher expenditure limits introduced by the Canadian federal government.

Government assistance

Government assistance consists of contribution received from Canadian Space Agency Class Grant and Contribution Program to Support Research, Awareness and Learning in Space Science and Technology (“CSA-STDP”) of C$0.2 million for the funding of a project called “Advancing SSA Data Processing Performance.”

Amounts received from above government assistance program were reflected as reductions of expenses in the consolidated financial statements.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities.

For the three months ended March 31, 2026 and 2025, we incurred net losses of C$10.45 million and C$5.37 million, respectively. For the years ended December 31, 2025 and 2024, we incurred net losses of C$21.2 million and C$27.4 million, respectively. We expect to incur additional losses and increased expenses in future periods as we continue to scale our business, invest in research and development efforts, increase employee headcount and incur additional expenses associated with being a public company.

We expect our capital expenditures and working capital requirements to increase as we scale our business and our commercialization efforts and become a public company. Achieving future profitability will depend on our ability to scale our business, grow our customer base and deployments, manage our expenses, and otherwise successfully execute our business and marketing strategy, obtain adequate financing to fund our business plan and hire and retain appropriate personnel. To date, we have financed our operations primarily from sales of redeemable convertible debentures, preferred stock, governmental loans, and common shares, as well as cash flows from our operations. Following the consummation of the Business Combination, we expect to initially finance our operations with the cash on hand from the Closing and, in the future, may seek additional equity or debt financing to support our continued operations and growth.

Although PIPE Investors have subscribed equity investments that are expected to yield gross proceeds of $30 million, the total amount of cash on hand following the Business Combination is uncertain because we cannot predict the amount of redemptions by Public Shareholders in connection with the Closing of the Business Combination. Even if Public Shareholders redeem 100% of the Public Shares, we expect that our cash on hand will be sufficient to meet our capital requirements for at least one year from the Closing. If the net cash proceeds from the Business Combination are less than expected, we would reduce the pace of our purchase and launch of sensors.

Contractual Obligations, Commitments and Contingencies

Contractual obligations, commitment and contingencies include the following as of March 31, 2026:

•        The Company’s commitment under operating lease relating to office premises amount to approximately present value of lease liabilities of C$0.5 million.

Contractual obligations also include the following debts:

•        Short-term debt:

•        Shareholder loans of C$5.4 million

•        Short-term loans of C$2.3 million

•        Repayment contribution received from Economic Development Agency of Canada for the Region of Québec (“DEC”) — current portion of loan payable C$1.3 million

•        Repayment contribution received from Strategic Innovation Fund (“SIF”) — current portion of loan payable C$1.0 million

•        Promissory notes of C$11.3 million

•        Leasehold improvement financing-current portion of long-term debt C$0.06 million

•        Non-controlling interests of C$3.0 million

•        Long-term debts:

•        Repayment contribution received from Strategic Innovation Fund (“SIF”) of C$8.5 million

•        Repayment contribution received from Economic Development Agency of Canada for the Region of Québec (“DEC”) of C$2.2 million

•        Leasehold improvement financing — long-term debt C$0.05 million

•        Convertible debentures of C$107.3 million

Historical Cash Flows

Our consolidated cash flows from operating, investing and financing activities were as follows:

	For the three months ended March 31
	2026 C$		2025 C$
Cash used in operating activities	C$	(463,870)	C$	(1,620,605)
Cash used in investing activities	C$	(21,308)	C$	(7,649)
Cash provided by financing activities	C$	85,340	C$	933,773

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2026 was C$0.5 million, reflecting a net loss of C$10.4 million, offset by C$9.9 million of non-cash adjustments — primarily an C$8.4 million change in the fair value of convertible notes, C$0.7 million of depreciation and amortization, and C$0.6 million of interest expense — together with a C$0.2 million source of cash from changes in operating assets and liabilities, driven primarily by a C$0.1 million increase in accounts payable and accrued liabilities, a C$0.5 million increase in deferred revenue and an decrease in accounts receivable of $0.7 million, partially offset by a C$1.0 million increase in other receivables. The increase in other receivables is driven by an increase in our research and development tax credit receivable of C$1.1 million, attributable to eligible research and development costs incurred during the three months ended March 31, 2026.

Net cash used in operating activities for the three months ended March 31, 2025 was C$1.6 million, reflecting a net loss of C$5.4 million, offset by C$4.6 million of non-cash adjustments — primarily a C$2.9 million change in the fair value of convertible notes, C$0.7 million of depreciation and amortization, and C$0.5 million of interest expense — partially offset by a C$0.9 million use of cash from changes in operating assets and liabilities, driven primarily by a C$0.8 million increase in other receivables and a C$0.3 million increase in accounts receivable, partially offset by a C$0.4 million increase in deferred revenue.

Investing Activities

Net cash used in investing activities was less than C$0.1 million for the three months ended March 31, 2026 and 2025.

Financing Activities

Net cash provided by financing activities was C$0.1 million for the three months ended March 31, 2026, compared to C$0.9 million for the three months ended March 31, 2025. Net cash provided by financing activities for the three months ended March 31, 2026, reflects contributions from the noncontrolling interest (VIE) of C$0.1 million. Net cash provided by financing activities for the three months ended March 31, 2025, reflects proceeds from shareholder loans of C$1.0 million, offset by repayments on other long-term debt obligations of C$0.1 million.

Critical Accounting Estimates

Our condensed consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus are prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make certain estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as related disclosures. We base our estimates on historical expense and on various other assumptions that we believe to be reasonable under the circumstances. Changes in accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. We evaluate our estimates on an ongoing basis. To the extent that there are material differences between these estimates and our actual result, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe that the following critical accounting policies involve a greater degree of judgment or complexity that our other accounting policies. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our condensed consolidated financial condition and results of operations.

Revenue recognition

The Company generates revenue from services, provided under fixed-price contracts with government and government-agency customers which typically vary from one to four years. The Company recognized revenue in accordance with ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, revenue is recognized when control of promised services is transferred to the customer in an amount that reflects the consideration the Company expects to receive in exchange for those services. The Company applies this standard only to contracts where it is probable that the consideration to which it is entitled will be collected.

At contract inception, the Company assesses the services promised within each contract to identify performance obligations and determine whether each promised service is distinct. The Company’s contracts may include promises to transfer multiple services and determining whether services represent distinct performance obligations that should be accounted for separately or together may require judgment.

Continuous service contracts typically require the Company to “stand-ready” to deliver a data products over the contractual term on a daily basis. The availability of the data products could be intermittent and result in a day where a data product is not delivered. There are no minimum annual or contractual guarantees for data products and there are no adjustments to the transaction price for days when a data product was not available. Accordingly, the transaction price is recognized on a straight-line basis over the contract term beginning on the commencement date stated in the contract.

Milestone contracts typically provide customers with engineering, research, and technical services. The company measures progress toward satisfaction of the performance obligation over time using an output method based on the achievement of specified milestones, including satisfactory completion of design reviews, development plans, testing plans, validation tests, and verification tests, among others.

Revenue is recognized upon achievement of each milestone representing an evaluation of the nature of services provided, the significance of the deliverables completed, and the relative value transferred to the customer at each stage of the project and is prepared in consultation with members of accounting, engineering, and operations who have significant experience in achieving such milestones to correlate to the entity’s progress.

The Company reviews its measure of progress throughout the contract term and updates estimates as necessary to ensure revenue recognition reflects the transfer of control of services to customers.

The Company receives payments from customers based on billing schedules established in each contract. Upfront payments and fees are recorded as deferred revenue upon receipt or when due until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the Company’s right to consideration is unconditional, such as when the Company has a contractual right to payment per the terms of the contract. Advance payments are not considered a significant financing component because they are used to safeguard the Company from the failure of the other party to abide by some or all of their obligations under the contract.

The Company has determined that its revenues do not require further disaggregation beyond the single service category presented, as all the revenue share similar economic characteristics, are derived from the same government and government agency customer base and exhibit similar patterns of cash flow generation under the same over-time recognition model.

MANAGEMENT OF NEW NORTHSTAR AFTER THE BUSINESS COMBINATION

The following information concerning the management of New NorthStar is based on the Plan of Arrangement and the New NS Organizational Documents, each of which is expected to be in effect in such form as of the consummation of the Business Combination, applicable law and current expectations of NorthStar and is subject to change.

Executive Officers and Directors After the Business Combination

The following table sets forth the age, province or state, and country of residence, and the respective positions of the anticipated executive officers, senior management, key employees and directors of New NorthStar following the Business Combination. All of the directors will be appointed to the New NS Board effective as of the Closing Date, and their terms will expire at the following annual general meeting of shareholders of New NorthStar.

Name	Age	Province/State and Country of Residence	Position
Executive Officers
Stewart Bain	63	Ontario, Canada	Chief Executive Officer and Director Nominee(3)
Beth Michelson	57	Connecticut, USA	Chief Financial Officer, President of NorthStar U.S. and Director Nominee(3)
Peter Klimas	43	Ontario, Canada	Executive Director of Engineering
Nadia Rochdi	52	Québec, Canada	Executive Director of Products (Earth Information and Intelligence)
Yann Picard	49	Normandy, France	Executive Director of Products
Matthew Linton	44	Colorado, USA	Chief Legal Counsel, Secretary and Head of Human Resources
Kevin O’Connell	66	Maryland, USA	Executive Chairman of NorthStar U.S.

Director Nominees (excluding those already listed above)
Charles Sirois	72	Québec, Canada	Chairman Nominee(1)(3)
Paul Pizzani	66	Connecticut, USA	Lead Independent Director Nominee(2)(3)(4)(5)
Philipp von Girsewald	55	Ciudad Autónoma de Buenos Aires, Argentina	Director Nominee(3)(4)
Bob Reeves	55	Ontario, Canada	Director Nominee(3)(4)(5)
Denis Sirois	55	Québec, Canada	Director Nominee(3)
Kim Crider	61	New Hampshire. USA	Director Nominee(3)(5)

____________

(1)      To be appointed to serve as board chair, effective upon the consummation of the Business Combination.

(2)      To be appointed to serve as a lead independent director, effective upon the consummation of the Business Combination.

(3)      To be appointed to serve as a director in connection with the Business Combination.

(4)      Member of the New NorthStar audit committee (the “Audit Committee”), effective upon the consummation of the Business Combination. Upon appointment, Mr. Paul Pizzani will serve as chair of the Audit Committee.

(5)      Member of the New NorthStar governance, compensation and nominating committee (the “Governance, Compensation and Nominating Committee”), effective upon the consummation of the Business Combination. Upon appointment, Mr. Bob Reeves will serve as chair of the Governance, Compensation and Nominating Committee.

Executive Officers

Stewart Bain has served as Chief Executive Officer of NorthStar since the company began in 2018. As Chief Executive Officer, he is responsible for setting the company’s strategic direction and overseeing the development and execution of NorthStar’s space-based data and analytics services focused on space situational and domain awareness. Mr. Bain is the Founder of NorthStar and has led the company’s growth from its early development through the design, deployment, and commercialization of its space-based infrastructure and data services. In this role, he oversees corporate strategy, technology & product development, partnerships, mergers & acquisitions, and international expansion. At NorthStar, Stewart has focused on the benefits of a system of systems approach that prioritizes data driven algorithms to deliver high quality commercial services to precisely monitor activity in space resulting from NorthStar’s patented Concept of Operations. Prior to founding NorthStar, Mr. Bain held senior business, engineering, technical leadership, and program management roles in the aerospace sector. Since 1996, he led international business opportunities in North America and Europe for EMS Technologies and UBE (Japan) where he was recognized with a NASA R&D 100 award for his distinguished business contributions to the advancement of high temperature polyimide composite systems for dual-use applications. Early in his career, he contributed to the engineering design and integration of major space programs, including RADARSAT, International Space Station (ISS), and led numerous teams responsible for the development of advanced optical and RF payloads, guidance navigation and control systems, spaceborne antennas, optical systems, and mission-critical subsystems supporting Earth observation and space operations. Mr. Bain is a founding member of the Board of Space Canada, part of the Canadian delegation to the UNOOSA/COPUOS Expert Working Group on Space Situational Awareness and recently served as the Chairman of Space Canada’s Industry Defence Working Group. Stewart has an MBA from Queen’s University in Kingston and a Master of Engineering from Carleton University in Ottawa. We believe Mr. Bain is qualified to serve on the New NS Board because of his extensive leadership experience in the aerospace sector and his role in securing strategic partnerships and financings for NorthStar as Chief Executive Officer.

Beth Michelson has served as the President of NorthStar U.S. since December 2025, NorthStar’s Chief Financial Officer since May 2024, and on the NorthStar Board since December 2022. Ms. Michelson has also worked at Cartesian since 2006, serving as a Senior Managing Director from 2017 and as a partner since 2023, where she has originated and led numerous investments in digital infrastructure, specialized manufacturing and distribution, and telecommunications services. She serves on the board of directors of Thermal Management Solutions Ltd, and Xipron LLC (dba Tiendamia), and previously served on the board of directors and as audit committee chairperson of Safeguard Scientifics (NASDAQ:SFE) and on the Global Advisory Board of Columbia Business School’s Chazen Institute for Global Business. Prior to the formation of Cartesian, Ms. Michelson served as Vice President at an affiliate of AIG Capital Partners, leading investments in media and telecommunications globally. Earlier in her career, Ms. Michelson was an Associate at Wasserstein Perella Emerging Markets focusing on private equity investments and structured products, worked in financing for media and entertainment at Dresdner Bank AG, and worked in the U.S. House of Representatives. Ms. Michelson received her Master’s in Business Administration and Master of International Affairs from Columbia Business School and Columbia’s School of International and Public Affairs, respectively, and holds a bachelor’s degree with distinction from the University of Michigan. She is a qualified financial expert and a CFA® charterholder. We believe Ms. Michelson is qualified to serve on the New NS Board because of her extensive leadership experience and knowledge of financial matters, business strategy, and operations.

Peter Klimas has served as Executive Director of Engineering at NorthStar since May 2024. In this role, he leads the company’s engineering strategy and oversees the development, deployment, and operation of its space-based infrastructure and data services. A founding member of the organization, Mr. Klimas has played a central role in shaping NorthStar’s technological roadmap, supporting fundraising and partnership initiatives, and aligning customer requirements and the company’s space domain awareness solutions. From 2017-2024, he served in various roles at NorthStar, including as Senior Director of Systems Engineering, Director of Infrastructure, and Principal Technical Director, providing technical leadership across NorthStar’s satellite development programs and managing multidisciplinary engineering teams. Prior to joining NorthStar, Mr. Klimas held engineering and technical leadership roles in the aerospace and telecommunications sectors, contributing to major international space programs including the James Webb Space Telescope, Sapphire, and multiple Earth observation missions. Mr. Klimas holds a Master of Applied Science in Mechanical and Aerospace Engineering and a Bachelor of Aerospace Engineering from Carleton University.

Nadia Rochdi has served as Executive Director of Products for Earth Information and Intelligence at NorthStar since 2025 and Technical Director of Earth Observation since 2018, where she is leading the development of innovative solutions leveraging Earth Observation and data analytics including AI/Machine learning, to empower environmental monitoring and sustainable management of natural resources. Ms. Rochdi has over 20 years of experience in applications development using airborne and space data for monitoring the condition of agriculture, forests, grasslands, and coastal and marine environments. Throughout her career, she has been actively engaged in advancing research and development to bridge the gap between satellite data and decision-making. She has led and contributed to numerous multi-stakeholder collaborations with industry and government partners across Canada and Europe. Her collaborations have included the Canadian Space Agency, Natural Resources Canada, the Department of National Defence, the Governments of Québec and Alberta, the Canadian Coast Guard, and the French National Institute for Agricultural Research (INRA). Ms. Rochdi holds a PhD in Earth Science and remote sensing, and a master in continental biosphere from the Institut National Agronomique-Paris-Grignon (INA-PG) of France.

Yann Picard has served as Executive Director of Products at NorthStar since June 2024 and has also served as Director of Sales and Business Development since October 2023. In these roles, he is responsible for product strategy, innovation, and commercialization of the company’s Space Domain Awareness data, analytics, and expert support services. He oversees the product roadmap and its implementation, including research and development and operational deployment and delivery. Prior to joining NorthStar, Mr. Picard served at Safran (formerly Zodiac) Data Systems from January 2011 to October 2023 as Product Line Director for Satellite Communication and Situational Awareness. In that role, he led the development and deployment of WeTrack, the first global commercial RF-based orbital data service network, and managed multidisciplinary engineering teams across multiple locations, supporting the growth of the product line and the company’s position in satellite signal intelligence solutions. Earlier in his career, Mr. Picard held leadership and technical roles at Zodiac Data Systems, where he contributed to advanced communication monitoring solutions and patented technologies in RF satellite tracking and geolocation, and at NXP Semiconductors, where he worked on video processing algorithms and embedded system architecture for multimedia and automotive applications. He began his career at Philips Research as a research scientist specializing in video compression, 3D imaging, and international standardization efforts. Mr. Picard holds master’s degrees in applied mathematics and in signal and image processing and computer science from École Polytechnique and École Nationale Supérieure des Télécommunications.

Matthew Linton has served as NorthStar’s Chief Legal Counsel, Secretary, and Head of Human Resources since July 2026. Prior to joining NorthStar, Mr. Linton served as Founder and Attorney with Linton Space Law, a Denver, Colorado-based boutique practice focused on space and defense companies, through which he advised venture-backed startups on commercial contracts, securities transactions, export controls, and regulatory strategy. From September 2022 to April 2025, Mr. Linton served as Chief Legal Officer and General Counsel of True Anomaly, a venture-backed national security space company based in Denver, Colorado, overseeing all aspects of corporate governance, board relations, export control compliance (ITAR/EAR), government and commercial contracting, intellectual property strategy, and employment law. Mr. Linton served from November 2019 to September 2022 as Associate General Counsel, Space Operations at Lockheed Martin Space, where he provided legal support across employment, litigation, and commercial and government contracts for the Space Operations business unit. Earlier in his career, he held Of Counsel positions at Ogletree Deakins and Holland & Hart LLP, served as a Trial Attorney with the U.S. Department of Labor and as Assistant Regional Counsel with the Social Security Administration, practiced as an associate at Kennedy Childs & Fogg, and served as a law clerk to Chief Justice Mary Mullarkey of the Colorado Supreme Court. Mr. Linton holds a J.D. from the University of Denver Sturm College of Law and a B.A. in Philosophy, magna cum laude, from the University of Colorado Boulder.

Kevin O’Connell has served as Chairman of the NorthStar Board since 2023. His career spans nearly four decades at the intersection of space commerce, national security, and public-private collaboration, with a focus on satellite remote sensing policy, regulatory frameworks, and the global space economy. Mr. O’Connell is the Founder and Chief Executive Officer of Space Economy Rising, an independent advisory firm providing strategic, financial, and regulatory advice to space companies, investors, and other stakeholders across the space economy. This role is external to NorthStar and advisory in nature. He currently serves on the Boards of the Space Foundation and the U.S. Geospatial Intelligence Foundation. Most recently in government, Mr. O’Connell served as Director of the Office of Space Commerce at the U.S. Department of Commerce from 2018 to 2021, where he was the principal U.S. government advocate for the commercial space industry. He was the Department’s lead on space situational awareness, space traffic management, and the transition of space safety from the Department of Defense to the Department of Commerce, including by leverage of commercial space capabilities. Mr. O’Connell testified before Congress on multiple occasions regarding space policy and regulation and received the Vice President’s Dedicated Service Award for his support to the National Space Council. Earlier in his career, Mr. O’Connell held senior roles across the U.S. national security and intelligence community and the private sector, including positions within the U.S. Department of Defense, Department of State, National Security Council, Office of the Vice President, and RAND, and served on advisory bodies related to satellite remote sensing and geospatial policy. We believe that Mr. O’Connell is qualified to serve on the New NS Board because his background in space policy, commercial remote sensing, regulatory frameworks, and board-level advisory roles will provide the New NS Board with insight into governance, regulatory risk, and strategic opportunities affecting the space sector.

Non-Employee Directors

Charles Sirois has served as Chairman of the NorthStar Board since 2018. He has overseen businesses across telecommunications, financial services, media, technology, and infrastructure in Canada and internationally. Mr. Sirois is the Founder and Chairman of the Board of Telesystem, a private investment and holding company. He previously founded Telesystem International Wireless Inc., where he served as Chairman of the Board, and later founded Microcell Telecommunications Inc. He also serves as Chairman of the Board of the École de Technologie Supérieure (ÉTS) and of Sphere Media, and as Co-Founder and Chairman of Pangea Agriculture Group and the McPeak-Sirois Group for clinical research in breast cancer. Earlier in his career, Mr. Sirois held senior leadership roles in the telecommunications sector, including as Chairman and Chief Executive Officer of BCE Mobile Communications and Teleglobe, contributing to the development and growth of Canada’s wireless communications industry. Mr. Sirois served as a director of the Canadian Imperial Bank of Commerce (CIBC) from 1997 to 2015 and as Chairman of the Board of CIBC from 2009 to 2015. He also served on the Board of Directors of Rogers Communications from 2012 to 2018, including as Lead Director. Mr. Sirois brings extensive board-level experience in capital markets oversight, corporate governance, and long-term strategic leadership, providing the Board with deep expertise in strategy and capital allocation. Mr. Sirois is a Member of the Order of Canada and of the Ordre national du Québec. We believe Mr. Sirois is qualified to serve on the New NS Board because of his decades of executive leadership experience and his expertise in international business operations.

Paul Pizzani has served as NorthStar’s Chairman of the Audit Committee and member of the NorthStar Board since December 2022. He is a Partner at Cartesian Capital Group and their Chief Financial Officer. At Cartesian, he has led numerous investments in digital infrastructure, specialized manufacturing and distribution, and telecommunications services in various countries. Paul currently serves on the boards of directors of Brilia Participacao S.A., Thermal Management Solutions Ltd, Xipron LLC (dba Tiendamia), and previously served on numerous public and private company boards. He also serves on the Accounting Advisory Council and is an Adjunct Professor at the Villanova School of Business. Prior to the formation of Cartesian, Paul managed private equity investments for AIG Capital Partners, the investment arm of the insurance company AIG. Prior to AIG, he was a Managing Director at Wasserstein Perella Emerging Markets, Prior to Wasserstein, Paul spent 12 years in the satellite industry at COMSAT Corporation, a NYSE listed company and member of the Intelsat consortium, most recently as Corporate Treasurer and Officer. Paul is a Chartered Financial Analyst, Certified Public Accountant, and a Certified Management Accountant. He received his Master’s in Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor’s of Science degree in Accountancy from Villanova University. Paul is a qualified financial expert and will serve as both Chairman of the Audit Committee and Lead Independent Director. We believe Mr. Pizzani is qualified to serve on the New NS Board because of his extensive expertise in finance, accounting and senior finance leadership roles.

Philipp von Girsewald has served as Viking’s Chief Strategy Officer since September 2025. Mr. von Girsewald serves as Managing Director at KingsRock, bringing over 25 years of experience in M&A, FinTech, and banking, having started with KingsRock as a Senior Advisor in April 2024. He has provided strategic leadership, transaction structuring and innovation across global financial markets. His leadership has also extended to board roles influencing governance and growth strategies across multiple sectors and regions. In March 2025, Mr. von Girsewald founded Deposit Coin Inc., an infrastructure provider for the next generation of stablecoins, and he currently serves as its President and Chief Executive Officer. He is also since March 2024, the Chief Executive Officer of Girsewald Consult LLC. In addition, he is a member of the Supervisory Board of niiio finance group AG. Prior to joining KingsRock, Mr. von Girsewald served as the Head of Digital Financial Services at NAX Group Inc. between September 2022 and December 2023. He also was the President & Chief Executive Officer of Omni Financial Technology LLC, from November 2023 to May 2025. Before his tenure at NAX Group Inc., he founded and led the U.S. operations of Raisin GmbH (previously Deposit Solution GmbH), a European FinTech company, from April 2018 to September 2022, building the operations and platform. There, he served as the President and Chief Executive Officer of Deposit Solutions LLC from December

2018 to September 2022, as well as the President and Chief Executive Officer of Savebetter LLC between July 2019 and September 2022. Prior to building Raisin US, he spent 20 years between May 1998 and March 2018 at Deutsche Bank in Germany and New York, where he held several senior roles including Global Head of Corporate M&A, Global Head of Regulatory Strategy, and Head of Corporate Investments Americas. He served on the Executive Committee Americas, Deutsche Bank’s Group Investment Committee and its Group Regulatory Committee. He executed and oversaw various transactions as well as portfolios in venture capital, private equity, and institutional funds. Mr. von Girsewald holds a degree in Economics from the University of Bonn and served as a lieutenant in the German army. His international experience across Germany, Spain, and the U.S. provides him with deep cross-border insights and a disciplined approach to strategy and execution. We believe Mr. von Girsewald is qualified to serve on the New NS Board because of his significant leadership experience and deep understanding of international business operations.

Bob Reeves has served as the President and CEO of the Rogers Private Companies, which are the private family holding companies which control Rogers Communications Inc., Canada’s largest wireless, cable and media provider, since January 2023. Prior to January 2023, Mr. Reeves was the Vice President, Investments of the Rogers Private Companies. In this role, Mr. Reeves focused on investing capital in diversifying global investments including public equities, fixed income, hedge funds, private equity, real estate and commodities. From 2006 to 2008, Mr. Reeves worked for D.E. Shaw & Co. In this role, Mr. Reeves managed the non-hedge fund investments for David E. Shaw, the company’s founder. From 2000-2006, Mr. Rogers served as Vice President, Treasurer of Rogers Telecommunications Limited. From 1997-2000, Mr. Reeves worked for the Woodbridge Company Limited, the private holding company for the Thomson family. From 1995-1997, he served as Vice President, Controller at iStar Internet Inc., Canada’s first publicly traded internet provider. Mr. Reeves is a CFA Charterholder, a Canadian Chartered Accountant, a U.S. Certified Public Accountant, and holds his Chartered Alternative Investment Analyst Designation. He graduated from Acadia University with a Bachelor of Business Administration in 1992. We believe Mr. Reeves is qualified to serve on the New NS Board because of his strong financial and accounting background, decades of investment experience and various senior leadership roles.

Denis Sirois has served as corporate secretary of Telesystem Ltd. since 2020, and has been its Vice President — Investments from 2006 to 2025. Telesystem is a technology focused family holding company with long-term value creation and innovation as core principals. Telesystem has been a catalyst for innovation across the ITC, and Media sectors for more than 40 years. Mr. Sirois has over 30 years of experience in corporate finance, mergers and acquisitions, and private equity. Throughout his career, he has been involved in transactions of all sizes, ranging from start-ups to multinational corporations. Over the last decade, he led investments focused on applied A.I., renewable energy & energy efficiency technologies, and life science & medtech sectors. From 1996 to 2006, Mr. Sirois led the investment portfolio of Exaclan Inc. (a family holding company). Mr. Sirois started his career in 1992 as managing director of BCCL, a leading Québec credit reporting provider acquired by Equifax in 1996. Mr. Sirois currently sits on the Board of Directors of Telesystem Ltd. (and affiliates), Exaclan Inc (and affiliates), NorthStar Earth and Space Inc., and the newspaper Le Devoir Inc. We believe Mr. Sirois is qualified to serve on the New NS Board because of his extensive leadership and investment experience.

Kim Crider is a highly experienced executive and has served as a director on boards for both private and public companies. She has held executive leadership positions in several multi-billion-dollar enterprises over the past 10 years, with deep expertise in aerospace, cybersecurity, data/AI and information technology. Ms. Crider presently has served as a member of the Board of Directors for the National Cybersecurity Center since July 2021, and for the Catalyst Campus for Technology & Innovation since January 2022. She also serves as a Board Advisor for Aalyria Technologies, Inc., a position she has held since January 2022. Ms. Crider served as a member of the Board of Directors of Virgin Orbit National Systems, LLC from April 2022 to August 2023. Ms. Crider is a founding partner and since its inception in May 2023, has served as the Co-Chief Executive Officer of Elara Nova Space Consultancy, LLC, a premier global advisory firm focused on the space sector. From 2016 to 2021, she was President of Kim Crider & Associates, LLC and Leadership Matters, LLC, specialized consulting firms providing executive consulting and coaching services to CEOs, CIOs, CTOs and other C-Suite leaders across industry sectors. A retired Major General in the United States Air Force, after serving in progressive leadership roles from 1986-2019, she also served as the first Chief Technology and Innovation Officer for the United States Space Force, Pentagon Washington D.C. from 2019 to 2021. Ms. Crider earned a Bachelor of Science degree in Electrical Engineering from Duke University in North Carolina, a Master of Business Administration degree from Western New England College in Massachusetts, a Master of Science in

Military Studies from Air Command and Staff College in Alabama, a Master of Science in National Resource Strategy from National Defense University in Washington, D.C., and a Graduate Certificate in Organizational Behavior from Harvard University in Massachusetts. We believe Ms. Crider is qualified to serve on the New NS Board due to her public- and private-company board experience and extensive leadership experience in space operations, data, artificial intelligence and cybersecurity.

Family Relationships and Other Arrangements

Charles Sirois is the first cousin of Denis Sirois. Other than this identified relationship, there are no family relationships among New NorthStar’s directors, director nominees and executive officers.

Related Party Transactions

Conflicts of interest are discussed in the section entitled “Certain Relationships and Related Transactions.”

Penalties or Sanctions, Individual Bankruptcies and Corporate Cease Trade Orders and Bankruptcies

None of the proposed directors or executive officers of New NorthStar, and to the best of New NorthStar’s knowledge, no shareholder that, following completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of New NorthStar, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

None of the proposed directors or executive officers of New NorthStar, and to the best of New NorthStar’s knowledge, no shareholder that, following the completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of New NorthStar, has, within the 10 years prior to the date of this proxy statement/prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

None of the proposed directors or executive officers of New NorthStar, and to the best of New NorthStar’s knowledge, no shareholder that, following the completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of New NorthStar is, as at the date of this proxy statement/prospectus, or has been within the 10 years before the date of this proxy statement/prospectus: (a) a director, chief executive officer or chief financial officer of any company that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

NEW NORTHSTAR CORPORATE GOVERNANCE

Annual Meetings

Under the CBCA and the New NS Organizational Documents, New NorthStar must hold its first annual meeting of shareholders within 18 months after the date on which it first comes into existence, and thereafter must hold an annual meeting not later than 15 months after the last annual meeting and not later than six months after the end of the preceding financial year, at such time and at the place within or outside Canada provided in the New NS Organizational Documents or, in the absence of such provision, at the place within Canada determined by the directors. Alternatively, a meeting of shareholders may be held entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, or by any combination of in-person attendance and by one or more such telephonic or electronic means.

Board and Shareholder Ability to Call Shareholder Meetings

The New NS Organizational Documents will provide that meetings of the shareholders may be called by the New NS Board at such time in each year as the New NS Board may from time to time determine. In addition, under the CBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition that the directors call a meeting of shareholders for the purposes stated in the requisition. Upon receiving a requisition to call a meeting of shareholders, the directors must, within 21 days after receiving the requisition, call a meeting of shareholders to transact the business stated in the requisition unless a record date has been fixed for a meeting of shareholders and notice of the meeting has been given in accordance with the CBCA; the directors of New NorthStar have called a meeting of shareholders and have given notice of the meeting in accordance with the CBCA; or the business of the meeting as stated in the requisition includes matters in respect of which the CBCA permits the directors not to call a meeting. If the directors do not call such a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting. New NorthStar must reimburse the requisitioning shareholders for the expenses reasonably incurred by them in requisitioning, calling and holding the meeting unless the shareholders have not acted in good faith and in the interest of the shareholders of the corporation generally.

Shareholder Meeting Quorum

The New NS Organizational Documents will provide that a quorum of shareholders is present at a meeting of shareholders if holders of at least 25% of the shares entitled to vote at the meeting are present in person or represented by proxy at the meeting, and at least two persons entitled to vote at the meeting are actually present at the meeting or represented by proxy.

Voting Rights

Under the CBCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the CBCA, the New NS Organizational Documents, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings. The Proposed Bylaws will provide that entry in the minutes of a meeting to the effect that the chairperson of the meeting declared a resolution to be carried or defeated is, in the absence of evidence to the contrary, proof of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution unless a ballot is demanded by any shareholder entitled to vote who is present in person or by proxy, or otherwise required by the CBCA. If voting is conducted by ballot, each person is entitled to the number of votes attaching to the shares such person is entitled to vote.

Shareholder Action by Written Consent

Under the CBCA, shareholder action without a meeting may be taken by a resolution signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at a meeting of shareholders. A written resolution of shareholders is as valid as if it had been passed at a meeting of those shareholders. A written resolution of shareholders dealing with all matters required by the CBCA to be dealt with at a meeting of shareholders, and signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at that meeting, satisfies all the requirements of the CBCA relating to that meeting of shareholders.

Access to Books and Records and Dissemination of Information

New NorthStar must keep at its registered office, or at any other place in Canada designed by the directors, the documents, copies, registers, minutes and other records which New NorthStar is required by the CBCA to keep including, adequate accounting records. Under the CBCA, any director, shareholder or creditor of New NorthStar may, free of charge, examine certain of New NorthStar’s records during the usual business hours of New NorthStar.

Corporate Governance

The Canadian Securities Administrators (the “CSA”) have issued corporate governance guidelines pursuant to National Policy 58-201 — Corporate Governance Guidelines (the “CSA Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”). The CSA Corporate Governance Guidelines are recommendations respecting reporting issuer corporate governance, including the CSA’s recommendations on the composition of a company’s board of directors (or similar body for a non-corporate entity), director independence, board mandates and position descriptions for the board chair, committee chairs, and the CEO, orientation and continuing education, written codes of conduct or ethics, nomination of directors, compensation and regular board assessments.

New NorthStar recognizes that good corporate governance plays an important role in its overall success and in enhancing shareholder value and, accordingly, has adopted, or will be adopting in connection with the closing of the Business Combination, certain corporate governance policies and practices which reflect its consideration of the recommended CSA Corporate Governance Guidelines.

The disclosure set out below includes disclosure required by NI 58-101 describing New NorthStar’s anticipated approach to corporate governance in relation to New NorthStar’s corporate governance guidelines expected to be adopted upon completion of the Business Combination (the “Corporate Governance Guidelines”).

Election and Appointment of Directors

At any meeting of New NorthStar’s shareholders at which directors are to be elected, a separate vote of New NorthStar shareholders entitled to vote will be taken with respect to each candidate nominated for director. Under the CBCA, for all uncontested shareholder meetings, each director nominee will be elected at the meeting only if the number of votes cast “for” the nominee represents a majority of the total votes cast “for” and “against” them. However, under the CBCA majority voting rules, if an incumbent director is not elected by a majority of votes at the meeting, the incumbent director will be permitted to continue in office until the earlier of (i) the 90th day after the meeting and (ii) the day on which their successor is appointed or elected.

Pursuant to the CBCA, any casual vacancy occurring on the New NS Board may be filled by a quorum of the remaining directors, subject to certain exceptions. If New NorthStar does not have a quorum of directors, or if there has been a failure to elect the minimum number of directors required by the New NS Organizational Documents or the CBCA, the directors then in office must forthwith call a special meeting of shareholders to fill the vacancy and, if the directors fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder of New NorthStar.

Pursuant to the CBCA, where empowered by a special resolution, the New NorthStar directors may, determine the number of directors to be elected at an annual meeting, which special resolution is expected to be adopted by New NorthStar prior to completion of the Business Combination. In addition, where empowered by special resolution, between meetings of shareholders, the New NorthStar directors may appoint one or more additional directors, but the number of additional directors may not exceed one third times the number of directors required to have been elected at the last annual meeting of shareholders. For purposes of the CBCA, a special resolution is a resolution submitted to a meeting of shareholders duly called for the purpose of considering the resolution and passed at the meeting by at least two-thirds of the votes cast or consented to in writing by all shareholders entitled to vote at such a meeting.

Under the CBCA, at least twenty-five per cent of the directors of a corporation must be resident Canadians, however, if a corporation has less than four directors, at least one director must be a resident Canadian. The minimum number of directors New NorthStar may have is three and the maximum number of directors New NorthStar may have is [ten], as set out in the New NS Organizational Documents. The CBCA provides that any amendment to the New NS Organizational Documents to increase or decrease the minimum or maximum number of New NorthStar’s directors requires the approval of New NorthStar’s shareholders by a special resolution.

Orientation and Continuing Education

Following closing of the Business Combination, it is expected that the New NS Board will implement an orientation program for new directors. The Governance, Compensation and Nominating Committee will be responsible for developing and overseeing an orientation, education and training program for new directors and ongoing educational and training opportunities for all directors. Directors will be encouraged to be involved in continuing director education on an ongoing basis to enable them to better perform their duties and to recognize and appropriately address issues that arise. The chair of each committee will be responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate.

Director Term Limits and Other Mechanisms of Board Renewal

Following closing of the Business Combination, New NorthStar will maintain a process of board renewal and succession planning. The director nominees are committed to a process of board renewal and succession-planning for directors which seeks to bring fresh thinking and new perspectives to the New NS Board while maintaining an appropriate degree of continuity and adequate opportunity for transition of board and committee roles and responsibilities. In accordance with the Corporate Governance Guidelines, a non-management director will not stand for re-election at the first annual meeting of shareholders after the 12th anniversary of the date on which the director first began serving on the board; provided that, in special circumstances (including to facilitate orderly board renewal) and on the recommendation of the Governance, Compensation and Nominating Committee, a non-management director may continue to stand for re-election so long as the director continues to receive solid annual performance assessments and meets other New NS Board policies or legal requirements for board service.

Removal of Directors

Pursuant to the CBCA, New NorthStar shareholders may remove any director before the expiration of his or her term of office by ordinary resolution at an annual or special meeting of shareholders, provided that, where the holders of any class or series of shares of New NorthStar have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. In that event, the shareholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy. For purposes of the CBCA, an ordinary resolution is a resolution submitted to a meeting of shareholders duly called for the purpose of considering the resolution and passed at the meeting by at least a simple majority of the votes cast or consented to in writing by all shareholders entitled to vote at such a meeting.

Proceedings of Board of Directors

At all meetings of the New NS Board, every question will be decided by a majority of the votes cast and, in the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

New NS Board of Directors Conflicts of Interest

Any New NorthStar director who is a party to a material contract or transaction or proposed material contract or transaction with New NorthStar, or is a director or an officer of, or has a material interest in, any Person (as defined in the New NS Organizational Documents) who is a party to a material contract or transaction or proposed material contract or transaction with New NorthStar, must disclose in writing or request to have entered in the minutes of meetings of directors the nature and extent of such interest, and any such director shall not attend any part of a meeting of directors during which the contract or transaction is discussed and shall refrain from voting in respect thereof unless otherwise permitted by the CBCA.

If no quorum exists for the purpose of voting on such a resolution only because a director is not permitted to be present at the meeting due to a conflict of interest, the remaining directors shall be deemed to constitute a quorum for the purposes of voting on the resolution. Directors will also be required to comply with the relevant provisions of the CBCA regarding conflicts of interest. New NorthStar will also adopt a related party transactions policy.

Requirements for Advance Notification of Shareholder Nominations

Pursuant to the New NS Organizational Documents and subject only to the CBCA, the New NS Organizational Documents and applicable securities laws, New NorthStar shareholders of record entitled to vote will only be able to nominate persons for election to the New NS Board by providing proper notice to New NorthStar’s corporate secretary. In the case of annual meetings, proper notice must be given not less than 30 days (or where notice and access is used for the delivery of applicable proxy related materials, 40 days) prior to the date of the annual meeting. However, in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the meeting was made, the notice must be given not later than the close of business on the 10th day following the Notice Date. In the case of a special meeting called for the purpose of electing directors and which is not also an annual meeting of New NorthStar shareholders, the notice must be given not later than the close of business on the 15th day following the date on which the first public announcement of the special meeting was made. Such notice must include, among other information, certain information with respect to each shareholder nominating persons for elections to the New NS Board, a written consent of each nominee consenting to serve as a director of New NorthStar, disclosure about any proxy, contract, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote shares of New NorthStar and any other information New NorthStar may reasonably require to determine the eligibility of the nominee to serve as a director of New NorthStar.

Approval of Amalgamations, Mergers and Other Corporate Transactions

Under the CBCA, certain corporate actions, such as: (i) amalgamations (other than with certain affiliated corporations); (ii) continuances; (iii) sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business; (iv) reductions of stated capital for any purpose, including in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests); and (v) other actions such as liquidations, or arrangements, must be approved by a special resolution of New NorthStar shareholders.

In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special resolution of shareholders to approve the corporate action in question affecting the share rights or special rights, is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights. In specified extraordinary corporate actions, such as approval of plans of arrangements and amalgamations all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Limitations on Director Liability, Indemnification of Directors and Officers and Insurance

Under the CBCA, no provision in a contract, the articles or the bylaws of a corporation or a resolution relieves a director or officer from the duty to act in accordance with the CBCA and its related regulations or relieves him or her from liability for a breach of the CBCA or its regulations.

A director is not liable under the CBCA for certain acts and has complied with its duties under the CBCA if the director acted honestly and in good faith with a view to the best interests of the corporation and, exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance, in good faith, on (i) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to fairly reflect the financial position of the corporation; or (ii) a report of a person whose profession lends credibility to a statement made by the professional person.

Under the CBCA, New NorthStar may indemnify its current or former directors or officers or another individual who acts or acted at New NorthStar’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with New NorthStar or another entity.

The CBCA also provides that New NorthStar may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the CBCA unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Under the New NS Organizational Documents, New NorthStar will indemnify to the fullest extent permitted by the CBCA (i) any director or officer of New NorthStar; (ii) any former director or officer of New NorthStar; (iii) any individual who acts or acted at New NorthStar’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, or investigative action or other proceeding in which the individual is involved because of that association with New NorthStar or other entity. New NorthStar may also, pursuant to the CBCA and the Proposed Bylaws, purchase and maintain insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in New NorthStar or a related entity if the individual acts or acted in that capacity at the request of New NorthStar. New NorthStar intends to obtain a customary directors’ and officers’ insurance policy.

Derivative Suits and Oppression Remedy

Under the CBCA, a complainant (being a current or former director, officer or security holder of a corporation, which includes a beneficial shareholder, and any other person that a court considers to be a proper person to make such an application) of New NorthStar may apply to the Superior Court of Québec for leave to bring an action in the name and on behalf of New NorthStar or any of its subsidiaries, or to intervene in an existing action to which New NorthStar or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of New NorthStar or any of its subsidiaries.

No such action may be brought and no intervention in any action may be made unless the complainant has given the requisite notice of the application for leave to the directors of New NorthStar or its subsidiary of the complainant’s intention to apply to the court and the court is satisfied that (i) the directors of New NorthStar or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the best interests of New NorthStar or its subsidiary for the action to be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it thinks fit.

Under the CBCA, a complainant may apply to the Superior Court of Québec for any interim or final order the court thinks fit where the court is satisfied that, in respect of New NorthStar or any of its affiliates, any act or omission of New NorthStar or any of its affiliates effects or threatens to effect a result, the business or affairs of New NorthStar or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner, or the powers of the directors of New NorthStar or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of New NorthStar.

Foreign Private Issuer Status

After the consummation of the Business Combination, New NorthStar is expected to qualify as a “foreign private issuer” under the securities laws of the United States and the rules of NYSE. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. New NorthStar intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and NYSE’s listing standards applicable to foreign private issuers, while availing itself of permitted home-country practices where applicable and disclosed.

Following the consummation of the Business Combination, New NorthStar intends to rely on this accommodation with respect to Section 303A.01 of the NYSE Listed Company Manual, which requires a majority of the board of directors of a U.S. domestic listed company to consist of independent directors. The laws of Canada do not require New NorthStar’s board of directors to be composed of a majority of directors who satisfy the independence standards prescribed by the NYSE. Accordingly, upon completion of the Business Combination, New NorthStar’s board of directors will not be composed of a majority of directors who qualify as independent under the NYSE independence standards. Immediately following completion of the Business Combination, three of the eight members of New NorthStar’s board of directors are expected to qualify as independent under Section 303A.02 of the NYSE Listed Company Manual.

Reporting Obligations under Canadian Securities Laws

In connection with the Business Combination, New NorthStar is expected to become a reporting issuer in the Province of Québec by filing a non-offering prospectus. New NorthStar will be subject to Canadian continuous disclosure and other reporting obligations under Canadian securities laws. Among these reporting obligations is the requirement that its reporting insiders file reports with respect to, among other things, their beneficial ownership of, or control or direction over, securities of New NorthStar and their interests in, and rights and obligations associated with, related financial instruments. As New NorthStar will not be a foreign issuer under applicable Canadian securities laws, it will generally not be entitled to satisfy its Canadian reporting obligations through periodic and current reports it files with the SEC to satisfy its U.S. reporting obligations using exemptions available to foreign issuers. However, as an “SEC Issuer” (as defined under Canadian securities laws), it may, in certain instances, rely on other available exemptions from its Canadian continuous disclosure and other reporting obligations by filing in Canada its periodic and current reports filed with the SEC to satisfy its U.S. reporting obligations.

Board Mandate

The New NS Board will be responsible for supervising the management of New NorthStar’s business and affairs, including providing guidance and strategic oversight to management. The New NS Board will adopt a formal mandate which will include responsibilities for the following:

•        overseeing New NorthStar’s performance and the quality, depth and continuity of management needed to meet New NorthStar’s strategic objectives;

•        appointing New NorthStar’s Chief Executive Officer;

•        taking steps to satisfy itself as to the integrity of New NorthStar’s Chief Executive Officer and other senior executive officers and that New NorthStar’s Chief Executive Officer and other senior executive officers create a culture of integrity throughout the organization; and

•        reviewing and approving management’s strategic and business plans.

The New NS Board will also adopt position descriptions for the board chair, lead independent director, Chief Executive Officer, committee chairs and individual directors.

Board Committees

Upon consummation of the Business Combination, New NorthStar will establish a separately standing Audit Committee and Governance, Compensation and Nominating Committee.

Audit Committee

Effective upon consummation of the Business Combination, New NorthStar will establish the Audit Committee, which will consist of at least three members, each of whom the New NS Board is expected to determine is independent under NYSE listing rules, NI 58-101, National Instrument 52-110 — Audit Committees (“NI 52-110”) and Rule 10A-3 under the Exchange Act, the NYSE listing standards applicable to foreign private issuers and the listing standards or any other stock exchange on which its securities are listed. Each member of the Audit Committee is expected to meet the financial literacy requirements of NI 52-110 and applicable NYSE rules, and at least one member will qualify as an “audit committee financial expert” under applicable SEC rules.

The Audit Committee is expected to consist of three directors, all of whom will be persons determined by the New NS Board to be independent directors and all of whom will be persons who are financially literate, in each case, within the meaning of NI 52-110. The Audit Committee members have an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting. For additional details regarding the relevant education and experience of each member of the Audit Committee, see the subsection entitled “— Executive Officers and Directors After the Business Combination”.

The New NS Board is expected to adopt, effective upon completion of the Business Combination, an audit committee charter which will detail the principal functions of the Audit Committee. This includes the responsibility for the oversight of, among other things as may be delegated by the New NS Board from time to time:

•        New NorthStar’s financial statements and financial reporting processes;

•        the audit process and New NorthStar’s internal control over financial reporting, disclosure controls and procedures, and compliance with other related legal and regulatory requirements;

•        the qualifications and independence of New NorthStar’s external auditors;

•        the work of New NorthStar’s financial management, internal auditors and external auditors;

•        New NorthStar’s enterprise risk management, privacy and data security and monitoring of such matters;

•        legal and regulatory compliance;

•        financial reporting risk;

•        equity investments, acquisitions and divestitures that may have a material effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves, or significant components of revenues or expenses;

•        matters pertaining to New NorthStar’s material policies and practices respecting cash management and material financing strategies or policies or proposed financing arrangements and objectives; and

•        public disclosure items such as earnings press releases, financial information and guidance and other public reporting requirements.

It will be the responsibility of the Audit Committee to maintain free and open means of communication between the Audit Committee, New NorthStar’s external auditors, and New NorthStar’s management. The Audit Committee will be given full access to New NorthStar’s management, records, and external auditors as necessary to carry out these responsibilities. The Audit Committee will have the authority to carry out such special investigations as it sees fit in respect of any matters within its various roles and responsibilities. New NorthStar will provide appropriate funding, as determined by the Audit Committee, for the payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

Governance, Compensation and Nominating Committee

Effective upon consummation of the Business Combination, New NorthStar will establish the Governance, Compensation and Nominating Committee, which will consist of at least three members and will be comprised solely of directors who are “independent” within the meaning of NI 58-101 and NI 51-110 and who satisfy any applicable independence requirements under U.S. and Canadian securities laws and the NYSE listing standards applicable to foreign private issuers and the listing standards of any other stock exchange on which its securities are listed.

The New NS Board is expected to adopt, effective upon completion of the Business Combination, a governance, compensation and nominating committee charter which will detail the principal functions of the Governance, Compensation and Nominating Committee. The Governance, Compensation and Nominating Committee’s purpose will be to assist the New NS Board in:

•        New NorthStar’s overall compensation philosophy, including developing compensation structure for its senior management including salaries, annual and long-term incentive plans including plans involving share issuances and other share-based awards;

•        establishing policies and procedures designed to identify and mitigate risks associated with New NorthStar’s compensation policies and practices;

•        assessing the compensation of New NorthStar’s directors;

•        developing benefit retirement and savings plans and administering New NorthStar’s equity-based incentive plans;

•        the appointment, performance, evaluation and compensation of New NorthStar’s senior management;

•        the recruitment, development and retention of New NorthStar’s senior management;

•        overseeing talent management and succession planning systems and processes relating to New NorthStar’s executive officers;

•        developing New NorthStar’s corporate governance guidelines and principles and providing us with governance leadership;

•        identifying individuals qualified to be nominated as members of the New NS Board;

•        monitoring compliance with New NorthStar’s principal corporate policies, including its Code of Business Conduct and Ethics;

•        developing policies and search protocols, as appropriate, to promote diversity of board members and New NorthStar’s management team;

•        reviewing the structure, composition and mandate of New NorthStar’s board committees; and

•        evaluating the performance and effectiveness of the New NS Board and committees thereof.

The Governance, Compensation and Nominating Committee will be responsible for establishing and implementing procedures to evaluate the performance and effectiveness of the New NS Board, committees thereof and the contributions of individual directors. The Governance, Compensation and Nominating Committee will also take reasonable steps to evaluate and assess, on an annual basis, directors’ performance and effectiveness of the New NS Board, its committees, individual board members, the board chair, lead independent director and committee chairs. The assessment will address, among other things, individual director independence, individual director and overall board skills, and individual director financial literacy. The New NS Board will receive and consider the recommendations from the Governance, Compensation and Nominating Committee regarding the results of the evaluation of the performance and effectiveness of the New NS Board, its committees, individual board members, the board chair, the lead independent director and committee chairs. Governance, Compensation and Nominating Committee will also be responsible for orientation and continuing education programs for New NorthStar’s directors. See also “Management of New NorthStar After the Business Combination — Orientation and Continuing Education.”

The Governance, Compensation and Nominating Committee will have the authority to retain, at New NorthStar’s expense, independent legal, financial, compensation consulting and other advisors to assist the Governance, Compensation and Nominating Committee.

Compensation Committee Interlocks and Insider Participation

None of New NorthStar’s proposed executive officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers is expected to serve on the Governance, Compensation and Nominating Committee, or (ii) as a member of the compensation committee of another entity, one of whose officers is expected to serve on the New NS Board.

Independence of Directors

New NorthStar will apply to have the New NS Common Shares and the New NS Warrants listed on the NYSE under the ticker symbols “NSTR” and “NSTR.W”, respectively, subject to NYSE approval. Any such listing will be conditional upon New NorthStar fulfilling all of the listing requirements and conditions of the NYSE, respectively. There is no assurance that the NYSE will approve New NorthStar’s listing applications. It is a condition to completion of the Business Combination that NYSE has approved the listing of the New NS Common Shares and the New NS Warrants.

As a result, New NorthStar will adhere to applicable NYSE listing standards and Canadian securities laws in determining whether a director is independent. The New NS Board will consult with its counsel to ensure that its determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Under NI 58-101, a director is considered to be independent if that person is independent within the meaning of National Instrument 52-110 — Audit Committees (“NI 52-110”). Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect relationship which could, in the view of the New NS Board, be reasonably expected to interfere with a director’s independent judgment.

Each of the New NorthStar director nominees, except for Stewart Bain, Beth Michelson, Philipp von Girsewald, Charles Sirois and Denis Sirois, is expected to be determined to be an independent director by the New NS Board.

Risk Oversight

The New NS Board will oversee the risk management activities designed and implemented by New NorthStar’s management. The New NS Board will execute its oversight responsibility both directly and through its committees. The New NS Board will also consider specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. New NorthStar’s management, including its executive officers, will be primarily responsible for managing the risks associated with operation and business of New NorthStar and will provide appropriate updates to the New NS Board and the Audit Committee. The New NS Board will delegate to the Audit Committee oversight of its risk management process, the Governance, Compensation and Nominating Committee will also consider risk as it performs its respective committee responsibilities. Both committees will report to the New NS Board as appropriate, including when a matter rises to the level of material or enterprise risk.

Shareholder Communications with the New NS Board

New NorthStar shareholders and interested parties may communicate with the New NS Board, any committee chairperson or the independent directors as a group by writing to the New NS Board or committee chairperson in care of New NorthStar’s corporate secretary, Matthew Linton.

Insider Trading Policy

Upon closing of the Business Combination, New NorthStar intends to adopt an insider trading policy that applies to its directors, officers and employees and will, among other things, prohibit: (i) trading in New NorthStar securities while in possession of material non-public information about New NorthStar; (ii) recommending or encouraging others to trade, or disclosing material non-public information; (iii) trading by designated personnel during regularly scheduled and discretionary blackout periods; and (iv) for insiders and senior employees, prohibit short sales, hedging or monetization transactions and other derivative transactions involving, directly or indirectly, New NorthStar securities.

Code of Business Conduct and Ethics

In connection with the Business Combination, New NorthStar intends to adopt the Code of Business Conduct and Ethics and to post the Code of Business Conduct and Ethics and any amendments to or any waivers from a provision of the Code of Business Conduct and Ethics on its website, and also intends to disclose any amendments to or waivers of certain provisions of its Code of Business Conduct and Ethics in a manner consistent with NI 58-101 and the applicable rules or regulations of the SEC and the NYSE. The Governance, Compensation and Nominating Committee will be responsible for overseeing compliance with the Code of Business Conduct and Ethics and will receive reports from management regarding compliance.

Diversity

The following information in this “Diversity” subsection is being provided pursuant to Form 58-101F1 — Corporate Governance Disclosure of the Canadian Securities Administrators.

New NorthStar recognizes the importance and benefits of a board of directors and senior management composed of highly talented and experienced individuals and the need to foster and promote diversity among board members and senior management. As of the date of this proxy statement/prospectus, New NorthStar does not have a formal written policy regarding the identification and evaluation of candidates for board of directors based on specific diversity criteria.

We believe that a diverse board is critical to our long-term success. While we have not yet adopted a formal policy at closing, the director nominees are committed to a thoughtful and deliberate approach to governance. We believe that rushing the implementation of a diversity policy without comprehensive evaluation could result in a framework that does not fully serve the unique strategic needs of our business.

In the interim, the Governance, Compensation and Nominating Committee will, when identifying candidates to nominate for election to the New NS Board or to appoint as senior management, and in its review of senior management succession planning and talent management:

•        consider individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character and qualities having regard to New NorthStar’s current and future plans and objectives, as well as anticipated regulatory and market developments;

•        consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions;

•        consider the level of representation of women on its board of directors and in senior management positions, along with other markers of diversity, when making recommendations for nominees to the New NS Board or for appointment as senior management and in general with regard to succession planning for the New NS Board and senior management; and

•        as required, develop policies and search protocols to promote diversity of board members and New NorthStar’s management team and engage qualified independent external advisors to assist in conducting searches for candidates who meet the New NS Board’s criteria regarding skills, experience and diversity.

Upon completion of the Business Combination, there will be [    ] women on the New NS Board, representing [    ]% of the directors upon Closing. There will be [    ] members of visible minorities (as defined in the Employment Equity Act (Canada)) on the New NS Board. There will be [    ] women executive officers upon Closing, representing [    ]% of executive officers. In addition, as a CBCA distributing corporation, New NorthStar will provide prescribed annual disclosure respecting diversity among directors and among members of senior management as required by the CBCA and its regulations.

Alternative Forum

The New NS Organizational Documents include a forum selection provision that will provide that, unless it consents in writing to the selection of an alternative forum, the courts of the Province of Québec and the appellate courts therefrom, will be the sole and exclusive forum for certain matters, including the following: (i) any derivative action or proceeding brought on its behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees to New NorthStar; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or New NorthStar’s governance documents (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among New NorthStar, its affiliates and their respective securityholders, directors and/or officers, but excluding claims related to New NorthStar business or that of such affiliates. In addition, the New NS Organizational Documents include a forum selection provision that will provide that, unless it consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, regardless of whether such complaint also involves parties other than New NorthStar (including, but not limited to, any underwriters or auditors retained by New NorthStar).

The forum selection provision also provides that New NorthStar’s securityholders are deemed to have consented to personal jurisdiction in the designated courts and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions. The forum selection provision may impose additional litigation costs on securityholders in pursuing any such claims. This provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or the Exchange Act, or the rules and regulations thereunder.

Amendment of the New NS Organizational Documents

Under the CBCA, New NorthStar may amend its articles by special resolution. A special resolution is generally required to approve corporate matters that may materially affect the rights of shareholders or are of a transformative nature for the corporation, including, but not limited to, changes to the corporation’s authorized capital structure, changes to the rights privileges, restrictions and conditions in respect of any of the corporation’s shares, a change in the corporation’s name, the winding up, dissolution or liquidation of the corporation, and a plan of arrangement with shareholders. In certain cases where holders of a class or series of shares would be affected in a manner different from other classes or series, the CBCA entitles such holders to vote separately as a class or series, whether or not those shares otherwise carry voting rights, and requires approval by special resolution of each affected class or series.

Under the CBCA, the New NS Board may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of New NorthStar. Where the directors make, amend or repeal any by-law, they must submit the by-law, amendment or repeal to New NorthStar’s shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal. Where a by-law is made, amended or repealed by the directors, the by-law, amendment or repeal is effective from the date of the resolution of the directors until it is confirmed, amended or rejected by shareholders (or, if the directors fail to submit the by-law, amendment or repeal to shareholders, until the date of the shareholders meeting at which it should have been submitted).

DESCRIPTION OF NEW NORTHSTAR SECURITIES FOLLOWING THE BUSINESS COMBINATION

This section of the proxy statement/prospectus includes a description of the material terms of the New NorthStar articles, the Incentive Plan and of applicable Canadian law as they will be in effect upon Closing of the Business Combination. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. Unless stated otherwise, this description does not address any (proposed) provisions of Canadian law that have not become effective as per the date of this proxy statement/prospectus. The description is qualified in its entirety by reference to the complete text of the New NS Organizational Documents. We urge you to read the full text of the New NS Organizational Documents and the Incentive Plan.

Authorized Share Capital

Upon the Closing of the Business Combination and the adoption of the New NorthStar articles, New NorthStar’s authorized share capital will consist of (a) an unlimited number of New NS Common Shares, of which [___] will be outstanding (assuming no Viking Shareholders exercise redemption rights with respect to their Viking Public Shares); and (b) an unlimited number of preferred shares, issuable in series, of which none will be outstanding.

New NS Common Shares

New NS Common Shares will be entitled to one (1) vote per share on all matters upon which holders of shares are entitled to vote. Subject to the CBCA and prior rights of the holders of New NorthStar preferred shares and any other class ranking senior to the New NS Common Shares, the holders of New NS Common Shares are entitled to receive dividends as, if and when declared by the New NS Board. Subject to the prior payment to the holders of New NorthStar’s preferred shares, and any other class ranking senior to the New NS Common Shares, in the event of New NorthStar’s liquidation, dissolution or winding-up or other distribution of its assets among its shareholders, the holders of New NS Common Shares will be entitled to share pro rata in the distribution of the balance of New NorthStar’s assets. Holders of New NS Common Shares will have no pre-emptive or conversion or exchange rights or other subscription rights. There are no redemption, retraction, purchase for cancellation or surrender provisions or sinking or purchase fund provisions applicable to New NS Common Shares. The special rights or restrictions attached to New NS Common Shares are subject to and may be adversely affected by, the rights attached to any series of preferred shares that the New NS Board may designate in the future.

Every holder of New NS Common Shares is entitled to receive notice of, attend and vote at general meetings of New NorthStar and to receive all notices, accounts and other documents required to be sent to holders of New NS Common Shares under the New NS Governing Documents, the CBCA, applicable Canadian securities laws and the NYSE listing rules. Under the CBCA, New NorthStar must give not less than 21 days and not more than 60 days’ written notice of a general meeting. While New NorthStar is listed on the NYSE, notice must be given within any time limits prescribed by the NYSE listing rules.

New NorthStar Preferred Shares

New NorthStar preferred shares may at any time and from time to time be issued in one or more series. Subject to the provisions of the CBCA and the New NS Organizational Documents, the New NS Board may, by resolution, from time to time before the issue thereof:

(i)     determine the maximum number of such shares;

(ii)    create an identifying name to such shares;

(iii)   attach special rights, privileges, restrictions or conditions to the shares of each series, including, without limitation, the rate and payment of dividends (which may be cumulative or non-cumulative and variable or fixed), any terms or conditions of redemption or purchase, any conversion rights, any retraction rights, any rights on liquidation, dissolution or winding-up, voting rights (if any) and any sinking fund or other provisions.;

The whole to be subject to the filing of articles of amendment in accordance with the CBCA to create the series and to include the special rights, privileges, conditions and restrictions attached to the preferred shares of such series.

No series of New NorthStar preferred shares shall have priority over any other series of New NorthStar preferred shares in respect of dividends or return of capital. The New NorthStar preferred shares shall rank in priority to the New NS Common Shares in respect of distributions of assets of New NorthStar or return of capital. Except as required by law and except as provided in any special rights, privileges, conditions or restrictions attaching to any series of preferred shares issued from time to time, the holders of preferred shares will not be entitled to receive notice of, attend or vote at any meeting of shareholders.

The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or discouraging potential acquisition proposals and might adversely affect the market price of New NS Common Shares and the voting and other rights of the holders of New NS Common Shares. We have no current plan to issue any New NorthStar preferred shares.

New NS Warrants

Public Shareholders’ Warrants

Each whole warrant entitles the registered holder to purchase one New NS Common Share at a price of $11.50 per share, subject to adjustment as discussed herein, at any time commencing on the later of (a) 30 days after the Closing, or (b) November 3, 2026, provided that there is an effective registration statement under the Securities Act covering the New NS Common Shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a “cashless basis” under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of New NS Common Shares. This means that only a whole warrant may be exercised at any given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any New NS Common Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New NS Common Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable, and we will not be obligated to issue New NS Common Shares upon exercise of a warrant unless the New NS Common Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire without value to the holder. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the New NS Common Share underlying such unit.

Under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration under the Securities Act of the warrant shares and thereafter use our commercially reasonable efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless we have an effective and current registration statement covering the issuance of the warrant shares and a current prospectus relating thereto. Notwithstanding the above, if our New NS Common Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement. We will be required to use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. To exercise warrants on a cashless basis, each holder would pay the exercise price by surrendering the warrants in exchange for a number of New NS Common Shares equal to the quotient obtained by dividing (x) the product of (i) the number of New NS Common Shares underlying the warrants, and (ii) the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) such fair market value. Solely for the purposes of the preceding sentence, “fair market value” shall mean the 10-day average trading price as of the date on which the notice of exercise is received by the warrant agent.

Issuance of Additional Securities

Under the New NS Organizational Documents, New NorthStar will be authorized to issue an unlimited number of New NS Common Shares and an unlimited number of preferred shares, issuable in series, and may do so without shareholder approval unless required by the CBCA, applicable securities laws, or stock exchange rules.

Redemption of warrants for cash when the price per New NS Common Share equals or exceeds $18.00.

Beginning once the warrants become exercisable, we may redeem the outstanding public warrants for cash:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price of the New NS Common Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders. We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the New NS Common Shares issuable upon exercise of the warrants is effective and a current prospectus relating to those New NS Common Shares is available throughout such 30-trading day period and the 30-day redemption period.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the New NS Common Shares may fall below the $18.00 redemption trigger price (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the New NS Common Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding New NS Common Shares is increased by a share dividend payable in New NS Common Shares, or by a subdivision of New NS Common Shares or other similar event, then, on the effective date of such share dividend, subdivision or similar event, the number of New NS Common Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding New NS Common Shares. A rights offering to holders of New NS Common Shares entitling holders to purchase New NS Common Shares at a price less than the fair market value will be deemed a share dividend of a number of New NS Common Shares equal to the product of (i) the number of New NS Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New NS Common Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per New NS Common Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New NS Common Shares, in determining the price payable for New NS Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, (ii) 10-day average closing price means, as of any date, the average last reported sale price of the New NS Common Shares as reported during the ten (10) trading day period ending on the trading day prior to such date and (iii) fair market value means the 10-day average closing price the first date on which the New NS Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired after the Business Combination, pay a dividend or make a distribution in cash, securities or other assets to the holders of New NS Common Shares on account of such New NS Common Shares (or other shares into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each New NS Common Share in respect of such event.

If the number of outstanding New NS Common Shares is decreased by a consolidation, combination, or reclassification of New NS Common Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of New NS Common Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding New NS Common Shares.

Whenever the number of New NS Common Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of New NS Common Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of New NS Common Shares so purchasable immediately thereafter. The warrant agreement provides that no adjustment to the number of the New NS Common Shares issuable upon exercise of a warrant will be required until cumulative adjustments amount to 1% or more of the number of New NS Common Shares issuable upon exercise of a warrant as last adjusted. Any such adjustments that are not made will be carried forward and taken into account in any subsequent adjustment. All such carried forward adjustments will be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of New NS Common Shares issuable upon exercise of a warrant and (ii) on the exercise date of any warrant.

In case of any reclassification or reorganization of the outstanding New NS Common Shares (other than those described above or that solely affects the par value of such New NS Common Shares), or in the case of any merger or consolidation of us with or into another entity in which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of the securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our New NS Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make generally any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a “cashless basis,” if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of New NS Common Shares or any voting rights until they exercise their warrants and receive New NS Common Shares. After the issuance of New NS Common Shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrantholders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of New NS Common Shares to be issued to the warrantholder.

Private Placement Warrants

The private placement warrants contained in the private placement units will be non-redeemable. The private placement warrants may also be exercised for cash or on a “cashless basis.” The private placement warrants will not expire except upon the liquidation, dissolution or winding-up of New NorthStar; provided, however, that for so long as they are held by Cohen or its designees, the private placement warrants will not be exercisable more than five years from the commencement of sales in this offering in accordance with FINRA rules. Otherwise, the private placement warrants contained in the private placement units have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering, including as to exercise price, exercisability and exercise period.

If holders of the private placement warrants elect to exercise them on a “cashless basis,” they would pay the exercise price by surrendering the warrants in exchange for a number of New NS Common Shares equal to the quotient obtained by dividing (x) the product of (A) the number of New NS Common Shares underlying the warrants, and (B) the excess of the “10-day average closing price” (as defined below), as of the date prior to the date on which notice of exercise is sent or given to the warrant agent less the warrant price by (y) such 10-day average closing price. The “10-day average closing price” shall mean, as of any date, the average last reported sale price of the New NS Common Shares as reported during the 10-trading day period ending on the trading day prior to such date. If the holders of private placement warrants are affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could sell the New NS Common Shares issuable upon exercise of the warrants freely in the open market to fund their cash exercise price, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a “cashless basis” is appropriate.

Neither the private placement warrants nor the public warrants contain any provisions that are dependent upon the characteristics of the holder of the warrant.

New NS Options and other incentive awards

The New NS Options will be granted under the Incentive Plan. The Incentive Plan will provide for grants of awards to directors, officers, employees and consultants of New NorthStar and its subsidiaries (“Participants”) in the form of: (a) stock options to purchase New NS Common Shares, (b) restricted share units, being a unit equivalent in value to a New NS Common Share, providing Participants the right to receive New NS Common Shares, (c) deferred share units, being a unit equivalent in value to a New NS Common Share, available to be awarded to directors of New NorthStar in lieu of fees payable to the directors for acting in such capacity; and (d) other share-based awards as determined from time to time by New NorthStar to provide for awards of New NS Common Shares or cash (individually or collectively, “Awards”).

The Incentive Plan will be administered by the New NS Board, or if the administration of the Incentive Plan is delegated by the New NS Board to a committee or sub-delegated to a member of such committee or an officer of New NorthStar (the New NS Board or the committee or sub-delegate or officer, as the case may be, the “Plan Administrator”).

The Plan Administrator will be provided with broad discretionary authority to determine individuals to whom Awards may be made, make Awards, establish terms and conditions of Awards, amend, cancel, adjust or change Awards if appropriate, and otherwise make all determinations and take all other actions necessary or advisable for the implementation and administration of the Incentive Plan.

Total New NS Common Shares initially reserved for issuance under the Incentive Plan will be equal to [    ]% of the total number of New NS Common Shares outstanding immediately following the Closing (on a fully-diluted basis, assuming the conversion of all securities convertible into or exercisable for New NS Common Shares). The New NS Exchange Options shall be deemed to have been awarded pursuant to the Incentive Plan and shall reduce the number of New NS Common Shares reserved for award under the Incentive Plan.

The Incentive Plan will provide for grants of incentive stock options under Section 422 of the United States Internal Revenue Code of 1986, as amended from time to time, arrangements for vesting, termination and expiry of the Awards, cashless exercise of stock options to purchase New NS Common Shares, the treatment of Awards in the event of a change of control of New NorthStar, and other customary terms.

Upon closing of the Business Combination, it is expected that there will be a total of up to [    ] New NS Options issued and outstanding, exercisable into a total of up to [    ] New NS Common Shares, assuming an Exchange Ratio for New NS Common Shares equal to [    ], for an exercise price between $[    ] and $ [    ] per New NS Common Share.

Modification of Terms

Under the CBCA, New NorthStar may amend its articles by special resolution, which is generally required for significant corporate actions that materially affect shareholder rights, including changes to authorized share capital and changes to rights, privileges, restrictions or conditions attaching to shares. The New NS Board may make, amend or repeal bylaws by resolution, subject to shareholder confirmation, rejection or amendment at the next meeting, with director-made bylaws being effective until that shareholder action.

As noted above under “New NS Warrants”, the warrant agreement permits amendments without holder consent to cure ambiguities or correct defects that do not adversely affect registered holders, and changes that adversely affect registered holders require approval by holders of at least 50% of the then-outstanding public warrants.

Other Attributes

The rights attaching to the New NS Common Shares are materially qualified by the rights of any preferred shares, which, if issued, will rank prior to the New NS Common Shares with respect to dividends and distributions of assets or return of capital and may include dividend and voting rights as determined by the New NS Board, without further common shareholder approval unless required by law or stock exchange rules.

Recent Sales of Unregistered Securities

During the past three years, NorthStar has issued the following securities that were not registered under the Securities Act:

Convertible Debt

In December 2022, NorthStar issued a series of Class C convertible debentures for total proceeds of approximately C$47.3 million, which accrue interest at a rate of 8% per annum and are convertible into NorthStar’s Class C preferred shares at a rate of C$100 per share.

In November 2023, Class C convertible debentures in an aggregate original principal amount of approximately C$31.5 million (plus accrued interest thereon) were converted into Class D convertible debentures, which Class D convertible debentures accrue interest at a rate of 8% per annum and are convertible into NorthStar Class D preferred shares at a rate of C$100 per share.

These issuances were exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and in reliance on similar exemptions under applicable state laws. In Canada, these issuances were made in reliance on exemptions from the prospectus requirements under applicable Canadian securities laws.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Viking is an exempted company incorporated under the Companies Act. The Companies Act, Cayman Islands law generally and the Viking Articles, govern the rights of its shareholders. The Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to federally incorporated Canadian companies and their shareholders. In addition, the Viking Articles differ in certain material respects from the New NorthStar articles. As a result, your current rights will differ in some regards as compared to those after giving effect to the Business Combination.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with Viking before the Continuation and New NorthStar after the Business Combination according to applicable law and/or the organizational documents of Viking and New NorthStar. You also should review the New NS Organizational Documents, as well as the CBCA and corporate laws of the Cayman Islands, including the Companies Act, to understand how these laws apply to New NorthStar.

Comparison of Corporate Governance and Shareholder Rights

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with Viking before and after the Continuation and the Business Combination according to applicable law and/or the organizational documents of Viking in each instance. You also should review the New NS Organizational Documents, as well as the CBCA and corporate laws of the Cayman Islands, including the Companies Act, to understand how these laws apply to New NorthStar.

	New NorthStar	Viking
Authorized Share Capital

Under the New NS Organizational Documents, the authorized share capital of New NorthStar will consist of an unlimited number of New NS Common Shares and an unlimited number of New NS Preferred Shares, issuable in series.

The New NS Preferred Shares may be issued at any time or from time to time in one or more series. Subject to the share terms in the New NS Organizational Documents, the directors are authorized to fix the number of shares in each series of New NS Preferred Shares and to determine the designation, rights, privileges, restrictions and conditions attaching to each series of the New NS Preferred Shares.

Under the Viking Articles, the authorized share capital of Viking consists of US$22,100 divided into: (a) 200,000,000 Class A ordinary shares of a par value of US$0.0001 each; (b) 20,000,000 Class B ordinary shares of a par value of US$0.0001 each; and (c) 1,000,000 preference shares of a par value of US$0.0001 each.

Pre-Emptive Rights	Holders of New NS Common Shares will not have any pre-emptive rights to acquire newly issued shares.	Under the Viking Articles, holders of Viking Shares will not have any pre-emptive rights to acquire newly issued shares.
Voting Rights

Under the New NS Organizational Documents, each New NS Common Share will entitle the holder to one (1) vote at all meetings of shareholders of New NS Common Shares, provided that such holder is a holder of New NS Common Shares as of the record date for such meeting. Every holder of New NS Common Shares is entitled to receive notice of, attend and vote (in person or by proxy) at all meetings of the shareholders of New NorthStar, except where holders of another class or series are entitled to vote separately as a class or series, as provided in the CBCA, applicable securities laws or the rules of any applicable stock exchange.

Under the Viking Articles, each Viking Class A Share and each Viking Class B Share will entitle the holder to one (1) vote at all meetings of Viking Shareholders, provided that such holder is a holder of Viking Shares as of the record date for such meeting. Every holder of Viking Class A Shares and Viking Class B Shares is entitled to receive notice of, attend and vote (in person or by proxy) at all meetings of the Viking Shareholders of Viking, except that prior to the closing of an initial

	New NorthStar	Viking

Except as required by the CBCA, applicable securities laws or the rules of any applicable stock exchange, and except as provided in any special rights, privileges, conditions or restrictions attaching to any series of New NS Preferred Shares issued from time to time, the holders of New NS Preferred Shares will not be entitled to receive notice of, attend or vote at any meeting of shareholders of New NorthStar and the New NS Preferred Shares will not carry any voting rights. The holders of New NS Preferred Shares will not be entitled to vote separately as a class or as a series on any proposal to amend the articles of New NorthStar to: (a) increase or decrease the maximum number of authorized shares of such class or series or increase the maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series; (b) effect an exchange, reclassification or cancellation of all or part of the shares of such class or series; and (c) create a new class of shares equal or superior to the shares of such class or series.

business combination, only holders of Viking Class B Shares are entitled to vote on the appointment or removal of directors. Holders of Viking Class A Shares shall have no right to vote on the appointment or removal of any director prior to such closing, unless all Viking Class B Shares have been converted.

Shareholder Written Consent in Lieu of a Meeting

Under the New NS Organizational Documents, a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is valid as if it had been passed at a meeting of the shareholders unless (a) in the case of resignation or removal of a director, or the appointment or election of another person to fill the place of that director, a written statement is submitted to New NorthStar by the director giving the reasons for such person’s resignation or the reasons why such person opposes any proposed action or resolution for the purpose of removing such person from office or the election of another person to fill the office of that director; or (b) in the case of removal or resignation of an auditor, or the appointment or election of another person to fill the office of auditor, representations in writing are made to New NorthStar by that auditor concerning its proposed removal, the appointment or election of another person to fill the office of auditor or its resignation.

Under the Viking Articles, a resolution in writing signed by all the Viking Shareholders entitled to vote on that resolution at a meeting of Viking Shareholders is valid as if it had been passed at a meeting of the Viking Shareholders.

Notice of Shareholder Meeting

Under the New NS Organizational Documents, notice of meeting shall be given, not less than 21 days, and not more than 60 days, before the date of the meeting, to each director, auditor and shareholder who, at the close of business on the record date for notice, is entered in the securities register of New NorthStar as the holder of one or more shares carrying the right to receive notice of or vote at the meeting.

Under the Viking Articles, notice of a meeting of Viking Shareholders shall be given not less than five (5) clear days before the date of the meeting to those Viking Shareholders whose names appear in the register of members and are entitled to vote at the meeting, and to each of the directors.

	New NorthStar	Viking
Shareholder Approval of Business Combinations

Under the CBCA, amalgamations (other than short form amalgamations) generally must be approved by either a special resolution (being a resolution passed by no less than 66⅔% of the votes cast on the resolution at a meeting of shareholders) of the shareholders of the company or a unanimous resolution of the shareholders of the company, and may require a special separate resolution of certain classes or series of shares. Each share of an amalgamating company carries the right to vote on an amalgamation, whether or not that share otherwise carries the right to vote.

A Canadian company may also be acquired through a court-approved “plan of arrangement” under the CBCA. The transaction must be approved by both: (i) a court of competent jurisdiction; and (ii) the relevant securityholders.

The CBCA provides a right of compulsory acquisition for an offeror that acquires 90% of the target securities pursuant to a takeover bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror or its affiliate.

Statutory mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All statutory mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired at least 90% of the shares to which a takeover offer relates, it can compulsorily acquire the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a majority in number representing 75% in value of shareholders present, in person or by proxy, at a shareholders meeting.

Under the Viking Articles, prior to the closing of an initial business combination, the business combination may be approved by an ordinary resolution of shareholders, by one or more shareholders holding at least one-third of the paid-up voting share capital. The general power to merge or consolidate is otherwise exercised with the approval of a special resolution to the extent required by the Companies Act. Where a transaction is effected as a statutory merger under the Companies Act, the statutory special resolution threshold cannot be reduced.

Shareholder Votes for Routine Matters

Under the CBCA and New NS Organizational Documents, routine corporate matters may be approved by an ordinary resolution, unless otherwise required by the CBCA.

An ordinary resolution of shareholders may be passed by a simple majority of the votes cast on the resolution at a meeting of the shareholders entitled to vote.

Routine matters include election/removal of directors, auditor appointment/removal, and by-law confirmations.

Under Cayman Islands law and the Viking Articles, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to vote in person or by proxy at a general meeting).

	New NorthStar	Viking
Shareholder Votes for Extraordinary Transactions

Under the CBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances and sales, leases or other disposals of all or substantially all of a company’s property other than in the ordinary course of business, liquidations, dissolutions, and arrangements, are required to be approved by special resolution of the shareholders of the company.

In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including, in certain cases, a class or series of shares not otherwise carrying voting rights.

Cayman Islands law does not contain equivalent statutory provisions.
Amendments to Governing Documents

Under the CBCA and New NS Organizational Documents, certain amendments to the articles require approval of the shareholders by a special resolution. A special resolution, which requires approval of not less than two-thirds of the votes cast by shareholders entitled to vote on that resolution, may also require the separate approval of certain classes of shares.

The CBCA further provides that, unless the company’s articles, by-laws or a unanimous shareholder agreement provide otherwise, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the corporation. When the directors make, amend or repeal a by-law, they are required to submit the by-law, or the amendment or repeal of a by-law to the shareholders at the next meeting of shareholders. Shareholders may confirm, reject, or amend the by-law, amendment or repeal by ordinary resolution.

Where an amendment would affect the rights or privileges of a class or series of shares, holders of that class or series are entitled to vote separately as a class or series, whether or not they otherwise carry voting rights.

Under Cayman Islands law, amendments to governing documents require the approval by shareholders of a special resolution.
Directors

Under the New NS Organizational Documents, the New NS Board will consist of a minimum of three (3) directors and a maximum of eleven (11) directors. The New NS Board will initially be comprised of eight (8) directors.

Directors will be elected at each annual meeting where an election of directors is required, and shall hold office until the next annual meeting of shareholders or, if elected for an expressly stated term, for a term expiring not later than the close of the third annual meeting of shareholders following the election.

Under the Viking Articles, there shall be up to nine (9) directors of Viking, and the Viking Board may from time to time fix the maximum and minimum number of directors to be appointed by resolution of the Viking Board. For so long as Viking Shares are traded on a United States national securities exchange, directors shall be divided into three (3) classes designated as Class I, Class II, and Class III, respectively. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

	New NorthStar	Viking
Director Action by Written Consent

Under the New NS Organizational Documents, a resolution in writing, signed by all the directors entitled to vote on that resolution at a meeting of directors, is as valid as if it had been passed at a meeting of directors.

Under the Viking Articles, a resolution in writing (in one or more counterparts) signed by all the directors or all the members of a committee of directors is as valid and effectual as if it had been passed at a meeting of the directors, or committee of directors, as the case may be, duly convened and held.

Quorum

Under the New NS Organizational Documents, a majority of the directors or such greater or lesser number as the directors may determine from time to time will constitute a quorum at a meeting of the New NS Board. Notwithstanding any vacancy among the directors, a quorum of directors may exercise all powers of the directors.

Under the New NS Organizational Documents, a quorum of shareholders is present at a meeting of shareholders irrespective of the number of persons actually present at the meeting, if the holders of at least 25% of the shares entitled to vote at the meeting are present in person or represented by proxy at the meeting, and at least two persons entitled to vote at the meeting are actually present at the meeting or represented by proxy.

Under the Viking Articles, the quorum required for a general meeting of shareholders is one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting.

At a meeting called to approve a business combination prior to closing, the quorum is reduced to one or more shareholders holding at least one-third of the paid-up voting share capital present in person or by proxy.

Shareholder Vote; Casting Vote

Under the New NS Organizational Documents, in the case of an equality of votes at a meeting of shareholders or a meeting of the New NS Board, the chairperson of the meeting shall not be entitled to a second or casting vote.

Under the Viking Articles, in the case of an equality of votes at a meeting of Viking Shareholders or a meeting of the Viking Board, the chairperson of the meeting shall not be entitled to a second or casting vote.

Advance Notice; Directors Nominations; Shareholder Proposals

Under the New NS Organizational Documents, nominations of persons for election to the New NS Board will be authorized to be made at any annual meeting of shareholders, or at a special meeting of shareholders if the election of directors is a matter specified in the notice of meeting:

(a)     by or at the direction of the New NS Board, including pursuant to a notice of meeting;

(b)    by or at the direction of one or more shareholders pursuant to a proposal made in accordance with the provisions of the CBCA, or a requisition of a shareholders meeting by one or more shareholders made in accordance with the provisions of the CBCA; or

Under the Viking Articles, nominations of persons for election to the Viking Board and proposals to bring business before an annual general meeting will be authorized to be made by Viking Shareholders who provide written notice received by the Secretary at Viking’s principal office no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one-hundred and fiftieth (150th) day prior to the anniversary date of the immediately preceding annual general meeting. To be in proper form, the notice must include certain prescribed information about the nominating Viking Shareholder and, where applicable, the proposed nominee.

New NorthStar	Viking

(c)     by any person (a “Nominating Shareholder”) who:

(i)     at the close of business on the date of the giving of the notice and on the record date for notice of such meeting, is entered in the securities register of New NorthStar as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to New NorthStar; and

(ii)    complies with the notice procedures in the New NorthStar by-laws, including the giving of timely notice, which means giving notice, (a) in the case of an annual meeting of shareholders (including an annual and special meeting), not less than thirty (30) days (or where notice and access is used for the delivery of applicable proxy related materials, forty (40) days) prior to the date of the meeting, provided, however, that in the event that the meeting is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, notice by the Nominating Shareholder shall be made not later than the close of business on the tenth (10th) day following the Notice Date; and (b) in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not also called for other purposes), where notice and access is used for the delivery of applicable proxy related materials, forty (40) days) prior to the date of the meeting and where the meeting is to be held on a date that is less than fifty (50) days after the Notice Date, not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the meeting was made.

	New NorthStar	Viking
To be in proper form, the notice of nomination must include certain prescribed information about the Nominating Shareholder and the proposed nominee.
Fiduciary Duties of Directors

Under the CBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith, with a view to the best interests of the company, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

When acting with a view to the best interests of a company, directors and officers may consider, but are not limited to, the following factors: (a) the interests of shareholders, employees, retirees and pensioners, creditors, consumers and governments, (b) the environment; and (c) the long-term interests of the company.

A director owes fiduciary duties to a company, including to exercise loyalty, to avoid conflicts of interest, honesty and good faith to the company as a whole and to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Conflicts of Interests of Directors

Under the CBCA, a director or an officer of a company shall disclose to the company, in writing or by requesting to have it entered in the minutes of meetings of directors or meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed with the company, if the director or officer (a) is a party to the contract or transaction; (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (c) has a material interest in a party to the contract of transaction.

Disclosure of such material contract or material transaction must, in the case of a director of the company, be made at the meeting of directors at which the contract or transaction is first considered, or, if the interest arises thereafter, at the first meeting of directors after the director or officer becomes interested, or after becoming a director or officer, as applicable.

Although a director is generally prohibited from voting on a resolution to approve a material contract or transaction in which the director has an interest, the CBCA permits a director who has disclosed such interest to vote where the contract or transaction relates primarily to the director’s remuneration as a director, officer, employee, agent or mandatary of the company, is for indemnity or insurance under the CBCA, or is with an affiliate of the company.

As part of the fiduciary duties owed, the general rule is that a director must not put himself in a position where there is an actual or potential conflict between a personal interest or duties owed to third parties and his duty to the company.

Under the Viking Articles, however, this general rule is modified. A director may vote (and be counted towards the quorum) in respect of any contract or transaction in which they are interested, and shall not be liable to account to Viking for any profit realised, provided that the nature of their interest is disclosed at or prior to the relevant consideration and vote. A general notice that a director is interested in a specified firm or company is sufficient disclosure.

	New NorthStar	Viking

A material contract or material transaction between a company and a director or officer, or a person in which such individual has a material interest, is not invalid, and the director or officer is not accountable to the company for any profit, if:

•   disclosure was made in accordance with the CBCA;

•   the contract or transaction was approved by the directors; and

•   the contract or transaction was reasonable and fair to the company at the time it was approved.

If a director or officer fails to disclose an interest as required by the CBCA, or if a director votes contrary to the CBCA, the company or a shareholder may apply to a court, which may set aside the contract or transaction and may require the director or officer to account to the company for any profit realized from the contract or transaction, if the court determines that the contract or transaction was not reasonable and fair to the company.

Indemnification of Directors and Officers

Under the CBCA, a company may indemnify a director or officer of the company, a former director or officer of the company or another individual who acts or acted at the company’s request as a director or officer, or an individual acting in a similar capacity, of another entity (collectively, “indemnifiable person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the company or other entity.

A company may not indemnify the indemnifiable person, unless the individual (a) acted honestly and in good faith with a view to the best interests of the company, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the company’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

	New NorthStar	Viking

The CBCA also authorizes a company to purchase and maintain insurance for the benefit of an indemnifiable person against any liability incurred by the individual (a) in the individual’s capacity as director or officer of the company; or (b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the company’s request.

Under the New NS Organizational Documents, New NorthStar shall indemnify to the fullest extent permitted by the CBCA (a) any director or officer of New NorthStar, (b) any former director or officer of the Corporation, and (c) any individual who acts or acted at New NorthStar’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative or investigative action or other proceedings in which the individual is involved because of that associate with the Corporation or other entity. New NorthStar shall also advance moneys to such a director, officer or other individual for the costs, charges and expenses of such a proceeding in accordance with the CBCA. New NorthStar is authorized to execute agreements in favour of any of the foregoing persons evidencing the terms of the indemnity.

Limited Liability of Directors

Under the CBCA, directors and officers are subject to a statutory duty to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No provision in a contract, the articles, the by-laws, or a resolution relieves a director or officer of a corporation from the duty to act in accordance with the CBCA or the regulations thereunder or relieves them from liability for a breach thereof. In addition, directors and officers are required to comply with the CBCA and the associated regulations, the articles, the by-laws and any unanimous shareholder agreement. A director or officer who complies with these duties does not incur personal liability under the CBCA solely by reason of holding office.

Liability of directors may be limited, except with regard to their own fraud or willful default.

A director is not liable under the CBCA, and is deemed to have complied with his or her duties under the CBCA, if the director exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including where the

	New NorthStar	Viking

director relied in good faith on (a) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor as fairly reflecting the financial condition of the company; or (b) a report of a person whose profession lends credibility to a statement made by that person. Courts will generally not interfere in management decisions in the absence of fraud or illegality if directors act prudently and on a reasonably informed basis.

At common law, courts can impose liability on a director if they are found in breach of any of the aforementioned fiduciary obligations. At common law, courts can also hold directors personally liable for corporate actions should they have resulted from the negligence of the director or negligent misrepresentation to a third party by a director.

Dividends

Under the New NS Organizational Documents, the New NS Preferred Shares of each series shall, with respect to the right to payment of dividends, rank: (i) on a parity with the shares of every other series of New NS Preferred Shares; and (ii) senior to the New NS Common Shares and the shares of any other class ranking junior to the New NS Preferred Shares.

Subject to the rights of the holders of any other class of shares ranking senior to the New NS Common Shares or New NS Preferred Shares, as applicable, the holders of the New NS Common Shares or New NS Preferred Shares, as applicable, are entitled to such dividends as the directors of New NorthStar may declare from time to time on the New NS Common Shares or New NS Preferred Shares, as applicable, in their absolute discretion, in accordance with applicable law. Any such dividends are payable by New NorthStar as and when determined by the directors of New NorthStar, in their absolute discretion. The directors may also determine whether any such dividend is payable in money or property or by issuing fully paid shares of the New NorthStar.

Under the Viking Articles, the Viking Board may declare and pay out of the funds of Viking lawfully available for such purpose a distribution at a time and of an amount they think fit. No distribution shall be paid except out of the realised and unrealised profits of Viking, and/or out of the share premium account and/or as otherwise permitted by the Companies Act. Subject to the rights attached to any class of Viking Shares, all distributions shall be declared and paid according to the par value of the Viking Shares that a Viking Shareholder holds.

Dissolutions/Liquidations

Under the New NS Organizational Documents, the New NS Preferred Shares of each series shall, with respect to the right to the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of New NorthStar, rank: (i) on a parity with the shares of every other series of New NS Preferred Shares; and (ii) senior to the New NS Common Shares and the shares of any other class ranking junior to the New NS Preferred Shares.

Under the Viking Articles, Viking may, by special resolution, be wound up voluntarily. In the event of the winding up of Viking, any surplus remaining after repayment of the whole of the share capital shall be distributed among the Viking Shareholders in proportion to the par value of the Viking Shares held by them at the commencement of the

	New NorthStar	Viking

In the event of the liquidation, dissolution or winding-up of New NorthStar, or any other distribution of assets of New NorthStar among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of any other class of shares ranking senior to the New NS Common Shares, the holders of New NS Common Shares shall be entitled to receive the remaining property and assets of New NorthStar.

winding up, subject to a deduction from those Viking Shares in respect of which there are monies due, without prejudice to the rights of holders of Viking Shares issued upon special terms and conditions.

Appraisal Rights

Pursuant to the CBCA, shareholders who dissent to certain actions being taken by a company may exercise a right of dissent and require the company to purchase the shares held by such shareholder at the fair value of such shares subject to following the procedures set forth in the CBCA. A right of dissent is available where the company proposes or is subject to, among other things:

•   amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

•   amend its articles to add, change or remove any restrictions on the business that the corporation is permitted to carry on;

•   amalgamate with another company (other than with certain affiliated companies);

•   continue into the laws of another jurisdiction;

•   sell, lease or exchange all or substantially all of the company’s property other than in the ordinary course of business; or

•   carry out a going-private transaction or a squeeze-out transaction.

Dissent rights in a plan of arrangement under the CBCA are not automatically granted by statute, but may be made available pursuant to the terms of the court-approved order in connection with the arrangement.

Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Inspection of Books and Records

The CBCA requires companies to prepare and maintain, at their registered office or at any other place in Canada designated by the directors, records containing, among other things, the articles and by-laws of the company (and all amendments thereto) and a copy of any unanimous shareholder agreement; minutes of

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

	New NorthStar	Viking

meetings and resolutions of shareholders of the company; and a securities register of the company. These records may, upon request, be examined by shareholders and creditors of a company during the usual business hours of the company and may take extracts from the records, free of charge.

Shareholder Lawsuits

Under the CBCA, a shareholder, or other qualifying complainant, may apply to a court for leave to bring an action in the name and on behalf of the company, or any of its subsidiaries, or to defend a legal proceeding brought against the company, for the purpose of prosecuting, defending or discontinuing the action on behalf of the company.

Under the CBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the complainant has given notice to the directors of the company or its subsidiary of the complainant’s intention to apply to the court not less than 14 days before bringing the application, or as otherwise ordered by the court, if the directors of the company or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the best interests of the company that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court may, at any time, make any order it thinks fit including, but not limited to: (a) an order authorizing the complainant or any other person to control the conduct of the action; (b) an order giving directions for the conduct of the action; (c) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the company or its subsidiary instead of to the company or its subsidiary; and (d) an order requiring the company or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Oppression Remedy

The CBCA provides an oppression remedy to a shareholder (among others) that enables a court to make any order, both interim and final, with a view to remedying or bringing an end to the matters complained of, if the court is satisfied upon application of a complainant that in respect of a company or any of its affiliates: (a) any act or omission of the company or any of its affiliated effects a result, (b) the business or affairs of the company or any of its affiliates

There are very limited statutory minority shareholder protections under Cayman Islands law. Aggrieved minority shareholders looking for a remedy may bring a just and equitable winding up petition before the Cayman Islands court.

	New NorthStar	Viking

are or have been carried on or conducted in a manner, or (c) the powers of the directors of the company of any of its affiliates are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer.

Forum Selection

Under the New NS Organizational Documents, unless New NorthStar approves or consents in writing to the selection of an alternative forum, the courts of the Province of Québec and appellate courts therefrom shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of New NorthStar; (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any director, officer or employee of NorthStar to New NorthStar; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or the New NS Organizational Documents (as may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to New NorthStar’s “affairs”.

Unless New NorthStar approves or consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, regardless of whether such complaint also involves parties other than New NorthStar (including, but not limited to, any underwriters or auditors retained by New NorthStar).

If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a court other than with the designated court (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the court in connection with any action or proceeding brought in any such court to enforce the preceding sentence, and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. Any person or entity holding or purchasing or otherwise acquiring any interest in any security of New NorthStar shall be deemed to have notice of and consented to the provisions of this section.

Under the Viking Articles, unless Viking consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Viking; (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any director, officer, or employee of Viking; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Companies Act or the Viking Articles (as may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to Viking’s affairs. This exclusive jurisdiction provision does not apply to any action brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal district courts of the U.S. are the sole and exclusive forum.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless the context requires otherwise, all references in this section to “Viking,” the “Company,” “we,” “us,” or “our” refers to Viking Acquisition Corp. I prior to the consummation of the Business Combination.

Viking Relationships and Related Party Transactions

Founder Shares

On July 24, 2025, our Sponsor paid an aggregate of $25,000, to cover certain of our offering and formation costs in exchange for an aggregate of 7,666,667 Viking Founder Shares (approximately $0.00326 per share). In connection with the closing of the Viking IPO, the Sponsor purchased 350,000 Viking Private Placement Units at a price of $10.00 per unit, for an aggregate purchase price of $3,500,000, consisting of 350,000 Viking Class A Ordinary Shares and 116,666 Viking Private Placement Warrants. The Viking Private Placement Warrants are identical to the Viking Public Warrants underlying the Viking Public Units sold in the Viking IPO, except that the Viking Private Placement Warrants are not transferable, assignable or salable until after the completion of a business combination, subject to certain limited exceptions. A portion of the purchase price of the Viking Private Placement Units was added to the proceeds from the Viking IPO held in the Trust Account such that at the time of closing $230,000,000 was held in the Trust Account. If we do not complete our initial business combination within the prescribed timeframe, the Viking Private Placement Warrants (and the underlying Viking Class A Ordinary Shares) may expire worthless.

Certain of the Strategic Partners and Senior Advisors invested in KingsRock Viking Acquisition, LLC, and through it, indirectly in the Sponsor, thereby sharing in the appreciation of Viking Founder Shares and Viking Private Placement Units held by the Sponsor, provided that Viking successfully complete a business combination. However, such parties will have no right to control KingsRock Viking Acquisition, LLC or the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor prior to the consummation of a business combination. In addition, each of Viking’s four independent directors have purchased membership interests in KingsRock Viking Acquisition, LLC for $187 which will provide them with an indirect interest in 50,000 Viking Founder Shares. In addition, one of the independent directors has purchased two other membership interests in KingsRock Viking Acquisition, LLC — one that he purchased for $250 which will provide him with an indirect interest in 66,666 Viking Founder Shares, and the other that he purchased for $50,000 which will provide him with an indirect interest in 5,000 Viking Private Placement Units. None of the independent directors will have a right to control either KingsRock Viking Acquisition, LLC or the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor, or otherwise, prior to the consummation of a business combination.

The Sponsor, officers, and directors agreed not to transfer, assign or sell any of their Viking Founder Shares until the earlier to occur of (A) six months after the completion of the initial business combination or (B) subsequent to the initial business combination, the date on which Viking consummates a transaction which results in the shareholders having the right to exchange their shares for cash, securities, or other property subject to certain limited exceptions.

If any of our directors or officers becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Our directors and officers currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Members of our management team, and our board of directors will directly or indirectly own Viking Founder Shares, Viking Class A Ordinary Shares and/or Viking Private Placement Warrants following the Viking IPO, as set forth in “Principal Shareholders,” and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

Administrative Services Agreement

We will reimburse an affiliate of the managers of our Sponsor, which is also one of our promoters, KingsRock, in an amount equal to $30,000 per month for office space, utilities and secretarial and administrative support made available to us. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Reimbursement for Out-of-Pocket Expenses

Our Sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, directors, officers or our or any of their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Viking Private Placement Units. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. As of December 31, 2025, the Company had no borrowings under the Working Capital Loans.

Sponsor Letter

Concurrently with the execution and delivery of the Business Combination Agreement, Viking, NorthStar and the Sponsor entered into the Sponsor Letter pursuant to which, among other things (1) the Sponsor agreed to vote all Viking Founder Shares held by it in favor of the Business Combination Agreement, the Business Combination and related proposals, (2) the Sponsor agreed that, at the Closing, it will transfer, directly or constructively, 3,000,000 Viking Founder Shares to investors in the PIPE Financing and Viking agreed to issue to the Sponsor at Closing for consideration of the Sponsor Letter, 500,000 New NS Common Shares, (3) Sponsor agreed to pay SPAC Excluded Expenses unpaid under the Business Combination Agreement, and (4) the parties agreed that 10% of any Earnout Shares issued shall be allocated to Sponsor if the dollar volume-weighted average price for the New NS Common Shares over any 20 consecutive day trading period within the 30 consecutive trading days beginning on the day immediately following the publication of New NorthStar’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable earnout target, is greater than or equal to $10.00.

Registration Rights Agreement

The holders of Viking Founder Shares, Viking Private Placement Units (and their underlying securities) and units that may be issued upon conversion of working capital loans (and their underlying securities), if any, and any Viking Class A Ordinary Shares issuable upon conversion of the Viking Founder Shares and any Viking Class A Ordinary Shares held by the Sponsor, officers, and directors at the completion of the Viking IPO or acquired prior to or in connection with the initial business combination, are entitled to registration rights pursuant to a registration rights agreement signed with the initial shareholders and the representative of the underwriters prior to the effective date of the Viking IPO. These holders are entitled to make up to three demands and have “piggyback” registration rights. The representative of the underwriters may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement of which the prospectus for the Viking IPO forms a part and may not exercise its demand rights on more than one occasion. Viking will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the terms of the Business Combination Agreement, contemporaneously with the Closing, New NorthStar, the Sponsor, and certain securityholders of NorthStar will enter into the Registration Rights Agreement, pursuant to which, among other things, (1) New NorthStar will agree to file, as soon as practicable (and in any event within 30 days) following the Closing Date, a registration statement covering the resale of certain New NS Common Shares and other equity securities of New NorthStar held by the Sponsor and such other securityholders parties from time to time, (2) such holders of registrable securities will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their registrable securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (3) the Registration Rights Agreement, dated as of October 30, 2025, between Viking, the Sponsor and certain other parties will be amended, restated and terminated as of the Closing.

Consulting, Management and Other Fees

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from New NorthStar with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.

Related Party Policy

We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

We have adopted our Code of Ethics requiring us to avoid, wherever possible, all conflicts of interest, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board of directors) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, our audit committee, pursuant to a written charter that we adopted prior to the consummation of the Viking IPO, will be responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, directors or officers, or our or any of their respective affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

We are not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to our Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, including the following payments, all of which, if made prior to the completion of our initial business combination, will be paid from funds held outside the trust account:

•        repayment of an aggregate of up to $100,000 in loans made to us by our Sponsor to cover offering-related and organizational expenses;

•        reimbursement to an affiliate of the managers of our Sponsor, which is also one of our promoters, KingsRock, in an amount up to $30,000 per month for office space, utilities and secretarial and administrative support made available to us;

•        at the closing of our initial business combination, payment of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of our initial business combination;

•        reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination;

•        and repayment of loans which may be made by any of our Sponsor, any of its affiliates or certain of our directors and officers to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of the lender.

The above payments may be funded using the net proceeds of the Viking IPO and the sale of the Viking Private Placement Units not held in the trust account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the trust account released to us in connection therewith.

Following the Closing, related party transactions of New NorthStar will be subject to review and approval under New NorthStar’s related party transactions policy and applicable CBCA and Canadian securities law requirements, including NI 52-110 independence standards and Audit Committee oversight, as described under “Management of New NorthStar After the Business Combination — New NS Board of Directors Conflicts of Interest” and “— Board Committees — Audit Committee.”

NorthStar Relationships and Related Party Transactions

Service Fees

During the years ended December 31, 2025 and 2024, NorthStar incurred service fees of $292,401 and $264,696, respectively, payable to a subsidiary of shareholder Telesystem Space Inc. (“Telesystem”).

Shareholder Loans

During the years ended December 31, 2025 and 2024, the Company entered into loan agreements with certain shareholders of NorthStar. The loans bear interest at a rate of 14.5% per annum and initially matured on April 30, 2025. In November 2025, the maturity date of such loans was extended to December 31, 2026. As of December 31, 2025 and 2024, the aggregate outstanding balance of such shareholder loans, including accrued interest, was $5,175,494 and $3,037,162, respectively.

Shareholder Convertible Debentures

The Company has also entered into various convertible debenture financing arrangements with certain shareholders and affiliated parties, including Telesystem, Investissement Québec, Luxembourg Future Fund and Pangaea Three Acquisition Holding III, LLC. Such debentures generally bear interest at rates ranging from 6% to 8% per annum, accrue interest daily, and mature between December 23, 2027 and November 17, 2028. The debentures are convertible into the Company’s common or preferred shares. Certain debentures are secured by, among other things, movable hypothecs without delivery and intellectual property security agreements over the intellectual property assets of the Company, and are subject to intercreditor arrangements among the lenders. As of December 31, 2025 and 2024, the aggregate outstanding balance of such convertible debentures, including accrued interest, was $99,746,796 and $91,718,550, respectively.

BENEFICIAL OWNERSHIP OF NEW NORTHSTAR SECURITIES

The following table sets forth information regarding the expected beneficial ownership of New NS Common Shares immediately following the consummation of the Business Combination, assuming (i) no redemptions of Viking Public Shares by Viking Public Shareholders, and alternatively (ii) maximum redemptions of Viking Public Shares by Viking Public Shareholders, in each case, by:

•        each person who is, or is expected to be the beneficial owner of more than 5% of outstanding New NS Common Shares;

•        each of Viking’s and NorthStar’s named executive officers and directors;

•        each person who will become an executive officer or director of New NorthStar; and

•        all current executive officers and directors of Viking, as a group pre-Business Combination, and all executive officers and directors of New NorthStar, as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if the person has or shares voting power or investment power over that security and includes any New NS Common Shares that the person has the right to acquire within 60 days, such as through the exercise of options or warrants or the conversion of other securities.

The beneficial ownership of Viking Ordinary Shares prior to the Business Combination is based on 30,666,667 Viking Ordinary Shares issued and outstanding in the aggregate as of August 10, 2026. Of these 30,666,667 Viking Ordinary Shares, 23,000,000 were Viking Class A Shares and 7,666,667 were Viking Class B Shares.

The expected beneficial ownership of New NS Common Shares immediately following consummation of the Business Combination, both when assuming no redemptions and when assuming maximum redemptions, has been determined based upon the assumptions set forth under “Certain Defined Terms.” Unless otherwise indicated, the post-Closing percentages are based on the total number of New NS Common Shares expected to be outstanding immediately after the Business Combination under each redemption scenario, and exclude New NS Public Warrants and other warrants, New NS Options and other equity awards that are not exercisable within 60 days of Closing, and any earnout shares that are subject to post-Closing performance conditions and are not issuable within 60 days of Closing.

Unless otherwise indicated and subject to applicable community property laws, Viking believes that all persons named in the table below have sole voting and investment power with respect to all Viking Ordinary Shares beneficially owned by them and the New NS Common Shares expected to be owned by them. Unless otherwise indicated, the address of each NorthStar Shareholder named below is 384 Rue Saint-Jacques #300, Montreal, Québec, H2Y 1S1.

The following table does not reflect record or beneficial ownership of the Viking Warrants.

	Pre Business Combination				Post Business Combination
					No Redemptions		Max Redemptions
	Viking Class A Shares	Percent	Viking Class B Shares	Percent	Pubco Common Stock	Percent	Pubco Common Stock	Percent
Beneficial Owners(1)
Viking Directors and Executive Officers Pre-Business Combination
Viking Acquisition Sponsor I, LLC(2)(3)	—	—	8,016,667	25.60%	5,633,334	8.8%	5,633,334	13.6%
Håkan Wohlin(2)	—	—	8,016,667	25.60%	5,633,334	8.8%	5,633,334	13.6%
Louis Jaffe(2)	—	—	8,016,667	25.60%	5,633,334	8.8%	5,633,334	13.6%
Gil Ottensoser(2)	—	—	8,016,667	25.60%	5,633,334	8.8%	5,633,334	13.6%
Philipp von Girsewald	—	—	—	—	—	—	—	—
Dr. Josef Ackermann(3)	—	—	—	—	—	—	—	—
Yassine Bouhara(3)	—	—	—	—	—	—	—	—
Fred Brettschneider(3)	—	—	—	—	—	—	—	—
Seth Waugh(3)	—	—	—	—	—	—	—	—
All Viking directors and executive officers as a group (eight (8) individuals)(1)	—	—	8,016,667	25.60%	5,633,334	8.8%	5,633,334	13.6%

NorthStar Directors and Executive Officers Pre-Business Combination
Stewart Bain(4)	—	—	—	—	223,980	0.3%	223,980	0.5%
Beth Michelson	—	—	—	—	23,691	*	23,691	*
Peter Klimas	—	—	—	—	12,988	*	12,988	*
Nadia Rochdi	—	—	—	—	5,923	*	5,923	*
Yann Picard	—	—	—	—	3,850	*	3,850	*
Matthew Linton	—	—	—	—	—	—	—	—
Charles Sirois(5)	—	—	—	—	10,897,576	17.0%	10,897,576	26.5%
Paul Pizzani	—	—	—	—	—	—	—	—
Bob Reeves	—	—	—	—	—	—	—	—
Denis Sirois	—	—	—	—	—	—	—	—
Kim Crider	—	—	—	—	—	—	—	—
Philipp von Girsewald	—	—	—	—	—	—	—	—
All New NorthStar directors and executive officers as a group (twelve (12) individuals)	—	—	—	—	11,168,008	17.4%	11,168,008	27.0%

5% Holders
Luxembourg Future Fund	—	—	—	—	4,280,504	6.7%	4,280,504	10.4%
Pangaea Three Acquisition Holdings III	—	—	—	—	5,832,234	9.0%	5,832,234	13.8%
Investissement Québec	—	—	—	—	4,979,530	7.8%	4,979,530	12.1%
8061289 Canada Inc. (NSDI)	—	—	—	—	2,874,054	4.5%	2,874,054	7.0%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Viking Acquisition Corp. I, 900 Third Avenue, 18th Floor, New York, NY 10022.

(2)      Viking Acquisition Sponsor I, LLC is the record holder of the shares reported herein. Håkan Wohlin, Louis Jaffe and Gil Ottensoser are the managers of Viking Acquisition Sponsor I, LLC, and its member, KingsRock Viking Acquisition, LLC. As such, they may be deemed to have or share beneficial ownership of the securities held directly by Viking Acquisition Sponsor I LLC. Such persons disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(3)      Each of Viking’s four independent directors, Dr. Joseph Ackermann, Yassine Bouhara, Fred Brettschneider and Seth Waugh, have purchased membership interests in an affiliate of our Sponsor, KingsRock Viking Acquisition, LLC, for $187 which will provide them with an indirect interest in 50,000 Founder Shares. In addition, Mr. Brettschneider has purchased two other membership interests in KingsRock Viking Acquisition, LLC — one that he purchased for $250 which will provide him with an indirect interest in 66,667 Founder Shares, and the other that he purchased for $50,000 which will provide him with an indirect interest in 5,000 Private Placement Units. Following the closing of the Business Combination, these membership interests in KingsRock Viking Acquisition, LLC will result in each of them having allocated to them 50,000 Founder Shares, with Mr. Brettschneider having allocated to him and additional 66,667 Founder Shares and 5,000 Private Placement Units.

(4)      Represents 153,393 New NS Common Shares held by S.A. Bain Enterprises Limited and New NS Options held by Stewart Bain, exercisable for an aggregate total of 70,587 New NS Common Shares within 60 days of the Closing Date. Mr. Bain controls S.A. Bain Enterprises Limited. As such, Mr. Bain may be deemed to have beneficial ownership of the securities held directly by S.A. Bain Enterprises Limited. Mr. Bain disclaims any beneficial ownership of the reported shares held by S.A. Bain Enterprises Limited other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(5)      Represents 2,257,653 New NS Common Shares held by 9540253 Canada Inc. (Holdco) and 8,639,924 New NS Common Shares held by Telesystem Space Inc. Mr. Sirois controls 9540253 Canada Inc. (Holdco), which in turn controls Telesystem Space Inc. As such, Mr. Sirois may be deemed to have beneficial ownership of the securities held directly by each of 9540253 Canada Inc. (Holdco) and Telesystem Space Inc. Mr. Sirois disclaims any beneficial ownership of the reported shares held by 9540253 Canada Inc. (Holdco) and Telesystem Space Inc. other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

PRICE RANGE OF SECURITIES

Viking

Price Range of Viking’s Securities and Dividends

The Viking Public Units, Viking Class A Ordinary Shares and Viking Public Warrants are currently trading on the NYSE under the symbols “VACI.U,” “VACI” and “VACI.WT,” respectively. Each Viking Public Unit consists of one Viking Class A Ordinary Share and one-third of one Viking Public Warrant. The Viking Public Units commenced trading on October 31, 2025. Beginning on November 30, 2025, holders of Viking Public Units were permitted to elect to separately trade Viking Class A Ordinary Shares and Viking Public Warrants included in the Viking Public Units.

The following table sets forth, for the periods indicated, the high and low sales prices per Viking Public Unit, Viking Class A Ordinary Share and Viking Public Warrant as reported on the NYSE for the periods presented:

	Viking Public Units (VACI.U)		Viking Class A Ordinary Share (VACI)		Viking Public Warrants (VACI.WT)
	High	Low	High	Low	High	Low
2025
Quarter ended December 31, 2025(1)	$10.44	$10.02	$10.07	$9.86	$0.40	$0.42
Quarter ended March 31, 2026	10.50	10.01	10.07	9.86	0.29	0.38

____________

(1)      Reflects the high and low sales prices per Viking Public Unit, Viking Class A Ordinary Share and Viking Public Warrant for those portions of the quarterly period during which such securities were traded on the NYSE.

On April 16, 2026, the last trading date before the public announcement of the Business Combination, the closing prices of the Viking Public Units, Viking Class A Ordinary Shares and Viking Public Warrants were $10.10, $10.03 and $0.35, respectively.

Viking has not paid any cash dividends on the Viking Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

NorthStar

Historical market price information regarding NorthStar’s share capital is not provided because there is no public market for its equity securities. During the past three years, NorthStar has issued the following securities that were not registered under the Securities Act:

Convertible Debt

In December 2022, NorthStar issued a series of Class C convertible debentures for total proceeds of approximately C$47.3 million, which accrue interest at a rate of 8% per annum and are convertible into NorthStar’s Class C preferred shares at a rate of C$100 per share.

In November 2023, Class C convertible debentures in an aggregate original principal amount of approximately C$31.5 million (plus accrued interest thereon) were converted into Class D convertible debentures, which Class D convertible debentures accrue interest at a rate of 8% per annum and are convertible into NorthStar Class D preferred shares at a rate of C$100 per share.

These issuances were exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and in reliance on similar exemptions under applicable state laws. In Canada, these issuances were made in reliance on exemptions from the prospectus requirements under applicable Canadian securities laws.

Holders

As of the date of this proxy statement/prospectus, there are [__] NorthStar Shareholders.

Dividend Policy

NorthStar has not paid any dividends to NorthStar Shareholders and does not intend to pay cash dividends prior to the completion of the Business Combination.

PROPOSAL NO. 1 — THE CONTINUATION PROPOSAL

Overview

Viking is asking its shareholders to approve, by Special Resolution, the Continuation of Viking from the Cayman Islands to Canada by filing the Continuation Articles in accordance with the Viking Articles and the Companies Act and the applicable provisions of the CBCA. Please see the sections above entitled “The Business Combination” for additional information on the Continuation. You are urged to read carefully the Continuation Articles in their entirety before voting on this proposal.

Effect of Continuation

After the Continuation, the Companies Act will cease to apply to Viking and Viking will thereupon become subject to the CBCA, and the Continuation Articles will govern the rights of Viking Shareholders. The Continuation will not create a new legal entity, affect the continuity of Viking or result in a change in its business. In addition, following the Continuation, Viking will adopt the Proposed Bylaws.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

Viking be de-registered in the Cayman Islands pursuant to the Viking Articles and be continued as a corporation under the CBCA (the “Continuation”).

Viking is hereby authorized to apply to the Director appointed under Section 260 of the CBCA for a Certificate of Continuance to continue Viking as if it has been incorporated under the CBCA and file the articles of continuance, substantially in the form attached as Annex D to the Registration Statement/Proxy Statement of Viking dated [____], 2026.

In connection with the Continuation, the number of directors of Viking is determined at [    ].

The following persons are confirmed as directors of Viking to hold office:

(a)

(b)

(c)

(d)

(e)

(f)

The proposed by-laws of Viking, following the Continuation, substantially in the form attached as Annex E to the Registration Statement/Proxy Statement of Viking dated [____], 2026 are hereby approved and adopted as the by-laws of Viking, following the Continuation.

Notwithstanding that this Resolution has been passed, the directors of Viking are hereby authorized and empowered, at their discretion, without further notice to or approval of the shareholders of Viking not to proceed with the Continuation, at any time prior to the issuance of the certificate giving effect to the Continuation.

Any officer or director of Viking is hereby authorized and directed, for and on behalf of Viking, to execute, or cause to be executed, and to deliver, or cause to be delivered, all such other documents, agreements and instruments and to perform, or cause to be performed, all such other acts and things as in such person’s opinion may be necessary or desirable to give full force and effect to the foregoing Resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such acts or things.”

Vote Required for Approval

The Closing is conditioned on the approval of the Continuation Proposal, the Business Combination Proposal, the NYSE Proposal and the Director Election Proposal at the Viking Shareholders’ Meeting.

The Continuation Proposal (and consequently, the Continuation Articles and the Continuation) will be approved and adopted only if Viking obtains the affirmative vote (in person or by proxy, including by way of the online meeting option) of holders of not less than two thirds (662/3%) of the votes cast by the Viking Class B Ordinary Shares entitled to vote and actually cast thereon at the Viking Shareholders’ Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the Viking Shareholders’ Meeting. Accordingly, failure to vote in person or by proxy (including by way of the online meeting option) at the Viking Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Continuation Proposal.

The Viking Founder Shareholders have agreed to vote any Viking Founder Shares held by them in favor of the Continuation Proposal. The consummation of the Business Combination is not subject to the approval of a majority of unaffiliated Viking Public Shareholders. The Viking Founder Shareholders own approximately 25.6% of the Viking Ordinary Shares entitled to vote at the Viking Shareholders’ Meeting.

Recommendation of the Viking Board

THE VIKING BOARD UNANIMOUSLY RECOMMENDS THAT VIKING SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CONTINUATION PROPOSAL.

PROPOSAL NO. 2 — THE BUSINESS COMBINATION PROPOSAL

Overview

Viking is asking its shareholders to approve the Business Combination Agreement and the Business Combination. Viking Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section above entitled “The Business Combination” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Resolution to be Voted Upon

The full text of the Special Resolution to be proposed is as follows:

“BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.      The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “Act”) involving NorthStar Earth & Space Inc. (the “NorthStar”), Viking Acquisition Corp. I (“Viking”), and Viking NS Amalgamation Corp. (“NewCo”) pursuant to the business combination agreement dated April 16, 2026 between NorthStar, Viking, and NewCo (as it may be amended, modified or supplemented from time to time, the “Business Combination Agreement”), all as more particularly described and set forth in the Registration Statement/Proxy Statement of Viking dated [____], 2026 (the “Viking Registration Statement/Proxy Statement”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.      The plan of arrangement, involving NorthStar, Viking and NewCo (the “Plan of Arrangement”), the full text of which is set out in Annex B as it may be amended, modified or supplemented in accordance with its terms, which is attached as Annex A to the Viking Registration Statement/Proxy Statement, is hereby authorized, approved and adopted.

3.      The Business Combination Agreement (including the Plan of Arrangement attached thereto) and all of the transactions contemplated therein, including: the issuance to NorthStar Shareholders, other than such NorthStar Shareholders who exercise Dissent Rights, in exchange for their NorthStar Existing Common Shares, of New NS Common Shares; and (b) the issuance of New NS PIPE Warrants to the investors who have entered into PIPE agreements with Viking and NorthStar to purchase NorthStar Convertible PIPE Notes and NorthStar PIPE Warrants, the actions of the directors of Viking in approving the Arrangement, and the actions of the officers of Viking in executing and delivering the Business Combination Agreement and any amendments thereto and causing the performance by Viking of its obligations thereunder, are hereby ratified and approved.

4.      Viking be and is hereby authorized to cooperate with and assist NorthStar in seeking the Final Order (as defined in the Business Combination Agreement) from the Superior Court of Québec (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented).

5.      Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Viking Shareholders (as defined in the Business Combination Agreement) or that the Arrangement has been approved by the Court, the directors of Viking are hereby authorized and empowered, at their discretion, without further notice to or approval of the Viking Shareholders: (i) to amend, modify, supplement or terminate the Business Combination Agreement or the Plan of Arrangement to the extent permitted by the Business Combination Agreement or the Plan of Arrangement; and (ii) subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement, at any time prior to the issuance of the certificate giving effect to the Arrangement.

6.      Any officer or director of Viking is hereby authorized and directed, for and on behalf of Viking, to deliver such other documents as are necessary or desirable pursuant to the Act to give effect to the Arrangement and the Plan of Arrangement in accordance with the Business Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents.

7.      Any officer or director of Viking is hereby authorized and directed, for and on behalf of Viking, to execute, or cause to be executed, and to deliver, or cause to be delivered, all such other documents, agreements and instruments and to perform, or cause to be performed, all such other acts and things as in such person’s opinion may be necessary or desirable to give full force and effect to the foregoing Resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such acts or things.”

Vote Required for Approval

The Closing is conditioned on the approval of the Continuation Proposal, the Business Combination Proposal, the NYSE Proposal and the Director Election Proposal at the Viking Shareholders’ Meeting.

The Business Combination Proposal (and consequently, the Business Combination Agreement, the Business Combination and the Plan of Arrangement) will be approved and adopted only if Viking obtains the affirmative vote (in person or by proxy, including by way of the online meeting option) of holders of not less than two thirds (662/3%) of the votes cast by the Viking Common Shares entitled to vote and actually cast thereon at the Viking Shareholders’ Meeting, voting together as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the Viking Shareholders’ Meeting. Accordingly, failure to vote in person or by proxy (including by way of the online meeting option) at the Viking Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

Sponsor and Viking management have agreed to vote any Viking Class A Ordinary Shares (except for any Viking Class A Ordinary Shares purchased as described above under “The Business Combination — Potential Purchases of Public Shares”) held by them in favor of the Business Combination Proposal. The Viking Founder Shareholders have agreed to vote any Viking Founder Shares held by them in favor of the Business Combination Proposal.

Recommendation of the Viking Board

THE VIKING BOARD UNANIMOUSLY RECOMMENDS THAT VIKING SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 3 — THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

As required by applicable SEC guidance, Viking is requesting that the Viking Shareholders consider and vote upon, on a non-binding advisory basis, the Advisory Organizational Documents Proposals to approve the governance provisions contained in the New NS Organizational Documents that materially affect Viking Shareholder rights. This non-binding advisory vote is not otherwise required by Cayman Islands law and is separate and apart from the Business Combination Proposal, but consistent with SEC guidance, Viking is submitting these Proposals to its shareholders separately for approval. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, the New NS Organizational Documents will take effect upon the consummation of the Business Combination. In the Business Combination Agreement, Viking, NorthStar, and NewCo agreed that, at the Closing, the New NS Organizational Documents will become the articles and bylaws of New NorthStar. There are certain differences in the rights of Viking Shareholders prior to the Business Combination and under the Viking Articles and the rights of New NorthStar Shareholders after the Business Combination under the New NS Organizational Documents. For more information, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.”

The following table sets forth a summary of the principal proposed changes to be made between the Viking Articles and the New NS Organizational Documents. This summary is qualified by reference to the complete text of the New NS Organizational Documents. You are encouraged to read the New NS Organizational Documents in their entirety for a more complete description of the terms of the New NorthStar articles and bylaws, respectively.

	Viking Articles	New NS Organization Documents
Governing Statue	Cayman Islands Companies Act (As Revised)	Canada Business Corporations Act
Corporate Name	Viking Acquisition Corp. I	NorthStar Earth & Space Enterprises, Inc.
Authorized Capital	200,000,000 Viking Class A Shares, 20,000,000 Viking Class B Shares, and 1,000,000 preference shares of a nominal par value of $0.0001 each.

The authorized share capital of New NorthStar will consist of an unlimited number of New NS Common Shares and an unlimited number of New NS Preferred Shares, issuable in series.

The New NS Preferred Shares may be issued at any time or from time to time in one or more series. Subject to the share terms in the New NS Organizational Documents, the directors are authorized to fix the number of shares in each series of New NS Preferred Shares and to determine the designation, rights, privileges, restrictions and conditions attaching to each series of the New NS Preferred Shares.

Pre-Emptive Rights	Under the Viking Articles, holders of Viking Shares will not have any pre-emptive rights to acquire newly issued shares.	Holders of New NS Common Shares will not have any pre-emptive rights to acquire newly issued shares.
Voting Rights

Each Viking Class A Share and each Viking Class B Share entitles the holder to one (1) vote at all meetings of Viking Shareholders, provided that such holder is a holder of Viking Shares as of the record date for such meeting. Every holder of Viking Class A Shares and Viking Class B Shares is entitled to receive notice of, attend and vote

Each New NS Common Share will entitle the holder to one (1) vote at all meetings of shareholders of New NS Common Shares, provided that such holder is a holder of New NS Common Shares as of the record date for such meeting. Every holder of New NS Common Shares is entitled to receive notice of, attend and vote (in person or by proxy) at all meetings of the shareholders of New NorthStar, except where holders of another class or series

	Viking Articles	New NS Organization Documents

(in person or by proxy) at all meetings of the Viking Shareholders of Viking, except that prior to the closing of an initial business combination, only holders of Viking Class B Shares are entitled to vote on the appointment or removal of directors. Holders of Viking Class A Shares shall have no right to vote on the appointment or removal of any director prior to the closing of an initial business combination, unless all Viking Class B Shares have been converted.

are entitled to vote separately as a class or series, as provided in the CBCA, applicable securities laws or the rules of any applicable stock exchange.

Except as required by the CBCA, applicable securities laws or the rules of any applicable stock exchange, and except as provided in any special rights, privileges, conditions or restrictions attaching to any series of New NS Preferred Shares issued from time to time, the holders of New NS Preferred Shares will not be entitled to receive notice of, attend or vote at any meeting of shareholders of New NorthStar and the New NS Preferred Shares will not carry any voting rights. The holders of New NS Preferred Shares will not be entitled to vote separately as a class or as a series on any proposal to amend the articles of New NorthStar to: (a) increase or decrease the maximum number of authorized shares of such class or series or increase the maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series; (b) effect an exchange, reclassification or cancellation of all or part of the shares of such class or series; and (c) create a new class of shares equal or superior to the shares of such class or series.

Dividends

The Viking Board may declare and pay out of the funds of Viking lawfully available for such purpose a distribution at a time and of an amount they think fit. No distribution shall be paid except out of the realised and unrealised profits of Viking, and/or out of the share premium account and/or as otherwise permitted by the Companies Act. Subject to the rights attached to any class of Viking Shares, all distributions shall be declared and paid according to the par value of the Viking Shares that a Viking Shareholder holds.

The New NS Preferred Shares of each series shall, with respect to the right to payment of dividends, rank: (i) on a parity with the shares of every other series of New NS Preferred Shares; and (ii) senior to the New NS Common Shares and the shares of any other class ranking junior to the New NS Preferred Shares.

Subject to the rights of the holders of any other class of shares ranking senior to the New NS Common Shares or New NS Preferred Shares, as applicable, the holders of the New NS Common Shares or New NS Preferred Shares, as applicable, are entitled to such dividends as the directors of New NorthStar may declare from time to time on the New NS Common Shares or New NS Preferred Shares, as applicable, in their absolute discretion, in accordance with applicable law. Any such dividends are payable by New NorthStar as and when determined by the directors of New NorthStar, in their absolute discretion. The directors may also determine whether any such dividend is payable in money or property or by issuing fully paid shares of the New NorthStar.

	Viking Articles	New NS Organization Documents
Directors

There shall be up to nine (9) directors of Viking, and the Viking Board may from time to time fix the maximum and minimum number of directors to be appointed by resolution of the Viking Board. For so long as Viking Shares are traded on a United States national securities exchange, directors shall be divided into three (3) classes designated as Class I, Class II, and Class III, respectively. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

The New NS Board will consist of a minimum of three (3) directors and a maximum of eleven (11) directors. The New NS Board will initially be comprised of eight (8) directors.

Directors will be elected at each annual meeting where an election of directors is required, and shall hold office until the next annual meeting of shareholders or, if elected for an expressly stated term, for a term expiring not later than the close of the third annual meeting of shareholders following the election.

Notice of Shareholder Meeting

Notice of a meeting of Viking Shareholders shall be given not less than five (5) clear days before the date of the meeting to those Viking Shareholders whose names appear in the register of members and are entitled to vote at the meeting, and to each of the directors.

Notice of meeting shall be given, not less than 21 days, and not more than 60 days, before the date of the meeting, to each director, auditor and shareholder who, at the close of business on the record date for notice, is entered in the securities register of New NorthStar as the holder of one or more shares carrying the right to receive notice of or vote at the meeting.

Shareholder Written Consent in Lieu of a Meeting

A resolution in writing signed by all the Viking Shareholders entitled to vote on that resolution at a meeting of Viking Shareholders is valid as if it had been passed at a meeting of the Viking Shareholders.

A resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders will be as valid as if it had been passed at a meeting of the shareholders unless:

(a)     in the case of the resignation or removal of a director, or the appointment or election of another person to fill the place of that director, a written statement is submitted to New NorthStar by the director giving the reasons for such person’s resignation or the reasons why such person opposes any proposed action or resolution for the purpose of removing such person from office or the election of another person to fill the office of that director;

(b)    in the case of the removal or resignation of an auditor, or the appointment or election of another person to fill the office of auditor, representations in writing are made to New NorthStar by that auditor concerning its proposed removal, the appointment or election of another person to fill the office of auditor or its resignation.

	Viking Articles	New NS Organization Documents
Quorum

Under the Viking Articles, a general meeting of shareholders is duly constituted if there are present, in person, by authorised representative or by proxy, shareholders holding shares entitled to vote which represent a majority of all votes (or, where there is only one shareholder entitled to vote, that one shareholder).

At a meeting called to approve a business combination prior to closing, the quorum required is reduced to one or more shareholders holding at least one-third of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting.

A majority of the directors or such greater or lesser number as the directors may determine from time to time will constitute a quorum at a meeting of the New NS Board. Notwithstanding any vacancy among the directors, a quorum of directors may exercise all powers of the directors.

A quorum of shareholders is present at a meeting of shareholders irrespective of the number of persons actually present at the meeting, if the holders of at least 25% of the shares entitled to vote at the meeting are present in person or represented by proxy at the meeting, and at least two persons entitled to vote at the meeting are actually present at the meeting or represented by proxy.

Shareholder Vote; Casting Vote	In the case of an equality of votes at a meeting of Viking Shareholders or a meeting of the Viking Board, the chairperson of the meeting shall not be entitled to a second or casting vote.	In the case of an equality of votes at a meeting of shareholders or a meeting of the New NS Board, the chairperson of the meeting shall not be entitled to a second or casting vote.
Director Action by Written Consent

A resolution in writing (in one or more counterparts) signed by all the directors or all the members of a committee of directors is as valid and effectual as if it had been passed at a meeting of the directors, or committee of directors, as the case may be, duly convened and held.

A resolution in writing, signed by all the directors entitled to vote on that resolution at a meeting of directors, is as valid as if it had been passed at a meeting of directors.
Advance Notice; Directors Nominations; Shareholder Proposals

Nominations of persons for election to the Viking Board and proposals to bring business before an annual general meeting will be authorized to be made by Viking Shareholders who provide written notice received by the Secretary at Viking’s principal office no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one-hundred and fiftieth (150th) day prior to the anniversary date of the immediately preceding annual general meeting. To be in proper form, the notice must include certain prescribed information about the nominating Viking Shareholder and, where applicable, the proposed nominee.

Nominations of persons for election to the New NS Board will be authorized to be made at any annual meeting of shareholders, or at a special meeting of shareholders if the election of directors is a matter specified in the notice of meeting:

(a)     by or at the direction of the New NS Board, including pursuant to a notice of meeting;

(b)    by or at the direction of one or more shareholders pursuant to a proposal made in accordance with the provisions of the CBCA, or a requisition of a shareholders meeting by one or more shareholders made in accordance with the provisions of the CBCA; or

Viking Articles	New NS Organization Documents

(c)     by any person (a “Nominating Shareholder”) who:

(i)     at the close of business on the date of the giving of the notice and on the record date for notice of such meeting, is entered in the securities register of New NorthStar as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to New NorthStar; and

(ii)    complies with the notice procedures in the New NorthStar by-laws, including the giving of timely notice, which means giving notice, (a) in the case of an annual meeting of shareholders (including an annual and special meeting), not less than thirty (30) days (or where notice and access is used for the delivery of applicable proxy related materials, forty (40) days) prior to the date of the meeting, provided, however, that in the event that the meeting is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, notice by the Nominating Shareholder shall be made not later than the close of business on the tenth (10th) day following the Notice Date; and (b) in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not also called for other purposes), where notice and access is used for the delivery of applicable proxy related materials, forty (40) days) prior to the date of the meeting and where the meeting is to be held on a date that is less than fifty (50) days after the Notice Date, not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the meeting was made.

	Viking Articles	New NS Organization Documents
To be in proper form, the notice of nomination must include certain prescribed information about the Nominating Shareholder and the proposed nominee.
Indemnification of Directors and Officers

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default. Under the Viking Articles, every director, alternate director or officer is indemnified out of the assets of Viking against any liability incurred in carrying out their functions, save for any liability incurred through their own actual fraud or wilful default. The Viking Articles also permit Viking to advance expenses (including legal fees) incurred in defending proceedings, subject to an undertaking to repay if it is ultimately determined that the person was not entitled to be indemnified, and to purchase and maintain directors’ and officers’ insurance.

New NorthStar shall indemnify to the fullest extent permitted by the CBCA (i) any director or officer of New NorthStar, (ii) any former director or officer of New NorthStar, and (iii) any individual who acts or acted at New NorthStar’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that associate with New NorthStar or other entity. New NorthStar shall also advance moneys to such a director, officer or other individual for the costs, charges and expenses of such a proceeding in accordance with the CBCA.

New NorthStar is authorized to execute agreements in favour of any of the foregoing persons evidencing the terms of the indemnity. Nothing in this by-law limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

Dissolutions/Liquidations

Viking may, by special resolution, be wound up voluntarily. In the event of the winding up of Viking, any surplus remaining after repayment of the whole of the share capital shall be distributed among the Viking Shareholders in proportion to the par value of the Viking Shares held by them at the commencement of the winding up, subject to a deduction from those Viking Shares in respect of which there are monies due, without prejudice to the rights of holders of Viking Shares issued upon special terms and conditions.

The New NS Preferred Shares of each series shall, with respect to the right to the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of New NorthStar, rank: (i) on a parity with the shares of every other series; and (ii) senior to the New NS Common Shares and the shares of any other class ranking junior to the New NS Preferred Shares.

In the event of the liquidation, dissolution or winding-up of New NorthStar, or any other distribution of assets of New NorthStar among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of any other class of shares ranking senior to the New NS Common Shares, the holders of New NS Common Shares shall be entitled to receive the remaining property and assets of New NorthStar.

	Viking Articles	New NS Organization Documents
Forum Selection

Unless Viking consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Viking; (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any director, officer, or employee of Viking; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Companies Act or the Viking Articles (as may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to Viking’s affairs. This exclusive jurisdiction provision does not apply to any action brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal district courts of the U.S. are the sole and exclusive forum.

Unless New NorthStar approves or consents in writing to the selection of an alternative forum, the courts of the Province of Québec and appellate courts therefrom shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of New NorthStar; (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any director, officer or employee of NorthStar to New NorthStar; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or the New NS Organizational Documents (as may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to New NorthStar’s “affairs”.

Unless New NorthStar approves or consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, regardless of whether such complaint also involves parties other than New NorthStar (including, but not limited to, any underwriters or auditors retained by New NorthStar).

If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a court other than with the designated court (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the court in connection with any action or proceeding brought in any such court to enforce the preceding sentence, and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. Any person or entity holding or purchasing or otherwise acquiring any interest in any security of New NorthStar shall be deemed to have notice of and consented to the provisions of this section.

The sub-proposals to be voted on by Viking Shareholders are as follows:

Proposal 3A: Authorized Capital — The New NS Organizational Documents would change the authorized share capital from the existing (i) 200,000,000 Viking Class A Shares, (ii) 20,000,000 Viking Class B Shares, and (iii) 1,000,000 preference shares of a nominal or par value of $0.0001 each, to (1) an unlimited number of New NS Common Shares; and (2) an unlimited number of preferred shares, issuable in series, of which none will be outstanding. Please see the subsection entitled “The Business Combination — Total New NS Common Shares to Be Issued in the Business Combination” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information about the anticipated capitalization of New NorthStar following the consummation of the Business Combination.

Proposal 3B: Reduced Quorum for Shareholder Meetings — The Proposed Bylaws would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) holders of at least 25% of the shares entitled to vote at the meeting are present in person or represented by proxy at the meeting, and at least two persons entitled to vote at the meeting are actually present at the meeting or represented by proxy. The CBCA requires that a quorum for a meeting of shareholders be not less than the holders of a majority of shares entitled to vote at the meeting, unless the by-laws otherwise provide, but in no case shall a quorum be less than two persons.

Proposal 3C: Advance Notice — The Proposed Bylaws would include an advance notice provision that requires a shareholder to provide notice to New NorthStar in advance of a meeting of shareholders should such shareholder wish to nominate a person for election to the board of directors.

Proposal 3D: Other Matters — The Proposed Bylaws would not include provisions relating to the Viking Class B Ordinary Shares, the Viking IPO, Sponsor, the Business Combination and other related matters that are specific to the pre-Closing SPAC structure and would no longer be applicable to a CBCA operating company.

Reasons for the Approval of the Advisory Organizational Documents Proposals

New NorthStar will be a Canadian corporation.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a non-binding advisory resolution, that the New NS Organizational Documents, will be approved upon the consummation of the Business Combination with such principal changes as described in the Advisory Organizational Documents Proposals.”

Vote Required for Approval

The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, Viking, and NorthStar intend that the New NS Organizational Documents will take effect as part of the Plan of Arrangement.

Recommendation of the Viking Board

THE VIKING BOARD UNANIMOUSLY RECOMMENDS THAT VIKING SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 4 — THE NYSE PROPOSAL

Overview

Immediately prior to and in connection with the proposed Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing) the issuance and/or sale of New NS Common Shares in connection with the Business Combination. For more information, see the full text of the Business Combination Agreement, a copy of which is attached as Annex A. The discussion herein is qualified in its entirety by reference to such document.

We are proposing the NYSE Proposal in order for Viking to comply with the applicable listing rules of the NYSE. Under Section 312.03(c) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common shares, or of securities convertible into or exercisable for common shares, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such shares or securities convertible into or exercisable for common shares; or (b) the number of common shares or such other securities to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of common shares outstanding before the issuance of the shares or securities convertible into or exercisable for common shares.

In connection with the Business Combination, it is expected that the issuance of New NS Common Shares (or securities convertible into or exercisable for New NS Common Shares) will result in (i) voting power equal to or in excess of 20% of the voting power outstanding prior to such issuance and (ii) the number of New NS Common Shares issued being equal to or in excess of 20% of the number of Viking Ordinary Shares outstanding prior to such issuance.

Additionally, pursuant to Section 312.03(b) of the NYSE Listed Company Manual, a NYSE-listed company is required to obtain shareholder approval when such company proposes to issue securities to a director, officer or substantial securityholder, if the number of common shares to be issued, or the number of common shares into which the securities may be convertible or exercisable, exceeds 1% of the number of common shares outstanding before the issuance. Section 312.04(e) of the NYSE Listed Company Manual defines a substantial securityholder as the holder of an interest of 5% or more of either the number of common shares or the voting power outstanding of a NYSE-listed company. As the Sponsor currently owns greater than 5% of the Viking Ordinary Shares, the Sponsor is considered a substantial securityholder of Viking (which will become New NorthStar) under Section 312.04(e), and the Sponsor will be receiving New NS Common Shares in an amount exceeding 1% of the number of Viking Ordinary Shares outstanding before the issuance.

In addition, Section 312.03(d) of the NYSE Listed Company Manual requires shareholder approval prior to an issuance that will result in a change of control of the issuer.

Viking will seek to list the New NS Common Shares and the New NS Public Warrants on the NYSE in connection with the closing of the Business Combination. Viking cannot assure you that the New NS Common Shares and New NS Public Warrants will be approved for listing on the NYSE.

Reasons for the NYSE Proposal

In consideration of the Business Combination, at the Closing Viking will issue [__] New NS Common Shares to the NorthStar Shareholders (which includes 3,000,000 New NS Common Shares to the PIPE Investors) and 500,000 New NS Common Shares to the Sponsor (pursuant to the terms of the Sponsor Letter). In addition, up to 10,000,000 New NS Common Shares are issuable under the terms of the Business Combination as Earnout Shares. Pursuant to the terms of the Sponsor Letter, the Sponsor is entitled to 10% of any Earnout Shares issued if the dollar volume-weighted average price for the New NS Common Shares over any 20 consecutive day trading period within the 30 consecutive trading days beginning on the day immediately following the publication of New NorthStar’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable earnout target, is greater than or equal to $10.00.

Because the number of New NS Common Shares we anticipate issuing as consideration in the Business Combination (1) will constitute more than 20% of Viking outstanding ordinary shares and more than 20% of outstanding voting power prior to such issuance, (2) will result in a change of control of Viking, and (3) will result in the issuance of more than 5% of Viking’s outstanding ordinary shares to a substantial securityholder, we are required to obtain shareholder approval of such issuance pursuant the NYSE Listed Company Manual.

Effect of Proposal on Current Shareholders

If the NYSE Proposal is adopted, up to an aggregate of [__] New NS Common Shares may be issued in connection with the Business Combination.

The issuance of the securities described above would result in significant dilution to Viking’s shareholders, and result in its shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Viking.

Vote Required for Approval

The Closing is conditioned on the approval of the Continuation Proposal, the Business Combination Proposal, the NYSE Proposal and the Director Election Proposal at the Viking Shareholders’ Meeting.

The approval of the NYSE Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a simple majority of the votes cast by the Viking Class A Ordinary Shares and Viking Class B Ordinary Shares entitled to vote and actually voted thereon at the Viking Shareholders’ Meeting, voting as a single class. Failure to vote by proxy or to vote online at the Viking Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the NYSE Proposal.

Recommendation of the Viking Board

THE VIKING BOARD UNANIMOUSLY RECOMMENDS THAT VIKING SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

PROPOSAL NO. 5 — THE INCENTIVE PLAN PROPOSAL

In connection with the Transactions, Viking is asking its shareholders to approve the Incentive Plan to be adopted by New NorthStar at the Closing in order to permit the grant of equity compensation awards following the Business Combination and to comply with applicable NYSE listing standards regarding shareholder approval of equity compensation plans.

Summary of the Incentive Plan

The Incentive Plan will provide for grants of awards to directors, officers, employees and consultants of New NorthStar and its subsidiaries (“Participants”) in the form of: (a) stock options to purchase New NS Common Shares, (b) restricted share units, being a unit equivalent in value to a New NS Common Share, providing Participants the right to receive New NS Common Shares, (c) deferred share units, being a unit equivalent in value to a New NS Common Share, available to be awarded to directors of New NorthStar in lieu of fees payable to the directors for acting in such capacity; and (d) other share-based awards as determined from time to time by New NorthStar to provide for awards of New NS Common Shares or cash (individually or collectively, “Awards”).

The Incentive Plan will be administered by the New NS Board, or if the administration of the Incentive Plan is delegated by the New NS Board to a committee or sub-delegated to a member of such committee or an officer of New NorthStar (the New NS Board or the committee or sub-delegate or officer, as the case may be, the “Plan Administrator”).

The Plan Administrator will be provided with broad discretionary authority to determine individuals to whom Awards may be made, make Awards, establish terms and conditions of Awards, amend, cancel, adjust or change Awards if appropriate, and otherwise make all determinations and take all other actions necessary or advisable for the implementation and administration of the Incentive Plan.

Total New NS Common Shares initially reserved for issuance under the Incentive Plan will be equal to 10% of the total number of New NS Common Shares outstanding immediately following the Closing (on a fully-diluted basis, assuming the conversion of all securities convertible into or exercisable for New NS Common Shares (other than New NS Earnout Shares)). In addition, the New NS Exchange Options, shall be deemed to have been awarded pursuant to the Incentive Plan. The Incentive Plan provides that the number of shares reserved and available for issuance thereunder will automatically increase on January 1, 2027 and each January 1 thereafter by an amount equal to the lesser of (i) 5% of the number of New NS Common Shares issued and outstanding on the immediately preceding December 31 or (ii) such lesser number of shares as determined by the New NS Board.

The Incentive Plan will provide for grants of incentive stock options under Section 422 of the United States Internal Revenue Code of 1986, as amended from time to time, arrangements for vesting, termination and expiry of the Awards, cashless exercise of stock options to purchase New NS Common Shares, the treatment of Awards in the event of a change of control of New NorthStar, and other customary terms.

The Incentive Plan will provide for awards of options to purchase New NS Earnout Shares to be awarded to NorthStar Optionholders in connection with the exchange of NorthStar Options for New NS Exchange Options.

Consequences if the Incentive Plan Proposal is Not Approved

If the Incentive Plan Proposal is not approved by Viking Shareholders, no awards may be issued pursuant to the Incentive Plan unless subsequent shareholder approval is received. The purpose of the Incentive Plan is to provide equity incentives for directors, officers, employees and consultants of New NorthStar and its subsidiaries. An inability to grant awards under the Incentive Plan could (x) require New NorthStar to offer higher cash compensation to directors, officers, employees and consultants to retain their services or (y) result in the loss of, or an inability to hire the desired, personnel.

Vote Required for Approval

The Incentive Plan Proposal is not conditioned on the approval of any other Proposal at the Viking Shareholders’ Meeting.

The approval of the Incentive Plan Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a simple majority of the votes cast by the Viking Common Shares entitled to vote and actually cast thereon at the Viking Shareholders’ Meeting, voting together as a single class. Failure to vote by proxy or to vote online at the Viking Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Incentive Plan Proposal.

Recommendation of the Viking Board

THE VIKING BOARD UNANIMOUSLY RECOMMENDS THAT VIKING SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6 — THE DIRECTOR ELECTION PROPOSAL

Overview

Viking shareholders are also being asked to approve the Director Election Proposal by an ordinary resolution to elect nine directors, effective upon the Closing, to serve on the New NS Board for a term expiring at the next annual meeting of shareholders of New NorthStar or until such director’s successor is elected or appointed, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. Upon the consummation of the Business Combination, the size of the New NS Board will be nine directors, with Stewart Bain, Beth Michelson, Charles Sirois, Paul Pizzani, Philipp von Girsewald, Bob Reeves, Denis Sirois and Kim Crider appointed at Closing. All directors shall hold office until the expiration of their respective terms of office and until their earlier death, resignation, retirement or removal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the election of nine directors of New NorthStar, being Stewart Bain, Beth Michelson, Charles Sirois, Paul Pizzani, Philipp von Girsewald, Bob Reeves, Denis Sirois and Kim Crider with effect upon closing of the transactions contemplated by the Business Combination Agreement, each to serve until the next annual meeting of shareholders of New NorthStar or until such director’s successor is elected or appointed or until their earlier death, resignation, retirement or removal, be, and is hereby, confirmed, ratified and approved.”

Vote Required for Approval

The Closing is conditioned on the approval of the Continuation Proposal, the Business Combination Proposal, the NYSE Proposal and the Director Election Proposal at the Viking Shareholders’ Meeting. The approval of the Director Election Proposal will require an ordinary resolution under the Viking Articles and Cayman Islands law, being a resolution passed at the Viking Shareholders’ Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes will be counted towards the quorum requirement but will not be counted in connection with the vote on the Director Election Proposal.

Recommendation of the Viking Board

THE VIKING BOARD UNANIMOUSLY RECOMMENDS THAT VIKING SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Viking Board to adjourn the Viking Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Advisory Organizational Documents Proposals or (ii) if the board of directors of Viking determines before the Viking Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the Proposals. In the event the Adjournment Proposal is put forth at the Viking Shareholders’ Meeting, it will be the first and only Proposal voted upon and none of the Continuation Proposal, Business Combination Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the Director Election Proposal or the Incentive Plan Proposal will be submitted to the Viking Shareholders for a vote. If the Adjournment Proposal is submitted for a vote at the Viking Shareholders’ Meeting, and if the Viking Shareholders approve the Adjournment Proposal, Viking may adjourn the Viking Shareholders’ Meeting and any adjourned session of the Viking Shareholders’ Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Viking Shareholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is submitted to Viking Shareholders but is not approved by Viking Shareholders, the Viking Board may not be able to adjourn the Viking Shareholders’ Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Continuation Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal and the Director Election Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the Viking Shareholders’ Meeting.

The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a simple majority of the outstanding Viking Common Shares entitled to vote and actually cast thereon at the Viking Shareholders’ Meeting, voting as a single class. Failure to vote by proxy or to vote online at the Viking Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Viking Board

THE VIKING BOARD UNANIMOUSLY RECOMMENDS THAT VIKING SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

LEGAL MATTERS

Cassels Brock & Blackwell LLP, Canadian counsel to Viking, has provided a legal opinion for Viking regarding the validity of the New NS Common Shares offered under this proxy statement/prospectus. Nelson Mullins Riley & Scarborough LLP, U.S. counsel to Viking, has provided a legal opinion regarding the validity and enforceability of the New NS Public Warrants, and has also provided a legal opinion stating that the information contained under the caption “Material U.S. Federal Income Tax Considerations for U.S. Holders of Viking Securities” to the extent such information purports to describe provisions of U.S. federal income tax law or legal conclusions with respect thereto is correct in all material respects. Cassels Brock & Blackwell LLP, Canadian counsel to Viking, has provided a legal opinion regarding Canadian tax matters.

EXPERTS

The financial statements of Viking Acquisition Corp. I as of December 31, 2025 and for the period from July 24, 2025 (inception) through December 31, 2025 have been so included in reliance on the report of WithumSmith+Brown, PC, an independent registered public accounting firm appearing elsewhere in this prospectus, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of NorthStar at December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025 included in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING INFORMATION

Unless Viking has received contrary instructions, Viking may send a single copy of this proxy statement/prospectus to any household at which two or more Viking Shareholders reside if Viking believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Viking’s expenses. However, if shareholders prefer to receive multiple sets of Viking’s disclosure documents at the same address, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of Viking’s disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the Viking Shareholder, the Viking Shareholder should contact Viking at its offices at 900 Third Avenue, 18th Floor, New York, NY 10022 to inform Viking of his or her request; or

If a bank, broker or other nominee holds the shares, the Viking Shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Viking securities is Continental Stock Transfer & Trust Company.

The transfer agent for New NorthStar securities is expected to be Continental Stock Transfer & Trust Company.

FUTURE SHAREHOLDER PROPOSALS

Viking will be subject both to the listing requirements of NYSE and the provisions of the CBCA with respect to future shareholder proposals. As set out under the CBCA, simply submitting a shareholder proposal does not guarantee its inclusion in Viking’s proxy statement.

The CBCA will permit registered shareholders to requisition a general meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. The requisition must be made by shareholders holding not less than 5% of the issued shares carrying the right to vote at a meeting sought to be held. The requisition must: (a) state the business to be transacted at the meeting and be send to each director and to the registered office of New NorthStar. Note that to have standing to requisition a general meeting, a requisitioning shareholder must be entered on the securities register of the company as the registered owner of voting shares. This can be a common potential issue for shareholders of reporting whose shares are commonly registered in the name of intermediaries or their nominees. Prior to delivering a requisition notice, requisitioning shareholders should determine registration particulars relating to their shares and arrange for any necessary transfers.

If a general meeting is properly requisitioned and subject to certain exceptions discussed further below, the directors must call a meeting to transact the business specified in the requisition, (note the “calling” of a meeting is not necessarily the same as sending notice of a meeting, which is discussed below).

If the directors do not within twenty-one days after receiving the requisition call a meeting, any shareholder who signed the requisition may call the meeting. A meeting called in that manner must be called, as nearly as possible, in the manner in which meetings are to be called pursuant to the New NS Organizational Documents and the CBCA. Unless the shareholders resolve otherwise at the meeting called by the requisitioning shareholders because the directors failed to do so, the corporation must reimburse the requisitioning shareholders for expenses reasonably incurred by them in requisitioning, calling, and holding that meeting.

There are several exceptions to the requirement that the directors call a properly requisitioned meeting. The directors do not have to call the meeting if: (a) a record date has been fixed and notice of it has been given under the CBCA, (b) the directors have called a meeting of shareholders and have given notice thereof under the CBCA, or (c) the business of the meeting as stated in the requisition includes matters where (i) it clearly appears that the primary purpose of the requisition is to enforce a personal claim or redress a personal grievance against the corporation or its directors, officers or security holders; (ii) it clearly appears that the business stated in the requisition does not relate in a significant way to the business or affairs of the corporation; (iii) not more than two years before the receipt of the requisition, a person failed to present, in person or by proxy, at a meeting of shareholders, a requisition that at the person’s request, had been included in a management proxy circular relating to the meeting; (iv) substantially the same business was submitted to shareholders in a management proxy circular or a dissident’s proxy circular relating to a meeting of shareholders held not more than the five year period before the receipt of the requisition and did not receive the support at the meeting of (A) 3% of the total number of shares voted, if the business stated in the requisition was introduced at an annual meeting of shareholders; (B) 6% of the total number of shares voted at its last submission to shareholders, if the business stated in the requisition was introduced at two annual meetings of shareholders; or (C) 10% of the total number of shares voted at its last submission to shareholders, if the business stated in the requisition was introduced at three or more annual meetings of shareholders; or (v) the rights to requisition a meeting under the CBCA are being abused to secure publicity.

Under the CBCA, New NorthStar will be required to give not less than 21 days and not more than 60 days written notice of the time and place of a meeting of shareholders. While New NorthStar is listed on the NYSE, notice must be given within any time limits prescribed by the NYSE Listed Company Manual.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Viking Board is aware of no other matter that may be brought before the Viking Shareholders’ Meeting. Under Cayman Islands law, only business that is specified in the notice of the extraordinary general meeting to shareholders may be transacted at the Viking Shareholders’ Meeting.

If the Business Combination is consummated, you will be entitled to attend and participate in New NorthStar’s annual meetings of shareholders. Under the CBCA and the New NS Organizational Documents, New NorthStar must hold its first annual meeting of shareholders within 18 months after the date on which it first comes into existence, and thereafter must hold an annual meeting not later than 15 months after the last annual meeting and not later than six months after the end of the preceding financial year. Under the CBCA, holders of not less than 5% of the issued shares of New NorthStar that carry the right to vote at a meeting may submit to the directors notice of any matter that the shareholder proposes to raise at a meeting (a “shareholder proposal”), subject to the prescribed requirements and timelines set out in the CBCA and any advance notice requirements in the New NS Organizational Documents. As a foreign private issuer, New NorthStar will not be subject to the SEC’s proxy rules.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
UNDER U.S. SECURITIES LAWS

Viking will be a corporation organized under the laws of Canada. All of New NorthStar’s directors and executive officers, except for Beth Michelson, Paul Pizzani, Matthew Linton and Kim Crider, as of the closing of the Business Combination will reside outside the United States. The assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Viking or those persons or to enforce against Viking or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States or other laws of the United States.

Viking has appointed N. Håkan Wohlin as its agent upon whom process may be served in any action brought against Viking under the laws of the United States arising out of this offering or any purchase or sale of securities in connection with this offering. In addition, investors should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against Viking, its officers or directors, or other said persons, predicated upon the civil liability provisions of the federal securities laws of the United States or other laws of the United States or (ii) would enforce, in original actions, liabilities against Viking or such directors, officers or experts predicated upon the federal securities laws of the United States or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of federal securities laws of the United States to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

WHERE YOU CAN FIND MORE INFORMATION

Viking files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Viking’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also locate documents Viking files with the SEC through its website www.vikingspac.com. Following the Closing, New NorthStar intends to make available the documents New NorthStar files with the SEC through the website https://northstar-data.com. The information contained on these websites is not incorporated by reference into this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or Viking’s other filings with the SEC (excluding exhibits) or with Canadian securities regulatory authorities or if you have questions about the Business Combination or the Proposals, you should contact Viking’s proxy solicitation agent at the following address and telephone number:

Sodali & Co.

333 Ludlow Street

5th Floor, South Tower

Samford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: VACI.info@investor.sodali.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a Viking Shareholder and would like to request documents, please do so by [____], 2026, five business days prior to the Viking Shareholders’ Meeting, in order to receive them before the Viking Shareholders’ Meeting. If you request any documents from Viking, Viking will mail them to you by first class mail, or another equally prompt means. All information contained in this proxy statement/prospectus relating to Viking, NewCo and New NorthStar has been supplied by Viking, and all such information relating to NorthStar has been supplied by NorthStar. Information provided by either Viking or NorthStar does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Viking for the Viking Shareholders’ Meeting. Viking has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies. This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Viking in addition to being a proxy statement of Viking for the Viking Shareholders’ Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

VIKING ACQUISITION CORP. I FINANCIAL STATEMENTS

NORTHSTAR EARTH & SPACE INC. FINANCIAL STATEMENTS

VIKING ACQUISITION CORP. I
CONDENSED BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(Unaudited)
Assets:
Current assets
Cash	$997,656	$1,277,337
Prepaid insurance	70,000	70,000
Prepaid expenses	42,413	23,851
Total current assets	1,110,069	1,371,188
Long-term prepaid insurance	40,833	58,333
Cash and marketable securities held in Trust Account	233,476,543	231,467,889
Total Assets	$234,627,445	$232,897,410

Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit
Liabilities:
Current liabilities
Accrued offering costs	$85,000	$89,090
Accrued expenses	90,234	91,037
Total current liabilities	175,234	180,127
Deferred underwriting fee	9,200,000	9,200,000
Total Liabilities	9,375,234	9,380,127

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 shares at redemption value of $10.15 and $10.06 per share as of March 31, 2026 and December 31, 2025, respectively	233,476,543	231,467,889

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of March 31, 2026 and December 31, 2025	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 660,000 issued and outstanding (excluding 23,000,000 shares subject to possible redemption) as of March 31, 2026 and December 31, 2025	66	66
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,666,667 shares issued and outstanding as of March 31, 2026 and December 31, 2025	767	767
Additional paid-in capital	—	—
Accumulated deficit	(8,225,165)	(7,951,439)
Total Shareholders’ Deficit	(8,224,332)	(7,950,606)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$234,627,445	$232,897,410

The accompanying notes are an integral part of these unaudited condensed financial statements.

VIKING ACQUISITION CORP. I
CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2026
(UNAUDITED)

General and administrative costs	$273,726
Loss from operations	(273,726)

Other income:
Interest income on marketable securities held in Trust Account	2,008,654
Total other income	2,008,654

Net income	$1,734,928

Weighted average shares outstanding of Class A ordinary shares, basic and diluted	23,660,000

Basic and diluted net income per share, Class A ordinary shares	$0.06

Weighted average shares outstanding, Class B ordinary shares, basic and diluted	7,666,667

Basic and diluted net income per share, Class B ordinary shares	$0.06

The accompanying notes are an integral part of these unaudited condensed financial statements.

VIKING ACQUISITION CORP. I
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2026
(UNAUDITED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2025	660,000	$66	7,666,667	$767	$—	$(7,951,439)	$(7,950,606)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(2,008,654)	(2,008,654)
Net income	—	—	—	—	—	1,734,928	1,734,928
Balance – March 31, 2026 (unaudited)	660,000	$66	7,666,667	$767	$—	$(8,225,165)	$(8,224,332)

The accompanying notes are an integral part of these unaudited condensed financial statements.

VIKING ACQUISITION CORP. I
CONDENSED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2026
(UNAUDITED)

Cash Flows from Operating Activities:
Net income	$1,734,928
Adjustments to reconcile net income to net cash used in operating activities:
Interest income earned on marketable securities held in Trust Account	(2,008,654)
Changes in operating assets and liabilities:
Prepaid expenses	(18,562)
Long-term prepaid insurance	17,500
Accounts payable and accrued expenses	(803)
Net cash used in operating activities	(275,591)

Cash Flows from Financing Activities:
Payment of offering costs	(4,090)
Net cash used in financing activities	(4,090)

Net Change in Cash	(279,681)
Cash – Beginning of period	1,277,337
Cash – End of period	$997,656

The accompanying notes are an integral part of these unaudited condensed financial statements.

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 1 — Description of Organization and Business Operations

Organization and General

Viking Acquisition Corp. I (the “Company”) was incorporated as a Cayman Islands exempted company on July 24, 2025. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (the “Initial Business Combination”). The Company may pursue an Initial Business Combination target in any business or industry. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act”, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of March 31, 2026, the Company had not yet commenced operations. All activity for the period from July 24, 2025 (inception) through March 31, 2026 relates to the Company’s formation and the Company’s initial public offering (the “Initial Public Offering”), which is described below, and subsequently to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

Sponsor and Financing

The Company’s sponsor is Viking Acquisition Sponsor I, LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 30, 2025 (the “IPO Registration Statement”). On November 3, 2025, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units”), which includes the full exercise by the underwriters of their over-allotment option of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (each, a “Public Warrant” and collectively, the “Public Warrants”). Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale (the “Private Placement”) of an aggregate of 660,000 private placement units (each, a “Private Placement Unit”, collectively the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,600,000. Each Private Placement Unit consists of one Class A ordinary share and one-third of one redeemable warrant (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”). Of those 660,000 Private Placement Units, the Sponsor purchased 350,000 Private Placement Units, and Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“Cohen”), the representative of the underwriters purchased 310,000 Private Placement Units.

Transaction costs amounted to $14,339,392, consisting of $5,175,000 of cash underwriting fee (net of $575,000 underwriters’ reimbursement), $9,200,000 of deferred underwriting fee, and $539,392 of other offering costs.

The Trust Account

Following the closing of the Initial Public Offering, on November 3, 2025, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units was placed in the trust account (the “Trust Account”), with U.S.-based trust account, Continental Stock Transfer & Trust Company, acting as trustee. The proceeds held in the Trust Account will initially be invested only in U.S. government treasury bills with a maturity of one hundred eighty-five (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations and, may at any time be held as cash or cash items, including in demand deposit accounts at a bank. Funds will remain in the Trust Account until the earlier

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 1 — Description of Organization and Business Operations (cont.)

of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s first amended and restated memorandum and articles of association provides that, other than the taxes payable (as defined below), if any, none of the funds held in the Trust Account will be released until the earlier of (i) the completion of the Initial Business Combination; (ii) the redemption of any Class A ordinary shares, $0.0001 par value, of the Company (the “Public Shares”), that have been properly submitted in connection with a shareholder vote to approve an amendment to the Company’s first amended and restated memorandum and articles of association (A) in a manner that would affect the substance or timing of its obligation to redeem 100% of the Public Shares if it does not complete an Initial Business Combination within 24 months from the closing of the Public Offering or (B) with respect to any other provision relating to the rights of holders of the Public Shares or pre-Initial Business Combination activity; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account (net of amounts withdrawn to pay taxes (“taxes payable”)), (ii) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest less taxes payable. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by law or under New York Stock Exchange rules.

Pursuant to the Company’s first amended and restated memorandum and articles of association if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the holders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 1 — Description of Organization and Business Operations (cont.)

law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor, officers and directors will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined in Note 5) and Private Placement Units (and any securities underlying the Private Placement Units) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Initial Public Offering. However, if the Sponsor and management team acquires Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s shareholders are entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. The Company’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that the Company will provide its shareholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Risks and Uncertainties

The Company’s ability to complete an Initial Business Combination may be adversely affected by various factors, many of which are beyond the Company’s control. The Company’s ability to consummate an Initial Business Combination could be impacted by, among other things, changes in laws or regulations, downturns in the financial markets or in economic conditions, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. The Company cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s ability to complete an Initial Business Combination.

Liquidity and Capital Resources

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standard Codification (“ASC”) 205-40, management has determined that the Company’s liquidity condition raises substantial doubt about its ability to continue as a going concern. While the Company has cash of $997,656 and working capital of $934,835 as of March 31, 2026, and these resources may not be sufficient to fund the costs associated with identifying a target business, conducting due diligence, and negotiating an Initial Business Combination.

Accordingly, the Company may require additional capital to sustain operations through the completion of an Initial Business Combination. If the Company is unable to secure adequate financing or complete a Business Combination within the required timeframe, it may be forced to curtail operations or liquidate. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date these unaudited condensed financial statements are issued.

The accompanying unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 18, 2026. The interim results for the three months ended March 31, 2026, are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

term due to one or more future confirming events. The significant accounting estimates included in these unaudited condensed financial statements are the determination of the fair value of the warrants and share-based compensation. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $997,656 and $1,277,337 and did not have any cash equivalent as of March 31, 2026 and December 31, 2025, respectively.

Cash and Marketable Securities Held in Trust Account

The Company’s portfolio of investments was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest income on marketable securities held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of March 31, 2026, the assets held in the Trust Account, amounting to $233,476,543, of which $90 was held in cash and $233,476,453 was held in marketable securities invested in U.S. Treasury funds. As of December 31, 2025, the assets held in the Trust Account, amounting to $231,467,889, of which $74 was held in cash and $231,467,815 was held in marketable securities invested in U.S. Treasury funds.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.

Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consisted principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Public Shares are charged to temporary equity. Offering costs allocated to the Public Warrants and the Private Placement Units are charged to shareholders’ deficit as, after management’s evaluation, the underlying instruments are accounted for as equity classified.

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Warrant Instruments

The Company accounted for the Public Warrants and Private Placement Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values. Such guidance provides that the warrants described above will not be precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

Share-Based Payment Arrangements

The Company accounts for share awards in accordance with FASB ASC 718, “Compensation — Stock Compensation,” which requires that all equity awards be accounted for at their “fair value.” Fair value is measured on the grant date and is equal to the underlying value of the share.

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, in the period of grant for awards that vest immediately and have no future service condition, or in the period the awards vest immediately after meeting a performance condition becomes probable (i.e., the occurrence of a Business Combination). For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from the Company’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s Initial Business Combination. In accordance with FASB ASC 480-10-S99, the Company classifies Public Shares subject to possible redemption outside of permanent equity as the redemption provisions are not solely within the control of

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of March 31, 2026 and December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets. As of March 31, 2026 and December 31, 2025, the Class A ordinary shares subject to possible redemption reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(4,830,000)
Public Shares issuance costs	(14,023,535)
Plus:
Accretion of carrying value to redemption value	20,321,424
Class A ordinary shares subject to possible redemption, December 31, 2025	$231,467,889
Plus:
Accretion of carrying value to redemption value	2,008,654
Class A ordinary shares subject to possible redemption, March 31, 2026	$233,476,543

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata to the shares. Net income per Ordinary Share (as defined in Note 7) is computed by dividing net income by the weighted average number of Ordinary Shares outstanding for the period. Accretion associated with the redeemable Ordinary Shares is excluded from income per Ordinary Share as the redemption value approximates fair value.

The calculation of diluted income per Ordinary Share does not consider the effect of the Warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the Over-Allotment Option and (iii) Private Placement, since the average price of the Ordinary Shares for the three months ended March 31, 2026 was less than the exercise price and therefore, the inclusion of such Warrants under the Treasury stock method would be anti-dilutive and the exercise is contingent upon the occurrence of future events. The Warrants are exercisable to purchase 7,886,643 Class A ordinary shares in the aggregate. As a result, diluted net income per Ordinary Share is the same as basic net income per Ordinary Share for the periods presented.

The following tables reflect the calculation of basic and diluted net income per Ordinary Share:

	For the Three Months Ended March 31, 2026
Basic and diluted net income per Ordinary Share	Class A	Class B
Basic and diluted net income per Ordinary Share
Numerator:
Allocation of net income	$1,310,334	$424,594
Denominator:
Basic and diluted weighted average Ordinary Shares outstanding	23,660,000	7,666,667
Basic and diluted net income per Ordinary Share	$0.06	$0.06

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering on November 3, 2025, the Company sold 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Public Share and one-third of one Public Warrant. Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustments (see Note 7).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 660,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,600,000. Each Private Placement Unit consists of one Class A ordinary share and one-third of one Private Placement Warrant. Of those 660,000 Private Placement Units, the Sponsor purchased 350,000 Private Placement Units, and Cohen purchased 310,000 Private Placement Units.

The Private Placement Warrants included in the Private Placement Units are identical to the Public Warrants sold in the Initial Public Offering except that, so long as they are held by the Sponsor, underwriters, or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by the underwriters and/or their designees, will not be exercisable more than five years from the commencement of sales in this offering in accordance with Financial Industry Regulatory Authority Rule 5110(g)(8).

Note 5 — Related Party Transactions

Founder Shares

On July 24, 2025, the Company issued an aggregate of 7,666,667 Class B ordinary shares, $0.0001 par value (the “Founder Shares”), in exchange for a $25,000 payment (approximately $0.00326 per share) from the Sponsor to cover certain expenses on behalf of the Company. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the Public Shares issuable upon conversion thereof. The Founder Shares are identical to the Public Shares included in the Units being sold in the Initial Public Offering except that the Founder Shares automatically convert into Public Shares at the time of the Initial Business Combination (with such conversion taking place immediately prior to, simultaneously with, or immediately following the time of the Initial Business Combination, as may be determined by the directors of the Company) or earlier at the option of the holder and are subject to certain transfer restrictions, as described in more detail below. The Sponsor had agreed to forfeit up to an aggregate of 1,000,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 25% of the Company’s issued and outstanding shares after the Initial Public Offering. The Sponsor, officers, and directors will not be entitled to redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Initial Business Combination. If the Initial Business Combination is not completed within 24 months from the closing of the Initial Public Offering, the Sponsor, officers, and directors will not be entitled to rights to liquidating distributions from the Trust Account

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 5 — Related Party Transactions (cont.)

with respect to any Founder Shares and Private Placement Units (and any securities underlying the Private Placement Units) held by them. On November 3, 2025, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 1,000,000 Founder Shares are no longer subject to forfeiture.

Certain of the Strategic Partners and Senior Advisors invested in KingsRock Viking Acquisition, LLC, and through it, indirectly in the Sponsor, thereby sharing in the appreciation of Founder Shares and Private Placement Units held by the Sponsor, provided that the Company successfully complete a Business Combination. However, such parties will have no right to control KingsRock Viking Acquisition, LLC or the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor prior to the consummation of a Business Combination. In addition, each of the Company’s four independent directors have purchased membership interests in KingsRock Viking Acquisition, LLC for $187 which will provide them with an indirect interest in 50,000 Founder Shares. In addition, one of the independent directors has purchased two other membership interests in KingsRock Viking Acquisition, LLC — one that he purchased for $250 which will provide him with an indirect interest in 66,666 Founder Shares, and the other that he purchased for $50,000 which will provide him with an indirect interest in 5,000 Private Placement Units. None of the independent directors will have a right to control either KingsRock Viking Acquisition, LLC or the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor, or otherwise, prior to the consummation of a Business Combination. The sale of the Founder Shares to the Company’s independent directors, are in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date.

The third-party valuation firm valued the Founder Shares as of September 15, 2025. The probability of de-SPAC and instrument specific market adjustment was assumed to be 45.0%; the implied Class A ordinary share price was $9.82; volatility of 6.0%; and a discount for lack of marketability of 13.0%. The valuation has identified the fair value of the Founder Shares to be $3.84 per share as of grant date. The total fair value of the 200,000 Founder Shares purchased by the four independent directors and the additional 66,666 Founder Shares purchased by one of the directors is $1,023,997 or $3.84 per share. Because the agreements did not specify any vesting terms or performance conditions, the Founder Shares were considered fully vested upon execution of the agreements. Accordingly, the Company recognized the full share-based compensation expense of $1,023,997 on the grant date.

The Sponsor, officers, and directors agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) six months after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, the date on which the Company consummates a transaction which results in the shareholders having the right to exchange their shares for cash, securities, or other property subject to certain limited exceptions.

Registration Rights

The holders of Founder Shares, Private Placement Units (and their underlying securities) and Units that may be issued upon conversion of working capital loans (and their underlying securities), if any, and any Class A ordinary shares issuable upon conversion of the Founder Shares and any Class A ordinary shares held by the Sponsor, officers, and directors at the completion of the Initial Public Offering or acquired prior to or in connection with the Initial Business Combination, will be entitled to registration rights pursuant to a registration rights agreement to be signed with the initial shareholders and the representative of the underwriters prior to or on the effective date of the registration statement for the Initial Public Offering. These holders will be entitled to make up to three demands and have “piggyback” registration rights. The representative of the underwriters may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement of which the prospectus for the Initial Public Offering forms a part and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 5 — Related Party Transactions (cont.)

Administrative Support Agreement

Commencing on October 31, 2025, the date that the Company’s securities are first listed in New York Stock Exchange, the Company agreed to reimburse an affiliate of the managers of the Sponsor, KingsRock, in an amount equal to up to $30,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2026, the Company incurred and paid $90,000 related to these services. During the year ended December 31, 2025, the Company incurred $60,000 under the administrative services agreement. As of March 31, 2026 and December 31, 2025, amounts outstanding under the administrative services agreement were $0 and $60,000, respectively, with the balances included in accrued expenses in the accompanying balance sheets.

Promissory Note

On July 24, 2025, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of up to $100,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2025, or the date on which the Company consummated the Initial Public Offering. As of November 3, 2025, the Company had borrowed $98,194, which was paid in full by the Company at the closing of the Initial Public Offering and the borrowings under the Note are no longer available.

Working Capital Loans

In addition, in order to finance transaction costs in connection with its Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes its Initial Business Combination, the Company would repay the Working Capital Loans. In the event that the Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Sponsor makes any Working Capital Loans, up to $1,500,000 of such loans may be convertible into units of the post business combination entity at a price of $10.00 per unit at the option of the lender. The units and their underlying securities would be identical to the Private Placement Units. As of March 31, 2026 and December 31, 2025, the Company had no borrowings under the Working Capital Loans.

Note 6 — Commitments and Contingencies

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On November 3, 2025, the underwriters elected to fully exercise their over-allotment option to purchase an additional 3,000,000 Units at a price of $10.00 per Unit.

The underwriters were entitled to a cash underwriting discount of $5,175,000 (2.25% of the gross proceeds of the Units sold in the Initial Public Offering). The underwriters reimbursed certain of the Company’s offering expenses amounting to $575,000.

Additionally, the underwriters are entitled to a deferred underwriting discount of 4.00% of the gross proceeds of the Initial Public Offering held in the Trust Account, $9,200,000 in the aggregate upon the completion of the Company’s Initial Business Combination subject to the terms of the underwriting agreement.

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 7 — Shareholders’ Deficit

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Ordinary Shares

The authorized ordinary shares of the Company includes up to 200,000,000 Class A ordinary shares with a par value of $0.0001 per share and 20,000,000 Class B ordinary shares with a par value of $0.0001 per share (the Class A ordinary shares, together with the Class B ordinary shares, the “Ordinary Shares”). If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of Class A ordinary shares which the Company is authorized to issue at the same time as the Company’s shareholders vote on the Initial Business Combination to the extent the Company seeks shareholder approval in connection with the Initial Business Combination. Holders of the Company’s Ordinary Shares are entitled to one vote for each Ordinary Share (except as otherwise expressed in the Company’s first amended and restated memorandum and articles of association). As of March 31, 2026 and December 31, 2025, there are 660,000 Class A ordinary shares issued and outstanding, excluding 23,000,000 shares subject to possible redemption.

As of March 31, 2026 and December 31, 2025, there were 7,666,667 Class B ordinary shares issued and outstanding.

Warrants

As of March 31, 2026 and December 31, 2025, there were 7,886,643 Warrants outstanding, including 7,666,645 Public Warrants and 219,998 Private Placement Warrants. Each whole warrant entitles the holder thereof to purchase one whole Class A ordinary share at a price of $11.50 per share, subject to adjustment as described herein, at any time commencing on the later of (a) 30 days after the completion of an Initial Business Combination, or (b) 12 months from the closing of the Initial Public Offering, provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a “cashless basis” under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company is not registering Public Shares issuable upon exercise of the warrants at this time. However, following the consummation of the Initial Business Combination, under the terms of the warrant agreement, the Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration under the Securities Act of the Public Shares issuable upon exercise of the warrants and thereafter use its commercially reasonable efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the issuance of the Public Shares issuable upon exercise of the warrant and a current prospectus relating thereto. Notwithstanding the above, if Public Shares are at the time of

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 7 — Shareholders’ Deficit (cont.)

any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash when the price per Class A ordinary shares equals or exceeds $18.00. Beginning once the warrants become exercisable, the Company may redeem the outstanding Public Warrants for cash:

•        In whole and not in part;

•        At a price of $0.01 per warrant;

•        Upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders. The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout such 30 trading day period and the 30-day redemption period.

The Private Placement Warrants contained in the Private Placement Units will be non-redeemable. The Private Placement Warrants may also be exercised for cash or on a “cashless basis.” The Private Placement Warrants will not expire except upon liquidation.

Note 8 — Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 8 — Fair Value Measurements (cont.)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2026 and December 31, 2025, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2026
Assets:
Cash and marketable securities held in Trust Account	1	$233,476,543
Description	Level	December 31, 2025
Assets:
Cash and marketable securities held in Trust Account	1	$231,467,889

The fair value of the Public Warrants is $4,830,000, or $0.63 per Public Warrant. The fair value of Public Warrants was determined using Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the Level 3 valuation of the Public Warrants:

November 3, 2025
Underlying stock price	$9.79
Exercise price	$11.50
Volatility	6.50%
Probability of de-SPAC and market adjustment	50.00%
Risk-free rate	3.86%
Expected term to de-SPAC (years)	2.00
Warrant term (years)	7.00

Note 9 — Segment Information

FASB ASC Topic 280, “Segment Reporting”, establishes standards for companies to report, in their unaudited condensed financial statements, information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 9 — Segment Information (cont.)

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the unaudited condensed statement of operations as net income or loss. The measure of segment assets is reported on the condensed balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which include the following:

	March 31, 2026	December 31, 2025
Cash	$997,656	$1,277,337
Cash and marketable securities held in Trust Account	$233,476,543	$231,467,889
For the Three Months Ended March 31, 2026
General and administrative costs	$273,726
Interest earned on marketable securities held in Trust Account	$2,008,654

The CODM reviews the position of total assets to assess if the Company has sufficient resources available to discharge its liabilities. The CODM is provided with details of cash and liquid resources available with the Company. The CODM will review the interest that will be earned and accrued on cash held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete an Initial Business Combination or similar transaction within the period the Company has to complete an Initial Business Combination. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the accompanying unaudited condensed statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the accompanying unaudited condensed statement of operations and described within their respective disclosures.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date the unaudited condensed financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustments or disclosure in the unaudited condensed financial statements.

On April 16, 2026, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with NorthStar Earth and Space Inc., a corporation existing under the Canadian Corporate Statute (“NorthStar”), and Viking NS Amalgamation Corp., a corporation existing under the Canadian Corporate Statute (“NewCo”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination,” the closing of the Business Combination is referred to herein as the “Closing” and the date on which the Closing occurs is referred to herein as the “Closing Date.” In connection with the Closing, it is expected that Viking will change its name to “NorthStar” and Viking is referred to herein as “New Viking” as of the time following such change of name.

VIKING ACQUISITION CORP. I

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Note 10 — Subsequent Events (cont.)

Subject to its terms and conditions, the Business Combination Agreement provides, among other things, that (1) at least one business day prior to the Closing Date, the Company will continue from the Cayman Islands to Canada (the “SPAC Continuation”), (2) NorthStar will conduct the Company Reorganization (as defined in the Business Combination Agreement), whereby certain NorthStar loans, debentures, and Company Securities (as defined in the Business Combination Agreement) will be exchanged for or converted into Company Shares, (3) NewCo will amalgamate with and into NorthStar (the “Amalgamation”), with NewCo surviving the Amalgamation as a wholly owned subsidiary of New Viking, pursuant to an arrangement under the applicable provisions of the Canada Business Corporations Act (the “CBCA”) and the plan of arrangement in form to be agreed upon by the parties, and (4) New Viking will adopt amended and restated articles form to be agreed upon by the parties.

Concurrently with the execution of the Business Combination Agreement, on April 16, 2026, the Company and NorthStar entered into Securities Purchase Agreements (the “PIPE Agreement”) with certain institutional investors (the “PIPE Investors”). Pursuant to the PIPE Agreement, the PIPE Investors agreed to subscribe for and purchase, and NorthStar agreed to issue and sell to the PIPE Investors, immediately prior to the Closing, an aggregate number of shares of NorthStar equal to $30 million of New Viking Shares, on an as exchanged basis, as well as warrants to purchase shares of NorthStar which are to be converted into warrants to acquire 3,000,000 New Viking Shares at Closing. Such warrants will have the same terms as the New Viking Public Warrants (as defined in the PIPE Agreement). In addition, the Sponsor agreed to transfer to the PIPE Investors an aggregate of 3,000,000 Founders Shares at Closing and the Company agreed to issue 500,000 New Viking Shares to Sponsor.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
Viking Acquisition Corp. I:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Viking Acquisition Corp. I (the “Company”) as of December 31, 2025 and the related statements of operations, changes in shareholders’ deficit and cash flows for the period from July 24, 2025 (Inception) through December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from July 24, 2025 (Inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Viking Acquisition Corp. I in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as Viking Acquisition Corp. I’s auditor since 2025.

San Francisco, CA
March 17, 2026

PCAOB ID Number 100

VIKING ACQUISITION CORP. I
BALANCE SHEET
DECEMBER 31, 2025

Assets:
Current assets
Cash	$1,277,337
Prepaid insurance	70,000
Prepaid expenses	23,851
Total current assets	1,371,188
Long term prepaid insurance	58,333
Cash and marketable securities held in Trust Account	231,467,889
Total Assets	$232,897,410

Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit
Liabilities:
Current liabilities
Accrued offering costs	$89,090
Accrued expenses	91,037
Total current liabilities	180,127
Deferred underwriting fee	9,200,000
Total Liabilities	9,380,127

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 shares at redemption value of $10.06 per share	231,467,889

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 660,000 issued and outstanding (excluding 23,000,000 shares subject to possible redemption)	66
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,666,667 shares issued and outstanding	767
Additional paid-in capital	—
Accumulated deficit	(7,951,439)
Total Shareholders’ Deficit	(7,950,606)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$232,897,410

The accompanying notes are an integral part of the financial statements.

VIKING ACQUISITION CORP. I
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 24, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

General and administrative costs	$1,260,211
Loss from operations	(1,260,211)

Other income:
Interest income on marketable securities held in Trust Account	1,376,013
Unrealized gain on marketable securities held in Trust Account	91,876
Total other income	1,467,889

Net income	$207,678
Weighted average shares outstanding of Class A ordinary shares, basic	8,576,750
Basic net income per share, Class A ordinary shares	$0.01
Weighted average shares outstanding, Class B ordinary shares, basic(1)	7,029,167
Basic net income per share, Class B ordinary shares	$0.01
Weighted average shares outstanding of Class A ordinary shares, diluted	8,576,750
Diluted net income per share, Class A ordinary shares	$0.01
Weighted average shares outstanding, Class B ordinary shares, diluted(1)	7,235,417
Diluted net income per share, Class B ordinary shares	$0.01

____________

(1)       On November 3, 2025, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 1,000,000 Founder Shares are no longer subject to forfeiture (Note 5).

The accompanying notes are an integral part of the financial statements.

VIKING ACQUISITION CORP. I
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE PERIOD FROM JULY 24, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – July 24, 2025 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	7,666,667	767	24,233	—	25,000
Sale of Private Placement Units	660,000	66	—	—	6,599,934	—	6,600,000
Fair Value of Public Warrants at issuance	—	—	—	—	4,830,000	—	4,830,000
Allocated value of transaction costs to Private Placement Units and Public Warrants	—	—	—	—	(315,857)	—	(315,857)
Share-based compensation expense	—	—	—	—	1,023,997	—	1,023,997
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(12,162,307)	(8,159,117)	(20,321,424)
Net income	—	—	—	—	—	207,678	207,678
Balance – December 31, 2025	660,000	$66	7,666,667	$767	$—	$(7,951,439)	$(7,950,606)

The accompanying notes are an integral part of the financial statements.

VIKING ACQUISITION CORP. I
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 24, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Cash Flows from Operating Activities:
Net income	$207,678
Adjustments to reconcile net income to net cash used in operating activities:
Formation costs paid through promissory note – related party	4,697
Payment of general and administrative costs through advances from related party	12,420
Interest earned on marketable securities held in Trust Account	(1,376,013)
Unrealized gain on marketable securities held in Trust Account	(91,876)
Share-based compensation expense	1,023,997

Changes in operating assets and liabilities:
Prepaid expenses	(23,776)
Long term prepaid insurance	(128,333)
Accounts payable and accrued expenses	91,037
Net cash used in operating activities	(280,169)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(230,000,000)
Net cash used in investing activities	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	224,825,000
Proceeds from sale of Private Placement Units	6,600,000
Underwriters’ reimbursement	575,000
Repayment of promissory note – related party	(98,194)
Payment of offering costs	(344,300)
Net cash provided by financing activities	231,557,506

Net Change in Cash	1,277,337
Cash – Beginning of period	—
Cash – End of period	$1,277,337

Noncash investing and financing activities:
Offering costs included in accrued offering costs	$89,090
Deferred offering costs paid through promissory note – related party	$81,002
Deferred underwriting fee payable	$9,200,000

The accompanying notes are an integral part of the financial statements.

VIKING ACQUISITION CORP. I
Notes to the Consolidated Financial Statements

Note 1 — Description of Organization and Business Operations

Organization and General

Viking Acquisition Corp. I (the “Company”) was incorporated as a Cayman Islands exempted company on July 24, 2025. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (the “Initial Business Combination”). The Company has not selected any business combination target and has not, nor has anyone on the Company’s behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. The Company may pursue an Initial Business Combination target in any business or industry. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act”, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2025, the Company had not yet commenced operations. All activity for the period from July 24, 2025 (inception) through December 31, 2025 relates to the Company’s formation and the Initial Public Offering, which is described below. The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

Sponsor and Financing

The Company’s Sponsor is Viking Acquisition Sponsor I, LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 30, 2025. On November 3, 2025, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units”), which includes the full exercise by the underwriters of their over-allotment option of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (each “Public Warrant” and collectively, the “Public Warrants”). Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 660,000 private placement units (each “Private Placement Unit”, collectively the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,600,000. Each Private Placement Unit consists of one Class A ordinary share and one-third of one redeemable warrant (each “Private Placement Warrant” and collectively, the “Private Placement Warrants”). Of those 660,000 Private Placement Units, the Sponsor purchased 350,000 Private Placement Units, and Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“Cohen”), the representative of the underwriters purchased 310,000 Private Placement Units.

Transaction costs amounted to $14,339,392, consisting of $5,175,000 of cash underwriting fee (net of $575,000 underwriters’ reimbursement), $9,200,000 of deferred underwriting fee, and $539,392 of other offering costs.

The Trust Account

Following the closing of the Initial Public Offering, on November 3, 2025, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units and the Private Placement Units was placed in the trust account (the “Trust Account”), with U.S.-based trust account, Continental Stock Transfer & Trust Company, acting as trustee. The proceeds held in the Trust Account will initially be invested only in U.S. government treasury bills with a maturity of one hundred eighty-five (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations and, may at any time be held as cash or cash items, including in demand deposit accounts at a bank. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

VIKING ACQUISITION CORP. I
Notes to the Consolidated Financial Statements

Note 1 — Description of Organization and Business Operations (cont.)

The Company’s first amended and restated memorandum and articles of association provides that, other than the taxes payable (as defined below), if any, none of the funds held in the Trust Account will be released until the earlier of (i) the completion of the Initial Business Combination; (ii) the redemption of any Class A ordinary shares, $0.0001 par value, of the Company (the “Public Shares”), that have been properly submitted in connection with a shareholder vote to approve an amendment to the Company’s first amended and restated memorandum and articles of association (A) in a manner that would affect the substance or timing of its obligation to redeem 100% of the Public Shares if it does not complete an Initial Business Combination within 24 months from the closing of the Public Offering or (B) with respect to any other provision relating to the rights of holders of the Public Shares or pre-Initial Business Combination activity; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account (net of amounts withdrawn to pay taxes (“taxes payable”)), (ii) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest less taxes payable. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by law or under NYSE rules.

Pursuant to the Company’s first amended and restated memorandum and articles of association if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the holders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor, officers and directors will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) and Private Placement Units (and any securities underlying the Private Placement Units) held by them if the Company fails to complete the Initial Business

VIKING ACQUISITION CORP. I
Notes to the Consolidated Financial Statements

Note 1 — Description of Organization and Business Operations (cont.)

Combination within 24 months of the closing of the Initial Public Offering. However, if the Sponsor and management team acquires Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s shareholders are entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. The Company’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that the Company will provide its shareholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Risks and Uncertainties

The Company’s ability to complete an initial Business Combination may be adversely affected by various factors, many of which are beyond the Company’s control. The Company’s ability to consummate an initial Business Combination could be impacted by, among other things, changes in laws or regulations, downturns in the financial markets or in economic conditions, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. The Company cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s ability to complete an initial Business Combination.

Liquidity and Capital Resources

In connection with the Company’s assessment of going concern in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements — Going Concern”, the Company does not believe it will need to raise additional funds in order to meet the expenditures required to operate its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the Initial Business Combination. Management has determined that upon the consummation of the Initial Public Offering and the sale of the Private Placement Units, the Company has sufficient funds to finance the working capital needs of the Company within one year from the date of issuance of the financial statements. At December 31, 2025, the Company had $1,277,337 cash and a working capital of $1,191,061.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

VIKING ACQUISITION CORP. I
Notes to the Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The significant accounting estimates included in these condensed financial statements are the determination of the fair value of the warrants and share-based compensation. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $1,277,337 and did not have any cash equivalent as of December 31, 2025.

Cash and Marketable Securities Held in Trust Account

The Company’s portfolio of investments was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest income from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of December 31, 2025, the assets held in the Trust Account, amounting to $231,467,889, of which $74 were held in cash and $231,467,815 were held in marketable securities invested in U.S. Treasury funds.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

VIKING ACQUISITION CORP. I
Notes to the Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, — “Expenses of Offering.” Offering costs consisted principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Public Shares are charged to temporary equity. Offering costs allocated to the Public Warrants and Private Placement Warrants included in the Private Placement Units are charged to shareholders’ deficit as, after management’s evaluation, these are accounted for under equity treatment.

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Warrant Instruments

The Company accounted for the Public Warrants and Private Placement Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values. Such guidance provides that the warrants described above will not be precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

VIKING ACQUISITION CORP. I
Notes to the Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Share-Based Payment Arrangements

The Company accounts for share awards in accordance with FASB ASC 718, “Compensation-Stock Compensation,” which requires that all equity awards be accounted for at their “fair value.” Fair value is measured on the grant date and is equal to the underlying value of the share.

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, in the period of grant for awards that vest immediately and have no future service condition, or in the period the awards vest immediately after meeting a performance condition becomes probable (i.e., the occurrence of a Business Combination). For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from the Company’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with FASB ASC 480-10-S99, the Company classifies Public Shares subject to possible redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. As of December 31, 2025, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(4,830,000)
Public Shares issuance costs	(14,023,535)
Plus:
Remeasurement of carrying value to redemption value	20,321,424
Class A ordinary shares subject to possible redemption, December 31, 2025	$231,467,889

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata to the shares. Net loss per Ordinary Share (as defined in Note 5) is computed by dividing net income by the weighted average number of Ordinary Shares outstanding for the period. Accretion associated with the redeemable Ordinary Shares is excluded from loss per Ordinary Share as the redemption value approximates fair value.

The calculation of diluted income per Ordinary Share does not consider the effect of the Warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the Over-Allotment Option and (iii) Private Placement, since the average price of the Ordinary Shares for the period from July 24, 2025 (inception) through December 31, 2025, was less than the exercise price and therefore, the inclusion of such Warrants under the Treasury stock method would be anti-dilutive and the exercise is contingent upon the occurrence of future events. The Warrants are exercisable to purchase 7,886,643 Class A Ordinary Shares in the aggregate. As a result, diluted net loss per Ordinary Share is the same as basic net loss per Ordinary Share for the periods presented.

VIKING ACQUISITION CORP. I
Notes to the Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

The following tables reflect the calculation of basic and diluted net loss per Ordinary Share:

	For the Period from July 24, 2025 (Inception) Through December 31, 2025
Basic net income per ordinary share	Class A	Class B
Basic net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$114,136	$93,542
Denominator:
Basic weighted average ordinary shares outstanding	8,576,750	7,029,167
Basic net income per ordinary share	$0.01	$0.01
	For the Period from July 24, 2025 (Inception) Through December 31, 2025
Diluted net income per ordinary share	Class A	Class B
Diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$112,648	$95,030
Denominator:
Diluted weighted average ordinary shares outstanding	8,576,750	7,235,417
Diluted income per ordinary share	$0.01	$0.01

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering on November 3, 2025, the Company sold 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Public Share and one-third of one Public Warrant. Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustments (see Note 7).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 660,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,600,000. Each Private Placement Unit consists of one Class A ordinary share and one-third of one Private Placement Warrant. Of those 660,000 Private Placement Units, the Sponsor purchased 350,000 Private Placement Units, and Cohen purchased 310,000 Private Placement Units.

The Private Placement Warrants included in the Private Placement Units are identical to the Public Warrants sold in the Initial Public Offering except that, so long as they are held by the Sponsor, underwriters, or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by the underwriters and/or their designees, will not be exercisable more than five years from the commencement of sales in this offering in accordance with Financial Industry Regulatory Authority Rule 5110(g)(8).

VIKING ACQUISITION CORP. I
Notes to the Consolidated Financial Statements

Note 5 — Related Party Transactions

Founder Shares

On July 24, 2025, the Company issued an aggregate of 7,666,667 Class B ordinary shares, $0.0001 par value (the “Founder Shares”), in exchange for a $25,000 payment (approximately $0.00326 per share) from the Sponsor to cover certain expenses on behalf of the Company. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the Public Shares issuable upon conversion thereof. The Founder Shares are identical to the Public Shares included in the Units being sold in the Initial Public Offering except that the Founder Shares automatically convert into Public Shares at the time of the Initial Business Combination (with such conversion taking place immediately prior to, simultaneously with, or immediately following the time of the Initial Business Combination, as may be determined by the directors of the Company) or earlier at the option of the holder and are subject to certain transfer restrictions, as described in more detail below. The Sponsor has agreed to forfeit up to an aggregate of 1,000,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 25% of the Company’s issued and outstanding shares after the Initial Public Offering. The Sponsor, officers, and directors will not be entitled to redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Initial Business Combination. If the Initial Business Combination is not completed within 24 months from the closing of the Initial Public Offering, the Sponsor, officers, and directors will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Units (and any securities underlying the Private Placement Units) held by them. On November 3, 2025, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 1,000,000 Founder Shares are no longer subject to forfeiture.

Certain of the Strategic Partners and Senior Advisors invested in KingsRock Viking Acquisition, LLC, and through it, indirectly in the Sponsor, thereby sharing in the appreciation of Founder Shares and Private Placement Units held by the Sponsor, provided that the Company successfully complete a Business Combination. However, such parties will have no right to control KingsRock Viking Acquisition, LLC or the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor prior to the consummation of a Business Combination. In addition, each of the Company’s four independent directors have purchased membership interests in KingsRock Viking Acquisition, LLC for $187 which will provide them with an indirect interest in 50,000 Founder Shares. In addition, one of the independent directors has purchased two other membership interests in KingsRock Viking Acquisition, LLC — one that he purchased for $250 which will provide him with an indirect interest in 66,666 Founder Shares, and the other that he purchased for $50,000 which will provide him with an indirect interest in 5,000 Private Placement Units. None of the independent directors will have a right to control either KingsRock Viking Acquisition, LLC or the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor, or otherwise, prior to the consummation of a Business Combination. The sale of the founder shares to the Company’s independent directors, are in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date.

The third-party valuation firm valued the Founder Shares as of September 15, 2025. The probability of De-SPAC and instrument specific market adjustment was assumed to be 45.0%; the implied Class A share price was $9.82; volatility of 6.0%; and a discount for lack of marketability of 13.0%. The valuation has identified the fair value of the Founder Shares to be $3.84 per share as of grant date. The total fair value of the 200,000 Founder Shares purchased by the four independent directors and the additional 66,666 Founder Shares purchased by one of the directors is $1,023,997 or $3.84 per share.

The Sponsor, officers, and directors agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) six months after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, the date on which the Company consummates a transaction which results in the shareholders having the right to exchange their shares for cash, securities, or other property subject to certain limited exceptions.

VIKING ACQUISITION CORP. I
Notes to the Consolidated Financial Statements

Note 5 — Related Party Transactions (cont.)

Registration Rights

The holders of Founder Shares, Private Placement Units (and their underlying securities) and Units that may be issued upon conversion of working capital loans (and their underlying securities), if any, and any Class A ordinary shares issuable upon conversion of the Founder Shares and any Class A ordinary shares held by the Sponsor, officers, and directors at the completion of the Initial Public Offering or acquired prior to or in connection with the initial Business Combination, will be entitled to registration rights pursuant to a registration rights agreement to be signed with the initial shareholders and the representative of the underwriters prior to or on the effective date of the registration statement for the Initial Public Offering. These holders will be entitled to make up to three demands and have “piggyback” registration rights. The representative of the underwriters may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement of which the prospectus for the Initial Public Offering forms a part and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Support Agreement

Commencing on October 31, 2025, the date that the Company’s securities are first listed in New York Stock Exchange, the Company agreed to reimburse an affiliate of the managers of the Sponsor, KingsRock, in an amount equal to up to $30,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from July 24, 2025 through December 31, 2025, $60,000 amount has been accrued for these services in the Company’s balance sheet.

Promissory Note

On July 24, 2025, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of up to $100,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2025, or the date on which the Company consummated the Initial Public Offering. As of November 3, 2025, the Company had borrowed $98,194, which was paid in full by the Company at the closing of the Initial Public Offering and the borrowings under the promissory note are no longer available.

Working Capital Loans

In addition, in order to finance transaction costs in connection with its Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes its Initial Business Combination, the Company would repay the Working Capital Loans. In the event that the Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Sponsor makes any Working Capital Loans, up to $1,500,000 of such loans may be convertible into units of the post business combination entity at a price of $10.00 per unit at the option of the lender. The units and their underlying securities would be identical to the Private Placement Units. As of December 31, 2025, the Company had no borrowings under the Working Capital Loans.

Due from Sponsor

On November 3, 2025, the Company paid $29,570 in excess of the outstanding borrowings under the Note. On November 6, 2025, the Sponsor returned $29,570 to the Company.

VIKING ACQUISITION CORP. I
Notes to the Consolidated Financial Statements

Note 6 — Commitments and Contingencies

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On November 3, 2025, the underwriters elected to fully exercise their over-allotment option to purchase an additional 3,000,000 Units at a price of $10.00 per Unit.

The underwriters were entitled to a cash underwriting discount of $5,175,000 (2.25% of the gross proceeds of the Units sold in the Initial Public Offering). The underwriters reimbursed certain of the Company’s offering expenses amounting to $575,000.

Additionally, the underwriters are entitled to a deferred underwriting discount of 4.00% of the gross proceeds of the Initial Public Offering held in the Trust Account, $9,200,000 in the aggregate upon the completion of the Company’s Initial Business Combination subject to the terms of the underwriting agreement.

Note 7 — Shareholders’ Deficit

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025, there were no preference shares issued or outstanding.

Ordinary Shares

The authorized ordinary shares of the Company include up to 200,000,000 Class A ordinary shares with a par value of $0.0001 per share and 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of Class A ordinary shares which the Company is authorized to issue at the same time as the Company’s shareholders vote on the Initial Business Combination to the extent the Company seeks shareholder approval in connection with the Initial Business Combination. Holders of the Company’s ordinary shares are entitled to one vote for each ordinary share (except as otherwise expressed in the Company’s first amended and restated memorandum and articles of association). As of December 31, 2025, there are 660,000 Class A ordinary shares issued and outstanding, excluding 23,000,000 shares subject to possible redemption.

As of December 31, 2025, there were 7,666,667 Class B ordinary shares issued and outstanding.

Warrants

As of December 31, 2025, there were 7,886,643 Warrants outstanding, including 7,666,645 Public Warrants and 219,998 Private Placement Warrants. Each whole warrant entitles the holder thereof to purchase one whole Class A ordinary share at a price of $11.50 per share, subject to adjustment as described herein, at any time commencing on the later of (a) 30 days after the completion of an Initial Business Combination, or (b) 12 months from the closing of the Initial Public Offering, provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a “cashless basis” under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder.

VIKING ACQUISITION CORP. I
Notes to the Consolidated Financial Statements

Note 7 — Shareholders’ Deficit (cont.)

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company is not registering Public Shares issuable upon exercise of the warrants at this time. However, following the consummation of the Initial Business Combination, under the terms of the warrant agreement, the Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration under the Securities Act of the Public Shares issuable upon exercise of the warrants and thereafter use its commercially reasonable efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the issuance of the Public Shares issuable upon exercise of the warrant and a current prospectus relating thereto. Notwithstanding the above, if Public Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash when the price per Class A ordinary shares equals or exceeds $18.00. Beginning once the warrants become exercisable, the Company may redeem the outstanding Public Warrants for cash:

•        In whole and not in part;

•        At a price of $0.01 per warrant;

•        Upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders. The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout such 30 trading day period and the 30-day redemption period.

The Private Placement Warrants contained in the Private Placement Units will be non-redeemable. The Private Placement Warrants may also be exercised for cash or on a “cashless basis.” The Private Placement Warrants will not expire except upon liquidation.

Note 8 — Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

VIKING ACQUISITION CORP. I
Notes to the Consolidated Financial Statements

Note 8 — Fair Value Measurements (cont.)

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2025, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2025
Assets:
Cash and marketable securities held in Trust Account	1	$231,467,889

The fair value of the Public Warrants is $4,830,000, or $0.63 per Public Warrant. The fair value of Public Warrants was determined using Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the Level 3 valuation of the Public Warrants:

November 3, 2025
Underlying stock price	$9.79
Exercise price	$11.50
Volatility	6.50%
Probability of De-SPAC and market adjustment	50.00%
Risk-free rate	3.86%
Expected term to De-SPAC (years)	2.00
Warrant term (years)	7.00

Note 9 — Segment Information

FASB ASC Topic 280, “Segment Reporting”, establishes standards for companies to report, in their financial statements, information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

VIKING ACQUISITION CORP. I
Notes to the Consolidated Financial Statements

Note 9 — Segment Information (cont.)

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODMs review several key metrics, which include the following:

December 31, 2025
Cash	$1,277,337
Cash and marketable securities held in Trust Account	$231,467,889
For the Period from July 24, 2025 (Inception) through December 31, 2025
Operating and formation costs	$236,214
Interest earned on marketable securities held in Trust Account	$1,376,013

The CODM reviews the position of total assets to assess if the Company has sufficient resources available to discharge its liabilities. The CODM is provided with details of cash and liquid resources available with the Company. The CODM will review the interest that will be earned and accrued on cash held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

Operating and formation costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Business Combination period. The CODM also reviews operating and formation costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Operating and formation costs, as reported on the accompanying statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the accompanying statements of operations and described within their respective disclosures.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date, up to December 31, 2025, the date the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustments or disclosure in the financial statements.

NorthStar Earth & Space Inc.

Unaudited Condensed Consolidated Balance Sheets

(expressed in Canadian dollars, except share and per share amounts)

	March 31, 2026		December 31, 2025
Assets
Current assets
Cash	C$	954,113	C$	1,267,957
Accounts receivable		263,127		925,595
Other receivables		3,651,580		2,686,573
Prepaid expenses		202,778		158,226
Total current assets		5,071,598		5,038,351

Property and equipment, net		1,694,979		897,171
Right of use assets		518,714		633,692
Intangible assets, net		5,114,170		5,753,441
Total Assets	C$	12,399,461	C$	12,322,655

Liabilities and stockholders’ deficit
Accounts payable and accrued liabilities	C$	3,249,022	C$	2,311,142
Promissory notes		11,278,256		10,707,947
Short-term loans		2,284,860		2,284,860
Deferred revenue		2,634,263		2,108,044
Shareholder loans		5,359,316		5,175,494
Current portion of loan payable		2,233,335		1,808,333
Current portion of long-term debt		60,031		59,472
Current portion of lease liability		466,141		476,206
Non-controlling interest		3,040,000		2,940,000
Total current liabilities		30,605,224		27,871,498

Loans payable, net of current portion		10,766,665		11,191,667
Long-term debt, net of current portion		51,772		66,991
Convertible debentures		107,301,000		98,894,000
Lease liability, net of current portion		74,076		180,124
Total liabilities		148,798,737		138,204,280

Temporary equity
Class A preferred shares, no par value, 250,000 shares issued and outstanding at March 31, 2026 and December 31, 2025		25,000,000		25,000,000
Class B preferred shares, no par value, 355,401 shares issued and outstanding at March 31, 2026 and December 31, 2025		32,535,234		32,535,234
Class B-1 preferred shares, no par value, 140,000 shares issued and outstanding at March 31, 2026 and December 31, 2025		14,000,000		14,000,000
Class B common stock, $0.01 par value, 87,504 shares issued and outstanding at March 31, 2026 and December 31, 2025		875		875
		71,536,109		71,536,109

Stockholders’ deficit
Class A common shares, $0.01 par value, 462,023 shares issued and outstanding at March 31, 2026 and December 31, 2025		4,620		4,620
Additional paid-in capital		3,937,651		3,935,405
Accumulated other comprehensive loss		(228,790)		(154,848)
Accumulated deficit		(211,648,866)		(201,202,911)
Total shareholders’ deficit		(207,935,385)		(197,417,734)
Total liabilities and stockholders’ deficit	C$	12,399,461	C$	12,322,655

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements

NorthStar Earth & Space Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive loss

(expressed in Canadian dollars, except share and per share amounts)

	For the three months ended March 31,
	2026		2025
Revenue
Services revenue	C$	2,360,507	C$	1,842,777
Grant income		249,800		—
		2,610,307		1,842,777
Operating Expenses:
Program and technical management		2,700,530		2,380,215
General and administrative expenses		1,187,873		975,043
Sales and marketing expenses		513,286		507,901
Depreciation and amortization expenses		670,536		673,000
Loss from operations		(2,461,918)		(2,693,382)

Other Expenses (Income)
Interest income		(4,068)		(3,792)
Interest expenses		664,103		506,904
Foreign exchange loss		60,434		60,134
Change in fair value of convertible debentures		8,407,000		2,880,638
Research and development tax credits		(1,143,432)		(767,955)
Total other expenses, net		7,984,037		2,675,929
Net loss for the period	C$	(10,445,955)	C$	(5,369,311)

Basic and diluted weighted average shares outstanding, Class A and Class B common stock		549,527		542,527
Basic and diluted net loss per Class A and Class B Common Stock	C$	(19.52)	C$	(10.41)

Other comprehensive loss:
Foreign currency translation adjustments		(73,942)		(56,601)
Total other comprehensive loss		(73,942)		(56,601)
Comprehensive loss	C$	(10,519,897)	C$	(5,425,912)

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements

NorthStar Earth & Space Inc.

Unaudited Condensed Consolidated Statements of Stockholders’ Deficit

(expressed in Canadian dollars, except share and per share amounts)

For the three months ended March 31, 2026

	Class A Common Shares			Additional Paid in capital		Accumulated Deficit		Accumulated other comprehensive loss		Total Stockholders’ Deficit
	Shares	Amount
Balance as at December 31, 2025	462,023	C$	4,620	C$	3,935,405	C$	(201,202,911)	C$	(154,848)	C$	(197,417,734)
Net loss	—		—		—		(10,445,955)		—		(10,445,955)
Currency translation adjustment	—		—		—		—		(73,942)		(73,942)
Stock-based compensation	—		—		2,246		—		—		2,246
Balance as at March 31, 2026	462,023	C$	4,620	C$	3,937,651	C$	(211,648,866)	C$	(228,790)	C$	(207,935,385)

For the three months ended March 31, 2025

	Class A Common Shares			Additional Paid in capital		Accumulated Deficit		Accumulated other comprehensive loss		Total Stockholders’ Deficit
	Shares	Amount
Balance as at December 31, 2024	455,023	C$	4,550	C$	3,902,800	C$	(180,005,905)	C$	(368,970)	C$	(176,467,525)
Net loss	—		—		—		(5,369,311)		—		(5,369,311)
Currency translation adjustment	—		—		—		—		(61,151)		(61,151)
Stock-based compensation	—		—		40,270		—		—		40,270
Balance as at March 31, 2025	455,023	C$	4,550	C$	3,943,070	C$	(185,375,216)	C$	(430,121)	C$	(181,857,717)

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements

NorthStar Earth & Space Inc.

Unaudited Condensed Consolidated statement of cash flows

(expressed in Canadian dollars)

	For the three months ended March 31,
	2026		2025
Cash flows from operating activities:
Net loss	C$	(10,445,955)	C$	(5,369,311)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses		670,536		673,000
Interest expenses		610,581		506,904
Change in fair value of convertible debentures		8,407,000		2,880,638
Stock-based compensation		2,246		40,270
Net change in right of use asset		114,978		112,600
Non-cash change in shareholder loans		—		394,718
Change in operating assets and liabilities:
Accounts receivable		662,468		(293,980)
Other receivables		(965,007)		(765,157)
Prepaid expenses		(44,552)		(58,100)
Accounts payable and accrued liabilities		113,729		(74,513)
Change in deferred revenue		526,219		442,048
Change in lease liability		(116,113)		(109,722)
Net cash used in operating activities		(463,870)		(1,620,605)

Cash flows from investing activities:
Additions to property and equipment		(21,308)		(7,649)
Net cash used in investing activities		(21,308)		(7,649)

Cash flows from financing activities:
Capital contributions from limited partners		100,000		—
Proceeds from issuance shareholder loans		—		1,000,000
Payments on long-term debt		(14,660)		(66,227)
Net cash provided by financing activities		85,340		933,773

Effect of exchange rate changes on cash		85,994		2,172
Net change in cash		(313,844)		(692,309)
Cash beginning of period		1,267,957		1,149,197
Cash end of period	C$	954,113	C$	456,888

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

NorthStar Earth & Space Inc.
Notes to unaudited condensed consolidated financial statements
(expressed in Canadian dollars)

1. Nature of Business

NorthStar Earth & Space Inc. (the “Company”) was incorporated on November 2, 2015, under the Canada Business Corporations Act and is headquartered in Montreal, Quebec, Canada. The Company has the following wholly owned subsidiaries:

•        NorthStar Earth & Space Systems, Inc, incorporated in Delaware

•        NorthStar Earth & Space Europe S.a.r.l. incorporated in Luxembourg

The Company and its subsidiaries offer space-based data and analytics that provide early warning, monitoring, and threat detection services to defense and civilian space communities, including space agencies, satellite operators, and insurance and reinsurance organizations. The Company delivers its services through proprietary data analytics that integrate data collected from a network of space-based optical sensors and complementary ground-based observation systems, including radar and telescopes, processed through a centralized data and analytics platform.

The Company is developing earth observation capabilities that utilize advanced sensing technologies, including hyperspectral imaging, to analyze spectral signatures and detect changes in the chemical composition of objects and environments. These capabilities are intended to provide earth-based monitoring and intelligence services that support risk assessment, environmental monitoring, and the sustainable management of Earth’s natural resources.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s condensed consolidated financial statements are presented in Canadian Dollars (“CAD” or “C$”), the parent company’s functional currency and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required for complete consolidated financial statements. In the opinion of our management, these condensed consolidated financial statements contain all normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position at March 31, 2026, results of operations, consolidated statements of stockholders’ deficit, and cash flows for the three months ended March 31, 2026 and 2025. The Company’s results for the three months ended March 31, 2026 are not necessarily indicative of the results expected for the full year. These statements should be read in conjunction with our audited consolidated financial statements for the fiscal year ended December 31, 2025.

These condensed consolidated financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, these condensed consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern. Such adjustments could be material. We have not been profitable since our inception and achieving future profitability will depend on our ability to scale our business, grow our customer base and deployments, manage our expenses, and otherwise successfully execute our business and marketing strategy, and hire and retain appropriate personnel.

To date, we have financed our operations primarily from sales of redeemable convertible debentures, preferred stock, governmental loans, common shares, shareholder loans, as well as cash flows from our operations. We expect our current cash resources to be able to fund near-term operations but are dependent on revenues to cover the next 12 months from the date of issuance of these condensed consolidated financial statements. Our ability to continue as a going concern may be dependent upon raising additional financing. On June 23, 2026, Pangaea Three Acquisition Holdings III, LLC (“PTAH III”), a significant shareholder of the Company, provided a support letter to management

NorthStar Earth & Space Inc.
Notes to unaudited condensed consolidated financial statements
(expressed in Canadian dollars)

2. Summary of Significant Accounting Policies (cont.)

indicating it would continue supporting the Company’s liquidity over the next twelve months. Based on the Company’s liquidity on the date these condensed consolidated financial statements were issued, the liquidity it expects to generate from operations over the following year, and by incorporating the additional liquidity from PTAH III, the Company expects that it will have sufficient liquidity to continue as a going concern for at least the one-year period following the issuance of these condensed consolidated financial statements.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions made when accounting for items and matters such as, but not limited to, revenue recognition, useful life of intangible assets and impairment indicators, fair value of stock options granted, determination of discount rate and probability of Qualified Financing Event used to measure the fair value of convertible debentures, are reasonable based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the condensed consolidated financial statements, as well as amounts reported on the statements of operations during the periods presented. Actual results could differ from those estimates.

Property, Plant and Equipment, net

Direct costs associated with the construction of assets, as well as renewals and betterments that materially improve or extend the useful lives of the assets, are capitalized.

The Company capitalizes costs related to the development and construction of new projects when management determines that there is a significant likelihood that the project will be completed and placed in service for its intended use. This determination is based on the achievement of key milestones, including, but not limited to, the receipt of required permits and the execution of major contracts, such as engineering, procurement, and construction contracts. Costs incurred prior to the achievement of these milestones are expensed as incurred. Included within property and equipment, net on the accompanying balance sheet was $807,765 and $0 of assets under construction as of March 31, 2026 and December 31, 2025, respectively, associated with a long-term contract with a vendor to construct four pieces of equipment that will be used to provide services to customers once construction completes and the assets are placed into service.

Revenue Recognition

The Company generates revenue from services, provided under fixed-price contracts with government and government-agency customers which typically vary from one to four years. The Company recognized revenue in accordance with ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, revenue is recognized when control of promised services is transferred to the customer in an amount that reflects the consideration the Company expects to receive in exchange for those services. The Company applies this standard only to contracts where it is probable that the consideration to which it is entitled will be collected.

At contract inception, the Company assesses the services promised within each contract to identify performance obligations and determine whether each promised service is distinct. The Company’s contracts may include promises to transfer multiple services and determining whether services represent distinct performance obligations that should be accounted for separately or together may require judgment.

Continuous service contracts typically require the Company to “stand-ready” to deliver a data products over the contractual term on a daily basis. The availability of the data products could be intermittent and result in a day where a data product is not delivered. There are no minimum annual or contractual guarantees for data products and there are no adjustments to the transaction price for days when a data product was not available. Accordingly, the transaction price is recognized on a straight-line basis over the contract term beginning on the commencement date stated in the contract.

NorthStar Earth & Space Inc.
Notes to unaudited condensed consolidated financial statements
(expressed in Canadian dollars)

2. Summary of Significant Accounting Policies (cont.)

Milestone contracts typically provide customers with engineering, research, and technical services. The company measures progress toward satisfaction of the performance obligation over time using an output method based on the achievement of specified milestones, including satisfactory completion of design reviews, development plans, testing plans, validation tests, and verification tests, among others.

Revenue is recognized upon achievement of each milestone representing an evaluation of the nature of services provided, the significance of the deliverables completed, and the relative value transferred to the customer at each stage of the project and is prepared in consultation with members of accounting, engineering, and operations who have significant experience in achieving such milestones to correlate to the entity’s progress.

The Company reviews its measure of progress throughout the contract term and updates estimates as necessary to ensure revenue recognition reflects the transfer of control of services to customers.

The Company receives payments from customers based on billing schedules established in each contract. Upfront payments and fees are recorded as deferred revenue upon receipt or when due until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the Company’s right to consideration is unconditional, such as when the Company has a contractual right to payment per the terms of the contract. Advance payments are not considered a significant financing component because they are used to safeguard the Company from the failure of the other party to abide by some or all of their obligations under the contract.

The Company has determined that its revenues do not require further disaggregation beyond the single service category presented, as all the revenue share similar economic characteristics, are derived from the same government and government agency customer base and exhibit similar patterns of cash flow generation under the same over-time recognition model.

Government Grants

The Company accounts for government grants that are not considered exchange transactions (through ASC 606) under ASC 832, Government Grants (“ASC 832”). These arrangements are generally entered into with governmental, quasi-governmental, or intergovernmental organizations to support research, development, innovation, defense technology initiatives, accelerator programs, and other qualifying activities that further public policy objectives.

Arrangement where the grantor is determined not to meet the definition of a customer under ASC 606, are accounted for under ASC 832. The Company has concluded that its current government grant arrangements do not represent contracts with customers because the grantors do not obtain goods or services that are outputs of the Company’s ordinary activities in exchange for consideration. Accordingly, such arrangements are accounted for outside the scope of ASC 606.

Arrangements that fund research, development, testing, commercialization, and other activities are core components of the Company’s ordinary business activities and therefore are recognized as grant income as a component of revenue in the consolidated statements of operations.

Government grants are recognized as grant income when management concludes that there is reasonable assurance that the Company will comply with the conditions attached to the grant and that the grant proceeds will be received. Grant income is recognized on a systematic basis over the periods in which the related qualifying activities are performed, unless the grant relates to completed activities or achievement of specified conditions, in which case recognition occurs when the applicable recognition criteria have been satisfied.

The Company presents grant income as a component of revenue in the consolidated statements of operations because the grants represent governmental assistance rather than consideration received from customers. Proceeds received in advance of satisfying the applicable recognition criteria are recorded as deferred grant income, a component of deferred revenue in the consolidated balance sheets. As of March 31, 2026 and December 31, 2025, deferred grant income was C$80,800 and C$161,600, respectively.

NorthStar Earth & Space Inc.
Notes to unaudited condensed consolidated financial statements
(expressed in Canadian dollars)

2. Summary of Significant Accounting Policies (cont.)

During the periods presented, the Company’s government grants primarily consisted of funding received through defense innovation and accelerator programs sponsored by governmental organizations. Such funding was intended to support technology development, innovation activities, and participation in qualifying programs.

Revenue Disaggregation

The following table disaggregates the Company’s revenue by geographic location where the services or activities occurred:

	For the three months ended March 31,
	2026		2025
Service revenue
Canada	C$	983,405	C$	—
United States		812,325		1,344,246
European Union		564,777		498,531
Total services revenue		2,360,507		1,842,777

Grants income
European Union		249,800		—
Total grants income		249,800		—
Total revenue	C$	2,610,307	C$	1,842,777

The following table disaggregates the Company’s revenue by type of contract:

	For the three months ended March 31,
	2026	2025
Continuous service	$1,328,629	$442,554
Milestone	1,031,878	1,400,223
ASC 606 revenue	2,360,507	1,842,777
Grant	249,800	—
Non ASC 606 revenue	249,800	—
Total revenue	$2,610,307	$1,842,777

Recently Adopted Accounting Pronouncements

In December 2025, the FASB issued ASU No. 2025-10, Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities (“ASU 2025-10”), to provide guidance on how business entities should recognize, measure, and present government grants received. The Company early adopted ASC 2025-10 using the modified prospective approach and applied the amendments to grants that were entered after and grants that were not complete as of January 1, 2026. As of March 31, 2026, government grants recognized are reflected as a component of revenue in the consolidated statements of operations.

3. Other Receivables

Other receivables consisted of the following:

	March 31, 2026		December 31, 2025
Research and development tax credits receivable	C$	3,270,459	C$	2,127,027
Sales taxes receivable		194,279		388,357
Government grants receivable		186,842		171,189
Total	C$	3,651,580	C$	2,686,573

Other receivables are expected be collected within one year from the reporting period.

NorthStar Earth & Space Inc.
Notes to unaudited condensed consolidated financial statements
(expressed in Canadian dollars)

4. Convertible Debentures

Convertible debentures consisted of the following:

	March 31, 2026				December 31, 2025
	Nominal Amount		Fair Value		Nominal Amount		Fair Value
Secured convertible debentures – preferred shares D	C$	53,173,755	C$	52,196,000	C$	52,145,139	C$	49,120,000
Secured convertible debenture – preferred shares C		20,314,711		20,292,000		19,921,735		19,070,000
Secured convertible debenture issued on July 26, 2021		7,887,841		8,864,000		7,772,846		8,686,000
Unsecured convertible debenture issued on September 11, 2018		20,201,592		25,949,000		19,907,076		22,018,000
Total	C$	101,577,899	C$	107,301,000	C$	99,746,796	C$	98,894,000

The key assumptions used to value the convertibles debentures as of March 31, 2026 and December 31, 2025 were as follows:

Discount Rate	March 31, 2026	December 31, 2025
Secured convertible debentures – preferred shares D	13.0%	14.0%
Secured convertible debenture – preferred shares C	13.0%	14.0%
Secured convertible debenture issued on July 26, 2021	16.3%	17.4%
Unsecured convertible debenture issued on September 11, 2018	17.3%	18.4%

5. Stock-Based Compensation

Information concerning stock options outstanding was as follows:

	March 31, 2026			December 31, 2025
	Number of options outstanding	Number of options exercisable	Weighted average remaining contractual life (Years)	Number of options outstanding	Number of options exercisable	Weighted average remaining contractual life (Years)
Exercise price
C$0.83	6,713	6,713	2.50	6,713	6,713	2.75
C$0.83	450	450	3.25	450	450	3.5
C$0.83	8,024	6,623	5.00	8,024	6,623	5.25
C$0.83	31,471	4,498	8.00	31,471	2,623	8.25
	46,658	18,284	4.63	46,658	16,409	4.88

Stock-based compensation expense for the three months ended March 31, 2026 and 2025 were presented as follows:

	Three Months Ended March 31,
	2026		2025
Program and technical management	C$	1,187	C$	18,065
General and administrative		137		10,774
Sales and marketing		922		11,431
Total	C$	2,246	C$	40,270

NorthStar Earth & Space Inc.
Notes to unaudited condensed consolidated financial statements
(expressed in Canadian dollars)

6. Net Loss per Share

Basic net loss per share is calculated by dividing net loss attributable to Class A and Class B common stockholders by the weighted-average number of shares of Class A and Class B common stock outstanding during the period. Diluted net loss per share is based upon the diluted weighted-average number of shares outstanding during the period. Diluted net loss per share gives effect to all potentially dilutive common share equivalents, including preferred stock and stock options, to the extent they are dilutive.

The Company calculated net income/(loss) per share using the treasury stock method. The table below sets for the computation of basic and diluted net income/(loss) per share for the periods presented below.

	Three Months Ended March 31,
	2026		2025
Net loss	C$	(10,445,955)	C$	(5,369,311)
Impact on preferred dividend	C$	(280,000)	C$	(280,000)
Basic and diluted weighted average common shares outstanding		549,527		542,527
Basic and diluted net loss per share	C$	(19.52)	C$	(10.41)

The following outstanding balances of common share equivalent securities have been excluded from the calculation of diluted weighted average common shares outstanding and diluted net loss per share for the three months ended March 31, 2026 and March 31, 2025 because the effect of including them would have been antidilutive.

	March 31, 2026	March 31, 2025
Stock Options	46,658	41,302

7. Related Party Transactions

In the normal course of its operations, the Company entered into transactions with related companies. These transactions are measured at the exchange amount, which is the amount of consideration determined and agreed to by the related parties. Significant transactions between related parties, other than those disclosed elsewhere in these condensed consolidated financial statements, are as follows:

	Three Months Ended March 31,
	2026		2025
Service fees from a subsidiary of a shareholder	C$	73,101	C$	66,174
Consulting fees paid to director	C$	6,292	C$	6,297

8. Commitments and Contingencies

Legal Proceedings

The Company is, from time to time, involved in routine legal matters, and audits and inspections by governmental agencies and other third parties which are incidental to the conduct of its business. This includes legal matters such as initiation and defense of proceedings to protect intellectual property rights, liability claims, employment claims, and similar matters. The Company believes the ultimate resolution of any such legal proceedings, audits, and inspections will not have a material adverse effect on its consolidated balance sheets, results of operations or cash flows.

9. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were available to be issued on June 23, 2026. Based upon this review, other than as described below or within these condensed consolidated financial statements, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

NorthStar Earth & Space Inc.
Notes to unaudited condensed consolidated financial statements
(expressed in Canadian dollars)

9. Subsequent Events (cont.)

Thales Alenia Space France Promissory Note Modification

On April 29, 2026, the Company entered into a new agreement with Thales Alenia Space France for the repayments of the promissory note, under this agreement, the Company will (i) immediately upon signature of this Agreement pay EUR 150,000 to TAS as a reduction of the outstanding, the remaining balance will (ii) pay thereafter on or before the 20th business day of each calendar month. The outstanding balance under the agreement was EUR 1,356,456 as at April 29, 2026, which was reduced to EUR 1,206,456 following the immediate payment of EUR 150,000 at signing. The agreement matures on December 31, 2026.

Business Combination

On April 16, 2026, the Company entered into a Business Combination Agreement (the “BCA”) with Viking Acquisition Corporation I, a Cayman Islands exemption company (“Viking”), and Viking’s wholly owned subsidiary, Viking NS Amalgamation Corp., a corporation existing under the Canadian Corporate Statute (“NewCo”), where NewCo will amalgamate with and into the Company, with NewCo surviving the merger as a wholly owned subsidiary of Viking (“New NorthStar”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination,” the closing of the Business Combination is referred to herein as the “Closing” and the date on which the Closing occurs is referred to herein as the “Closing Date.” In connection with the Closing, it is expected that Viking will change its name to “NorthStar” and Viking is referred to herein as “New Viking” as of the time following such change of name.

Subject to its terms and conditions, the BCA provides, among other things, that (1) at least one business day prior to the Closing Date, the Company will continue from the Cayman Islands to Canada (the “SPAC Continuation”), (2) NorthStar will conduct the Company Reorganization (as defined in the BCA), whereby certain NorthStar loans, debentures, and Company Securities (as defined in the BCA) will be exchanged for or converted into Company Shares, (3) NewCo will amalgamate with and into NorthStar (the “Amalgamation”), with NewCo surviving the Amalgamation as a wholly owned subsidiary of New Viking, pursuant to an arrangement under the applicable provisions of the Canada Business Corporations Act (the “CBCA”) and the plan of arrangement in form to be agreed upon by the parties, and (4) New Viking will adopt amended and restated articles form to be agreed upon by the parties.

Concurrently with the execution of the Business Combination Agreement, on April 16, 2026, the Company and Viking entered into Securities Purchase Agreements (the “PIPE Agreements”) with certain institutional investors (the “PIPE Investors”). Pursuant to the PIPE Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the PIPE Investors, immediately prior to the Closing, an aggregate number of shares of the Company equal to US$30 million of New Viking Shares, on an as exchanged basis, as well as warrants to purchase shares of NorthStar which are to be converted into warrants to acquire 3,000,000 New Viking Shares at Closing. Such warrants will have the same terms as the New Viking Public Warrants (as defined in the PIPE Agreements). In addition, the sponsor of Viking (the “Sponsor”) agreed to transfer to the PIPE Investors an aggregate of 3,000,000 Viking Founders Shares at Closing and Viking agreed to issue 500,000 New Viking Shares to Sponsor.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
NorthStar Earth & Space Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NorthStar Earth & Space Inc. (the Company) as of December 31, 2025 and 2024, the related consolidated statement of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Montréal, Canada

May 14, 2026

NorthStar Earth & Space Inc.
Consolidated Balance Sheets
(expressed in Canadian dollars)

	December 31,
	2025		2024
Assets
Current assets
Cash	C$	1,267,957	C$	1,149,197
Accounts receivable		925,595		452,176
Other receivables		2,686,573		1,961,995
Prepaid expenses		158,226		177,124
Total current assets		5,038,351		3,740,492

Property and equipment, net		897,171		949,246
Right of use assets		633,692		1,087,598
Intangible assets		5,753,441		8,310,526
Total Assets	C$	12,322,655	C$	14,087,862

Liabilities and shareholders’ deficit
Accounts payable and accrued liabilities	C$	2,311,142	C$	1,596,824
Promissory notes		10,707,947		9,594,352
Short-term loans		2,284,860		—
Deferred revenue		2,108,044		1,742,620
Shareholder loans		5,175,494		3,037,162
Current portion of loan payable		1,808,333		—
Current portion of long-term debt		59,472		180,399
Lease liability, current		476,206		450,129
Non-controlling interests		2,940,000		—
Total current liabilities		27,871,498		16,601,486

Loans payable		11,191,667		13,000,000
Long-term debt		66,991		126,462
Convertible debentures		98,894,000		88,635,000
Lease liability, non current		180,124		656,330
Total liabilities		138,204,280		119,019,278

Temporary equity
Class A preferred shares, no par value, 250,000 shares issued and outstanding at December 31, 2025 and 2024		25,000,000		25,000,000
Class B preferred shares, no par value, 355,401 shares issued and outstanding at December 31, 2025 and 2024		32,535,234		32,535,234
Class B-1 preferred shares, no par value, 140,000 shares issued and outstanding at December 31, 2025 and December 31, 2024		14,000,000		14,000,000
Class B common stock, $0.01 par value, 87,504 shares issued and outstanding at December 31, 2025 and 2024		875		875
		71,536,109		71,536,109

Stockholders’ equity (deficit)
Class A common shares, $0.01 par value, 462,023 shares issued and outstanding at December 31, 2025 and 2024		4,620		4,550
Additional paid-in capital		3,935,405		3,902,800
Accumulated other comprehensive loss		(154,848)		(368,970)
Accumulated deficit		(201,202,911)		(180,005,905)
Total stockholders’ deficit		(197,417,734)		(176,467,525)
Total liabilities and shareholders’ deficit	C$	12,322,655	C$	14,087,862

The accompanying footnotes are an integral part of these consolidated financial statements

NorthStar Earth & Space Inc.
Consolidated Statements of Operations and Comprehensive loss
(expressed in Canadian dollars)

	For the years ended December 31,
	2025		2024
Revenue
Services Revenue	C$	10,645,373	C$	8,375,737

Operating Expenses:
Program and technical management		10,288,464		9,634,544
General and administrative expenses		6,314,572		5,269,195
Sales and marketing expenses		2,155,493		3,243,384
Depreciation and amortization expenses		2,686,362		2,682,872
Impairment of launch costs		—		10,198,603
Loss from operations		(10,799,518)		(22,652,861)

Other Expenses (Income)
Interest income		(24,907)		(91,219)
Interest expenses		2,333,936		1,274,135
Foreign exchange (gain) loss		(43,514)		143,932
Change in fair value of convertible debenture		10,259,000		5,347,000
R&D tax credit		(2,127,027)		(1,958,302)
Total other expenses, net		10,397,488		4,715,546
Net loss	C$	(21,197,006)	C$	(27,368,407)
Basic and diluted weighted average shares outstanding, Class A and Class B common stock		544,560		542,527
Basic and diluted net loss per Class A and Class B Common Stock	C$	(40.98)	C$	(52.51)

Other comprehensive (loss) income net of tax:
Foreign currency translation adjustments		214,122		(423,368)
Total other comprehensive (loss) income		214,122		(423,368)
Comprehensive loss	C$	(20,982,884)	C$	(27,791,775)

The accompanying footnotes are an integral part of these consolidated financial statements

NorthStar Earth & Space Inc.
Consolidated Statements of Stockholders’ Equity (Deficit)
(expressed in Canadian dollars)

	Common Shares Class A			Additional Paid in Capital		Accumulated Deficit		Other Comprehensive income (loss)		Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance as at December 31, 2023	455,023	C$	4,550	C$	3,707,048	C$	(152,637,498)	C$	54,398	C$	(148,871,502)
Net loss for the year	—		—		—		(27,368,407)		—		(27,368,407)
Currency translation adjustment	—		—		—		—		(423,368)		(423,368)
Stock-based compensation	—		—		195,752		—		—		195,752
Balance as at December 31, 2024	455,023	C$	4,550	C$	3,902,800	C$	(180,005,905)	C$	(368,970)	C$	(176,467,525)
Net loss for the year	—		—		—		(21,197,006)		—		(21,197,006)
Issuance of Class A common shares	7,000		70		—		—		—		70
Currency translation adjustment	—		—		—		—		214,122		214,122
Stock-based compensation	—		—		32,605		—		—		32,605
Balance as at December 31, 2025	462,023	C$	4,620	C$	3,935,405	C$	(201,202,911)	C$	(154,848)	C$	(197,417,734)

The accompanying footnotes are an integral part of these consolidated financial statements

NorthStar Earth & Space Inc.
Consolidated statement of cash flows
(expressed in Canadian dollars)

	For the years ended December 31,
	2025		2024
Cash flows from operating activities:
Net loss	C$	(21,197,006)	C$	(27,368,407)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses		2,686,362		2,682,872
Impairment of setup fees and launch costs		—		10,198,603
Interest expenses		2,211,428		1,274,135
Change in fair value of convertible debentures		10,259,000		5,347,000
Foreign currency translation gain (losses)		(106,593)		183,946
Stock-based compensation		32,605		195,752
Net change in right of use asset		453,906		(174,100)
Change in long-term debt		—		207,821
Non-cash change in shareholder loans		582,104		705,523
Change in operating assets and liabilities:
Accounts receivable		(473,419)		(1,003,000)
Other receivable		(724,578)		—
Additions to other assets		—		(2,171,753)
Prepaid expenses		18,898		12,356
Accounts payable and accrued liabilities		675,946		(303,783)
Change in deferred revenue		365,424		1,347,254
Change in lease liability		(450,129)		171,217
Net cash used in operating activities		(5,666,052)		(8,694,564)

Cash flows from investing activities:
Proceeds from short-term investment		—		6,030,493
Additions to property and equipment		(77,202)		(394,834)
Net cash (used in) provided by investing activities		(77,202)		5,635,659

Cash flows from financing activities:
Capital contributions received from limited partners		2,940,000		—
Issuance shareholder loans		1,000,000		2,200,000
Long-term debt paid		(180,398)		(139,889)
Short-term loan		2,284,860		—
Promissory notes paid		(182,518)		—
Issuance of shares		70		—
Net cash provided by financing activities		5,862,014		2,060,111

Net change in cash		118,760		(998,794)
Cash, beginning of year		1,149,197		2,147,991
Cash, end of year	C$	1,267,957	C$	1,149,197

Supplemental disclosures:
Interest paid	C$	—	C$	—
Income taxes paid	C$	—	C$	—
Initial recognition of right of use asset	C$	—	C$	568,913

The accompanying footnotes are an integral part of these consolidated financial statements.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

1. Nature of Business

NorthStar Earth & Space Inc. (the “Company”) was incorporated on November 2, 2015, under the Canada Business Corporations Act and is headquartered in Montreal, Québec, Canada. The Company has the following wholly owned subsidiaries:

•        NorthStar Earth & Space Systems, Inc, incorporated in Delaware

•        NorthStar Earth & Space Europe S.a.r.l. incorporated in Luxembourg

The Company provides commercial space situational awareness services using a combination of space and ground-based sensors, delivering actionable intelligence to government and defense customers.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Additionally, the Company consolidated the financial statements of Northstar Recovery Limited Partnership (“Northstar Recovery LP”), a Litigation Financing Vehicle, formed in 2025 solely for the purpose of funding litigation-related costs (see note 21), it is considered a Variable Interest Entity (“VIE”). It has determined the Company is the primary beneficiary of Northstar Recovery LP and it satisfies both criteria under ASC 810, “Consolidation”, subtopic 10-25-38A. The primary beneficiary is the reporting entity that is required to consolidate the VIE. (see note 20)

Basis of Preparation

The accompanying consolidated financial statements are presented in Canadian Dollars “CAD”, the parent company’s functional currency, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

These consolidated financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, these consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern. Such adjustments could be material. We have not been profitable since our inception and achieving future profitability will depend on our ability to scale our business, grow our customer base and deployments, manage our expenses, and otherwise successfully execute our business and marketing strategy, and hire and retain appropriate personnel.

To date, we have financed our operations primarily from sales of redeemable convertible debentures, preferred stock, governmental loans, common shares, shareholder loans, as well as cash flows from our operations. We expect our current cash resources to be able to fund near-term operations but are dependent on revenues to cover the next 12 months from the date of issuance of these consolidated financial statements. Our ability to continue as a going concern may be dependent upon raising additional financing. On May 6, 2026, Pangaea Three Acquisition Holdings III, LLC (“PTAH III”), a significant shareholder of the Company, provided a support letter to management indicating it would continue supporting the Company’s liquidity over the next twelve months. Based on the Company’s liquidity on the date these consolidated financial statements were issued, the liquidity it expects to generate from operations over the following year, and by incorporating the additional liquidity from PTAH III, the Company expects that it will have sufficient liquidity to continue as a going concern for at least the one-year period following the issuance of these consolidated financial statements.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

2. Summary of Significant Accounting Policies (cont.)

Segments

ASC 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results and financial metrics such as revenue, gross profit and loss from operations for the Company as a whole, to make decisions about allocating resources and assessing financial performance therefore there is only on reportable segment.

Functional and Reporting Currency

The financial results and position of foreign subsidiaries and affiliates are translated into Canadian dollars (CAD) using the current rate method, whereby operating results are converted at the average rate of exchange for the period and assets and liabilities are converted at the closing rates on the period end date. Translation gains and losses arising from the translation of the Company’s foreign subsidiaries functional currencies to Canadian currency presentation are recognized in “Other comprehensive loss” and recognized in the Company’s “Consolidated Statements of Operations” upon the sale of the foreign operation. Asset and liability accounts are translated at the exchange rates in effect as at the balance sheet date, and revenues and expenses are translated using monthly average exchange rates.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions made when accounting for items and matters such as, but not limited to, revenue recognition, useful life of intangible assets and impairment indicators, fair value of stock options granted, determination of discount rate and probability of conversion used to measure the fair value of convertible debentures, are reasonable based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as amounts reported on the statements of operations during the periods presented. Actual results could differ from those estimates.

Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known.

Cash

The Company considers all highly liquid instruments purchased with an original maturity date of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. As of December 31, 2025 and 2024, the Company did not hold any cash equivalents.

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect from outstanding balances. The allowance for estimated credit losses is the Company’s estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines that allowance based upon a review of each receivable and all known factors that could affect collectability. These factors include but are not limited to a customer’s past payment performance, customer financial condition, general economic or industry conditions and disputes regarding the invoiced amount or regarding the product or service rendered. Account balances are charged off against the allowance

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

2. Summary of Significant Accounting Policies (cont.)

after all means of collection have been exhausted and determined no longer collectible. There have been no recoveries or write-off of accounts receivable in the years ended December 31, 2025 or 2024. The allowance for credit losses was nil as of December 31, 2025 and 2024.

Property and Equipment, Net

Property and equipment are recorded at cost less accumulated depreciation and amortization. Leasehold improvements are amortized over the shorter of the estimated remaining lease term or the useful lives of the related assets. Repairs and maintenance costs are expensed as incurred, whereas major improvements are capitalized as additions to property and equipment.

Property and equipment are amortized over their estimated useful lives according to the following methods and annual rates:

	Method	Rate
Office furniture	Declining balance	5 years
Leasehold improvements	Straight-line	Lease term
Computer equipment	Straight-line	3 years
Telecommunication	Straight-line	5 years

Intangible Assets, Net

Intangible assets consist of acquired contractual rights associated with a proprietary concept of operations to develop a large scale data processing capability and low earth orbit satellite constellation of a number of satellites featuring, among other capabilities, (i) the ability to generate either hyper spectral or infrared imaging information of the Earth destined for a variety of government and commercial applications, and (ii) the ability to find, catalogue, track and forecast the path of space objects, including those that could pose a risk to operational satellites. As of the acquisition date, the concept of operations had reached commercial readiness and market deployment capability, but had not yet undergone formal public launch.

They are recorded at cost and are amortized based on their estimated useful lives of 10 years using the straight-line method.

Impairment

Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. Application of alternative assumptions, such as changes in estimate of future cash flows, could produce significantly different results.

For long-lived assets used in operations, impairment losses are only recorded if the asset’s carrying amount is not recoverable through its undiscounted, probability-weighted future cash flows. The Company measures the impairment loss based on the difference between the carrying amount and estimated fair value.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

2. Summary of Significant Accounting Policies (cont.)

Financial assets measured at cost and amortized cost

When there are indications of possible impairment, the Company determines if there has been a significant adverse change to the expected timing or amounts of future cash flows expected from the financial asset. The amount of any impairment loss is determined by comparing the carrying amount of the financial asset with the highest of three amounts:

•        The present value of the cash flows expected to be generated by holding the asset, discounted using a current market rate of interest appropriate to that asset;

•        The amount that could be realized by selling the asset at the date of the consolidated balance sheet; and

•        The amount the Company expects to realize by exercising its right to any collateral held to secure repayment of the asset, net of all costs necessary to exercise those rights.

A previously recognized impairment loss is reversed to the extent that the improvement can be related to an event occurring after the impairment was recognized, but the adjusted carrying amount of the financial asset shall be no greater than the amount that would have been reported at the date of the reversal had the impairment not been recognized.

The estimated fair values of the Company’s cash and cash equivalents, other current receivables, other assets, accounts payable, and accrued expenses and other current liabilities approximate their carrying values.

Fair Value of Financial Instruments

The three levels of the fair value hierarchy are described below:

•        Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.

•        Level 2 — Valuations based on quoted prices for similar assets or liabilities in markets that are not active, or for which all significant inputs are observable, either directly or indirectly.

•        Level 3 — Valuations that require inputs that reflect the Company’s own assumptions that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

As of December 31, 2025 and 2024, other than the convertible debentures discussed below, the Company did not hold any financial assets or liabilities that were measured at fair value on a recurring or nonrecurring basis.

Convertible Debentures

The Company has elected the fair value option under ASC 825, “Financial Instruments”, subtopic 10, for its convertible debentures that contain embedded features which would otherwise require bifurcation and separate accounting under ASC 815, “Derivatives and Hedging”. The election simplifies accounting by measuring the entire instrument at fair value, with changes in fair value recognized in earnings. Fair value is determined using observable market data when available and valuation models when observable inputs are not readily available. Changes in fair value attributable to both credit risk and market risk are recorded in Other Expenses (income) in the Consolidated Statements of Operations and Comprehensive loss.

Instruments for which the fair value option has been elected are classified as short-term or long-term liabilities based on their contractual maturity dates. The convertible debentures have been classified as Level 3.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

2. Summary of Significant Accounting Policies (cont.)

Leases

The Company accounts for leases in accordance with FASB ASC 842, “Leases”. At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. The Company has elected not to recognize on the balance sheet leases with terms of one year or less. Options to renew a lease are not included in the Company’s initial lease term assessment unless there is reasonable certainty that the Company will renew. The Company monitors its plans to renew its material leases on a quarterly basis.

Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected remaining lease term. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company utilizes its incremental borrowing rates, which are the rates incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The Company has elected to account for the lease and non-lease components as a combined lease component. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.

We remeasure and reallocate the consideration in a lease when there is a modification of the lease that is not accounted for as a separate contract. The lease liability is remeasured when there is a change in the lease term or in the assessment of whether we will exercise a lease option.

We assess ROU assets for impairment in accordance with our long-lived asset impairment policy.

Revenue Recognition

The Company generates revenue from services, provided under fixed-price contracts with government and government-agency customers which typically vary from one to four years. The Company recognized revenue in accordance with ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, revenue is recognized when control of promised services is transferred to the customer in an amount that reflects the consideration the Company expects to receive in exchange for those services. The Company applies this standard only to contracts where it is probable that the consideration to which it is entitled will be collected. At contract inception, the Company assesses the services promised within each contract to identify performance obligations and determine whether each promised service is distinct. The Company’s contracts may include promises to transfer multiple services and determining whether services represent distinct performance obligations that should be accounted for separately or together may require judgment.

Continuous service contracts typically require the Company to “stand-ready” to deliver a data products over the contractual term on a daily basis. The availability of the data products could be intermittent and result in a day where a data product is not delivered. There are no minimum annual or contractual guarantees for data products and there are no adjustments to the transaction price for days when a data product was not available. Accordingly, the transaction price is recognized on a straight-line basis over the contract term beginning on the commencement date stated in the contract.

Milestone contracts typically provide customers with engineering, research, and technical services. The company measures progress toward satisfaction of the performance obligation over time using an output method based on the achievement of specified contractual milestones, including satisfactory completion of design reviews, development plans, testing plans, validation tests, and verification tests, among others.

Revenue is recognized upon achievement of each milestone in an amount that reflects the proportion of the transaction price attributable to the services transferred to the customer through that milestone. In determining the amount of revenue recognized, an evaluation of the nature of services provided, the significance of the deliverables completed, and the relative value transferred to the customer at each stage of the project is prepared in consultation with members of accounting, engineering, and operations who have significant experience in achieving such milestones. To the extent that milestone billings do not faithfully depict progress toward satisfaction of the performance obligation, revenue recognition is adjusted to reflect an estimate of the value transferred to the customer.

The Company reviews its measure of progress throughout the contract term and updates estimates as necessary to ensure revenue recognition reflect the transfer of control of services to customers.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

2. Summary of Significant Accounting Policies (cont.)

The Company receives payments from customers based on billing schedules established in each contract. Upfront payments and fees are recorded as deferred revenue upon receipt or when due until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the Company’s right to consideration is unconditional, such as when the Company has a contractual right to payment per the terms of the contract. Advance payments are not considered a significant financing component because they are used to safeguard the Company from the failure of the other party to abide by some or all of their obligations under the contract.

The Company has determined that its revenues do not require further disaggregation beyond the single service category presented, as all the revenue share similar economic characteristics, are derived from the same government and government agency customer base and exhibit similar patterns of cash flow generation under the same over-time recognition model.

Revenue Disaggregation

The following table disaggregates the Company’s revenue by type of contract:

	For the year ended December 31,
	2025	2024
Continuous service	$2,143,416	$1,439,672
Milestone	8,501,957	6,936,065
Total revenue	$10,645,373	$8,375,737

Income Taxes

Income taxes are recorded in accordance with FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided, if, based upon the weight of available evidence, it is more likely than not that some or all the net deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances.

Basic and Diluted Net Loss Per Share

Basic net loss per share is calculated by dividing net loss attributable to Class A and Class B common stockholders by the weighted-average number of shares of Class A and Class B common stock outstanding during the year. Diluted net loss per share is based upon the diluted weighted-average number of shares outstanding during the year. Diluted net loss per share gives effect to all potentially dilutive common share equivalents, including preferred stock and stock options, to the extent they are dilutive. See to Note 13 — Net Loss Per Share.

Stock-based Compensation

The Company accounts for stock-based compensation arrangements granted to employees in accordance with ASC 718, “Compensation: Stock Compensation”, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. The Company accounts for forfeitures when they occur.

The Company uses the Black-Scholes option pricing model to determine the grant date fair value of its stock-based compensation. This model requires the Company to estimate the share price, expected volatility and the expected term of the stock options, which are highly complex and subject to significant judgment and estimation uncertainty. The Company calculates an expected volatility using an estimate across similar companies. The expected term is computed

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

2. Summary of Significant Accounting Policies (cont.)

using the simplified method as the Company’s best estimate given its lack of actual exercise history. The Company has selected a risk-free rate based on the implied yield available on U.S. Treasury securities with a maturity equivalent to the expected exercise term of the stock option.

Warrants

Warrants issued in relation to compensation or financing are classified as a component of equity. The fair value of compensation warrants is determined at the date of grant using the Black-Scholes Option Pricing Model with assumptions for risk-free interest rates, dividend yields, volatility factors of the expected market price of the Company’s common stock and an expected life of the warrants. The fair value of financings warrants is determined by assigning the residual of the financing fair value and the net proceeds. Warrants are reclassified to share capital when they are exercised.

Research and Development Tax Credits

Research and development expenditures are expensed as incurred. The Company claims investment tax credits as a result of incurring scientific research and experimental development expenditures, including infrastructure costs. Research and development tax credits are recognized when the related expenditures are incurred, and there is reasonable assurance of their realization. Management has made a number of estimates and assumptions in determining the expenditures eligible for the investment tax credit claim. The Company’s claim is subject to audit by Canada Revenue Agency who may disallow all or a portion of the amount recorded.

Recent Accounting Pronouncements

Issued in November 2024, ASU 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40), requires the disaggregated disclosure of specific expense categories, including purchases of inventory, employee compensation, depreciation, and amortization, within relevant income statement captions. This ASU also requires disclosure of the total amount of selling expenses along with the definition of selling expenses. The ASU is effective for annual periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Adoption of this ASU can either be applied prospectively to consolidated financial statements issued for reporting periods after the effective date of this ASU or retrospectively to any or all prior periods presented in the consolidated financial statements. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

In December 2025, the FASB issued ASU 2025-10, Government Grants (Topic 832) — Accounting for Government Grants Received by Business Entities. The ASU establishes guidance on the recognition, measurement, presentation and disclosure of a government grant received by a business entity. The guidance is effective for public business entities for annual reporting periods beginning after 15 December 2028, and interim periods within those annual reporting periods. For all other entities, the guidance is effective for annual reporting periods beginning after 15 December 2029. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosure.

3. Other Receivables

Other receivable consisted of the following:

	December 31,
	2025		2024
Sales tax receivable	C$	388,357	C$	272,193
Government grants receivable		171,189		—
Research and development tax credits receivable		2,127,027		1,689,802
	C$	2,686,573	C$	1,961,995

Other receivables are expected to be collected within twelve months of the corresponding balance sheet date.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

4. Property and Equipment, net

Property and equipment, net consisted of the following:

	December 31, 2025
	Cost		Accumulated Amortization		Net Book Value
Office Furniture	C$	51,600	C$	(41,173)	C$	10,427
Leasehold improvements		1,051,727		(299,574)		752,153
Computer equipment		593,877		(459,286)		134,591
Telecommunication		4,606		(4,606)		—
Total	C$	1,701,810	C$	(804,639)	C$	897,171
	December 31, 2024
	Cost		Accumulated Amortization		Net Book Value
Office Furniture	C$	51,600	C$	(38,566)	C$	13,034
Leasehold improvements		1,051,727		(275,967)		775,760
Computer equipment		516,675		(356,338)		160,337
Telecommunication		4,606		(4,491)		115
Total	C$	1,624,608	C$	(675,362)	C$	949,246

Total depreciation expense for the years ended December 31, 2025 and 2024 totaled $129,277 and $125,787, respectively.

5. Intangible Assets

The Company’s identified intangible asset consists of the following:

	December 31, 2025
	Cost		Accumulated Amortization		Net Book Value
Intellectual property	C$	25,570,852	C$	(19,817,411)	C$	5,753,441
	December 31, 2024
	Cost		Accumulated Amortization		Net Book Value
Intellectual property	C$	25,570,852	C$	(17,260,326)	C$	8,310,526

Amortization expense related to intangible assets for the years ended December 31, 2025 and 2024 was C$2,557,085.

Estimated future amortization expense of its intangible assets is as follows:

Year ending December 31,
2026	C$	2,557,085
2027		2,557,085
2028		639,271
Total	C$	5,753,441

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

6. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities is summarized as follows:

	December 31,
	2025		2024
Accrued payroll	C$	565,585	C$	433,026
Accounts payable		1,302,366		705,880
Accrued liabilities		443,191		457,918
	C$	2,311,142	C$	1,596,824

7. Promissory Notes

	December 31,
	2025		2024
Thales Alenia Space France
Promissory note of €1,000,000 ($1,608,900) issued on January 12, 2022, with an initial maturity date of March 14, 2025. A repayment agreement of the promissory was extended on April 29, 2026 (See below for details)	C$	2,113,811	C$	1,948,338

Spire Global Subsidiary, Inc.
Promissory note of US$ 4,500,000 ($6,162,750) issued on October 20, 2023, bearing interest at an annual rate of 14%, with an initial maturity date of October 20, 2024 (See below for details).		8,594,136		7,646,014
	C$	10,707,947	C$	9,594,352

On March 12, 2025, the Company entered into an agreement with Thales Alenia Space France for the repayments of the promissory note, payments shall be paid in multiple instalments from April 1, 2025 to November 1,2025. Overdue payments will be charged at EURIBOR 1 month + 8%, under this agreement, an initial repayment of EUR 115,000 (approximately C$183,000 as of December 31, 2025) was made on June 2, 2025.

On April 29, 2026, a repayment of the promissory note was extended, for which the Company will (i) immediately upon signature of this Agreement pay EUR 150,000 (approximately C$240,000 as of December 31, 2025) to TAS as a reduction of the outstanding amount, the remaining balance will (ii) pay thereafter on or before the 20th business day of each calendar month, commencing in May 2026, at a rate equal to 12% per annum. Overdue payments will be charged at EURIBOR 6 month + 12%.

On October 20, 2023, the Company issued a promissory note of US$4,500,000 (approximately C$6,525,000 as of December 31, 2025) (the “Note”) to Spire Global Subsidiary, Inc. (“Spire”) The Note arose out of the Constellation Services Framework Agreement (the “Spire Agreement”) that NorthStar and Spire entered into on March 1, 2022.

The Spire Agreement is a “space-as-a-service” contract pursuant to which NorthStar made advance payments to Spire to facilitate Spire’s obligation to manufacture, launch, and operate four satellites, and, in exchange, Spire agreed to provide the infrastructure to deliver images and data from space to NorthStar for use with NorthStar’s patented situational awareness technology. The Spire Agreement contains a mandatory arbitration provision, requiring that any dispute shall be settled by arbitration before the International Court of Arbitration of the International Chamber of Commerce (the “ICC”). On September 20, 2024, as required under the Spire Agreement, the Company filed a Request for Arbitration with the ICC, seeking damages and other relief for material breaches of the Spire Agreement (the “Arbitration”).

In addition to NorthStar’s upfront payments to Spire under the Spire Agreement, Spire agreed in the Note to provide NorthStar with US$4,500,000 (approximately C$6,525,000 as of December 31, 2025) in vendor financing for services to be rendered by Spire to NorthStar under the Spire Agreement bearing interest at an annual rate of 14%. On November 18, 2025, in its responding materials in the Arbitration, Spire consented to the ICC Tribunal’s jurisdiction over the Note. Based on the foregoing, any payment obligation of NorthStar under the Note will be resolved in the Arbitration. Given Spire’s material breaches of the Spire Agreement before the Note’s maturity date, the Company intends to argue that it has no payment obligation under the Note, among other things.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

7. Promissory Notes (cont.)

Since a final Arbitration decision is expected in the second quarter or third quarter of 2026, the Note has been reclassified as a current liability as of December 31, 2025. (See Note 21 Legal Proceedings).

8. Loans Payable

	December 31,
	2025		2024
Repayment contribution received from Economic Development Agency of Canada for the Region of Québec (“DEC”)	C$	3,500,000	C$	3,500,000
Repayment contribution received from Strategic Innovation Fund (“SIF”)		9,500,000		9,500,000
		13,000,000		13,000,000
Repayment contribution received from Economic Development Agency of Canada for the Region of Québec (“DEC”) – current portion		(1,808,333)		—
	C$	11,191,667	C$	13,000,000

Contribution agreements

Strategic Innovation Fund

On August 30, 2018, the Company entered into a contribution agreement with Her Majesty the Queen in Right of Canada through the Strategic Innovation Fund (“SIF”). Under this agreement, SIF has agreed to make a conditionally repayable contribution of a maximum of C$9,500,000 to the Company to cover the Company’s eligible costs. The Company must respect commitments relating to investments in capital projects, employment and research and development expenditures. Repayments, if any, will be calculated by a formula based on the Company’s future revenue growth over a period of 15 years; the maximum repayment is 150% of the amount of the repayable portion of the funding received. The project involves the research and development related to the architecture as well as system support and simulation and its abilities to innovate to offer new products and services within the spatial sector through the launch of the satellite constellation.

The contribution agreement was amended on December 22, 2020 and the project completion date was extended from September 4,2021 to June 30, 2023.

In 2023, the Company received C$1,412,862 from SIF resulting in a total outstanding amount of C$9,500,000.

Following the amendment of the contract on June 30, 2023, repayment terms were modified to a non-conditional repayment of C$9,500,000 over a 15-year period, with annual payments of C$633,333 beginning on July 1, 2025 until the final payment on July 1, 2039. As a result of this amendment, the total SIF contribution of C$9,500,000 has been reclassified as loan payable.

In accordance with ASC 835-30, government loans are exempt from the requirement to impute interest. Accordingly, the loan is carried at face value, and no interest has been imputed.

In November 2025, repayment terms were amended with the first payment due and payable on January 31, 2027.

Principal repayments to be made during the next five years, are as follows:

2027	C$	1,583,337
2028		950,000
2029		633,333
2030		633,333
2031		633,333
	C$	4,433,336

Economic Development Agency of Canada for the Region of Québec

On August 1, 2018, the Company entered into a contribution agreement with Economic Development Agency of Canada for the Region of Québec (“DEC”). Under this agreement, DEC agreed to pay the Company a repayable contribution of C$3,500,000 to support the project’s eligible costs of the Company in its abilities to innovate to offer new products

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

8. Loans Payable (cont.)

and services within the spatial sector through the launch of the satellite constellation. DEC’s contribution covered the professional fees and salaries incurred starting November 2, 2017 when carrying out the technical feasibility and commercial study as well as the business plan.

The Company shall repay the contribution in 60 equal and consecutive monthly instalments. The Company shall be charged interest on outstanding payments during the period of repayment. Interest calculated and compounded monthly at the average bank rate plus 3% is payable on that amount and accrues during the period beginning on the due date and ending on the day before the day on which payments are received by DEC. The first payment is due and payable on June 1, 2024, being 31 months following the amended project completion date of May 31, 2022.

On May 23, 2024, the repayment terms were amended. The Company shall repay the contribution in 53 equal instalments. The first payment is due and payable on January 1, 2025.

On February 28, 2025, the repayment terms were amended once again, the Company shall repay the contribution in 53 equal instalments. The first payment is due and payable on January 15, 2026.

On November 12, 2025, the repayment terms were amended with the first payment due and payable on December 15, 2026 as per the table below. The repayments owed and payable from January 2025 to December 2026, inclusively, as detailed in the Agreement, remain owed but are not to be paid at the agreed-upon dates — subject to the following:

•        Interests and other fees as provided in the Agreement will accrue on the amount of the January 2025 to December 2026 repayments inclusively, starting on the date of payment indicated in the Agreement for each repayment.

•        Interest accrued as of December 31, 2025 in the amount of C$38,372 was paid on March 9, 2026.

•        Interest accrued as of January 1, 2026, shall be paid by bank transfer on quarterly basis prior to the following due dates:

•        May 15, 2026

•        August 15, 2026

•        November 15, 2026

•        February 15, 2027

Principal repayments to be made during the next four years, are as follows:

2026	C$	1,808,333
2027		700,000
2028		700,000
2029		291,667
	C$	3,500,000

9. Shareholder Loans

In 2025 and in 2024, the Company entered into agreements with certain shareholders whereby such shareholders would provide continuing financial support to the Company. The loans bear interest at an annual rate of 14.5%, with a maturity date of April 30, 2025. In November 2025, the maturity date of the loans have been extended to December 31, 2026.

As of December 31, 2025 and 2024, the Company had C$5,175,494 and C$3,037,162, respectively, of such financing, including accrued interest of C$735,448 and C$118,609, respectively, a portion of the financing were denominated in USD.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

10. Convertible Debenture

Subscription and Purchase Agreement — Investissement Québec

On September 11, 2018, the Company issued an Unsecured convertible debenture for a nominal amount of C$13,000,000, bearing interest at 6% per year, accruing daily and calculated and compounded yearly, due on March 11, 2022. The debenture was subsequently extended to December 23, 2027. The debenture is convertible into common shares and or preferred shares of the Company upon a qualified financing at their lowest subscription price per share less a 25% discount, Unsecured and benefiting from a third ranking (in terms of payment) behind the 2021 IQ Debenture and the five 2022 debentures mentioned below, as per an intercreditor agreement amongst them.

On July 16, 2021, the Company issued a Secured convertible debenture (“2021 IQ Debenture”) for a nominal amount of C$6,000,000, bearing interest at 6% per year, accruing daily and calculated and compounded yearly, due on December 23, 2027. The debenture is convertible into common shares and/or preferred shares of the Company upon a qualified financing at their lowest subscription price per share less a 25% discount. Secured by a second ranking (in terms of payment) movable hypothec without delivery and an intellectual property security agreement on the intellectual property assets of NorthStar, in favor of, Pangaea Three Acquisition Holding III, LLC Luxembourg Future Fund, Telesystem Space Inc., Investissement Québec and Luxembourg Space Sector Development SCSp, with Pangaea Three Acquisition Holding III, LLC acting as collateral agent and as per an intercreditor agreement amongst them.

A Secured convertible debenture was issued on December 23, 2022 for a nominal amount of C$6,000,000 which was cancelled and exchanged for a nominal amount of C$6,433,398 on November 17, 2023, bearing interest at 8% per year, accruing daily and calculated and compounded yearly, due on November 17, 2028. This debenture is convertible into Class D preferred shares at a price of C$100 per share. The instrument is secured by a movable hypothec without delivery and an intellectual property security agreement on the intellectual property assets of NorthStar, in favor of, Pangaea Three Acquisition Holding III, LLC Luxembourg Future Fund, Telesystem Space Inc., Investissement Québec and Luxembourg Space Sector Development SCSp, with Pangaea Three Acquisition Holding III, LLC acting as collateral agent and as per an intercreditor agreement amongst them.

A Secured convertible debenture was issued on November 17, 2023 for a nominal amount of C$3,300,000, bearing interest at 8% per year, accruing daily and calculated and compounded yearly, due on November 17, 2028. This debenture is convertible into Class D preferred Shares at a price of C$100 per share. The instrument is secured by a movable hypothec without delivery and an intellectual property security agreement on the intellectual property assets of NorthStar, in favor of, Pangaea Three Acquisition Holding III, LLC Luxembourg Future Fund, Telesystem Space Inc., Investissement Québec and Luxembourg Space Sector Development SCSp, with Pangaea Three Acquisition Holding III, LLC acting as collateral agent and as per an intercreditor agreement amongst them.

Subscription and Purchase Agreement — Telesystem Space Inc.

The Company issued a Secured convertible debenture on December 23, 2022 to Telesystem Space Inc. for a nominal amount of C$12,305,510 which was cancelled and which exchanged for a nominal value of C$13,194,373 on November 17, 2023, bearing interest at 8% per year, accruing daily and calculated and compounded yearly, due on November 17, 2028. This debenture is convertible into Class D preferred shares at a price of C$100 per share. The instrument is secured by a movable hypothec without delivery and an intellectual property security agreement on the intellectual property assets of NorthStar, in favor of, Pangaea Three Acquisition Holding III, LLC Luxembourg Future Fund, Telesystem Space Inc., Investissement Québec and Luxembourg Space Sector Development SCSp, with Pangaea Three Acquisition Holding III, LLC acting as collateral agent and as per an intercreditor agreement amongst them.

A Secured convertible debenture was issued on November 17, 2023 for a nominal amount of C$5,200,000, bearing interest at 8% per year, accruing daily and calculated and compounded yearly, due on November 17, 2028. This debenture is convertible into Class D preferred shares price of C$100 per share. The instrument is secured by a movable hypothec without delivery and an intellectual property security agreement on the intellectual property assets of NorthStar, in favor of, Pangaea Three Acquisition Holding III, LLC Luxembourg Future Fund, Telesystem Space Inc., Investissement Québec and Luxembourg Space Sector Development SCSp, with Pangaea Three Acquisition Holding III, LLC acting as collateral agent and as per an intercreditor agreement amongst them.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

10. Convertible Debenture (cont.)

Subscription and Purchase Agreement — Luxembourg Future Fund

A Secured convertible debenture was issued on December 23, 2022, for a nominal amount of C$13,197,935 which was cancelled and which exchanged for C$14,151,261 on November 17, 2023, bearing interest at 8% per year, accruing daily and calculated and compounded yearly, due on November 17, 2028. This debenture is convertible into Class D preferred shares price of C$100 per share. The instrument is secured by a movable hypothec without delivery and an intellectual property security agreement on the intellectual property assets of NorthStar, in favor of, Pangaea Three Acquisition Holding III, LLC Luxembourg Future Fund, Telesystem Space Inc., Investissement Québec and Luxembourg Space Sector Development SCSp, with Pangaea Three Acquisition Holding III, LLC acting as collateral agent and as per an intercreditor agreement amongst them.

A Secured convertible debenture was issued on November 17, 2023 for a nominal amount of C$2,000,000, bearing interest at 8% per year, accruing daily and calculated and compounded yearly, due on November 17, 2028. This debenture is convertible into Class D preferred shares price of C$100 per share. The instrument is secured by a movable hypothec without delivery and an intellectual property security agreement on the intellectual property assets of NorthStar, in favor of, Pangaea Three Acquisition Holding III, LLC Luxembourg Future Fund, Telesystem Space Inc., Investissement Québec and Luxembourg Space Sector Development SCSp, with Pangaea Three Acquisition Holding III, LLC acting as collateral agent and as per an intercreditor agreement amongst them.

Subscription and Purchase Agreement — Pangaea Three Acquisition Holdings III, LLC

(an affiliated entity of Cartesian Capital Group LLC)

A Secured convertible debenture was issued on December 23, 2022, or a nominal amount of C$13,617,728, bearing interest at 8% per year, accruing daily and calculated and compounded yearly, due on December 23, 2027. This debenture is convertible into Class C preferred shares price of C$100 per share. The instrument is secured by the intellectual property. Secured by a movable hypothec without delivery and an intellectual property security agreement on the intellectual property assets of NorthStar, in favor of, Pangaea Three Acquisition Holding III, LLC Luxembourg Future Fund, Telesystem Space Inc., Investissement Québec and Luxembourg Space Sector Development SCSp, with Pangaea Three Acquisition Holding III, LLC acting as collateral agent and as per an intercreditor agreement amongst them.

Subscription and Purchase Agreement — Luxembourg Space Sector Development SCSp

A Secured convertible debenture was issued on December 23, 2022, for a nominal amount of C$2,169,107, bearing interest at 8% per year, accruing daily and calculated and compounded yearly, due on December 23, 2027. This debenture is convertible into Class C preferred shares price of C$100 per share. The instrument is secured by a movable hypothec without delivery and an intellectual property security agreement on the intellectual property assets of NorthStar, in favor of, Pangaea Three Acquisition Holding III, LLC Luxembourg Future Fund, Telesystem Space Inc., Investissement Québec and Luxembourg Space Sector Development SCSp, with Pangaea Three Acquisition Holding III, LLC acting as collateral agent and as per an intercreditor agreement amongst them.

	As of December 31,
	2025				2024
	Nominal amounts		Fair Value		Nominal amounts		Fair Value
Secured convertible debentures – preferred shares D	C$	52,145,139	C$	49,120,000	C$	47,524,742	C$	44,993,000
Secured convertible debenture – preferred shares C		19,921,735		19,070,000		18,191,889		17,330,000
Secured convertible debenture issued on July 16, 2021		7,772,846		8,686,000		7,221,659		7,493,000
Unsecured convertible debenture issued on September 11, 2018		19,907,076		22,018,000		18,780,260		18,819,000
Total	C$	99,746,796	C$	98,894,000	C$	91,718,550	C$	88,635,000

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

10. Convertible Debenture (cont.)

The Company’s convertible debentures with Investissement Québec are accounted for using a discounted cash flow model. The significant assumptions in the model are the timing and probability of conversion, and the discount rate. The timing and probability are based on Management’s best estimate of the most likely outcome, and the discount rate is based on calibration of the instrument at issuance, adjusted for changes in market yields between issuance and the valuation date.

The Class C and D Debentures also used a discounted cash flow model. The significant assumptions are the variable interest rate, the discount rate.

Some of the class C and D debentures were issued to related parties, they were issued under the same terms and conditions as the ones to non-related parties.

“Qualified Financing Event” means an offering and sale of equity securities of the Corporation for aggregate gross proceeds of at least $100,000,000 whether completed in a single transaction or a series of related transactions, consisting of newly issued treasury shares.

The key assumptions used to value the convertibles debentures as of December 31, 2025 and 2024 were as follows:

Discount Rate	2025	2024
Secured convertible debentures – preferred shares D	14.0%	13.0%
Secured convertible debenture – preferred shares C	14.0%	13.0%
Secured convertible debenture issued on July 16, 2021	17.4%	16.5%
Unsecured convertible debenture issued on September 11, 2018	18.4%	17.5%
Probability of conversion in a Qualified Financing Event	80.0%	80.0%

11. Stockholders’ Deficit

Authorized

The capital of the Company consists of an unlimited number of Class A common shares, an unlimited number of Class B common shares, an unlimited number of Class A preferred shares, an unlimited number of Class B preferred shares, an unlimited number of Class B 1 preferred shares, an unlimited number of Class C preferred shares and an unlimited number of Class D preferred shares, all without par value.

Class A common shares

Voting rights

Holders of Class A common shares shall have the right to receive notice of any meeting of shareholders of the Company, to attend such meeting and to vote thereat based on one (1) vote for each Class A common share held, except at meetings where only the holders of another class of shares are entitled to vote.

Dividends

Holders of Class A common shares shall have the right to receive, after payment of the preferential dividends on the Class A preferred shares, the Class B preferred shares, the Class B-1 preferred shares, the Class C preferred shares and the Class D preferred shares, pari passu with the holders of Class B common shares, pro rata on a per share basis, any dividend declared by the Company at the times and for the amounts that the directors of the Company may determine by resolution. No dividends will be paid, declared or set apart for payment in respect of any Class A common shares for any calendar year if, as a result thereof, the realizable value of the net assets of the Company would be insufficient to pay the redemption price of the Class A preferred shares, Class B preferred shares, Class B-1 preferred shares, Class C preferred shares and Class D preferred shares.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

11. Stockholders’ Deficit (cont.)

The Class A common shares or Class B common shares may not be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of common shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner. In addition, if any dividend is paid by issuing fully paid shares of the Company on either class of common shares an equivalently valued dividend shall be paid by issuing fully paid shares of the Company on the other class of common shares.

Liquidation and distribution

In the event of (i) a distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders, (ii) any amalgamation, merger, reorganization, arrangement or other transaction, involving the Company and any other entity resulting in a surviving, or continuing, or new, entity in which the shareholders of the Company, immediately prior to such amalgamation, reorganization, arrangement or other transaction own less than a majority of the outstanding voting rights immediately after such transaction, or (iii) any sale of all or substantially all of the assets of the Company in one or a series of related transactions, including a sale or license of all or substantially all of the Company’s intellectual property [each, a “Liquidity Event”], or (iv) an offering of shares of the Company to the public in a new share issuance for the first time on any North American or European recognized exchange, including the New York Stock Exchange, NASDAQ or Toronto Stock Exchange [an “Initial Public Offering”] holders of Class A common shares shall have the right, after payment of the preferential amounts owing to the holders of the Class A preferred shares, the Class B preferred shares, the Class B-1 preferred shares, the Class C preferred shares and the Class D preferred shares, to receive 80% of the remaining property or assets of the Company available for distribution to the Class A common shares or the Class B common shares or of any proceeds.

Class B common shares

Voting rights

Holders of Class B common shares shall have the right to receive notice of any meeting of shareholders of the Company, to attend such meeting and to vote thereat based on one (1) vote for each Class B common share held, except at meetings where only the holders of another class of shares are entitled to vote.

Dividends

Holders of Class B common shares shall have the right to receive, after payment of the preferential dividends on the Class A preferred shares, the Class B preferred shares, the Class B-1 preferred shares, the Class C preferred shares and the Class D preferred shares, and pari passu with the holders of Class A common shares, pro rata on a per share basis, any dividend declared by the Company at the times and for the amounts that the directors of the Company may determine by resolution. No dividends will be paid, declared or set apart for payment in respect of any Class B common shares for any calendar year if, as a result thereof, the realizable value of the net assets of the Company would be insufficient to pay the redemption price of the Class A preferred shares, Class B preferred shares, Class B-1 preferred shares, Class C preferred shares and Class D preferred shares.

The Class A common shares or Class B common shares may not be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of common shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner. In addition, if any dividend is paid by issuing fully paid shares of the Company on either class of common shares an equivalently valued dividend shall be paid by issuing fully paid shares of the Company on the other class of common shares.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

11. Stockholders’ Deficit (cont.)

Liquidation and distribution

In the event of a Liquidity Event or an Initial Public Offering, holders of Class B common shares shall have the right, after payment of the preferential amounts owing to the holders of the Class A preferred shares, the Class B preferred shares, the Class B-1 preferred shares, the Class C preferred shares and the Class D preferred shares, to receive 20% of the remaining property or assets of the Company available for distribution to the Class A common shares or the Class B common shares or of any proceeds (the “Carried Interest”). Such Carried Interest shall not be transferable to any third party, provided that in the event of a Liquidity Event or an Initial Public Offering, the holders of Class B common shares, immediately prior to such Liquidity Event or Initial Public Offering, shall be entitled to receive the economic equivalent in cash or shares to the Carried Interest, at the sole discretion of the holders of Class B common shares.

The Class B common shares are presented as temporary equity because, upon the occurrence of a Liquidity Event or an Initial Public Offering, events that are not solely within the control of the Company, the holders are entitled to receive a fixed 20% carried interest in the residual proceeds, in cash or shares at the holders’ discretion. As these provisions could require the Company to transfer assets upon events outside its control, the Class B common shares are classified outside of permanent equity in accordance with SEC redeemable equity guidance.

Class A preferred shares

Voting rights

Except where the right to vote is conferred specifically thereon by the Canada Business Corporations Act as amended from time to time, the Class A preferred shares shall not confer upon their holders the right to vote at meetings of shareholders, to be convened to or to attend such meetings.

Dividends

Subject to the preferential rights of the Class B preferred shares, Class B-1 preferred shares, the Class C preferred shares and the Class D preferred shares, holders of Class A preferred shares shall have the right to receive for each Class A preferred share a yearly non-cumulative dividend of 6% of the stated capital account for the Class A preferred shares issued and outstanding at the time the dividend is declared plus a premium representing the difference between the fair market value of the consideration received by the Company for the Class A preferred shares and their stated capital account divided by the number of Class A preferred shares issued and outstanding on such date. Such dividend shall be declared and paid at the times and for the amounts that the directors of the Company may determine by resolution. No dividend will be paid, declared or set apart for payment in respect of any Class A common shares and Class B common shares for any calendar year unless the full dividend has been paid or declared and set apart for payment for such year in respect of each outstanding Class A preferred share.

We account for Class A preferred stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Preferred stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable preferred shares (including redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, preferred stock is classified as stockholders’ equity.

Class A preferred shares contain certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, on December 31, 2025 and 2024, 250,000 shares of class A preferred shares subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the balance sheet at the stated capital amount representing the redemption price.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

11. Stockholders’ Deficit (cont.)

Liquidation and distribution

In the event of a Liquidity Event (see above), holders of Class A preferred shares shall have the right, in priority to any distribution of the property or assets of the Company to the holders of Class A common shares and Class B common shares, but after payment of the preferential amounts owing to the holders of Class B preferred shares, the Class B-1 preferred shares, the Class C preferred shares and the Class D preferred shares, to receive an amount per Class A preferred share equal to the Class A Redemption Price. The holders of Class A preferred shares shall not be entitled to share further in any distribution of the property or assets of the Company.

Class B preferred shares

Voting rights

Except where the right to vote is conferred specifically thereon by the Canada Business Corporations Act as amended from time to time, the Class B preferred shares shall not confer upon their holders the right to vote at meetings of shareholders, to be convened to or to attend such meetings.

Dividends

Subject to the preferential rights of the Class C preferred shares and the Class D preferred shares, holders of Class B preferred shares shall have the right to receive for each Class B preferred share, pari passu with the holders of Class B-1 preferred shares, pro rata on a per share basis, a yearly non-cumulative dividend of 6% of the stated capital account for the Class B preferred shares issued and outstanding at the time the dividend is declared divided by the number of Class B preferred shares issued and outstanding on such date. Such dividend shall be declared and paid at the times and for the amounts that the directors of the Company may determine by resolution. No dividend will be paid, declared or set apart for payment in respect of any Class A common shares, Class B common shares and Class A preferred shares for any calendar year unless the full dividend has been paid or declared and set apart for payment for such year [and any prior calendar year with respect to any accrued and unpaid dividends for the Class B-1 preferred shares] in respect of each outstanding Class B preferred share and Class B-1 preferred share.

Liquidation and distribution

In the event of a Liquidity Event, holders of Class B preferred shares shall have the right, in priority to any distribution of the property or assets of the Company to the holders of Class A common shares, Class B common shares and Class A preferred shares, and pari passu with the holders of Class B-1 preferred shares but after payment of the preferential amounts owing to the holders of the Class C preferred shares and Class D preferred shares, to receive an amount per Class B preferred share equal to the Class B Redemption Price. The holders of Class B preferred shares shall not be entitled to share further in any distribution of the property or assets of the Company.

We account for Class B preferred stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Preferred stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable preferred shares (including redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, preferred stock is classified as stockholders’ equity.

Class B preferred shares contain certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2025 and 2024, there were 355,401 shares of class B preferred shares subject to possible redemption presented as temporary equity, outside of the stockholders’ equity section of the balance sheet.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

11. Stockholders’ Deficit (cont.)

Class B preferred share to be redeemed of an amount equal to the stated capital account for the Class B preferred shares on the date of the notice of redemption divided by the number of Class B preferred shares issued and outstanding on such date, plus any declared and unpaid dividends for such Class B preferred shares (“Class B Redemption Price”)

Class B-1 preferred shares

Voting rights

Except where the right to vote is conferred specifically thereon by the Canada Business Corporations Act as amended from time to time, the Class B-1 preferred shares shall not confer upon their holders the right to vote at meetings of shareholders, to be convened to or to attend such meetings.

Dividends

Subject to the preferential rights of the Class C preferred shares and the Class D preferred shares, holders of Class B-1 preferred shares shall have the right to receive for each Class B-1 preferred share, pari passu with the holders of Class B preferred shares, pro rata on a per share basis, a yearly cumulative dividend of 8% of the stated capital account for the Class B-1 preferred shares issued and outstanding at the time the dividend is declared divided by the number of Class B-1 preferred shares issued and outstanding on such date. Such dividend shall be declared and paid by issuing fully paid Class B 1 preferred shares of the Company or in money, at the times and for the amounts that the directors of the Company may determine by resolution. No dividend will be paid, declared or set apart for payment in respect of any Class A common shares, Class B common shares and Class A preferred shares for any calendar year unless the full dividend has been paid or declared and set apart for payment for such year [save and except for any prior calendar year with respect to any accrued and unpaid dividends for the Class B-1 preferred shares] in respect of each outstanding Class B preferred share and Class B-1 preferred share.

Liquidation and distribution

In the event of a Liquidity Event, holders of Class B-1 preferred shares shall have the right, in priority to any distribution of the property or assets of the Company to the holders of Class A common shares, Class B common shares and Class A preferred shares, and pari passu with the holders of Class B preferred shares but after payment of the preferential amounts owing to the holders of the Class C preferred shares and Class D preferred shares, to receive an amount per Class B-1 preferred share equal to the Class B-1 Redemption Price. The holders of Class B-1 preferred shares shall not be entitled to share further in any distribution of the property or assets of the Company.

We account for Class B-1 preferred stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Preferred stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable preferred stock (including preferred stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, preferred stock is classified as stockholders’ equity.

Class B-1 preferred shares contain certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2025 and 2024, 140,000 shares of class B-1 preferred shares subject to possible redemption were presented as temporary equity, outside of the stockholders’ equity section of the balance sheet at the stated capital amount representing the redemption price.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

11. Stockholders’ Deficit (cont.)

Class C preferred shares

Voting rights

Except where the right to vote is conferred specifically thereon by the Canada Business Corporations Act as amended from time to time, the Class C preferred shares shall not confer upon their holders the right to vote at meetings of shareholders, to be convened to or to attend such meetings.

Dividends

Subject to the preferential rights of the Class D preferred shares, holders of Class C preferred shares shall have the right to receive for each Class C preferred share [save and except for any accrued and unpaid dividends for such Class C preferred shares as computed on the date of the last completed calendar year of the Company which shall be paid prior to the payment of any dividend to the holders of all other classes of shares], a yearly cumulative dividend of 8% of the stated capital account for the Class C preferred shares issued and outstanding at the time the dividend is declared divided by the number of Class C preferred shares issued and outstanding on such date. Such dividend shall be declared and paid by issuing fully paid Class C preferred shares of the Company or in money, at the times and for the amounts that the directors of the Company may determine by resolution. No dividend will be paid, declared or set apart for payment in respect of any Class A common shares, Class B common shares, Class A preferred shares, Class B preferred shares and Class B 1 preferred shares for any calendar year unless the full dividend has been paid or declared and set apart for payment for such year (and any prior calendar year with respect to any accrued and unpaid dividends for the Class C preferred shares) in respect of each outstanding Class C preferred share.

Class C preferred stock subject to possible redemption would be accounted in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Preferred stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable preferred shares (including redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, preferred stock is classified as stockholders’ equity. No class C preferred shares were issued as at December 31, 2025 and 2024.

Liquidation and distribution

In the event of a Liquidity Event, holders of Class C preferred shares shall have the right, in priority to any distribution of the property or assets of the Company to the holders of Class A common shares, Class B common shares, Class A preferred shares, Class B preferred Shares and Class B-1 preferred shares but after payment of the preferential amounts owing to the holders of the Class D preferred shares, to receive an amount per Class C preferred share equal to the Class C Redemption Price being the stated capital amount. The holders of Class C preferred shares shall not be entitled to share further in any distribution of the property or assets of the Company.

Class D preferred shares

Voting rights

Except where the right to vote is conferred specifically thereon by the Canada Business Corporations Act as amended from time to time, the Class D preferred shares shall not confer upon their holders the right to vote at meetings of shareholders, to be convened to or to attend such meetings.

Dividends

Holders of Class D preferred shares shall have the right to receive for each Class D preferred share [save and except for any accrued and unpaid dividends for such Class D preferred shares as computed on the date of the last completed calendar year of the Company which shall be paid prior to the payment of any dividend to the holders of all other classes of shares], a yearly cumulative dividend of 8% of the stated capital account for the Class D preferred shares issued and

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

11. Stockholders’ Deficit (cont.)

outstanding at the time the dividend is declared divided by the number of Class D preferred shares issued and outstanding on such date. Such dividend shall be declared and paid by issuing fully paid Class D preferred shares of the Company or in money, at the times and for the amounts that the directors of the Company may determine by resolution. No dividend will be paid, declared or set apart for payment in respect of any Class A common shares, Class B common shares, Class A preferred shares, Class B preferred shares, Class B 1 preferred shares and Class C preferred shares for any calendar year unless the full dividend has been paid or declared and set apart for payment for such year (and any prior calendar year with respect to any accrued and unpaid dividends for the Class D preferred shares) in respect of each outstanding Class D preferred share.

Liquidation and distribution

In the event of a Liquidity Event, holders of Class D preferred shares shall have the right, in priority to any distribution of the property or assets of the Company to the holders of all other classes of shares, to receive an amount per Class D preferred share equal to the Class D Redemption Price representing the stated capital amount. The holders of Class D preferred shares shall not be entitled to share further in any distribution of the property or assets of the Company.

Class D preferred stock subject to possible redemption would be accounted in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Preferred stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable preferred stock (including redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, preferred stock is classified as stockholders’ equity. No class D preferred shares were issued as at December 31, 2025 and 2024.

12. Stock-based Compensation

In accordance with the Company’s stock option plan, directors, officers, employees and consultants may be granted stock options. The plan is administrated by the Board and only the Board has full and complete authority to interpret the plan, to grant options pursuant to the plan and to establish the rules and regulations applying to it and to make all other determinations it deems necessary or useful for the administration of the plan. The shares subject to the plan are Class A common shares of the Company.

The total number of shares that may be issued under the plan shall not exceed 10% of the total issued and outstanding shares. The aggregate number of shares reserved for issuance at any time for any one participant shall not exceed 5% of the issued and outstanding shares on a fully diluted basis.

Exercise price per option for shares are fixed by the Board when such option is granted. Each option shall be exercisable during the period and according to the terms and conditions established by the Board, which shall be stipulated in the option agreement. Unless otherwise approved by the Board, an option shall be vested over a period of four years.

In 2019, the Company adopted the amended and restated NorthStar Earth and Space Inc. 2018 Stock Options Plan A (“the 2018 Plan”). As of December 31, 2025, the Current Plan authorizes the Company to award options resulting in the issuance of up to 46,658 Class A common shares stock options. The Current Plan provides grants of options to employees, non-employee directors and officers, consultants and advisors of the Company. The Current Plan is designed to promote the interests of the Company using equity investment interests to attract, motivate, and retain individuals. The Plan is administered by the Board of Directors. The Board determines the type, number, vesting requirements and other features and conditions of such awards. Generally, stock options granted from the Plan have a contractual term of ten years from the date of the grant and vest over four years.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

12. Stock-based Compensation (cont.)

The assumptions that the Company used in the Black Scholes option-pricing model to determine the grant date fair value of stock options granted to employees and non-employees were as follows, presented on a weighted-average basis:

	For the Years Ended December 31,
	2025	2024
Risk-free rate	2.82%	3.50%
Expected term (in years)	5	7
Expected volatility	75.00%	70.00%
Expected dividend yield	0.00%	0.00%

Information concerning stock options outstanding is as follows:

	2025			2024
	Number of options outstanding	Number of options exercisable	Weighted average remaining contractual life (Years)	Number of options outstanding	Number of options exercisable	Weighted average remaining contractual life (Years)
Exercise price
C$0.01	—	—	—	7,000	7,000	1
C$0.83	6,713	6,713	2.75	8,978	8,978	3.75
C$0.83	450	450	3.5	650	650	4.5
C$0.83	8,024	6,623	5.25	10,286	5,920	6.25
C$0.83	31,471	2,623	8.25	14,938	—	9.25
	46,658	16,409	4.88	41,852	22,548	5.88

On December 6, 2023, the Company’s board of directors held a meeting where the directors approved a repricing of the subscription price of all options. As a result, all currently issued and outstanding stock options granted under the Option Agreement were repriced at a subscription price of C$196, furthermore on December 9, 2025, the options were repriced from a subscription price of C$196 to C$0.83 The new options were subject to the same service-based vesting schedule as the original options. The Company accounted for the replacement options as a modification of the terms of the option awards.

During the years ended December 31, 2025 and 2024, 7,000 and 0 stock options, respectively, were exercised. During the years ended December 31, 2025 and 2024, 21,470 and 14,938 stock options, respectively, were granted with an exercise price of C$0.83. During the years ended December 31, 2025 and 2024, 9,664 and 2,000 stock options, respectively, were cancelled.

Stock-based compensation expense for the years ended December 31, 2025 2024 was as follows:

	For the Years Ended December 31,
	2025		2024
Program and technical management	C$	12,768	C$	48,618
General and administrative		2,129		59,469
Sales and marketing		17,708		87,665
	C$	32,605	C$	195,752

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

13. Net Loss per Share

The Company calculated net loss per share using the treasury stock method. The table below sets forth the computation of basic and diluted net income/(loss) per share for the period presented below.

	For the Years Ended December 31,
	2025		2024
Net loss attributable to controlling shareholders	C$	(21,197,006)	C$	(27,368,407)
Impact of preferred dividend	C$	(1,120,000)	C$	(1,120,000)
Basic and diluted weighted average common shares outstanding		544,560		542,527
Basic and diluted net loss per share	C$	(40.98)	C$	(52.51)

The following outstanding balances of common share equivalent securities have been excluded from the calculation of diluted weighted average common shares outstanding and diluted net loss per share for the years ended December 31, 2025 and 2024 because the effect of including them would have been antidilutive.

	December 31,
	2025	2024
Stock Options	46,658	41,852

14. Related Party Transactions

In the normal course of its operations, the Company entered into transactions with related companies. These transactions are measured at the exchange amount, which is the amount of consideration determined and agreed to by the related parties. Significant transactions between related parties, other than those disclosed elsewhere in these consolidated financial statements, are as follows:

	For the Years Ended December 31,
	2025		2024
Service fees from a subsidiary of a shareholder	C$	292.401	C$	264,696
Consulting fees paid to a shareholder	C$	—	C$	25,000
Consulting fees paid to directors	C$	25,188	C$	45,203

During the year ended December 31, 2025, the Company issued 10,000 warrants as compensation for services at an exercise price of $0.01.

Chief Financial Officer and Chief Legal Officer services

During the years ended December 31, 2025 and 2024, the Company’s shareholder provided certain services to the Company without charge. Specifically, the shareholder performed the functions of Chief Financial Officer and Chief Legal Officer. No amounts have been paid or are payable to the shareholder for these services, and no value for these services has been recorded in the accompanying financial statements. Management has concluded that recording such services at fair value is not required under U.S. GAAP, as they do not create or enhance an asset of the Company and no obligation has been incurred. The Company considers the shareholder to be a related party due to ownership interests.

15. Research and Development Grants Funding

The Company recorded a contribution received from Canadian Space Agency Class Grant and Contribution Program to Support Research, Awareness and Learning in Space Science and Technology (“CSA-STDP”) totaling C$236,312 as reductions of research and development expenses in the accompanying consolidated statement of operations as it related to a project called “Advancing SSA Data Processing Performance” that is accounted for as research and development expenses.

NorthStar Earth & Space Inc.
Notes to consolidated financial statements
(expressed in Canadian dollars)

16. Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources.

The following table presents reportable segment loss from operations, including significant expense categories and revenues by country, attributable to the Company’s reportable segment for the years ended December 31, 2025 and 2024.

The CODM allocates operational costs to manage, maintain, and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

	For the years ended December 31,
	2025		2024
Revenue, by country
Services revenue – Canada	C$	660,455	C$	153,490
Services revenue – United States		5,401,535		5,696,141
Services revenue – European Union		4,583,383		2,526,106
Total services revenue		10,645,373		8,375,737

Operating Expenses:
Program and technical management		10,288,464		9,634,544
General and administrative expenses		6,314,572		4,952,526
Sales and marketing expenses		2,155,493		3,243,384
Depreciation and amortization expenses		2,686,362		2,682,872
Impairment of setup fees and launch costs		—		10,515,272
Loss from operations	C$	(10,799,518)	C$	(22,652,861)

17. Income Taxes

The future income tax assets (liabilities) of the Company consist of the following:

	December 31,
	2025		2024
Future income tax assets
Net operating loss carryforward	C$	32,634,310	C$	29,108,240
Start-up costs – United States		823,460		937,040
Property and equipment		45,170		2,269,680
Scientific research and development expenditures		4,106,340		3,413,720
Intangible assets		4,881,450		—
Financing fees		115,490		—
Subtotal Future income tax assets		42,606,220		35,728,680
Future income tax liabilities
Intangible assets		—		(313,350)
Scientific research and development tax credits		(663,860)		(671,540)
Financing fees		—		(94,230)
Subtotal Future income tax liabilities		(663,860)		(1,079,120)
Net future income tax assets		41,942,360		34,649,560
Valuation allowance		(41,942,360)		(34,649,560)
Net future income tax assets	C$	—	C$	—

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

17. Income Taxes (cont.)

In assessing the realizability of deferred tax assets, management considers all positive and negative evidence to determine whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, primarily related to the history of cumulative operating losses, the net deferred tax assets are offset by a valuation allowance at December 31, 2025, and 2024. As of December 31, 2025, the Company recorded a valuation allowance of C$41,942,360 compared to C$34,649,560 as of December 31, 2024. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. As of both December 31, 2025 and 2024, the Company had accrued C$0 for net interest and penalties.

As of December 31, 2025, the Company has net operating loss carryforwards which are available to reduce future years’ Canadian taxable income. These gross operating loss carryforwards expire as follows:

2035	C$	292,000
2036		1,434,000
2037		1,424,000
2038		6,671,000
2039		16,604,000
2040		9,899,000
2041		16,780,000
2042		15,122,000
2043		24,592,000
2044		20,092,000
2045		7,339,391
	C$	120,249,391

In addition to the non-capital losses carried forward, the Company also has scientific research and development expenditures of approximately C$13,900,000 as of December 31, 2025, which may be utilized to reduce Canadian Federal taxable income in future years and do not expire. The Company also has United States Federal non-capital losses of C$3,381,204 carried forward indefinitely which may be utilized to reduce United States federal taxable income in future years and Luxembourg non-capital losses of C$1,177,147 carried forward which may be utilized to reduce Luxembourg taxable income in future years and begin to expire in 2041.

In addition, the Company has scientific research and development non-refundable tax credits of approximately C$2,127,000 as of December 31, 2025, which may be utilized to reduce Canadian Federal taxes payable in future years and begin to expire in 2039. The Company has not recognized the tax credits as there is no reasonable assurance that the tax credits will be realized.

As of December 31, 2025, there were approximately C$3,050,000 of capitalized start-up costs available in the United States to be amortized for United States federal income tax purposes over a period of 15 years since the active conduct of business began in 2022.

In accordance with ASC 740, “Income Taxes”, a valuation allowance has been provided to reflect the uncertainty of realizability of the deferred tax assets. The difference between Northstar effective and statutory tax rate is primarily attributed to the recognition of a valuation allowance against Canada and US losses incurred during the year.

Because of the minority status of the federal government, the business income tax measures contained in Bill C-15, Budget 2025 Implementation Act, No. 1, received Royal Assent and became enacted on 26 March 2026 (substantively enacted on 26 February 2026). Bill C-15 includes, among other business and international income tax measures, enhancements to the SR&ED tax incentive program which generally apply to tax years beginning on or after 16

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

17. Income Taxes (cont.)

December 2024, including expenditure limit, phase-out thresholds, refundability, and capital expenditures. For its taxation year ended December 31, 2025, the Company has estimated the financial impact of the enhancements to the SR&ED claim to increase to C$1,524,000, which is fully refundable.

18. Leases

On October 1, 2018, the Company entered into a 36-month lease agreement for office space in Montréal, Canada. In March 2022, the lease was amended to extend the term through June 30, 2027. The lease pertains to office space located at 384 rue Saint-Jacques, Montréal, covering both the second and third floors, with each floor comprising 4,370 square feet, for a total of 8,740 square feet. The annual rent is C$30 per square foot per floor, totaling C$262,200, payable in equal monthly instalments of C$21,850, without setoff or reduction.

The extended lease is classified as an operating lease under ASC 842, “Leases”, and is non-cancellable. It commenced on June 1, 2022, and has a term of five years and one month, ending June 30, 2027. The lease includes fixed annual rent escalations of at least 3% and variable lease payments based on the Company’s proportionate share of operating costs.

At the lease commencement date, the Company recognized a right-of-use (ROU) asset and a corresponding lease liability of approximately C$1,294,865, measured at the present value of future lease payments using a discount rate of 3.59%, which represents the Company’s incremental borrowing rate at the time the lease was entered into.

Separately, the Company entered into a non-cancellable operating lease agreement for office premises located at 24-28 rue Goethe, Luxembourg, effective February 1, 2024. The lease has an initial term of three years, ending January 31, 2027, and requires monthly base rent payments of EUR11,520 (C$18,514 at December 31, 2025), exclusive of value-added tax (VAT) and estimated operating charges. The lease also includes annual indexation of base rent tied to the Luxembourg consumer price index, subject to a 5% annual cap. This lease does not include any purchase options, residual value guarantees, or renewal terms that the Company is reasonably certain to exercise.

Upon lease commencement, the Company recognized a ROU asset and a corresponding lease liability equal to the present value of future lease payments, using a discount rate of 4.11%, which reflects the Company’s incremental borrowing rate at the lease start date.

Lease expense is recognized on a straight-line basis over the lease term. Operating lease costs for long-term leases recorded in general and administrative expenses in the condensed consolidated statements of operations were C$472,705 and C$446,731 for the years ended December 31, 2025 and 2024, respectively. Operating lease costs for short-term leases recorded in general and administrative expenses in the consolidated statements of operations were C$91,431 and C$63,179 for the years ended December 31, 2025 and 2024, respectively.

Other supplemental information relating to its operating leases is as follows:

	December 31,
	2025	2024
Other supplemental information:
Weighted average remaining lease term (years)
Operating leases	1.38	2.38
Weighted average discount rate
Operating leases	3.79%	3.79%

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

18. Leases (cont.)

The following tables present the maturity analysis of operating lease liabilities as of December 31, 2025:

Operating leases

Years	Operating Leases
2026	C$	492,758
2027		181,839
Total lease payments		674,597
Less interest		18,267
Present value of lease liabilities	C$	656,330

19. Financial Instruments and Risk Management

Financial Risks

The Company is exposed to various financial risks through transactions in financial instruments. The following provides helpful information in assessing the extent of the Company’s exposure to these risks.

Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company’s main credit risk relates to its trade accounts receivable.

Currency Risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument, and the promissory notes will fluctuate because of changes in foreign exchange rates.

The following table provides a summary of foreign currency denominated financial assets and liabilities:

	2025		2024
	EUR	USD	EUR	USD
Cash	150,277	129,272	163,984	260,538
Account receivable	482,607	156,091	102,582	455,392
Accounts payable and accrued liabilities	151,670	418,052	131,259	427,588
Promissory notes	1,313,824	6,270,346	1,307,518	5,313,791
Shareholder loans	—	1,043,829	—	522,153

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk on its fixed interest rate financial instruments. The convertible debentures, loan payable and promissory note, shareholders loans, long-term debt and short-term loans subject the Company to an interest rate risk.

Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company is exposed to this risk mainly in respect of its accounts payable and accrued liabilities, convertible debentures, loan payable, promissory notes, shareholders loans, long-term debt, short-term loans and operating lease agreements.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

20. Variable Interest Entity

During the year, Northstar Recovery LP, a litigation financing vehicle, (the “Litigation Financing Vehicle”) was formed. The Company is the general partner and managing member of NorthStar Recovery, LP. It was formed solely for the purpose of financing litigation-related costs of the Spire Arbitration (the “Arbitration”) as described in note 21, in which the Company is the plaintiff. The Litigation Financing Vehicle is capitalized by third-party limited partners (“LPs”) and is consolidated by the Company.

The Litigation Financing Vehicle is considered a Variable Interest Entity “VIE” because the limited partners, as a group, lack the power to direct the activities that most significantly impact the entity’s economic performance.

The activities that most significantly affect the economic performance of the Litigation Financing Vehicle include determination of litigation strategy, selection and management of legal counsel, and timing and approval of settlement decisions.

VIE Assets, Liabilities and Partners’ Capital

The following table presents the carrying amounts of assets and liabilities of Northstar Recovery LP as of December 31, 2025:

ASSETS
Cash and cash equivalent	C$	267,308
Accounts receivable from Northstar GP Inc.		100
Accounts receivable from Northstar Earth & Space Inc.		2,961,046
	C$	3,228,454

LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable and accrued liabilities	C$	427,355
Partners’ capital		2,801,099
	C$	3,228,454
PARTNERS’ CAPITAL	December 31, 2025
Capital contributions received during the year ended December 31, 2025	C$	2,940,100
Net investment loss for the year ended December 31, 2025		(139,001)
Partners’ capital, December 31, 2025	C$	2,801,099
EXPENSES	Year ended December 31, 2025
Professional fees	C$	138,619
Other		382
	C$	139,001

The assets of the Litigation Financing Vehicle may be used only to settle obligations of the Litigation Financing Vehicle. Creditors of the Litigation Financing Vehicle have no recourse to the general credit of the Company.

Support and Guarantees

The Company has no obligation to provide additional financial support to the Litigation Financing Vehicle beyond its role as general partner and has not provided any guarantees or other forms of credit support to the Litigation Financing Vehicle as of December 31, 2025.

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

20. Variable Interest Entity (cont.)

Risk Considerations

The ultimate amount and timing of litigation proceeds, if any, are uncertain and dependent on the outcome of the Tribunal. Adverse outcomes could result in the Company receiving no proceeds from the litigation and the loss of time, effort, and litigation-related costs incurred.

The litigation proceeds if any, would be distributed through the Limited Partner based upon a waterfall mechanism that pays first to third-party limited partners and only after threshold is achieved the General Partner would receive proceeds.

The Limited Partner (“LP”) units are considered liabilities because they are in substance mandatorily redeemable on resolution of the litigation. The liability is currently measured at the amount initially contributed by the LP unitholders as any potential outflow in excess of initial contribution is dependent on a favourable amount in the litigation, which cannot be determined as of the balance sheet date.

21. Commitments and Contingencies

Legal Proceedings

On August 7, 2024, the Company filed an application for an injunction against Spire before the Ontario Superior Court of Justice to ensure that Spire continued to operate the three remaining Satellites which were in Block Failure in accordance with the Constellation Services Framework Agreement (the “Spire Agreement”). In addition, the Company claimed that Spire did not use commercially reasonable efforts to ensure that the Satellites subject to the Block Failure were replaced within 11 months at no cost to the Company, as required by the Spire Agreement. On September 12, 2024, the Company secured an order from the Ontario Superior Court of Justice requiring Spire to comply with the Spire Agreement pending a final determination on the merits of the Company’s breach of contract claims against Spire by an arbitral tribunal of the ICC. The order states, among other things, that there is “a reasonable possibility” that the Company will succeed on its claims that Spire breached the Spire Agreement in arbitration.

On September 20, 2024, as required under the Spire Agreement, the Company filed a Request for Arbitration with the ICC, seeking damages and other relief for Spire’s conduct and material breaches of the Spire Agreement. (the “Arbitration”).

On October 22, 2024, and notwithstanding the Company’s ICC Arbitration request, Spire filed a Motion for Summary Judgment in Lieu of Complaint in New York state court (the “Summary Judgment Motion”) seeking immediate payment of the Note. The Company then removed the case from state court to the U.S. District Court for the Southern District of New York given that jurisdiction was appropriate under the circumstances in federal court.

On December 17, 2024, the Company filed a motion to compel Spire to arbitrate its claim for payment under the Note and to stay the case pending the outcome of the Arbitration. The Company has consistently taken the position that the Note is inextricably intertwined with the Spire Agreement and that the Note cannot be viewed in isolation, as Spire suggests. By the very face of the Note, it constitutes vendor financing for services to be rendered by Spire under the Spire Agreement, and the Company executed the Note with the understanding that Spire would be fully conducting and completing the services set forth in the Spire Agreement and pursuant to its terms. It is the Company’s position that Spire has not done so, rendering any payment for undelivered services both (1) undeserved and inconsistent with the parties’ intended business arrangement and (2) inextricably linked to the resolution of the Company’s breach of contract claims against Spire in the Arbitration.

On January 7, 2025, the District Court judge agreed with the Company that the Summary Judgement Motion briefing should be stayed until after the Company’s motion to compel arbitration is decided. On January 8, 2025, the District Court judge referred the Company’s motion to a magistrate judge for decision. On February 24, 2025, the magistrate judge granted the Company’s motion in full, directing Spire to arbitrate its claim for payment under the Note and

NorthStar Earth & Space Inc.

Notes to consolidated financial statements

(expressed in Canadian dollars)

21. Commitments and Contingencies (cont.)

staying the New York case pending the Arbitration’s outcome. In granting the Company’s motion, the court rejected Spire’s position that the Note should be construed in isolation and affirmed the Company’s position that any payment obligation under the Note is inextricably tied to Spire’s service obligations under the Spire Agreement. On November 18, 2025, in its responding materials in the Arbitration, Spire consented to the ICC Tribunal’s jurisdiction over the Note. Based on the foregoing, any payment obligation of NorthStar under the Note will be resolved in the Arbitration.

From January 19, 2026 to January 23, 2026, the ICC Tribunal conducted a witness hearing to consider all the evidence. Final argument was made on April 28, 2026. A final decision is expected in the second quarter of 2026.

22. Subsequent Events

In January 2026, the Company signed an ATP with Honeywell for a commencement of the design and fabrication of an optical Instrument, for which, the Company is committed to pay US$579,500.

On April 29, 2026, the Company entered into a new agreement with Thales Alenia Space France for the repayments of the promissory note, under this agreement, the Company will (i) immediately upon signature of this Agreement pay 150,000 EUR to TAS as a reduction of the outstanding, the remaining balance will (ii) pay thereafter on or before the 20th business day of each calendar month. The outstanding balance under the agreement was EUR 1,356,456 as of April 29, 2026, which was reduced to EUR 1,206,456 following the immediate payment of EUR 150,000 at signing. The agreement matures on December 31, 2026.

Business Combination

On April 16, 2026, NorthStar Earth and Space, Inc. (“NorthStar”) entered into a Business Combination Agreement with Viking Acquisition Corporation I (“Viking”), a special purpose acquisition company. The transaction provides for a business combination between NorthStar and Viking pursuant to which NorthStar will become a publicly traded company.

The Business Combination is expected to be completed through [a merger of a wholly owned subsidiary of Viking] with and into NorthStar, with NorthStar surviving the merger. The transaction is expected to provide NorthStar with access to capital to support the cost of sensors, their integration and deployment on hosted payloads, and associated non-recurring engineering, as well as to fund continued investment in product development and operational expansion.

The Closing of the Business Combination is subject to customary conditions, including approval by the shareholders of Viking and NorthStar and satisfaction of other closing conditions set forth in the Business Combination Agreement.

Annex A-1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

VIKING ACQUISITION CORP. I,

NORTHSTAR EARTH AND SPACE INC.,

and

Viking NS AMALGAMATION CORP.

Dated as of April 16, 2026

Annex A Page Nos.
ARTICLE 1 DEFINITIONS		A-1-3

1.01	Certain Definitions	A-1-3
1.02	Construction	A-1-18

ARTICLE 2 THE ARRANGEMENT; THE TRANSACTIONS; CLOSING		A-1-19

2.01	The Arrangement	A-1-19
2.02	The Interim Order	A-1-19
2.03	The Company Securityholders Meeting	A-1-20
2.04	Company Information Circular	A-1-21
2.05	The Final Order	A-1-22
2.06	Court Proceedings	A-1-22
2.07	Transactions	A-1-23
2.08	Allocation Schedule	A-1-24
2.09	Withholding	A-1-25
2.10	Earnout Shares	A-1-25

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-1-27

3.01	Organization and Qualification; Subsidiaries	A-1-27
3.02	Organizational Documents	A-1-27
3.03	Capitalization	A-1-27
3.04	Authority Relative to this Agreement	A-1-29
3.05	No Conflict; Required Filings and Consents	A-1-29
3.06	Permits; Compliance	A-1-30
3.07	Company Financial Statements	A-1-30
3.08	Absence of Certain Changes or Events	A-1-31
3.09	Absence of Litigation	A-1-31
3.10	Employee Benefit Plans	A-1-31
3.11	Labor and Employment Matters	A-1-33
3.12	Real Property; Title to Assets	A-1-34
3.13	Intellectual Property	A-1-36
3.14	Taxes	A-1-38
3.15	Environmental Matters	A-1-40
3.16	Material Contracts	A-1-41
3.17	Insurance	A-1-42
3.18	Board Approval; Vote Required	A-1-43
3.19	Certain Business Practices	A-1-43
3.20	Interested Party Transactions	A-1-44
3.21	Exchange Act	A-1-45
3.22	Brokers	A-1-45
3.23	No Other Representations or Warranties; Exclusivity of Representations and Warranties	A-1-45

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SPAC AND NEWCO		A-1-45

4.01	Organization, Standing and Corporate Power	A-1-45
4.02	Corporate Authority; Approval; Non-Contravention; Government Approvals	A-1-46
4.03	Compliance with Laws	A-1-47
4.04	Employee Benefit Plans	A-1-47
4.05	Financial Ability; Trust Account	A-1-47

Annex A-1-i

Annex A Page Nos.
4.06	Taxes	A-1-48
4.07	Brokers	A-1-49
4.08	SPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act	A-1-49
4.09	Business Activities; Absence of Changes	A-1-50
4.10	Litigation	A-1-51
4.11	No Outside Reliance	A-1-51
4.12	Capitalization	A-1-52
4.13	NYSE Stock Market Quotation	A-1-52
4.14	Affiliate Agreements	A-1-53
4.15	Anti-Bribery; Economic Sanctions	A-1-53
4.16	No Other Representations or Warranties	A-1-53

ARTICLE 5 CONDUCT OF BUSINESS		A-1-53

5.01	Conduct of Business by the Company	A-1-53
5.02	Conduct of Business by SPAC	A-1-56
5.03	Conduct of Business by NewCo	A-1-58
5.04	SPAC Continuation	A-1-58
5.05	Claims Against Trust Account	A-1-58

ARTICLE 6 ADDITIONAL AGREEMENTS		A-1-59

6.01	Registration Statement/Proxy Statement	A-1-59
6.02	Canadian Prospectus	A-1-60
6.03	SPAC Shareholders Meeting	A-1-61
6.04	Access to Information; Confidentiality	A-1-62
6.05	Exclusivity	A-1-62
6.06	SPAC Equity Incentive Plan	A-1-63
6.07	Directors’ and Officers’ Indemnification	A-1-63
6.08	Notification of Certain Matters	A-1-64
6.09	Further Action; Reasonable Best Efforts	A-1-65
6.10	Public Announcements	A-1-66
6.11	Stock Exchange Listing	A-1-66
6.12	Regulatory Approvals	A-1-66
6.13	Trust Account	A-1-67
6.14	Certain Actions	A-1-67
6.15	Intended Tax Treatment	A-1-67
6.16	Delivery of Financial Statements	A-1-68
6.17	Post-Closing Directors and Officers	A-1-69
6.18	PIPE Financing	A-1-69
6.19	Public Filings	A-1-69
6.20	NewCo Shareholder Approvals	A-1-69
6.21	Transferred Information	A-1-69
6.22	Company Warrants	A-1-70
6.23	Additional Support Agreements	A-1-70

ARTICLE 7 CONDITIONS TO THE TRANSACTIONS		A-1-70

7.01	Conditions to the Obligations of each Party	A-1-70
7.02	Conditions to the Obligations of SPAC and NewCo	A-1-71
7.03	Conditions to the Obligations of the Company	A-1-72
7.04	Frustration of Closing Conditions	A-1-73

Annex A-1-ii

Annex A Page Nos.
ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		A-1-73

8.01	Termination	A-1-73
8.02	Effect of Termination	A-1-74
8.03	Expenses	A-1-74
8.04	Amendment	A-1-75
8.05	Waiver	A-1-75

ARTICLE 9 GENERAL PROVISIONS		A-1-75

9.01	Notices	A-1-75
9.02	Nonsurvival of Representations, Warranties and Covenants	A-1-76
9.03	Severability	A-1-76
9.04	Entire Agreement; Assignment	A-1-76
9.05	Parties in Interest	A-1-76
9.06	Governing Law	A-1-76
9.07	Waiver of Jury Trial	A-1-76
9.08	Headings	A-1-77
9.09	Counterparts	A-1-77
9.10	Specific Performance	A-1-77
9.11	No Recourse	A-1-77
9.12	Language	A-1-78

EXHIBITS

Exhibit A	Form of Lock-Up Agreement	A-1-82
Exhibit B	Form of Registration Rights Agreement	A-1-83

SCHEDULES

SCHEDULE A	Company Knowledge Persons
SCHEDULE B	SPAC Knowledge Persons
SCHEDULE C	Key Company Securityholders

Annex A-1-iii

BUSINESS COMBINATION AGREEMENT, dated as of April 16, 2026 (this “Agreement”), by and among Viking Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”), NorthStar Earth and Space Inc., a corporation existing under the Canadian Corporate Statute (as defined below) (the “Company”), and Viking NS Amalgamation Corp., a corporation existing under the Canadian Corporate Statute (“NewCo” and together with SPAC and the Company, the “Parties”).

Recitals

A.          NewCo is a wholly owned direct Subsidiary of SPAC, newly formed solely for the purposes of engaging in the following Transactions.

B.          Prior to the Amalgamation and subject to the terms and conditions of this Agreement, SPAC shall continue from the Cayman Islands to Canada in accordance with the Cayman Islands Companies Act (2022 Revision) (the “Cayman Companies Act”) and the Canada Business Corporations Act (the “Canadian Corporate Statute”) (such transfer by way of continuation, including all matters necessary or ancillary in order to effect continuation, the “SPAC Continuation”).

C.          On the Closing Date, in accordance with the terms and conditions of this Agreement and, as applicable, the Plan of Arrangement,

a.           the PIPE Financing shall be consummated pursuant to the Subscription Agreements,

b.           each then issued and outstanding SPAC Class B Common Share shall automatically convert, on a one-for-one basis, for a SPAC Class A Common Share pursuant to the SPAC Closing Articles (the “SPAC Class B Conversion”),

c.           each then issued and outstanding SPAC Warrant shall be exchanged for a warrant to acquire that number of SPAC Class A Common Shares equal to the number of SPAC Class A Ordinary Shares subject to the applicable SPAC Warrant, at a per share exercise price equal to the per share exercise price for the SPAC Warrants (the “SPAC Warrant Conversion”);

d.           the Company shall complete a pre-closing recapitalization providing for, among other things, the conversion or the exchange of the then outstanding Company Securities, Company Shareholder Loans and Company Convertible Debentures into Company Shares (other than certain Company Convertible Debentures, which shall be converted into non-convertible debt securities of the Company) (collectively, the “Company Recapitalization”);

e.           (i) NewCo shall amalgamate with and into the Company (the “Amalgamation”) to form one corporate entity (the “Amalgamated Company”), except that the legal existence of NewCo will not cease and NewCo will survive the Amalgamation as the Amalgamated Company, (ii) the articles and bylaws of the Amalgamated Company will be in the form to be mutually agreed between the Company and SPAC (the “NewCo Closing Governing Documents”), and (iii) the directors and officers of the Amalgamated Company shall be those individuals nominated by the Company prior to the Closing, all in accordance with the terms of the Plan of Arrangement;

f.            SPAC shall amend and restate its articles and adopt the amended and restated articles in the form to be mutually agreed by the Parties prior to the Closing (the “SPAC Closing Articles”);

g.           the SPAC Redemption shall be consummated pursuant to the SPAC Closing Articles;

h.           each then issued and outstanding Company Share (other than Company Shares in respect of which Company Dissent Rights have been duly exercised) shall be exchanged for that number of SPAC Common Shares equal to the Exchange Ratio;

i.            each then issued and outstanding Company Option shall be exchanged for an option to acquire a number of SPAC Common Shares (rounded up to the nearest whole share) equal to (i) the number of Company Shares subject to the applicable Company Option multiplied by (ii) the Exchange Ratio (collectively, the “SPAC Exchange Options”), each at a per share exercise price (rounded up to the nearest cent) equal to the quotient of (1) the per share exercise price for the Company Shares subject

Annex A-1-1

to the applicable Company Option, divided by (2) the Exchange Ratio (the “SPAC Exchange Option Exercise Price”), in each case, in accordance with the provisions of applicable Law (including Sections 424(a) and Section 409A of the Code and subsection 7(1.4) of the Canadian Tax Act); and

j.            each then issued and outstanding PIPE Warrant (as defined below) shall be exchanged for a warrant to acquire one SPAC Class A Ordinary Share, at a per share exercise price equal to the per share exercise price for the SPAC Warrants.

D.          At Closing:

a.           SPAC and certain holders of SPAC Common Shares issued pursuant to the Amalgamation, shall enter into a lock-up agreement in substantially the form attached as Exhibit A hereto (the “Lock-Up Agreement”).

b.           the officers and directors of SPAC, including without limitation its executive team, immediately prior to the Amalgamation will resign and be replaced by the individuals nominated by the Company prior to the Closing in accordance with the requirements of NYSE; provided that the Sponsor may designate one (1) director prior to the Closing to serve on the board of SPAC (the “Post-Closing Officers and Directors”).

E.          The Parties intend that: (a) for U.S. federal and applicable state and local income Tax purposes, (i) the SPAC Continuation qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (and any applicable state and local Tax provisions), (ii) the SPAC Class B Conversion and the SPAC Warrant Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code (and any applicable state and local Tax provisions), (iii) the Amalgamation qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and any applicable state and local Tax provisions), (iv) this Agreement and the Plan of Arrangement constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (and any applicable state and local Tax provisions), and (v) the Amalgamation not result in gain being recognized under Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of SPAC following the Amalgamation that does not enter into a five-year gain recognition agreement (a “GRA”) in the form provided in Treasury Regulations Section 1.367(a)-8(c)) (collectively, the “Intended U.S. Tax Treatment”); and (b) for Canadian income Tax purposes, the Amalgamation is intended to (i) qualify as an amalgamation within the meaning of section 87 of the Canadian Tax Act and for the purposes of the Canadian Corporate Statute (the “Intended Canadian Tax Treatment” and together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”).

F.           The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company, (b) approved this Agreement and the Ancillary Agreements to which the Company is or will be a party and the Transactions and declared their advisability and (c) resolved to recommend, among other things, that the Company Securityholders vote in favor of or sign the Arrangement Resolution.

G.          The Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Transactions are in the best interests of SPAC and are fair to the SPAC Shareholders, (b) approved this Agreement, the Ancillary Agreements to which SPAC is or will be a party and the Transactions and declared their advisability and (c) directed that the Transaction Proposals be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders Meeting and recommended that the SPAC Shareholders approve and adopt each of the Transaction Proposals at the SPAC Shareholders Meeting.

H.          The Board of Directors of NewCo (the “NewCo Board”) has unanimously (a) determined that the Transactions are in the best interests of NewCo, (b) approved this Agreement, the Ancillary Agreements to which NewCo is or will be a party and the Transactions and declared their advisability and (c) recommended the approval of this Agreement, the Ancillary Agreements to which NewCo is or will be a party and the Transactions by SPAC, which is the sole shareholder of NewCo.

Annex A-1-2

I.            Concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Key Company Securityholders are entering into an agreement, dated as of the date hereof (the “Support Agreement”), pursuant to which, among other things, each such Key Company Securityholder has agreed to support and vote in favor of or sign the Arrangement Resolution.

J.            Concurrently with the execution and delivery of this Agreement, the Sponsor and SPAC are entering into a letter agreement, dated as of the date hereof (the “Sponsor Letter”), pursuant to which, among other things, (x) the Sponsor has agreed to (a) vote all of the SPAC Class B Ordinary Shares held by it in favor of each of the Transaction Proposals, and (b) transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), an aggregate of up to 3,000,000 SPAC Class B Common Shares to certain investors in connection with the PIPE Financing, and (y) the SPAC has agreed to issue to Sponsor 500,000 SPAC Common Shares at Closing.

K.          Concurrently with the execution and delivery of this Agreement, the Company and SPAC have entered into subscription agreements in an aggregate amount of $30,000,000 (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, such PIPE Investors have agreed to purchase Company Shares and warrants to purchase Company Shares (“PIPE Warrants”) in a private placement or placements to be consummated on the Closing Date, prior to the Amalgamation (the “PIPE Financing”).

L.          Concurrently with the Closing, SPAC, the Sponsor, and certain investors shall enter into a registration rights agreement in substantially the form attached as Exhibit B hereto (the “Registration Rights Agreement”).

M.         Prior to the Closing, the Company shall enter into an agreement with the holder of the Company Warrants to exchange any Company Warrants outstanding as of the Amalgamation Effective Time into restricted stock units of SPAC under the SPAC Equity Incentive Plan (the “Company Warrant Exchange”).

N.          Prior to the consummation of the Transactions, SPAC shall, subject to obtaining the approval of a majority of the SPAC Shareholders, adopt the SPAC Equity Incentive Plan effective as of the Closing.

O.          SPAC shall be renamed to “NorthStar” and shall trade publicly on NYSE under a new ticker symbol selected by the Company.

Agreement

In consideration of the foregoing and the mutual covenants and agreements herein contained, the Parties hereto hereby agree as follows:

Article 1
DEFINITIONS

1.01       Certain Definitions

For purposes of this Agreement:

“Action” has the meaning ascribed thereto in Section 3.09.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning ascribed thereto in the Preamble.

“Allocation Schedule” has the meaning ascribed thereto in Section 2.08.

“Alternative Transaction” has the meaning ascribed thereto in Section 6.05.

“Amalgamated Company” has the meaning ascribed thereto in the Recitals.

“Amalgamation” has the meaning ascribed thereto in the Recitals.

Annex A-1-3

“Amalgamation Conditions Precedent” means the conditions set forth in Section 7.01(a) through Section 7.01(g), in each case, with respect to the Amalgamation.

“Amalgamation Effective Time” has the meaning ascribed thereto in Section 2.07(c)(v).

“Ancillary Agreements” means the Support Agreement, the Sponsor Letter, the Lock-Up Agreement, the Subscription Agreements, the Registration Rights Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, NewCo or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), (ii) the Corruption of Foreign Publics Official Act (Canada), the Act respecting contracting by public bodies (Québec) and the Criminal Code (Canada), (iii) the UK Bribery Act 2010 (“UKBA”), (iv) anti-bribery legislation promulgated by the European Union and implemented by its member states, (v) Laws or any other type of legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (vi) all other applicable, similar or equivalent anti-corruption or anti-bribery Laws or any other type of legislation of any jurisdiction.

“Anti-Money Laundering Laws” means financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the anti-money laundering statutes of all applicable jurisdictions (defined by virtue of such entity’s jurisdiction of incorporation or its conduct of business operations), the rules and regulations thereunder, and any related or similar rules or regulations, issued, administered, or enforced by any governmental agency.

“Antitrust Laws” has the meaning ascribed thereto in Section 6.12(a).

“Arrangement” means an arrangement under Section 192 of the Canadian Corporate Statute on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the directions of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Arrangement Resolution” means the special resolution of the Company Securityholders in respect of the Transactions, including the Arrangement.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the Canadian Corporate Statute to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the SPAC, each acting reasonably.

“Blue Sky Laws” has the meaning ascribed thereto in Section 3.05(b).

“Business Combination” has the meaning ascribed to such term in the SPAC Memorandum and Articles of Association.

“Business Combination Proposal” has the meaning ascribed thereto in Section 6.03.

“Business Data” means all business information and data, including Personal Information and Confidential Information that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by or on behalf of the Company or any Company Subsidiaries in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America or the City of Montreal, Québec, Canada (other than a Saturday, Sunday or public holiday in those cities).

Annex A-1-4

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or administered by the Company and used in the conduct of the business of the Company or any Company Subsidiaries.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder.

“Canadian Prospectus” means the preliminary and final non-offering prospectus of SPAC filed with the Canadian Securities Commission to become a “reporting issuer” (within the meaning of applicable Canadian securities Laws) in the Province of Québec and any other province or territory as the Parties may mutually agree.

“Canadian Securities Commission” means the Autorité des marchés financiers du Québec and the securities regulator of each other province or territory as the Parties may mutually agree.

“Cayman Companies Act” has the meaning ascribed thereto in the Recitals.

“Change in Recommendation” has the meaning ascribed thereto in Section 6.01.

“Claims” has the meaning ascribed thereto in Section 5.05.

“Closing” has the meaning ascribed thereto in Section 2.07(a).

“Closing Date” has the meaning ascribed thereto in Section 2.07(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed thereto in the Preamble.

“Company A&R Articles” means the articles of the Company in the form to be mutually agreed by the Parties prior to the Closing.

“Company Articles” means the Articles of Amendment of the Company dated November 16, 2023, as amended.

“Company Board” has the meaning ascribed thereto in the Recitals.

“Company Class A Common Shares” means the Class A common shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles.

“Company Class B Common Shares” means the Class B common shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles.

“Company Class A Preferred Shares” means the Class A preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles.

“Company Class B Preferred Shares” means the Class B preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles.

“Company Class B-1 Preferred Shares” means the Class B-1 preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles.

“Company Convertible Debentures” means the debentures listed in Section 3.03(e) of the Company Disclosure Schedule.

“Company Disclosure Schedule” has the meaning ascribed thereto in Article 3.

“Company Dissent Rights” means the rights of dissent granted to the Company Securityholders described in the Plan of Arrangement.

“Company Equity Incentive Plan” means that certain Amended and Restated Stock Option Plan for NorthStar Earth and Space Inc., dated as of December 12, 2019, as such may have been further amended, supplemented or modified from time to time.

Annex A-1-5

“Company Financial Statements” has the meaning ascribed thereto in Section 3.07(a).

“Company Group Member” means the Company and each Company Subsidiary.

“Company Indemnified Persons” has the meaning ascribed thereto in Section 6.07(a).

“Company Information Circular” means, if required, the notice of the Company Securityholders Meeting to be sent to the Company Securityholders, and the accompanying management information circular to be prepared in connection with the Company Securityholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement and the Interim Order.

“Company Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement between NorthStar Earth & Space Inc., Pangaea Three Acquisition Holdings III, LLC, Telesystem Space Inc., Luxembourg Future Fund – Co-Investments SA, Luxembourg Space Section Development SCSp, and Investissement Québec, dated November 17, 2023.

“Company Interested Party Transaction” has the meaning ascribed thereto in Section 3.20(a).

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned or purported to be owned by a third party and either licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a valid right to use.

“Company Material Adverse Effect” means any event, state of facts, development, condition, occurrence, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, prospects, assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement and the Ancillary Agreements or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there is, has been or will be a Company Material Adverse Effect: (a) any change in or change in the interpretation of any Law or GAAP applicable to the Company; (b) effects generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events; (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; or (h) any actions taken, or failures to take action, or such other Effects, in each case, which SPAC has requested in writing or to which it has consented in writing, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means all options to purchase Company Class A Common Shares, whether or not exercisable and whether or not vested, granted under the Company Equity Incentive Plan or otherwise.

“Company Outstanding Shares” means the total number of Company Shares outstanding immediately prior to the Amalgamation Effective Time, calculated on a fully diluted basis (taking into account the number of Company Shares issuable pursuant to the Company Options and the number of Company Shares issued upon the Company

Annex A-1-6

Convertible Debentures, Company Class A Preferred Shares, Company Class B Preferred Shares, Company Class B-1 Preferred Shares and Company Shareholder Loans pursuant to the Company Recapitalization), before giving effect to the issuance of any shares pursuant to the PIPE Financing.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company Permits” has the meaning ascribed thereto in Section 3.06.

“Company Recapitalization” has the meaning ascribed thereto in the Recitals.

“Company Required Approval” has the meaning ascribed thereto in Section 2.02.

“Company Securities” means the Class A Common Shares, the Class B Common Shares, the Class A Preferred Shares, the Class B Preferred Shares, the Class B-1 Preferred Shares and the Company Convertible Debentures.

“Company Securityholders” means, collectively, the holders of Company Securities as of any determination time prior to the Closing.

“Company Securityholders Meeting” means, if required, the special meeting of the Company Securityholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, which may be called and held in accordance with the Interim Order for the purpose of, among other things, considering and, if thought fit, approving the Arrangement Resolution.

“Company Securityholder Written Approval” has the meaning ascribed thereto in Section 2.03(e).

“Company Shareholder Loans” means, collectively, those certain outstanding interest-bearing debts (other than the Company Convertible Debentures) owed by the Company to certain Company Shareholders.

“Company Shareholders’ Agreement” means the Third Amended and Restated Unanimous Shareholders’ Agreement of the Company dated November 24, 2023.

“Company Shares” means, the ordinary shares in the authorized share structure of the Company following the Company Recapitalization.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Warrant Exchange” has the meaning ascribed thereto in the Recitals.

“Company Warrants” means all warrants to purchase Company Class A Common Shares.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not in the public domain, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries that is subject to restrictions on use or disclosure to third parties in any currently enforceable written confidentiality agreements with the Company or any Company Subsidiaries or to which the Company or any Company Subsidiaries are otherwise bound.

“Contract” means any written or oral agreement, contract, instrument, subcontract, arrangement, undertaking, lease or sublease, license, sublicense, power of attorney, note, bond, mortgage, indenture, deed of trust, or other legal commitment or understanding between parties or by one party in favor of another party.

“Contracting Parties” has the meaning ascribed thereto in Section 9.11.

“control” (including the terms “controlling”, “controlled” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Court” means the Superior Court of Québec, or other court as applicable.

“Current Employee” means an employee of a Company Group Member.

Annex A-1-7

“Data Security Requirements” has the meaning ascribed thereto in Section 3.13(l).

“Deferred Underwriting Fees” means the amount of deferred underwriting fees held in the Trust Account and payable to the underwriters of the SPAC’s initial public offering upon consummation of the Transactions.

“Director” means the Director appointed pursuant to Section 260 of the Canadian Corporate Statute.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.

“Earnout Shares” has the meaning ascribed thereto in Section 2.10(a).

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other bonus, profit sharing, stock option, stock purchase, restricted stock, phantom stock, shadow equity, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension plan or scheme or insurance, life, accident, critical illness, retiree medical or life insurance, death or disability benefit, health or welfare (including hospitalization, prescription drug and dental), employee assistance, retirement, retirement savings, supplemental retirement, severance, redundancy, retention, change in control, employment, consulting, employee loan, educational assistance, fringe benefit, sick pay, expatriate benefit, vacation plans or arrangements and any other employee benefit plans, programs or arrangements, whether written or unwritten, registered or non-registered, funded or unfunded, insured or uninsured, except for Statutory Plans.

“Enforceability Exceptions” has the meaning ascribed thereto in Section 3.04.

“Environmental Laws” means any applicable Laws relating to: (i) the release or threatened release of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, packaging, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety (to the extent related to Hazardous Substances).

“Equity Interests” means (i) in the case of a corporation, any and all shares (however designated) of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Section 3.10(c).

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including but not limited to the U.S. Department of Commerce Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, the Export and Import Permits Act (Canada), the NSCA, the customs and import Laws administered by the Canada Border Services Agency, the EU Dual Use Regulation, the customs and import Laws administered by Her Majesty’s Revenue and Customs and any similar Laws of any Governmental Authority with jurisdiction over the Company, any Company Subsidiary, or any agent thereof to the extent that it is conducting business involving the Company or any Company Subsidiary, to the extent that the Company, a Company Subsidiary, or such agent is subject to such Laws.

“Exchange Act” has the meaning ascribed thereto in Section 3.05(b).

“Exchange Ratio” means the ratio (rounded to four decimal places) obtained by dividing (i) the Transaction Value divided by $10.00, by (ii) the Company Outstanding Shares.

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“Final Order” means the final order of the Court pursuant to Section 192 of the Canadian Corporate Statute, approving the Arrangement, in a form acceptable to SPAC and the Company, each acting reasonably, as such order may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such amendment is acceptable to each of SPAC and the Company, each acting reasonably.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Fraud” means, with respect to a Party, an intentional misrepresentation by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in this Agreement or any Ancillary Agreement or in any certificates to be delivered hereunder or thereunder.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Government Official” means any officer or employee of a Governmental Authority, a public international organization, or any department or agency thereof or any Person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the FCPA, (ii) a foreign public official as defined in the Corruption of Foreign Public Officials Act (Canada) and a public officer as defined in the Criminal Code (Canada), (iii) a foreign public official as defined in UKBA, (iv) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (v) any non-U.S. political party, any party official or representative of a non-U.S. political party, or any candidate for a non-U.S. political office.

“Governmental Authority” has the meaning ascribed thereto in Section 3.05(b).

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“GRA” has the meaning ascribed thereto in the Recitals.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under Environmental Laws as “toxic,” “hazardous,” “radioactive” or “nuclear substances” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per-and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of: (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing as deferred purchase price for property or services, including “earnout” payments (but excluding ordinary trade accounts payable); (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn); (e) any obligations in the nature of accrued fees, interest, prepayment or other premiums, penalties, termination fees, expenses and other amounts incurred or that would be payable in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement of any of the items in the foregoing clauses; (f) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or

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properties of such Person, whether or not the obligations secured thereby have been assumed; (g) obligations under leases required to be capitalized under GAAP; (h) obligations net of benefits under all Financial Derivative/Hedging Arrangements; (i) any unpaid dividends or distributions declared or payable to any Company Securityholder; (j) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP; (k) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in the foregoing clauses; and (l) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include any Taxes, any accounts payable to trade creditors in the ordinary course of business that are not past due or any accrued expenses arising in the ordinary course of business consistent with past practice.

“Insolvency Event” means, in relation to an entity:

(a)         the entity goes, or proposes to go, into bankruptcy or liquidation;

(b)         an order is made, or an effective resolution is passed, for the winding up or dissolution without winding up (otherwise than for the purposes of a solvent reconstruction or amalgamation) of the entity;

(c)         a receiver, receiver and manager, judicial manager, liquidator, trustee, administrator or like official is appointed, or threatened or expected to be appointed, over the entity, the whole or a substantial part of the undertaking or property of the entity, or any application is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of appointing such a Person;

(d)         the holder of a Lien takes possession of the whole or substantial part of the undertaking or property of the entity;

(e)         a writ of execution is issued against the entity or any of the entity’s assets;

(f)          the entity is unable, or admits in writing its inability or failure, to pay its debts generally as they become due;

(g)         the entity commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada);

(h)         the entity makes a general assignment for the benefit of creditors;

(i)          the entity proposes or takes any steps to implement a scheme or arrangement or other compromise with its creditors or any class of them, whether pursuant to the Companies’ Creditors Arrangement Act (Canada) or similar legislation in any jurisdiction or otherwise;

(j)          the entity is declared or taken under applicable Law to be insolvent, or the entity’s board of directors resolve that it is, or is likely to, become insolvent; or

(k)         an event that is the effective equivalent of an event described in paragraphs (a) to (j) above occurs in respect of the entity under the Laws applicable to it; and

in relation to a natural person, the person is made bankrupt, declared bankrupt or files a petition for relief under bankruptcy Laws, a certificate is issued for the summary administration of the person’s estate or an equivalent or similar event to any of the foregoing occurs in respect of the person under the Laws applicable to it.

“Insurance Policies” has the meaning ascribed thereto in Section 3.17(a).

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other rights in works of authorship (whether or not copyrightable), and moral rights, and

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registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data and all other data, databases and database rights, (v) internet domain name registrations, (vi) rights of privacy and publicity, (vii) all other intellectual property or proprietary rights of any kind or description, including Software as defined herein, and accumulated or acquired data in any form, (viii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (ix) all legal rights arising from clauses (i) through (vii) above, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Intended Canadian Tax Treatment” has the meaning ascribed thereto in the Recitals.

“Intended Tax Treatment” has the meaning ascribed thereto in the Recitals.

“Intended U.S. Tax Treatment” has the meaning ascribed thereto in the Recitals.

“Interim Order” means the interim order of the Court contemplated by Section 2.02 and made pursuant to Section 192 of the Canadian Corporate Statute, in a form acceptable to each of the Company and the SPAC (each acting reasonably), providing for, among other things, the calling and holding of the Company Securityholders Meeting, if required, and the SPAC Shareholders Meeting, as the same may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is acceptable to each of SPAC and the Company, each acting reasonably.

“Intervening Event” has the meaning ascribed thereto in Section 6.01.

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations made thereunder.

“Key Company Securityholders” means the persons and entities listed on Schedule C.

“knowledge” or “to the knowledge” of a Person shall mean in the case of the Company, the actual knowledge of the Persons listed on Schedule A after reasonable inquiry of direct reports, and in the case of SPAC, the actual knowledge of the Persons listed on Schedule B after reasonable inquiry of direct reports.

“Law” means any federal, national, state, county, municipal, provincial, territorial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lease” has the meaning ascribed thereto in Section 3.12(b).

“Lease Documents” has the meaning ascribed thereto in Section 3.12(b).

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon.

“Lien” means any (i) lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws), (ii) any security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement), or (iii) any Contract granting or creating anything referred to in the foregoing clause (ii).

“Lock-Up Agreement” has the meaning ascribed thereto in the Recitals.

“made available” means (i) with respect to documents made available to the SPAC, that such documents were posted in the Virtual Data Room (and the Company will use reasonable best efforts to provide to Representatives of SPAC (a) via a downloadable link within two (2) days after the date hereof and (b) on a USB as promptly as

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reasonably practicable after the date hereof), and (ii) with respect to documents made available to the Company, that such documents were provided to one or more Persons listed on Schedule A hereto or to the Representatives of the Company or disclosed in the SPAC SEC Reports, in each case at or prior to 5:00 p.m., New York time, on the date that is one (1) day prior to the date of this Agreement.

“Material Contracts” has the meaning ascribed thereto in Section 3.16(a).

“NewCo” has the meaning ascribed thereto in the Preamble.

“NewCo Board” has the meaning ascribed thereto in the Recitals.

“NewCo Closing Governing Documents” has the meaning ascribed thereto in the Recitals.

“NewCo Organizational Documents” means the incorporation and constitutional documents of NewCo.

“NewCo Shareholder Approval” means the affirmative vote or prior written consent of the sole shareholder of NewCo as at the date hereof.

“Non-U.S. Benefit Plan” has the meaning ascribed thereto in Section 3.10(a).

“Non-Party Affiliates” has the meaning ascribed thereto in Section 9.11.

“NSCA” means the Nuclear Safety and Control Act (Canada) and the regulations made thereunder, including the General Nuclear Safety and Control Regulations.

“NYSE” means the New York Stock Exchange.

“Occupational Health and Safety Laws” means all Laws relating in full or part to workplace safety, the protection of workers, or worker health and safety, including the NSCA, the Canada Labour Code and the regulations thereto, including the Canada Occupational Health and Safety Regulations and Work Place Harassment and Violence Prevention Regulations.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any similar license to Software that is considered “free” or “open source software”, or (iii) any Reciprocal License.

“Ordinary Course” means, with respect to any Person, the ordinary course of business consistent with such Person’s past custom and practice.

“Outside Date” has the meaning ascribed thereto in Section 8.01(b).

“Parties” has the meaning ascribed thereto in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Per Security Consideration” means, with respect to each Company Share and Company Option issued and outstanding immediately prior to the Amalgamation Effective Time, the right to receive:

(i)          in the case of each Company Share, the number of SPAC Common Shares equal to the Exchange Ratio; and

(ii)         in the case of each Company Option, SPAC Exchange Options to acquire a number of SPAC Common Shares (rounded down to the nearest whole share) equal to (1) the number of Company Shares subject to the applicable Company Option multiplied by (2) the Exchange Ratio at the SPAC

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Exchange Option Exercise Price, upon and subject to the other terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law (including Sections 424(a) and 409A of the Code).

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary Liens), (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and Environmental Laws promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current use of the Leased Real Property, that are subject thereto, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are registered on title to the Leased Real Property and that do not and would not, individually or in the aggregate, prohibit or materially impair the current use, occupancy or marketability of the Leased Real Property, that are subject thereto, (vii) Liens identified in the Company Financial Statements or the SPAC Financial Statements, as applicable, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest that do not and would not, individually or in the aggregate, materially impair the current use of the Leased Real Property, that are subject hereto.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, or to the extent not already covered, an entity, or government, political subdivision, agency or instrumentality of a government, or to the extent not already covered, a Governmental Authority.

“Personal Information” means (i) information related to an identified or identifiable individual, device or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, (iii) any other, similar information or data regulated by privacy or data security Laws, and (iv) any information that is covered by PCI DSS.

“PIPE Financing” has the meaning ascribed thereto in the Recitals.

“PIPE Investors” has the meaning ascribed thereto in the Recitals.

“PIPE Warrants” has the meaning ascribed thereto in the Recitals.

“Plan of Arrangement” means the Plan of Arrangement in the form to be mutually agreed by the Parties prior to the Closing, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and SPAC, each acting reasonably.

“Plan of Arrangement Proposal” has the meaning ascribed thereto in Section 6.03.

“Plans” has the meaning ascribed thereto in Section 3.10(a).

“Post-Closing Officers and Directors” has the meaning ascribed thereto in the Recitals.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, handling, processing, sharing, security, use, disclosure, protection or transfer of Personal Information or the security of Company’s Business Systems, including the following Laws and their implementing regulations: the Act Respecting the Protection of Personal Information in the Private Sector (Québec), the Personal Information Protection and Electronic Documents Act (Canada), HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the NSCA, the Telephone Consumer Protection Act, the

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Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act together with all implementing regulations therein and including the California Privacy Rights Act of 2020 (CPRA), and any ancillary rules, binding guidelines, orders, directions, directives, codes of conduct or other instruments made or issued by a Governmental Authority under the foregoing instruments, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products, services or technologies, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of Company Group Member, or from which any Company Group Member has derived previously, is currently deriving or is contemplated to derive, revenue from the sale or provision thereof.

“PSPC” means Public Services and Procurement Canada.

“Public Official” means (a) any director, manager, officer, employee or representative of any Governmental Authority; (b) any director, manager, officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (c) any director, manager, officer, employee or representative of any public international organization; (d) any Person acting in an official capacity for or on behalf of any Governmental Authority; and (e) any political party, party official or candidate for political office.

“Recapitalization Interest Accrual Date” means [          ];

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means, prior to the SPAC Continuation, the redemption rights provided for in the SPAC Memorandum and Articles of Association, and after the SPAC Continuation and prior to the Amalgamation Effective Time, the equivalent redemption rights provided in the SPAC Closing Articles.

“Redemption Shares” has the meaning ascribed thereto in Section 2.07(c)(viii).

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Registration Rights Agreement” has the meaning ascribed thereto in the Recitals.

“Registration Statement / Proxy Statement” has the meaning ascribed thereto in Section 6.01(a).

“Representatives” has the meaning ascribed thereto in Section 6.04(a).

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions Laws (as of the date of this Agreement, certain regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means at any time any Person that is: (i) listed on any Sanctions-related list of designated or blocked Persons administered by a Governmental Authority to the extent that it has jurisdiction over the Company, any Company Subsidiary, or any agent thereof to the extent that it is conducting business involving the Company or any Company Subsidiary (including but not limited to the U.S. Department of Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals List, Non-SDN Menu-Based Sanctions List, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List, the Regulations under the Special Economic Measures Act (Canada), Justice for Victims of Corruption Foreign Officials Act (Canada), United Nations Act (Canada), and Freezing of Assets of Corrupt Foreign Officials Act (Canada), the Regulations Establishing a List of Entities under the Criminal Code (Canada), the Denied Persons, Entity, and Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security, the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls, any

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list of sanctioned persons administered and maintained by the U.S. Department of State relating to non-proliferation, terrorism, Cuba, Iran, or Russia and the EU Consolidated Financial Sanctions List), (ii) the government of, located in, resident in, or organized under the laws of a Sanctioned Country, (iii) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019, or (iv) 50% or more owned or controlled, whether directly or indirectly, by a Person or Persons described in clauses (i) through (iii).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States of America (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (ii) Canada, (iii) the European Union and enforced by its member states, (iv) the United Nations, or (v) Her Majesty’s Treasury.

“SEC” has the meaning ascribed thereto in Section 2.02.

“Software” means all computer software in any format, including object code, byte code, source code, firmware, algorithms, applications and programs, scripts, models, APIs, user interfaces, and databases, and related or associated system and user documentation, whether or not patentable or copyrightable.

“SPAC” has the meaning ascribed thereto in the preamble to this Agreement.

“SPAC 5% Shareholder” has the meaning ascribed thereto in Section 6.15(c).

“SPAC Affiliate Agreement” has the meaning ascribed thereto in Section 4.14.

“SPAC Board” has the meaning ascribed thereto in the Recitals.

“SPAC Board Recommendation” has the meaning ascribed thereto in Section 6.03.

“SPAC Class A Common Shares” means, following the SPAC Continuation, SPAC’s Class A common shares.

“SPAC Class A Ordinary Shares” means, prior to the SPAC Continuation, SPAC’s Class A ordinary shares.

“SPAC Class B Common Shares” means, following the SPAC Continuation, SPAC’s Class B common shares.

“SPAC Class B Conversion” has the meaning ascribed thereto in the Recitals.

“SPAC Class B Ordinary Shares” means, prior to the SPAC Continuation, SPAC’s Class B ordinary shares.

“SPAC Closing Articles” has the meaning ascribed thereto in the Recitals.

“SPAC Common Shares” means, following the Amalgamation, Common shares in the capital of SPAC.

“SPAC Continuation” has the meaning ascribed thereto in the Recitals.

“SPAC Disclosure Schedule” means the SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Equity Incentive Plan” has the meaning ascribed thereto in Section 6.06.

“SPAC Exchange Option Exercise Price” has the meaning ascribed thereto in the Recitals.

“SPAC Exchange Options” has the meaning ascribed thereto in the Recitals.

“SPAC Financial Statements” means all of the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) of SPAC included in the SPAC SEC Reports.

“SPAC Indemnified Persons” has the meaning ascribed thereto in Section 6.07(a).

“SPAC Information” has the meaning ascribed thereto in Section 2.04(e).

“SPAC Insiders” means each insider and any other Person who may be a director, officer and/or member of the management team of SPAC.

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“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, prospects, assets, liabilities or results of operations of SPAC and NewCo taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the timely performance by SPAC or NewCo of its respective obligations under this Agreement and the Ancillary Agreements or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change in or change in the interpretation of any Law or GAAP applicable to SPAC or NewCo; (b) Effects generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events; (e) any actions taken or not taken by the SPAC or NewCo as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a SPAC Material Adverse Effect; (h) any actions taken, or failures to take action, or such other Effects, in each case, which the Company has requested in writing or to which it has consented in writing or which actions are contemplated by this Agreement; or (i) any event, circumstance, change or effect arising from or related to the exercise of Redemption Rights, except in the cases of clauses (a) through (d), to the extent that SPAC is materially disproportionately affected thereby as compared with other participants in the industry in which SPAC operates.

“SPAC Memorandum and Articles of Association” means the SPAC’s amended and restated Memorandum and Articles of Association effective October 30, 2025, as may be amended from time to time in accordance with the terms of this Agreement.

“SPAC Organizational Documents” means the incorporation and constitutional documents of SPAC (including (i) prior to the SPAC Continuation, the SPAC Memorandum and Articles of Association and the Trust Agreement, and (ii) after the SPAC Continuation, the SPAC Closing Articles and the Trust Agreement).

“SPAC Redemption” has the meaning ascribed thereto in Section 2.07(c)(viii).

“SPAC SEC Reports” has the meaning ascribed thereto in Section 4.08(a).

“SPAC Shareholder Approval” means with respect to the approval of the SPAC Continuation (including the SPAC Closing Articles), the Business Combination Proposal and the Plan of Arrangement Proposal, the approval by not less than two-thirds (66⅔%) of the votes cast by the SPAC Shareholders, voting as a single class, present in person or represented by proxy at the SPAC Shareholders Meeting, in accordance with the SPAC Organizational Documents of and applicable Laws.

“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any valid exercise by holders of SPAC Class A Common Shares of the Redemption Rights that has not been validly revoked.

“SPAC Shareholders” means collectively, the holders of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Shareholders Meeting” has the meaning ascribed thereto in Section 6.03.

“SPAC Tail Policy” has the meaning ascribed thereto in Section 6.07(c).

“SPAC Units” means the units issued by SPAC consisting of one SPAC Class A Ordinary Share and one-third of a SPAC Warrant.

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“SPAC Warrant Agreements” means, collectively, (i) that certain Public Warrant Agreement dated October 30, 2025, by and between SPAC and Continental Stock Transfer & Trust Company and (ii) that certain Private Warrant Agreement dated October 30, 2025, by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrant Conversion” has the meaning ascribed thereto in the Recitals.

“SPAC Warrants” means the whole warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreements, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

“Sponsor” means Viking Acquisition Sponsor I, LLC, a Delaware limited liability company.

“Sponsor Letter” has the meaning ascribed thereto in the Recitals.

“Statutory Plans” means any statutory plans with which the Company Group Members are required to comply, including the Canada Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and employment insurance legislation.

“Subscription Agreements” has the meaning ascribed thereto in the Recitals.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company Group Members.

“Support Agreement” has the meaning ascribed thereto in the Recitals.

“Tax” or “Taxes” means any and all taxes, duties, levies, assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, health, unemployment, social security, workers’ compensation, employment insurance premiums, Canada Pension Plan, Québec Pension Plan or other similar contributions, withholding, occupancy, license, severance, goods and services, excise, alternative or add-on minimum, occupation, anti-dumping, countervailing, environment, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Incentive” has the meaning ascribed thereto in Section 3.14(q).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition, administration and/or collection of such Tax or enforcement of any Law in relation to Tax.

“Terminating Company Breach” has the meaning ascribed thereto in Section 8.01(f).

“Terminating SPAC Breach” has the meaning ascribed thereto in Section 8.01(g).

“Trading Day” means any day on which SPAC Common Shares are actually traded on the principal securities exchange or securities market on which the SPAC Common Shares are then traded.

“Transaction Proposals” has the meaning ascribed thereto in Section 6.03.

“Transaction Value” means $300,000,000.

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“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, NewCo, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the SPAC Continuation, the Amalgamation, the PIPE Financing, the SPAC Redemption, the Plan of Arrangement, and the other transactions contemplated by this Agreement and the Transaction Documents.

“Transferred Information” means any Personal Information disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Disclosing Party”) in anticipation of, as a result of, or in conjunction with the Transactions.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” has the meaning ascribed thereto in Section 4.05.

“Trust Agreement” has the meaning ascribed thereto in Section 4.05.

“Trustee” has the meaning ascribed thereto in Section 4.05.

“Updated Financial Statements” has the meaning ascribed thereto in Section 6.16.

“Virtual Data Room” means the virtual data room established by the Company and hosted by Microsoft 365, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

1.02       Construction

(a)         Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law. All references to “$” or dollars refer to United States dollars.

(b)         The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)         All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)         Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

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Article 2
THE ARRANGEMENT; THE TRANSACTIONS; CLOSING

2.01       The Arrangement

Upon the terms and subject to the conditions set forth in Article 7, following the SPAC Continuation, the Company, SPAC and NewCo shall proceed to effect the Arrangement under Section 192 of the Canadian Corporate Statute beginning at the Arrangement Effective Time on the terms contained in the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. From and after the Arrangement Effective Time, the Parties shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

2.02       The Interim Order

No event later than five (5) Business Days after the date that the Registration Statement/Proxy Statement is declared effective by the United States Securities and Exchange Commission (the “SEC”), the Company shall apply in a manner reasonably acceptable to SPAC pursuant to Section 192 of the Canadian Corporate Statute and, in cooperation with SPAC, prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a)         for the class of Persons to whom notice is to be provided in respect of the Company Securityholders Meeting and for the manner in which such notice is to be provided, such notice to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement will be adjudged;

(b)         that the required level of approval for the Arrangement Resolution (the “Company Required Approval”) shall be the approval of:

(i)          75% of the outstanding Company Class A Common Shares and Company Class B Common Shares, voting together as a single class;

(ii)         70% of the outstanding Company Class A Common Shares, voting as a separate class;

(iii)        70% of the outstanding Company Class B Common Shares, voting as a separate class;

(iv)        75% of the outstanding Company Class A Preferred Shares, voting as a separate class;

(v)         75% of the outstanding Company Class B Preferred Shares, voting as a separate class;

(vi)        75% of the outstanding Company Class B-1 Preferred Shares, voting as a separate class; and

(vii)       each holder of the outstanding Company Convertible Debentures and the Company Shareholder Loans;

(c)         confirmation of the record date for the purposes of determining the Company Securityholders entitled to notice of and to vote at the Company Securityholders Meeting and that the record date for the Company Securityholders entitled to notice of and to vote at the Company Securityholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Securityholders Meeting, unless required by Law or with the written consent of SPAC;

(d)         that, subject to the Interim Order, in all other respects, the terms, restrictions and conditions of the Company Articles, including quorum requirements and all other matters (as applicable), shall apply in respect of the Company Securityholders Meeting;

(e)         that the Company Securityholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(f)          that the Company Securityholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all Company Securityholders may join virtually;

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(g)         that proxies in respect of the Arrangement Resolution may be delivered to the Company up to the deadline specified in the Company Information Circular, as may be waived in the Company’s discretion;

(h)         for the grant of the Company Dissent Rights as contemplated in the Plan of Arrangement;

(i)          for the class of Persons to whom notice is to be provided in respect of the SPAC Shareholders Meeting and for the manner in which such notice is to be provided, such notice to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement will be adjudged;

(j)          that the required level of approval for the Plan of Arrangement Proposal shall be the SPAC Shareholder Approval;

(k)         confirmation of the record date for the purposes of determining the SPAC Shareholders entitled to notice of and to vote at the SPAC Shareholders Meeting and that the record date for the SPAC Shareholders entitled to notice of and to vote at the SPAC Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the SPAC Shareholders Meeting, unless required by Law or with the written consent of the Company;

(l)          that, in all other respects, the terms, restrictions and conditions of the SPAC Organizational Documents, including quorum requirements and all other matters, shall apply in respect of the SPAC Shareholders Meeting;

(m)        that the SPAC Shareholders Meeting may be adjourned or postponed from time to time by SPAC in accordance with the terms of this Agreement or as otherwise agreed by the Company and SPAC, acting reasonably, without the need for additional approval of the Court;

(n)         that the SPAC Shareholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all SPAC Shareholders may join virtually;

(o)         that proxies in respect of the SPAC Shareholder Approval may be delivered to the SPAC up to the deadline specified in the information circular delivered by SPAC to the SPAC Shareholders, as may be waived in the Company’s discretion;

(p)         for the notice, service and standing requirements with respect to the presentation of the application to the Court for the Final Order; and

(q)         for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

2.03       The Company Securityholders Meeting

(a)         Subject to the terms of this Agreement, the Interim Order and the provision of the Company Information Circular, the Company shall convene and conduct the Company Securityholders Meeting in accordance with the Company Articles, applicable Laws and the Interim Order as soon as reasonably practicable (but acknowledging that the Company may apply to the Court for an Interim Order as late as five (5) Business Days after the date that the Registration Statement / Proxy Statement is declared effective by the SEC), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Securityholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with SPAC in fixing the record date for the Company Securityholders Meeting and the date of the Company Securityholders Meeting, give notice to SPAC of the Company Securityholders Meeting and allow SPAC’s Representatives to attend the Company Securityholders Meeting. The Company shall use its reasonable best efforts to obtain approval of the Arrangement Resolution as required by the Interim Order, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by Company Securityholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure approval of the Arrangement Resolution as required by the Interim Orde.

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(b)         The Company shall provide SPAC with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Securityholder in opposition to the Arrangement, (iii) any written notice of dissent or purported exercise by any Company Securityholder of Company Dissent Rights received by the Company, and (iv) a reasonable opportunity to review and comment on all communications sent to Company Securityholders in connection with the Company Securityholders Meeting.

(c)         Unless required by Law, the Company shall not make any payment or settlement offer, or agree to any payment or settlement, prior to the Closing Date with respect to any claims regarding the Arrangement or Company Dissent Rights without the prior written consent of SPAC, which consent will not be unreasonably withheld, conditioned or delayed.

(d)         The Company shall not change the record date for the Company Securityholders entitled to vote at the Company Securityholders Meeting in connection with any adjournment or postponement of the Company Securityholders Meeting unless required by Law.

(e)         Notwithstanding anything to the contrary in this Agreement, if so permitted by the Interim Order and applicable Law the Parties agree that the Company may satisfy its obligations under Section 2.03 and Section 2.04 and any other similar obligations under this Agreement, by obtaining written approval of the Arrangement Resolution from such holders of Company Securities as required by the Interim Order (the “Company Securityholder Written Approval”) in lieu of calling and holding the Company Securityholders Meeting and mailing the Company Information Circular. In the event that, at the Court proceedings relating to the Interim Order, Court agrees that the Company Securityholder Written Approval has been obtained in satisfaction of the applicable requirements to obtain approval of the Company Securityholders for the Arrangement, then, notwithstanding anything to the contrary in Section 2.02, the Interim Order shall not be required to contain any provisions related to the Company Securityholders Meeting.

2.04       Company Information Circular

(a)         The Company shall promptly prepare and complete, in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Securityholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Securityholder and other Person as required by the Interim Order and applicable Law.

(b)         The Company shall ensure that the Company Information Circular (i) complies with the Company Articles, the Interim Order and applicable Law, (ii) does not contain an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, except with respect to SPAC Information included in the Company Information Circular, which SPAC shall ensure does not contain an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, (iii) provides the Company Securityholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Securityholders Meeting, and (iv) states any material interest of each director and officer, whether as director, officer, shareholder or creditor of the Company, as and to the extent required by applicable Law.

(c)         The Company shall ensure that the Company Information Circular includes a statement that the Company Board has unanimously (i) determined that the Plan of Arrangement and the Transactions are in the best interests of the Company and (ii) recommended that the Company Securityholders vote in favor of the Arrangement Resolution.

(d)         The Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes a statement that each of the Key Company Securityholders has entered into the Support Agreement pursuant to which, among other things, the Key Company Securityholders

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(i) will not transfer their Company Securities (other than certain permitted transfers), (ii) will vote their Company Securities in favor of the Arrangement Resolution and any other resolutions necessary to effect this Agreement, the Plan of Arrangement and the other Transactions and (iii) will not exercise, and will waive, the Company Dissent Rights to the maximum extent permitted by Law.

(e)         SPAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”). The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its counsel, and agrees that all information relating to SPAC included in the Company Information Circular must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC with a final copy of the Company Information Circular in connection with its mailing to the Company Securityholders.

(f)          Each Party shall promptly notify the other Parties if it becomes aware that the Company Information Circular contains an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Securityholders as required by the Court or applicable Law.

2.05       The Final Order

The Company shall, in consultation with SPAC, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the Canadian Corporate Statute, as soon as reasonably practicable, but in any event not later than the later of: (a) three (3) Business Days after the date on which the Arrangement Resolution is passed at the Company Securityholders Meeting as provided for in the Interim Order or the Company Securityholders Written Approval as permitted by the Interim Order; and (b) three (3) Business Days after the receipt of the SPAC Shareholder Approval.

2.06       Court Proceedings

(a)         In connection with all Court proceedings relating to obtaining the Interim Order or the Final Order, the Company shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide SPAC and SPAC’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and consider in good faith any reasonable comments of SPAC and its legal counsel; (iii) provide SPAC copies of any response to petition, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that SPAC is not required to agree or consent to any increase or variation in the form of the Per Security Consideration or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any Person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, SPAC; and (vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably, provided SPAC advises the

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Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b)         Subject to the terms of this Agreement, SPAC will cooperate with, and assist, the Company in seeking the Interim Order and the Final Order, including by providing the Company, on a timely basis, any information reasonably required or requested to be supplied by SPAC in connection therewith.

2.07       Transactions

(a)         As promptly as practicable, but in no event later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), a closing of the Transactions (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or, if permissible, waiver, as the case may be, of the conditions set forth in Article 7. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(b)         Not later than one Business Day prior to the Closing Date, SPAC shall complete the SPAC Continuation upon the terms and subject to the conditions set forth in this Agreement.

(c)         On the Closing Date in accordance with the terms of this Agreement and, as applicable, the Plan of Arrangement:

(i)          the PIPE Financing shall be consummated pursuant to the Subscription Agreements;

(ii)         the SPAC Class B Conversion shall occur;

(iii)        the SPAC Warrant Conversion shall occur;

(iv)        the Company Recapitalization shall occur;

(v)         NewCo and the Company will consummate the Amalgamation and form the Amalgamated Company (the occurrence of such event, being the “Amalgamation Effective Time”), except that the legal existence of NewCo will not cease and NewCo will survive the Amalgamation as the Amalgamated Company, and the Amalgamated Company will adopt the NewCo Closing Governing Documents and the directors and officers of the Amalgamated Company shall be those individuals nominated by the Company prior to the Closing;

(vi)        SPAC shall adopt the SPAC Closing Articles;

(vii)       SPAC shall assume the Company Equity Incentive Plan and (A) all shares of Company Class A Common Stock reserved for issuance pursuant to the Company Equity Incentive Plan shall be cancelled and (B) no further grants shall be made pursuant to the Company Equity Incentive Plan following the Amalgamation Effective Time;

(viii)      pursuant to the SPAC Closing Articles and in accordance with the Plan of Arrangement, each SPAC Class A Common Share issued and outstanding immediately prior to the Amalgamation Effective Time with respect to which a holder of SPAC Class A Common Shares has validly exercised its Redemption Rights (the “Redemption Shares”) shall be redeemed and the holder thereof shall be entitled to receive from SPAC, in cash, an amount per share calculated in accordance with such shareholder’s Redemption Rights and as promptly as practical after the Amalgamation Effective Time, SPAC shall make such cash payments in respect of each such Redemption Share (the “SPAC Redemption”);

(ix)        each then issued and outstanding Company Share (other than Company Shares in respect of which Company Dissent Rights have been duly exercised) shall be exchanged for that number of SPAC Common Shares equal to the Exchange Ratio;

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(x)         each then issued and outstanding Company Option shall be exchanged for an option to acquire the SPAC Exchange Options, each at a per share exercise price (rounded up to the nearest cent) equal to the SPAC Exchange Option Exercise Price, in each case, in accordance with the provisions of applicable Law (including Sections 424(a) and Section 409A of the Code and subsection 7(1.4) of the Canadian Tax Act);

(xi)        each then issued and outstanding PIPE Warrant (as defined below) shall be exchanged for a warrant to acquire one SPAC Class A Ordinary Share, at a per share exercise price equal to the per share exercise price for the SPAC Warrants; and

(xii)       SPAC shall be renamed to a name selected by the Company.

(d)         At the Closing:

(i)          SPAC and each holder of SPAC Common Shares issued pursuant to the Amalgamation shall become bound by the Lock-Up Agreement; and

(ii)         the officers and directors of SPAC, including without limitation its executive team, immediately prior to the Amalgamation will resign and be replaced by the Post-Closing Officers and Directors.

(e)         The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement in the form to be mutually agreed by the Parties prior to the Closing, and the Articles of Arrangement shall otherwise be in a form and content satisfactory to the Company and the SPAC, each acting reasonably. On the Closing Date, the Company shall file the Articles of Arrangement with the Director (as defined in the Canadian Corporate Statute).

(f)          On or as soon as practicable after the Closing Date, the SPAC Common Shares shall trade on NYSE.

2.08       Allocation Schedule

(a)         At least two (2) Business Days prior to the Closing, the Company shall deliver to SPAC a schedule setting forth with respect to each holder of Company Outstanding Shares (the “Allocation Schedule”): (i) the name and address of record of such holder; (ii) whether such holder is a current or former employee of the Company or any of its Affiliates; and (iii) the total number of Company Outstanding Shares held by such holder as of immediately prior to the Amalgamation Effective Time (including the total number of Company Outstanding Shares subject to Company Options as of immediately prior to the Amalgamation Effective Time). SPAC shall be entitled to rely fully on the Allocation Schedule for purposes of this Agreement and the Plan of Arrangement and all payments required to be made hereunder and thereunder, and neither SPAC nor any of its Affiliates shall, absent manifest error of which such Party was actually aware, have any liability to any Person for any payment made in accordance with the Allocation Schedule or any other payment made to the Exchange Agent for the benefit of the holders of Company Outstanding Shares pursuant to this Article 2 and the Plan of Arrangement based on the Allocation Schedule (including with respect to any claim that the Allocation Schedule or such other written instruction is incomplete or inaccurate).

(b)         SPAC may elect to appoint an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with such Exchange Agent for the purpose of exchanging certificates, if any, representing the Company Securities and any Company Securities held in book-entry form on the share transfer books of the Company immediately prior to the Closing, for the applicable consideration set forth herein and in the Plan of Arrangement.

(c)         To the extent SPAC elects to appoint an Exchange Agent: (i) the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a letter of transmittal to the Company Securityholders to be used for the purpose of surrendering the Company Certificates and any other such Equity Interests in book-entry form for the applicable consideration hereunder; and (ii) SPAC shall deposit, or cause to be deposited, on the Closing Date for the benefit of such Persons and for exchange in accordance with this Section 2.08(c) through the Exchange Agent, evidence of SPAC Common Shares in book-entry form representing the portion of the consideration issuable hereunder and pursuant to the Plan of Arrangement to such holders.

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2.09       Withholding

Notwithstanding anything in this Agreement to the contrary, each of the Parties, their Affiliates, the Exchange Agent, and any other applicable withholding agent (each a “Withholding Agent”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement or the Plan of Arrangement such amounts as it is required to deduct and withhold with respect to such consideration, issuance or transfer under the Code, Canadian Tax Act, or other provision of U.S. state, local or non-U.S. Tax Law; provided that, except with respect to withholding or deductions on any amounts treated as compensation for services and any backup withholding, if the applicable Withholding Agent determines that any payment, issuance or transfer to any owners of the Company or SPAC hereunder is subject to any such deduction and/or withholding, then such Withholding Agent shall use reasonable best efforts to (i) provide notice to the applicable recipient as soon as reasonably practicable after such determination and (ii) upon the applicable recipient’s reasonable request, cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. The Parties agree to provide any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, including any forms or information for Canadian or other non-U.S. applicable Law purposes as a Withholding Agent reasonably determines and requests. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the Person in respect of which such deduction and withholding was made.

2.10       Earnout Shares

(a)         Following the Closing, SPAC shall, subject to achievement of the target set forth in Section 2.10(a)(i) (the “2027 Earnout Target”) or the targets set forth in Section 2.10(a)(ii) below (the “2028 Earnout Targets” and, together with the 2027 Earnout Target, the “Earnout Targets”), issue up to 10,000,000 SPAC Common Shares (collectively, the “Earnout Shares”) to the Persons designated as recipients of Earnout Shares (each of whom shall be required to acknowledge that their receipt of Earnout Shares is voluntary to receive Earnout Shares), and in the proportions established, by a committee comprised of the individuals set forth on Schedule 2.10(a) of the Company Disclosure Schedule (such Persons, the “Earnout Recipients”; provided, that Sponsor shall be an Earnout Recipient entitled to 10% of any Earnout Shares issuable hereunder, subject to the terms and conditions of the Sponsor Letter), as follows:

(i)          if the greatest Revenue Run Rate with respect to each of the three (3)-month periods ending on (A) March 31, 2027, (B) June 30, 2027, (C) September 30, 2027 and (D) December 31, 2027 (collectively, the “2027 Measurement Periods”) is equal to or greater than $50,000,000, then SPAC shall issue 5,000,000 Earnout Shares to the Earnout Recipients; provided, however, that if the 2027 Target is not achieved as set forth in the preceding sentence, but any of the 2028 Earnout Targets is subsequently achieved pursuant to Section 2.10(a)(ii) below, then the 2027 Earnout Target shall be deemed achieved in full concurrently with the achievement of such 2028 Earnout Target; and

(ii)         if the sum of (x) the greatest Revenue Run Rate with the SEC with respect to each of the three (3)-month periods ending on (A) March 31, 2028, (B) June 30, 2028, (C) September 30, 2028, (D) December 31, 2028 and (E) March 31, 2029 (collectively, the “2028 Measurement Periods” and, together with the 2027 Measurement Periods, the “Measurement Periods”) plus (y) the amount by which the greatest Revenue Run Rate for the 2027 Measurement Periods exceeds $50,000,000:

(A)        is equal to or greater than $100,000,000, then SPAC shall issue 5,000,000 Earnout Shares to the Earnout Recipients;

(B)         is equal to or greater than $90,000,000 but less than $100,000,000, then SPAC shall issue 3,750,000 Earnout Shares to the Earnout Recipients;

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(C)         is equal to or greater than $80,000,000 but less than $90,000,000, then SPAC shall issue 2,500,000 Earnout Shares to the Earnout Recipients; or

(D)        is equal to or greater than $70,000,000 but less than $80,000,000, then SPAC shall issue 1,250,000 Earnout Shares to the Earnout Recipients.

(b)         In the event that there are delays in any of the Planned Launches (as defined in the Section 2.10(b) of the Company Disclosure Schedule) that are not caused by any action or inaction of a Company Group Member (including, but not limited to, delays caused by (i) actions or inactions of the Key Company Counterparties (as defined in the Section 2.10(b) of the Company Disclosure Schedule) and/or their respective suppliers or (ii) Force Majeure) which Planned Launches were scheduled to occur during a Measurement Period, then such Measurement Period shall be automatically extended (in 90-day increments) by at least the duration of such delay, and the other dates and time periods in this Section 2.10 shall, mutatis mutandis, be extended for equal periods.

(c)         If, at any time prior to the filing with the SEC of SPAC’s Form 6-K with respect to the three (3)-month period ending on March 31, 2029 (and, if applicable, the issuance of Earnout Shares in connection therewith pursuant to Section 2.10(a)), there occurs any transaction resulting in a Change of Control, then any Earnout Shares not issued at such time shall be issued to the Earnout Recipients as of immediately prior to such Change of Control.

(d)         For purposes of this Section 2.10, (i) “Revenue Run Rate” means (i) Service Revenue (considered on an annualized basis by multiplying the total Service Revenue recorded in any quarter by four (4)) plus (ii) R&D Funding (considered on an annualized basis such that (x) any R&D Funding received from any source that occurs once per year is divided by four (4) to allocate ratably over the course of four calendar quarters and (y) any R&D Funding received from any source that occurs in two or more distinct quarters is added together and then divided by four (4) to allocate ratably over the course of four calendar quarters) as reported as a deduction to Program and Technical Management Expense; in each case as reported in the Company’s annual or interim financial statements for the applicable period (as filed with the SEC on Form 20-F or 6-K, as applicable); (ii) “Change of Control” means the occurrence of any of the following (or any series of the following) with respect to SPAC or the Amalgamated Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of SPAC or the Amalgamated Company of more than fifty percent (50%) of the voting stock of such SPAC or the Amalgamated Company; (ii) a merger or consolidation in which SPAC or the Amalgamated Company is a party, in any case with the result that the ultimate beneficial owners of such SPAC or the Amalgamated Company outstanding securities immediately prior to such transaction do not beneficially own securities representing more than fifty percent (50%) of such entity or the surviving company’s voting power after the consummation of such transaction; (iii) the sale, exchange, or transfer of all or substantially all of the assets of SPAC or the Amalgamated Company, except where such sale, exchange or transfer is to SPAC or a wholly-owned subsidiary of SPAC; or (iv) a liquidation or dissolution of SPAC or the Amalgamated Company; or (v) any other event wherein ownership of shares of SPAC or the Amalgamated Company of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of such SPAC or the Amalgamated Company were transferred; and (iii) “Force Majeure” means any act, event or circumstance that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence and observance of a reasonable standard of conduct by SPAC or the Amalgamated Company (including, without limitation, any act or provision of any present or future law or regulation or governmental authority, act of God, earthquakes, fires, floods, sabotage, epidemics, pandemics, riots, interruptions loss or malfunction of utilities, computer (hardware or software) or communications service, accidents, acts of war, civil or military unrest, labor disputes, acts of civil or military authority or governmental actions, local or national disturbance or disaster, or act of terrorism).

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Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company hereby represents and warrants to each of SPAC and NewCo as follows:

3.01       Organization and Qualification; Subsidiaries

(a)         The Company is a company duly incorporated, amalgamated or organized, validly existing and in good standing under the Canadian Corporate Statute and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually, or in the aggregate, be expected to have a Company Material Adverse Effect.

(b)         Each Company Subsidiary is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

3.02       Organizational Documents

(a)         The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the Company Articles and the Company’s bylaws. Such organizational documents are in full force and effect. The Company is not in material violation of any of its organizational documents. The Company has conducted its business in compliance with its organizational documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)         The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents of each Company Subsidiary. Such certificates of incorporation, bylaws, articles of association or equivalent organizational documents are in full force and effect. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. Each Company Subsidiary has conducted its business in compliance with its organizational documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.03       Capitalization

(a)         A true and complete list of all the Equity Interests (including Company Securities, Company Warrants and Company Options) issued or outstanding in the Company as of the date of this Agreement and the identity of the Persons that are the holders thereof is set forth in Section 3.03(a) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in the Company as of the date of this Agreement except as set forth thereon. With respect to each Company Option, Section 3.03(a) of the Company Disclosure Schedule also lists (i) the date of grant and name of holder, (ii) any applicable exercise (or similar) price, (iii) any applicable expiration (or similar) date, (iv) whether each Company Option is vested or unvested together with any applicable vesting schedule (including acceleration provisions), (v) whether or not the holder is an employee

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of the Company, and (vi) the number and series of Company Class A Common Shares issuable upon exercise. With respect to each Company Warrant, Section 3.03(a) of the Company Disclosure Schedule also lists (i) any applicable exercise (or similar) price, (ii) any applicable expiration (or similar) date, and (iii) the number and series of Company Class A Common Shares issuable upon exercise of each Company Warrant. All such Equity Interests (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were issued and granted or allotted free and clear of all Liens, options, rights of first offer and refusal, other than transfer restrictions under applicable securities Laws, the Company Shareholders’ Agreement, the Company Articles and the Company’s bylaws, and (iii) were issued and granted or allotted in compliance in all material respects with applicable securities Laws, the Company Equity Incentive Plan, the forms of agreement used thereunder, and other applicable Law and all pre-emptive rights and other requirements set forth in applicable Contracts to which the Company is a Party, the Company Articles and the Company’s bylaws. No Company Option granted to a United States of America taxpayer is subject to Section 409A of the Code (a “U.S. Option”), and each such U.S. Option (A) has been granted with an exercise price that is no less than the fair market value of the underlying Company Class A Common Shares on the date of grant, as determined in accordance with Section 409A of the Code if applicable and (B) that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

(b)         A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. None of the Company and the Company Subsidiaries directly or indirectly owns, or has ever owned, any Equity Interest in any other corporation, trust, partnership, incorporated or unincorporated joint venture or business association, unincorporated association, consortium or other entity or fund. All of the outstanding Equity Interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law and all pre-emptive rights and other requirements set forth in applicable Contracts to which any Company Subsidiary is a party and the organizational documents of the Company Subsidiaries. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. No Company Group Member is a trustee of any trust.

(c)         Except as set forth in Section 3.03(a) or Section 3.03(c) of the Company Disclosure Schedule, and except for this Agreement, the Plan of Arrangement and the Subscription Agreements, (i) there are no options, warrants, pre-emptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests of, the Company or any Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of or provide economic benefits based on, directly or indirectly, the value or price of any Equity Interests in the Company or any Company Subsidiary. Except for the Company Shareholders’ Agreement and the Intercreditor Agreement, there are no voting trusts, voting agreements, proxies, shareholders agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Securities or any other Equity Interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Securities or any of the Equity Interests or other securities of the Company.

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(d)         There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary. No Company Group Member has (i) redeemed or repaid any Equity Interest contrary to its organizational documents or the terms of issue of any Equity Interest, (ii) bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital, or (iii) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (i) and (ii).

(e)         Section 3.03(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of each Company Group Member as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

3.04       Authority Relative to this Agreement

The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining approval of the Arrangement Resolution as required by the Interim Order or the Company Securityholders Written Approval as permitted by the Interim Order, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than obtaining approval of the Arrangement Resolution as required by the Interim Order or the Company Securityholders Written Approval as permitted by the Interim Order). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC and NewCo, constitutes a legal, valid and binding obligation of the Company against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Enforceability Exceptions”).

3.05       No Conflict; Required Filings and Consents

(a)         The execution and delivery of this Agreement by the Company, and the performance of the Transactions by the Company, does not and, subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.05(b), will not (i) conflict with or violate the organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as set forth in Section 3.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any asset or property of the Company or any Company Subsidiary is bound or affected, except with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)         The execution and delivery of this Agreement by the Company does not, and the performance of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. or non-U.S.: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission,

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instrumentality, official, organization, unit, body, or entity and any court, judicial or arbitral body, or other tribunal) (a “Governmental Authority”), except (A) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”), Canadian securities Laws and applicable Antitrust Laws, (B) the filing of any documents required by the Final Order, the Interim Order, and filings required pursuant to the Plan of Arrangement, (C) as set forth in Section 3.05(b) of the Company Disclosure Schedule, and (D) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a “TID U.S. Business” as that term is defined in 31 CFR § 800.248. Additionally, neither the Company nor any Company Subsidiary is a U.S. Business as that term is defined in 31 CFR § 800.252.

3.06       Permits; Compliance

Each of the Company and the Company Subsidiaries is and since January 1, 2023 has been in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to be material to the Company. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is, or has been since January 1, 2023, in conflict with or in default, breach or violation of (a) any Law, including Ex-Im Laws, applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except in each case for any such conflicts, defaults, breaches or violations that would not reasonably be expected to be material to the Company.

3.07       Company Financial Statements

(a)         The Company has made available to SPAC true and complete copies of the unaudited consolidated financial statements of the Company as of December 31, 2024 and December 31, 2025, and the related notes thereto (the “Company Financial Statements”), which are set forth as Section 3.07(a) of the Company Disclosure Schedule. The Company Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein.

(b)         Except as and to the extent reflected or reserved for in the Company Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the Ordinary Course since December 31, 2025 (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (ii) obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (iii) arising under this Agreement and/or the performance by the Company of its obligations hereunder, or (iv) such other liabilities and obligations which are not material to the Company.

(c)         Since January 1, 2023, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary in its capacity as such, has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

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3.08       Absence of Certain Changes or Events

Since December 31, 2025 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement or any of the Ancillary Agreements, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, (ii) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than in the Ordinary Course, and (iii) there has not been a Company Material Adverse Effect.

3.09       Absence of Litigation

Except as set forth in Section 3.09 of the Company Disclosure Schedule, to the knowledge of the Company, there is no material litigation, suit, claim, charge, complaint, grievance, action, proceeding, arbitration, audit or investigation by or before any Governmental Authority (an “Action”) pending or threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

3.10       Employee Benefit Plans

(a)         Section 3.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, sponsored, contributed to or required to be contributed to each Company Group Member for the benefit of any current or former employee, officer, director and/or consultant of each Company Group Member, or under which each Company Group Member has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”). The Company has separately identified in Section 3.10(a) of the Company Disclosure Schedules each Plan that is maintained, sponsored, or contributed to, or required to be contributed to, by each Company Group Member primarily for the benefit of current or former employees outside of the United States of America (a “Non-U.S. Benefit Plan”).

(b)         With respect to each Plan, the Company has made available to SPAC, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding or administrative or investment services agreement and all amendments thereto, (ii) copies of the most recent summary plan description or plan booklet and any summaries of material modifications, (iii) a copy of the three (3) most recent annual reports or annual information returns (as applicable) and accompanying schedules filed with the relevant Governmental Authority, (iv) copies of the most recently received determination, opinion or advisory letter from the relevant Governmental Authority regarding the tax qualified or registered status of each such Plan (or, if not yet received, a draft of the application provided to the relevant Governmental Authority for such Plan), (v) a copy of the most recent financial or asset statement or statement of premium cost for such Plan, (vi) a copy of the most recent actuarial report, (vii) the nondiscrimination and compliance testing results for the three (3) most recent plan years, and (viii) any material non-routine correspondence to or from any Governmental Authority with respect to any Plan within the past three (3) years. No Company Group Member has made any express commitment to create any new Plan or to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law. Subject to the requirements of applicable Laws, no provision of any Plan or of any Contract, and no act or omission of the Company or any Company Subsidiary, limits, impairs, modifies or otherwise affects the right of the Company or the Company Subsidiaries to unilaterally amend or terminate any Plan.

(c)         None of the Plans is or was within the past six (6) years, nor does any Company Group Member or any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (including within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (including within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under

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ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code. None of the Non-U.S. Benefit Plans is or was within the past three (3) years, nor does the Company or any Company Subsidiary have or reasonably expect to have any liability or obligation under, (i) a “registered pension plan” as defined in subsection 248(1) of the Canadian Tax Act, (ii) a “deferred profit sharing plan”, a plan providing a “retirement compensation arrangement” as defined as subsection 248(1) of the Canadian Tax Act, except to the extent that one-time lump-sum retiring allowances have been negotiated with individual employees in connection with the termination of their employment, (iii) a multi-employer pension plan within the meaning of any applicable federal or provincial pension benefits standards legislation in Canada, or (iv) any Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the Canadian Tax Act.

(d)         No Company Group Member is or will be obligated, whether under any Plan or otherwise, to pay any bonus, separation, severance, redundancy, termination, change in control, retention, or similar benefits to any Person directly as a result of the Transactions, nor will any Transaction accelerate the funding of or the time of payment or vesting, or increase the amount, of any equity award, benefit or other compensation due from each Company Group Member to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by each Company Group Member being classified as an “excess parachute payment” under Section 280G of the Code. No Company Group Member has any obligation to gross-up, make-whole or otherwise compensate an individual for any taxes that could be incurred under Section 280G, Section 4999, Section 409A or Section 105(h) of the Code.

(e)         None of the Plans provides, nor does any Company Group Member have or reasonably expect to have any obligation to provide, retiree life or medical insurance to any current or former employee, officer, director or consultant of each Company Group Member or their respective beneficiaries or dependents after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state or national law.

(f)          Each Plan is and has been within the past three (3) years maintained, administered, funded, communicated and invested (where applicable) in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. Each Company Group Member has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. Except for any such Actions that would not have or would not reasonably be expected to result in a material liability to any Company Group Member, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action. No fact or circumstance exists that could adversely affect the Tax preferred status of any Plan, and no Taxes, penalties or fees are owing or exigible under any Plan.

(g)         All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the Company Financial Statements, except as would not result in material liability to any Company Group Member. Neither the Company nor any Company Subsidiary has any actual or potential unfunded liabilities with respect to any of the Plans and no accumulated funding deficiencies exist in any Plan. All Non-U.S. Benefit Plans that are required or intended to be funded and/or book-reserved are so funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(h)         All employee data necessary to administer each Plan in accordance with its terms and conditions and applicable Laws is in possession of the Company or the Company Subsidiaries, and all such data is complete and correct in all material respects and is in a form that is sufficient for the proper administration of each Plan.

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(i)          Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. None of the Company Group Members has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code, and no circumstance exists or event has occurred that could reasonably be expected to result in the imposition of any such penalty or Tax.

3.11       Labor and Employment Matters

(a)         As of the Closing and during all times during the three (3)-year period immediately prior thereto, all compensation, including wages, overtime pay, general holiday pay, vacation pay, sick pay, commissions and bonuses, Taxes and Employee Benefit Plan contributions or payments, due and payable to or in respect of all employees and former employees of, and all other Persons who have provided services to, any Company Group Member for services performed on or prior to the Closing has been or will have been paid in full (or accrued in full in the Company Financial Statements) in all material respects. The Company has not paid, nor will it be required to pay, any severance, retention bonus, change of control or other payment to any employee or independent contractor of the Company or any Company Subsidiary as a result of the Transactions.

(b)         No employee of any Company Group Member is or has ever been represented by a labor union, works council, trade union, industrial organization, or similar representative of employees with respect to his or her employment with a Company Group Member, and no Company Group Member is or has ever been a party to, subject to or bound by a collective bargaining agreement, collective agreement, workplace agreement or any other Contract with a labor union, works council, trade union, industrial organization, or similar representative of employees. As of the date of this Agreement, and during the three (3)-year period immediately prior to this Agreement, there are or were no strikes, lockouts, work stoppages, slowdowns or other labor disputes existing or, to the Company’s knowledge, threatened, against any Company Group Member with respect to any employees of any Company Group Member or any other individuals who have provided services with respect to any Company Group Member. As of the date of this Agreement and during the three (3)-year period immediately prior to this Agreement, there have been no union certification or representation petitions pending with a Governmental Authority or demands for recognition as the bargaining unit representative with respect to any Company Group Member and any of their respective employees and, to the Company’s knowledge, no union organizing campaign or similar effort is or has been threatened with respect to any Company Group Member and any of their respective employees. No Company Group Member has been involved in any dispute with any labor union, works council, trade union, industrial organization, or similar representative of employees, or any present or past employee of any Company Group Member, at any time within the three-year period immediately prior to this Agreement, except as would not be material to the Company.

(c)         To the knowledge of the Company, there are no material Action pending or threatened against any Company Group Member by any of their respective current or former employees or any other individuals who have provided services to any Company Group Member.

(d)         Since January 1, 2023, each Company Group Member is and has been in material compliance with all applicable Laws relating to labor and employment, including (i) all applicable Occupational Health and Safety Laws and all such Laws relating to wages and hours, anti-discrimination, anti-harassment, anti-retaliation, collective bargaining, employee leave, immigration, recordkeeping, workers’ compensation, meal and rest periods, employee notices, payroll documents, termination or discharge, severance or redundancy obligations, social insurance obligations, vacation and holiday pay, information and consultation, occupational health and safety, tax withholding, and classification of employees, workers and contractors and (ii) all applicable industrial Laws, industrial awards, statutes, company policies, codes of conduct and applicable agreements for all employees engaged in the business of the Company Group Members, and no Company Group Member is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

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(e)         Each employee located in the United States is employed “at will”, and no Company Group Member has any obligation or Liability (whether or not contingent) with respect to severance payments to any employees under the terms of any written agreement other than: (i) such as results by Law from the employment of an employee in Canada without an agreement as to notice or severance; or (ii) a contractual entitlement to, in addition to the minimum statutory notice (or pay in lieu thereof) and statutory severance pay required under applicable employment standards legislation, three (3) months or less of notice or pay in lieu thereof.

(f)          In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of any Company Group Members, and (ii) no Company Group Member has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee at the level of Vice President or above.

(g)         Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is or has been the subject of an investigation, inspection, order (including stop work, stop use or stop supply orders) by any Governmental Authority pursuant to Occupational Health and Safety Laws, and there are no charges, penalties, or orders under Occupational Health and Safety Laws pending or outstanding against the Company, any Company Subsidiary or any current or former employees of the Company or any Company Subsidiary. There have been no injuries, incidents, or events reported or required to be reported to a Governmental Authority pursuant to any Occupational Health and Safety Laws regarding the Company or the Company Subsidiaries.

(h)         No modern awards or enterprise agreements apply to any Current Employee.

(i)          No order has been made for the reinstatement of any Person formerly employed by a Company Group Member.

(j)          Each current and former employee and independent contractor of the Company or a Company Subsidiary has signed the form of confidentiality/inventions/non-competition agreement made available to SPAC or a substantially similar Contract or is subject to substantially similar obligations and covenants pursuant to the terms of their employment, consulting or independent contractor Contract with the Company or a Company Subsidiary.

(k)         No individual classified as an independent contractor by a Company Group Member is an employee of a Company Group Member. No Company Group Member contributes or has any obligation to contribute to any fund for a Non-U.S. Benefit Plan that is a defined benefit plan in respect of the Current Employees, and no Company Group Member is liable to contribute in respect of any such defined benefit plan or fund.

(l)          No Company Group Member is liable to pay any allowance, annuity, benefit, lump sum, pension, premium or other payment in respect of the death, disability, retirement, resignation, dismissal or cessation of employment of any past or present employees of any Company Group Member or other person other than pursuant to any Plan set out in Section 3.10(a) of the Company Disclosure Schedules.

(m)        There are no material overdue pension or superannuation-related contributions (including any Taxes) due on the part of any Company Group Member or any Current Employee or independent contractor of the Company Group Member (if applicable) that are outstanding and unpaid.

3.12       Real Property; Title to Assets

(a)         The Company does not own, and has not owned, directly or indirectly, any legal or beneficial interest in any real property and, other than pursuant to the Leases set out in Section 3.12(b) of the Company Disclosure Schedule, is not a party to any Contract (including any option) to own freehold title

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to any real property or any interest in real property or any Contract for the lease to or from the Company or any Company Subsidiary of any real property interest not currently in possession of the Company.

(b)         Section 3.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of each Lease in connection therewith, and each amendment, modification, supplement, extension, renewal, subordination and non-disturbance agreement, and guaranty thereof or thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, sublicenses, concessions or other Contracts granting to any Person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except other than those that would not reasonably be expected to be material to the Company. If required by Law to be registered, each applicable Lease has been registered. The applicable Company Group Member has not received: (1) any notice of termination, rescission, avoidance or repudiation of the Lease and, to the knowledge of the Company, no event has occurred which may be grounds for termination, rescission, avoidance or repudiation of the Lease; (2) any notice requiring material work to be done or expenditure to be made on or in respect of any of the properties subject to a Lease; and (3) any notice from a Governmental Authority related to any of the properties subject to a Lease that will, or would be reasonably likely to, materially affect any Company Group Member’s use and enjoyment of the relevant property or give rise to any material liability for any Company Group Member. There are no current material disputes in connection with or arising out of the Lease involving a Company Group Member and, to the knowledge of the Company, no such disputes are pending or threatened.

(c)         There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used other than those that would not reasonably be expected to be material to the Company. The Leased Real Property, and the improvements thereon, are in compliance with all applicable laws, in good repair and in good condition (ordinary wear and tear excepted), and there are no patent or latent defects or adverse physical conditions except other than those that would not reasonably be expected to be material to the Company. Since January 1, 2023, there has not been any material interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company or any Company Subsidiary currently conducted on the Leased Real Property and neither the Company nor any Company Subsidiary has experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property.

(d)         Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to be material to the Company. The Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company and the Company Subsidiaries consistent with past practice and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted. A Company Group Member is in possession of each of the Leased Real Property.

(e)         Neither the Company nor any Company Subsidiary has subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (i) the owners of the Leased Real Property have not made any assignment, mortgage, pledge or hypothecation of

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any Lease or the rents or use fees due thereunder; (ii) for any security interest in any Leased Real Property senior to the interest created by the applicable Lease, a commercially-reasonable non-disturbance agreement has been executed in favor of the Company and made available to SPAC; and (iii) no owner of any Leased Real Property is an Affiliate of the Company.

3.13       Intellectual Property

(a)         Section 3.13(a) of the Company Disclosure Schedule sets forth a correct list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, registration or application number, and jurisdiction); (ii) written Contracts currently in effect granting a right, license or other permission to use any Company-Licensed IP, including the Software of any other Person (other than generally commercially available Software with aggregate annual license and maintenance fees of less than $100,000); and (iii) Software constituting Company-Owned IP that is either (A) incorporated into the current Products or (B) otherwise material to the business of the Company or any Company Subsidiary, as such business is currently being conducted or proposed to be conducted. The Company IP constitutes all Intellectual Property required for the conduct of the business of the Company and the Company Subsidiaries, as such business is currently being conducted or proposed to be conducted.

(b)         The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. The Company is unaware of any facts or circumstances which would be reasonably likely to result in the loss or expiration of material Company-Owned IP except for ordinary expirations of Registered Intellectual Property and other Intellectual Property expiring in the Ordinary Course.

(c)         (i) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company-Owned IP, (ii) no governmental entity, university, college, other educational institution or research center has any claim or right in or to the Company-Owned IP, and (iii) no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company-Owned IP, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.

(d)         The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to, maintain, protect and enforce their respective Intellectual Property, including the secrecy of their trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other Person (including employees and third parties) other than on a need-to-know basis pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information.

(e)         As of the date of this Agreement, there have been no claims filed and served, or threatened in writing, against the Company or any Company Subsidiary, by any Person (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP or (ii) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property of other Persons (including any unsolicited demands or offers to license any Intellectual Property from any other Person). The operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or otherwise violate, any Intellectual Property of other Persons. To the knowledge of the Company, no other Person has infringed, misappropriated or violated any of the Company-Owned IP. Neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing set forth in this Section 3.13(e).

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(f)          All Persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written Contracts with the Company or one of the Company Subsidiaries, pursuant to which such Persons (i) assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary and (ii) waived all of their moral rights therein, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. All forms of such Contracts have been made available to SPAC.

(g)         Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other Person is in material breach or in material default of any Contract specified in Section 3.13(a) of the Company Disclosure Schedule.

(h)         Each item of Company IP will continue to be owned by or licensed to the Company or applicable Company Subsidiary on identical terms and conditions immediately following the Closing Date as are in effect immediately prior to the Closing Date.

(i)          The Company and the Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that would grant or purport to grant to any other Person any rights or licenses to or immunities under any of the Company-Owned IP.

(j)          To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products.

(k)         The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. All such plans and procedures have been proven reasonably effective upon testing in all material respects. There has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(l)          The Company and each of the Company Subsidiaries currently comply and previously have complied in all material respects with (A) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (B) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (C) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, (D) PCI DSS and (E) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented commercially reasonable safeguards designed to protect the security, integrity and confidentiality of the Business Systems and any Business Data stored thereon, including where applicable, implementing procedures preventing unauthorized access and the introduction of Disabling Devices, adopting disaster recovery and business continuity plans, and the taking and storing on-site and off-site of back-up copies of data considered by the Company to be critical. Such safeguards comply with all Privacy/Data Security Laws. The Company’s and the Company Subsidiaries’ employees and contractors receive reasonable training on information security issues. There is no Disabling Device in any of the Product components. Neither the Company nor any of the Company Subsidiaries has (x) experienced any material unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any material Business Data stored on the Business Systems or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any Person, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. The Company’s usage of artificial intelligence platforms, engines, and systems materially complies with all Data Security Requirements.

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(m)        The Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell and create derivative works of the Business Data, in whole or in part, in the same manner in which the Company and the Company Subsidiaries use, exploit, publish, reproduce, distribute, license, sell and create derivative works of such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any Data Security Requirements or other legal obligations that would prohibit NewCo from receiving or using Personal Information or other Business Data held by the Company and/or the Company Subsidiaries after the Closing Date, in the same manner in which the Company and the Company Subsidiaries received and used such Personal Information and such Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

3.14       Taxes

(a)         All material Tax Returns of the Company and each of the Company Subsidiaries have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (whether or not shown on any Tax Return) owed by the Company and each of the Company Subsidiaries have been timely paid in full to the appropriate Taxing Authority, other than any such Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with GAAP as of the date of this Agreement. The Company and the Company Subsidiaries have withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party.

(b)         Other than as a beneficiary thereto, neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract (other than any such agreement or Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(c)         Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) settlement or other agreement with any Taxing Authority made prior to the Closing; (iii) disposition made or payment received outside the Ordinary Course prior to the Closing; or (iv) transaction occurring prior to the Closing between or among members of any affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes of which the Company or any Company Subsidiary is or was a member.

(d)         Neither the Company nor any Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes (other than a group of which the only members have been the Company and/or any current Company Subsidiary). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) as a result of being a member of a consolidated group, fiscal unity or unified group (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract or otherwise, in each case other than pursuant to a Contract entered into in the Ordinary Course and not primarily relating to Taxes.

(e)         Neither the Company nor any Company Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of any such person been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

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(f)          Neither the Company nor any Company Subsidiary is a party to any material ruling or similar agreement or arrangement with a Taxing Authority in respect of Taxes, and neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between it and any Taxing Authority.

(g)         Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any analogous or similar provision of U.S. state or local or non-U.S. Law.

(h)         No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been announced or threatened in writing with respect to the Company or any Company Subsidiary. There is no outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of the Company, threatened by any Taxing Authority which has not been settled or otherwise resolved.

(i)          Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, other than in the Ordinary Course or for automatic extensions of time to file Tax Returns.

(j)          There are no Liens or encumbrances for material amounts of Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(k)         Within the past three (3) years, neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that such Company or Company Subsidiary is subject to Tax in such jurisdiction.

(l)          To the knowledge of the Company, neither the Company nor any Company Subsidiary is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment, other place of business or similar presence in that country.

(m)        Each of the Company and each Company Subsidiary is, and has been since its inception, properly classified as a corporation for U.S. federal income tax purposes.

(n)         Neither the Company nor any Company Subsidiary is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

(o)         The Company and the Company Subsidiaries are in material compliance with all terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction arrangement, agreement or order (each, a “Tax Incentive”), and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(p)         Neither the Company nor any Company Subsidiary has received any requirement from any Governmental Authority pursuant to Section 224 of the Canadian Tax Act which remains unsatisfied in any respect.

(q)         None of Sections 15, 17, 67, 79, 80 to 80.04 of the Canadian Tax Act have applied or will apply to the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has any material unpaid amounts that may be required to be included in income under Section 78 of the Canadian Tax Act. Neither the Company nor any Company Subsidiary has made any material payments (and neither the Company nor any Company Subsidiary is obligated to make any material payments) that may not be deductible by virtue of Section 67 of the Canadian Tax Act.

(r)          The Company Securities are not “taxable Canadian property” within the meaning of the Canadian Tax Act.

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(s)          Neither the Company nor any Company Subsidiary has entered into any “reportable transaction”, as defined in subsection 237.3(1) of the Canadian Tax Act, or any “notifiable transaction”, as defined in subsection 237.4(1) of the Canadian Tax Act.

(t)          For all transactions between the Company or any Company Subsidiary and any person who is not resident in Canada for purposes of the Canadian Tax Act with whom the Company or any Company Subsidiary was not dealing at arm’s length for purposes of the Canadian Tax Act, the Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Canadian Tax Act (or comparable provisions of any other applicable legislation).

(u)         Neither the Company nor any Company Subsidiary has applied for any subsidies to which it was not entitled under the Canada Emergency Wage Subsidy, Tourism and Hospitality Recovery Program, Hardest-Hit Business Recovery Program or Canada Emergency Rent Subsidy, in each case as provided for under section 125.7 of the Tax Act, or any analogous or similar COVID-19 relief measures enacted by any Governmental Authority.

(v)         Neither the Company nor any Company Subsidiary has acquired property from any Person in circumstances where the Company or any Company Subsidiary did or could have become liable for any Taxes payable by that Person pursuant to Section 160 of the Canadian Tax Act.

(w)        The Company and the Company Subsidiaries are registrants for purposes of the Excise Tax Act (Canada). All input tax credits claimed by the Company and the Company Subsidiaries pursuant to the Excise Tax Act (Canada) have been proper, correctly calculated and documented in accordance with the requirements of the Excise Tax Act (Canada).

(x)         None of the Company or any Company Subsidiary has knowledge of any facts or circumstances or has taken, failed to take, or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(y)         None of the Company or any Company Subsidiary has knowledge of any facts or circumstances or of any reason that would reasonably be expected to cause SPAC to be treated, as a result of the Transactions, as (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (ii) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

3.15       Environmental Matters

(a)         Since January 1, 2023, neither the Company nor any of the Company Subsidiaries has violated, nor is it in violation of, any applicable Environmental Law.

(b)         None of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws.

(c)         None of the Company or any of the Company Subsidiaries is actually, potentially or, to the Company’s knowledge, allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances.

(d)         Each of the Company and each Company Subsidiary is and has been in compliance with all permits, licenses, certificates, and other authorizations required under applicable Environmental Law.

(e)         Neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws. The Company has provided all material environmental Company Permits, assessments, reports, studies or other evaluations in its possession or reasonable control relating to any of the Company’s products, activities or to any properties currently or formerly owned, leased or operate by the Company or any Company Subsidiary.

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3.16       Material Contracts

(a)         Section 3.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company or any Company Subsidiary is a party or bound (such Contracts as are required to be set forth on Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)          each Contract with consideration paid or payable to or by the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over any twelve (12)-month period;

(ii)         each Contract with Suppliers to the Company for expenditures paid or payable by the Company of more than $250,000, in the aggregate, over any 12-month period;

(iii)        each Contract to which the Company or any Company Subsidiary is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act if such a registration statement was filed by the Company on the date of this Agreement;

(iv)        each Contract (A) with any of the Affiliates of the Company (other than a Company Group Member) or (B) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit that is utilized by the Company or any Company Subsidiary in the Ordinary Course;

(v)         all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $250,000, in the aggregate, over any twelve (12) month period;

(vi)        all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vii)       all Contracts evidencing Indebtedness for borrowed money, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a security interest in or Lien on any of the material property or assets of the Company or any Company Subsidiary, and all Contracts guarantying the debts or other obligations of any Person;

(viii)      all Contracts awarded by the Company to a third party in the performance of a contract with a Governmental Authority;

(ix)        all partnership, joint venture or similar agreements;

(x)         all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits, or under which the Company or any Company Subsidiary is directly or indirectly, to the knowledge of the Company, providing goods, services, Software, or other items to or for use by a Governmental Authority;

(xi)        all Contracts that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses;

(xii)       all Contracts that result in any Person holding an irrevocable power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

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(xiii)      all leases or master leases of personal property reasonably likely to result in annual payments of $250,000 or more in a twelve (12)-month period;

(xiv)      all Lease Documents;

(xv)       all Contracts involving use of any Company Licensed IP required to be listed in Section 3.13(a) of the Company Disclosure Schedule;

(xvi)      all Contracts which involve the license or grant of rights to Company-Owned IP by the Company other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course;

(xvii)     all Contracts that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise) and under which there are surviving obligations of the Company or any Company Subsidiary;

(xviii)    all Contracts relating to a Company Interested Party Transaction;

(xix)      all Contracts involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $500,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(xx)       all Contracts under which the Company has agreed to purchase goods or services from a vendor, Supplier or other Person on a preferred supplier or “most favored supplier” basis;

(xxi)      all Contracts for the development of Company Owned IP for the benefit of the Company (other than Contracts of employment);

(xxii)     each Contract pursuant to which the Company agrees to jointly own any Intellectual Property with any third party; and

(xxiii)    each Contract pursuant to which the Company is obligated to develop any Intellectual Property to be owned by any third party.

(b)         Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party, and to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract, and the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to be material to the Company. No party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (i) any potential exercise of termination rights with respect to any Material Contract or (ii) any non-renewal or modification of any Material Contract.

(c)         The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

3.17       Insurance

(a)         Section 3.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage, and (iv) the premium most recently charged.

(b)         With respect to each such Insurance Policy, except as would not reasonably be expected to be material to the Company: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and, except for policies that have expired under their

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terms in the Ordinary Course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

3.18       Board Approval; Vote Required

The Company has made available to SPAC a complete and correct copy of the resolutions of the Company Board in respect of the Transactions, which such resolutions were duly adopted and have not been subsequently rescinded or modified in any way. If the approval of the Arrangement Resolution is obtained as required by the Interim Order or the Company Securityholders Written Approval is obtained as permitted by the Interim Order, no additional approval or vote from any holders of any class or series of authorized shares of the Company would then be necessary to adopt this Agreement or the Plan of Arrangement and approve the Transactions. Subject to the delivery of all executed Additional Support Agreements in accordance with Section 6.23, the Company Shareholders that are party to the Support Agreement and the Additional Support Agreements shall, together, constitute the Company Required Approval.

3.19       Certain Business Practices

(a)         None of the Company or the Company Subsidiaries, nor to the knowledge of the Company any of their respective officers, directors, or employees, any agents, distributors or other third-party representatives, including but not limited to attorneys, accountants, consultants, or advisors, to the extent they act on behalf of the Company or any Company Subsidiary, is currently violating, or during the past five (5) years violated, whether directly or indirectly, any applicable Sanctions Laws or Ex-Im Laws. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company any of their respective officers, directors, or employees, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) controlled by a Sanctioned Person; (iii) organized, resident, or located in a Sanctioned Country; (iv) operating, conducting business, or participating in any transaction in or with any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (v) engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws. There are not now and have not been in the last five (5) years any proceedings, investigations, or disclosures by or before any Governmental Authority involving the Company, the Company Subsidiaries, or to the Company’s knowledge any of their respective directors, officers, or employees, any agents relating to Sanctions Laws or Ex-Im Laws, nor to the Company’s or the Company Subsidiaries’ knowledge is such a proceeding, investigation, or disclosure pending or threatened.

(b)         Neither the Company nor the Company Subsidiaries nor to the knowledge of the Company their respective officers, directors, employees, any agents, distributors, or other third-party representatives acting on behalf of the Company or any Company Subsidiary, have in the past five (5) years directly or indirectly offered, paid, promised to pay, or authorized the payment of anything of value, including cash, checks, wire transfers, tangible or intangible gifts, favors, entertainment or services (including any facilitation payments) to any Person, including any Government Official, or any employee or representative of a Governmental Authority, or any Person acting for or on behalf of any Government Official while knowing (as defined in the FCPA) or having reason to know that all or some portion would be used for the purpose of: (i) influencing any act or decision of a Government Official or other person, including a decision to fail to perform official functions; (ii) inducing any Government Official or other person to do or omit to do any act in violation of the lawful duty of such official; or (iii) inducing any Government Official to use influence with any government, department, agency, or instrumentality in order to assist the Company or any Company Subsidiary or any other Person in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage.

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(c)         There have been no demands, claims, actions, legal proceedings or investigations by or before any Governmental Authority or any arbitrator involving the Company or any Company Subsidiary or their respective directors, officers, or employees relating to the Anti-Corruption Laws in the past five (5) years nor are there any pending, or, to the knowledge of the Company or any Company Subsidiary, threatened. In the past five (5) years, no civil, criminal, or administrative penalties have been imposed on the Company or any Company Subsidiary with respect to violations of applicable Anti-Corruption Laws, or applicable Anti-Money Laundering Laws, nor have any disclosures been submitted to any other Governmental Authority with respect to violations of such laws.

(d)         For the past five (5) years prior to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(e)         For the past five (5) years prior to the date of this Agreement, the operations of the Company and the Company Subsidiaries are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Anti-Money Laundering Laws and Sanctions Laws. The Company and Company Subsidiaries and their respective directors, officers, employees, shareholders, agents, consultants, independent contractors, representatives, and anyone acting on behalf of any of them have not knowingly falsified any entry in any book, record, or account of the Company or Company Subsidiaries, and all such entries fairly and accurately reflect the relevant transactions and dispositions of the Company’s/Company Subsidiaries’ assets in reasonable detail.

(f)          No member of the Company or any Company Subsidiary is, or is owned fifty percent (50%) or greater or controlled by, a Person that is: (i) the subject of any Sanctions; or (ii) located, organized, or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of the Ukraine, Cuba, Iran, North Korea, Russia, and Syria).

(g)         No director, officer, employee, agent, distributors, or representative of the Company or any Company Subsidiary is a Government Official.

3.20       Interested Party Transactions

(a)         Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course or as set forth in Section 3.20(a) of the Company Disclosure Schedule, no director, officer or other Affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any Material Contract; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation) (each such transaction, a “Company Interested Party Transaction”). The Company and the Company Subsidiaries have not, since January 1, 2025, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company on the one hand and any immediate family member of any director, officer of the Company on the other hand.

(b)         There are no transactions, Contracts, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other Person, on the other hand, which grant or purport to grant any board observer or management rights.

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3.21       Exchange Act

Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

3.22       Brokers

Except as set forth on Section 3.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided SPAC with a true and complete copy of all Contracts, including engagement letters, between the Company and the Persons identified on Section 3.22 of the Company Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

3.23       No Other Representations or Warranties; Exclusivity of Representations and Warranties

The representations and warranties made by the Company in this Article 3 are the exclusive representations and warranties made by the Company and its Affiliates. Except for the representations and warranties contained in this Article 3, neither the Company nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Except as otherwise expressly provided in this Article 3 (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, NewCo, their respective Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, NewCo, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, NewCo, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

Article 4
REPRESENTATIONS AND WARRANTIES OF SPAC and NewCo

Except as set forth in the SPAC Disclosure Schedule (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or the SPAC SEC Reports filed or furnished by SPAC on or before the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding (i) disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements and (ii) any exhibits or documents appended thereto), each of SPAC and NewCo, jointly and severally, hereby represents and warrants to the Company as follows:

4.01       Organization, Standing and Corporate Power

(a)         Each of SPAC and NewCo is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite corporate power and authority to carry on its business as now being conducted. NewCo has no assets or operations other than those required to effect the Transactions contemplated hereby. SPAC is duly qualified or licensed to

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do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not have a SPAC Material Adverse Effect.

(b)         NewCo is a corporation duly organized, validly existing and in good standing under the Canadian Corporate Statute, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than NewCo, SPAC has no other Subsidiaries or any equity or other interests in any other Person. NewCo was formed solely for the purpose of effecting the Amalgamation. Since its date of incorporation, NewCo has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary hereto.

(c)         SPAC has provided to the Company a true, complete and correct copy of the SPAC Organizational Documents and NewCo Organizational Documents, and there are no other Contracts which would amend, supplement or relate to the subject matters described in the SPAC Organizational Documents or the NewCo Organizational Documents.

4.02       Corporate Authority; Approval; Non-Contravention; Government Approvals

(a)         Each of SPAC and NewCo has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by SPAC and NewCo of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of SPAC and NewCo, and no other corporate or other actions on the part of SPAC or NewCo are necessary to authorize the execution and delivery by SPAC or NewCo of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the SPAC Shareholder Approvals. This Agreement has been duly executed and delivered by SPAC and NewCo and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of SPAC and NewCo, enforceable against SPAC and NewCo in accordance with its terms (subject to the Enforceability Exceptions).

(b)         The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which SPAC and/or NewCo is a party, and the consummation of the Transactions, subject to receipt of the SPAC Shareholder Approvals (in the case of SPAC), do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the SPAC Organizational Documents or any organizational documents of NewCo or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, or the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of SPAC, NewCo or any of their Affiliates pursuant to, any Contract to which SPAC, NewCo or any of their Affiliates is a party or, assuming compliance with the matters referred to in Section 4.02(a) (solely with respect to performance of this Agreement and consummation of the Transactions), under any Law to which SPAC, NewCo or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to materially impair, delay or prohibit the ability of SPAC or NewCo to enter into, or perform its obligations under, this Agreement and consummate the Transactions.

(c)         No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to SPAC or NewCo in connection with the execution and delivery by SPAC or NewCo of this Agreement or the consummation of the Transactions contemplated by this Agreement or the Ancillary Agreements, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary

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Agreements or the transactions contemplated hereby or thereby, (iii) the filing of the Canadian Prospectus or (iv) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not have a SPAC Material Adverse Effect.

(d)         SPAC is either not a “non-Canadian” or is a “trade agreement investor” and not a “state-owned enterprise” within the meaning of the Investment Canada Act.

4.03       Compliance with Laws

SPAC and NewCo are, and since their respective dates of incorporation have been, operating in all material respects in a manner that is customary for businesses similar to SPAC and NewCo, and each of SPAC and NewCo is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws, and no notices have been received by either SPAC or NewCo from any Governmental Authority or any other Person alleging an uncured material violation of any Law.

4.04       Employee Benefit Plans

Except as may be contemplated by the SPAC Equity Incentive Plan, neither SPAC nor NewCo maintains or contributes to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of SPAC or NewCo, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of SPAC or NewCo to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

4.05       Financial Ability; Trust Account

(a)         As of the date hereof, there is at least $230,000,000 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 30, 2025, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the knowledge of SPAC, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate or (ii) entitle any Person (other than any SPAC Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the SPAC Organizational Documents. Amounts in the Trust Account are invested in accordance with the Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account or redemptions paid to SPAC Shareholders, in each case, as permitted by the Trust Agreement). As of the Arrangement Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the Arrangement Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. Following the Arrangement Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is a Redeeming Shareholder.

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(b)         As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

(c)         Except as set forth on Section 4.05(c) of the SPAC Disclosure Schedule, as of the date hereof, SPAC does not have, or have any present intention to enter into, any agreement, arrangement or understanding providing for any obligations with respect to or in connection with any Indebtedness.

4.06       Taxes

(a)         Each of SPAC and NewCo is, and has at all times since its date of formation been, treated as a corporation for U.S. federal income tax purposes.

(b)         Each of SPAC and NewCo has timely filed with the appropriate Taxing Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. Each of SPAC and NewCo has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c)         Each of SPAC and NewCo, as applicable, has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party.

(d)         No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Taxing Authority against SPAC or NewCo that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)         There is no Tax audit, examination or other Action of SPAC or NewCo presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of SPAC or NewCo.

(f)          Neither SPAC nor NewCo is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or Contract (excluding any commercial Contract entered into in the Ordinary Course and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b) (2) (or any similar or corresponding provision of U.S. state or local or non-U.S. Law).

(g)         SPAC and NewCo do not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by operation of Law.

(h)         SPAC and NewCo will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the Ordinary Course; or (v) intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).

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(i)          There are no Liens for Taxes on any assets of either SPAC or NewCo other than Permitted Liens.

(j)          No written claims have ever been made by any Taxing Authority in a jurisdiction where SPAC and NewCo do not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(k)         Neither SPAC nor NewCo has been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Code Section 355(a)(1)(A) in a distribution of stock qualifying under Code Section 355 (i) in the two years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Code Section 355(e) in conjunction with the Transactions.

(l)          Neither SPAC nor NewCo is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

(m)        Neither SPAC nor NewCo has knowledge of any facts or circumstances or has taken, failed to take, or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(n)         Neither SPAC nor NewCo has knowledge of any facts or circumstances or of any reason that would reasonably be expected to cause SPAC to be treated, as a result of the Transactions, as (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (ii) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

4.07       Brokers

No broker, investment banker, financial advisor or other Person, other than those set out in Section 4.07 of the SPAC Disclosure Schedule, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, NewCo or any of their Affiliates. SPAC has provided the Company with a true and complete copy of all Contracts, including engagement letters, between SPAC or Newco, on the one hand, and the Persons identified on Section 4.07 of the SPAC Disclosure Schedule, on the other hand, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

4.08       SPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act

(a)         SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since October 30, 2025, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SPAC SEC Reports”). None of the SPAC SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The SPAC Financial Statements included in the SPAC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)         SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is

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recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to SPAC’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c)         SPAC has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of the SPAC Financial Statements for external purposes in accordance with GAAP.

(d)         There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)         Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in SPAC’s internal control over financial reporting, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or SPAC’s internal control over financial reporting, or (iii) any claim or allegation regarding any of the foregoing.

(f)          SPAC does not have any past due liability relating to the PCAOB issuer accounting support fee.

(g)         To the knowledge of SPAC, as of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.09       Business Activities; Absence of Changes

(a)         Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had a SPAC Material Adverse Effect on the ability of SPAC or NewCo to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)         Other than NewCo, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to or bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)         Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 5.02 or 5.03), (ii) as set forth on Section 4.09(c) of the SPAC Disclosure Schedule and (iii) with respect to fees and expenses of SPAC’s legal, financial and other advisors, SPAC is not party to any Contract with any other Person that would require payments by SPAC in excess of $150,000 in the aggregate with respect thereto (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 5.02 or 5.03) and Contracts set forth on Section 4.09(c) of the SPAC Disclosure Schedule).

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(d)         There is no liability, debt or obligation against SPAC or NewCo, except for (i) liabilities and obligations reflected or reserved for on SPAC’s consolidated balance sheet as of December 31, 2025 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and NewCo, taken as a whole), (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of December 31, 2025 in the ordinary course of the operation of business of the SPAC and NewCo (other than any such liabilities as are or would be, in the aggregate, material to SPAC and NewCo, taken as a whole), or (iii) disclosed in Section 4.09(d) of the SPAC Disclosure Schedule.

(e)         Since its organization, NewCo has not conducted any business activities other than activities directed toward the accomplishment of the Amalgamation. Except as set forth in NewCo’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon NewCo or to which NewCo is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of NewCo or any acquisition of property by NewCo or the conduct of business by NewCo as currently conducted or as contemplated to be conducted as of the Closing other than such effects which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(f)          NewCo does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)         NewCo was formed solely for the purpose of effecting the Amalgamation and has not engaged in any business activities or conducted any operations other than in connection with the Amalgamation and has no, and at all times prior to the Amalgamation Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h)         Since the date of SPAC’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to the SPAC or NewCo that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a SPAC Material Adverse Effect, and since the date of their respective incorporation, through the date of this Agreement, SPAC and NewCo have not taken any action that would require the consent of the Company pursuant to Section 5.02 or 5.03 if such action had been taken after the date hereof.

4.10       Litigation

There are no material Actions pending or, to the knowledge of the SPAC, threatened against the SPAC or, to the knowledge of the SPAC, any director, officer or employee of the SPAC (in their capacity as such) and since the SPAC’s date of incorporation there have not been any such material Actions. There are no material Actions pending or threatened by SPAC against any other Person.

4.11       No Outside Reliance

Notwithstanding anything contained in this Article 4 or any other provision hereof, SPAC and its Affiliates acknowledge and agree that SPAC has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article 4 or any certificate delivered in accordance with Section 7.02(e), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its Representatives)) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article 4 of this Agreement or any certificate delivered in accordance with Section 7.02(e). Except as otherwise expressly set

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forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article 4 or any certificate delivered in accordance with Section 7.02(e), with all faults and without any other representation or warranty of any nature whatsoever.

4.12       Capitalization

(a)         As of the date hereof, the authorized capital stock of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, par value $0.0001, of which (A) 23,660,000 SPAC Class A Ordinary Shares are issued and outstanding as of the date of this Agreement and (B) 7,886,645 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to SPAC Warrants as of the date of this Agreement, (ii) 20,000,000 SPAC Class B Ordinary Shares, par value $0.0001, of which 7,666,667 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of SPAC, par value $0.0001, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and, as applicable, SPAC Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, and (3) were not issued in breach or violation of any preemptive rights or Contract.

(b)         Except for this Agreement, the Subscription Agreements, the SPAC Warrants, the and SPAC Class B Ordinary Shares, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Class A Ordinary Shares or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in Section 4.12(b) of the SPAC Disclosure Schedule or the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Shareholders may vote. Except as disclosed in Section 4.12(b) of the SPAC Disclosure Schedule, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Class A Ordinary Shares or any other equity interests of SPAC. Other than NewCo, SPAC does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the SPAC is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by this Agreement that have not been or will not be waived on or prior to the Closing Date.

(c)         All of the issued and outstanding Equity Interests of NewCo are held by SPAC as of the date of this Agreement. All outstanding Equity Interests of NewCo are validly issued, fully paid and non-assessable, and are not subject to preemptive rights or any other Liens (other than Liens arising pursuant to applicable Securities Laws).

4.13       NYSE Stock Market Quotation

The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “VACI.UN.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “VACI.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange

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Act and are listed for trading on NYSE under the symbol “VACI WT.” SPAC is in compliance in all material respects with the rules of NYSE and there is no action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the SPAC Units, SPAC Class A Ordinary Shares or SPAC Warrants, or terminate the listing of the SPAC Units, SPAC Class A Ordinary Shares or SPAC Warrants on NYSE. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, SPAC Class A Ordinary Shares or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.

4.14       Affiliate Agreements

Except as set forth on Section 4.14 of the SPAC Disclosure Schedule or as set forth in the SPAC SEC Reports, neither of the SPAC nor NewCo is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the SPAC or NewCo, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five (5%) percent or more of the capital stock or equity interests of SPAC, or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “SPAC Affiliate Agreement”).

4.15       Anti-Bribery; Economic Sanctions

(a)         Since their respective dates of incorporation, SPAC and NewCo have complied with all applicable Anti-Bribery Laws. Since their respective dates of incorporation, neither SPAC nor NewCo, nor to the knowledge of the SPAC, any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage.

(b)         Neither SPAC nor NewCo are Sanctioned Persons or located, organized, or ordinarily reside in a Sanctioned Country.

4.16       No Other Representations or Warranties

The representations and warranties made by SPAC and NewCo in this Article 4 are the exclusive representations and warranties made by SPAC, NewCo and their Affiliates. Except for the representations and warranties contained in this Article 4, neither SPAC nor NewCo, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of SPAC or NewCo, to the accuracy or completeness of any information regarding SPAC or NewCo available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither SPAC nor NewCo, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to SPAC or NewCo or (b) any oral or, except for the representations and warranties expressly made by SPAC or NewCo in this Article 4, written information made available to the other parties hereto in the course of their evaluation of SPAC and NewCo and the negotiation of this Agreement or in the course of the Transactions. Each of SPAC and NewCo hereby acknowledge and agree with the statements and provisions set forth in Section 3.25.

Article 5
CONDUCT OF BUSINESS

5.01       Conduct of Business by the Company

(a)         The Company agrees that it shall, and shall cause each Company Subsidiary to, between the date of this Agreement and the Amalgamation Effective Time or the earlier termination of this Agreement, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably

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conditioned, withheld or delayed); provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing:

(i)          conduct their business in the Ordinary Course; and

(ii)         use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees, service partners and consultants of the Company and the Company Subsidiaries, to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations, and to maintain in effect all Company Permits and material Insurance Policies (in such amounts and with such deductibles as are currently maintained).

(b)         Except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and the Company shall cause each Company Subsidiary not to, between the date of this Agreement and the Amalgamation Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)          amend or otherwise change any organizational documents of the Company or any Company Subsidiary;

(ii)         adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(iii)        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, other than issuances of Company Options under the Company Equity Incentive Plan or (B) any material assets of the Company or any Company Subsidiary;

(iv)        form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(v)         declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its Equity Interests;

(vi)        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vii)       (A) acquire (including, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligation of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets, or (C) merge, consolidate, combine or amalgamate with any Person or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

(viii)      other than (x) in the Ordinary Course (except with respect to the following clauses (B) and (C)), (y) as required under the terms of any Plan in effect on the date hereof (or any Plan adopted or amended after the date hereof in accordance with this Agreement) or

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(z) as contemplated by clause (ii) above, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or independent contractor, (B) enter into any new or amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or independent contractor, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or independent contractor, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other Contract with a labor union, trade union, works council, industrial organization, or similar representative of employees, (E) hire any senior officer, or (F) terminate the employment or engagement of any senior officer other than such termination for cause;

(ix)        adopt, amend and/or terminate any material Plan except as may be required by applicable Law, or is necessary in order to consummate the Transactions, or health and welfare plan renewals in the Ordinary Course;

(x)         make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants, or in the Ordinary Course;

(xi)        other than in the Ordinary Course, (A) amend any material Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any Company Subsidiary, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii)       other than in the Ordinary Course, amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder;

(xiii)      materially amend, modify, extend, renew or terminate any of the Lease Documents or enter into any new Lease;

(xiv)      other than in the Ordinary Course, allow to lapse, abandon, fail to maintain the existence of, or fail to use commercially reasonable efforts to protect, its interest in, the existence and enforceability of, Company-Owned IP to the extent such Company-Owned IP remains material to the conduct of the businesses of the Company and any Company Subsidiary;

(xv)       other than in the Ordinary Course, enter into any Contract that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products;

(xvi)      enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xvii)     voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;

(xviii)    fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole;

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(xix)      take any action or knowingly fail to take any reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xx)       waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $250,000 in the aggregate; or

(xxi)      enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 5.01 shall give to SPAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

5.02       Conduct of Business by SPAC

(a)         Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Amalgamation Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC and NewCo shall be conducted in the Ordinary Course. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC shall not, and SPAC shall cause NewCo not to, between the date of this Agreement and the Amalgamation Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)          amend or otherwise change the SPAC Organizational Documents or the NewCo Organizational Documents;

(ii)         declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or share capital, as applicable, other than redemptions from the funds in the Trust Account that are required pursuant to the SPAC Organizational Documents;

(iii)        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, SPAC Warrants or any Equity Interests in NewCo, except for redemptions from the funds in the Trust Account and the SPAC Class B Conversion;

(iv)        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests or other securities of SPAC or NewCo, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests or any other ownership interest (including, without limitation, any phantom interest), of SPAC or NewCo, except in connection with the SPAC Class B Conversion or in connection with a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance the SPAC’s transaction expenses;

(v)         acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

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(vi)        incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC or NewCo, as applicable, or enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance the SPAC’s transaction expenses;

(vii)       make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii)      other than in the Ordinary Course, (A) amend any material Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of SPAC or NewCo, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(ix)        merge, consolidate, combine or amalgamate with any Person or liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or NewCo;

(x)         amend, supplement or modify in any respect or terminate or waive any material rights or benefits under the Trust Agreement or any other agreement related to the Trust Account or any other SPAC Material Contract;

(xi)        hire or engage any employee, consultant or independent contractor (other than consultants and advisors engaged in the Ordinary Course), or adopt enter into or incur any liability with respect to any Employee Benefit Plans;

(xii)       other than in the Ordinary Course or in a form consistent with SPAC’s public filings with the SEC, enter into any indemnification agreements with the directors and officers of SPAC or any other Person;

(xiii)      enter into any new line of business outside of the business currently conducted by SPAC as of the date of this Agreement;

(xiv)      enter into, renew, modify or amend any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (A) the Sponsor, (B) any director or officer of SPAC or the Sponsor or any other current or former SPAC Insider or any immediate family member thereof, or (C) any Person in which the Sponsor or any director or officer of SPAC or the Sponsor or any other current or former SPAC Insider has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater) or any other SPAC Affiliate Agreement;

(xv)       enter into, renew or amend in any material respect, any Contract with a broker, finder, investment banker or other Person entitled to any brokerage fee, finder’s fee or commission;

(xvi)      take any action or knowingly fail to take any reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xvii)     waive, release, assign, settle or compromise any Action or threatened Action; or

(xviii)    enter into any Contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 5.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of

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SPAC prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

5.03       Conduct of Business by NewCo

Between the date hereof and the Amalgamation Effective Time or the earlier termination of this Agreement, NewCo shall not engage in any activities other than the execution of any Transaction Documents to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

5.04       SPAC Continuation

(a)         Subject to obtaining the SPAC Shareholder Approval, prior to the Amalgamation, SPAC shall take all actions necessary to cause the SPAC Continuation to become effective in accordance with the applicable provisions of the Canadian Corporate Statute and the Cayman Companies Act, including by (a) making and procuring all those filings required to be made, including with the Registrar of Companies in the Cayman Islands, as required under the Cayman Companies Act in connection with the SPAC Continuation and the Director, (b) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands, and (c) obtaining a Certificate of Continuance issued pursuant to Section 187 of the Canadian Corporate Statute. The SPAC Continuation shall be effective upon obtaining the Certificate of Continuance issued pursuant to Section 187 of the Canadian Corporate Statute.

(b)         For the avoidance of doubt, any reference in this Agreement to SPAC Class A Common Shares or SPAC Class B Common Shares for periods prior to the SPAC Continuation will be deemed to refer to SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares (respectively).

5.05       Claims Against Trust Account

The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the funds in the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC and/or NewCo on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.05 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it and its Affiliates may have, now or in the future and will not seek recourse against the funds in the Trust Account for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, NewCo or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC or NewCo to specifically perform their obligations under this Agreement and cause the disbursement of the balance of the funds in the Trust Account (after giving effect to the Redemption Rights)) or for Fraud or (b) for damages for breach of this Agreement against SPAC, NewCo or any of their respective successor entities in the event this Agreement is terminated for any reason and SPAC consummates, directly or indirectly, a business combination transaction, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, with another party. In the event that the Company or any of its Affiliates commences any Action against or involving the funds in the Trust Account in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such Action in the event SPAC prevails in such Action.

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Article 6
ADDITIONAL AGREEMENTS

6.01       Registration Statement / Proxy Statement

(a)         As promptly as reasonably practicable after the date hereof, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and SPAC shall file with the SEC, a registration statement on Form F-4 in connection with (x) the registration under the Securities Act of the SPAC Common Shares to be issued under this Agreement and (y) the Transactions (the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement will be used as a proxy statement with respect to the SPAC Shareholders Meeting to adopt and approve the Transaction Proposals (as defined below), the SPAC Equity Incentive Plan and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of SPAC and the Company shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Each of SPAC and the Company shall promptly furnish to each other all information concerning such Party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.01; provided, however, that neither SPAC or the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such Party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law.

(b)         Unless required by the applicable Law, no filing of, or amendment or supplement to the Registration Statement / Proxy Statement will be made by the Company or SPAC without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). Each of the Company and SPAC will advise the other Parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Registration Statement / Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the Company and SPAC shall, as promptly as practicable after receipt thereof, supply the other Parties with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication. Unless required by the applicable Law, no response to any comments from the SEC or the staff of the SEC relating to the Registration Statement / Proxy Statement will be made by the Company or SPAC without the prior consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the other Parties a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c)         SPAC represents that the information supplied by SPAC and NewCo for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (iii) the time of the SPAC Shareholders Meeting; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement / Proxy Statement in reliance upon and in conformity with information furnished in writing to the SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement / Proxy Statement. If, at any time prior to the SPAC Shareholders Meeting, any event or circumstance relating to SPAC, NewCo or their officers or directors should be discovered by SPAC which should

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be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d)         The Company represents that the information supplied by the Company for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (iii) the time of the SPAC Shareholders Meeting. If, at any time prior to the SPAC Shareholders Meeting, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company shall promptly inform SPAC.

(e)         Except to the extent required by the SEC or any other Governmental Authority or as otherwise required under applicable Law, no Party shall provide any advice, disclosure, assurance, representation, warranty or other communication regarding any Tax consequences related to the Transactions to its equityholders. If either Party sends any material communication regarding the Transactions to its equityholders, each Party shall (x) allow each other Party to review and comment on any such communication (and revise such communication in good faith to reflect any such reasonable comments) and (y) to the maximum extent reasonably permissible in such communication, explicitly state in such communication that (1) the Tax consequences of the Transactions are not free from doubt, (2) none of the Parties, their equityholders, any of their Affiliates or any of their Representatives is providing any advice, disclosure, assurance, representation or warranty regarding the Tax consequences of the Transactions, and (3) each such recipient should consult with and rely solely upon its own Tax advisors as to the Tax consequences of the Transactions.

6.02       Canadian Prospectus

(a)         As promptly as reasonably practicable after the earlier of the initial filing with or confidential submission to the SEC of the Registration Statement / Proxy Statement, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and SPAC shall file with Canadian Securities Commission, a preliminary Canadian Prospectus and a final Canadian Prospectus in sufficient time for SPAC to become a reporting issuer in the Province of Québec as soon as reasonably practicable after the Closing Date. Each of SPAC and the Company shall use its reasonable best efforts to: (i) cause each of the preliminary Canadian Prospectus and final Canadian Prospectus to comply as to form in all material respects with applicable Canadian securities Laws and regulations promulgated by the Canadian Securities Commission; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the Canadian Securities Commission or its staff; and (iii) have the Canadian Prospectus receipted under the applicable Canadian securities Laws as promptly as reasonably practicable after it is filed with the Canadian Securities Commission. The Company shall allow SPAC and its counsel to review the Canadian Prospectus and any amendments thereto a reasonable amount of time prior to their respective filings and shall consider for inclusion in the Canadian Prospectus and/or any amendment or supplement thereto any reasonable comments proposed by SPAC.

(b)         Unless required by the applicable Law, no filing of, or amendment or supplement to the Canadian Prospectus will be made by the Company or SPAC without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). Each of the Company and SPAC will advise the other Parties, promptly after it receives notice thereof, of any request by the Canadian Securities Commission for amendment of the Canadian Prospectus or comments thereon and responses thereto or requests by the Canadian Securities Commission for additional information. Each of the Company and SPAC shall, as promptly as practicable after receipt thereof, supply the other Parties with copies of all written correspondence between it or any of its Representatives,

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on the one hand, and the Canadian Securities Commission or the staff of the Canadian Securities Commission, on the other hand, or, if not in writing, a description of such communication. Unless required by the applicable Law, no response to any comments from the Canadian Securities Commission or the staff of the Canadian Securities Commission relating to the Canadian Prospectus will be made by the Company or SPAC without the prior consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the other Parties a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the Canadian Securities Commission.

(c)         SPAC represents that the information supplied by SPAC and NewCo for inclusion in the Canadian Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at the time the Canadian Prospectus is receipted pursuant to applicable Canadian securities Laws; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Canadian Prospectus in reliance upon and in conformity with information furnished in writing to the SPAC by or on behalf of the Company specifically for inclusion in the Canadian Prospectus. If, at any time prior to the filing of the final Canadian Prospectus, any event or circumstance relating to SPAC, NewCo or their officers or directors should be discovered by SPAC which should be set forth in an amendment or a supplement to the Canadian Prospectus, SPAC shall promptly inform the Company.

(d)         The Company represents that the information supplied by the Company for inclusion in the Canadian Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at the time the Canadian Prospectus is receipted pursuant to applicable Canadian securities Laws; provided, however, that Company makes no representations or warranties as to the information contained in or omitted from the Canadian Prospectus in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the SPAC specifically for inclusion in the Canadian Prospectus. If, at any time prior to the filing of the final Canadian Prospectus, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Canadian Prospectus, the Company shall promptly inform SPAC.

6.03       SPAC Shareholders Meeting

SPAC shall: (i) take all action necessary under applicable Law and the SPAC Organizational Documents to call, give notice of, convene and hold a meeting of the SPAC Shareholders (the “SPAC Shareholders Meeting”) to seek (A) approval of the SPAC Continuation, including the SPAC Closing Articles, (B) approval of the proposed business combination (which includes the approval and adoption of this Agreement and the Transactions, including the SPAC Shareholder Approval) (the “Business Combination Proposal”), (C) approval of the Plan of Arrangement (the “Plan of Arrangement Proposal”), (D) the adjournment of the SPAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (and if needed, such proposal will be put before any of the foregoing proposals) and (E) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions (such proposals in clauses (A) through (E), together, the “Transaction Proposals”), which SPAC Shareholders Meeting shall be held as promptly in accordance with the SPAC Organizational Documents as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, the SPAC Shareholders at the SPAC Shareholders Meeting. SPAC shall, through the SPAC Board, include a statement in the Registration Statement / Proxy Statement to the effect that the SPAC Board recommends that the SPAC Shareholders vote in favor of the Transaction Proposals (the “SPAC Board Recommendation”). The SPAC Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Company, the SPAC Board Recommendation (a “Change in Recommendation”); provided, however, that, at any time prior to obtaining the SPAC Shareholder Approval, the SPAC Board may make a Change in Recommendation, if concluded in good faith, in response to any material event, change, fact, condition, occurrence or circumstance (A) that does not relate to an Alternative Transaction, (B) that does not relate to any change in the market

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price or trading volume of SPAC’s securities (it being understood that this clause (B) shall not prevent a determination that any event underlying such change constitutes an Intervening Event) and (C) (x) first occurring after the date hereof or (y) first actually or constructively known by the SPAC Board following the date hereof, if it determines in good faith, after consultation with its outside legal counsel, that a failure to make such Change in Recommendation would constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (an “Intervening Event”); provided, however, that the SPAC Board may not make a Change in Recommendation unless SPAC notifies the Company in writing at least five (5) Business Days before taking that action of its intention to do so (such period from the time the Intervening Event notice is delivered until 5:00 p.m., New York time on the fifth (5th) Business Day from the date of such notice, it being understood that any material development with respect to such Intervening Event shall require a new notice with an additional four (4) Business Day period from the date of such notice), and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to negotiate, with the Company in good faith during the applicable notice period (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company so as to obviate the need for a Change in Recommendation and, following such good faith negotiations, the SPAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would continue to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (provided that such notification would not, after consultation with its outside legal counsel, constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law or constitute a breach of any applicable Law). Notwithstanding anything to the contrary contained in this Agreement, SPAC may postpone or adjourn the SPAC Shareholders Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement / Proxy Statement is provided to the SPAC Shareholders or if, as of the time for which the SPAC Shareholders Meeting is scheduled, there are insufficient SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or (2) in order to solicit additional proxies from SPAC Shareholders in favor of the adoption of each of the Transaction Proposals.

6.04       Access to Information; Confidentiality

(a)         From the date of this Agreement until the Amalgamation Effective Time, the Company, SPAC and NewCo shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)         All information obtained by the Parties pursuant to this Section 6.04 shall be kept confidential in accordance with the Confidentiality Agreement, dated November 5, 2025, by and between the Company and SPAC (the “Confidentiality Agreement”).

(c)         Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

6.05       Exclusivity

From the date of this Agreement and ending on the earlier of (a) the Amalgamation Effective Time and (b) the termination of this Agreement pursuant to Article 8, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals

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by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 6.05. For purposes of this Agreement, an “Alternative Transaction” shall mean (A) with respect to the Company, (w) the issuance, sale or transfer to or investment by any Person in any newly issued or currently outstanding Equity Interest in the Company or any Company Subsidiary, (x) the sale or transfer of the assets of the Company and its Subsidiaries to any Person (except, in the cases of clauses (w) and (x), with respect to any de minimis transfers of Equity Interests or assets or any issuance, sale, transfer, investment of Equity Interests or assets permitted by the terms of the Company’s current contractual arrangements, including the Company Equity Incentive Plan, this Agreement or the Plan of Arrangement), (y) any merger or business combination between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, including a reverse takeover or merger, or (z) an initial public offering of any of the Company’s or its Subsidiaries’ securities, and (B) with respect to SPAC, any direct or indirect acquisition of assets or business of any Person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, that would constitute an “initial business combination” as defined in SPAC’s prospectus for its initial public offering. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the earlier of (a) Closing and (b) the termination of this Agreement pursuant to Article 8, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 6.05 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 6.05 by such Party. The Parties agree that this Section 6.05 shall supersede the exclusivity provisions included in that certain Letter of Intent entered into by and among SPAC and the Company dated November 6, 2025 in its entirety and such exclusivity provisions shall be terminated as of the date hereof.

6.06       SPAC Equity Incentive Plan

Prior to the consummation of the Transactions, SPAC shall adopt a long-term equity incentive plan (the “SPAC Equity Incentive Plan”), which shall be (i) a customary public company equity incentive plan and (ii) in a form mutually agreed by SPAC and the Company. The total number of SPAC Common Shares initially reserved for issuance under the SPAC Equity Incentive Plan shall be equal to 10% of the SPAC Common Shares outstanding as of immediately following the Closing determined on a fully diluted basis (which initial reserve shall, for the avoidance of doubt, include the restricted stock units into which the Company Warrants have been exchanged pursuant to the Company Warrant Exchange).

6.07       Directors’ and Officers’ Indemnification

(a)         Following the Closing, the organizational documents of SPAC shall, to the fullest extent permitted under applicable Law, contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement of individuals who, at or prior to the Closing, were directors or officers, employees of SPAC or any Subsidiary of SPAC (“SPAC Indemnified Persons”) than are set forth in the SPAC Organizational Documents, and such provisions shall not thereafter be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of the SPAC Indemnified Persons, with respect to actions or omissions prior to the Closing, unless such modification shall be required by applicable Law. Following the Closing, the provisions of the organizational documents of the

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Amalgamated Company and any Company Subsidiaries relating to indemnification, advancement or expense reimbursement of individuals who, at or prior to the Closing, were directors or officers of the Company or such Company Subsidiary (“Company Indemnified Persons”), shall, to the fullest extent permitted under applicable Law, contain provisions no less favorable than such provisions as set forth in the applicable company’s organizational documents as of the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of the Company Indemnified Persons, with respect to acts or omissions prior to the Closing, unless such modification shall be required by applicable Law. For a period of six (6) years from the Closing, SPAC shall defend, indemnify and hold harmless each SPAC Indemnified Person and Company Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, alleged against such directors or officers in their capacity as such and arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)         Prior to the Closing, the Company may purchase a prepaid “tail” policy or policies in respect of the Company’s current directors’ and officers’ liability insurance (“Company D&O Tail”) covering those Persons who are currently covered by the Company’s directors’ and officers’ insurance. SPAC shall maintain the Company D&O Tail in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder. From and after the date of this Agreement, SPAC and the Company shall cooperate in good faith with respect to any efforts to obtain the Company D&O Tail, including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(c)         Prior to or in connection with the Closing, SPAC may purchase a six (6)-year prepaid “tail” policy (a “SPAC Tail Policy”) with respect to SPAC’s current D&O Insurance covering those persons who are currently covered by SPAC’s D&O Insurance policies.

(d)         Prior to or in connection with the Closing, the Company shall purchase “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of SPAC. From and after the date of this Agreement, NewCo, SPAC, and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 6.07(d), including providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(e)         On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of SPAC.

6.08       Notification of Certain Matters

(a)         The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article 8), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article 8 to fail. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not: (i) any of the conditions to the Closing have been satisfied or would fail to be satisfied; or (ii) any of the representations, warranties or covenants contained in this Agreement have been breached or not performed.

(b)         From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC and the Company shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against such Party or any of its Affiliates or Representatives (in their capacity as such). SPAC and the Company shall each

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(i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other, and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

6.09       Further Action; Reasonable Best Efforts

(a)         Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company and the Company Subsidiaries as set forth in Section 3.05 of the Company Disclosure Schedule necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action. Subject to the terms and conditions of this Agreement, the Parties agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and cause the conditions to the Transactions to be satisfied.

(b)         Each of the Parties shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information required under any applicable Antitrust Laws or other applicable Laws or requested by a Governmental Authority pursuant to applicable Antitrust Laws or other applicable Laws) to effect promptly all necessary filings with any Governmental Authority, and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such Party (and, in the case of SPAC, the Sponsor) that may be made and to obtain all necessary, proper or advisable actions or nonactions, permits, approvals, consents, waivers, exemptions, authorizations, qualifications, orders and approvals of, and the expiration or termination of waiting periods by, any Governmental Authority necessary to consummate the Transactions. Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, authorizations, approvals, requests, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions. Notwithstanding the foregoing, to the extent that any information or documentation to be provided by one Party to another Party pursuant to this Section 6.09 or otherwise under

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this Agreement is, in the reasonable view of the providing Party, competitively sensitive, such information or documentation may be provided only to external counsel of the other Party on an “external counsel only” basis, and such receiving Party shall not request or otherwise receive such information from its external counsel.

(c)         Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.09 conflicts with (or provides for a different efforts standard with respect to) any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

6.10       Public Announcements

The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article 8) unless otherwise prohibited by applicable Law or the requirements of NYSE, each Party shall use its reasonable best efforts to consult with each other Party before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Parties. Furthermore, nothing contained in this Section 6.10 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 6.10.

6.11       Stock Exchange Listing

From the date of this Agreement through the Amalgamation Effective Time, the Parties shall use reasonable best efforts to ensure that SPAC remains listed as a public company on, and for the SPAC Units, SPAC Class A Ordinary Shares and SPAC Warrants to be tradable over, NYSE.

6.12       Regulatory Approvals

(a)         To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b)         SPAC and the Company each shall, in connection with its efforts to obtain and expiration or termination of waiting periods for the Transactions under any Antitrust Law: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other Party informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other Party to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other Party shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, submissions, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory

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or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 6.12(b) may be restricted to outside counsel and may be redacted to remove references concerning the valuation of the Company.

(c)         As soon as reasonably practicable following the date of this Agreement, the Company shall file the required notification and related information pursuant to subsection 9(2) of the Controlled Goods Regulations (SOR/2001-32) with PSPC. SPAC shall reasonably cooperate with the Company in connection with such filing and in connection with any additional question or inquiry from PSPC, as the case may be.

(d)         Neither the Company nor SPAC shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws.

6.13       Trust Account

At least seventy-two (72) hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee, immediately following the Amalgamation Effective Time to, and the Trustee shall thereupon be obligated to, transfer all the funds in the Trust Account as directed by SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

6.14       Certain Actions

Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to obtain and maintain in full force and effect all consents, approvals, ratifications, notices, waivers or other authorizations required as a result of the consummation of the Transactions under any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective assets are bound, and shall cooperate in good faith with all reasonable requests of SPAC related to the same; provided, however, that neither the Company nor any Company Subsidiary shall be required to expend money (other than costs and expenses associated with compliance with this Section 6.14) commence, defend or participate in any litigation, or offer or grant any material accommodation (financial or otherwise) to any third party in connection with obtaining any consent therefrom in connection with the Transactions. In connection with the actions contemplated by this Section 6.14, the Company shall not, without the prior written consent of SPAC (which shall not be unreasonably conditioned, withheld or delayed), enter into any (i) amendment to the applicable Contract or (ii) agreement, or otherwise agree to any accommodation or concession that requires any payments by, or imposes any obligations, liabilities or restrictions (including any limitations on commercial or business activities) on, NewCo, the Company or any Company Subsidiary prior to or following the Closing.

6.15       Intended Tax Treatment

(a)         This Agreement and the Plan of Arrangement are intended to constitute, and the Parties hereto hereby adopt this Agreement and the Plan of Arrangement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties shall (and shall cause each of its Subsidiaries to) use its reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment. Each of the Parties shall not (and shall not permit or cause any of their Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take any action, or fail to take any reasonable action, which action or failure would, or would reasonably be expected to, impede or prevent the Transactions from qualifying for the Intended Tax Treatment. The Parties agree to (and to cause each of their Subsidiaries to) reasonably cooperate to support the Intended Tax Treatment, to complete all procedural requirements and other Tax Returns and Tax filings required to support the Intended Tax Treatment, and (assuming the Parties’ compliance with the terms of this Agreement and assuming no action outside the control of any Party with respect to dissenters that would render any portion of the Intended Tax Treatment unavailable) to report and file all relevant Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Closing, as applicable) and take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless required to

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do so pursuant to a change in applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code (or a corresponding or similar provision of other applicable Law). Each of the Parties agrees to use reasonable best efforts to promptly notify all of the other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b)         The Parties agree to (and to cause their Subsidiaries to) cooperate with one another and their respective Tax advisors in connection with the issuance to SPAC, NewCo or the Company of any opinion relating to the Tax consequences of the Transactions (including any such opinion referred to in next succeeding sentence), including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the Parties or their respective Affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such opinion. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion relates to SPAC or any equityholders thereof, SPAC will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations; (ii) to the extent such opinion relates to the NewCo or any equityholders thereof, NewCo will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations; and (iii) to the extent such opinion relates to the Company or any equityholders thereof, the Company will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations.

(c)         The Parties acknowledge that any direct or indirect holder of Company Shares who is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of SPAC following the Transactions (a “SPAC 5% Shareholder”) may enter into (and cause to be filed with the U.S. Internal Revenue Service) a GRA. Upon the written request of any SPAC 5% Shareholder made following the Closing Date, SPAC shall use commercially reasonable efforts to (i) furnish to such SPAC 5% Shareholder such information as such SPAC 5% Shareholder reasonably requests in connection with such SPAC 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such SPAC 5% Shareholder with the information reasonably requested by such SPAC 5% Shareholder for purposes of such SPAC 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8(j)) or any other “gain recognition event” (within the meaning of Treasury Regulations Section 1.367(a)-8(b)(v)) under the terms of such SPAC 5% Shareholder’s GRA.

6.16       Delivery of Financial Statements

As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to SPAC the audited or reviewed financial statements of the Company and the Company Subsidiaries that are required by applicable Law to be included in the Registration Statement / Proxy Statement in such form as required by the applicable rules and regulations of the SEC) (the “Audited Financial Statements”). Following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement / Proxy Statement (including pro forma financial information) that occurs prior to the Closing Date, the Company shall deliver as promptly as reasonably practicable, any financial statements of the Company and the Company Subsidiaries that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement / Proxy Statement (including pro forma financial information) (such audited or unaudited financial statements, the “Additional Financial Statements”). Upon delivery of any Audited Financial Statements or Additional Financial Statements, the representations and warranties set forth in Section 3.07(a) shall be deemed to apply to the Audited Financial Statements or Additional Financial Statements, as applicable, with the same force and effect as if made as of the date of this Agreement (provided that, in the case of any reviewed financial statements provided pursuant to this Section 6.16, such statements are subject to normal year-end adjustments that were not or are not expected to be material in amount or effect).

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6.17       Post-Closing Directors and Officers

All officers and directors of SPAC, in each case immediately prior to the Amalgamation Effective Time, shall execute written resignations effective as of the Amalgamation Effective Time. The Parties hereto shall take all necessary action so that immediately after the Amalgamation Effective Time, the Post-Closing Officers and Directors shall serve as the sole officers and directors of SPAC.

6.18       PIPE Financing

(a)         SPAC and the Company shall take, or cause to be taken all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants in the Subscription Agreements and otherwise comply with their obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that SPAC, the Company or any of their Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) confer with one another regarding the expected closing date; (iv) deliver notices to the respective counterparties to the Subscription Agreements and cause the investors thereof to fund their obligations thereunder on the timing set forth in the Subscription Agreements; and (v) without limiting their enforcement rights thereunder or pursuant to this Agreement, enforce their rights under the Subscription Agreements to cause the applicable investors to pay to (or as directed by) SPAC and the Company the purchase price thereunder when required in accordance with the terms of the Subscription Agreement.

(b)         Without limiting the generality of Section 6.08, SPAC shall give the Company and the Company shall give SPAC, as applicable, prompt written notice of (i) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by the investor counterparty to any Subscription Agreements known to SPAC or the Company, as applicable, (ii) the receipt of any written notice or other written communication from any party with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any Subscription Agreements or any provisions of any such agreements, and (iii) if SPAC or the Company does not expect to receive all or any portion of the PIPE Financing on the terms, in the manner or from the persons contemplated by the applicable agreements.

6.19       Public Filings

From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

6.20       NewCo Shareholder Approvals

Promptly following the execution of this Agreement, SPAC shall deliver the NewCo Shareholder Approval as the sole shareholder of NewCo.

6.21       Transferred Information

(a)         Each Disclosing Party shall ensure that any Transferred Information with respect to which it is responsible for disclosing to a Recipient is necessary for the purposes of determining if the Parties shall proceed with the Transactions.

(b)         Prior to the completion of the Transactions, each of the Parties covenants and agrees to: (i) use and disclose the Transferred Information solely for the purpose of reviewing and completing the Transactions, including for the purpose of determining to complete such Transactions; (ii) protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction, provided, however, that such arrangements include, at a minimum, safeguards that are appropriate

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to the sensitivity of the Transferred Information; and (iii) if the Transactions do not proceed, return the Transferred Information to the Disclosing Party or destroy it, at the Disclosing Party’s election, within a reasonable time.

(c)         After the completion of the Transactions, the Recipient agrees to: (i) use and disclose the Transferred Information under its control only for those purposes for which the Transferred Information was initially collected, permitted to be used or disclosed, unless: (A) the Disclosing Party or Recipient have first notified the individual about whom the Transferred Information related of any additional purpose, and where required by applicable Law, obtained the consent of such individual to such additional purpose or (B) such use or disclosure is permitted or authorized by applicable Law, without notice to, or consent from, such individual; (ii) protect the Transferred Information under its control by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction, provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of such Transferred Information; and (iii) give effect to any withdrawal of consent made by an individual to whom the Transferred Information under its control relates.

(d)         Where required by applicable Law, the Company further agrees to promptly notify the individuals about whom the Transferred Information relates that Transactions have taken place and that their Transferred Information has been disclosed.

6.22       Company Warrants

Prior to the Closing, the Company shall enter into an agreement with the holder of the Company Warrants to effectuate the Company Warrant Exchange.

6.23       Additional Support Agreements

The Company shall use reasonable best efforts to deliver to SPAC as promptly as practicable, but in any event within (i) three (3) weeks of the date hereof, additional Support Agreements pursuant to which, among other things, the Company Securityholders party thereto will agree to support and vote in favor of or sign the Arrangement Resolution (each, an “Additional Support Agreement”), executed by the Company Securityholders that, together with the Key Company Securityholders (other than, for the avoidance of doubt, the securityholder referenced in clause (ii) of this Section 6.23), constitute the Company Required Approval and (ii) forty five (45) days of the date hereof, an Additional Support Agreement executed by the Company Securityholder set forth on Section 6.23 of the Company Disclosure Schedule.

Article 7
CONDITIONS TO THE TRANSACTIONS

7.01       Conditions to the Obligations of each Party

The obligations of the Company, SPAC and NewCo to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Amalgamation Effective Time of the following conditions:

(a)         Company Required Approval. The Arrangement Resolution shall have been approved at the Company Securityholders Meeting in accordance with the Interim Order and applicable Law or the Company Securityholders Written Approval shall have been obtained as permitted by the Interim Order and applicable Law.

(b)         Interim Order and Final Order. The Interim Order and the Final Order shall have been granted on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise.

(c)         SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained at the SPAC Shareholders Meeting in accordance with the Registration Statement / Proxy Statement, the Cayman Companies Act, the SPAC Organizational Documents and the rules and regulations of NYSE.

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(d)         No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, illegal or otherwise prohibiting consummation of the Transactions.

(e)         Regulatory Approvals. All required filings under Antitrust Laws shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under Antitrust Laws shall have expired or been terminated. Without limiting the generality of the foregoing, the notice or waiting period with respect to the notification pursuant to subsection 9(2) of the Controlled Goods Regulations (SOR/2001-32) filed by the Company with PSPC pursuant to Section 6.12(c) shall have elapsed without further action or request on the part of PSPC.

(f)          Stock Exchange Listing. The SPAC Common Shares shall have been registered with the SEC on Form F-4 and accepted for listing on NYSE (subject to the Closing occurring), or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date.

(g)         Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

7.02       Conditions to the Obligations of SPAC and NewCo

The obligations of SPAC and NewCo to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Amalgamation Effective Time of the following additional conditions:

(a)         Representations and Warranties. The representations and warranties of the Company in (x) Section 3.01, Section 3.02, Section 3.03 (other than 3.03(a) and 3.03(c)), Section 3.04, Section 3.05(a)(i), Section 3.18 and Section 3.22 shall each be true and correct in all material respects (other than any such representations and warranties that are qualified by “materiality,” “Company Material Adverse Effect” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Sections 3.03(a) and 3.03(c) shall each be true and correct in all respects except for de minimis inaccuracies as of the date hereof and the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (z) the other provisions of Article 3 shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)         Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Amalgamation Effective Time; provided, that for the purposes of this Section 7.02(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the Company (or if earlier, the Outside Date).
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(c)         Ancillary Agreements. The Company shall have delivered to SPAC counterparts to each Ancillary Agreement to be entered into by the Company in connection with the Closing, duly executed by the Company together with a counterpart to the Lock-Up Agreement executed by each Key Company Securityholder.

(d)         Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Amalgamation Effective Time.

(e)         Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a) through Section 7.02(d).

7.03       Conditions to the Obligations of the Company

The obligations of the Company to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Amalgamation Effective Time of the following additional conditions:

(a)         Representations and Warranties. The representations and warranties of SPAC contained in (x) Section 4.01, Section 4.12 (other than 4.12(a) and 4.12(b)), Section 4.02(a), Section 4.02(b)(i), and Section 4.07 shall each be true and correct in all material respects (other than any such representations and warranties that are qualified by “materiality,” “SPAC Material Adverse Effect” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Section 4.12(a) and Section 4.12(b) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (z) the other provisions of Article 4 shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)         Agreements and Covenants.

(i)          SPAC shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Amalgamation Effective Time; provided, that for purposes of this Section 7.03(b)(i), a covenant of the SPAC shall only be deemed to have not been performed if the SPAC has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the SPAC (or if earlier, the Outside Date).

(ii)         NewCo shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Amalgamation Effective Time; provided, that for purposes of this Section 7.03(b)(ii), a covenant of the NewCo shall only be deemed to have not been performed if NewCo has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the SPAC (or if earlier, the Outside Date).

(c)         Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Amalgamation Effective Time.

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(d)         Officers and Directors. SPAC shall have delivered to the Company written resignations of each of the officers and directors of SPAC as of the Amalgamation Effective Time.

(e)         Ancillary Agreements. SPAC shall have delivered to the Company duly executed counterparts to each Ancillary Agreement to which SPAC or NewCo is a party, together with a counterpart to each of the other Ancillary Agreements to which the Sponsor, any SPAC Insider, or any Affiliate thereof or of SPAC is party, duly executed by such Person.

(f)          Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by the former Chief Executive Officer of SPAC and current Chief Executive Officer of NewCo, certifying as to the satisfaction of the conditions specified in Section 7.03(a) through Section 7.03(e).

7.04       Frustration of Closing Conditions

The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.09 or a breach of this Agreement. SPAC may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by SPAC’s or NewCo’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.09 or a breach of this Agreement.

Article 8
TERMINATION, AMENDMENT AND WAIVER

8.01       Termination

This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Amalgamation Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of SPAC or the Company, as follows:

(a)         by mutual written consent of SPAC and the Company;

(b)         by either SPAC or the Company if the Amalgamation Effective Time shall not have occurred prior to January 31, 2027 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 8.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article 7 on or prior to the Outside Date;

(c)         by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions, except that, for greater certainty, this termination right shall not apply as a result of the refusal (for any reason or no reason) of the Court to issue a Final Order in respect of the Plan of Arrangement;

(d)         by either SPAC or the Company if the SPAC Shareholder Approval of the Transaction Proposals is not obtained at the SPAC Shareholders Meeting or any adjournment or postponement thereof in accordance with the Registration Statement / Proxy Statement, the Cayman Companies Act, the SPAC Memorandum and Articles of Association and the rules and regulations of NYSE;

(e)         by either SPAC or the Company if the Company Securityholders Meeting is duly convened and held and the Arrangement Resolution is voted on and not approved by the Company Securityholders in accordance with the Interim Order and applicable Law;

(f)          by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.01 and 7.02 would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating

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Company Breach and SPAC or NewCo is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company SPAC may not terminate this Agreement under this Section 8.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the Company and the Outside Date;

(g)         by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC or NewCo set forth in this Agreement, or if any representation or warranty of SPAC or NewCo shall have become untrue, in either case such that the conditions set forth in Sections 7.01 and 7.03 would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC or NewCo, the Company may not terminate this Agreement under this Section 8.01(g) for so long as SPAC or NewCo continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by the Company to the SPAC and the Outside Date;

(h)         by the Company, at any time prior to SPAC’s receipt of the SPAC Shareholder Approval, if SPAC or the SPAC Board effects a Change in Recommendation; and

(i)          by SPAC if the Company has not delivered to SPAC copies of the Additional Support Agreements executed by the relevant Company Securityholders in accordance with Section 6.23.

8.02       Effect of Termination

In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except (i) as set forth in Section 8.03(d), (ii) as set forth in Article 9, and any corresponding definitions set forth in Article 1, (iii) in the case of termination subsequent to a willful and material breach of this Agreement by a Party, or (iv) in the case of Fraud.

8.03       Expenses

(a)         Except as set forth in this Section 8.03 or as otherwise set forth in this Agreement, all expenses incurred in connection with this Agreement and the Transactions (including fees and expenses of legal counsel, investment bankers, brokers, finders, and other representatives or consultants) shall be paid by the Party incurring such expenses; provided that the payment of (i) any filing fees with SEC relating to the Form F-4, (ii) any fees in connection with any filings pursuant to the HSR Act, or (iii) any other filing fees paid to any regulatory authority, including NYSE, shall be paid by the Company.

(b)         Assuming the Transactions are consummated, the aforementioned expenses that remain outstanding as of Closing (including Deferred Underwriting Fees, but excluding SPAC’s expenses that (i) exceed $4,000,000, (ii) are capital market or similar financial advisory or banking fees or (iii) are liabilities owed to Sponsor or its Affiliates, provided, however, that any liability arising out of SPAC’s obligation to issue shares to Sponsor at Closing under the Sponsor Letter shall not constitute a liability hereunder (such excluded SPAC expenses, the “SPAC Excluded Expenses”)) will be paid from the capital of SPAC and the Amalgamated Company upon consummation of the Transactions.

(c)         The SPAC Excluded Expenses shall be paid by SPAC or the Amalgamated Company only to the extent there is cash remaining in the Trust Account after giving effect to the SPAC Redemption and the payment of transaction expenses (other than SPAC Excluded Expenses) in accordance with Section 8.03(b).

(d)         If SPAC shall have terminated this Agreement pursuant to Section 8.01(i), then the Company shall reimburse SPAC for its out-of-pocket expenses incurred in connection with the Transactions, such reimbursement not to exceed $500,000, by wire transfer of immediately available funds within

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thirty (30) days after such termination. The Parties agrees that the expense reimbursement under this Section 8.03(d) shall be SPAC’s sole and exclusive remedy following a termination of this Agreement pursuant to Section 8.01(i).

8.04       Amendment

Subject to applicable Law, the Interim Order and the Final Order, this Agreement and the Plan of Arrangement may be amended in writing by the Parties at any time prior to the Amalgamation Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

8.05       Waiver

At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or NewCo, (ii) waive any inaccuracy in the representations and warranties of SPAC or NewCo contained herein or in any document delivered by SPAC or NewCo pursuant hereto, and (iii) waive compliance with any agreement of SPAC or NewCo or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

Article 9
GENERAL PROVISIONS

9.01       Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.01):

if to SPAC or NewCo:

Viking Acquisition Corp. I
900 Third Avenue, 18th Floor
New York, NY 10022
Attention: ***
Email: ***

with a copy to:

Nelson Mullins Riley & Scarborough LLP
901 15th Street NW, Suite 1200
Washington, DC 20005
Attention: ***
Email: ***

if to the Company:

NorthStar Earth and Space Inc.
384 Rue Saint-Jacques #300

Montreal, Québec H2Y 1S1
Attention: ***

Email: ***

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with a copy to:

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Attention: ***
Email: ***

9.02       Nonsurvival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article 9 and any corresponding definitions set forth in Article 1.

9.03       Severability

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.04       Entire Agreement; Assignment

This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.04(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) to any Person (other than another Party by operation of Law pursuant to the Amalgamation) without the prior express written consent of the other Parties.

9.05       Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 and Section 9.11 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

9.06       Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the State of New York without regard to its conflict of laws principles that would apply the laws of any other jurisdiction, except to the extent mandatorily governed by the Canadian Corporate Statute and the Laws of Canada applicable thereto, including the provisions relating to the Arrangement and the Plan of Arrangement. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the state or federal courts of the State of New York in respect of all matters arising under and in relation to this Agreement and the Business Combination.

9.07       Waiver of Jury Trial

Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other

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Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.07.

9.08       Headings

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.09       Counterparts

This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.10       Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.11       No Recourse

All claims, obligations, liabilities, or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 9.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Non-Party Affiliates”), shall have any liability (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or Fraud against the Person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law; and each party waives and releases all such liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 9.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Non-Party Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as

Annex A-1-77

a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or Fraud against the Person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law.

9.12       Language

The Parties confirm having requested that this Agreement and all notices or other communications relating to them be drawn-up in the English language only. Les Parties aux présentes confirment avoir requis que cette convention ainsi que tous les avis et autres communications s’y rapportant soient rédigés en langue anglaise seulement.

[Signature Page Follows.]

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SPAC, NewCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIKING ACQUISITION CORP. I
By:	/s/ Håkan Wohlin
Name:	Håkan Wohlin
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

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VIKING NS AMALGAMATION CORP.
By:	/s/ Håkan Wohlin
Name:	Håkan Wohlin
Title:	Authorized Person

[Signature Page to Business Combination Agreement]

Annex A-1-80

NORTHSTAR EARTH AND SPACE INC.
By:	/s/ Stewart Bain
Name:	Stewart Bain
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

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Exhibit A

Form of Lock-Up Agreement

[Attached]

Annex A-1-82

Exhibit B

Form of Registration Rights Agreement

[Attached]

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Annex A-2

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of May 15, 2026, is made by and among Viking Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”), NorthStar Earth & Space Inc., a corporation existing under the Canadian Corporate Statute (the “Company”), and Viking NS Amalgamation Corp., a corporation existing under the Canadian Corporate Statute (“NewCo” and, together with SPAC and the Company, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of April 16, 2026 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Parties desire to amend the Business Combination Agreement in certain respects as described in this Amendment.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Amendment to the Business Combination Agreement.

(a)         Amendments to Recital “B”. Recital “B” of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“No later than one Business Day prior to the Closing Date, subject to the terms and conditions of this Agreement,

a.           the SPAC Redemption shall be consummated, and

b.           after the SPAC Redemption, SPAC shall continue from the Cayman Islands to Canada in accordance with the Cayman Islands Companies Act (2022 Revision) (the “Cayman Companies Act”) and the Canada Business Corporations Act (the “Canadian Corporate Statute”) and adopt bylaws in a form mutually agreed between SPAC and Company (continuance, including all matters necessary or ancillary in order to effect the continuance and the adoption of new bylaws, the “SPAC Continuation”).”

(b)         Amendments to Recital “C”. Recital “C” of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“C.        On the Closing Date, in accordance with the terms and conditions of this Agreement and the Plan of Arrangement,

a.           the PIPE Financing shall be consummated pursuant to the Subscription Agreement and in connection therewith and in accordance with the Sponsor Letter, Sponsor will transfer an aggregate of 3,000,000 SPAC Class B Common Shares to the PIPE Investors proportionally to their investment in the PIPE Financing,

b.           each then issued and outstanding SPAC Class B Common Share shall be exchanged, on a one-for-one basis, for a SPAC Class A Common Share (the “SPAC Class B Conversion”),

c.           the SPAC Class A Common Shares shall be redesignated as SPAC Common Shares;

d.           each then issued and outstanding SPAC Warrant shall be amended to become a warrant to acquire that number of SPAC Common Shares equal to the number of SPAC Class A Ordinary Shares subject to the applicable SPAC Warrant, at a per share exercise price equal to the per share exercise price for the SPAC Warrants (the “SPAC Warrant Conversion”);

Annex A-2-1

e.           the articles of SPAC shall be amended such that the SPAC will be authorized to issue an unlimited number of SPAC Common Shares and preferred shares, and the rights, privileges, restrictions and conditions of such shares will be as agreed by SPAC and the Company, acting reasonably;

f.            the Company and NewCo shall amalgamate (the “Amalgamation”) to continue as one corporation (the “Amalgamated Company”), except that the legal existence of NewCo will not cease and NewCo will survive the Amalgamation as the Amalgamated Company, and pursuant to the Amalgamation:

(a)         each then issued and outstanding share of NewCo shall be cancelled and exchanged for one common share of the Amalgamated Company

(b)         each then issued and outstanding Company Share outstanding shall be cancelled and exchanged for such number of SPAC Common Shares equal to one times the Exchange Ratio (collectively the “Consideration Shares”),

(c)         in consideration of the issuance by SPAC of the Consideration Shares, the Amalgamated Company shall issue to SPAC one common share of the Amalgamated Company for each Consideration Share;

(d)         the articles and bylaws of the Amalgamated Company will be as set out in the Plan of Arrangement mutually agreed between the Company and SPAC, and

(e)         the directors and officers of the Amalgamated Company shall be those individuals nominated by the Company prior to the Closing, all in accordance with the terms of the Plan of Arrangement;

(f)          each then issued and outstanding PIPE Warrant (as defined below) shall be exchanged for a warrant to acquire one SPAC Common Share, at a per share exercise price equal to the per share exercise price for the SPAC Warrants; and

(g)         each then issued and outstanding Company Option shall be exchanged for an option to acquire a number of SPAC Common Shares (rounded up to the nearest whole share) equal to (i) the number of Company Shares subject to the applicable Company Option multiplied by (ii) the Exchange Ratio (collectively, the “SPAC Exchange Options”), each at a per share exercise price (rounded up to the nearest cent) equal to the quotient of (1) the per share exercise price for the Company Shares subject to the applicable Company Option, divided by (2) the Exchange Ratio (the “SPAC Exchange Option Exercise Price”), in each case, in accordance with the provisions of applicable Law (including Sections 424(a) and Section 409A of the Code and subsection 7(1.4) of the Canadian Tax Act);

g.           the Company Equity Incentive Plan will terminate;

h.           SPAC shall issue to the Sponsor 500,00 SPAC Common Shares, in accordance with the terms of the Sponsor Letter;

i.            the articles of SPAC will be amended to provide that the SPAC will be renamed to a name selected by the Company; and

j.            the Post-Closing Officers and Directors will become the directors and officers of SPAC.

Annex A-2-2

(c)         Amendments to Recital “E”. Recital “E” of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“E.        The Parties intend that: (a) for U.S. federal and applicable state and local income Tax purposes, (i) the SPAC Continuation qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (and any applicable state and local Tax provisions), (ii) the SPAC Class B Conversion and the SPAC Warrant Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code (and any applicable state and local Tax provisions), (iii) the Amalgamation qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and any applicable state and local Tax provisions), and (iv) this Agreement and the Plan of Arrangement constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (and any applicable state and local Tax provisions)~~,~~ (collectively, the “Intended U.S. Tax Treatment”); and (b) for Canadian income Tax purposes, the Amalgamation is intended to (i) qualify as an amalgamation within the meaning of section 87 of the Canadian Tax Act and for the purposes of the Canadian Corporate Statute (the “Intended Canadian Tax Treatment” and together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”).”

(d)         Amendments to Recital “M”. Recital “M” of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“M.       Prior to the Closing, the Company shall enter into an agreement with the holder of the Company Warrants to exchange any Company Warrants outstanding as of the Arrangement Effective Time into options to purchase SPAC Common Shares under the SPAC Equity Incentive Plan (the “Company Warrant Exchange”).”

(e)         Amendments to Recital “O”. Recital “O” of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“O.        SPAC shall be renamed to “NorthStar” or such other name as may be selected by the Company and shall trade publicly on NYSE under a new ticker symbol selected by the Company.”

(f)          Amendments to Section 1.01.

a.           The definition of “Arrangement Effective Time” in Section 1.01 is hereby amended and restated in its entirety as follows:

“Arrangement Effective Time” means the time at which the Arrangement becomes effective on the Closing Date in accordance with the Canadian Corporate Statute.

b.           The definition of “Company Dissent Rights” in Section 1.01 is hereby amended and restated in its entirety as follows:

“Company Dissent Rights” means the rights of dissent granted to certain Company Securityholders described in the Plan of Arrangement.

c.           The definition of “Company Outstanding Shares” in Section 1.01 is hereby amended and restated in its entirety as follows:

“Company Outstanding Shares” means the total number of Company Shares outstanding immediately following the Company Recapitalization, calculated on a fully diluted basis (taking into account the number of Company Shares subject to Company Options and the number of Company Shares issued upon the conversion or exchange, as applicable, of Company Securities pursuant to the Company Recapitalization), before giving effect to the issuance of any shares pursuant to the PIPE Financing.

Annex A-2-3

d.           The definition of “Company Securities” in Section 1.01 is hereby amended and restated in its entirety as follows:

“Company Securities” means the Class A Common Shares, the Class B Common Shares, the Class A Preferred Shares, the Class B Preferred Shares, the Class B-1 Preferred Shares, the Company Shareholder Loans and the Company Convertible Debentures.

e.           The definition of “Redemption Rights” in Section 1.01 is hereby amended and restated in its entirety as follows:

“Redemption Rights” means the redemption rights provided for in the SPAC Memorandum and Articles of Association.

f.            The definition of “SPAC Closing Articles” in Section 1.01 is hereby deleted in its entirety and each reference to “SPAC Closing Articles” in the Business Combination Agreement shall be deleted.

g.           The definition of “SPAC Organizational Documents” in Section 1.01 is hereby amended and restated in its entirety as follows:

“SPAC Organizational Documents” means the incorporation and constitutional documents of SPAC (including (i) prior to the SPAC Continuation, the SPAC Memorandum and Articles of Association and the Trust Agreement, and (ii) after the SPAC Continuation and prior to Closing, the articles of continuance and the bylaws of SPAC in each case, in form and substance to be agreed by the Company and SPAC, acting reasonably,).

h.           The definition of “SPAC Shareholder Approval” in Section 1.01 is hereby amended and restated in its entirety as follows:

“SPAC Shareholder Approval” means with respect to the approval of the SPAC Continuation, the Business Combination Proposal and the Plan of Arrangement Proposal, the approval by not less than two-thirds (66⅔%) of the votes cast by the SPAC Shareholders, voting as a single class, present in person or represented by proxy at the SPAC Shareholders Meeting, in accordance with the SPAC Organizational Documents of and applicable Laws.

i.            The definition of “Transactions” in Section 1.01 is hereby amended and restated in its entirety as follows:

“Transactions” means the SPAC Continuation, , the PIPE Financing, the SPAC Redemption, the Arrangement, and the other transactions contemplated by this Agreement and the Transaction Documents and the Plan of Arrangement.

(g)         Amendments to Section 2.07(c). Section 2.07 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“2.07     Transactions

(a)         As promptly as practicable, but in no event later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), a closing of the Transactions (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or, if permissible, waiver, as the case may be, of the conditions set forth in Article 7. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Annex A-2-4

(b)         Not later than one Business Day prior to the Closing Date, upon the terms and subject to the conditions set forth in this Agreement:

(i)          each SPAC Class A Common Share issued and outstanding immediately prior to SPAC Continuation with respect to which a holder of SPAC Class A Common Shares has validly exercised its Redemption Rights (the “Redemption Shares”) shall be redeemed and the holder thereof shall be entitled to receive from SPAC, in cash, an amount per share calculated in accordance with such shareholder’s Redemption Rights (the “SPAC Redemption”) and, at the Amalgamation Effective Time, SPAC shall cause the Trustee in accordance with Section 6.13 to make such cash payments in respect of each such Redemption Share; and

(ii)         after the SPAC Redemption, SPAC shall complete the SPAC Continuation.

(c)         the Company shall complete a pre-closing recapitalization providing for, among other things, the conversion or the exchange of the then outstanding Company Securities, Company Shareholder Loans and Company Convertible Debentures into Company Shares (other than certain Company Convertible Debentures, which shall be converted into non-convertible debt securities of the Company) (collectively, the “Company Recapitalization”);

(d)         On the Closing Date following the Company Recapitalization, in accordance with the terms of this Agreement and the Plan of Arrangement:

(i)          the PIPE Financing shall be consummated pursuant to the Subscription Agreements and in connection therewith and in accordance with the Sponsor Letter, Sponsor will transfer an aggregate of 3,000,000 SPAC Class B Common Shares to the PIPE Investors proportionally to their investment in the PIPE Financing;

(ii)         the SPAC Class B Conversion shall occur;

(iii)        the SPAC Warrant Conversion shall occur;

~~(iv)~~        the SPAC Class A Common Shares shall be redesignated as SPAC Common Shares;

~~(v)~~         the articles of SPAC shall be amended such that the SPAC will be authorized to issue an unlimited number of SPAC Common Shares and preferred shares, and the rights, privileges, restrictions and conditions of such shares will be as agreed by SPAC and the Company, acting reasonably;

(vi)        NewCo and the Company will consummate the Amalgamation and form the Amalgamated Company (the occurrence of such event, being the “Amalgamation Effective Time”), except that the legal existence of NewCo will not cease and NewCo will survive the Amalgamation as the Amalgamated Company, and pursuant to the Amalgamation:

a.    each then issued and outstanding share of NewCo shall be cancelled and exchanged for one common share of the Amalgamated Company;

b.    each then issued and outstanding Company Share outstanding shall be cancelled and exchanged for the Consideration Shares;

c.    the articles and bylaws of the Amalgamated Company will be as set out in the Plan of Arrangement mutually agreed between the Company and SPAC;

Annex A-2-5

d.    the directors and officers of the Amalgamated Company shall be those individuals nominated by the Company prior to the Closing, all in accordance with the terms of the Plan of Arrangement;

e.    each then issued and outstanding PIPE Warrant (as defined below) shall be exchanged for a warrant to acquire one SPAC Common Share, at a per share exercise price equal to the per share exercise price for the SPAC Warrants; and

f.     each then issued and outstanding Company Option shall be exchanged for an option to acquire the SPAC Exchange Options, each at a per share exercise price (rounded up to the nearest cent) equal to the SPAC Exchange Option Exercise Price, in each case, in accordance with the provisions of applicable Law (including Sections 424(a) and Section 409A of the Code and subsection 7(1.4) of the Canadian Tax Act);

(vii)       the Company Equity Incentive Plan will terminate;

(viii)      SPAC shall issue to the Sponsor 500,00 SPAC Common Shares, in accordance with the terms of the Sponsor Letter;

(ix)        the articles of SPAC will be amended to provide that SPAC shall be renamed to a name selected by the Company; and

(x)         the Post-Closing Officers and Directors will become the directors and officers of SPAC.

(e)         At the Closing:

(i)          SPAC and each holder of SPAC Common Shares issued pursuant to the Amalgamation shall become bound by the Lock-Up Agreement; and

(ii)         the officers and directors of SPAC, including without limitation its executive team, immediately prior to the Amalgamation will resign and be replaced by the Post-Closing Officers and Directors.

(f)          The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement in the form to be mutually agreed by the Parties prior to the Closing, and the Articles of Arrangement shall otherwise be in a form and content satisfactory to the Company and the SPAC, each acting reasonably. On the Closing Date, the Company shall file the Articles of Arrangement with the Director (as defined in the Canadian Corporate Statute).

(g)         On or as soon as practicable after the Closing Date, the SPAC Common Shares shall trade on NYSE.”

(h)         Amendments to Section 6.15(c). Section 6.15(c) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“ (c)      At or prior to the Closing, the Company shall deliver (or cause to be delivered) to SPAC a certification of NorthStar Earth & Space Systems, Inc., a Delaware corporation (the “US Subsidiary”), prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c), dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the US Subsidiary, certifying that no interest in the US Subsidiary is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury

Annex A-2-6

Regulations Section 1.897-2(h)(2) (provided, that the only remedy for any failure to deliver the documentation described in this Section 6.15(c) shall be to make an appropriate withholding (to the extent required by applicable Law) from consideration deliverable in connection with this Agreement consistent with the terms of Section 2.09).”

(i)          Amendments to Section 6.15. Section 6.15 of the Business Combination Agreement is hereby amended by inserting a new Section 6.15(d) immediately after 6.15(c) as follows:

“(d)       For Canadian tax purposes, each of SPAC, the Company and NewCo shall use its reasonable best efforts to cause those Transactions detailed in the Plan of Arrangement to qualify for the intended tax treatment specified in the Plan of Arrangement, including that (i) the Company intends that the conversion of certain convertible debentures as set forth in the Plan be governed by section 51 of the Tax Act, (ii) the Company intends that the exchange of certain shares in the capital of the Company be governed by section 86 or section 51, as the case may be, of the Tax Act, and (iii) the Company and Newco intend that the Amalgamation be governed by Section 87 of the Tax Act.”

2.    Effect of Amendment. Except as set forth herein, all other terms and provisions of the Business Combination Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Business Combination Agreement as amended or otherwise modified by this Amendment.

3.    Entire Agreement. This Amendment together with the Business Combination Agreement and the other agreements referenced herein and therein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior or contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

4.    Construction; General Provisions. The general provisions in Article 9 (General Provisions) of the Business Combination Agreement shall be incorporated, mutatis mutandis, by reference into this Amendment and shall form an integral part of this Amendment.

[Signature Page Follows.]

Annex A-2-7

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

VIKING ACQUISITION CORP. I
By:	/s/ Håkan Wohlin
Name:	Håkan Wohlin
Title:	Chief Executive Officer
NORTHSTAR EARTH & SPACE INC.
By:	/s/ Stewart Bain
Name:	Stewart Bain
Title:	Chief Executive Officer
VIKING NS AMALGAMATION CORP.
By:	/s/ Håkan Wohlin
Name:	Håkan Wohlin
Title:	Authorized Signatory

[Signature Page to Amendment No. 1 to Business Combination Agreement]

Annex A-2-8

Annex A-3

AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of July 15, 2026, is made by and among Viking Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”), NorthStar Earth & Space Inc., a corporation existing under the Canadian Corporate Statute (the “Company”), and Viking NS Amalgamation Corp., a corporation existing under the Canadian Corporate Statute (“NewCo” and, together with SPAC and the Company, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of April 16, 2026 (as previously amended as of May 15, 2026, and as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Parties desire to amend the Business Combination Agreement in certain respects as described in this Amendment.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Amendment to the Business Combination Agreement.

(a)         Clause (i) of Section 2.10(d) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(i) “Revenue Run Rate” means (a) Service Revenue (considered on an annualized basis by multiplying the total Service Revenue recorded in any quarter by four (4)); plus (b) R&D Funding (considered on an annualized basis such that (x) any R&D Funding received from any source that occurs once per year is divided by four (4) to allocate ratably over the course of four calendar quarters and (y) any R&D Funding received from any source that occurs in two or more distinct quarters is added together and then divided by four (4) to allocate ratably over the course of four calendar quarters) as reported as a deduction to Program and Technical Management Expense; plus (c) Grant Income (considered on an annualized basis such that (x) any Grant Income received from any source that occurs once per year is divided by four (4) to allocate ratably over the course of four calendar quarters and (y) any Grant Income received from any source that occurs in two or more distinct quarters is added together and then divided by four (4) to allocate ratably over the course of four calendar quarters); in each case as reported in the Company’s annual or interim financial statements for the applicable period (as filed with the SEC on Form 20-F or 6-K, as applicable);”

2.    Effect of Amendment. Except as set forth herein, all other terms and provisions of the Business Combination Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Business Combination Agreement as amended or otherwise modified by this Amendment.

3.    Entire Agreement. This Amendment together with the Business Combination Agreement and the other agreements referenced herein and therein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior or contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

4.    Construction; General Provisions. The general provisions in Article 9 (General Provisions) of the Business Combination Agreement shall be incorporated, mutatis mutandis, by reference into this Amendment and shall form an integral part of this Amendment.

[Signature Page Follows.]

Annex A-3-1

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

VIKING ACQUISITION CORP. I
By:	/s/ Håkan Wohlin
Name:	Håkan Wohlin
Title:	Chief Executive Officer
NORTHSTAR EARTH & SPACE INC.
By:	/s/ Stewart Bain
Name:	Stewart Bain
Title:	Chief Executive Officer
VIKING NS AMALGAMATION CORP.
By:	/s/ Håkan Wohlin
Name:	Håkan Wohlin
Title:	Authorized Signatory

[Signature Page to Amendment No. 2 to Business Combination Agreement]

Annex A-3-2

Annex B

Plan of Arrangement
UNDER SECTION 192 OF THE
Canada BUSINESS CORPORATIONS ACT

Article 1
INTERPRETATION

1.1         In this Plan of Arrangement, any capitalized terms used herein and not defined in this Section 1.1 shall have the meaning ascribed thereto in the Business Combination Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Securities” means, collectively, the Company Securities and the SPAC Affected Securities;

“Affected Securityholders” means, collectively, the Company Securityholders and the SPAC Affected Securityholders;

“Amalgamated Company” has the meaning ascribed thereto in Section 3.1(o);

“Amalgamation” has the meaning ascribed thereto in Section 3.1(o);

“Amalgamation Effective Time” means the time at which the Amalgamation becomes effective in accordance with this Plan of Arrangement;

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and this Plan of Arrangement or made at the directions of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed;

“Arrangement Effective Time” means 12:01 A.M. (Montréal time) on the Closing Date or such other time as the Company, NewCo and SPAC may agree upon in writing;

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the SPAC, each acting reasonably;

“Business Combination Agreement” means the business combination agreement made as of April 16, 2026 by and among the Company, NewCo and SPAC, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America or the City of Montreal, Québec, Canada (other than a Saturday, Sunday or public holiday in those cities);

“CBCA” means the Canada Business Corporations Act and the rules, regulations and published policies made thereunder, as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute or law thereto;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

“Closing Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement, which shall be the same date as the “Closing Date” under the Business Combination Agreement;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company” means NorthStar Earth & Space Inc., a corporation existing under the CBCA;

Annex B-1

“Company 2018 Convertible Debenture” means the unsecured convertible debenture issued by the Company No. 2018-3 dated September 11, 2018;

“Company 2021 Convertible Debenture” means the secured convertible debenture issued by the Company No. 2021-1 dated July 26, 2021;

“Company 2021 Converting Debenture” has the meaning ascribed thereto in Section 3.1(e)(i);

“Company 2021 Remaining Debenture” has the meaning ascribed thereto in Section 3.1(e)(i);

“Company Articles” means the Articles of Amendment of the Company dated November 16, 2023, as amended;

“Company Class A Common Shares” means the Class A common shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles;

“Company Class A Preferred Shares” means the Class A preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles;

“Company Class B Common Shares” means the Class B common shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles;

“Company Class B Preferred Shares” means the Class B preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles;

“Company Class B-1 Preferred Shares” means the Class B-1 preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles;

“Company Class C Preferred Shares” means the Class C preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles;

“Company Class D Preferred Shares” means the Class D preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles;

“Company Class C Convertible Debentures” means the following debentures issued by the Company: (i) the secured convertible debenture No. 2022-4 dated December 23, 2022, as amended on November 24, 2023; and (ii) the secured convertible debenture No. 2022-5 dated December 23, 2022, as amended on November 24, 2023;

“Company Class D Convertible Debentures” means the following debentures issued by the Company: (i) the secured convertible debenture No. 2023-1 dated November 24, 2023; (ii) the secured convertible debenture No. 2023-2 dated November 24, 2023; (iii) the secured convertible debenture No. 2023-3 dated November 24, 2023; (iv) the Specified Company 2023 Convertible Debenture, (v) the secured convertible debenture No. 2023-5 dated November 24, 2023; and (vi) the secured convertible debenture No. 2023-6 dated November 24, 2023;

“Company Convertible Debentures” means the following debentures issued by the Company, being all of the issued and outstanding convertible debentures of the Company: (i) the Company 2018 Convertible Debenture; (ii) the Company 2021 Convertible Debenture, (iii) the Company Class C Convertible Debentures; and (iv) the Company Class D Convertible Debentures;

“Company Converting Debentures (Common)” means the following debentures issued by the Company: (i) the Company 2018 Convertible Debenture; and (ii) the Company 2021 Converting Debenture;

“Company Converting Debentures (Preferred)” means the following debentures issued by the Company: (i) the Company Class C Convertible Debentures; and (ii) the Company Class D Convertible Debentures (other than the Specified Company 2023 Convertible Debenture);

“Company Equity Incentive Plan” means that certain Amended and Restated Stock Option Plan for NorthStar Earth & Space Inc., dated as of December 12, 2019, as such may have been further amended, supplemented or modified from time to time;

Annex B-2

“Company Options” means all options to purchase (a) prior to the completion of the Company Recapitalization, Company Class A Common Shares, or (b) after the Company Recapitalization, Company Shares, in each case whether or not exercisable and whether or not vested, granted under the Company Equity Incentive Plan or otherwise;

“Company Outstanding Shares” means the total number of Company Shares outstanding immediately following the Company Recapitalization calculated on a fully diluted basis (taking into account the number of Company Shares issuable pursuant to the Company Options and Company Warrants and the number of Company Shares issued upon the conversion and/or exchange, as applicable, of Company Securities pursuant to the Company Recapitalization), before giving effect to the issuance of any Company Shares or PIPE Warrants pursuant to the PIPE Financing;

“Company Pre-Recapitalization Shares” means, collectively, the Company Class A Common Shares, the Company Class B Common Shares, the Company Class A Preferred Shares, the Company Class B Preferred Shares, Company Class B-1 Preferred Shares, Company Class C Preferred Shares and Company Class D Preferred Shares;

“Company Recapitalization” means the steps set forth in Sections 3.1(c) to Section 3.1(k) of this Plan of Arrangement;

“Company Securities” means collectively, the Company Pre-Recapitalization Shares, the Company Convertible Debentures and the Company Shareholder Loans;

“Company Securityholders” means, collectively, the holders of Company Securities as of any determination time prior to the Closing Date;

“Company Securityholders Meeting” means, if required, the special meeting of the Company Securityholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, which may be called and held in accordance with the Interim Order for the purpose of, among other things, considering and, if thought fit, approving the Company Arrangement Resolution;

“Company Shareholder Loans” means, collectively, those certain outstanding interest-bearing debts (other than the Company Convertible Debentures) owed by the Company to certain Company Shareholders;

“Company Shareholders” means, at any time, the holders of Company Shares, in each case issued and outstanding at such time and “Company Shareholder” means any one of them;

“Company Shareholders Agreement” means the Third Amended and Restated Unanimous Shareholders’ Agreement of the Company dated November 24, 2023;

“Company Shares” means the ordinary shares in the capital of the Company following the Company Recapitalizationauthorized pursuant to Section 3.1(h)(i)(A);

“Company Transmittal Letter” means the letter of transmittal to be provided by the Company to the Company Securityholders to provide a means for the delivery of certificates representing Company Securities (if any) to the Exchange Agent and for instructions to be given by such Company Securityholder to the Exchange Agent for the delivery of the Consideration Shares;

“Company Warrant Holders” means, at any time, the holders of Company Warrants outstanding at such time and “Company Warrant Holder” means any one of them;

“Company Warrants” means all warrants to purchase Company Class A Common Shares;

“Consideration Shares” has the meaning ascribed thereto in Section 3.1(o)(xvii);

“Contract” means any written or oral agreement, contract, instrument, subcontract, arrangement, undertaking, lease or sublease, license, sublicense, power of attorney, note, bond, mortgage, indenture, deed of trust, or other legal commitment or understanding between parties or by one party in favor of another party;

“Court” means the Superior Court of Québec, or other court as applicable;

Annex B-3

“Director” means the Director appointed pursuant to Section 260 of the CBCA; “Dissent Rights” means the dissent rights in respect of the Arrangement described in Section 6.1;

“Dissenting Shareholder” means a registered holder of Company Pre-Recapitalization Shares who has validly exercised his, her or its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Pre-Recapitalization Shares in respect of which Dissent Rights are validly exercised by such registered holder of Company Pre-Recapitalization Shares;

“Exchange Agent” means the Person appointed by SPAC in accordance with the terms of the Business Combination Agreement;

“Exchange Ratio” means the ratio (rounded to four decimal places) obtained by dividing (i) 30,000,000, by (ii) the Company Outstanding Shares;

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA, approving the Arrangement, in a form acceptable to SPAC and the Company, each acting reasonably, as such order may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such amendment is acceptable to each of SPAC and the Company, each acting reasonably;

“Governmental Authority” means any U.S. or non-U.S.: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or entity and any court, judicial or arbitral body, or other tribunal);

“holder”, when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities;

“Interest Accrual Date” means June 30, 2026, or such later date as the Company may determine in its sole discretion by notice to the Company Securityholders in accordance with the Interim Order;

“Interim Order” means the interim order of the Court made pursuant to Section 192 of the CBCA, in a form acceptable to each of the Company and the SPAC (each acting reasonably), providing for, among other things, the calling and holding of the Company Securityholders Meeting and the SPAC Shareholders Meeting, if required, as the same may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is acceptable to each of SPAC and the Company, each acting reasonably;

“Lien” means any (i) lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws), (ii) any security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement), or (iii) any Contract granting or creating anything referred to in the foregoing clause (ii);

“NewCo” means Viking NS Amalgamation Corp., a corporation incorporated under the CBCA;

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), trust, association, or to the extent not already covered, an entity, or government, political subdivision, agency or instrumentality of a government, or to the extent not already covered, a Governmental Authority;

Annex B-4

“PIPE Financing” means the issuance and/or sale of the Company Shares and the PIPE Warrants pursuant to PIPE Subscription Agreements;

“PIPE Investors” means the certain investors who are party to the PIPE Subscription Agreements under which each such investor has each agreed to purchase Company Shares and PIPE Warrants;

“PIPE Subscription Agreements” means the subscription agreements entered into among the Company, SPAC, and the PIPE Investors, pursuant to which such investors have agreed to purchase, for the aggregate purchase pricenumber of Company Shares obtained by dividing the PIPE Investor’s aggregate subscription price by the product of (x) $10.00 and (y) the Exchange Ratio, one (1) Company Share, and one (1) and a number of PIPE Warrants exercisable for one (1) Company Share at the price equal to theequal to the number obtained by dividing the the PIPE Investor’s aggregate subscription price by $10, each exercisable for a number of Company Shares equal the quotient of one divided by the Exchange Ratio, at the price equal to $11.50;

“PIPE Warrant” means the warrants to purchase Company Shares issued pursuant to the PIPE Subscription Agreements in connection with the PIPE Financing;

“Plan of Arrangement” means this plan of arrangement and any amendments, supplements, modifications or variations hereto made in accordance with this Plan of Arrangement, the applicable provisions of the Business Combination Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and SPAC, each acting reasonably;

“SPAC” means Viking Acquisition I Corp., a corporation continued under the CBCA (formerly Viking Acquisition Corp. I, a company organized under the laws of the Cayman Islands);

“SPAC Affected Securities” means, collectively, the SPAC Class A Common Shares, the SPAC Class B Common Shares and SPAC Warrants;

“SPAC Affected Securityholders” means, collectively, the SPAC Class B Common Shareholders, the SPAC Warrant Holders and the SPAC Class A Common Shareholders;

“SPAC Class A Common Shareholders” means, at any time, the holders of SPAC Class A Common Shares, in each case issued and outstanding at such time and “SPAC Class A Shareholder” means any one of them;

“SPAC Class A Common Shares” means SPAC’s Class A common shares;

“SPAC Class B Common Shareholders” means, at any time, the holders of SPAC Class B Common Shares, in each case issued and outstanding at such time and “SPAC Class B Shareholder” means any one of them;

“SPAC Class B Common Shares” means SPAC’s Class B common shares;

“SPAC Class B Conversion” has the meaning ascribed thereto in Section 3.1(m)(i);

“SPAC Common Shares” means, following the Amalgamation, common shares in the capital of SPAC;

“SPAC Consideration” means the SPAC Common Shares to be issued to SPAC Affected Securityholders or into which SPAC Affected Securities are redesignated, as the case may be, pursuant to the Arrangement and in accordance with and subject to the terms of this Plan of Arrangement;

“SPAC Equity Incentive Plan” means the long-term equity incentive plan adopted by the SPAC prior to the consummation of the Transactions in accordance with the Business Combination Agreement;

“SPAC Exchange Options” has the meaning ascribed thereto in Section 3.1(o)(xxi);

“SPAC Private Warrant Agreement” means that certain Private Warrant Agreement dated October 30, 2025, by and between SPAC and the SPAC Warrant Agent, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“SPAC Public Warrant Agreement” means that certain Public Warrant Agreement dated October 30, 2025, by and between SPAC and the SPAC Warrant Agent as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

Annex B-5

“SPAC Shareholders” means collectively, the holders of SPAC Class A Common Shares and SPAC Class B Common Shares;

“SPAC Shareholders Meeting” means the special meeting of the SPAC Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving this Plan of Arrangement;

“SPAC Transmittal Letter” means the letter of transmittal to be provided by SPAC to the SPAC Affected Securityholders to provide a means for the delivery of any certificates representing SPAC Consideration to the Exchange Agent and for instructions to be given by such SPAC Affected Securityholders to the Exchange Agent for the delivery of the SPAC Consideration;

“SPAC Warrant Agent” means Continental Stock Transfer & Trust Company, in its capacity as warrant agent under the SPAC Warrant Agreements;

“SPAC Warrant Agreements” means, collectively, the SPAC Private Warrant Agreement and the SPAC Public Warrant Agreement;

“SPAC Warrant Holders” means, at any time, the holders of SPAC Warrants outstanding at such time and “SPAC Warrant Holder” means any one of them;

“SPAC Warrants” means the whole warrants to purchase SPAC Class A Common Shares as contemplated under the SPAC Warrant Agreements, with each whole warrant exercisable for one SPAC Class A Common Share at an exercise price of $11.50;

“Specified Company 2023 Convertible Debenture” means the secured convertible debenture issued by the Company No. 2023-4 dated November 24, 2023;

“Specified Company 2023 Remaining Debenture” has the meaning ascribed thereto in Section 3.1(e)(i);

“Sponsor” means Viking Acquisition Sponsor I, LLC, a Delaware limited liability company;

“Sponsor Letter” means that certain Sponsor Letter Agreement dated April 16, 2026, by and between Sponsor, SPAC, and the Company pursuant to which, among other things, (a) the Sponsor has agreed to (i) vote all of the SPAC Class B Common Shares held by it in favor of each the transaction proposals, and (ii) transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), an aggregate of up to 3,000,000 SPAC Class B Common Shares to the PIPE Investors proportionally to their investment in the PIPE Financing, and (b) the SPAC has agreed to issue to Sponsor 500,000 SPAC Common Shares at Closing;

“Tax” or “Taxes” means any and all taxes, duties, levies, assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, health, unemployment, social security, workers’ compensation, employment insurance premiums, Canada Pension Plan, Québec Pension Plan or other similar contributions, withholding, occupancy, license, severance, goods and services, excise, alternative or add-on minimum, occupation, anti-dumping, countervailing, environment, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto; and

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

1.2         In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)         the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

Annex B-6

(b)         time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period will be extended to the next Business Day following the day on which it would otherwise end;

(c)         the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(d)         words importing the singular number only will include the plural and vice versa and words importing the use of any gender will include all genders;

(e)         the word “including” means “including, without limiting the generality of the foregoing”;

(f)          a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g)         all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

Article 2
BUSINESS COMBINATION AGREEMENT

2.1         This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 192 of the CBCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement will govern.

2.2         This Plan of Arrangement and the Arrangement will become effective as of the Arrangement Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Sponsor, the Affected Securityholders, the PIPE Investors, SPAC, NewCo, the Company, the Exchange Agent, the SPAC Warrant Agent and any other Person from and after the Arrangement Effective Time.

Article 3
ARRANGEMENT

3.1         Commencing at the Arrangement Effective Time, the following transactions will occur and will be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)         at the Arrangement Effective Time, notwithstanding the terms of the Company Shareholders Agreement, the Company Shareholders Agreement will be terminated and the parties to the Company Shareholders Agreements will cease to have any rights or obligations under the Company Shareholders Agreement;

(b)         at the Arrangement Effective Time, subject to Section 6.1, each of the Company Securities held by Dissenting Shareholders shall be, and shall be deemed to be, transferred to the Company (free and clear of any Liens) and cancelled in consideration for a debt claim against the Company for the amount determined in accordance with Section 6.1 (subject to any amounts required to be deducted and withheld in accordance with Section 5.2), and:

(i)          such Dissenting Shareholders shall cease to be the holders of such Company Securities and to have any rights as holders of such Company Pre-Recapitalization Shares (including for the purposes of any matter concerning the Company Pre-Recapitalization Shares or the holders thereof in the remainder of this Section 3.1), other than the right to be paid fair value for such Company Pre-Recapitalization Shares as set out in Section 6.1;

(ii)         such Dissenting Shareholders’ names shall be removed as the holders of such Company Pre-Recapitalization Shares from the registers of such Company Pre-Recapitalization Shares maintained by or on behalf of the Company; and

Annex B-7

(iii)        the Company shall be deemed to be the transferee of such Company Pre-Recapitalization Shares and shall be entered in the registers of such Company Pre-Recapitalization Shares maintained by or on behalf of the Company in respect of the Company Pre-Recapitalization Shares;

(c)         one minute after the steps in Section 3.1(b) notwithstanding the terms of the Company 2021 Convertible Debenture and the Specified Company 2023 Convertible Debenture, such convertible debentures shall, and shall be deemed to be, amended to provide that the holder of such convertible debentures shall have the right (the “De-Conversion Option”), at its option, to convert in whole or in part, such convertible debentures into non-convertible debt securities of the Company, and upon exercise of the De-Conversion Option:

(i)          the portion of the Company 2021 Convertible Debenture in respect of which the De-Conversion Option is exercised pursuant to Section 3.1(e)(i) shall, and shall be deemed to be, amended on the terms set out in Schedule A, and

(ii)         the Specified Company 2023 Convertible Debenture shall, and shall be deemed to be, amended on the terms set out in Schedule B;

(d)         one minute after the steps in Section 3.1(c), the Company Convertible Debentures shall be and shall be deemed to be amended such that interest on such Company Convertible Debentures shall cease to accrue after the Interest Accrual Date, following which all accrued interest under the Company Convertible Debentures up to (and including) the Interest Accrual Date shall be deemed to be paid in kind and added to the principal amount of such Company Convertible Debentures;

(e)         one minute after the steps in Section 3.1(d):

(i)          the holder of the Company 2021 Convertible Debenture shall exercise, and shall be deemed to have exercised, the De-Conversion Option with respect to a portion of the Company 2021 Convertible Debenture equal to the amount outstanding under the Company 2021 Convertible Debenture, less C$5,000,000, and, without any further action by or on behalf of the holder of the Company 2021 Convertible Debenture or any other Person, (A) such portion of the Company 2021 Convertible Debenture shall become a non-convertible debt security of the Company (the “Company 2021 Remaining Debenture”), subject to the amendments set out in Schedule A, and (B) the remaining portion the Company 2021 Convertible Debenture shall remain unamended and subject to the terms and conditions of the Company 2021 Convertible Debenture (the “Company 2021 Converting Debenture”);

(ii)         the holder of the Specified Company 2023 Convertible Debenture shall exercise, and shall be deemed to have exercised the De-Conversion Option with respect to the entire amount of the Specified Company 2023 Convertible Debenture, and without any further action by or on behalf of the holder of the Specified Company 2023 Convertible Debenture or any other Person, the 2023 Convertible Debenture shall become a non-convertible debt security of the Company, subject to the amendments set out in Schedule B (the “Specified Company 2023 Remaining Debenture”); and

(f)          one minute after the steps in Section 3.1(e):

(i)          pursuant to the terms of the Company Converting Debentures (Preferred), without any further action by or on behalf of the holder of such Company Converting Debentures (Preferred) or any other Person, the Company Converting Debentures (Preferred) shall, and shall be deemed to be, converted into:

(A)        with respect to the Company Class C Convertible Debentures, such number of Company Class C Preferred Shares equal to the quotient obtained by dividing the aggregate amount outstanding in respect of such Company Class C Convertible Debentures by C$100.00; and

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(B)         with respect to the Company Converting Debentures (Preferred) that are Company Class D Convertible Debentures; such number of Company Class D Preferred Shares equal to the quotient obtained by dividing the aggregate amount outstanding in respect of such Company Class D Convertible Debentures by $100.00;

(ii)         each such holder shall cease to be a holder of such Company Converting Debentures (Preferred);

(iii)        the Company Converting Debentures (Preferred) and any related instruments or agreements shall be terminated and shall be of no further force or effect;

(iv)        each such holder shall thereafter cease to have any rights as a holder of Company Converting Debentures (Preferred) (other than the right to receive the Company Pre-Recapitalization Shares to which such holder is entitled in its capacity as a holder of Company Converting Debentures (Preferred) pursuant to this Section 3.1(f) at the time and in the manner specified in this Plan of Arrangement);

(v)         the name of each former holder of Company Converting Debentures (Preferred) shall be recorded as the registered holder of the number of Company Pre-Recapitalization Shares issued to it pursuant to this Section 3.1(f) and is the legal and beneficial owner of such Company Pre-Recapitalization Shares;

(vi)        the amount added to the capital of the Company for the Company Class C Preferred Shares shall be the aggregate amount of the Company Class C Convertible Debentures converted pursuant to this Section 3.1(f); and

(vii)       the amount added to the capital of the Company for the Company Class D Preferred Shares shall be the aggregate amount of the Company Converting Debentures (Preferred) that are Company Class D Convertible Debentures converted pursuant to this Section 3.1(f);

(g)         one minute after the steps in Section 3.1(f), each Company Warrant (other than a PIPE Warrant) outstanding immediately prior to the Arrangement Effective Time shall be exchanged for a Company Option to acquire a number of Company Class A Common Shares equal the number of Company Class A Common Shares subject to the Company Warrant at a per share exercise price equal to the per share exercise price for the Company Class A Common Shares subject to the Company Warrant (the “Warrant Exchange Option”), and following such time, such Warrant Exchange Option will, mutatis mutandis, be governed by the terms of the Company Equity Incentive Plan;

(h)         one minute after the steps in Section 3.1(g)

(i)          the articles of the Company shall be amended to:

(A)        increase the authorized capital of the Company by creating an unlimited number of Company Shares, having the following rights, privileges, restrictions and conditions:

(1)         holders of the Company Shares shall have the right to receive notice of any meeting of shareholders of the Company, to attend such meeting and to vote thereat on the basis of one (1) vote for each Company Share held, except at meetings where only the holders of another class of shares are entitled to vote;

(2)         holders of the Company Shares are entitled to such dividends as the directors of the Company may declare from time to time on the Company Shares, in their absolute discretion, in accordance with applicable law;

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(3)         in the event of the liquidation, dissolution or winding-up of the Company, or any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Company Shares shall be entitled to receive the remaining property and assets of the Company; and

(B)         change the existing issued and outstanding Company Pre-Recapitalization Shares (other than, for certainty, any Company Pre-Recapitalization Shares held by a Dissenting Shareholder that has validly exercised such Dissenting Shareholder’s Dissent Rights in respect of such Company Pre-Recapitalization Shares) into Company Shares, on the basis of:

(1)         10.303810.050422 Company Shares for each Company Class A Common Share;

(2)         18.671418.212356 Company Shares for each Company Class B Common Share;

(3)         10 Company Shares for each Company Class A Preferred Share;

(4)         10 Company Shares for each Company Share for each Company Class B Preferred Share;

(5)         10 Company Shares for each Company Share for each Company Class B-1 Preferred Share;

(6)         10 Company Shares for each Company Share for each Company Class C Preferred Share; and

(7)         10 Company Shares for each Company Class D Preferred Share; and

(ii)         pursuant to the terms of the Company Equity Incentive Plan, each Company Option outstanding immediately prior to the Arrangement Effective Time, whether vested or unvested, shall be adjusted such that each Company Option will entitle the holder thereof, upon the exercise of such Company Option in accordance with its terms, the number of Company Shares that is equal to the number of Company Class A Common Share underlying such Company Option immediately prior to the Arrangement Effective Time, multiplied by the number specified in Section 3.1(h)(i)(B)(1) (being the number of Company Shares to which such holder would have been entitled as a result of this Section 3.1(h), had such holder actually exercised the unexercised portion of the Company Option immediately prior to this Section 3.1(h)), and the aggregate option exercise price shall be the same as if the original number of Company Class A Common Shares were being purchased thereunder;

(i)          one minute after the steps in Section 3.1(h), notwithstanding the terms of the Company Converting Debentures (Common), the Company Converting Debentures (Common) shall, and shall be deemed to be, amended as set out in Schedule C, without any further action by or on behalf of the holder of the Company Converting Debentures (Common) or any other Person;

(j)          one minute after the steps in Section 3.1(i) pursuant to the terms of the Company Converting Debentures (Common), without any further action by or on behalf of the holder of such Company Converting Debentures (Common) or any other Person, the Company Converting Debentures (Common) shall, and shall be deemed to be, converted into such number of Company Shares equal to the quotient obtained by dividing the aggregate amount outstanding in respect of such Company Converting Debentures (Common) by $7.50, and:

(i)          each such holder shall cease to be a holder of such Company Converting Debentures (Common);

(ii)         the Company Converting Debentures (Common) and any related instruments or agreements shall be terminated and shall be of no further force or effect;

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(iii)        each such holder shall thereafter cease to have any rights as a holder of Company Converting Debentures (Common) (other than the right to receive the Company Shares to which such holder is entitled in its capacity as a holder of Company Converting Debentures (Common) pursuant to this Section 3.1(j) at the time and in the manner specified in this Plan of Arrangement);

(iv)        the name of each former holder of Company Converting Debentures (Common) shall be recorded as the registered holder of the number of Company Shares issued to it pursuant to this Section 3.1(j) and is the legal and beneficial owner of such Company Shares; and

(v)         the amount added to the capital of the Company for the Company Shares shall be the aggregate amount of the Company Converting Debentures (Common) converted pursuant to this Section 3.1(j);

(k)         one minute after the steps in Section 3.1(j), without any further action by or on behalf of the holder of such Company Shareholder Loan or any other Person:

(i)          each Company Shareholder Loan shall be, and shall be deemed to be, amended such that interest on such Company Shareholder Loan shall cease to accrue after the Interest Accrual Date;

(ii)         each holder of a Company Shareholder Loan shall contribute the aggregate principal amount outstanding under such Company Shareholder Loan and any interest accrued thereon up to (and including) the Interest Accrual Date to the capital of the Company, and shall, and shall be deemed to have, assigned and transferred such Company Shareholder Loan and such interest accrued thereon to the Company in consideration for the issuance of such number of Company Shares equal to the quotient obtained by dividing the aggregate principal amount outstanding and such accrued interest in respect of such Company Shareholder Loan by C$10.00;

(iii)        each such holder shall cease to be a holder of the Company Shareholder Loan;

(iv)        the Company Shareholder Loans and any related instruments or agreements shall be terminated and shall be of no further force or effect;

(v)         each such holder shall thereafter cease to have any rights as a holder of Company Shareholder Loan (other than the right to receive the Company Shares to which such holder is entitled in its capacity as a holder of Company Shareholder Loan pursuant to this Section 3.1(k) at the time and in the manner specified in this Plan of Arrangement);

(vi)        the name of each former holder of such Company Shareholder Loans shall be recorded as the registered holder of the number of Company Shares issued to it pursuant to this Section 3.1(k) and is the legal and beneficial owner of such Company Shares; and

(vii)       the amount added to the capital of the Company for the Company Shares shall be the aggregate amount outstanding and all accrued interest in respect of the Company Shareholder Loans;

(l)          one minute after the steps in Section 3.1(k):

(i)          the PIPE Financing will close in accordance with the terms of the PIPE Subscription Agreements;

(ii)         in connection therewith the Company shall issue to each PIPE Investor that number of Company Shares and PIPE Warrants specified in such PIPE Investor’s PIPE Subscription Agreement; and

(iii)        in connection therewith and in accordance with the Sponsor Letter, Sponsor will transfer an aggregate of 3,000,000 SPAC Class B Common Shares to the PIPE Investors proportionally to their investment in the PIPE Financing, and Sponsor will cease to have any rights as the registered holder of such SPAC Class B Common Shares, the name of Sponsor will

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be removed as the registered holder of such SPAC Class B Common Shares from the applicable securities register of SPAC maintained by or on behalf of SPAC, and the names of such investors will be added as the registered holders of such SPAC Class B Common Shares on the applicable securities register of SPAC maintained by or on behalf of SPAC;

(m)        one minute after the steps in Section 3.1(l):

(i)          each SPAC Class B Common Share held by a SPAC Class B Common Shareholder immediately prior to this step will be converted into and exchanged for one SPAC Class A Common Share (the “SPAC Class B Conversion”);

(ii)         such SPAC Class B Common Shareholder will cease to have any rights as the registered holder of SPAC Class B Common Shares (other than the right to receive the consideration contemplated by Section 3.1(o); and

(iii)        the name of such SPAC Class B Common Shareholder will be removed as the registered holder of such SPAC Class B Common Shares from the applicable securities register of SPAC maintained by or on behalf of SPAC and added as a registered holder of SPAC Class A Common Shares on the applicable securities register of SPAC maintained by or on behalf of SPAC, and such SPAC Class B Common Shares will be cancelled;

(n)         one minute after the steps in Section 3.1(m),

(i)          the articles of SPAC are amended to redesignate the SPAC Class A Common Shares as SPAC Common Shares;

(ii)         each SPAC Warrant held by a SPAC Warrant Holder outstanding immediately prior to the Arrangement Effective Time shall be deemed to be amended to become warrants to purchase SPAC Common Shares at a per share exercise price equal to the per share exercise price for the SPAC Class A Common Shares and each SPAC Warrant will otherwise continue to be governed by the applicable SPAC Warrant Agreement; and

(iii)        the articles of SPAC are amended to provide that the SPAC shall be authorized to issue an unlimited number of common shares and an unlimited number of preferred shares, which shall have the rights, privileges, restrictions and conditions as set forth in Schedule D to this Plan of Arrangement;

(o)         one minute after the steps in Section 3.1(n), the Company and NewCo shall amalgamate to continue as one corporation (as so amalgamated, the “Amalgamated Company”) with the same effect as if they were amalgamated under Section 181 of the CBCA (the “Amalgamation”), except that the separate legal existence of NewCo shall not cease and NewCo will survive the Amalgamation as NewCo post-Amalgamation notwithstanding the Director issuing the Certificate of Arrangement, as more fully described in this Section 3.1(o), but provided that, without limiting the foregoing, the separate legal existence of the Company will cease without the Company being liquidated or wound up, the Amalgamated Company (which will continue the legal existence of NewCo), and the property of the Company will become the property of the Amalgamated Company, and on the amalgamation of the Company and NewCo pursuant to this Section 3.1(o):

(i)          the name of the Amalgamated Company shall be “NorthStar Earth & Space Inc. Northstar Ciel & Terre Inc.”;

(ii)         the Amalgamated Company shall be authorized to issue an unlimited number of common shares;

(iii)        the Amalgamated Company shall have a minimum of one director and a maximum of ten directors, until changed in accordance with the CBCA. Until changed by shareholders of the Amalgamated Company post-Amalgamation, or by the directors of the Amalgamated Company post-Amalgamation if so authorized by the shareholders, the numbers of directors of the Amalgamated Company post-Amalgamation shall be [    ] (or such other number determined by the Company prior to the Final Order);

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(iv)        the first directors of the Amalgamated Company shall be (or such other directors determined by the Company prior to the Final Order):

Name	Address for Service	Canadian Resident	Director
[ ]	[ ]	[ ]	[ ]

(v)         until changed, the officers of the Amalgamated Company shall be the same as the officers of the Company immediately prior to the Amalgamation (unless otherwise determined by the Company prior to the Final Order);

(vi)        there shall be no restrictions on the business that the Amalgamated Company may carry on or on the powers that the Amalgamated Company may exercise;

(vii)       no securities of the Amalgamated Company, other than non-convertible debt securities, shall be transferred without the consent of either (a) a majority of the directors of the Amalgamated Company expressed by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors; or (b) the holders of a majority of the outstanding shares of the Amalgamated Company entitling the holders thereof to vote in all circumstances (other than a separate class vote of the holders of another class of shares of the Amalgamated Company) expressed by a resolution passed at a meeting of such shareholders or by an instrument or instruments in writing signed by the holders of a majority of such shares;

(viii)      the property, rights, interests and obligations of NewCo pre-Amalgamation shall continue to be the property, rights interests and obligations of Amalgamated Company and the Amalgamation shall not constitute an assignment by operation of law, a transfer, or any other disposition of the property, rights, interests or obligations of NewCo pre-Amalgamation to the Amalgamated Company;

(ix)        simultaneously, the separate legal existence of the Company will cease without the Company being liquidated or wound up, and the property, rights, interests, and obligations of the Company shall become the property, rights, interests and obligations of the Amalgamated Company and the Amalgamation shall not constitute an assignment by operation of law, a transfer, or any other disposition of the property, rights, interests or obligations of the Company to the Amalgamated Company;

(x)         any existing cause of action, claim or liability to prosecution against either the Company or NewCo shall be unaffected;

(xi)        a civil, criminal or administrative action or proceeding pending by or against the Company or NewCo may be continued to be prosecuted by or against the Amalgamated Company;

(xii)       a conviction against, or a ruling, order or judgment in favour of or against, either the Company or NewCo may be enforced by or against the Amalgamated Company;

(xiii)      the Articles of Arrangement are deemed to be the articles of incorporation of the Amalgamated Company and the Certificate of Arrangement is deemed to be the certificate of incorporation of the Amalgamated Company;

(xiv)      the by-laws of the Amalgamated Company will be in the form of the by-laws of NewCo pre-Amalgamation, mutatis mutandis;

(xv)       the location of the registered office of the Amalgamated Company shall be the location of the registered office of the Company prior to the Amalgamation;

(xvi)       each NewCo common share outstanding shall be cancelled and the name of the holder of such NewCo common share, being SPAC, shall be removed from the register of holders of NewCo common shares, and in exchange therefor, each such holder shall receive, and the Amalgamated Company shall issue, for each NewCo common share, one fully paid and non-assessable Amalgamated Company common share and each such holder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such NewCo common share in accordance herewith;

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(xvii)     each Company Share outstanding immediately prior to the Amalgamation shall be cancelled and the name of the holder(s) of such Company Shares shall be removed from the register of holders of Company Shares, and in exchange therefor, each such holder shall receive, and SPAC shall issue for each Company Share, that number of fully paid and non-assessable SPAC Common Shares equal to one times the Exchange Ratio (collectively the “Consideration Shares”), subject to Article 5 hereof, and without any further action by or on behalf of a former holder of Company Shares:

(A)        such former Company Shareholder will cease to have any rights as shareholders of the Amalgamated Company other than the right to receive the Consideration Shares from SPAC in accordance with this Plan of Arrangement;

(B)         the name of each former Company Shareholder is removed from the register of holders of Company Shares; and

(C)         SPAC shall be recorded as the registered holder of all Company Shares and is the legal and beneficial owner of such Company Shares;

(xviii)    in consideration of the issuance by SPAC of the Consideration Shares pursuant to Section 3.1(o)(xvi), the Amalgamated Company shall issue to SPAC one fully paid and non-assessable Amalgamated Company common share for each Consideration Share issued pursuant to Section 3.1(o)(xvi);

(xix)      the amount added to the capital of SPAC for the SPAC Common Shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the Company Shares immediately prior to the Amalgamation;

(xx)       the amount added to the capital of the Amalgamated Company for the Amalgamated Company common shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the Company Shares and the NewCo common shares immediately prior to the Amalgamation;

(xxi)      each PIPE Warrant outstanding immediately prior to the Arrangement Effective Time shall be exchanged for a warrant to acquire one (1) SPAC Common Share at a per share exercise price (rounded up to the nearest tenth of a cent) equal to $11.50 (each, as “SPAC PIPE Warrant”), which shall be governed by the terms of the SPAC Public Warrant Agreement; and

(xxii)     each Company Option outstanding immediately prior to the Amalgamation Effective Time (whether vested or unvested and notwithstanding the terms of the Company Equity Incentive Plan) will be exchanged for an option to acquire a number of SPAC Common Shares (rounded up to the nearest whole share) equal to (1) the number of Company Shares subject to the applicable Company Option multiplied by (2) the Exchange Ratio (collectively, the “SPAC Exchange Options”), each at a per share exercise price (rounded up to the nearest tenth of a cent) equal to the quotient of (x) the per share exercise price for the Company Shares subject to the applicable Company Option, divided by (y) the Exchange Ratio. It is intended that the provisions of subsection 7(1.4) of the Tax Act (and any corresponding provision of provincial or territorial tax legislation) apply to the exchange of Company Options for SPAC Exchange Options described in this Section 3.1(o)(xxi). Notwithstanding this Section 3.1(o)(xxi), if it is determined in good faith that the excess of the aggregate fair market value of the SPAC Common Shares subject to a SPAC Exchange Option immediately after the exchange herein over the aggregate option exercise price for such shares pursuant to the SPAC Exchange Option (such excess referred to herein as the “In the Money Amount” of the SPAC Exchange Option) would otherwise exceed the excess of the aggregate fair market value of the Company Shares subject to the Company Option in exchange for which the SPAC Exchange Options were issued immediately before the exchange herein over the aggregate option exercise price for such shares pursuant to the Company Option (such excess referred to as the “In the Money Amount” of the Company Option), the exercise prices under the SPAC Exchange Option will be increased (and

Annex B-14

will be deemed always to have been increased), only to the extent necessary, so that the In the Money Amount of the SPAC Exchange Options do not exceed the In the Money Amount of the Company Option in accordance with subsection 7(1.4) of the Tax Act; and (except as specifically provided above), following such time, each SPAC Exchange Option will, mutatis mutandis, be governed by the terms of the SPAC Equity Incentive Plan, any restriction on the exercise of any Company Option so exchanged will continue in full force and effect and the term, exercisability, vesting schedule and other provisions that applied to the exchanged Company Option will otherwise remain unchanged as a result of the exchange of such Company Option; provided however that (x) SPAC’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each SPAC Exchange Option; and (y) each SPAC Exchange Option will be subject to administrative procedures consistent with those in effect under the SPAC Equity Incentive Plan;

(p)         one minute after the steps in Section 3.1(o), the Company Equity Incentive Plan will terminate;

(q)         one minute after the steps in Section 3.1(p), SPAC shall issue to the Sponsor 500,000 SPAC Common Shares, in accordance with the terms of the Sponsor Letter, and the name of Sponsor will be added as the registered holder of such SPAC Common Shares on the applicable securities register of SPAC maintained by or on behalf of SPAC;

(r)          one minute after the step in Section 3.1(q), the articles of SPAC shall amended to provide that the name of the SPAC shall be “NorthStar Earth & Space Enterprises, Inc. Entreprises NorthStar Ciel & Terre, Inc.”

(s)          one minute after the step in Section 3.1(r), the directors and officers of the SPAC shall be:

Name	Address for Service	Canadian Resident	Director/Officer
Stewart Bain	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	Yes	Director, Chief Executive Officer
Beth Michelson	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	No	Director, Chief Financial Officer
Charles Sirois	10, Cours du Fleuve Verdun QC H3E 1X1 Canada	Yes	Director
Paul Pizzani	505 Fifth Avenue 15th Floor New York NY 10017 United States	No	Director
Philipp von Girsewald	900 Third Avenue, 18th Floor New York, NY 10022 United States	No	Director
Robert George Reeves	333 Bloor St E, 10th Floor Toronto ON M4W 1G9 Canada	Yes	Director
Denis M. Sirois	40 Rue d’Edimbourg Candiac QC J5R 6M8 Canada	Yes	Director
Kim Crider	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	No	Director
Peter Klimas	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	N/A	Executive Director of Engineering
Nadia Rochdi	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	N/A	Executive Director of Products (Earth Information and Intelligence)

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Name	Address for Service	Canadian Resident	Director/Officer
Yann Picard	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	N/A	Executive Director of Products
Matthew Linton	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	N/A	Chief Legal Counsel
Kevin O’Connell	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	N/A	Executive Chairman of NorthStar U.S.

The transactions provided for in this Section 3.1 will be deemed to occur on the Closing Date notwithstanding that certain of the procedures related hereto are not completed until after the Closing Date (and provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing will be deemed to occur without further act or formality). All Company Shares and SPAC Common Shares (including those issuable upon exercise of SPAC PIPE Warrants) shall be issued as fully paid and non-assessable.

Article 4
CERTIFICATES AND PAYMENT

4.1         On or prior to the Business Day preceding the Arrangement Effective Time, SPAC will deposit or cause to be deposited with the Exchange Agent (or, if no Exchange Agent is appointed, the Company) (a) for the benefit of and to be held on behalf of the Company Securityholders and PIPE Investors entitled to receive Consideration Shares pursuant to Section 3.1(o)(xvi) certificates representing, or evidence in book-entry form of, the Consideration Shares, and (b) for the benefit of and to be held on behalf of the PIPE Investors entitled to receive SPAC PIPE Warrants pursuant to Section 3.1(o)(xx), evidence in book-entry form of the SPAC PIPE Warrants.

4.2         On the Closing Date, (a) the Exchange Agent (or, if no Exchange Agent is appointed, SPAC) shall register (i) each former holder of SPAC Class A Common Shares immediately prior to the transactions in Section 3.1(n) as holders of SPAC Common Shares; (ii) the Consideration Shares deliverable to former Company Shareholders in respect of Company Shares that were received by such former Company Shareholder in exchange for Company Pre-Recapitalization Shares pursuant to Section 3.1(g), as instructed in the Company Transmittal Letter deposited by such holder of Company Pre-Recapitalization Shares, and (iii) the Consideration Shares deliverable to former Company Shareholders, other than former Company Shareholders described in clause (ii) above, to such Company Shareholders as required pursuant to this Plan of Arrangement; and (b) the SPAC Warrant Agent shall register the SPAC PIPE Warrants in the name of each PIPE Investor.

4.3         Following the deposit of the certificates or other evidence specified in Section 4.1, (a) the Company will be fully and completely discharged from its obligation to deliver (i) Company Pre-Recapitalization Shares and Company Shares to Company Securityholders pursuant to the Company Recapitalization; and (ii) Company Shares and PIPE Warrants to the PIPE Investors, and (b) SPAC will be fully and completely discharged from its obligation to deliver: (i) the Consideration Shares to the Company Shareholders, and (ii) the SPAC PIPE Warrants to the PIPE Investors, and the rights of such holders will be limited to receiving, from the Exchange Agent, the SPAC Common Shares or from the SPAC Warrant Agent, SPAC PIPE Warrants, as the case may be, to which they are entitled in accordance with this Plan of Arrangement.

4.4         Until such time as a holder of Company Pre-Recapitalization Shares deposits with the Exchange Agent (or, if no Exchange Agent is appointed, the Company) a duly completed Company Transmittal Letter, any documents, certificates and instruments contemplated by the Company Transmittal Letter and such other documents and instruments as the Company, the Exchange Agent, the Amalgamated Company and/or SPAC reasonably require, the payment or delivery to which such holder is entitled will, in each case, be delivered or paid to the Exchange Agent (or, if no Exchange Agent is appointed, the Company) to be held as agent

Annex B-16

on behalf of and for the benefit of such holder for delivery to such holder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Company Transmittal Letter, documents, certificates and instruments contemplated by the Company Transmittal Letter and such other documents, certificates and instruments as the Company, the Exchange Agent, the Amalgamated Company and/or SPAC reasonably require.

4.5         If any former Company Securityholder fails to deliver to the Exchange Agent (or, if no Exchange Agent is appointed, the Company) the certificates, documents or instruments required to be delivered to the Exchange Agent (or, if no Exchange Agent is appointed, the Company) under this Article 4 in order for such former Company Securityholder to receive the consideration which such former holder is entitled to receive pursuant to Section 3.1 on or before the day immediately prior to the sixth anniversary of the Arrangement Effective Time, (i) any right or claim to payment hereunder that remains outstanding, on the day before the sixth anniversary of the Arrangement Effective Time, will cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration pursuant to this Plan of Arrangement will terminate and any applicable consideration held by the Exchange Agent (or, if no Exchange Agent is appointed, the Company) in trust for such former holder will be deemed to be surrendered and forfeited to SPAC or its successors for no consideration, and (ii) any certificate representing such Company Security formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to SPAC and will be cancelled. None of the Company, SPAC or NewCo, or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited to the Company, SPAC or NewCo or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

4.6         After the Arrangement Effective Time and until surrendered as contemplated by this Article 4, each certificate or direct registration statement that immediately prior to the Arrangement Effective Time represented one or more Company Pre-Recapitalization Shares will be deemed at all times to represent only the right to receive certificate(s) representing or other evidence of, the SPAC Common Shares such holder of Company Pre-Recapitalization Shares is entitled to receive in accordance with this Article 4, subject to any amounts withheld pursuant to Section 5.2.

4.7         When authorizing the delivery of any Consideration Shares in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered must, as a condition precedent to the delivery of such consideration, deliver an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and give a bond satisfactory to Company, SPAC and/or the Exchange Agent in such sum as SPAC and the Exchange Agent may direct or otherwise indemnify the Company, the Amalgamated Company, SPAC and/or the Exchange Agent in a manner satisfactory to the Company, the Amalgamated Company, SPAC, and the Exchange Agent against any claim that may be made against the Company, the Amalgamated Company, SPAC, or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.8         In no event will any Person be entitled to a fractional Company Pre-Recapitalization Share, Company Share or SPAC Common Share. Where the aggregate number of Company Pre-Recapitalization Shares, Company Shares or SPAC Common Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a Company Pre-Recapitalization Share, Company Share or SPAC Common Share being issuable, the number of Company Pre-Recapitalization Shares, Company Shares or SPAC Common Share to be received by such Person will be rounded down to the nearest whole Company Pre-Recapitalization Share, Company Share or SPAC Common Share, and no cash or other consideration shall be paid for any fractional share eliminated by such rounding.

Article 5
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

5.1         From and after the Arrangement Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Affected Securities issued prior to the Arrangement Effective Time, (b) the rights and obligations of the Affected Securityholders, the Company, SPAC, NewCo, the Exchange Agent, the SPAC Warrant Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or

Annex B-17

contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

5.2         Notwithstanding anything in this Plan of Arrangement to the contrary, the Company, the Amalgamated Company, SPAC and the Exchange Agent will each be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts or consideration payable or otherwise deliverable to any Person pursuant to the Arrangement or the Business Combination Agreement such Taxes and other amounts as are required to be deducted and withheld therefrom under applicable Tax Law. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Authority, such amounts will be treated for all purposes of the Arrangement as having been paid or delivered to the Person in respect of which such deduction and withholding was made.

Article 6
DISSENT RIGHTS

6.1         Registered holders of Company Pre-Recapitalization Shares may exercise Dissent Rights with respect to such Company Pre-Recapitalization Shares held by such holders in connection with the Arrangement pursuant to the procedure set forth in Section 190 of the CBCA, as modified by the Interim Order and this Section 6.1. Notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Montréal time) on the date that is two (2) Business Days immediately preceding the date of the Company Securityholders Meeting (or if the Company Securityholders Meeting is not required, the date that is five (5) Business Days immediately preceding the date of the Final Order hearing), and such notice shall otherwise comply with the requirements of the CBCA. Dissenting Shareholders who duly exercise their Dissent Rights shall be deemed to have transferred the Company Pre-Recapitalization Shares held by them and in respect of which Dissent Rights have been validly exercised to the Company free and clear of all Liens, as provided in Section 3.1(b) and if they:

(a)         are ultimately entitled to be paid fair value for their Company Pre-Recapitalization Shares shall be deemed not to have participated in the transactions in Section 3.1 (other than Section 3.1(b)) or otherwise in the Arrangement and shall be paid an amount equal to such fair value by the Company (subject to any amounts withheld pursuant to Section 5.2) and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Company Securityholders not exercised their Dissent Rights in respect of such Company Pre-Recapitalization Shares, and they shall be deemed to have transferred their Company Pre-Recapitalization Shares to the Company for cancellation at the time indicated in Section 3.1(b), notwithstanding the provisions of Section 190 of the CBCA; or

(b)         are ultimately not entitled, for any reason, to be paid fair value for their Company Pre-Recapitalization Shares, shall be deemed to have participated in the Arrangement, as of the Arrangement Effective Time on the same basis as a non-dissenting holder of Company Pre-Recapitalization Shares and shall be entitled to receive only the Company Shares contemplated in Section 3.1(g), and based thereon, the consideration contemplated in Section 3.1(o) and shall be recognized as holders of Company Pre-Recapitalization Shares prior to the completion of the transactions in Section 3.1(g), and Company Shareholders prior to the completion of the transactions in Section 3.1(o), as applicable, (subject to any amounts withheld pursuant to Section 5.2) and otherwise under the Arrangement that such Company Securityholder would have received pursuant to the Arrangement if such Company Securityholder had not exercised Dissent Rights.

6.2         The Company may assign to SPAC, and SPAC may assume, any or all of the Company’s obligations in respect of the Dissent Rights as part of or in connection with the Arrangement. For greater certainty, in addition to any other restrictions in the Interim Order, Section 6.1 and under Section 190 of the CBCA: (i) no beneficial holder of Company Pre-Recapitalization Shares shall be entitled to Dissent Rights in respect of such Company Pre-Recapitalization Shares in respect of the Arrangement; (ii) no holder of any Company Options shall be entitled to Dissent Rights in respect of any such Company Options; (iii) no holder of any Company Warrants shall be entitled to Dissent Rights in respect of any such Company Warrants; (iv) no holder of any Company Convertible Debentures

Annex B-18

shall be entitled to Dissent Rights in respect of any such Company Convertible Debentures; (v) no holder of any Company Shareholder Loans shall be entitled to Dissent Rights in respect of any such Company Shareholder Loans; and (vi) no person who has voted Company Pre-Recapitalization Shares, or instructed any proxyholder to vote such person’s Company Pre-Recapitalization Shares, in favour of the Company Arrangement Resolution shall be entitled to exercise Dissent Rights with respect to the Arrangement.

Article 7
AMENDMENTS

7.1         Subject to Sections 7.3 and 7.4, the Company, NewCo and SPAC may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company, NewCo and SPAC, each acting reasonably, (iii) be filed with the Court and, if made following the approval of the Company Arrangement Resolution, approved by the Court, and (iv) be communicated to the Affected Securityholders if and as required by the Court.

7.2         Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, NewCo or SPAC at any time prior to the approval of the Company Arrangement Resolution (provided that each of the other parties to the Business Combination Agreement will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the SPAC Shareholders Meeting or the Company Securityholders Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

7.3         Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the approval of the Company Arrangement Resolution will be effective only if (i) it is consented to in writing by each of the Company, NewCo and SPAC (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Affected Securityholders voting in the manner directed by the Court.

7.4         Any amendment, modification or supplement to this Plan of Arrangement may be made following the Closing Date by SPAC, provided that it concerns a matter which, in the reasonable opinion of SPAC, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

Article 8
FURTHER ASSURANCES

8.1         Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement, including those persons deemed to be party of the Arrangement under this Plan of Arrangement, will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further to document or evidence any of the transactions or events set out therein.

Article 9
U.S. TAX LAW MATTERS

9.1         For U.S. federal and applicable state and local income tax purposes, it is intended that (i) the SPAC Class B Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code (and any applicable state and local Tax provisions), (ii) the Amalgamation qualify as a “reorganization” withing the meaning of Section 368(a) of the Code (and any applicable state and local Tax provisions), and (iii) this Plan of Arrangement, together with the Business Combination Agreement of which it forms a part, be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (and any applicable state and local Tax provisions).

Annex B-19

Schedule A
Amendments to Company 2021 Convertible Debenture (upon exercise of De-Conversion Option)

PREMIER AMENDEMENT À LA DÉBENTURE CONVERTIBLE NO 2023-4

ATTENDU QU’en date du 24 novembre 2023, NorthStar Ciel & Terre Inc. (la « Société ») a émis une débenture convertible garantie No 2023-4 au montant de 6 433 398 $ (la « Débenture ») en faveur d’Investissement Québec (le « Détenteur ») en vertu d’une convention de souscription datée de la même date entre Ie Détenteur et la Société (la « Convention de souscription de 2023 »);

ATTENDU QUE le 16 avril 2026, la Société a signé un Accord de Regroupement d’entreprise le (« ARE ») avec Viking Acquisition Corp. I et Viking NS Amalgamation Corp. afin de procéder à des opérations en vertu desquelles, entre autres, la Société deviendrait ultimement une filiale détenue à 100% par une société publique (les « Opérations liées au SPAC »);

ATTENDU QUE les soussignés désirent modifier la Débenture afin (i) qu’elle ne soit plus convertible et (ii) de modifier certains engagements de la Société qui s’y trouvent, selon les termes et conditions prévus au présent premier amendement (le « Premier Amendement »);

ATTENDU QUE tous les termes des présentes qui débutent par une lettre majuscule sans y être définis ont le sens qui leur est attribué à la Débenture;

PAR CONSÉQUENT, les parties conviennent de ce qui suit :

1.       Le présent Premier Amendement prendra effet à la date correspondant à la plus tardive des deux dates suivantes : (i) la date de sa dernière signature par les parties et (ii) la Date de Clôture (tel que ce terme est défini dans le ARE) des Opérations liées au SPAC; pour fins de précision, dans l’éventualité où les Opérations liées au SPAC ne seraient pas complétées, le présent Premier Amendement ne prendra jamais effet.

2.       Le préambule des présentes en fait partie intégrante comme s’il y était récité au long.

3.       Toute disposition de la Débenture permettant, prévoyant ou régissant la conversion du Capital, de l’Intérêt PIK, de l’Intérêt en espèces ou de tout autre montant dû par la Société au Détenteur aux termes de la Débenture en actions, titres de la Société ou autres valeurs mobilières (incluant tout mécanisme, formule, avis, procédure ou délai de conversion) est supprimée intégralement, est réputée nulle et sans effet, et ne peut être exercée par le Détenteur. Pour plus de certitude, la Débenture, telle que modifiée par le présent Premier Amendement, constitue une débenture non convertible, et aucun droit de conversion ne subsiste, que ce droit soit prévu expressément ou implicitement.

4.       Sans limiter la portée de l’article 3 et les ajustements effectués à la Débenture en lien avec cet article, les articles 13, 15, 16, 17 et 18 de la Débenture sont par la présente supprimés en entièreté.

5.       Les paragraphes 19.2, 19.3 et 19.4 sont modifiés afin que la mention suivante soit inscrite au tout début de chacun de ces paragraphes :

“as long as the Holder detains at least 100,000 common shares of the Corporation, […]”

6.       Les paragraphes 19.6, 19.9, 20.2, 20.3, 20.6, 20.7, 20.8, 20.9, 20.10, 20.12, 20.13, 20.14, 20.15, 20.18, 20.19, 20.21, 20.22 et 20.24 de la Débenture sont par la présente supprimés en entièreté.

7.       Le paragraphe 19.7 est supprimé et remplacé par ce qui suit :

“notify the Holder annually of any application for registration or registration of the IP Assets with a governmental authority in Canada or the United States”

Annex B-20

8.       Le paragraphe 20.6 est supprimé et remplacé par ce qui suit :

“authorize any merger, amalgamation, arrangement, consolidation, recapitalization, or similar business combination or reorganization involving the Corporation that would, directly or indirectly (including through a series of related transactions), (i) result in the disposition or transfer of all or substantially all of the Corporation’s assets other than in the ordinary course of business, or (ii) cause, or be reasonably expected to cause, the Corporation to become insolvent, unable to pay its debts as they become due, or to have liabilities exceeding the fair value of its assets”

9.       Le paragraphe 20.16 est supprimé et remplacé par ce qui suit :

“authorize the creation, assumption or incurrence of indebtedness that would cause the Corporation, on a consolidated basis, to incur more than three times its trailing twelve months net debt/EBITDA ratio, (i) calculated in accordance with the Corporation’s latest financial statements, as of the date such indebtedness is created, assumed or incurred and (ii) excluding from the numerator any indebtedness then outstanding from any entity that is affiliated in any way with a provincial or federal government”

10.     Les soussignés confirment que la Débenture, telle qu’amendée par ce Premier Amendement, constitue, avec la Convention de souscription de 2023, la totalité et l’intégralité de l’entente intervenue entre les parties quant à l’objet de celles-ci et que toutes les autres dispositions de la Débenture demeurent inchangées et pleinement en vigueur, le tout avec les ajustements nécessaires.

11.     Le présent Premier Amendement est régi par les lois de la province de Québec et celles du Canada.

[Signatures sur page suivante]

Annex B-21

EN FOI DE QUOI, les parties ont signé ce Premier Amendement en date du 16 juin 2026.

	INVESTISSEMENT QUÉBEC			NORTHSTAR CIEL & TERRE INC.
par :			par :
	Nom:	Mathieu Bélanger		Stewart Bain, Président
	Titre:	Directeur principal,
Investissement spécialisé

Page signature — Investissement et NorthStar Ciel & Terre inc. —

Premier Amendement à la Débenture Convertible No. 2023-4

Annex B-22

Schedule B
Amendments to Specified Company 2023 Convertible Debenture (upon exercise of De-Conversion Option)

Second AMENDEMENT À LA DÉBENTURE CONVERTIBLE NO 2021-1

ATTENDU QU’en date du 26 juillet 2021, NorthStar Ciel & Terre Inc. (la « Société ») a émis une débenture convertible garantie No 2021-1 au montant de 6 000 000 $, telle qu’amendée par un Premier Amendement le 23 décembre 2022 (la « Débenture ») en faveur d’Investissement Québec (le « Détenteur ») en vertu d’une convention de souscription datée de la même date entre Ie Détenteur et la Société (la « Convention de souscription de 2021 »);

ATTENDU QUE le 16 avril 2026, la Société a signé un Accord de Regroupement d’entreprise (« ARE ») avec Viking Acquisition Corp. I et Viking NS Amalgamation Corp. afin de procéder à des opérations en vertu desquelles, entre autres, la Société deviendrait ultimement une filiale détenue à 100% par une société publique (les « Opérations liées au SPAC »);

ATTENDU QUE dans le processus des Opérations liées au SPAC, la Société convertira une partie des débentures convertibles qu’elle a émise en équité (la « Conversion »), le tout en vertu d’un plan d’arrangement;

ATTENDU QUE dans le cadre de la Conversion, le Détenteur désire convertir une partie du Capital de la Débenture, soit 5 millions de dollars en équité selon les modalités prévues dans le plan d’arrangement;

ATTENDU QU’en ce qui concerne la partie de la Débenture qui n’est pas soumise à la Conversion et qui restera due, les parties désirent amender la Débenture afin qu’elle ne soit plus convertible et modifier certains engagements de la Société qui s’y trouvent, selon les termes et conditions prévus au présent second amendement (le « Second Amendement »);

ATTENDU QUE tous les termes des présentes qui débutent par une lettre majuscule sans y être définis ont le sens qui leur est attribué à la Débenture;

PAR CONSÉQUENT, les parties conviennent de ce qui suit :

1.       Le présent Second Amendement prendra effet à la date correspondant à la plus tardive des deux dates suivantes : (i) la date de sa dernière signature par les parties et (ii) la Date de Clôture (tel que ce terme est défini dans le ARE) des Opérations liées au SPAC; pour fins de précision, dans l’éventualité où les Opérations liées au SPAC ne seraient pas complétées, le présent Second Amendement ne prendra jamais effet.

2.       Le préambule des présentes en fait partie intégrante comme s’il y était récité au long.

3.       Le paragraphe 1.1 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“Northstar Earth & Space Inc. (“Corporation”) hereby acknowledges itself indebted to and unconditionally promises to pay to Investissement Québec or its assignee (“Holder”) in lawful money of Canada, at the registered office of the Holder or at any other place that may be communicated in writing, from time to time, by the Holder to the Corporation the sum of $3,004,115 (“Principal”) with applicable interest and fees”

4.       Le paragraphe 3.1 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“The Principal shall bear interest at the rate of six percent (6%) per year accruing on a daily basis as of ___________________ (“Accrued Interest”)”

5.       Le paragraphe 3.2 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“The Accrued Interest shall be calculated yearly on the last day of each calendar year and shall itself bear interest at the rate of six percent (6%) per year accruing on a daily basis and calculated and compounded yearly (“Compound Interest”) as of _____________________.”

Annex B-23

6.       Le paragraphe 3.3 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“The Accrued Interest and the Compound Interest shall be capitalized for the period starting as of _____________________ and ending on July 26, 2031”

7.       Le paragraphe 4.1 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“Unless fully prepaid or repaid in accordance with Sections 5 or 11, as applicable, the remaining Principal, Accrued Interest and Compound Interest shall be payable monthly by the Corporation to the Holder. Beginning as of December 23, 2027, forty-four (44) equal and consecutive payments will be payable by the Corporation to the Holder. All or any part of the Principal may otherwise become due in accordance with the provisions of this Debenture”

8.       Le paragraphe 5.3 de la Débenture est supprimé dans son entièreté.

9.       Toute disposition de la Débenture permettant, prévoyant ou régissant la conversion du Capital, de l’Intérêt couru, de l’Intérêt composé ou de tout autre montant dû par la Société au Détenteur aux termes de la Débenture en actions, titres de la Société ou autres valeurs mobilières (incluant tout mécanisme, formule, avis, procédure ou délai de conversion) est supprimée intégralement, est réputée nulle et sans effet, et ne peut être exercée par le Détenteur. Pour plus de certitude, la Débenture, telle que modifiée par le présent Second amendement, constitue une débenture non convertible, et aucun droit de conversion ne subsiste, que ce droit soit prévu expressément ou implicitement.

10.     Sans limiter la portée de l’article 9 et les ajustements effectués à la Débenture en lien avec cet article, les articles 11, 12, 13, 14, 15 et 16 de la Débenture sont par la présente supprimés.

11.     Les paragraphes 17.1, 17.2, 17.5, 17.9, 17.10, 17.11, 17.14, 17.17, 17.20 et 17.22 de la Débenture sont par la présente supprimés en entièreté.

12.      Le paragraphe 17.8 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“As long as the Holder detains at least 100,000 common shares of the Corporation, maintain its head office, its main establishment, its place of strategic decisions for the activities of the Corporation, as well as the essential of its assets, in the Province of Québec”

13.      Le paragraphe 17.13 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“As soon as practicable after it shall become aware of the same, give notice to the Holder of any Event of Default, or the occurrence or non-occurrence of any event which constitutes, or which with the passage of time or giving of notice or both would constitute a material default under any other debt of the Corporation, giving the details thereof and specifying the action proposed to be taken with respect thereto”

14.      Le paragraphe 17.15 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“Immediately upon becoming aware thereof, (i) promptly give notice to the Holder of any litigation, proceeding or dispute in excess of $500,000.00 (including labour dispute), threatened or commenced against the Holder, (ii) advise the Holder of the extent to which any such adverse determination is covered by insurance, (iii) provide all reasonable information requested by the Holder concerning the status of any such litigation, proceeding or dispute, and (iv) diligently defend such action or use commercially reasonable efforts to bring about a reasonable and favourable resolution or disposition of the litigation, proceeding or dispute”

Annex B-24

15.      Le paragraphe 17.21 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“Sign non-competition, non-solicitation, confidentiality and intellectual property assignment agreements with future employees that are appropriate and proportionate to their role and to the nature of the information and relationships they will access”

16.      Le paragraphe 19.2 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“Act in such a way as to intentionally exclude Quebec technology and manufacturing suppliers. Consequently, during supplier selection processes for a component where there is competition between the Corporation’s principal contractor and a Quebec supplier for the supply of such component:

(i)     the evaluation of submissions involving Quebec suppliers shall be conducted jointly between the Corporation and its principal contractor in a request for submissions; and

(ii)    the principal contractor shall provide the Corporation with its final submission prior to receiving a competing submission involving Quebec suppliers.”

17.      Les paragraphes 19.3, 19.4, 19.7, 19.9, 19.13 et 19.14 de la Débenture sont par la présente supprimés en entièreté.

18.      Le paragraphe 19.5 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“Create, incur, assume or suffer to exist any Lien upon the property which secures the Debenture”

19.      Le paragraphe 19.6 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“Authorize the creation, assumption or incurrence of indebtedness that would cause the Corporation, on a consolidated basis, to incur more than three times its trailing twelve months net debt/EBITDA ratio, (i) calculated in accordance with the Corporation’s latest financial statements, as of the date such indebtedness is created, assumed or incurred and (ii) excluding from the numerator any indebtedness then outstanding from any entity that is affiliated in any way with a provincial or federal government”

20.      Le paragraphe 19.8 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“As long as the Holder detains at least 100,000 common shares of the Corporation, change its registered office, main establishment, place of strategic decision or jurisdiction of incorporation, or have any place of business or keep or store any material tangible property outside of the Province of Québec, Canada”

21.      Le paragraphe 19.10 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“Authorize any merger, amalgamation, arrangement, consolidation, recapitalization, or similar business combination or reorganization involving the Corporation that would, directly or indirectly (including through a series of related transactions), (i) result in the disposition or transfer of all or substantially all of the Corporation’s assets other than in the ordinary course of business, or (ii) cause, or be reasonably expected to cause, the Corporation to become insolvent, unable to pay its debts as they become due, or to have liabilities exceeding the fair value of its assets”

Annex B-25

22.      Le paragraphe 19.15 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“Authorize any related party transactions between the Corporation and any shareholder of the Corporation (or affiliate of any such shareholder) or between the Corporation and any member of the Corporation’s executive management (or an affiliate thereof)”

23.      Le paragraphe 19.16 de la Débenture est supprimé dans son entièreté et est remplacé par ce qui suit :

“Allow (i) any amendments to its or any of its subsidiaries’ constating documents or by-laws; or (ii) any amendments to, or grant any waivers in respect of other material agreements or any guarantee or security in respect thereof in a manner materially adverse to the Holder’s interests hereunder, under the subscription agreement between the Holder and the Corporation dated September 11st, 2018 or under the Subscription Agreement.”

24.     Les soussignés confirment que la Débenture, telle qu’amendée par ce Second Amendement, constitue, avec le Premier Amendement et la Convention de souscription de 2021, la totalité et l’intégralité de l’entente intervenue entre les parties quant à l’objet de celles-ci et que toutes les autres dispositions de la Débenture demeurent inchangées et pleinement en vigueur, le tout avec les ajustements nécessaires, y compris la Lettre de tolérance émise par le Détenteur le 7 janvier 2025 et signée par la Société le 8 janvier 2025. Par les présentes, la Convention de souscription 2021 est amendée afin de refléter les modifications à la Débenture en vertu de ce Second Amendement, mutatis mutandi.

25.     Le présent Second Amendement est régi par les lois de la province de Québec et celles du Canada.

[Signatures sur page suivante]

Annex B-26

EN FOI DE QUOI, les parties ont signé ce Second Amendement en date du 16 juin 2026.

	INVESTISSEMENT QUÉBEC			NORTHSTAR CIEL & TERRE INC.
par :			par :
	Nom:	Mathieu Bélanger		Stewart Bain, Président
	Titre:	Directeur principal,
Investissement spécialisé

Page signature — Investissement et NorthStar Ciel & Terre inc. —

Premier Amendement à la Débenture Convertible No. 2023-4

Annex B-27

Schedule C
Amendments to the Company Converting Debentures (Common)

1.    Section 11.1 of the Company Converting Debentures (Common) shall be amended by adding each of the words in underlined text, in each case, as applicable, in the place where such words appear below (provided that for the purposes of the Company 2021 Convertible Debenture any reference to the term “Due Date” below shall be deemed to be references to the term “Expiry Date”):

11.1. If at any time after the date hereof and on or prior to the Due Date, the Corporation consummates a Qualified Financing or a Qualified Combination Transaction while this Debenture remains outstanding in whole or in part, upon and subject to the terms and conditions of this Debenture, the Holder shall have the right (“Conversion Right”), for no additional consideration, at its option, to convert all or part of the Principal, the Compound Interest and the Accrued Interest outstanding under the Debenture (“Converted Amount”), into such number of fully-paid and non-assessable Conversion Shares (a) in the event of a Qualified Financing, at their lowest subscription price per share less a 25 % discount, or (b), in the event of a Qualified Combination Transaction, at a price per share equal to the fair market value of such Conversion Share, as determined by the Corporation less a 25 % discount (in each case, the “Conversion Price”). Upon the exercise of the Conversion Right, the Holder shall be entitled to receive such number of Conversion Shares as determined by dividing the Converted Amount by the Conversion Price.

2.    Schedule A of the Company Converting Debentures (Common) shall be amended by deleting the definition of “Qualified Financing Shares” in its entirety and inserting, in appropriate alphabetical order, the following additional defined terms:

“Conversion Shares” means (a) in the event of a Qualified Financing, such class or series of shares that are issued by the Corporation in connection with a Qualified Financing other than as a result of the exercise of an option, a warrant or a conversion right, or (b) in the event of a Qualified Combination Transaction, ordinary shares of the Corporation.

“Qualified Combination Transaction” means the entering into of a business combination agreement that, as part of a series of transactions, results in the Corporation (or any successor or parent company thereto) being listed and posted for trading on the New York Stock Exchange, the Toronto Stock Exchange or such other stock exchange as may be approved by board of directors of the Corporation.

3.    Each reference in the Company Converting Debentures (Common) to the term “Qualified Financing Shares” shall be replaced with the term “Conversion Shares”.

4.    The amendments to the Company Converting Debentures (Common) contained herein shall take effect as of the date and time specified in the Plan of Arrangement and on and after such time any reference to “Debenture” in the Company Converting Debentures (Common) and in any other agreements, exhibits or schedules thereto will mean the Company Converting Debentures (Common) as amended by this Plan of Arrangement. Except as specifically amended by the Plan of Arrangement, there are no other amendments and all other provisions of the Company Converting Debentures (Common) remain in full force and effect. In the event there is any conflict or inconsistency between the Plan of Arrangement and the Company Converting Debentures (Common), the provisions of the Plan of Arrangement shall prevail.

Annex B-28

Schedule D
New NorthStar Share Terms

The rights, privileges, restrictions and conditions attaching to the shares of NorthStar Earth & Space Enterprises, Inc. Entreprises NorthStar Ciel & Terre, Inc. (the “Corporation”) are as follows:

COMMON SHARES

1.    Voting

(a)  The holders of the Common Shares are entitled to receive notice of, attend and vote (in person or by proxy) at all meetings of the shareholders of the Corporation except where holders of another class or series are entitled to vote separately as a class or series, as provided in the Canada Business Corporations Act (the “Act”), applicable securities laws or the rules of any applicable stock exchange.

(b)  Each Common Share entitles the holder to one (1) vote at all meetings of shareholders of Common Shares of the Corporation provided that such holder is a holder of Common Shares as of the record date for such meeting.

2.    Dividends

Subject to the rights of the holders of any other class of shares ranking senior to the Common Shares, the holders of the Common Shares are entitled to such dividends as the directors of the Corporation may declare from time to time on the Common Shares, in their absolute discretion, in accordance with applicable law. Any such dividends are payable by the Corporation as and when determined by the directors of the Corporation, in their absolute discretion. The directors may also determine whether any such dividend is payable in money or property or by issuing fully paid shares of the Corporation.

3.    Liquidation and Dissolution

In the event of the liquidation, dissolution or winding-up of the Corporation, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of any other class of shares ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the Corporation.

PREFERRED SHARES

1.    Issuable in Series

(a)  The Preferred Shares may be issued at any time or from time to time in one or more series. Subject to these share conditions, the directors are authorized to fix the number of shares in each series of Preferred Shares and to determine the designation, rights, privileges, restrictions and conditions attaching to each series of the Preferred Shares which may include, without limitation:

(i)       the consideration for which such series of Preferred Shares are to be issued;

(ii)      the rate, amount, method of calculation and payment of any dividends, whether cumulative or non-cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

(iii)     voting rights, if any;

(iv)     any rights upon a dissolution, liquidation or winding-up of the Corporation or upon any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs;

(v)      any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;

(vi)     any rights of conversion, exchange or reclassification and the terms and conditions of any such rights, if applicable; and

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(vii)    any other rights, privileges, restrictions and conditions, not inconsistent with these share provisions, attaching to such series of Preferred Shares.

(b)  No rights, privileges, restrictions or conditions attached to any series of Preferred Shares shall confer upon the shares of such series a priority in respect of dividends or distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation over the shares of any other series of Preferred Shares. The Preferred Shares of each series shall, with respect to the right to payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Corporation, rank: (i) on a parity with the shares of every other series; and (ii) senior to the Common Shares and the shares of any other class ranking junior to the Preferred Shares.

2.    Non-Voting

(a)  Subject to the rights attaching to a particular series of Preferred shares, the holders of Preferred Shares are not entitled to receive notice of, attend or vote at meetings of shareholders of the Corporation, and the Preferred Shares carry no voting rights, except as otherwise provided in the Act, applicable securities laws or the rules of any applicable stock exchange.

(b)  The holders of Preferred Shares are not entitled to vote separately as a class or as a series on any proposal to amend the articles of the Corporation to:

(i)       increase or decrease the maximum number of authorized shares of such class or series or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series;

(ii)      effect an exchange, reclassification or cancellation of all or part of the shares of such class or series; or

(iii)     create a new class of shares equal or superior to the shares of such class or series.

3.    Dividends

Subject to the rights of the holders of any other class of shares ranking senior to the Preferred Shares, the holders of the Preferred Shares are entitled to such dividends as the directors of the Corporation may declare from time to time on the Preferred Shares, in their absolute discretion, in accordance with applicable law. Any such dividends are payable by the Corporation as and when determined by the directors of the Corporation, in their absolute discretion. The directors may also determine whether any such dividend is payable in money or property or by issuing fully paid shares of the Corporation.

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Annex C

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2026, is made and entered into by and among [    ], a corporation existing under the Canadian Business Corporations Act (formerly known as Viking Acquisition Corp. I, a Cayman Islands exempted corporation) (the “Company”), Viking Acquisition Sponsor I, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder,” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company, Viking NS Amalgamation Corp.,, a corporation existing under the Canadian Business Corporations Act and a wholly-owned subsidiary of the Company, and NorthStar Earth and Space Inc., a corporation existing under the Canadian Business Corporations Act (“NorthStar”), have entered into that certain Business Combination Agreement, dated as of April 16, 2026 (as amended or supplemented from time to time, the “Business Combination Agreement,” and the transactions contemplated thereby, the “Business Combination”);

WHEREAS, pursuant to the transactions contemplated by the Business Combination Agreement, the Company continued from the Cayman Islands to Canada, and all issued and outstanding share of NorthStar (other than those in respect of which dissent rights have been duly exercised under applicable law) were exchanged for Class A common shares, no par value per share, of the Company (the “Common Shares”) and, as a result, the Sponsor and the Holders hold (i) Common Shares and/or (ii) warrants to purchase Common Shares at an exercise price of $11.50 per share, subject to adjustment (the “Warrants”);

WHEREAS, the Company, the Sponsor, Cohen & Company Capital Markets, a division of Cohen and Company Securities, LLC, and the other undersigned parties listed under holders on the signature page thereto, entered into that certain Registration Rights Agreement, dated as of October 30, 2025 (the “Original RRA”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders of at least a majority in interest of the “Registrable Securities” (as such term is defined in the Original RRA) at the time in question; and

WHEREAS, the Company, the Sponsor and the Representatives desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below), on the terms and conditions set forth in this Agreement, and terminate the Original RRA.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1

DEFINITIONS

1.1 Definitions. The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (a) would be required to be made in any Registration Statement or prospectus in order for the applicable Registration Statement or prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

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“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, QIB or Institutional Accredited Investor, bought deal, over-night deal or similar transaction that does not include “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Montreal, Quebec are authorized or required by law to close.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Shares” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall have the meaning given in subsection 2.2.1.

“Effectiveness Period” is defined in Section 3.1.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1” means a Registration Statement on Form F-1.

“Form F-3” means a Registration Statement on Form F-3 or any similar short-form registration that may be available at such time.

“Holder” and “Holders” shall have the meaning given in the Preamble.

“Institutional Accredited Investor” means an institutional “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

“Joinder” shall have the meaning given in Section 6.2.

“Maximum Number of Securities” shall have the meaning given in Section 2.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or prospectus, or necessary to make the statements in a Registration Statement or (in the case of a prospectus, prospectus in the light of the circumstances under which they were made) not misleading.

“NorthStar” shall have the meaning given in the Recitals hereto.

“NorthStar Holders” shall mean the Holders who are securityholders of NorthStar immediately prior to the closing of the Business Combination and their respective Permitted Transferees.

“Original Holders” shall mean the Sponsor, each other Holder who was also a “Holder” under the Original RRA, and their respective Permitted Transferees.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.5.

“Permitted Transferees” shall mean (a) the members of a Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (b) any trust for the direct or indirect benefit of a Holder or the immediate family of a Holder, (c) if a Holder is a trust, to the trustor or beneficiary of such

Annex C-2

trust or to the estate of a beneficiary of such trust, (d) any officer, director, general partner, limited partner, shareholder, member, or owner of similar equity interests in a Holder or (e) any affiliate of a Holder or the immediate family of such affiliate.

“Piggyback Registration” shall have the meaning given in subsection 2.4.1.

“Pro Rata” shall have the meaning given in Section 2.3.

“QIB” shall mean a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Registrable Securities” shall mean (a) all Common Shares held by the Original Holders as of immediately following the closing of the Business Combination, (b) all Warrants held by the Original Holders as of immediately following the closing of the Business Combination, (c) all Common Shares issuable upon the exercise of any Warrants referred to in clause (b), (d) all Common Shares to be issued upon the conversion of the SPAC Earnout Shares (as such term is defined in the Business Combination Agreement), (e) [reserved], and (f) any equity securities of the Company or subsidiary of the Company that may be issued or distributed or be issuable with respect to the securities referred to in any of clauses (a) through (e) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by any Holder; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) the third anniversary of this Agreement occurs; (v) such securities may be sold without registration pursuant to Rule 144 under the Securities Act (but without the requirement to comply with any limitations); or (vi) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Shares or other Registrable Securities are then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration in the applicable Registration or the Requesting Holder initiating an Underwritten Takedown, which fees and expenses for each Demand Registration or Underwritten Takedown shall not exceed $50,000 without the Company’s prior written consent.

“Registration Statement” shall mean any registration statement filed by the Company that covers the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

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“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean a Resale Shelf Registration Statement or any Subsequent Shelf Registration, as the case may be.

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration” shall have the meaning given in subsection 2.1.1.

“Transfer” shall mean, with respect to any security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Transfer Agent” shall have the meaning given in Section 2.7.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented, that is a fully marketed underwritten offering that requires Company management to participate in “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to a Shelf, as amended or supplemented, that requires the issuance of a “comfort letter” by the Company’s auditors and the issuance of legal opinions by the Company’s legal counsel.

“Warrants” shall have the meaning given in the Preamble.

Article 2

REGISTRATIONS

2.1 Resale Shelf Registration Rights.

2.1.1 Registration Statement Covering Resale of Registrable Securities.

(a) Subject to compliance by the Holders with subsection 3.3, the Company shall prepare and file or cause to be prepared and filed with the Commission, as soon as practicable (and in any event within thirty (30) calendar days) following the Closing Date (the “Filing Deadline”), a Registration Statement on Form F-3 or similar short form registration statement that may be available at such time or its successor form, or, if the Company is ineligible to use Form F-3, a Registration Statement on Form F-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time pursuant to any method or combination of methods legally available to, and requested by, the Holders of all of the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing) that are not then covered by an effective resale registration statement (the “Resale Shelf Registration Statement”). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in any event no later than the earlier of (i) ninety (90) calendar days (or one hundred twenty (120) calendar days if the Commission notifies the Company that it will “review” the Registration Statement) after the Closing Date and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further

Annex C-4

review (such deadline the “Effectiveness Deadline”), provided, that if the Filing Deadline or Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline or Effectiveness Deadline, as the case may be, shall be extended to the next Business Day on which the Commission is open for business, and, once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event that the Company files a Form F-1 pursuant to this Section 2.1, the Company shall use commercially reasonable efforts to convert the Form F-1 to a Form F-3 as soon as practicable after the Company is eligible to use Form F-3 and have the Resale Shelf Registration Statement on Form F-3 declared effective as promptly as practicable.

(b) If any Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to subsection 3.3, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a resale registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Resale Shelf Registration Statement (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act during the Effectiveness Period. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.2 Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3 Amendments and Supplements. Subject to the provisions of subsection 2.1.1, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to any Shelf and prospectus used in connection therewith as may be necessary to keep the Shelf effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Shelf is filed on Form F-3 and thereafter the Company becomes ineligible to use Form F-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its reasonable best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form F-3 and have such replacement Shelf declared effective as promptly as practicable and to cause such replacement Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf is available or, if not available, that another Shelf is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form F-3, the Company shall cause such replacement Shelf to be amended, or shall file a new replacement Shelf, such that the Shelf is once again on Form F-3.

Annex C-5

2.1.4 Notice of Certain Events. The Company shall promptly notify the Holders in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, any Shelf required to be prepared and filed hereunder (or prospectus relating thereto). The Company shall promptly notify each Holder in writing of the filing of any Shelf or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Shelf and the effectiveness of any post-effective amendment.

2.1.5 Underwritten Takedown. If an effective Shelf is on file with the Commission and the Company shall receive a request from the Holders of Registrable Securities included in such Shelf with an estimated market value of at least $10,000,000 that the Company effect an Underwritten Takedown of all or any portion of the requesting Holders’ Registrable Securities, then the Company shall promptly give notice of such requested Underwritten Takedown at least three (3) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Underwritten Takedown to the other Holders of Registrable Securities included in such Shelf and thereupon shall use commercially reasonable efforts to effect, as expeditiously as practicable, the offering in such Underwritten Takedown of:

(a) subject to the restrictions set forth in Section 2.3, all Registrable Securities included in such Shelf for which the requesting Holder(s) has requested such offering under this subsection 2.1.5, and

(b) subject to the restrictions set forth in Section 2.3, all other Registrable Securities included in such Shelf that any Holders have requested the Company to offer by request received by the Company within one (1) Business Day after such Holders receive the Company’s notice of the Underwritten Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

Promptly after the expiration of the one (1) Business Day-period referred to in subsection 2.1.5(b), the Company will notify all selling Holders of Registrable Securities included in such Shelf of the identities of the other selling Holders in the Underwritten Takedown and the number of shares of Registrable Securities requested to be included therein.

The Company shall only be required to effectuate one Underwritten Takedown pursuant to this Agreement within any six-month period and not more than five (5) times in the aggregate.

2.1.6 Withdrawal. Holders of majority-in-interest of the Registrable Securities included in an Underwritten Takedown may elect to withdraw from such Underwritten Takedown by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the public announcement of such Underwritten Takedown, in which case, such withdrawn Underwritten Takedown will count as an Underwritten Takedown for the purposes of subsection 2.1.5(d) unless the withdrawing Holders reimburse the Company for all Registration Expenses with respect to such Underwritten Takedown; provided, however, that if at the time of such withdrawal, the withdrawing Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the withdrawing Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to subsection 2.1.5(d). Following the receipt of a notice of withdrawal, the Company shall promptly forward such notice to any other Holders that had elected to participate in such Underwritten Takedown. The Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Takedown prior to its withdrawal under this subsection 2.1.6, other than if a Holder elects to pay such Registration Expenses pursuant to this subsection 2.1.6.

2.1.7 Selection of Underwriters. In connection with an Underwritten Takedown, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the prior reasonable approval by the initially requesting Holder(s) (which approval shall not be unreasonably withheld, conditioned or delayed). The Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc. No Holder participating in an Underwritten Takedown shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements

Annex C-6

regarding such Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to compliance with Section 3.4 hereof, if there is not an effective Shelf available for the resale for the Registrable Securities pursuant to Section 2.1, at any time and from time to time on or after the date that is 180 days from the consummation of the Business Combination, the Holders who hold at least a majority in interest of the then-outstanding number of Registrable Securities held by any of (i) the Northstar Holders, collectively, or (ii) the Original Holders, collectively (as applicable, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within five (5) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use its commercially reasonable efforts to effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated pursuant to this Agreement to take any action to effect: (1) any such Demand Registration by Holders of Registrable Securities with an estimated market value of less than $10,000,000, (2) more than one (1) Demand Registration during any six-month period, (3) more than two (2) Demand Registrations in total pursuant to this Section 2.2.1 for any of the NorthStar Holders or the Original Holders, or (4) any Demand Registration at any time there is an effective Shelf on file with the Commission pursuant to Section 2.1.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) Business Days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3 Underwritten Demand Registration. If a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Demand Registration, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such underwriting by the Company (which shall consist of one or more reputable nationally recognized investment banks), subject to the prior reasonable approval by the Demanding Holder(s) (which approval shall not be unreasonably withheld, conditioned or delayed). The parties agree that, in order to be effected, any Underwritten Demand Registration must result in aggregate gross proceeds to the selling Holders of at least $10,000,000.

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2.2.4 Withdrawal. A majority-in-interest of the Demanding Holders may elect to withdraw from such Demand Registration by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration, in which case, such withdrawn Demand Registration will count as a Demand Registration for the purposes of subsection 2.2.1 unless the withdrawing Holders reimburse the Company for all Registration Expenses with respect to such Demand Registration; provided, however, that if at the time of such withdrawal, the withdrawing Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the withdrawing Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to subsection 2.2.1. Following the receipt of a notice of withdrawal, the Company shall promptly forward such notice to any other Holders that had elected to participate in such Demand Registration. The Company shall be responsible for the Registration Expenses incurred in connection with a Demand Registration prior to its withdrawal under this subsection 2.2.4, other than if a Holder elects to pay such Registration Expenses pursuant to this subsection 2.2.4.

2.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration conducted pursuant to this Agreement advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that, in such Underwriters’ opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other securities of the Company that the Company desires to sell and the Common Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the securities of the Company that the Company desires to sell for its own account; and (c) any securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons as to which “piggyback” registration has been requested by the holders thereof that can be sold without exceeding the Maximum Number of Securities.

2.4 Piggyback Registration.

2.4.1 Piggyback Rights. If, at any time, subject to compliance by the Holders with Section 3.3, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for equityholders of the Company for their account (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.2 hereof (subject to Section 2.3)), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, or (e) for a corporate reorganization or transaction under Rule 145 of the Securities Act, then the Company shall give written notice of such proposed filing to all of the Holders as soon as practicable but not less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders the opportunity to register the sale of such number of Registrable Securities as such holders may request in writing within three (3) Business Days after receipt of such written notice (a “Piggyback Registration”). The Company shall cause such Registrable Securities to be included in such Registration and shall use its commercially reasonable efforts to

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cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders proposing to distribute their securities through a Piggyback Registration shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.

2.4.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in such Underwriters’ opinion, the dollar amount or number of securities of the Company that the Company desires to sell for its own account, taken together with securities of the Company, if any, as to which Registration has been demanded pursuant to written contractual arrangements with persons other than the Holders hereunder, and the Registrable Securities as to which Registration has been requested pursuant to this Section 2.4, exceeds the Maximum Number of Securities, then the Company shall include in any such Registration:

(a) If the Registration is undertaken for the Company’s account: (i) first, the securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities as to which Registration has been requested pursuant to the terms of this Agreement which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual piggyback registration rights with such persons, other than pursuant to this Agreement, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is undertaken as a demand pursuant to contractual rights with the Company other than this Agreement: (i) first, the securities of the Company for the account of the persons entitled to such contractual rights making such demand that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to the terms of this Agreement that can be sold without exceeding the Maximum Number of Securities, Pro Rata; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the securities of the Company that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the securities of the Company for the account of any other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.4.3 Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration, if such offering is pursuant to a Demand Registration, or prior to the public announcement of the offering, if such offering is pursuant to an Underwritten Takedown or similar transaction. The Company (whether on its own determination or as the result of a withdrawal by persons pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.4.3.

2.4.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.4 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof; provided, however that the Representatives are only entitled to piggyback registration rights for a period of three (3) years following the commencement of sales of units in the Company’s initial public offering.

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2.5 Block Trades; Other Coordinated Offerings.

2.5.1 Notwithstanding any other provision of this Article 2, at any time and from time to time when an effective Shelf is on file with the Commission, if one or more Holders wish to engage in (a) a Block Trade or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of at least $10,000,000, then such Holder(s) only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Holder(s) representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.5.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Holder(s) initiating such Block Trade or Other Coordinated Offering shall have the right to submit a written notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering.

2.5.3 The Holder(s) in a Block Trade or Other Coordinated Offering shall have the right to select the underwriter(s) and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.5.4 Each of (a) the NorthStar Holders and (b) the Original Holders may collectively demand not more than two (2) Block Trades or Other Coordinated Offerings in the aggregate pursuant to this Section 2.5 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effecting pursuant to this Section 2.5 shall not be counted as a Demand Registration.

2.6 Lock-Up. The Company agrees and shall cause each director and officer (that makes filings pursuant to Section 16 of the Exchange Act) of the Company, along with any affiliated trust holding securities controlled by or for the benefit of such directors and officers or any other entity holding equity interests of the Company over which any such director or officer exercises dispositive control with respect to such equity securities of the Company, to agree, that, in connection with each sale of Registrable Securities pursuant to Section 2.1 or Section 2.2 conducted as an Underwritten Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the Underwriter(s) of such offering(s) restricting such applicable person’s or trust’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final prospectus relating to such offering and ending on the date specified by the Underwriter(s) (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Holders, the Company and the Underwriter(s) and shall include customary exclusions from the restrictions on Transfer set forth therein.

2.7 Legends. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 2.7, if requested by the Holder, the Company shall cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within one (1) trading day of any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive

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legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within one (1) trading day of any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

Article 3
COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable:

3.1.1 use commercially reasonable efforts to prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and use commercially reasonable efforts to keep it effective during the Effectiveness Period;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the prospectus, as may be reasonably requested by any Holder that holds at least 5% of the Registrable Securities included in such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until such time as there are no longer any Registrable Securities (the “Effectiveness Period”);

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge, to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, however, that if any such Registration Statement is determined by the Company to contain material non-public information, the Company may satisfy this Section 3.1.3 by providing the information under the caption “Selling Securityholders” (or similar section) applicable to such Holder;

3.1.4 prior to any public offering of Registrable Securities, use commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each Holder of Registrable Securities included in such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

3.1.8 advise each Holder of such Registrable Securities, promptly after it shall receive written notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or prospectus or any amendment or supplement to such Registration Statement or prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each Holder of such Registrable Securities or its counsel; provided, however, that if such Registration Statement is determined by the Company to contain material non-public information, the Company may satisfy this Section 3.1.9 by providing the information under the caption “Selling Securityholders” (or similar section) applicable to such Holder;

3.1.10 comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters or other financial institutions facilitating any Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated offering, or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;

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3.1.15 with respect to an Underwritten Offering, if the Registration involves the Registration of Registrable Securities with an aggregate offering price (before deduction of underwriting discounts) in excess of $25,000,000, use commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering, Block Trade, or Other Coordinated Offering that is registered pursuant to a Registration Statement.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with any requested information in connection with an Underwritten Offering, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering, Block Trade or Other Coordinated Offering of equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Information. The Holders shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

3.5 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) calendar days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.5. The Company shall not delay the filing or effectiveness of, or suspend use of, a Registration Statement or prospectus for a period of more than sixty (60) calendar days in any 12-month period.

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Article 4
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder and each of their respective affiliates and each of their respective officers, employees, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, damages, liabilities and reasonable expenses (including reasonable outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.1.2 In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein or is based on any selling Holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3 Any person or entity entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5 If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article 5
REPORTING OBLIGATIONS

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Holders may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article 6
MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the parties as follows:

If to the Company:

[    ]
384 Rue Saint-Jacques #300
Montreal, Quebec H2Y 1S1
Attention: Stewart Bain; Beth Michelson
E-mail: stewart@northstar-data.com; beth.michelson@northstar-data.com

Annex C-15

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Ave
New York, NY 10017
Attention: Adam Namoury; Thomas Martin
Email: Adam.Namoury@gtlaw.com; Thomas.Martin@gtlaw.com

If to the Sponsor:

Viking Acquisition Sponsor I, LLC
900 Third Avenue, 10th Floor
New York, NY, 10022
Attention: [    ]
Email: [ ]

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
901 15th Street NW, Suite 1200
Washington, DC 20005
Attention: Jonathan Talcott and Peter Strand
Email: jon.talcott@nelsonmullins.com and peter.strand@nelsonmullins.com

If to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) calendar days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and any of the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated, in whole or in part, by such Holder in conjunction with and to the extent of any Transfer of any Registrable Security by any such Holder to a Permitted Transferee(s). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the Holders and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2. The rights of a Holder under this Agreement may be Transferred, in whole or in part, by such Holder to a Permitted Transferee who acquires or holds any Registrable Security; provided, however, that such Permitted Transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (a “Joinder”), and the Permitted Transferee shall have delivered to the Company no later than five (5) Business Days following the date of the Transfer, written notification of such Transfer setting forth the name of the transferor, the name and address of the Permitted Transferee, and the number of Registrable Securities so Transferred. The execution of a Joinder shall constitute a permitted amendment of this Agreement.

6.3 Amendments and Modifications. Upon the written consent of the Company and the holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in his, her or its capacity as a holder of the securities of the Company, in a manner that is materially different from other Holders (in such capacity) shall require the consent of such Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company.

Annex C-16

6.4 Other Registration Rights and Arrangements. The Company represents and warrants that no person, other than a holder of the Registrable Securities has any right to require the Company to register any of the Company’s share capital or capital stock for sale or to include the Company’s share capital or capital stock in any registration filed by the Company for the sale of shares for its own account or for the account of any other person. The Company and the Sponsor hereby terminate the Original RRA, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. The Company shall not hereafter enter into any agreement with respect to its securities that would provide to such holder registration rights on a basis more favorable than the registration rights granted to the Holders in this Agreement or violate the rights granted to the Holders in this Agreement, and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.5 Term. This Agreement shall terminate upon the earlier of (a) the fifth (5th) anniversary of the date of this Agreement or (b) the date as of which there shall be no Registrable Securities outstanding; provided further that with respect to any Holder, such Holder will have no rights under this Agreement and all obligations of the Company to such Holder under this Agreement shall terminate upon the date that such Holder no longer holds Registrable Securities.

6.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.7 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Signatures to this Agreement transmitted via facsimile or e-mail shall be valid and effective to bind the party so signing (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)).

6.8 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including, without limitation, the Original RRA.

6.9 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER OR IN CONNECTION HEREWITH OR IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL ACTIONS ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION HEREWITH OR THEREWITH (WHETHER AT LAW OR IN EQUITY, WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CHOICE OR CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

6.10 Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the courts sitting in the State of New York for the purpose of any suit, action or other proceeding described in Section 6.9; (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agrees not to commence or maintain any such action other than before one of the above-named courts nor to make any motion

Annex C-17

or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby also (i) consents to service of process in any action described in this Section 6.10 in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 6.1 shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. Notwithstanding the foregoing in this Section 6.10, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

6.11 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

6.12 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.13 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.14 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce their rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

[SIGNATURE PAGES FOLLOW]

Annex C-18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
[ ]
By:	______________________
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex C-19

HOLDERS:
VIKING ACQUISITION SPONSOR I, LLC
By:___________________________
Name:
Title:

COHEN & COMPANY CAPITAL MARKETS,
a division of Cohen and Company Securities, LC
By:___________________________
Name:
[HOLDER]
By:___________________________
Name:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex C-20

EXHIBIT A

Joinder

This Joinder (“Joinder”) is executed on ________, 20__, by the undersigned (the “New Holder”) pursuant to the terms of that certain Amended and Restated Registration Rights Agreement, dated as of [•], 2026 (the “Agreement”), by and among [ ], a corporation existing under the Canadian Business Corporations Act (formerly known as Viking Acquisition Corp. I, a Cayman Islands exempted corporation) (the “Company”), Viking Acquisition Sponsor I, LLC, a Delaware limited liability company, and the undersigned parties listed under Holder on the signature pages thereto, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder, the New Holder hereby agrees as follows:

1. Acknowledgment. New Holder acknowledges that New Holder is acquiring certain equity securities of the Company (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered a holder of Registrable Securities (a “Holder”) for all purposes under the Agreement.

2. Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED:
Print Name:
By:	By:
Name:
Address:	Title:

Annex C-21

Annex D

Innovation, Science and Economic Development Canada
Corporations Canada
Innovation, Sciences et Développement économique Canada
Corporations Canada

Canada Business Corporations Act (CBCA)
FORM 11
ARTICLES OF CONTINUANCE
(Section 187)

1 - Corporate name

Viking Acquisition I Corp.

2 - The province or territory in Canada where the registered office is situated (do not indicate the full address)

Ontario

See attached Schedule

4 - Restrictions, if any, on share transfers

See attached Schedule

5 - Minimum and maximum number of directors (for a fixed number of directors, indicate the same number in both boxes)

Minimum number 3 **Maximum number** 11

6 - Restrictions, if any, on the business the corporation may carry on

None

7 a) - If change of name effected, previous name

N/A

7 b) - Details of incorporation

Incorporated under The Companies Act of The Cayman Islands on July 24, 2025, under Incorporation Number __________.

8 - Other provisions, if any

See attached Schedule

9 - Declaration

I hereby certify that I am a director or an authorized officer of the corporation continuing into the CBCA.

Print name	Signature

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

ISED-ISDE 3247E (2016/11) Page 1 of 2

Canada

Annex D-1

Innovation, Science and Economic Development Canada
Corporations Canada
Innovation, Sciences et Développement économique Canada
Corporations Canada

Instructions
FORM 11
ARTICLES OF CONTINUANCE

Filing this application through our Online Filing Centre (corporationscanada.ic.gc.ca) or by paper costs $200.

You are providing information required by the CBCA. Note that both the CBCA and the *Privacy Act* allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Item 1
Set out the proposed corporate name that complies with sections 10 and 12 of the CBCA. Articles of continuance must be accompanied by a Nuans Name Search Report dated not more than ninety (90) days prior to the receipt of the articles by Corporations Canada. A numbered name may be assigned under subsection 11(2) of the CBCA without a Nuans Name Search Report.

Item 3
Set out the details required by paragraph 6(1)(c) of the Act. Unless an exemption is obtained under subsection 187(11) of the Act, all shares must be without nominal or par value and must comply with Part V of the Act. Nominal or par value shares issued by a corporation before continuance comply with the Act by virtue of subsection 24(2) and 187(8) and (9) of the Act. In the case of the application of subsection 187(11) of the Act, set out the maximum number of shares of a class or series as required by subsection 187 (12) of the Act.

Item 4
If restrictions are to be placed on the right to transfer shares of the corporation, set out a statement to this effect and the nature of such restrictions.

Item 5
State the number of directors. If cumulative voting is permitted, the number of directors must be fixed.

Item 6
If restrictions are to be placed on the business the corporation may carry out, set out the restrictions.

Item 7
a) If the name is being changed as part of the continuance, indicate the previous name.
b) Indicate the date and the jurisdiction under which the corporation was originally created. If this is not the first continuance for this corporation, indicate the details of any previous continuance, including the date, any name change and the name and the provision of the statute under which the continuance was authorized.

Item 8
Set out any provisions, permitted by the Act or Regulations to be set out in the by-laws of the corporation, that are to form part of the articles, including any pre-emptive rights or cumulative voting provisions.

Item 9
The articles must be signed by a director or an authorized officer of the corporation continuing into the CBCA.

If space in items 3, 4, 6, 7 and 8 is insufficient, please attach a schedule.

Also Include:

- Proof of authorization under the laws of the jurisdiction where the corporation is incorporated
- Form 2 - Initial Registered Office Address and First Board of Directors
- A Nuans Name Search Report, if applicable
- Fee of $200, payable by credit card (American Express, Visa or Master Card) or by cheque made payable to the Receiver General for Canada.

For more information, consult the Corporations Canada Website (corporationscanada.ic.gc.ca)
or call toll-free (within Canada) **1-866-333-5556 or** (from outside Canada) **(613) 941-9042**.

Send documents:

By e-mail: IC.corporationscanada.IC@canada.ca

By mail: Corporations Canada
235 Queen Street
Ottawa, Ontario K1A 0H5

ISED-ISDE 3247E (2016-11) Page 2 of 2

Canada

Annex D-2

SCHEDULE

PARAGRAPH 3 - The classes and any maximum number of shares that the corporation is authorized to issue

DEFINITIONS AND INTERPRETATION

A1.        Definitions. In these Articles, if not inconsistent with the context, the following words and expressions shall have the following meanings:

Affiliate in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and:

(a)         in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, whether by blood, marriage, or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership, or any natural person or entity wholly or jointly owned by any of the foregoing; and

(b)         in the case of an entity, shall include a partnership, a corporation, or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, in controlled by, or is under common control with, such entity.

Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees, or orders of any governmental authority applicable to such person.

Articles means, as appropriate:

(a)         these articles of association of the Company; or

(b)         two (2) or more particular Articles of these Articles,

and Article refers to a particular Article of these Articles.

Board means the board of Directors.

Business Combination means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses (target business), which Business Combination:

(a)         (for as long as the securities in the Company are listed on the Designated Stock Exchange) is comprised of one or more business combinations (as defined in accordance with the rules and regulations of the Designated Stock Exchange) having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding:

(i)          the deferred underwriting discounts; and

(ii)         commissions and taxes paid or payable) at the time of execution of the definitive agreement for such Business Combination.

(b)         must not be effectuated solely with another blank cheque company or a similar company with nominal operations; and

(c)         must be approved by the affirmative vote of a majority of the Directors, which must include a majority of the Independent Directors and each of the Sponsor Directors.

Class A Share means a Class A ordinary shares of a par value of US$0.0001 in the share capital of the Company;

Class B Share means a Class B ordinary shares of a par value of US$0.0001 in the share capital of the Company;

Class B Share Conversion means a conversion of Class B Shares in accordance with Article 1;

Annex D-3

clear day means the period excluding the day on which the notice is given, or deemed to be given, and the day the notice is received, or deemed received;

Canada Business Corporations Act means the Canada Business Corporations Act;

Company means the above-named company;

Company’s Website means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company with the SEC in connection with its IPO, or which has otherwise been notified to Shareholders;

Designated Stock Exchange means any United States national securities exchange on which the securities of the Company are listed for trading, including, but not limited to, The Nasdaq Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any over-the-counter (OTC) market;

Director means a director of the Company appointed in accordance with these Articles;

Distribution means a distribution, dividend (including an interim dividend), or other payment or transfer of property of the Company on or in respect of a Share (save in respect of its redemption or repurchase);

Electronic has the meaning given to that term in the Electronic Transactions Act;

Electronic Communication means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the SEC) or other electronic delivery methods as otherwise decided and approved by not less than a majority of the vote of the Board;

Electronic Record has the meaning given to that term in the Electronic Transactions Act;

Electronic Transactions Act means the Electronic Transactions Act (As Revised) of Canada;

Equity-Linked Securities means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt;

Exchange Act means the United States Securities Exchange Act of 1934 or any similar U.S. federal statute and the rules and regulations of the SEC;

Founders means all Shareholders immediately prior to the consummation of the IPO;

Independent Director means a Director who is an “independent director” as defined in the rules and regulations of the Designated Stock Exchange as determined by the Directors;

Initial Conversion Ratio has the meaning given to it at Article 5.2;

IPO means the Company’s initial public offering of securities;

Memorandum means the memorandum of association of the Company;

Officer means a person then appointed to hold an office in the Company;

Ordinary Resolution means a resolution:

(a)         passed by a majority of such Shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of the Company; or

(b)         approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders;

Over-Allotment Option means the option of the Underwriters to purchase additional units issued in the IPO at a price equal to US$10.00 per unit;

Annex D-4

person means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

Preference Share means a preference share of a par value of US$0.0001 in the share capital of the Company;

Private Placement Units means any units sold in a private placement simultaneously with the IPO.

Public Share means the Class A Shares issued as part of the units issued in the IPO (which excludes:

(a)         the Class A Shares to be issued upon the conversion of the Class B Shares; and

(b)         the Class A Shares underlying any Private Placement Units);

Register of Shareholders means the register of Shareholders referred to in these Articles;

Registrar means the Director of Corporations Canada;

SEC means the United States Securities and Exchange Commission;

Share means a share in the capital of the Company, including a fraction of a share issued or authorised to be issued by the Company;

Shareholder as the same meaning as in the Canada Business Corporations Act;

Sponsor means Viking Acquisition Sponsor I, LLC, a Delaware limited liability company, and its successors or assigns;

Sponsor Director means any Director nominated by the Sponsor who is not an Independent Director;

Treasury Share means a Share that has been repurchased, redeemed, surrendered to, or otherwise acquired by the Company and not cancelled;

Trust Account means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of the sale of the Private Placement Units, will be deposited;

Underwriter means an underwriter of the IPO from time to time and any successor Underwriter;

Warrant Instrument means the instrument constituting the Warrants executed by the Company;

Warrants means any warrants to subscribe for Class A Shares issued or to be issued pursuant to a Warrant Instrument; and

Written includes information generated, sent, received, or stored by Electronic, electrical, digital, magnetic, optical, electromagnetic, biometric, or photonic means, including electronic data interchange and electronic mail in accordance with the Electronic Transactions Act and in writing shall be construed accordingly.

A2.        Interpretation. In the Memorandum and these Articles, unless the context otherwise requires a reference to:

(a)         any law or regulation, is a reference to such law or regulation as amended or re-enacted from time to time;

(b)         the singular includes the plural and vice versa;

(c)         a person includes all legal persons and natural persons; and

(d)         legal persons include all forms of corporate entity and any other person having capacity to act in its own name created by or in accordance with the laws or regulations of any jurisdiction.

(e)         words importing the singular number shall include the plural number and vice versa;

(f)          the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

Annex D-5

(g)         reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States of America;

(h)         reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(i)          reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(j)          any phrase introduced by the terms “including”, “include” or “in particular” or similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(k)         reference to “in writing” shall be construed as Written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing including in the form of an electronic record or partly one and partly another;

(l)          any requirements as to delivery under the Articles include delivery in the form of an Electronic Record or an Electronic Communication; and

(m)        any requirements as to execution or signature under the Articles, including the execution of the Articles themselves, can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act.

A3.        Canada Business Corporations Act. Subject to this Article A, any words defined in the Canada Business Corporations Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

AUTHORIZED CAPITAL:

The Corporation is authorized to issue (a) 200,000,000 Class A ordinary shares of a par value of US$0.0001 each; (b) 20,000,000 Class B ordinary shares of a par value of US$0.0001 each; and (c) 1,000,000 preference shares of a par value of US$0.0001 each.

Subject to the Canada Business Corporations Act and the Articles, the Company has power to do any one or more of the following:

(a)         redeem or repurchase any of its Shares;

(b)         increase or reduce its capital;

(c)         issue any part of its capital (whether original, redeemed, increased, or reduced):

(i)          with or without any preferential, deferred, qualified or special rights, privileges, or conditions; or

(ii)         subject to any limitations or restrictions, and unless the condition of issue expressly declares otherwise, every issue of Shares (whether declared to be ordinary, preference or otherwise) is subject to this power; and

(d)         alter any of those rights, privileges, conditions, limitations, or restrictions.

The rights, privileges, restrictions and conditions (if any) attaching to each class of shares are as follows:

1.           SHARE RIGHTS

1.1         Ordinary Shares. The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to Article 2 and proceeding relating to the appointment and removal of directors) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

Annex D-6

1.2         Class B Share Conversion. Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (Initial Conversion Ratio):

(a)         at any time and from time to time at the option of the holders thereof; or

(b)         at the time of a Business Combination (with such conversion taking place immediately prior to, simultaneously with, or immediately following the time of the Business Combination, as may be determined by the Directors).

1.3         Adjustment of Ratio. Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-Linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and in connection with the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares in connection with the consummation of the Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, twenty-five per cent (25%) of the sum of:

(a)         the total number of Class A Shares and Class B Shares in issue at the time of the IPO (including pursuant to any Over-Allotment Option but excluding any Class A Shares underlying any Private Placement Units); plus

(b)         the total number of Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any Equity-Linked Securities issued or deemed issued, by the Company in connection with the initial Business Combination, excluding:

(i)          any Class A Shares or Equity-Linked Securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in the initial Business Combination; and

(ii)         Class A Shares underlying, or issuable upon exercise of Warrants included in, any Private Placement Units issued to the Sponsor or any Shareholders of the Company’s management team upon conversion of working capital loans

1.4         Waiver of Adjustment. Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the Written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in Article 4.

1.5         Subdivision. The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation, or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation, or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of Shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination, or similar reclassification or recapitalisation of the Class B Shares in issue.

1.6         Pro Rata Determination. Each Class B Shares shall convert into its pro rata number of Class A Shares pursuant to this Article 1. The pro rata share for each holder of Class B Shares will be determined as follows:

(a)         each Class B Share shall convert into such number of Class A Shares as is equal to:

(i)          the product of 1 multiplied by a fraction:

(1)         the numerator of which shall be the total number of Class A Shares into which all of the Class B shares in issue shall be converted pursuant to this Article 1; and

(2)         the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

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1.7         Process of Conversion. References in this Article 3 to converted, conversion or exchange shall mean the compulsory redemption without notice of Class B Shares of any Shareholder and, on behalf of such Shareholders, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Shareholder or in such name as the Shareholder may direct.

1.8         Minimum Conversion Ratio. Notwithstanding anything to the contrary in this Article 5, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

1.9         No Right to Trust Account. Class A Shares issued upon a Class B Share Conversion will not have any redemption rights or be entitled to proceeds of liquidation from the Trust Account.

1.10       Preference Shares. Shares and other securities of the Company may be issued by the Directors with such preferred, deferred, or other special rights, restrictions, or privileges whether in regard to voting, Distributions, a return of capital, or otherwise and in such classes and series, if any, as the Directors may determine.

2.           VARIATION OF RIGHTS

2.1         Class Variation. Subject to Article relating to the issue of shares, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation shall be made only with the consent in writing of the holders of not less than two-thirds (2/3) of the issued Shares of that class (other than with respect to a waiver of the provisions of Article 5, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two-thirds (2/3) of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one (1) person holding or representing by proxy at least one-third (1/3) of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

2.2         Grouping of classes. For the purposes of a separate class meeting, the Directors may treat two (2) or more or all the classes of Shares as forming one (1) class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

2.3         No Variation. The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by:

(a)         the creation or issue of further Shares ranking pari passu therewith;

(b)         where the constitutional documents of the Company are amended or new constitutional documents of the Company are adopted, in each case, as a result of the Company registering by way of continuation as a body corporate under the laws of any jurisdiction outside Canada; or

(c)         by the conversion of any Class B Shares pursuant to Article 1.

3            REDEMPTION, PURCHASE, AND SURRENDER OF SHARES AND TREASURY SHARES

3.1         Public and Class B Shares. Subject to the provisions of the Canada Business Corporations Act, and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC, and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption

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of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company, by Ordinary Resolution, may determine before the issue of such Shares. With respect to redeeming or repurchasing Shares:

(a)         Shareholders who hold Public Share are entitled to request the redemption of such Shares in the circumstances described in Article 52;

(b)         Class B Shares held by the Founders shall be surrendered for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own twenty-five per cent (25%) of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)         Public Shares shall be repurchased by way of tender offer in the circumstances set out in Business Combination Requirements.

3.2         Redemption, Purchase, and Surrender. Subject to the provisions of the Canada Business Corporations Act, the rules of the Designated Stock Exchange, and/or any competent regulatory authority, and to the rights attaching to any class of Share, the Company may by its Directors:

(a)         issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may, before the issue of such Shares, determine;

(b)         purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors determine;

(c)         make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Canada Business Corporations Act including out of capital; and

(d)         permit the surrender of fully paid Shares for no consideration.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Canada Business Corporations Act, including out of any combination of the following: capital, its profits, and the proceeds of a fresh issue of Shares.

3.3         Effect of Redemption, Purchase, and Surrender. Shares that the Company redeems, purchases, accepts by way of surrender, or otherwise acquires pursuant to Article 3.1 may:

(a)         be cancelled; or

(b)         be held as Treasury Shares on such terms and in such manner as the Directors determine prior to such acquisition.

3.4         Power to pay for redemption or purchase in cash or in specie. When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 3.1, or otherwise by agreement with the Shareholder holding those Shares.

3.5         Effect of redemption or purchase of a Share. Upon the date of redemption or purchase of a Share:

(a)         the Shareholder holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)          the price for the Share; and

(ii)         any dividend declared in respect of the Share prior to the date of redemption or purchase;

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(b)         the Shareholder’s name shall be removed from the Register of Shareholders with respect to the Share; and

(c)         the Share shall be cancelled or held as a Treasury Shares, as the Directors may determine.

For the purpose of this Article 3.5, the date of redemption or purchase is the date when the redemption or purchase falls due.

3.6         Treasury Shares. All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share, other than as set out in this Article 3. The Company may:

(a)         cancel the Treasury Shares on such terms and in such a manner as the Directors may determine; and

(b)         transfer the Treasury Shares in accordance with restrictions of share transfer.

3.7         Rights attaching to Treasury Shares and related matters.

(a)         No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be made to the Company in respect of a Treasury Share.

(b)         The Company shall be entered in the Register of Shareholders as the holder of the Treasury Shares. However:

(i)          the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(ii)         a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued Shares at any given time, whether for the purposes of these Articles or the Canada Business Corporations Act.

(c)         Nothing in Article 3.7(b) prevents an allotment of Shares as fully paid bonus Shares in respect of a Treasury Share and Shares allotted as fully paid bonus Shares in respect of a Treasury Share shall be treated as Treasury Shares.

(d)         Treasury Shares may be disposed of by the Company in accordance with the Canada Business Corporations Act and otherwise on such terms and conditions as the Directors determine.

3.8         No Participation. Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

3.9         No other Redemption. The redemption, purchase, or surrender of any Share shall not be deemed to give rise to the redemption, purchase, or surrender of any other Share.

3.10       Redemption in Kind. The Directors may, when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payments either in cash or in kind.

PARAGRAPH 4 - Restrictions, if any, on share transfers

Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), a Shareholder may transfer all or any of their Shares. If the Shares in question were issued in conjunction with rights, options, or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

Any undefined terms shall have the meanings as set out in Paragraph 3 of this articles.

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PARAGRAPH 8 – Other Provisions

Without in any way restricting the powers conferred upon the Company or its Board by the Canada Business Companys Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced, the Board may from time to time, without authorization of the shareholders, in such amounts and on such terms as it deems expedient:

(a)         borrow money upon the credit of the Company;

(b)         issue, re-issue, sell or pledge debt obligations of the Company;

(c)         subject to the provisions of the Canada Business Companys Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced, give a guarantee on behalf of the Company to secure performance of an obligation of any person; and

(d)         mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Company owned or subsequently acquired, to secure any obligation of the Company.

The Board may from time to time delegate to a director, a committee of directors or an officer of the Company any or all of the powers conferred on the Board as set out above, to such extent and in such manner as the Board shall determine at the time of such delegation.

Except in the case of any class or series of shares of the Company listed on a stock exchange, the Company shall have a lien on the shares registered in the name of a shareholder or his legal representative for a debt of that shareholder to the Company.

Between annual and general meetings of the Company, the directors of the Company may appoint one or more additional directors to serve until the next annual and general meeting but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual and general meeting.

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Annex E

GENERAL BY-LAWS OF
[NEW NORTHSTAR]

Annex E Page Nos.
SECTION 1 – INTERPRETATION		E-1
1.1	Definitions	E-1
1.2	Other Definitions	E-2

SECTION 2 – GENERAL BUSINESS		E-2
2.1	Corporate Seal	E-2
2.2	Financial Year	E-2
2.3	Execution of Instruments	E-2
2.4	Banking Arrangements	E-2

SECTION 3 – BORROWING AND SECURITY		E-3
3.1	Borrowing Power	E-3
3.2	Delegation	E-3

SECTION 4 – DIRECTORS		E-3
4.1	Duties of Directors	E-3
4.2	Number of Directors	E-3
4.3	Election and Term	E-3
4.4	Ceasing to Hold Office	E-4
4.5	Action by the Board	E-4
4.6	Remuneration and Expenses	E-4

SECTION 5 – ADVANCE NOTICE FOR NOMINATION OF DIRECTORS		E-4
5.1	Nominations Procedures.	E-4
5.2	Nominations for Election.	E-4
5.3	Timely Notice	E-5
5.4	Manner of Timely Notice.	E-5
5.5	Proper Form of Notice.	E-5
5.6	Currency of Notice.	E-7
5.7	Power of the Chair.	E-7
5.8	Delivery of Notice.	E-7
5.9	Board of Directors Discretion.	E-7

SECTION 6 – MEETINGS OF DIRECTORS		E-7
6.1	Meeting by Telephone or Electronic Facilities	E-7
6.2	Place of Meetings	E-7
6.3	Calling of Meetings	E-7
6.4	Notice of Meeting	E-8
6.5	Waiver of Notice	E-8
6.6	First Meeting of New Board	E-8
6.7	Adjourned Meeting	E-8
6.8	Regular Meetings	E-8
6.9	Chairperson and Secretary	E-8
6.10	Quorum	E-8
6.11	Votes to Govern	E-8
6.12	Casting Vote	E-9
6.13	Resolution in Lieu of Meeting	E-9

SECTION 7 – COMMITTEES		E-9
7.1	Committees of the Board	E-9
7.2	Proceedings	E-9

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Annex E Page Nos.
SECTION 8 – OFFICERS		E-9
8.1	Appointment of Officers	E-9
8.2	Chair	E-9
8.3	Powers and Duties of Officers	E-9
8.4	Term of Office	E-9
8.5	Agents and Attorneys	E-10

SECTION 9 – PROTECTION OF DIRECTORS, OFFICERS AND OTHERS		E-10
9.1	Limitation of Liability	E-10
9.2	Indemnity	E-10
9.3	Insurance	E-10

SECTION 10 – SECURITIES		E-10
10.1	Options or Rights	E-10
10.2	Commissions	E-10
10.3	Securities Register	E-11
10.4	Registration of Transfers	E-11
10.5	Transfer Agents and Registrars	E-11
10.6	Non-recognition of Trusts	E-11
10.7	Security Certificates	E-11
10.8	Replacement of Security Certificates	E-12
10.9	Joint Holders	E-12
10.10	Deceased Holders	E-12

SECTION 11 – Payments		E-12
11.1	Payment of Dividends and Other Distributions	E-12
11.2	Non-Receipt of Payment	E-12
11.3	Unclaimed Dividends	E-12

SECTION 12 – MEETINGS OF SHAREHOLDERS		E-13
12.1	Annual Meetings	E-13
12.2	Special Meetings	E-13
12.3	Meeting Held by Electronic Means	E-13
12.4	Place of Meetings	E-13
12.5	Notice of Meetings	E-13
12.6	List of Shareholders Entitled to Notice	E-14
12.7	Record Date for Notice	E-14
12.8	Waiver of Notice	E-14
12.9	Meetings Without Notice	E-14
12.10	Chairperson, Secretary and Scrutineers	E-14
12.11	Persons Entitled to be Present	E-15
12.12	Quorum	E-15
12.13	Right to Vote	E-15
12.14	Proxyholders and Representatives	E-15
12.15	Time for Deposit of Proxies	E-15
12.16	Joint Shareholders	E-15
12.17	Votes to Govern	E-15
12.18	Casting Vote	E-16
12.19	Procedure	E-16

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Annex E Page Nos.
12.20	Show of Hands	E-16
12.21	Ballots	E-16
12.22	Adjournment	E-16
12.23	Resolution in Lieu of Meeting	E-16

SECTION 13 – APPLICABLE FORUM		E-17

SECTION 14 – NOTICES		E-17
14.1	Method of Giving Notices	E-17
14.2	Notice to Joint Shareholders	E-17
14.3	Computation of Time	E-17
14.4	Undelivered Notices	E-17
14.5	Omissions and Errors	E-18
14.6	Persons Entitled by Death or Operation of Law	E-18
14.7	Waiver of Notice	E-18
14.8	Electronic Documents	E-18

Annex E-iii

SECTION 1 – INTERPRETATION

1.1         Definitions

In the By-laws of the Corporation, unless the context otherwise requires:

(1)         “Act” means the Canada Business Corporations Act and the regulations under the Act, all as amended, re-enacted or replaced from time to time.

(2)         “Applicable Securities Laws” means (i) the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the written rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each relevant province and territory of Canada and (ii) the applicable United States federal and state securities laws, including without limitation, the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

(3)         “appoint” includes “elect” and vice versa.

(4)         “Articles” means the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of arrangement, articles of continuance, articles of dissolution, articles of reorganization and articles of revival of the Corporation and includes any amendments thereto.

(5)         “Authorized Signatory” has the meaning specified in Section 2.3(1).

(6)         “Board” means the board of directors of the Corporation, and “Director” means a member of the Board.

(7)         “By-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect.

(8)         “Chair” means the chairperson of the Board.

(9)         “cheque” includes a draft.

(10)       “Corporation” means [New NorthStar].

(11)       “meeting of shareholders” means an annual meeting of shareholders or a special meeting of shareholders.

(12)       “non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act, R.S.C., 1985, Chapter I-21, as from time to time amended.

(13)       “person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental or regulatory entity, and pronouns have a similarly extended meaning.

(14)       “public announcement” means disclosure in a press release reported by a national news service in the United States or Canada, or in a document publicly filed by the Corporation under its profile on EDGAR at www.sec.gov or on SEDAR+ at www.sedarplus.ca, or any system that is a replacement or successor thereto.

(15)       “recorded address” means:

(a)         in the case of a shareholder, such person’s address as recorded in the securities register;

(b)         in the case of joint shareholders, the address appearing in the securities register in respect of the joint holding or the first address so appearing if there is more than one;

(c)         in the case of an officer, auditor or member of a committee of the Board, such person’s latest address as recorded in the records of the Corporation; and

(d)         in the case of a Director, such person’s latest address as recorded in the records of the Corporation or, if applicable, the last notice filed under the Act, whichever is the most recent.

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(16)       “show of hands” means, in connection with a meeting, a show of hands by persons present and entitled to vote at the meeting, the functional equivalent of a show of hands by telephonic, electronic or other means of communication and any combination of such methods.

1.2         Other Definitions

Other than as specified above, words and expressions defined in the Act, have the same meanings when used herein. The division of this by-law into Articles, sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation. Words importing the singular number include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; and words importing a person include an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, joint venture, governmental or regulatory entity, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative. The words “including”, “includes” and “include” means “including (or includes or include) without limitation”.

SECTION 2 – GENERAL BUSINESS

2.1         Corporate Seal

The Corporation may, but need not, adopt a corporate seal and, if one is adopted, it may be changed from time to time by the Board.

2.2         Financial Year

The Board may, by resolution, fix the financial year-end of the Corporation and may from time to time, by resolution, change the financial year-end of the Corporation.

2.3         Execution of Instruments

(1)         Deeds, transfers, assignments, contracts, obligations, certificates and other instruments may be signed on behalf of the Corporation, (i) by any Director or officer of the Corporation (unless otherwise determined by the Board) or (ii) by any other person or persons authorized by the Board from time to time (each person referred to in (i) and (ii) is an “Authorized Signatory”). Voting rights for securities held by the Corporation may be exercised on behalf of the Corporation by any one Authorized Signatory.

(2)         The secretary, or any other officer or any Director, may sign certificates and similar instruments (other than share certificates) on the Corporation’s behalf with respect to any factual matters relating to the Corporation’s business and affairs, including, without limitation, certificates verifying copies of the Articles, By-laws, resolutions and minutes of meetings of the Corporation. Any signing officer may affix the corporate seal to any instrument requiring the same.

(3)         The signature of any person authorized to sign on behalf of the Corporation may, if specifically authorized by resolution of the Board, be written, printed, stamped, engraved, lithographed or otherwise mechanically reproduced or may be an electronic signature. Anything so signed shall be as valid as if it had been signed manually, even if that person has ceased to hold office when anything so signed is issued or delivered, until revoked by resolution of the Board.

2.4         Banking Arrangements

The banking business of the Corporation including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies, credit unions or other bodies corporate or organizations as may from time to time be designated by or under the authority of the Board. Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the Board may from time to time prescribe.

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SECTION 3 – BORROWING AND SECURITY

3.1         Borrowing Power

(1)         Without limiting the borrowing powers of the Corporation as set forth in the Act, but subject to the Articles, the Board may from time to time on behalf of the Corporation, without authorization of the shareholders:

(a)         borrow money upon the credit of the Corporation;

(b)         issue, reissue, sell or pledge bonds, debentures, notes or other debt obligations or guarantees of the Corporation, whether secured or unsecured;

(c)         give, directly or indirectly, financial assistance to any person by means of a loan, a guarantee on behalf of the Corporation to secure performance of any present or future indebtedness, liability or obligation of any person, or otherwise; and

(d)         mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of the Corporation, including, without limitation, accounts, rights, powers, franchises and undertakings to secure any such bonds, debentures, notes or other debt obligations or guarantees or any other present or future indebtedness, liability or obligation of the Corporation.

(2)         Nothing in Section 3.1(1) limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

3.2         Delegation

Subject to the Act and the Articles, the Board may from time to time delegate to a committee of the Board, a Director or an officer of the Corporation or any other person as may be designated by the Board all or any of the powers conferred on the Board by Section 3.1 or by the Act to such extent and in such manner as the Board may determine at the time of such delegation.

SECTION 4 – DIRECTORS

4.1         Duties of Directors

The Board shall manage or supervise the management of the business and affairs of the Corporation.

4.2         Number of Directors

Until changed in accordance with the Act, the Board shall consist of not fewer than the minimum number and not more than the maximum number of Directors as set out in the Articles. No decrease in the number of Directors will shorten the term of an incumbent Director. Where the number of Directors has not been determined as provided in this section, the number of Directors is the number of Directors holding office immediately following the most recent election or appointment of Directors, whether at an annual or special meeting of shareholders, or by the Directors pursuant to the Act.

4.3         Election and Term

(1)         Directors shall be elected by the shareholders at the first meeting of shareholders after the effective date of this by-law and at each succeeding annual meeting at which an election of Directors is required, and shall hold office until the next annual meeting of shareholders or, if elected for an expressly stated term, for a term expiring not later than the close of the third annual meeting of shareholders following the election.

(2)         If an election of Directors is not held at the proper time, the incumbent Directors shall continue in office until their successors are elected.

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4.4         Ceasing to Hold Office

A Director ceases to hold office when:

(a)         such person dies;

(b)         such person is removed from office by the shareholders in accordance with the Act;

(c)         such person ceases to be qualified for election as a Director; or

(d)         such person’s written resignation is received by the Corporation, or, if a time is specified in such resignation, at the time so specified, whichever is later.

4.5         Action by the Board

(1)         The Board shall exercise its powers by or pursuant to a By-law or resolution either by the signatures of all the Directors then in office, if constituting a quorum or passed at a meeting of the Directors at which a quorum is present.

(2)         Where there is a vacancy in the Board, the remaining Directors may exercise all the powers of the Board so long as a quorum remains in office.

4.6         Remuneration and Expenses

The Directors shall be paid such remuneration for their services as the Board may from time to time determine. The Directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending Directors meetings, committee meetings and shareholders meetings and in the performance of other duties of Directors of the Corporation. Nothing herein contained shall preclude any Director from serving the Corporation in any other capacity and receiving remuneration therefor.

SECTION 5 – ADVANCE NOTICE FOR NOMINATION OF DIRECTORS

5.1         Nominations Procedures.

Subject only to the Act, Applicable Securities Laws and the Articles, only persons who are nominated in accordance with the procedures set out in this Section 5 shall be eligible for election as Directors of the Corporation. Nominations of persons for election to the Board may be made at any annual meeting of shareholders, or at a special meeting of shareholders if the election of Directors is a matter specified in the notice of meeting:

(a)         by or at the direction of the Board, including pursuant to a notice of meeting;

(b)         by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of a shareholders meeting by one or more shareholders made in accordance with the provisions of the Act; or

(c)         by any person (a “Nominating Shareholder”) who:

(i)          at the close of business on the date of the giving of the notice provided for below in this by-law and on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation; and

(ii)         complies with the notice procedures set forth below in this Section 5.

5.2         Nominations for Election.

For the avoidance of doubt, the procedures set forth in this Section 5 shall be the exclusive means for any person to bring nominations for election to the Board before any annual or special meeting of shareholders of the Corporation.

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5.3         Timely Notice.

In addition to any other applicable requirements, for a nomination to be validly made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of the Corporation in accordance with this by-law.

5.4         Manner of Timely Notice.

To be timely, a Nominating Shareholder’s notice to the secretary of the Corporation must be made:

(a)         in the case of an annual meeting of shareholders (including an annual and special meeting), not less than thirty (30) days (or where notice and access is used for the delivery of applicable proxy related materials, forty (40) days) prior to the date of the meeting, provided, however, that in the event that the meeting is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, notice by the Nominating Shareholder shall be made not later than the close of business on the tenth (10th) day following the Notice Date;

(b)         in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing Directors (whether or not also called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the meeting was made;

provided that, in either instance, if notice-and-access (as defined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described in Section 5.4(a) or (b) above, and the Notice Date in respect of the meeting is not less than fifty (50) days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the fortieth (40th) day before the applicable meeting (but in any event, not prior to the Notice Date); provided, however, that in the event that the meeting is to be held on a date that is less than fifty (50) days after the Notice Date, notice by the Nominating Shareholder shall be made, in the case of an annual meeting of shareholders, not later than the close of business on the tenth (10th) day following the Notice Date and, in the case of a special meeting of shareholders, not later than the close of business on the fifteenth (15th) day following the Notice Date.

In the event of an adjournment or postponement of an annual meeting or special meeting of shareholders or any announcement thereof, a new time period shall commence for the giving of a timely notice as described in this Section 5.4(a) or (b), as applicable.

5.5         Proper Form of Notice.

(1)         To be in proper written form, a Nominating Shareholder’s notice to the secretary of the Corporation must be in writing and must set forth or be accompanied by, as applicable:

(a)         as to each person whom the Nominating Shareholder proposes to nominate for election as a Director (each a “Proposed Nominee”):

(i)          the name, age, business address and residential address of the Proposed Nominee;

(ii)         the principal occupation, business or employment of the Proposed Nominee, both present and for the five years preceding the notice;

(iii)        whether the Proposed Nominee is a resident Canadian within the meaning of the Act;

(iv)        the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Proposed Nominee, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(v)a description of any relationship, agreement, arrangement or understanding (including financial, compensatory or indemnity related or otherwise) between the Nominating Shareholder and the Proposed Nominee, or any affiliates or associates of, or any person

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or entity acting jointly or in concert with the Nominating Shareholder or the Proposed Nominee, in connection with the Proposed Nominee’s nomination and election as Director; and

(vi)        any other information relating to the Proposed Nominee that would be required to be disclosed in a dissident’s proxy circular or other filings required to be made in connection with the solicitation of proxies for election of Directors pursuant to the Act or any Applicable Securities Laws;

(b)         as to each Nominating Shareholder:

(i)          the name, business and, if applicable, residential address of such Nominating Shareholder;

(ii)         the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such Nominating Shareholder or any other person with whom such Nominating Shareholder is acting jointly or in concert (and for each such person any options or other rights to acquire shares in the capital of the Corporation, any derivatives or other securities, instruments or arrangements for which the price or value or delivery, payment or settlement obligations are derived from, referenced to, or based on any such shares, and any hedging transactions, short positions and borrowing or lending arrangements relating to such shares) with respect to the Corporation or any of its securities, as of the record date for the meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iii)        the interests in, or rights or obligations associated with, any agreement, arrangement or understanding, the purpose or effect of which may be to alter, directly or indirectly, such Nominating Shareholder’s economic interest in a security of the Corporation or such Nominating Shareholder’s economic exposure to the Corporation;

(iv)        full particulars regarding any proxy, contract, arrangement, agreement, understanding or relationship pursuant to which such Nominating Shareholder, or any of its Affiliates or Associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination of Directors to the Board; and

(v)         any other information relating to such Nominating Shareholder that would be required to be disclosed in a dissident’s proxy circular or other filings required to be made in connection with the solicitation of proxies for election of Directors pursuant to the Act or any Applicable Securities Laws; and

(c)         a written consent duly signed by each Proposed Nominee to being named as a nominee for election to the Board and to serve as a Director of the Corporation, if elected.

(2)         A Nominating Shareholder’s notice to the secretary of the Corporation must also state:

(a)         whether, in the opinion of the Nominating Shareholder and the Proposed Nominee, the Proposed Nominee would qualify to be an independent Director in accordance with applicable laws and regulations, including any applicable rules of a stock exchange on which securities of the Corporations may be listed (in each case as such rules may be amended, supplemented or replaced from time to time); and

(b)         whether, with respect to the Corporation, the Proposed Nominee has one or more of the relationships described in sections 1.4(3), 1.4(8) or 1.5 of National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators, sections 303A.02 (b) and 303A.07 of the NYSE Listed Company Manual and Rule 10A-3(b) under the Securities and Exchange Act of 1934, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges (in each case as such rules may be amended, supplemented or replaced from time to time).

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(3)         Reference to “Nominating Shareholder” in this by-law shall be deemed to refer to each shareholder that nominates or seeks to nominate a person for election as Director in the case of a nomination proposal where more than one shareholder is involved in making the nomination proposal.

(4)         The Corporation may also require any Proposed Nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a Director or as a member of the audit committee of the Board of Directors under the various rules and standards applicable to the Corporation in the same manner as such rules and standards are applicable to the Corporation’s other Directors.

(5)         In addition to the provisions of this by-law, a Nominating Shareholder and any Proposed Nominee shall also comply with all of the applicable requirements of the Act, Applicable Securities Laws and applicable stock exchange rules regarding the matters set forth herein.

5.6         Currency of Notice.

All information to be provided in a Nominating Shareholder’s notice pursuant to this by-law shall be provided as of the date of such notice. To be considered timely and in proper form, a Nominating Shareholder’s notice shall be promptly updated and supplemented if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

5.7         Power of the Chair.

The Chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this by-law and, if any proposed nomination is not in compliance with this by-law, to declare that such defective nomination shall be disregarded.

5.8         Delivery of Notice.

Notwithstanding any other provision of this by-law, notice given to the secretary of the Corporation pursuant to this by-law may only be given by personal delivery or email (at such email address set out in the Corporation’s issuer profile on the System for Electronic Data Analysis and Retrieval + at www.sedarplus.ca), and shall be deemed to have been given and made only at the time it is served by personal delivery to the secretary of the Corporation, at the address of the registered office of the Corporation, or sent by email to such email address (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Montreal time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

5.9         Board of Directors Discretion.

Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this Section 5.

SECTION 6 – MEETINGS OF DIRECTORS

6.1         Meeting by Telephone or Electronic Facilities

If all the Directors consent thereto generally or in respect of a particular meeting, a Director may participate in a meeting of the Board or of a committee of the Board by means of such telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, and a Director participating in such a meeting by such means shall be deemed to be present at such meeting. Any such consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the Board and of committees of the Board.

6.2         Place of Meetings

Meetings of Directors may be held at any place in or outside Canada and may also be held entirely by means of a telephonic, electronic or other communication facility in accordance with Section 6.1.

6.3         Calling of Meetings

Meetings of the Board shall be held from time to time at such time and at such place as the Board, the Chair, the chief executive officer or any two Directors may determine.

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6.4         Notice of Meeting

(1)         Notice of the time and place of each meeting of the Board shall be given in the manner provided in Section 14 to each Director:

(a)         not less than 48 hours before the time when the meeting is to be held if the notice is mailed; or

(b)         not less than 24 hours before the time the meeting is to be held if the notice is given personally, is delivered or sent by any means of transmitted or recorded communication.

(2)         A notice of a meeting of Directors need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business or the general nature thereof to be specified.

(3)         The accidental omission to give notice of any meeting of Directors to, or the non-receipt of any notice by, any person, or any error in any notice not affecting the substance of the notice, does not invalidate any resolution passed or any action taken at the meeting.

6.5         Waiver of Notice

A Director may in any manner or at any time waive notice of or otherwise consent to a meeting of the Board. Attendance of a Director at a meeting of the Board shall constitute a waiver of notice of that meeting except where a Director attends for the express purpose of objecting to the transaction of any business on the grounds that the meeting has not been properly called. Waiver of any notice of a meeting of Directors cures any irregularity in the notice, any default in the giving of the notice and any default in the timeliness of the notice.

6.6         First Meeting of New Board

As long as a quorum of Directors is present, each newly elected Board may without notice hold its first meeting immediately following the meeting of shareholders at which such Board is elected.

6.7         Adjourned Meeting

Notice of an adjourned meeting of the Board is not required if the time and place of the adjourned meeting is announced at the original meeting.

6.8         Regular Meetings

The Board may appoint a day or days in any month or months for regular meetings of the Board at a place and hour to be named. A copy of any resolution of the Board fixing the place and time of such regular meetings shall be sent to each Director forthwith after being passed, but no other notice shall be required for any such regular meeting except where the Act requires the purpose thereof or the business to be transacted thereat to be specified.

6.9         Chairperson and Secretary

The chairperson of any meeting of the Board shall be the first mentioned of such of the following officers as have been appointed and who is a Director and is present at the meeting: chair; chief executive officer; or president. If no such officer is present, the Directors present shall choose one of their number to be chairperson. The secretary shall act as secretary of any meeting of the Board, and, if the secretary is absent, the chairperson of the meeting shall appoint a person who need not be a Director to act as secretary of the meeting.

6.10       Quorum

A majority of the Directors or such greater or lesser number as the Directors may determine from time to time constitutes a quorum at a meeting of the Board. Notwithstanding any vacancy among the Directors, a quorum of Directors may exercise all the powers of the Directors.

6.11       Votes to Govern

(1)         At all meetings of the Board, every question shall be decided by a majority of the votes cast on the question.

(2)         Unless a ballot is demanded, an entry in the minutes of a meeting to the effect that the chairperson of the meeting declared a resolution to be carried or defeated is, in the absence of evidence to the contrary, proof of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

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6.12       Casting Vote

In case of an equality of votes at a meeting of the Board, the chairperson of the meeting shall not be entitled to a second or casting vote.

6.13       Resolution in Lieu of Meeting

A resolution in writing, signed by all the Directors entitled to vote on that resolution at a meeting of Directors, is as valid as if it had been passed at a meeting of Directors.

SECTION 7 – COMMITTEES

7.1         Committees of the Board

The Directors may appoint from their number one or more committees and delegate to such committees any of the powers of the Directors except those powers that, under the Act, a committee of the Board has no authority to exercise.

7.2         Proceedings

Meetings of committees of the Board may be held at any place in or outside Canada. At all meetings of committees, every question shall be decided by a majority of the votes cast on the question. Unless otherwise determined by the Directors, each committee of the Board may make, amend or repeal rules and procedures to regulate its meetings including: (i) fixing its quorum, provided that quorum may not be less than a majority of its members; (ii) procedures for calling meetings; (iii) requirements for providing notice of meetings; (iv) selecting a chairperson for a meeting; and (v) determining whether the chairperson will have a deciding vote in the event there is an equality of votes cast on a question.

Subject to a committee of the Board establishing rules and procedures to regulate its meetings, Section 6.1 to Section 6.13 inclusive apply to committees of the Board, with such changes as are necessary.

SECTION 8 – OFFICERS

8.1         Appointment of Officers

The Board may from time to time designate the offices of the Corporation and from time to time appoint a Chair, chief executive officer, president, one or more vice-presidents (to which title may be added words indicating seniority or function), a chief financial officer, a secretary, a treasurer and such other officers as the Board may determine, including, without limitation, one or more assistants to any of the officers so appointed. One person may hold more than one office. The Board may specify the duties of and, in accordance with these By-laws and subject to the Act, delegate to such officers’ powers to manage the business and affairs of the Corporation.

8.2         Chair

The Board may from time to time appoint a Chair who shall be a Director. The Chair shall have such powers and duties as the Board may specify.

8.3         Powers and Duties of Officers

The powers and duties of all officers shall be such as the terms of their engagement call for or as the Board or (except for those whose powers and duties are to be specified only by the Board) the chief executive officer may specify. The Board and (except as aforesaid) the chief executive officer may, from time to time and subject to the provisions of the Act, vary, add to or limit the powers and duties of any officer. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the Board or the chief executive officer otherwise directs.

8.4         Term of Office

The Board, in its discretion, may remove any officer of the Corporation. Otherwise, each officer appointed by the Board shall hold office until such person’s successor is appointed or until such person’s earlier resignation. Such removal is without prejudice to the officer’s rights under any employment contract with the Corporation.

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8.5         Agents and Attorneys

The Board shall have power from time to time to appoint agents or attorneys for the Corporation in or outside Canada with such powers (including, without limitation, the power to sub-delegate) of management, administration or otherwise as may be thought fit.

SECTION 9 – PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

9.1         Limitation of Liability

Every Director and officer of the Corporation in exercising such person’s powers and discharging such person’s duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no Director or officer shall be liable for the acts, omissions, receipts, failures, neglects or defaults of any other Director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense suffered or incurred by the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on such person’s part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of such person’s office or in relation thereto. Nothing herein shall relieve any Director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

9.2         Indemnity

(1)         The Corporation shall indemnify to the fullest extent permitted by the Act (i) any Director or officer of the Corporation, (ii) any former Director or officer of the Corporation, and (iii) any individual who acts or acted at the Corporation’s request as a Director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that association with the Corporation or other entity. The Corporation shall also advance moneys to such a Director, officer or other individual for the costs, charges and expenses of such a proceeding in accordance with the Act.

(2)         The Corporation is authorized to execute agreements in favour of any of the foregoing persons evidencing the terms of the indemnity. Nothing in this by-law limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

9.3         Insurance

Subject to the Act, the Corporation may purchase and maintain such insurance for the benefit of any individual referred to in Section 9.2 against such liabilities and in such amounts as the Board may from time to time determine.

SECTION 10 – SECURITIES

10.1       Options or Rights

Subject to the Act and the Articles, the Board may from time to time issue or grant options or rights to purchase or acquire the whole or any part of the authorized and unissued shares of the Corporation at such times and to such persons and for such consideration as the Board shall determine, except that no share shall be issued until it is fully paid as provided by the Act.

10.2       Commissions

The Board may from time to time authorize the Corporation to pay a reasonable commission to any person in consideration of such person’s purchasing or agreeing to purchase shares of the Corporation, whether from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares.

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10.3       Securities Register

The Corporation shall prepare and maintain, at its registered office or, subject to the Act, at any other place designated by the Board, a securities register in which it records the securities issued by it in registered form, showing with respect to each class or series of securities:

(a)         the names, alphabetically arranged, of each person who:

(i)          is or has been registered as a shareholder of the Corporation, the latest known address including, without limitation, the street and number, if any, of every such person while a holder, and the number and class of shares registered in the name of such holder; or

(ii)         is or has been registered as a holder of debt obligations of the Corporation, the latest known address including, without limitation, the street and number, if any, of every such person while a holder, and the class or series and principal amount of the debt obligations registered in the name of such holder; and

(b)         the date and particulars of the issue and transfer of each security.

10.4       Registration of Transfers

Subject to the Act, no transfer of a share shall be registered in a securities register except on (i) presentation of the certificate representing the share with an endorsement which complies with the Act made on or delivered with it duly executed by an appropriate person as provided by the Act, together with such reasonable assurance that the endorsement is genuine and effective as the Board may from time to time prescribe, (ii) payment of all applicable taxes and any reasonable fees prescribed by the Board, and (iii) compliance with the restrictions on issue, transfer or ownership authorized by the Articles. If no security certificate has been issued by the Corporation in respect of a security issued by the Corporation, clause (i) above may be satisfied by presentation of a duly executed security transfer power, together with such reasonable assurance that the security transfer power is genuine and effective as the Directors may require.

10.5       Transfer Agents and Registrars

The Board may from time to time, in respect of each class of securities issued by it, appoint one or more trustees, transfer or other agents to keep the securities register and a registrar, trustee or agent to maintain a central securities register of issued security certificates and may appoint one or more persons or agents to keep branch registers, and, subject to the Act, one person may be appointed to keep the securities register and the records of issued security certificates. Such a person may be designated as transfer agent or registrar according to its functions, and one person may be designated both registrar and transfer agent. The Board may at any time terminate such appointment.

10.6       Non-recognition of Trusts

Subject to the Act, the Corporation may treat the registered holder of any security as the person exclusively entitled to vote, to receive notices, to receive any dividend or other payments in respect of the security, and otherwise to exercise all the rights and powers of an owner of the security.

10.7       Security Certificates

(1)         Every holder of one or more securities of the Corporation shall be entitled, at such person’s option, to a security certificate, or to a non-transferable written certificate of acknowledgement of such person’s right to obtain a security certificate, stating the number and class or series of shares held by such person as shown on the securities register. The certificates shall be in such form as the Board may from time to time approve and need not be under the corporate seal. Unless otherwise ordered by the Board, any such certificate shall be signed by at least one of the following persons, or the signature shall be printed or otherwise mechanically reproduced on the certificate:

(a)         a Director or officer of the Corporation;

(b)         a registrar, transfer agent or branch transfer agent of the Corporation, or an individual on their behalf; and

(c)         a trustee who certifies it in accordance with a trust indenture.

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(2)         Unless the Board otherwise determines, certificates in respect of which a transfer agent or registrar has been appointed shall not be valid unless countersigned by or on behalf of such transfer agent or registrar.

(3)         Signatures of signing officers may be printed or mechanically reproduced in facsimile upon security certificates and every such facsimile shall for all purposes be deemed to be the signature of the officer whose signature it reproduces and shall be binding upon the Corporation. A security certificate executed as aforesaid shall be valid notwithstanding that the person has ceased to be a Director or an officer of the Corporation.

10.8       Replacement of Security Certificates

The Board may in its discretion (or any officer or agent designated by the Board may in such person’s discretion) direct the issue of a new share or other such certificate in lieu of and on cancellation of a certificate that has been mutilated or in substitution for a certificate claimed to have been lost, apparently destroyed or wrongfully taken, on payment of such reasonable fee and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

10.9       Joint Holders

If two or more persons are registered as joint holders of any security, the Corporation shall not be bound to issue more than one certificate in respect of that security, and delivery of such certificate to one of those persons shall be sufficient delivery to all of them. Any one of those persons may give effectual receipts for the certificate issued in respect of it or for any dividend, interest, bonus, return of capital or other money payable or warrant issuable in respect of that security.

10.10     Deceased Holders

In the event of the death of a holder, or of one of the joint holders of any security, the Corporation shall not be required to make any entry in the securities register in respect of the death or to make any dividend, interest or other payments in respect of the security except on production of all such documents as may be required by law.

SECTION 11 – Payments

11.1       Payment of Dividends and Other Distributions

Any dividend or other distribution payable in cash to shareholders will be paid by cheque or by electronic means or by such other method as the Directors may determine. The payment will be made to or to the order of each registered holder of shares in respect of which the payment is to be made. Cheques will be sent to the registered holder’s recorded address, unless the holder otherwise directs. In the case of joint holders, the payment will be made to the order of all such joint holders and, if applicable, sent to them at their recorded address, unless such joint holders otherwise direct. The sending of the cheque or the sending of the payment by electronic means or the sending of the payment by a method determined by the Directors in an amount equal to the dividend or other distribution to be paid less any tax that the Corporation is required to withhold will satisfy and discharge the liability for the payment, unless payment is not made upon presentation, if applicable.

11.2        Non-Receipt of Payment

In the event of non-receipt of any payment made as contemplated by Section 11.1 by the person to whom it is sent, the Corporation may issue re-payment to such person for a like amount. The Directors may determine, whether generally or in any particular case, the terms on which any re-payment may be made, including terms as to indemnity, reimbursement of expenses, and evidence of non-receipt and of title.

11.3       Unclaimed Dividends

To the extent permitted by law, any dividend or other distribution that remains unclaimed after a period of two years from the date on which the dividend has been declared to be payable is forfeited and will revert to the Corporation.

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SECTION 12 – MEETINGS OF SHAREHOLDERS

12.1       Annual Meetings

The annual meeting of shareholders shall be held at such time in each year and, subject to Section 12.4, at such place as the Board may from time to time determine, for the purpose of considering the minutes of an earlier meeting, considering the financial statements and reports required by the Act to be placed before the annual meeting, electing Directors, appointing or waiving the appointment of an auditor, fixing or authorizing the Directors to fix the remuneration payable to any such auditor and for the transaction of such other business as may properly be brought before the meeting.

12.2       Special Meetings

The Board shall have power to call a special meeting of shareholders at any time.

12.3       Meeting Held by Electronic Means

(1)         Any person entitled to attend a meeting of shareholders may vote and otherwise participate in the meeting by means of a telephonic, electronic or other communication facility made available by the Corporation that permits all participants to communicate adequately with each other during the meeting. A person participating in a meeting of shareholders by such means is deemed to be present at the meeting.

(2)         Directors who call (but not shareholders who requisition) a meeting of shareholders may determine that:

(a)         the meeting shall be held, in accordance with the regulations, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting; and

(b)         any vote shall be held, in accordance with the regulations, entirely by means of a telephonic, electronic or other communication facility that the Corporation has made available for that purpose.

(3)         Any vote at a meeting of shareholders may be carried out by means of a telephonic, electronic or other communication facility, if the facility:

(a)         enables the votes to be gathered in a manner that permits their subsequent verification; and

(b)         permits the tallied votes to be presented to the Corporation without it being possible for the Corporation to identify how each shareholder or group of shareholders voted.

12.4       Place of Meetings

Meetings of shareholders shall be held at any place in or outside of Canada as the Directors determine subject to the Articles and the Act and may also be held entirely by means of a telephonic, electronic or other communication facility in accordance with Section 12.3(2).

12.5       Notice of Meetings

Notice of the time and place of each meeting of shareholders shall be given in the manner provided in Section 14, if the Corporation is at such time a distributing corporation (as defined in the Act), not less than 21 days and, if the Corporation is not at such time a distributing corporation (as defined in the Act), not less than 10 days, but in either case, not more than 60 days before the date of the meeting to each Director, to any auditor and to each shareholder who at the close of business on the record date for notice is entered in the securities register as the holder of one or more shares carrying the right to receive notice of or vote at the meeting. Notice of a meeting of shareholders called for any purpose other than consideration of the minutes of an earlier meeting, financial statements and auditor’s report, election of Directors and reappointment of the incumbent auditor or fixing or authorizing the Directors to fix the remuneration payable to such auditor shall state or be accompanied by a statement of:

(a)         the nature of the business in sufficient detail to permit the shareholders to form a reasoned judgment on it; and

(b)         the text of any special resolution to be submitted to the meeting.

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12.6       List of Shareholders Entitled to Notice

For every meeting of shareholders, the Corporation shall prepare a list of shareholders entitled to receive notice of the meeting, arranged in alphabetical order and showing the number of shares held by each shareholder entitled to vote at the meeting. If a record date for the meeting is fixed pursuant to Section 12.7, the shareholders listed shall be those registered at the close of business on that record date. If no record date is fixed, the shareholders listed shall be those registered at the close of business on the day during usual business hours at the registered office of the Corporation or at the place where the central securities register is maintained and at the meeting for which the list was prepared. Where a separate list of shareholders has not been prepared, the names of persons appearing in the securities register at the requisite time as the holder of one or more shares carrying the right to vote at such a meeting shall be deemed to be a list of shareholders.

12.7       Record Date for Notice

The Board may fix in advance a date, preceding the date of any meeting of shareholders by not more than 60 days and not less than 21 days, as a record date for the determination of the shareholders entitled to notice of the meeting, and notice of any such record date shall be given not less than seven days before the record date, by advertisement in a newspaper published or distributed in the place where the Corporation has its registered office and in each place in Canada and the United States of America where it has a transfer agent or where a transfer of the Corporation’s shares may be recorded, and, where applicable, by written notice to each stock exchange in Canada and the United States of America on which the Corporation’s shares are listed for trading unless notice of the record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the securities register of the Corporation at the close of business on the day the Directors fix the record date. If no such record date is so fixed, the record date for the determination of the shareholders entitled to receive notice of the meeting shall be at the close of business on the day preceding the day on which the notice is given or, if no notice is given, shall be the day on which the meeting is held.

12.8       Waiver of Notice

A shareholder, a proxyholder, a Director or the auditor and any other person entitled to attend a meeting of shareholders may waive notice of a meeting of shareholders, any irregularity in a notice of meeting of shareholders or any irregularity in a meeting of shareholders. Such waiver may be given in any manner and may be given at any time either before or after the meeting to which the waiver relates. Waiver of any notice of a meeting of shareholders cures any irregularity in the notice, any default in the giving of the notice and any default in the timeliness of the notice.

12.9       Meetings Without Notice

(1)         A meeting of shareholders may be held without notice at any time and place permitted by the Act if:

(a)         all the shareholders entitled to vote at the meeting are present in person or duly represented or if those not present or represented waive notice of or otherwise consent to the meeting being held; and

(b)         the auditor and the Directors are present or waive notice of or otherwise consent to the meeting being held,

so long as the shareholders, auditor or Directors present are not attending for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

(2)         At a meeting held under Section 12.9(1), any business may be transacted which the Corporation may transact at a meeting of shareholders.

12.10     Chairperson, Secretary and Scrutineers

The chairperson of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting: Chair; chief executive officer; president; or a vice-president who is a shareholder. If no such officer is present within 15 minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose a Director who is present, or a shareholder who is present, to be chairperson. The secretary, if any, will act as secretary at meetings of shareholders. If a secretary has not been appointed or if the secretary is absent, the chairperson shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chairperson with the consent of the meeting.

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12.11     Persons Entitled to be Present

The only persons entitled to be present at a meeting of the shareholders shall be those entitled to attend or vote at the meeting, the Directors, officers, auditor, legal counsel of the Corporation and others who, although not entitled to attend or vote, are entitled or required under any provision of the Act, the Articles and the By-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chairperson of the meeting or with the consent of the meeting.

12.12     Quorum

A quorum of shareholders is present at a meeting of shareholders irrespective of the number of persons actually present at the meeting, if the holders of at least 25% of the shares entitled to vote at the meeting are present in person or represented by proxy at the meeting, and at least two persons entitled to vote at the meeting are actually present at the meeting or represented by proxy. A quorum need not be present throughout the meeting provided that a quorum is present at the opening of the meeting. If a quorum is not present at the time appointed for the meeting or within a reasonable time after that the shareholders may determine, the shareholders present or represented may adjourn the meeting to a fixed time and place but may not transact any other business.

12.13     Right to Vote

Every person named in the list referred to in Section 12.6 shall be entitled to vote the shares shown on the list opposite such person’s name at the meeting to which the list relates.

12.14     Proxyholders and Representatives

Every shareholder entitled to vote at a meeting of shareholders may appoint a proxyholder, or one or more alternate proxyholders, as such person’s nominee to attend and act at the meeting in the manner and to the extent authorized and with the authority conferred by the proxy. A proxy shall be in writing or electronic signature executed by the shareholder or such person’s attorney and shall conform with the requirements of the Act and other applicable law and will be in such form as the Directors may approve from time to time or such other form as may be acceptable to the chairperson of the meeting at which the instrument of proxy is to be used. Alternatively, every shareholder which is a body corporate or other legal entity may authorize by resolution of its directors or governing body an individual to represent it at a meeting of shareholders and that individual may exercise on the shareholder’s behalf all the powers it could exercise if it were an individual shareholder. The authority of such an individual shall be established by depositing with the Corporation a certified copy of the resolution, or a certified copy of an extract from the By-laws of the body corporate or association, authorizing the representative to represent the body corporate or other legal entity, or in such other manner as may be satisfactory to the secretary or the chairperson of the meeting. Any such proxyholder or representative need not be a shareholder. The proxy is valid only at the meeting in respect of which it is given or any adjournment thereof.

12.15     Time for Deposit of Proxies

The Board may fix a time not exceeding 48 hours, excluding non-business days, preceding any meeting or adjourned meeting of shareholders before which time proxies to be used at the meeting must be deposited with the Corporation or its agent, and any time so fixed shall be specified in the notice calling the meeting. A proxy shall be acted on only if, before the time so specified, it has been deposited with the Corporation or its agent specified in the notice or if, no such time having been specified in the notice, it has been received by the secretary or by the chairperson of the meeting before the time of voting.

12.16     Joint Shareholders

If two or more persons hold shares jointly, any one of them present in person or duly represented at a meeting of shareholders may, in the absence of the other or others, vote the shares, but, if two or more of those persons are present in person or represented and vote, they shall vote as one the shares jointly held by them.

12.17     Votes to Govern

At any meeting of shareholders, every question shall, unless otherwise required by the Articles or By-laws, be determined by a majority of the votes cast on the question.

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12.18     Casting Vote

In case of an equality of votes at any meeting of shareholders either on a show of hands or on a poll, the chairperson of the meeting shall not be entitled to a second or casting vote.

12.19     Procedure

The chairperson of a meeting of shareholders will conduct the meeting and determine the procedure to be followed at the meeting. The chairperson’s decision on all matters or things, including any questions regarding the validity or invalidity of a form of proxy or other instrument appointing a proxy, shall be conclusive and binding upon the meeting of shareholders.

12.20     Show of Hands

Subject to the Act, any question at a meeting of shareholders shall be decided by a show of hands, unless a ballot is required or demanded as provided. On a show of hands, every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands has been taken on a question, unless a ballot is demanded, an entry in the minutes of a meeting of shareholders to the effect that the chairperson declared a resolution to be carried or defeated is, in the absence of proof to the contrary, proof of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

12.21     Ballots

On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken on it, the chairperson may require a ballot or any person who is present and entitled to vote on the question at the meeting may demand a ballot. The requirement or demand for a ballot may be made either before or after any vote on the question by a show of hands. A ballot so required or demanded shall be taken in such manner as the chairperson shall direct. A requirement or demand for a ballot may be withdrawn at any time before the taking of the ballot. If a ballot is taken, each person present shall be entitled, in respect of the shares which such person is entitled to vote at the meeting on the question, to that number of votes provided by the Act or the Articles, and the result of the ballot so taken shall be the decision of the shareholders on the question.

12.22     Adjournment

The chairperson at a meeting of shareholders may, with the consent of the meeting and subject to such conditions as the meeting may decide, adjourn the meeting from time to time and from place to place. If a meeting of shareholders is adjourned for less than 30 days, it will not be necessary to give notice of the adjourned meeting, other than by announcement at the original meeting that is adjourned. Subject to the Act, if a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting. Any adjourned meeting is duly constituted if held in accordance with the terms of the adjournment and a quorum is present at the adjourned meeting. Any business may be considered and transacted at any adjourned meeting which might have been considered and transacted at the original meeting of shareholders.

12.23     Resolution in Lieu of Meeting

A resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders unless, in accordance with the Act:

(a)         in the case of the resignation or removal of a Director, or the appointment or election of another person to fill the place of that Director, a written statement is submitted to the Corporation by the Director giving the reasons for such person’s resignation or the reasons why such person opposes any proposed action or resolution for the purpose of removing such person from office or the election of another person to fill the office of that Director; or

(b)         in the case of the removal or resignation of an auditor, or the appointment or election of another person to fill the office of auditor, representations in writing are made to the Corporation by that auditor concerning its proposed removal, the appointment or election of another person to fill the office of auditor or its resignation.

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SECTION 13 – APPLICABLE FORUM

Unless the Corporation approves or consents in writing to the selection of an alternative forum, the courts of the Province of Québec and appellate courts therefrom shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any Director, officer or employee of the Corporation to the Corporation; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Act or the Articles or By-laws (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the Corporation’s “affairs” (as defined in the Act). Unless the Corporation approves or consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, regardless of whether such complaint also involves parties other than the Corporation (including, but not limited to, any underwriters or auditors retained by the Corporation). If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than with the designated court (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the court in connection with any action or proceeding brought in any such court to enforce the preceding sentence, and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. Any person or entity holding or purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 13. This by-law shall be enforceable by any party to a complaint covered by this by-law.

SECTION 14 – NOTICES

14.1       Method of Giving Notices

Any notice (which term includes, without limitation, any communication or document) to be given (which term includes, without limitation, sent, delivered or served) pursuant to the Act, the regulations, the Articles, the By-laws or otherwise to a shareholder, Director, officer, auditor or member of a committee of the Board shall be sufficiently given if delivered personally to the person to whom it is to be given or if mailed to such person at such person’s recorded address by prepaid, ordinary or air mail, or if sent to such person at such person’s recorded address by means of any telephonic, electronic or other communication facility. A notice so delivered shall be deemed to have been given when it is delivered personally and a notice so mailed shall be deemed to have been given when deposited in a post office or public mailbox. A notice sent by any means of electronic or recorded telephonic communication shall be deemed to have been given when dispatched or delivered to the appropriate communication company or agency. The secretary may change or cause to be changed the recorded address of any shareholder, Director, officer, auditor or member of a committee of the Board in accordance with any information believed by such person to be reliable.

14.2       Notice to Joint Shareholders

If two or more persons are registered as joint holders of any share, any notice may be addressed to all such joint holders, but notice addressed to one of those persons shall be sufficient notice to all of them.

14.3       Computation of Time

In computing the date when notice must be sent under any provision requiring a specified period of days’ notice of any meeting or other event, the period of days shall commence on the day following the sending of such notice and shall terminate on the day preceding the date of the meeting or other event provided that if the last day of the period is a non-business day, the period shall be extended to the next day that is not a non-business day.

14.4       Undelivered Notices

If any notice given to a shareholder pursuant to Section 14.1 is returned on two consecutive occasions because such shareholder cannot be found, the Corporation shall not be required to give any further notices to that shareholder until such person informs the Corporation in writing of such person’s new address.

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14.5       Omissions and Errors

The accidental omission to give any notice to any shareholder, Director, officer, auditor or member of a committee of the Board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance of the notice shall not invalidate any action taken at any meeting held pursuant to the notice or otherwise founded on it.

14.6       Persons Entitled by Death or Operation of Law

Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of the share which has been duly given to the shareholder from whom such person derives such person’s title to the share before such person’s name and address is entered on the securities register (whether the notice was given before or after the happening of the event on which such person became so entitled) and before such person furnished the Corporation with the proof of authority or evidence of such person’s entitlement prescribed by the Act.

14.7       Waiver of Notice

Any shareholder, proxyholder or other person entitled to notice of or attend a meeting of shareholders, Director, officer, auditor or member of a committee of the Board may at any time waive any notice, or waive or abridge the time for any notice, required to be given to such person under the Act, the regulations, the Articles, the By-laws or otherwise, and that waiver or abridgement, whether given before or after the meeting or other event of which notice is required to be given, shall cure any default in the giving or in the time of the notice, as the case may be. Any such waiver or abridgement shall be in writing, except a waiver of notice of a meeting of shareholders or of the Board or a committee of the Board, which may be given in any manner.

14.8       Electronic Documents

A requirement under these by-laws that a notice, document or other information be provided in writing may be satisfied by providing an electronic document and a requirement under these by-laws for a signature or that a document be executed, in relation to an electronic document, may be satisfied, in each case, if the requirements in the Act in respect thereof are met.

This by-law was made by resolution of the Directors and confirmed by ordinary resolution of the shareholders on _________________________

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Annex F

FORM OF LOCK-UP AGREEMENT

[Closing Date]

VIKING ACQUISITION CORP. I
900 Third Avenue, 18th Floor
New York, NY

Re:	Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (the “BCA”), dated as of April 16, 2026, entered into by and among Viking Acquisition Corp. I, a Cayman Islands exempted corporation (including following its continuation from the Cayman Islands to Canada, the “Acquiror”), Viking NS Amalgamation Corp.,, a corporation existing under the Canadian Business Corporations Act and a wholly-owned subsidiary of the Acquiror (“NewCo”), and NorthStar Earth and Space Inc., a corporation existing under the Canadian Business Corporations Act (the “Company”), pursuant to which, among other things, NewCo shall amalgamate with and into the Company (the “Amalgamation”) to form one corporate entity (the “Amalgamated Company”) except that the legal existence of the Company will not cease and Newco will survive the Amalgamation as the Amalgamated Company (the transactions contemplated by the BCA collectively being the “Business Combination”). Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the BCA.

In order to induce Acquiror to proceed with the Business Combination and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with Acquiror as follows:

1. Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of Acquiror, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Acquiror Class A common shares (the “Common Shares”) held by it immediately after the effective time of the Amalgamation, any Common Shares issuable upon the exercise of options to purchase Common Shares held by the Securityholder immediately after the effective time of the Amalgamation, or any securities convertible into or exercisable or exchangeable for Common Shares held by the Securityholder immediately after the effective time of the Amalgamation (the “Lock-Up Securities”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”) until 180 days after the closing date of the Amalgamation (the “Lock-Up Period”), subject to the early release provisions set forth in Section 2 below.

2. The restrictions set forth in Section 1 shall not apply to:

i. in the case of an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;

ii. in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

Annex F-1

iii. in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

iv. in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

v. in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

vi. in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

vii. in the case of an entity, Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

viii. transactions relating to Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares acquired in open market transactions after the effective time of the Amalgamation, provided, that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

ix. the exercise of stock options or warrants to purchase Common Shares or the settlement of stock or unit appreciation rights that are based on, and settled with, Common Shares or the vesting of stock awards of Common Shares and any related transfer of Common Shares to Acquiror in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such Common Shares, it being understood that all Common Shares received upon such exercise, vesting, settlement or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

x. transfers to Acquiror pursuant to any contractual arrangement in effect at the effective time of the Amalgamation that provides for the repurchase by Acquiror or forfeiture of Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares in connection with the termination of the Securityholder’s service to Acquiror;

xi. the entry, by the Securityholder, at any time after the effective time of the Amalgamation, of any trading plan providing for the sale of Common Shares by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any Common Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

xii. transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Acquiror’s securityholders having the right to exchange their Common Shares for cash, securities or other property; and

xiii. transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, and such change prevents the Amalgamation from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Amalgamation does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction, provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer

Annex F-2

restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister, in each case, of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that Acquiror, with the approval of the board of directors of the Acquiror, shall be entitled to release any Securityholder from any or all of its obligations hereunder, provided, however, that if one Securityholder is released, the other Securityholders shall also be similarly released on the same terms and on a pro rata basis to the number of Lock-Up Securities with respect to the released Securityholder.

3. For the avoidance of any doubt, (i) the Securityholder shall retain all of its rights as a shareholder of the Acquiror during the Lock-Up Period, including the right to vote, and to receive any dividends, distributions, or other entitlements in respect of, any Lock-Up Securities.

4. If any Transfer is made or attempted contrary to the provisions of this Letter Agreement, such purported Transfer shall be null and void ab initio, and Acquiror and any duly appointed transfer agent shall refuse to make any such Transfer or recognize any such purported transferee of the Lock-Up Securities as an equity holder of Acquiror for any purpose.

5. During the Lock-Up Period, stop transfer orders shall be placed against the Lock-Up Securities and each certificate or book entry position statement evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP LETTER AGREEMENT, DATED AS OF [•], 2026, DELIVERED BY THE ISSUER’S SECURITY HOLDER NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

6. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder and (ii) Acquiror.

7. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

8. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any state or federal court located in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9. This Letter Agreement shall terminate on the expiration of the Lock-up Period.

[Signature Pages Follow]

Annex F-3

SECURITYHOLDER:

Print Name of Securityholder:
[NAME]
Sign Below:
If a non-individual Securityholder: Name of Signatory: [SIGNATORY] Title of Signatory: ______________________________

Securityholder notice details:

Name of Registered Securityholder:	[Name]
Address:	[Address]

Attention:	[Name]
Telephone:	[Telephone]
Email:	[Email]

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Annex G

_________________________________________________

[NEW NORTHSTAR]
LONG TERM EQUITY INCENTIVE PLAN

_________________________________________________

Effective [•]

Annex G-i

Annex G-ii

[NEW NORTHSTAR]
LONG TERM EQUITY INCENTIVE PLAN

[NEW NORTHSTAR] (the “Company”) hereby establishes this [NEW NORTHSTAR] Long Term Equity Incentive Plan, as may be amended from time to time (the “Plan”) for certain qualified directors, executive officers, employees, and consultants of the Company or any of its Subsidiaries. The Plan shall become effective on the Effective Date (as defined below) and shall remain in effect, subject to the right of the Committee (as defined below) to amend or terminate the Plan at any time pursuant to Section 10.3, until the tenth (10th) anniversary of the Effective Date. Except as otherwise specifically permitted in the Plan or a Grant Agreement, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 1
INTERPRETATION

Section 1.1          Definitions.

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively:

(1)         “Account” means an account maintained for each Participant on the books of the Company which will be credited with Options, Share Appreciation Rights, PSUs, RSUs or DSUs, as applicable, and Dividend Equivalents (other than in respect of Options and Share Appreciation Rights), in accordance with the terms of this Plan;

(2)         “Active Employment” or “Actively Employed” means, in the case where the Participant is an employee, the period during which the Participant performs work for the Company or any of its Subsidiaries. For certainty, “Active Employment” or “Actively Employed” shall be deemed to include, as applicable, (a) any period of vacation, disability, or other leave permitted by applicable employment standards legislation, and (b) if applicable and required, any period constituting the minimum notice of termination period that is required to be provided to an employee pursuant to applicable employment standards legislation (if any) and “Active Employment” or “Actively Employed” shall be deemed to exclude any other period that follows or ought to have followed, as applicable, the later of (i) if applicable and required, the end of the minimum notice of termination period that is required to be provided to an employee pursuant to applicable employment standards legislation (if any), or (ii) the Participant’s last day of performing work for the Company or any of its Subsidiaries whether that period arises from a contractual, common law, or civil law right;

(3)         “Active Engagement” or “Actively Engaged” means any period in which a Participant who is not an employee of the Company or any of its Subsidiaries provides services to the Company or any of its Subsidiaries. For certainty, “Active Engagement” or “Actively Engaged” shall exclude any period that follows, or ought to have followed, a Participant’s last day of providing services to the Company or any of its Subsidiaries, whether that period arises from a contractual, common law, or civil law right;

(4)         “Adjustment Factor” means the adjustment factor applicable to the applicable Performance Criteria set out in the applicable Grant Agreement;

(5)         “Affiliate” means, means, with respect to a Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person; and “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(6)         “Award” means an Option, a Share Appreciation Right, a PSU, an RSU and/or a DSU, as applicable, granted to a Participant pursuant to the terms of the Plan and the applicable Grant Agreement and/or a Cash Equivalent and a Dividend Equivalent, as applicable, granted under the Plan;

(7)         “Board” means the board of directors of the Company;

(8)         “Black-Out Period” means a period of time when, pursuant to any policies of the Company (including the Insider Trading Policy) or determination by the Board or Committee, any securities of the Company may not be traded by certain Persons designated by the Company;

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(9)         “Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in Montréal, Québec for the transaction of banking business;

(10)       “Cash Equivalent” means the amount of money equal to the Fair Market Value multiplied by the number of vested PSUs, RSUs or DSUs, as applicable, in the Participant’s Account, net of any applicable taxes in accordance with Section 11.2, on the PSU Settlement Date, the RSU Settlement Date, or the DSU Settlement Date, as applicable;

(11)       “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” as set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or an Affiliate or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or an Affiliate, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or an Affiliate, if any, or any violation or breach of any material written policy or rule of the Company or an Affiliate as may be in effect from time to time, including any of such policy or rule regarding sexual harassment or work-place discrimination, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure, confidentiality and/or other similar agreement with the Company or an Affiliate, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or an Affiliate, including the Participant’s commission of or participation in an act of fraud, embezzlement, misappropriation, breach of fiduciary duty against the Company or an Affiliate, (v) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or an Affiliate or while performing Participant’s duties and responsibilities for the Company or an Affiliate, or the use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, (vi) the Participant’s conviction of, or plea of guilty or nolo contendere to, any felony or crime involving moral turpitude, (vii) any act or omission that would constitute a “serious reason” for termination of employment without notice or pay in lieu of notice under applicable law, or (viii) such Participant’s wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Participant’s employer, whether such employer is the Company or an Affiliate. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(12)       “Change of Control” shall mean, unless otherwise defined in an Employment Agreement, the happening, in a single transaction or in a series of related transactions, of any of the following events:

(a)  any transfer, conveyance, sale, lease, exchange or otherwise, of all or substantially all of the assets of the Company to any Person other than an Affiliate of the Company immediately prior to such transaction (a “NorthStar Affiliate”);

(b)  the first of any acquisition or series of acquisitions, directly or indirectly and by any means whatsoever (including, without limitation, by purchase, merger, amalgamation, arrangement, consolidation, combination, or other similar transaction) by any Person other than a NorthStar Affiliate, or by a group of Persons, acting jointly or in concert, (the “Acquirer”) of that number of voting shares of the Company which is equal to or greater than 50% of the voting shares issued and outstanding immediately after such acquisition unless any Person or group of Persons, acting jointly or in concert (the “Controller”) then owns directly or indirectly, more of the total issued and outstanding voting shares of the Company than the Acquirer, provided that a disposition by the Controller of voting shares such that it owns fewer of the total issued and outstanding voting shares of the Company than the Acquirer shall also be a Change of Control; or

(c)  the majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election notwithstanding any provision in the definition of “Change of Control” to the contrary, for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change of Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change of Control described above with respect to such Award a Change of Control shall not be deemed to have occurred unless both a Change of Control and

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a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company has occurred;

(13)       “Committee” means the Compensation Committee of the Board, or such other committee of the Board designated by the Board as being primarily responsible for recommending to the Board the compensation of the Eligible Participants. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan and (ii) “Independent”, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan;

(14)       “Company” means [NEW NORTHSTAR], a corporation incorporated under the Canada Business Corporations Act, as amended from time to time;

(15)       “Compensation Recovery Policy” means the Company’s written compensation recovery policy, as in effect from time to time;

(16)       “consultants”, shall mean any consultant or advisor who provides services to the Company or any Affiliate, so long as (i) such Person renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction or in relation to a distribution, (ii) such Person provides the services under a written contract with the Company or an Affiliate, (iii) such Person does not directly or indirectly promote or maintain a market for the Company’s securities, (iv) such Person spends or will spend a significant amount of time and attention on the affairs and business of the Company or its Affiliate; and (v) the identity of such Person would not preclude the Company from offering or selling securities to such Person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the United States Securities Act of 1933, as amended or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the United States Securities Act of 1933, as amended or under an exemption from the prospectus requirement under applicable Canadian securities laws.

(17)       “Current Grant” has the meaning ascribed thereto in Section ٣.٧(d);

(18)       “Disability” in respect of a Participant who is an employee, has the meaning attributed thereto in the Participant’s Employment Agreement, and if there is no such defined term (or such other similar term), means the Participant’s inability to substantially fulfil their duties on behalf of or the Company, a Subsidiary, or an Affiliate as a result of illness or injury for a continuous period of nine (9) months or more or for an aggregate period of twelve (12) months or more during any consecutive twenty-four (24) month period, despite the provision of reasonable accommodations in accordance with applicable human rights legislation by the Company, a Subsidiary, or an Affiliate, as applicable; it being understood that unsuccessful attempts to return to work for periods of less than fifteen (15) days shall not interrupt the calculation, the whole being subject to applicable human rights legislation; provided that for purposes of the exercise of an Incentive Stock Option, “Disability” shall mean a permanent and total disability, within the meaning of Section 22(e)(3) of the U.S. Code;

(19)       “Disqualifying Disposition” has the meaning ascribed thereto in Section 3.7(e);

(1)         “Dividend Equivalent” means a bookkeeping entry equivalent in value to a dividend paid on a Share credited to a Participant’s Account, determined as per the following formula: (A x B)/C where:

“A” represents the amount of the dividend per Share declared and paid on the Shares by the Company;

“B” represents the number of Awards listed in the Participant’s applicable Account on the Dividend Payment Date; and

“C” represents the Fair Market Value of one Share on the Dividend Payment Date.

(20)       “Dividend Payment Date” means the date on which the Company pays a dividend on the Shares;

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(21)       “DSU” means a deferred share unit that is granted by the Company from time to time to a Participant pursuant to Article 7 which shall upon vesting entitle the holder thereof to receive the Cash Equivalent, subject to the terms and conditions of this Plan and the applicable DSU Agreement, provided that such DSU has not expired before vesting;

(22)       “DSU Agreement” means a written agreement between the Company and a Participant evidencing the grant of DSUs and the terms and conditions thereof;

(23)       “DSU Settlement Date” has the meaning ascribed thereto in Section 7.4(1);

(24)       “Effective Date” has the meaning ascribed thereto in Section 11.9;

(25)       “Eligible Participants” means any director, executive officer, employee or consultant of the Company or any of its Subsidiaries (for so long as such Person is Actively Employed or Actively Engaged); provided, however, that any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Shares; provided further, however, that solely with respect to the grant of an Incentive Stock Option, an Eligible Participant shall be any employee (including any executive officer) of the Company or any Subsidiary Company and for certainty shall not include any director or consultant of the Company or any of its Subsidiaries;

(26)       “Employment Agreement” means, with respect to any Participant, any written employment agreement entered into between the Company or a Subsidiary, as applicable, on one hand, and such Participant, on the other hand, which governs the Participant’s terms and conditions of employment, including any amendments made thereto;

(27)       “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto;

(28)       “Exercise Notice” means a notice, in the form attached to the relevant Option Agreement, or such other form as the Committee may use from time to time, in writing signed by a Participant and stating the Participant’s intention to exercise Options and the manner in which such Options are to be exercised;

(29)       “Fair Market Value” means at any date when the market value of Shares is to be determined (a) if the Shares are listed on the TSX and/or the NYSE (i)  the VWAP on the TSX for the five (5) trading days immediately preceding such date where value is determined in Canadian dollars for the grant or payment of an Award and (ii) the VWAP on the NYSE for the five (5) trading days immediately preceding such date where value is determined in U.S. dollars for the grant or payment of an Award, as applicable; (b) if the Shares are not listed on both the NYSE and the TSX, then as calculated in paragraph (a) by reference to the price on the Stock Exchange on which the Shares are then listed (or, if the Shares are then listed on more than one Stock Exchange, then using the Stock Exchange on which a majority of Shares are traded on the five (5) trading days preceding the date of determination); or (c) if the Shares are not listed on any Stock Exchange, the value as is determined solely by the Committee, acting reasonably and in good faith and such determination shall be conclusive and binding on all Persons;

(30)       “Forfeiture Policy” has the meaning ascribed thereto in Section 11.3.

(31)       “Grant Agreement” means a written agreement entered into by the Company and a Participant evidencing the grant to such Participant of an Award, including an Option Agreement, a PSU Agreement, an RSU Agreement and a DSU Agreement;

(32)       “Incentive Stock Option” or “ISO” means an Option that is intended to meet the requirements of Section 422 of the U.S. Code;

(33)       “Insider” means a “reporting insider” as defined in Regulation 55-104 Insider Reporting Requirements and Exemptions and includes associates and affiliates (as such terms are defined in the TSX Company Manual) of such “reporting insider”;

(34)       “Insider Trading Policy” means the Company’s written insider trading policy, as in effect from time to time;

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(35)       “Intrinsic Value” has the meaning ascribed thereto in Section 3.6(2) hereof.

(36)       “More Than 10% Owner” has the meaning ascribed thereto in Section 3.7(b);

(37)       “Non-Employee Director” means members of the Board who, at the time of execution of a Grant Agreement and at all times thereafter while they continue to serve as a member of the Board, are not employees of the Company or a Subsidiary;

(38)       “Non-Exempt Deferred Compensation” has the meaning ascribed thereto in Section 9.1(2);

(39)       “Non-Qualified Canadian Security” means a “non-qualified security” within the meaning of Section 110 of the Tax Act;

(40)       “Nonqualified Deferred Compensation Rules” means the limitations and requirements of Section 409A of the U.S. Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto;

(41)       “Nonstatutory Option” means an Option that is not an ISO;

(42)       “NYSE” means the New York Stock Exchange;

(43)       “Other Plans” has the meaning ascribed thereto in Section 3.7(d);

(44)       “Option” means an option that is granted by the Company from time to time to a Participant pursuant to Article 3 which shall upon exercise entitle the holder thereof to acquire a designated number of Shares from treasury at the Option Price, subject to the terms and conditions of this Plan and the applicable Option Agreement, provided that such Option has not expired prior to being exercised;

(45)       “Option Agreement” means a written agreement between the Company and a Participant evidencing the grant of Options and Share Appreciation Rights and the terms and conditions thereof;

(46)       “Option Price” has the meaning ascribed thereto in Section 3.2;

(47)       “Option Term” has the meaning ascribed thereto in Section 3.4;

(48)       “Participants” means Eligible Participants that are granted Awards under the Plan;

(49)       “Performance Criteria” means specified criteria established by the Committee and set forth in the applicable Grant Agreement, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. The performance criteria may consist of the following (determined for the Company, on a consolidated basis, and/or for its Affiliates, or for business or geographical units of the Company and/or an Affiliate), without limitation: (a) earnings per share; (b) revenues or margins; (c) cash flow (including operating cash flow, free cash flow, discounted return on investment, and cash flow in excess of cost of capital); (d) operating margin; (e) return on net assets, investment, capital, or equity; (f) economic value added; (g) direct contribution; (h) net income; pretax earnings; earnings before all or some of the following items: interest, taxes, depreciation, amortization, stock-based compensation, ASC 718 expense, or any extraordinary or special items; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (i) working capital; (j) management of fixed costs or variable costs; (k) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (l) total stockholder return; (m) debt reduction; (n) market share; (o) entry into new markets, either geographically or by business unit; (p) customer retention and satisfaction; (q) strategic plan development and implementation, including turnaround plans; and/or (r) the Fair Market Value of a Share. Any of the foregoing criteria may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the Nasdaq Composite Index, the Russell 2000 Index, or another group of companies that are deemed comparable to the Company. In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee shall exclude the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally

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accepted accounting principles), and other unusual or non-recurring charges, (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the Award is granted.

(50)       “Performance Period” means the period determined by the Committee at the time any Award is granted or at any time thereafter during which any Performance Criteria and any other conditions specified by the Committee with respect to such Award are to be measured and by which the vesting of the Award is determined;

(51)       “Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;

(52)       “PSU” means a performance share unit that is granted by the Company from time to time to a Participant pursuant to Article 5 hereof which shall upon vesting entitle the holder thereof to receive Shares issued from treasury or purchased on the open market, the Cash Equivalent or a combination thereof, as applicable, subject to the terms and conditions of this Plan and the applicable PSU Agreement, provided that such PSU has not expired before vesting;

(53)       “PSU Agreement” means a written agreement between the Company and a Participant evidencing the grant of PSUs and the terms and conditions thereof;

(54)       “PSU Settlement Date” has the meaning ascribed thereto in Section 5.4(1);

(55)       “Replaced Award” has the meaning ascribed thereto in Section 10.2(3);

(56)       “Replacement Award” has the meaning ascribed thereto in Section 10.2(3);

(57)       “Required Delay Period” has the meaning ascribed thereto in Section 9.1(3)(a);

(58)       “Restriction Period” means a period determined by the Committee, in its sole discretion, ending in all cases no later than (a) in the case of PSUs and RSUs that, by their terms, can be settled for the Cash Equivalent at the election of the Company, three (3) years after the last day of the calendar year in which the performance of services for which PSUs or RSUs are remuneration were first rendered; (b) in the case of RSUs that, by their terms, cannot be settled for the Cash Equivalent at the election of the Company, ten (10) years from the date of grant; (c) in the case of DSUs, December 15 of the calendar year following the calendar year of the Participant’s Termination Date; and (d) in every other case, the date determined by the Committee at the time any Award is granted or at any time thereafter during which any PSU, RSU or DSU is subject to vesting, risk of forfeiture or deferral, as applicable;

(59)       “RSU” means a restricted share unit that is granted by the Company from time to time to a Participant pursuant to Article 6 which shall upon vesting entitle the holder thereof to receive a payment in the form of Shares issued from treasury or purchased on the open market, the Cash Equivalent or a combination thereof, subject to the terms and conditions of this Plan and the applicable RSU Agreement, provided that such RSU has not expired before vesting;

(60)       “RSU Agreement” means a written agreement between the Company and a Participant evidencing the grant of RSUs and the terms and conditions thereof;

(61)       “RSU Settlement Date” has the meaning ascribed thereto in Section 6.4(1);

(62)       “Share Appreciation Right” has the meaning ascribed thereto in Section 4.1(1);

(63)       “Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more full-time employees, directors, officers, Insiders, or consultants of the Company or a Subsidiary, including security-based compensation arrangements (or equivalent) under the rules of a Stock Exchange, a Share purchase from treasury by a full-time employee, director, officer, Insider, or consultant which is financially assisted by the Company or a Subsidiary by way of a loan, guarantee or otherwise.

(64)       “Shares” means the common shares in the share capital of the Company, and such other securities as may be substituted (or re-substituted) for Shares pursuant to Article 10;

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(65)       “Specified Employee” has the meaning ascribed thereto in Section 9.1(3);

(66)       “Stock Exchange” means the TSX and/or the NYSE, or if the Shares are not listed or posted for trading on such stock exchange at a particular date, any other stock exchange on which the Shares are then listed or posted for trading;

(67)       “Subsidiary” means a corporation, company or partnership that is controlled, directly or indirectly, by the Company;

(68)       “Subsidiary Company” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain;

(69)       “Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

(70)       “Termination Date” means the date on which a Participant ceases to be an Eligible Participant as a result of the termination of their employment or engagement with the Company or a Subsidiary, for any reason, including death, retirement, resignation or termination with Cause, without Cause or as a result of Disability, as applicable. For the purposes of this definition and the Plan, a Participant’s employment or engagement with the Company or a Subsidiary shall be considered to have terminated on the last day of the Participant’s Active Employment or Active Engagement (as applicable), whether such day is selected by agreement with the Participant, or unilaterally by the Participant, or the Company or a Subsidiary, and whether with or without advance notice to the Participant. For the avoidance of doubt, the last day of the Participant’s Active Employment or Active Engagement (as applicable) shall be (i) in the event of the Participant’s death, the date of such death, and (ii) in the event of the Participant’s Disability, the date on which the Participant meets the definition of Disability as defined hereunder.

(71)       “TSX” means the Toronto Stock Exchange;

(72)       “U.S. Code” the United States Internal Revenue Code of 1986, as amended from time to time and any reference to a particular section of the U.S. Code shall include references to guidance, regulations and rulings thereunder and to successor provisions;

(73)       “U.S. Participant” means, any Participant who is a United States citizen or United States resident alien as defined for purposes of Section 7701(b)(1)(A) of the U.S. Code;

(74)       “US$100,000 Limit” has the meaning ascribed thereto in Section 3.7(d);

(75)       “Vesting Determination Date” means the date on which the Committee determines if the vesting conditions with respect to PSUs, RSUs or DSUs (including, any applicable Performance Criteria) have been met, and as a result, establishes the number of PSUs, RSUs or DSUs, as applicable, that become vested, if any;

(76)       “Vesting Year” has the meaning ascribed thereto in Section 110 of the Tax Act; and

(77)       “VWAP” means the volume weighted average trading price of the Shares, calculated by dividing the total value by the total volume of Shares traded on the relevant Stock Exchange for the relevant period.

Section 1.2          Interpretation.

(1)         Whenever the Board or the Committee is to exercise discretion or authority in the administration of the terms and conditions of this Plan, the term “discretion” or “authority” means the sole and absolute discretion of the Board or the Committee, as applicable.

(2)         The provision of a table of contents, the division of this Plan into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the interpretation of this Plan.

(3)         In this Plan, words importing the singular shall include the plural, and vice versa and words importing any gender include any other gender.

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(4)         The words “including”, “includes” and “include” and any derivatives of such words mean “including (or includes or include) without limitation”. As used herein, the expressions “Article”, “Section” and other subdivision followed by a number, mean and refer to the specified Article, Section or other subdivision of this Plan, respectively.

(5)         If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Plan, then the first day of the period is not counted, but the day of its expiry is counted.

Article 2
PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS

Section 2.1          Purpose of the Plan.

The purpose of the Plan is to permit the Company to grant Awards to Eligible Participants, subject to certain conditions as hereinafter set forth, for the following purposes:

(1)         to support the achievement of the Company’s performance objectives;

(2)         to ensure that interests of key persons are aligned with the success of the Company;

(3)         to provide compensation opportunities through which the Company or a Subsidiary may attract, retain and motivate able Persons to advance the long-term success of the Company and its Subsidiaries; and

(4)         to reward Participants for their performance of services while working for the Company or a Subsidiary.

Section 2.2          Implementation and Administration of the Plan.

(1)         Subject to the Committee reporting to the Board on all matters relating to this Plan and obtaining approval of the Board for those matters required by the Committee’s mandate, the Plan shall be administered and interpreted by the Committee. Without limiting the generality of the foregoing, but Subject to Article 10 and any applicable rules of a Stock Exchange, the Committee may, from time to time, as it may deem expedient, adopt, amend and rescind rules and regulations or vary the terms of this Plan and/or any Award hereunder for carrying out the provisions and purposes of the Plan and/or to address tax or other requirements of any applicable jurisdiction. Subject to the provisions herein, the Committee is authorized, in its sole discretion, to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration and operations of the Plan as it may deem necessary or advisable, which determinations and decisions need not be uniform among Participants or Awards granted hereunder, including each of the following:

(a)         designate Eligible Participants as Participants;

(b)         determine the type or types of Awards to be granted to an Eligible Participant (including the class(es) of Eligible Participants entitled to receive certain type or types of Awards);

(c)         determine the number of Shares or amount of cash to be covered by or issuable or payable pursuant to Awards;

(d)         determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more Performance Criteria);

(e)         modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Shares or vice versa, provided that an Award to which Section 7 of the Tax Act is intended to apply shall not be settled in cash or property other than Shares (or substituted shares) except at the election of the Participant), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(f)          determine the treatment of an Award upon a termination of employment or other service relationship;

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(g)         designate naming conventions for purposes of distinguishing between a class of Awards, for example distinguishing between Awards that are solely Share-settled or solely Cash Equivalent settled in accordance with their terms;

(h)         impose a holding period with respect to an Award or the Shares received in connection with an Award;

(i)          interpret and administer the Plan and any Grant Agreement;

(j)          correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Grant Agreement; and

(k)         make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(2)         Subject to the Committee reporting to the Board on all matters relating to this Plan and obtaining approval of the Board for those matters required by the Committee’s mandate, the Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not violate applicable law, or the applicable rules of a Stock Exchange. Upon any such delegation, all references in the Plan to the “Committee,” other than in Article 10, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee in accordance with its mandate and with the prior approval of the Board, if required by the Committee’s mandate. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or a Subsidiary, or take any action with respect to any Award previously granted to himself or herself, a member of the Committee, or any executive officer of the Company or a Subsidiary. The Committee may also, pursuant to Section 11.1, appoint agents who are not executive officers of the Company or members of the Committee to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Shares. Any such delegation by the Committee may be revoked at any time at the Committee’s sole discretion. The interpretation, administration, construction and application of the Plan and any provisions hereof made by the Committee, or by any officer, manager, committee or any other Person to which the Committee delegated authority to perform such functions, shall be final and binding on the Company, its Subsidiaries and all Eligible Participants.

(3)         No member of the Committee or any Person acting pursuant to authority delegated by the Committee hereunder shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder. Members of the Committee, and any Person acting at the direction or on behalf of the Committee, shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

(4)         The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board or the Committee with regard to the allotment or issuance of any Shares or any other securities in the capital of the Company. For greater clarity, the Company shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, repurchasing Shares or any other securities in its share capital, or varying or amending its share capital or corporate structure.

(5)         Nothing contained herein shall prevent the Company from adopting additional Share Compensation Arrangements or other compensation arrangements from time to time, subject to any required approvals.

Section 2.3          Participation in this Plan.

(1)         The Company makes no representation or warranty as to the future market value of the Shares or with respect to any income tax matters affecting any Participant resulting from the grant, vesting or settlement of an Award, the exercise of an Option or Share Appreciation Right or resulting from any transactions in the Shares or any other event affecting the Awards. With respect to any fluctuations in the market price of the Shares, neither the Company, nor any of its directors, officers, employees, shareholders or agents shall be liable for anything done or omitted to be done by such Person or any other Person with respect to the price, time, quantity or other conditions and

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circumstances of the issuance of Shares hereunder, or in any other manner related to the Plan. For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional Awards will be granted to such Participant to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Company and its Affiliates do not assume responsibility for the income or other tax consequences resulting to any Participant and each Participant is advised to consult with his or her own tax advisors.

(2)         Participants (and their legal representatives and the liquidator, executor or administrator, as the case may be, of their respective estate) shall have no legal or equitable right, claim, or interest in any specific property or asset of the Company or any of its Affiliates. No asset of the Company or any of its Affiliates shall be held in any way as collateral security for the fulfillment of the obligations of the Company or any of its Affiliates under this Plan. The Plan shall be an unfunded obligation of the Company and its Affiliates (as applicable). To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under this Plan, such rights (unless otherwise determined by the Committee) shall be general unsecured obligations and shall not be greater than the rights of an unsecured creditor of the Company.

(3)         The Company shall not offer financial assistance to any Participant in regards to the exercise or settlement of any Award granted under this Plan.

Section 2.4          Shares Reserved for Issuance Under the Plan.

(1)         The maximum number of Shares reserved for issuance, in the aggregate, under this Plan is [•] Shares, all of which may be subject to ISO Awards granted hereunder. The maximum number of shares reserved for issuance will automatically increase on January 1st of each year during the term of the Plan, commencing on the first January 1 following the Effective Date, in an amount equal to the lesser of (i) 5% of the total number of Shares outstanding as of the December ٣١ immediately prior to such January ١ and (ii) such smaller number of Shares as is determined by the Board. Any Shares subject to an Award which has been exercised or settled in cash will again be available for issuance under the Plan.

(2)         No Award that can be settled in Shares issued from treasury may be granted if such grant would have the effect of causing the total number of Shares underlying Awards made under this Plan to exceed the above-noted number of Shares reserved for issuance under this Plan. For greater certainty, Section 2.4(1) shall not limit the Company’s ability to issue Awards that are payable other than in Shares issued from treasury. Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. The Committee may also cause Shares used to satisfy the settlement of RSUs and PSUs granted under the Plan to be purchased instead on the open market.

(3)         The Company shall, at all times during the term of this Plan, ensure that the number of Shares it is authorized to issue is sufficient to satisfy the requirement of this Plan.

(4)         If an outstanding Award (or portion thereof) under this Plan expires or is forfeited, surrendered, cancelled, redeemed, or otherwise terminated for any reason without having been exercised or settled in full, or settled or redeemed for cash, or if Shares acquired pursuant to an Award subject to forfeiture, disgorgement or clawback are forfeited disgorged or clawed-back, the Shares covered by such Award, if any, will again be available for issuance under the Plan. Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Shares withheld from an Award to satisfy either (i) the exercise price or purchase price of such Award, or (ii) any tax withholding requirements shall not count against the maximum number of Shares remaining available for issuance pursuant to Awards granted under the Plan and, for the avoidance of doubt, will again be available for issuance under the Plan.

(5)         No fractional Shares shall be issued upon the exercise of any Award granted under the Plan and, accordingly, if a Participant would otherwise become entitled to a fractional Share upon the exercise of such Award, or from an adjustment permitted by the terms of this Plan, such Participant shall only have the right to receive the next lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded. Any payment made to a Participant upon the settlement of any Award granted under the Plan for the Cash Equivalent shall be rounded to the next lowest cent.

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(6)         For the purposes of Section 2.4(1), in the event that the Company cancels or purchases to cancel any of its issued and outstanding Shares and as a result of such cancellation or purchase, the Shares issuable under the Plan exceed the maximum number of Shares set out in Section 2.4(1), no approval of the shareholders of the Company shall be required for the issuance of Shares on the exercise or settlement of any Awards which were granted prior to such cancellation or purchase.

(7)         For the purposes of Section 2.4(1), Shares issuable in reliance upon an exemption from the rules of a Stock Exchange applicable to Share Compensation Arrangements used as an inducement to persons or entities not previously employed by and not previously an Insider of the Company shall not be included in the determination of the maximum number of Shares issuable under the Plan set out in Section 2.4(1), it being understood that, notwithstanding the foregoing, such security-based compensation arrangements can be made otherwise subject to the terms and conditions prescribed under this Plan.

Section 2.5          Limits with Respect to Insiders and Non-Employee Directors.

(1)         The maximum number of Shares issuable from treasury to Eligible Participants who are Insiders, at any time, under this Plan and any other proposed or established Share Compensation Arrangement, shall not exceed ten percent (10%) of the Shares issued and outstanding from time to time (calculated on a non-diluted basis).

(2)         The maximum number of Shares issued from treasury to Eligible Participants who are Insiders, within any one-year period, under this Plan and any other proposed or established Share Compensation Arrangement, shall not exceed ten percent (10%) of the Shares issued and outstanding from time to time (calculated on a non-diluted basis).

(3)         Any Award granted pursuant to the Plan, or securities issued under any other Share Compensation Arrangement, prior to a Participant becoming an Insider, shall be excluded from the purposes of the limits set out in Section 2.5(1) and Section 2.5(2).

(4)         Notwithstanding any provision to the contrary in this Plan, the total annual grant value of equity to any one Non-Employee Director under this Plan and any other proposed or established Share Compensation Arrangement (other than DSUs granted in lieu of cash fees on a value for value basis) shall not exceed 250,000 in the aggregate.

Section 2.6          Granting of Awards.

(1)         Any Award granted under the Plan shall be subject to the requirement that if, on the advice of counsel, the Company determines that the listing, registration or qualification of the Shares subject to such Award, if applicable, upon any Stock Exchange or under any law or regulation of any jurisdiction, or the consent or approval of any Stock Exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant of such Awards or the exercise of any Option or the issuance or purchase of Shares thereunder, if applicable, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval.

(2)         The Company may require, as a condition to the exercise of an Award or the delivery of Shares under an Award, such representations or agreements with the applicable Participant as counsel for the Company may consider appropriate to avoid violation of applicable securities laws. Any Shares required to be issued to Participants under the Plan will be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or delivery of share certificates. In the event that the Committee determines that share certificates will be issued to Participants under the Plan, the Committee may, on advice of counsel, require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the share certificates pending lapse of the applicable restrictions.

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Article 3
OPTIONS

Section 3.1          Nature of Options.

An Option is a right granted by the Company from time to time to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the provisions hereof and the provisions of the applicable Option Agreement. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an Option.

Section 3.2          Option Awards.

Subject to the provisions set forth in this Plan and any shareholder or regulatory approval which may be required, the Committee shall, from time to time, by resolution, in its sole discretion, determine the price per Share to be payable upon the exercise of each such Option (the “Option Price”), the relevant vesting provisions (including Performance Criteria and Vesting Year, if applicable), the Option Term, the date(s) and the manner in which Options may be exercised during the Option Term (including the initial year such Options will become exercisable during the Option Term so as to constitute the Vesting Year) and all other option conditions, the whole subject to the terms and conditions prescribed in this Plan or in the applicable Option Agreement, and any applicable rules of a Stock Exchange.

Section 3.3          Option Price.

The Option Price for Shares that are the subject of any Option shall be determined and approved by the Committee when such Option is granted, but, subject to Section 3.7(b), shall not be less than the Fair Market Value of such Shares at the time of the grant.

Section 3.4          Option Term.

(1)         The Committee shall determine, at the time of granting the particular Option, the period during which the Option is exercisable, which, subject to Section 3.7(b), shall not be more than ten (10) years from the date the Option is granted or such shorter period as the Committee may require (the “Option Term”). Unless otherwise determined by the Committee, all unexercised Options shall be cancelled at the expiry of such Options.

(2)         Should the expiration date for an Option fall during or within ten (10) days of the end of a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiration date for such Option for all purposes under the Plan. Notwithstanding Section 10.3, the ten (10) Business Day period referred to in this Section 3.4(2) may not be extended by the Committee.

Section 3.5          Exercise of Options.

Prior to expiration or earlier termination in accordance with the Plan, each Option shall be exercisable at such time or times and/or pursuant to such vesting conditions as the Committee at the time of granting the particular Option may determine in its sole discretion. For the avoidance of doubt, any exercise of Options by a Participant shall be made in accordance with the Insider Trading Policy.

Section 3.6          Method of Exercise and Payment of Option Price.

(1)         Subject to the provisions of the Plan and the applicable Option Agreement, an Option granted under the Plan shall be exercisable (from time to time as provided in Section 3.5) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of such Participant) by delivering a fully completed Exercise Notice to the Company at its registered office to the attention of the Corporate Secretary of the Company (or the individual that the Corporate Secretary of the Company may from time to time designate) or by giving notice in such other manner as the Company may from time to time designate, which notice shall specify the number of Shares in respect of which the Option is being exercised and shall, if applicable, be accompanied by (i) the form payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Option), other Awards or awards granted under other plans of the Company or an Affiliate, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), (ii) the methods by or forms in which Shares will be

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delivered or deemed to be delivered to Participants and, (iii) if required by Section 11.2, the amount necessary to satisfy any taxes. Unless otherwise determined by the Committee or an exercise pursuant to Section 4.2, payment of the Option Price must be provided no later than three (3) Business Days (or such other period as may be determined by the Committee) following delivery by the Participant of the Exercise Notice to the Company.

(2)         A Participant may, in lieu of exercising Options in accordance with Section 3.6(1) elect to surrender such Options to the Company in consideration for an amount from the Company equal to the amount by which (i) the aggregate Fair Market Value of the Shares issuable under such Options, exceeds (ii) the aggregate Option Price in respect of such Options (the “Intrinsic Value”) by delivering an Exercise Notice to that effect. The Company shall satisfy payment of the Intrinsic Value by, at the sole discretion of the Company, either (a) delivering to the Participant an amount in cash equal to the amount by which the Intrinsic Value exceeds any amounts withheld or deducted pursuant to Section 11.2, or (b) issuing to the Participant such number of Shares (rounded down to the nearest whole number) having a Fair Market Value equal to the amount by which the Intrinsic Value exceeds any amounts withheld or deducted pursuant to Section 11.2.

(3)         Upon the exercise of any Option, the Company shall, as soon as practicable after such exercise but no later than ten (10) Business Days (or such other period as may be determined by the Committee) following such exercise, forthwith cause the transfer agent and registrar of the Shares either to:

(a)         deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of such Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of such Participant) shall have then paid for and as are specified in such Exercise Notice; or

(b)         in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of such Participant) shall have then paid for and as are specified in such Exercise Notice to be evidenced by a book position on the register of the shareholders of the Company to be maintained by the transfer agent and registrar of the Shares.

Section 3.7          Grant of Incentive Stock Options.

At the time of the grant of any Option, the Committee may in its discretion designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option under Section 422 of the U.S. Code and only an Option so designated shall be permitted to constitute an Incentive Stock Option. Any Option designated as an Incentive Stock Option:

(a)         shall be granted only to an employee of the Company or a Subsidiary Company;

(b)         shall have an Option Price of not less than 100% of the Fair Market Value of a Share on the date the Incentive Stock Option is granted, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the U.S. Code) possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Company (a “More Than 10% Owner”), have an Option Price not less than 110% of the Fair Market Value of a Share on its Grant Date;

(c)         shall have an Option Term of not more than 10 years (5 years if the Eligible Participant is a More Than 10% Owner) from the date the Option is granted, and shall be subject to earlier termination as provided herein or in the applicable Grant Agreement;

(d)         shall not have an aggregate Fair Market Value (as of the date of grant) of the Shares with respect to which Incentive Stock Options whether granted under the Plan or any other stock option plan of the Eligible Participant’s employer or any Subsidiary Company (“Other Plans”) are exercisable for the first time by such Eligible Participant during any calendar year (“Current Grant”), determined in accordance with the provisions of Section 422 of the U.S. Code, which exceeds US$100,000 (the “US$100,000 Limit”); provided, that any Options in excess of the US$100,000 Limit shall be reclassified as Nonstatutory Options;

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(e)         shall require the Eligible Participant to notify the Company of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the U.S. Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”) within 10 days of such a Disqualifying Disposition;

(f)          shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Eligible Participant’s lifetime, only by the Eligible Participant; provided, however, that the Eligible Participant may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a beneficiary to exercise his or her Incentive Stock Option after the Eligible Participant’s death; and

(g)         shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Section 422 of the U.S. Code for an Incentive Stock Option, be treated for all purposes of this Plan, except as otherwise provided in subsection (d) above, as a Nonstatutory Option.

Section 3.8          Option Agreements.

Options shall be evidenced by an Option Agreement, in such form not inconsistent with the Plan as the Committee may from time to time determine. The Option Agreement shall contain such terms and conditions that may be considered necessary in order for the Options to comply with any provisions respecting options contained in any income tax laws or any other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Company.

Article 4
SHARE APPRECIATION RIGHTS

Section 4.1          Grant of Share Appreciation Rights.

(1)         The Committee may, from time to time, grant rights (“Share Appreciation Rights”) to any Participant. Any such grant of Share Appreciation Rights shall be included in the applicable Option Agreement.

(2)         A Share Appreciation Right is the right to surrender to the Company all or a portion of an Option in exchange for an amount equal to:

(a)         the Fair Market Value as of the date such Option or portion thereof is surrendered of the Shares issuable on exercise of such Option or portion thereof, minus

(b)         the Option Price of such Option or portion thereof, relating to such Shares and any amount required to be withheld by applicable law.

Section 4.2          Exercise of Share Appreciation Rights.

(1)         Share Appreciation Rights shall be exercisable only at the same time, by the same persons and to the same extent, that the Option related thereto is exercisable. Upon exercise of any Share Appreciation Right, the corresponding portion of the related Option shall be surrendered to the Company for no consideration. In the sole discretion of the Committee, the Company may require a Participant to exercise an Option and receive Shares rather than a Share Appreciation Right or may (with the Participant’s prior consent in the case of an Option subject to Section 7 of the Tax Act) transfer to the Participant the number of Shares determined as the amount determined in accordance with Section 4.1(2)(a) less any applicable withholding taxes divided by the Fair Market Value of a Common Share on the date the Share Appreciation Right is exercised.

Article 5
PERFORMANCE SHARE UNITS

Section 5.1          Nature of PSUs.

A PSU is an Award that, upon vesting, entitles the Participant to receive, (1) a Share issued from treasury, (2) a Share purchased on the open market, (3) the Cash Equivalent or (4) a combination thereof, as the case may be, and whose grant or vesting is in whole or in part conditional on the attainment of specific Performance Criteria, all

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pursuant to and subject to such conditions as the Committee may determine at the time of grant; such conditions will be based on a Participant’s Active Employment or Active Engagement and other pre-established vesting conditions and objectives.

Section 5.2          PSU Awards.

(1)         Subject to the provisions herein set forth and any shareholder, regulatory or Stock Exchange approval which may be required, the Committee shall, at any time and from time to time, in its sole discretion, determine the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria) and the Restriction Period of such PSUs, the whole subject to the terms and condition prescribed in this Plan and in the applicable PSU Agreement.

(2)         In making such determination, the Committee shall consider the timing of crediting PSUs, including crediting PSUs in connection with Dividend Equivalents, to a Participant’s Account, the vesting requirements and settlement timing applicable to such PSUs to ensure that the crediting of the PSUs to the Participant’s Account, the vesting requirements and settlement timing are not considered a “salary deferral arrangement” for the purposes of the Tax Act and any applicable provincial legislation.

(3)         Subject to the vesting and other conditions and provisions herein set forth and in the applicable PSU Agreement (including the applicable Performance Period and Performance Criteria), each PSU awarded to a Participant shall entitle the Participant to receive (a) a Share issued from treasury (b) a Share purchased on the open market, (c) the Cash Equivalent or (d) a combination thereof, as the case may be, upon determination by the Committee on the Vesting Determination Date that the vesting conditions (including the Performance Criteria) have been met and no later than the last day of the applicable Restriction Period.

Section 5.3          Vesting of PSUs.

Subject to the terms of this Plan and the applicable PSU Agreement, after the applicable Performance Period has ended, the holder of PSUs shall be entitled to receive payout on the value and number of PSUs, determined by the Committee on the applicable Vesting Determination Date as a function of the extent to which the corresponding Performance Criteria have been achieved. After the Committee has determined that the Performance Criteria relating to PSUs credited to a Participant’s Account with respect to a Performance Period have been achieved, such PSUs shall entirely vest and be paid in accordance with Section 5.4. Notwithstanding any provision to the contrary in this Plan or the applicable PSU Agreement, the Committee may, in its sole discretion, make adjustments to the calculation of any PSUs granted to Participants based on its assessment of the risk level, events that may impact the value of the PSUs or when calculations do not properly reflect all of the relevant considerations. Unless otherwise determined by the Committee or except as may be required by applicable employment standards legislation, all PSUs credited to a Participant’s Account with respect to a Performance Period, in respect of which the Performance Criteria have not been achieved, shall automatically be forfeited and be cancelled for no consideration on the Vesting Determination Date and, in any event, no later than the last day of the Restriction Period.

Section 5.4          Settlement of PSUs.

(1)         The applicable settlement period in respect of a particular PSU shall be determined by the Committee. Except as otherwise provided in a PSU Agreement or any other provision of this Plan, all vested PSUs shall be settled as soon as practicable following the applicable Vesting Determination Date but in all cases no later than the earlier of (a) sixty (60) days following the applicable Vesting Determination Date; and (b) for a PSU that can by its terms be settled for the Cash Equivalent at the election of the Company, three (3) years after the last day of the calendar year in which the performance of services for which such PSU was remuneration were first rendered (the “PSU Settlement Date”); provided that in the case of any U.S. Eligible Participant, the PSU Settlement Date shall be no later than March 15 of the calendar year following the calendar year of the last day of the applicable Performance Period unless such U.S. Eligible Participant is required to be an employee of the Company as of such later PSU Settlement Date. Following the receipt of such settlement, the PSU so settled shall be of no value whatsoever and shall be removed from the Participant’s Account.

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(2)         The Committee, in its sole discretion, may settle at the end of the applicable Performance Period vested PSUs by providing a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) with

(a)         in the case of settlement of PSUs for their Cash Equivalent, delivery of a cheque, wire transfer of immediately available funds or any other form of payment deemed acceptable by the Committee to the Participant representing the Cash Equivalent;

(b)         in the case of settlement of PSUs for Shares, delivery of Shares issued from treasury or purchased on the Participant’s behalf on the open market;

(c)         in the case of settlement of the PSUs for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above, together equivalent in value to the vested PSUs.

Section 5.5          Determination of Amounts.

(1)         For purposes of determining the Cash Equivalent of PSUs to be made pursuant to Section 5.4, such calculation will be made on the PSU Settlement Date based on the Fair Market Value on the PSU Settlement Date multiplied by the number of vested PSUs in the Participant’s Account to settle in cash.

(2)         For the purposes of determining the number of Shares to be issued or delivered to a Participant upon settlement of PSUs pursuant to Section 5.4, such calculation will be made on the PSU Settlement Date based on the whole number of Shares equal to the whole number of vested PSUs then recorded in the Participant’s Account to settle in Shares.

Section 5.6          PSU Agreements

PSUs shall be evidenced by a PSU Agreement, in such form not inconsistent with the Plan as the Committee may from time to time determine. The PSU Agreement shall contain such terms that may be considered necessary in order that the PSU will comply with any provisions respecting performance share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident (for tax purposes) or a citizen or the rules of any regulatory body having jurisdiction over the Company.

Section 5.7          Dividend Equivalents

(1)         Dividend Equivalents may, if provided under a Grant Agreement, be awarded in respect of PSUs in a Participant’s Account every time dividends (other than share dividends) are paid on the Shares.

(2)         Any additional PSUs credited to a Participant’s Account as a Dividend Equivalent pursuant to this Section 5.7 shall be subject to the same applicable Vesting Determination Date, Performance Period, Performance Criteria, Restriction Period, vesting conditions, and PSU Settlement Date as the related PSUs in respect of which such additional PSUs are credited.

Article 6
RESTRICTED SHARE UNITS

Section 6.1          Nature of RSUs.

An RSU is an Award that, upon vesting, entitles the Participant to receive (1) a Share issued from treasury, (2) a Share purchased on the open market, (3) the Cash Equivalent or (4) a combination thereof, as the case may be, all pursuant and subject to such restrictions and conditions as the Committee may determine at the time of grant; such conditions will be based on a Participant’s Active Employment or Active Engagement and other pre-established vesting conditions and objectives determined by the Committee.

Section 6.2          RSU Awards.

(1)         Subject to the provisions herein set forth and any shareholder, regulatory or Stock Exchange approval which may be required, the Committee shall, from time to time, in its sole discretion, determine the relevant conditions and vesting provisions and the Restriction Period of such RSUs, the whole subject to the terms and conditions prescribed in this Plan and in the applicable RSU Agreement.

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(2)         In making such determination, the Committee shall consider the timing of crediting RSUs, including crediting RSUs in connection with Dividend Equivalents, to a Participant’s Account, the vesting requirements and settlement timing applicable to such RSUs to ensure that the crediting of the RSUs to the Participant’s Account, the vesting requirements and settlement timing are not considered a “salary deferral arrangement” for the purposes of the Tax Act and any applicable provincial legislation.

(3)         Subject to the vesting and other conditions and provisions herein set forth and in the applicable RSU Agreement, each RSU awarded to a Participant shall entitle the Participant to receive (a) a Share issued from treasury (b) a Share purchased on the open market, (c) the Cash Equivalent or (d) a combination thereof, as the case may be, upon determination by the Committee on the Vesting Determination Date that the vesting conditions have been met and no later than the last day of the applicable Restriction Period.

Section 6.3          Vesting of RSUs.

Subject to the terms of this Plan and the applicable RSU Agreement, after the applicable vesting period has ended, the holder of RSUs shall be entitled to receive payout on the value and number of RSUs, determined by the Committee on the applicable Vesting Determination Date as a function of the extent to which the corresponding vesting criteria have been achieved. After the Committee has determined that the vesting criteria relating to RSUs credited to a Participant’s Account have been achieved, such RSUs shall entirely vest and be paid in accordance with Section 6.4. Notwithstanding any provision to the contrary in this Plan or the applicable RSU Agreement, the Committee may, in its sole discretion, make adjustments to the calculation of any RSUs granted to Participants based on its assessment of the risk level, events that may impact the value of the RSUs or when calculations do not properly reflect all of the relevant considerations. Unless otherwise determined by the Committee, and except as may be required by applicable employment standards legislation, all RSUs credited to a Participant’s Account in respect of which the vesting criteria have not been achieved, shall automatically be forfeited and be cancelled for no consideration on the Vesting Determination Date and, in any event, no later than the last day of the Restriction Period.

Section 6.4          Settlement of RSUs.

(1)         The applicable settlement period in respect of a particular RSU shall be determined by the Committee. Except as otherwise provided in an RSU Agreement or any other provision of this Plan, all vested RSUs shall be settled as soon as practicable following the applicable Vesting Determination Date but in all cases no later than the earlier of (a) sixty (60) days following the applicable Vesting Determination Date; and (b) for an RSU that can by its terms be settled for the Cash Equivalent at the election of the Company, three (3) years after the last day of the calendar year in which the performance of services for which such RSU was remuneration were first rendered (the “RSU Settlement Date”). Following the receipt of such settlement, the RSU so settled shall be of no value whatsoever and shall be removed from the Participant’s Account.

(2)         The Committee, in its sole discretion, may settle vested RSUs by providing a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) with:

(a)         in the case of settlement of RSUs for their Cash Equivalent, delivery of a cheque, wire transfer of immediately available funds or any other form of payment deemed acceptable by the Committee to the Participant representing the Cash Equivalent;

(b)         in the case of settlement of RSUs for Shares, delivery of Shares issued from treasury or purchased on the Participant’s behalf on the open market;

(c)         in the case of settlement of the RSUs for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above, together equivalent in value to the vested RSUs.

Section 6.5          Determination of Amounts.

(1)         For purposes of determining the Cash Equivalent of RSUs to be made pursuant to Section 6.4, such calculation will be made on the RSU Settlement Date based on the Fair Market Value on the RSU Settlement Date multiplied by the number of vested RSUs in the Participant’s Account to settle in cash.

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(2)         For the purposes of determining the number of Shares to be issued or delivered to a Participant upon settlement of RSUs pursuant to Section 6.4, such calculation will be made on the RSU Settlement Date based on the whole number of Shares equal to the whole number of vested RSUs then recorded in the Participant’s Account to settle in Shares.

Section 6.6          RSU Agreements.

RSUs shall be evidenced by an RSU Agreement, in such form not inconsistent with the Plan as the Committee may from time to time determine. The RSU Agreement shall contain such terms that may be considered necessary in order that the RSU will comply with any provisions respecting restricted share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Company.

Section 6.7          Dividend Equivalents.

(1)         Dividend Equivalents may, if provided under a Grant Agreement, be awarded in respect of RSUs in a Participant’s Account every time dividends (other than share dividends) are paid on the Shares.

(2)         Any additional RSUs credited to a Participant’s Account as a Dividend Equivalent pursuant to this Section 6.7 shall be subject to the same applicable Vesting Determination Date, vesting conditions, and settlement dates as the related RSUs in respect of which such additional RSUs are credited.

Article 7
DEFERRED SHARE UNITS

Section 7.1          Nature of DSUs.

A DSU is an Award that, upon vesting, entitles the Participant to receive the Cash Equivalent for each DSU pursuant and subject to such restrictions and conditions as the Committee may determine at the time of grant, provided that such conditions will be based on a Participant’s Active Employment or Active Engagement and other pre-established vesting conditions and objectives determined by the Committee.

Section 7.2          DSU Awards.

(1)         Subject to the provisions herein set forth and any shareholder, regulatory or Stock Exchange approval which may be required, the Committee shall, from time to time, in its sole discretion, determine the relevant conditions and any vesting provisions and the Restriction Period of such DSUs, the whole subject to the terms and conditions prescribed in this Plan and in the applicable DSU Agreement.

(2)         In making such determination, the Committee shall consider the timing of crediting DSUs, including crediting DSUs in connection with Dividend Equivalents, to a Participant’s Account, the vesting requirements and settlement timing applicable to such DSUs to ensure that the crediting of the DSUs to the Participant’s Account, the vesting requirements and settlement timing are not considered a “salary deferral arrangement” for the purposes of the Tax Act and any applicable provincial legislation.

(3)         Subject to the vesting and other conditions and provisions set forth and in the applicable DSU Agreement each DSU awarded to a Participant shall entitle the Participant to receive the Cash Equivalent upon determination by the Committee on the Vesting Determination Date that the vesting conditions have been met and no later than the last day of the applicable Restriction Period.

Section 7.3          Vesting of DSUs.

Subject to the terms of this Plan and the applicable DSU Agreement, if any, after the applicable vesting period has ended, the holder of DSUs shall be entitled to receive payout on the value and number of DSUs, determined by the Committee on the applicable Vesting Determination Date as a function of the extent to which the corresponding vesting criteria have been achieved. After the Committee has determined that the vesting criteria relating to DSUs credited to a Participant’s Account have been achieved, such DSUs shall entirely vest and be paid in accordance with Section 7.4. Notwithstanding any provision to the contrary in this Plan or any applicable DSU Agreement, the Committee may, in its sole discretion, make adjustments to the calculation of any DSUs granted to Participants based on its assessment of the risk level, events that may impact the value of the DSUs or when calculations do not properly

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reflect all of the relevant considerations. Unless otherwise determined by the Committee and except as may be required by applicable employment standards legislation, all DSUs credited to a Participant’s Account in respect of which the vesting criteria have not been achieved shall automatically be forfeited and be cancelled for no consideration on the Vesting Determination Date and, in any event, no later than the last day of the Restriction Period.

Section 7.4          Settlement of DSUs.

(1)         The applicable settlement period in respect of a particular DSU shall be determined by the Committee and set forth in the applicable DSU Agreement. Except as otherwise provided in a DSU Agreement or any other provision of this Plan, all vested DSUs shall be settled as soon as practicable following the applicable Vesting Determination Date but in all cases no later than the earlier of (a) sixty (60) days following the applicable Vesting Determination Date; and (b) the last day of the calendar year following the Participant’s Termination Date (the “DSU Settlement Date”). Following the receipt of such settlement, the DSU so settled shall be of no value whatsoever and shall be removed from the Participant’s Account.

(2)         The Committee, in its sole discretion, may settle vested DSUs by providing a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) with delivery of a cheque, wire transfer of immediately available funds or any other form of payment deemed acceptable by the Committee to the Participant representing the Cash Equivalent.

Section 7.5          Determination of Amounts.

For purposes of determining the Cash Equivalent of DSUs to be made pursuant to Section 7.4, such calculation will be made on the DSU Settlement Date based on the Fair Market Value on the DSU Settlement Date multiplied by the number of vested DSUs in the Participant’s Account to settle in cash.

Section 7.6          DSU Agreements.

DSUs shall be evidenced by a DSU Agreement, in such form not inconsistent with the Plan as the Committee may from time to time determine. The DSU Agreement shall contain such terms that may be considered necessary in order that the DSU will comply with any provisions respecting deferred share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Company.

Section 7.7          Grant of Dividend Equivalents.

(1)         Dividend Equivalents may, if provided under a Grant Agreement, be awarded in respect of all DSUs in a Participant’s Account every time dividends (other than share dividends) are paid on the Shares.

(2)         Any additional DSUs credited to a Participant’s Account as a Dividend Equivalent pursuant to this Section 7.7 shall be subject to the same applicable Vesting Determination Date, vesting conditions and settlement dates, if any, as the DSUs in respect of which such additional DSUs are credited.

Article 8
GENERAL CONDITIONS

Section 8.1          General Conditions applicable to Awards.

Each Award, as applicable, shall be subject to the following conditions:

(1)         Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Active Employment or Active Engagement during the Restricted Period or portion thereof to which forfeiture conditions apply (as provided in the Grant Agreement), the Participant’s Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by resolution or other action or in any Grant Agreement, or may determine in any individual case, that forfeiture conditions relating to an Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Award.

(2)         Vesting Period. Each Award granted hereunder shall vest in accordance with the terms of the Grant Agreement entered into in respect of such Award.

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(3)         Employment or Engagement Rights. Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee by the Company or a Subsidiary to the Participant of employment or another service relationship with the Company or a Subsidiary. The granting of an Award to a Participant shall not impose upon the Company or a Subsidiary any obligation to retain the Participant in its employ or service in any capacity. Nothing contained in this Plan or in any Award granted under this Plan shall interfere in any way with the rights of the Company or any of its Affiliates in connection with the employment, retention or termination of any such Participant.

(4)         Grant of Awards. Eligibility to participate in this Plan does not confer upon any Eligible Participant any right to be granted Awards pursuant to this Plan at any time. Granting Awards to any Eligible Participant does not confer upon any Eligible Participant the right to receive nor preclude such Eligible Participant from receiving any additional Awards at any time, or similar awards, or benefits in lieu of similar awards including without limitation during any common law period of reasonable notice of termination to which the Participant may be entitled, and even if the Participant has been repeatedly awarded grants of Options.

(5)         Voluntary Participation. Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s relationship or employment with the Company or any Subsidiary.

(6)         Rights as a Shareholder. Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares underlying such Participant’s Awards by reason of the grant of such Awards until such Awards have been duly exercised, as applicable, and settled and Shares have been issued or purchased on the open market, as applicable.

(7)         Conformity to Plan. In the event that an Award is granted or a Grant Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan. In the event of conflicting provisions contained within any applicable Grant Agreement, the Committee shall have sole discretion to determine the prevailing provision and interpretation thereof.

(8)         Transferrable Awards. Except as specifically provided in a Grant Agreement approved by the Committee, each Award granted under the Plan is personal to the Participant and shall not be assignable or transferable by the Participant, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased Participant. No Award granted hereunder shall be pledged, hypothecated, charged, transferred, monetized, securitized, assigned or otherwise encumbered or disposed of on pain of nullity.

(9)         Participant’s Entitlement. Except as otherwise provided in this Plan or unless the Committee permits otherwise, upon any Subsidiary ceasing to be a subsidiary of the Company, Awards previously granted under this Plan that, at the time of such change, are held by a Person who is a director, executive officer, employee or consultant of such Subsidiary and not of the Company itself, whether or not then vested or exercisable, shall automatically terminate and expire for no consideration on the date of such change.

Section 8.2          No Other Employee Benefits.

(1)         The grant of an Award, or the amount or value deemed to be or received by a Participant as a result of the exercise or settlement of an Award or as a result of the sale of a Share received or purchased upon the exercise or settlement of an Award will not constitute compensation with respect to which any other employee benefits of that Participant are determined including benefits under any bonus, pension, profit-sharing, insurance and salary continuation plan, except as otherwise specifically determined by the Committee, nor will it be a basis to calculate any vacation, any overtime, any amount of termination or severance after the Participant’s Termination Date, or any long-service awards, bonuses, pension or retirement income or similar payments, and by participating in the Plan and accepting any Awards hereunder, the Optionee waives any claim on the foregoing basis. In the event that the employment or service relationship of the Participant is terminated by the Company either with or without Cause, the Participant shall have no rights to any particular grants which have been made to him or her other than as set forth in the Plan, the applicable Grant Agreement, or in any other written agreement entered into between the Company and the Participant, and the Participant will not be entitled to recover damages nor to be paid any benefits or to recover any compensation which the Participant would or may otherwise have been entitled to under the Plan if the Participant had remained Actively Employed or Actively Engaged.

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Article 9
COMPLIANCE WITH U.S. TAX LAWS

The provisions of this Article 9 shall apply solely to Participants who are subject to taxation under the U.S. Code.

Section 9.1          Special Provisions Related to Section 409A of the U.S. Code.

(1)         General. It is the intention, but not the obligation, that the Committee design payments and benefits provided under this Plan and design any Award so that it shall either be exempt from the application of, or comply with, the requirements of the Nonqualified Deferred Compensation Rules. The Plan and all Grant Agreements shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Subsidiaries nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award. With respect to any Award that is considered “deferred compensation” under the Nonqualified Deferred Compensation Rules, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules.

(2)         Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company shall determine which Awards or portions thereof will be subject to such exemptions.

(3)         Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Grant Agreement to the contrary, if any amount or benefit that would constitute Non Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Grant Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under the Nonqualified Deferred Compensation Rules, including Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(a)         the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided, without interest, on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

(b)         the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in the Nonqualified Deferred Compensation Rules; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Committee or any committee of the Committee, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(4)         Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in the Nonqualified Deferred Compensation Rules.

(5)         Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from the Nonqualified Deferred Compensation Rules, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to Section 9.1(3) above,

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(a) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (b) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period.

(6)         Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under the Nonqualified Deferred Compensation Rules to Participants of deferred amounts, provided that such distribution(s) meets the requirements of the Nonqualified Deferred Compensation Rules.

Article 10
ADJUSTMENTS AND AMENDMENTS

Section 10.1        Adjustment to Shares Subject to Outstanding Awards.

At any time after the grant of an Award to a Participant and prior to the expiration of the term of such Award or the forfeiture or cancellation of such Award, in the event of (1) any subdivision of the Shares into a greater number of Shares, (2) any consolidation of Shares into a lesser number of Shares, (3) any reclassification, reorganization or other change affecting the Shares, (4) any merger, amalgamation, consolidation or other transaction pursuant to which the Shares are converted into other property, whether in the form of securities of another Person, cash or otherwise, (5) any distribution to all holders of Shares or other securities in the capital of the Company, of cash, evidences of indebtedness or other assets of the Company (excluding an ordinary course dividend in cash or shares, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Company or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit) or (6) any transaction or change having a similar effect, then the Committee shall in its sole discretion, subject to the required approval of a Stock Exchange (if any), determine the appropriate adjustments or substitutions to be made in such circumstances in order to maintain the economic rights of the Participant in respect of such Award in connection with such occurrence or change, including but not limited to:

(a)         adjustments to the Option Price without any change in the total price applicable to the unexercised portion of any Options granted under the Plan;

(b)         adjustments to the number or kind of Shares to which the Participant is entitled upon exercise or settlement of such Award;

(c)         adjustments permitting the immediate exercise of any outstanding Awards that are not otherwise exercisable (subject, in the case of a DSU that can by its terms be settled for the Cash Equivalent at the election of the Company, to any requirements of Regulation 6801(d) under the Tax Act); or

(d)         adjustments to the number or kind of Shares reserved for issuance pursuant to the Plan.

Notwithstanding the foregoing, no such adjustment shall be authorized with respect to any Options or Share Appreciation Rights held by Participants who are United States taxpayers to the extent that such adjustment would cause the Option (determined as if all such Options were Incentive Stock Options whether or not so designated) to violate Section 424(a) of the U.S. Code or would otherwise subject any Participant to taxation under Section 409A of the U.S. Code.

Section 10.2        Change of Control.

(1)         Subject to any applicable Grant Agreement or Employment Agreement, in the event of a Change of Control, unless all Participants shall be provided with Replacement Awards in accordance with this Plan effective on or immediately after the time of such Change of Control:

(a)         all PSUs and RSUs (whether vested or unvested) granted to such Participant (and any Dividend Equivalents) shall vest (if applicable) and shall be settled on the applicable Termination Date (based on the vesting terms, including, if applicable, achievement of the higher of (A) the Adjustment Factor up to the Termination Date and (B) the Adjustment Factor up to the date of the Change of Control);

(b)         any DSUs granted to such Participant shall immediately vest on the Termination Date and shall be settled on the applicable Settlement Date; and

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(c)         any Options and Share Appreciation Rights granted to such Participant which are unvested on the applicable Termination Date will immediately vest and will remain exercisable until the earlier of (A) ninety (90) days after the Termination Date and (B) the expiry of the applicable Option Term for such Options (and any corresponding Share Appreciation Rights, if any), after which time all such Options and Share Appreciation Rights shall immediately be cancelled and forfeited for no consideration, and shall cease to be exercisable (provided that if such Options cannot vest or become exercisable during such ninety (90) day period, such Options shall be surrendered by the Participant in exchange for a cash payment of their Intrinsic Value on the last day of such period and provided further that, if the end of such period during which Options or Share Appreciation Rights may be exercised falls during or within ten (10) days of the end of a Black-Out Period, the provisions of Section 3.4(2) shall apply to extend the end of such period to the tenth (10th) Business Day following the end of such Black-Out Period).

(2)         Notwithstanding Section 10.2(1), in the event of any Change in Control and subject to any limitations or reductions as may be necessary to comply with Section 409A of the U.S. Code) the Committee shall have the power, in its sole discretion, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee, to: (a) modify the terms of this Plan and/or Awards (including, for greater certainty, to cause the vesting of all unvested Awards (including on the basis of up to the maximum level of achievement of any Performance Criteria, if applicable)) to assist the Participants to tender into any take-over bid or other transaction leading to a Change of Control, (b) provide for the substitution of the outstanding Awards for Replacement Awards, or (c) provide for the settlement of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards, which value, in the case of Options or Share Appreciation Rights, shall be the Intrinsic Value of such Option or Share Appreciation Right. For greater certainty, in the event of a take-over bid or any other transaction leading to a Change of Control, the Committee may, in its sole discretion, conditionally settle Awards and/or permit Participants to conditionally exercise their Awards, such conditional exercise or settlement to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of such take-over bid (or the effectiveness of such other transaction leading to a Change of Control). If, however, the potential Change of Control referred to in this Section 10.2(2) is not completed within the time specified therein (as same may be extended), then notwithstanding this Section 10.2(2) or the definition of “Change of Control”: (a) any conditional exercise or settlement of Awards shall be deemed to be null, void and of no effect, and such conditionally exercised or settled Awards shall for all purposes be deemed not to have been exercised or settled, as applicable, (b) Shares which were issued pursuant to exercise or settlement of Awards which vested pursuant to this Section 10.2(2) shall be returned by the Participant to the Company and reinstated as authorized but unissued Shares, and (c) the original terms applicable to Awards which vested pursuant to this Section 10.2(2) shall be reinstated.

(3)         In the event of a Change of Control, an award shall be considered a “Replacement Award” for the purposes of Section 10.2(1) if the Committee (as constituted immediately before the Change of Control) determines, in its sole discretion, that such award meets the following requirements:

(a)         it has a value equal to the value of the Award intended to be replaced by the Replacement Award (or, if the value is less, it is only less to the extent necessary to meet the criteria in Subsection 7(1.4) of the Tax Act to the extent applicable) (each such replaced Award, a “Replaced Award”) as of the date of the Change of Control;

(b)         it relates to publicly traded equity securities of (i) the Company, (ii) the entity surviving the Company following the Change of Control, or (iii) the parent entity of such surviving entity;

(c)         it contains terms relating to vesting that are substantially identical to those of the Replaced Award (except that for any Replaced Award that is performance-based, the Replacement Award shall be subject solely to time-based vesting for the remainder of the applicable Performance Period (or such shorter period as determined by the Committee) and the level of achievement of the Performance Criteria in respect of the applicable Performance Period shall be deemed to be the maximum level of achievement of the Performance Criteria); and

(d)          its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control) as of the date of the Change of Control,

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provided that, without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of this Section 10.2(3) are satisfied.

Section 10.3        Amendment or Discontinuance of the Plan.

(1)         Subject to Section 10.3(2), the Committee may suspend or terminate the Plan at any time, or from time to time amend or revise the terms of the Plan or any granted Awards without the consent of the Participants, provided that such suspension, termination, amendment or revision shall:

(a)         not adversely alter or impair the rights or tax treatment of any Participant, without the consent of such Participant except as permitted by the provisions of the Plan;

(b)         be in compliance with applicable law and with the prior approval, if required, of the shareholders of the Company, a Stock Exchange or any other regulatory body having authority over the Company; and

(c)         be subject to shareholder approval, where required by law or the requirements of a Stock Exchange, provided that the Committee may, from time to time, in its absolute discretion and without approval of the shareholders of the Company make the following amendments to this Plan:

(i)     any amendment to the vesting provision, if applicable, of the Awards;

(ii)    any amendment to the expiration date of an Award that does not extend the terms of the Award past the original date of expiration of such Award;

(iii)   any amendment regarding the effect of termination of a Participant’s employment or engagement;

(iv)   any amendment to the terms and conditions of grants of PSUs, RSUs or DSUs, including the Performance Criteria, as applicable, quantity, type of Award, grant date, vesting periods, settlement date and other terms and conditions with respect to the Awards, provided that, with respect to any Award that is considered “deferred compensation” under the Nonqualified Deferred Compensation Rules, no such amendment shall cause such Award to violate the Nonqualified Deferred Compensation Rules;

(v)    any amendment which accelerates the date on which any Award may be exercised or payable, as applicable, under the Plan;

(vi)   any amendment to the definition of an Eligible Participant under the Plan (other than with respect to Eligible Participants who are eligible to receive an Award of Incentive Stock Options), it being understood that, as applicable, any amendment aimed at expanding the scope of persons that may be eligible under the Plan will not be made without obtaining the approval of the shareholders of the Company as may be required under the rules of any stock exchange on which the Shares are listed at the applicable time;

(vii)  any amendment necessary to comply with applicable law or the requirements of a Stock Exchange or any other regulatory body;

(viii) any amendment of a “housekeeping” nature, including to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan;

(ix)   any amendment regarding the administration of the Plan;

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(x)    any amendment to add a provision permitting the grant of Awards settled otherwise than with Shares issued from treasury; and

(xi)   any other amendment that does not require the approval of the holders of Shares under Section 10.3(2).

(2)         Notwithstanding Section 10.3(1), the Committee shall be required to obtain shareholder approval to make the following amendments:

(a)         any amendment to increase to the maximum number of Shares issuable pursuant to the Plan, either as a fixed number or fixed percentage of outstanding capital represented by such Shares;

(b)         except in the case of an adjustment pursuant to Article 10, (A) any reduction in the Option Price of an Option or any cancellation and replacement of an Option with an Option with a lower Option Price (including any adjustment to a Share Appreciation Right having the foregoing effect), (B) any cancellation of an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), (C) any cancellation of an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Options or (D) any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of a Stock Exchange;

(c)         any amendment which increases the length of the period after a Black-Out Period during which Awards or any rights pursuant thereto may be exercised;

(d)         any extension of the term of an Award beyond the original expiry date;

(e)         any amendment which increases the maximum number of Shares that may be issuable to Insiders at any time pursuant to the Insider participation limit;

(f)          any amendment that increases the limits previously imposed on Non-Employee Director participation;

(g)         any amendment which would allow for the transfer or assignment of Awards under the Plan, other than for normal estate settlement purposes;

(h)         any amendment which increases the maximum number of Shares that may be issuable upon exercise of Incentive Stock Options or modifies the definition of Eligible Participant used for purposes of determining eligibility for the grant of an Incentive Stock Option; and

(i)          any amendment to the amendment provisions of the Plan;

provided that Shares held directly or indirectly by Insiders benefiting from the amendments shall be excluded when obtaining such shareholder approval.

(3)         The Committee may, by resolution, advance the date on which any Award may be exercised or payable (subject, in the case of a DSU that can by its terms be settled for the Cash Equivalent at the election of the Company, to any requirements of Regulation 6801(d) under the Tax Act) or, subject to applicable regulatory provisions, including any rules of a Stock Exchange extend the expiration date of any Award, in the manner to be set forth in such resolution, provided that the period during which an Option or Share Appreciation Right is exercisable or a PSU, RSU or DSU remains outstanding does not exceed (a) in the case of Options and Share Appreciation Rights, ten (10) years from the date the applicable Option or Share Appreciation Right is granted and (b) in the case of PSUs, RSUs and DSUs, the last day of the Restriction Period in respect of such PSUs, RSUs or DSUs. The Committee shall not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which any Option or Share Appreciation Right may be exercised or any PSU, RSU and DSU may remain outstanding by any other Participant.

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Article 11
MISCELLANEOUS

Section 11.1        Use of an Administrative Agent and Trustee.

The Committee may in its sole discretion appoint from time to time one or more entities to act as administrative agent or trustee to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Committee in its sole discretion. The Company and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

Section 11.2        Tax Withholding and Deduction.

(1)         Notwithstanding any other provision of this Plan, all distributions, delivery of Shares or payments (including, for greater certainty, payments of Cash Equivalent) to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of such Participant) under the Plan shall be made net of applicable taxes and social security and other source deductions. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Shares (including through delivery of previously owned Shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of Shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate, provided that an Award to which Section 7 of the Tax Act is intended to apply shall not be wholly or partially settled in cash with respect to such tax withholding obligations unless the Participant is first provided with an opportunity to satisfy such tax withholding obligations through other means satisfactory to the Committee.

(2)         Participants will be responsible for (and will indemnify the Company and any Affiliate in respect of) all Participant taxes, social security contributions and other liabilities arising out of or in connection with any Award or the acquisition, holding or disposal of Shares. If the Company or any Affiliate or the trustee of any employee benefit trust has any liability to pay or account for any such tax or contribution, it may meet the liability by:

(a)         selling Shares to which the Participant becomes entitled on his behalf and using the proceeds to meet the liability;

(b)         deducting the amount of the liability from any cash payment due under this Plan; and/or

(c)         reducing the number of Shares to which the Participant would otherwise be entitled.

(3)         Without the prior consent of the Committee, a Canadian tax resident Participant shall not settle any tax or social security contributions, or other such liabilities, by the sale of Shares, acquired through a prior Award, to the Company.

Section 11.3        Clawback.

(1)         Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or Stock Exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or Stock Exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement, including the Company’s Clawback Policy).

(2)         Without limiting the generality of the foregoing:

(a)         if the Participant is subject to, or becomes subject to, (a) an agreement with the Company or any of its Subsidiaries containing non-competition, non solicitation, confidentiality, and/or any other restrictive covenants (“Restrictive Covenants”) (including, for greater certainty, Restrictive Covenants contained in the Participant’s Employment Agreement or service, if any), or (b) any policy adopted by the Company applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes any Awards (a “Forfeiture Policy”), the Participant’s rights under the Plan and in the applicable Grant Agreement(s) shall be subject to the Participant’s compliance with any such Restrictive Covenants or Forfeiture Policy, to the extent permitted by applicable law; and

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(b)         where the Participant is determined by the Company or any of its Subsidiaries to have breached (a) any Restrictive Covenant(s), (b) the Clawback Policy, or (c) any Forfeiture Policy, the Committee, in its sole and absolute discretion, may cause all outstanding Awards (whether or not vested or exercisable) and the proceeds from the exercise or disposition of any Award, or any Shares received or purchased upon the exercise or settlement of any Awards, to be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, in accordance with the terms of this Section 11.3 and the terms of the Clawback Policy or any Forfeiture Policy, if and as applicable.

(3)         In addition, the Committee may require forfeiture and disgorgement to the Company of outstanding Awards and the proceeds from the exercise or disposition of Awards or Shares acquired received or purchased upon the exercise or settlement of Awards, with interest and other related earnings, to the extent required by law or applicable Stock Exchange listing standards and any related policy adopted by the Company.

(4)         Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to cooperate fully with the Committee, and to cause any and all permitted transferees of the Participant to cooperate fully with the Committee, to effectuate any forfeiture or disgorgement required hereunder. Neither the Committee nor the Company nor any other Person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 11.3.

Section 11.4        Securities Law Compliance.

(1)         The Plan (including any amendments to it), the terms of the grant of any Award under the Plan, the grant of any Award and the exercise of any Options or Share Appreciation Rights, and the Company’s obligation to sell and deliver Shares in respect of any Awards, shall be subject to all applicable federal, provincial, territorial, state and foreign laws, rules and regulations, the rules and regulations of a Stock Exchange, the Exchange Act, and to such approvals by any regulatory or governmental agency as may, as determined by the Company, be required. The Company shall not be obliged by any provision of the Plan or the grant of any Award hereunder to issue, sell or deliver Shares in violation of such laws, rules and regulations, the Exchange Act, or any condition of such approvals.

(2)         No Awards shall be granted, and no Shares shall be issued, sold or delivered hereunder, where such grant, issue, sale or delivery would require registration of the Plan or of the Shares under the securities laws of any foreign jurisdiction (other than Canada or the United States) or the filing of any prospectus for the qualification of same thereunder, and any purported grant of any Award or purported issue or sale of Shares hereunder in violation of this provision shall be void.

(3)         The Company shall have no obligation to issue any Shares pursuant to this Plan unless upon official notice of issuance, such Shares shall have been duly listed with a Stock Exchange. The Company cannot guarantee that the Shares will be listed or quoted on a Stock Exchange. Shares issued, sold or delivered to Participants under the Plan may be subject to limitations on sale or resale under applicable securities laws.

(4)         If Shares cannot be issued or delivered to a Participant upon the exercise or settlement of an Award due to legal or regulatory restrictions, the obligation of the Company to issue or deliver such Shares shall terminate. Any funds paid to the Company in connection with the exercise or settlement of such Award will be returned to the applicable Participant as soon as practicable.

Section 11.5        Reorganization of the Company.

The existence of any Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, reclassification, recapitalization, reorganization or other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

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Section 11.6        Governing Laws.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein and without recourse to conflict of laws rules.

Section 11.7        Severability.

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan. With respect to ISOs, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

Section 11.8        Effective Date of the Plan

The Plan is effective as of [•] (the “Effective Date”).

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Annex H

EXECUTION VERSION

SPONSOR LETTER AGREEMENT

This Sponsor Letter Agreement (this “Agreement”) is dated as of April 16, 2026, by and among Viking Acquisition Sponsor I, LLC, a Delaware limited liability company (the “Sponsor”), Viking Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”), and NorthStar Earth and Space Inc., a corporation existing under the Canadian Business Corporations Act (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Viking NS Amalgamation Corp., a corporation existing under the Canadian Business Corporations Act (“NewCo”), and the Company entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, as of the date hereof, the Sponsor is the record and “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) (together with the rules and regulations promulgated thereunder, the “Exchange Act”) of and is entitled to dispose of and vote the number of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares as set forth on Schedule I (the “Owned Shares”, and the Owned Shares together with any additional SPAC Class A Ordinary Shares (or any securities convertible into or exercisable or exchangeable for SPAC Class A Ordinary Shares) and any additional SPAC Class B Ordinary Shares (or any securities convertible into or exercisable or exchangeable for SPAC Class B Ordinary Shares) in which the Sponsor acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as an inducement to the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

COVENANTS

Section 1.1          Voting Agreements.

(a)           At any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought, the Sponsor shall (i) appear at each such meeting or otherwise cause all of its Covered Shares entitled to vote that the Sponsor holds of record or beneficially, as of the date hereof, or acquires record or beneficial ownership of after the date hereof (collectively, the “Subject SPAC Shares”) to be counted as present thereat for purposes of calculating a quorum, (ii) not redeem any Subject SPAC Shares in connection with such meeting and (iii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Subject SPAC Shares:

(i)     in favor of each Transaction Proposal;

(ii)    in favor of any proposal to adjourn a meeting at which there is a proposal for shareholders of SPAC to approve and adopt the Transaction Proposals to a later date if there are not sufficient votes to approve and adopt the Transaction Proposals, or if there are not sufficient shares present in person or represented by proxy at such meeting to constitute a quorum; and

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(iii)   against any proposal (A) in opposition to approval of the Business Combination Agreement, (B) inconsistent with the Business Combination Agreement or the Transactions, (C) relating to any Transaction Proposal or (D) relating to any other action or business before such meeting that (1) would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other Transactions or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Business Combination Agreement, or (2) would result in the failure of any condition set forth in Article 7 of the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

(b)          The obligations of the Sponsor specified in this Section 1.1 shall apply whether or not the Business Combination or any action described above is recommended by the SPAC Board.

Section 1.2          No Inconsistent Agreement. The Sponsor hereby represents and covenants that it has not entered into, and shall not enter into, any agreement, arrangement or understanding, including any voting trust, proxy or power of attorney, that would restrict, limit or interfere with the performance of its obligations hereunder, including with respect to any of the Covered Shares.

Section 1.3          Sponsor Economics.

(a)           At the Closing, the Sponsor shall transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), an aggregate of 3,000,000 SPAC Class B Common Shares to the PIPE Investors, proportionally to their investment in the PIPE Financing.

(b)          At the Closing, as consideration for the transfer set forth in clause (a) above, SPAC shall issue an aggregate of 500,000 SPAC Common Shares to the Sponsor.

(c)           Sponsor agrees that any SPAC Excluded Expenses shall be paid from the capital of SPAC and the Amalgamated Company only to the extent there is cash remaining in the Trust Account after giving effect to the SPAC Redemption and the payment of transaction expenses (other than SPAC Excluded Expenses) in accordance with Section 8.03(b) of the Business Combination Agreement, and that any SPAC Excluded Expenses not payable from the capital of SPAC and the Amalgamated Company in accordance with Section 8.03(b) of the Business Combination Agreement shall be borne by Sponsor.

(d)          Upon any issuance of Earnout Shares pursuant to Section 2.10 of the Business Combination Agreement, Sponsor shall be entitled to 10% of the Earnout Shares so issued; provided, however, that notwithstanding anything to the contrary in this Agreement or the Business Combination Agreement, no Earnout Shares shall be issued to Sponsor unless the VWAP of SPAC Common Shares over any 20 consecutive trading day period within the 30 consecutive trading days beginning on the trading day immediately following the publication of the SPAC’s Form 20-F or Form 6-K that evidences the satisfaction of the applicable Earnout Target, is greater than or equal to $10.00.

(e)           For purposes of this Agreement, “VWAP” means, with respect to a specified security as of a specified date, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

(f)           This Section 1.3 shall be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

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Article II.
SPONSOR REPRESENTATIONS AND WARRANTIES

Section 2.1          Representations and Warranties. The Sponsor hereby represents and warrants as of the date hereof as follows:

(a)           The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, its Owned Shares, free and clear of Liens other than as created by this Agreement and Permitted Liens. As of the date hereof, other than the Owned Shares, the Sponsor does not own beneficially or of record any shares of capital stock of SPAC (or any securities convertible into shares of capital stock of SPAC).

(b)          The Sponsor is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of organization.

(c)           The Sponsor has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder.

(d)          The execution and delivery of this Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by the Sponsor, to the extent applicable.

(e)           This Agreement has been duly and validly executed and delivered by the Sponsor and, assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, this Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of the Sponsor enforceable against it in accordance with its terms.

(f)           The Sponsor understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.

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Article III.
MISCELLANEOUS

Section 3.1          No Redemption and Waiver of Anti-Dilution. The Sponsor irrevocably and unconditionally agrees and acknowledges that, in connection with the transactions contemplated by the Business Combination Agreement, the Sponsor shall not seek redemption of, shall not elect redemption of or cause to be redeemed any of its SPAC Class A Ordinary Shares. The Sponsor, solely in connection with and only for the purpose of the Transactions, hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, and agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to any of its SPAC Class B Ordinary Shares. This Section 3.1 shall be void and of no force and effect if the Business Combination Agreement shall be terminated or the Closing shall not occur for any reason.

Section 3.2          No Transfers. The Sponsor hereby agrees not to, directly or indirectly, prior to the termination of this Agreement in accordance with Section 3.4 hereof, except pursuant to the consummation of the SPAC Continuation or pursuant to Section 1.3 hereof, (a) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any contract or option with respect to the Transfer of any of the Sponsor’s Covered Shares, or (b) take any action that would make any representation or warranty of the Sponsor contained herein untrue or incorrect or have the effect of preventing or materially delaying the Sponsor from or in performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Sponsor (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to SPAC and the Company, to assume all of the obligations of the Sponsor under, and be bound by all of the terms of, this Agreement in respect of the Sponsor’s Covered Shares so Transferred and any Covered Shares subsequently acquired; provided, further, that any Transfer permitted under this Section 3.2 shall not relieve the Sponsor of its obligations under this Agreement. Any Transfer in violation of this Section 3.2 with respect to the Sponsor’s Covered Shares shall be null and void. This Section 3.2 shall be void and of no force and effect if the Business Combination Agreement shall be terminated or the Closing shall not occur for any reason.

Section 3.3          Authorization; No Breach. Each of SPAC and the Company (each making these representations and warranties separately) (a) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Law of the jurisdiction of its organization and (b) has all requisite corporate or limited liability company power, as applicable, without violating any agreement to which it is bound, to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each of SPAC and the Company (each making these representations and warranties separately) has been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, and no other actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

Section 3.4          Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the consummation of the Closing, (b) the termination of the Business Combination Agreement in accordance with Article 8 thereof and (c) the liquidation of SPAC. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.5          Governing Law; Venue. This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the State of New York without regard to its conflict of laws principles that would apply the laws of any other jurisdiction. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the state or federal courts of the State of New York in respect of all matters arising under and in relation to this Agreement.

Section 3.6          WAIVER OF JURY TRIAL. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the Parties (a) certifies that no representative, agent or attorney

Annex H-4

of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 3.6.

Section 3.7          Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of law or otherwise) to any Person (other than another Party by operation of law pursuant to the Amalgamation) without the prior express written consent of the other Parties.

Section 3.8          Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 3.9          Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Sponsor and the Company.

Section 3.10        Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 3.11        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 3.11):

If to SPAC or the Sponsor:

Viking Acquisition Corp. I
Viking Acquisition Sponsor I, LLC
900 Third Avenue, 18th Floor
New York, NY 10022
Attention: N. Håkan Wohlin; George Parker
Email: hakan.wohlin@kingsrock.com; george.parker@kingsrock.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
901 15th Street NW, Suite 1200
Washington, DC 20005
Attention: Jonathan Talcott and Peter Strand
Email: jon.talcott@nelsonmullins.com and peter.strand@nelsonmullins.com

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If to the Company:

NorthStar Earth and Space Inc.
384 Rue Saint-Jacques #300
Montreal, Quebec H2Y 1S1
Attention: Stewart Bain; Beth Michelson
Email: stewart@northstar-data.com; beth.michelson@northstar-data.com with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Attention: Adam Namoury; Thomas Martin
Email: adam.namoury@gtlaw.com; thomas.martin@gtlaw.com

Section 3.12        Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 3.13        Entire Agreement. This Agreement and the agreements referenced herein and referenced in the Business Combination Agreement (to the extent applicable) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

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IN WITNESS WHEREOF, the Sponsor, SPAC and the Company have each caused this Sponsor Letter Agreement to be duly executed as of the date first written above.

SPONSOR:

VIKING ACQUISITION SPONSOR I, LLC
By:	/s/ Håkan Wohlin
Name: Håkan Wohlin
Title: Authorized Person

[Signature Page to Support Agreement]

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SPAC:

VIKING ACQUISITION CORP. I
By:	/s/ Håkan Wohlin
Name: Håkan Wohlin
Title: Chief Executive Officer

[Signature Page to Support Agreement]

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COMPANY:

NORTHSTAR EARTH AND SPACE Inc.
By:	/s/ Stewart Bain
Name: Stewart Bain
Title: Chief Executive Officer

[Signature Page to Support Agreement]

Annex H-9

Schedule I

Viking Acquisition Sponsor I, LLC:

•        350,000 SPAC Class A Ordinary Shares

•        7,666,667 SPAC Class B Ordinary Shares

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Annex I

FORM OF VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT is made as of April 16, 2026,

AMONG:

NORTHSTAR EARTH AND SPACE INC., a corporation existing under the Canadian Business Corporations Act

(the “Company”)

AND:

VIKING Acquisition Corp. I, a company organized under the laws of the Cayman Islands

(“SPAC”)

AND:

each of the Persons executing a counterpart signature page hereto

(each being the “Securityholder” and collectively with the Company and SPAC, the “Parties” and each a “Party”).

RECITALS:

A.          SPAC is a blank check company incorporated under the laws of the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

B.          Viking NS Amalgamation Corp. (“NewCo”), a corporation existing under the Canada Business Corporations Act, is a wholly owned direct subsidiary (as defined below) of SPAC, newly formed solely for the purposes of engaging in the Transactions.

C.          The Company proposes to enter into a Business Combination Agreement with SPAC and Newco on or about the date hereof (the “BCA”), in substantially the form provided by the Company to the Securityholder, whereby among other things, SPAC proposes to acquire all of the issued and outstanding shares of the Company by way of a court-approved plan of arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act.

D.          Prior to the Arrangement, and subject to the terms and conditions of the BCA, SPAC shall continue from the Cayman Islands to British Columbia in accordance with the Cayman Islands Companies Act (2022 Revision) and the Canada Business Corporations Act (the “SPAC Continuation”).

E.          In connection with the BCA, the Company shall complete a pre-closing recapitalization providing for, among other things, the conversion or the exchange of the then outstanding Company Securities, Company Shareholder Loans and Company Debentures into Company Shares (other than the Remaining Debentures, which shall be converted into non-convertible debt securities of the Company) (collectively, the “Company Recapitalization”).

F.           Subject to the terms and conditions set forth in the BCA and pursuant to the Arrangement, among other things, NewCo shall amalgamate with and into the Company (the “Amalgamation”), except that NewCo will survive such amalgamation as the amalgamated company and will be a wholly owned subsidiary of SPAC.

G.          As of the date hereof, the Securityholder beneficially owns, or otherwise exercises control, discretion or direction over, directly or indirectly, the Subject Securities (as defined below) set forth in Schedule “A” and wishes to confirm its support for the Arrangement and the Transactions and has agreed to cause all of its Subject Securities to be voted in favor thereof.

Annex I-1

H.          As a condition to the Company’s and SPAC’s willingness to enter into the BCA and to proceed with the Transactions, including the Arrangement, the Securityholder is willing to execute and deliver this Agreement and make the representations, warranties, covenants and agreements set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the Parties hereto agree as follows:

Article 1
INTERPRETATION

1.1               Definitions

In this Agreement, any capitalized term used herein and not defined in this Section 1.1 or elsewhere herein shall have the meaning ascribed thereto in the BCA. Unless the context otherwise requires, the following words and phrases used in this Agreement, including the recitals, shall have the following meanings:

“affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person;

“Exchange Act” means the Securities Act of 1934, as amended from time to time;

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, or other entity, or any government, political subdivision, agency or instrumentality of a government or other governmental authority;

“Subject Securities” means with respect to a Securityholder, the Company securities held by the Securityholder as set out in Schedule A, owned beneficially or of record by the Securityholder or over which the Securityholder exercises control, discretion or direction, whether directly or indirectly, and any Company securities acquired directly or indirectly by the Securityholder subsequent to the date hereof or over which the Securityholder acquires control, discretion or direction, directly or indirectly, subsequent to the date hereof, and, in each case, includes any and all securities which such Subject Securities may be converted into, exchanged for or otherwise changed into; and

“Transactions” means the transactions contemplated by the BCA, including the SPAC Continuation, the Amalgamation, and the Plan of Arrangement.

“Transfer” means, the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Article 2
REPRESENTATIONS AND WARRANTIES

2.1               Representations and Warranties of the Securityholder

The Securityholder represents and warrants to the Company and SPAC that:

(a)         In the case of a Securityholder that is not an individual, the Securityholder is duly incorporated or formed, as applicable, and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

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(b)         The Securityholder, if an individual, has the legal capacity and full right and authority, or if a corporation, partnership or other legal entity, the requisite organizational power, capacity and authority, to enter this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. If the Securityholder is a corporation, partnership or other legal entity, the execution and delivery of this Agreement by the Securityholder, the performance by the Securityholder of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate, partnership or other organizational action on the part of the Securityholder and no other organizational action or proceeding on its part is necessary to authorize the execution and delivery by the Securityholder of this Agreement or for the Securityholder to perform its obligations and consummate the transactions contemplated hereunder.

(c)         This Agreement has been duly executed and delivered by the Securityholder and (constitutes a legal, valid and binding obligation of the Securityholder enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

(d)         Other than this Agreement, the Company Articles and if applicable, (i) the Company’s Third Amended and Restated Unanimous Shareholders’ Agreement, dated as of November 24, 2023 and (ii) that certain Second Amended and Restated Co-Investment Agreement entered into by Luxembourg Future Fund, Telesystem Ltd., and Telesystem Space Inc., dated as of November 17, 2023, none of the Subject Securities is subject to any shareholders’ agreement, proxy, voting trust, voting agreement or similar agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting agreement or other agreement with respect to the Subject Securities.

(e)         No consent, waiver, approval, order or authorization of, or declaration or filing with, any Person is required to be made or obtained by the Securityholder in connection with the execution and delivery of this Agreement by the Securityholder.

(f)          None of the execution and delivery by the Securityholder of this Agreement, the completion of the transactions contemplated hereby or the performance of or compliance by the Securityholder with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which with or without notice or lapse of time or both would constitute a default under or violate, contravene, conflict with or breach, any term or provision of or require the consent of any third party pursuant to any constating or governing document of the Securityholder, if applicable or any contract to which the Securityholder is a Party or by which its property or assets is bound;

(g)         No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Securityholder, for which the Company or any of its affiliates (as defined in the BCA) may become liable.

The representations and warranties of the Securityholder set forth in this Section 2.1 shall survive until the termination of this Agreement in accordance with Section 4.1.

Article 3
COVENANTS

3.1               Covenants of the Securityholder

The Securityholder hereby covenants with the Company and SPAC and agrees that from the date of this Agreement until the termination of this Agreement pursuant to Article 4, except with the prior written consent of the Company and SPAC, it:

(a)         other than as set forth herein, shall not grant or agree to grant any proxy, power of attorney or other rights with respect to the Subject Securities

Annex I-3

(b)         shall, in connection with any meeting of securityholders of the Company, including any special meeting of the Securityholders in accordance with the terms of the BCA or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Arrangement, the Company Recapitalization or the Transactions is sought: (i) vote (or cause to be voted) all of the Subject Securities in favour of or, as applicable, take (or cause to be taken) action by written consent with respect to all applicable Subject Securities to provide for, the approval, consent, authorization, ratification or adoption of (A) the Arrangement, (B) the BCA, including the Ancillary Documents, the Company Recapitalization and the other Transactions, and (C) any other matter necessary for the performance, implementation or consummation of the Transactions, including the Arrangement and the Company Recapitalization; and (ii) not take, nor permit any Person on its behalf to take, any action to withdraw, amend or invalidate any proxy or voting instruction form deposited pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Securityholder might have unless this Agreement has, at such time, been previously terminated in accordance with Section 4.1;

(c)         shall not Transfer any of the Subject Securities, or any right or interest therein (legal or equitable), other than pursuant to the Arrangement, provided that foregoing restrictions shall not prevent the Securityholder from exercising any Subject Securities in accordance with their terms, and the Securityholder may Transfer any or all of the Subject Securities (to the extent permitted by the terms of the applicable Subject Securities) as follows:

(i)          to an affiliate of the Securityholder or any investment fund or other entity directly or indirectly controlled or managed by the Securityholder or the Securityholder’s affiliates;

(ii)         if the Securityholder is a corporation, partnership, limited liability company or other business entity, (A) to its direct or indirect shareholders, partners, members or other equity holders or the officers or directors of the Securityholder or any of its affiliates or (B) by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; and

(iii)        in the case of an individual by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, by virtue of laws of descent and distribution upon death of the individual or pursuant to a qualified domestic relations order,

(each being a “Permitted Transferee”), provided that, prior to and as a condition to the effectiveness of any such Transfer, such Permitted Transferee enters into an agreement with SPAC and the Company on the same terms as this Agreement, or otherwise agrees in writing with SPAC and the Company in a form acceptable thereto to be bound by the provisions hereof and any such Transfer shall not relieve the Securityholder of its obligations under this Agreement;

(d)         shall not exercise or assert (or permit to be exercised or asserted on its behalf):

(i)          any rights of appraisal or rights of dissent which may be provided or available to the Securityholder under any Law or otherwise in connection with the Arrangement, the Company Recapitalization or the Transactions; or

(ii)         any other securityholder rights or remedies available to the Securityholder, whether arising under statute, at common law or otherwise, to (or in a manner that would, or would reasonably be expected to), impede, frustrate, nullify, prevent, hinder, delay, upset, challenge or adversely affect the Arrangement, the Company Recapitalization or any of the other matters and Transactions;

(e)         shall not take any other action of any kind, directly or indirectly, whether alone or acting jointly or in concert with any other Person, which would or might reasonably be regarded as likely to prevent, frustrate, impair, impede or delay or interfere with the completion of, the Arrangement, the Company Recapitalization or the other Transactions;

Annex I-4

(f)          shall deliver a duly executed copy of the Lock-Up Agreement substantially in the form attached as an exhibit to the BCA; and

(g)         shall take or cause to be taken and do all acts and things reasonably necessary or desirable to facilitate, carry out the purpose of and give effect to the Company Recapitalization, including promptly upon the Company’s request executing and delivering any documents reasonably necessary or desirable in connection with the Company Recapitalization.

Article 4
GENERAL

4.1

Termination. This Agreement will terminate and be of no further force or effect upon the earlier to occur of: (a) the consummation of the Arrangement; and (b) the termination of the BCA in accordance with its terms.

4.2

Effect of Termination. If this Agreement is terminated in accordance with the provisions of Section 4.1, no Party will have any further obligations under this Agreement or liability arising hereunder except as expressly contemplated by this Agreement, and provided that (i) this Section 4.2 and the provisions of Sections 1.1 and 4.3 to 4.10, inclusive, shall survive termination of this Agreement, and (ii) neither the termination of this Agreement nor anything contained in Section 4.1 will relieve any Party from any liability for any breach by it of this Agreement that occurred prior to such termination.

4.3

Governing Law. This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the State of New York without regard to its conflict of laws principles that would apply the laws of any other jurisdiction, except to the extent mandatorily governed by the Canadian Corporate Statute and the Laws of Canada applicable thereto. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the state or federal courts of the State of New York in respect of all matters arising under and in relation to this Agreement.

4.4

Waiver; Amendment. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the Parties.

4.5

Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, among the Parties, or any of them, with respect to the subject matter hereof.

4.6

Notices. Any notice, consent, direction or other communication given under or regarding the matters contemplated by this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or electronic mail and addressed,

(a)         if to the Company:

NorthStar Earth and Space Inc.
384 Rue Saint-Jacques #300
Montreal, Quebec H2Y 1S1
Attention: Stewart Bain; Beth Michelson
Email: stewart@northstar-data.com; beth.michelson@northstar-data.com with a copy to:

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Attention: Adam Namoury; Thomas Martin
Email: adam.namoury@gtlaw.com; thomas.martin@gtlaw.com

Annex I-5

(b)         if to SPAC:

Viking Acquisition Corp. I
900 Third Avenue, 18th Floor
New York, NY 10022
Attention: N. Håkan Wohlin; George Parker
Email: hakan.wohlin@kingsrock.com; george.parker@kingsrock.com with a copy to:

Nelson Mullins Riley & Scarborough LLP
901 15th Street NW, Suite 1200
Washington, DC 20005
Attention: Jonathan Talcott; Peter Strand
Email: jon.talcott@nelsonmullins.com; peter.strand@nelsonmullins.com

(c)         if to the Securityholder:

As indicated on the Securityholder’s signature page hereto.

A Notice is deemed to be given and received if sent by personal delivery, courier or electronic mail, on the date of delivery. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing.

4.7

Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

4.8

Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.9

Independent Legal Advice. Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent tax and legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

4.10

Further Assurances. The Parties hereto will do all things and provide all such reasonable assurances as may be required to consummate or give effect to the transactions contemplated by this Agreement, and each Party will execute and provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

4.11

Execution and Delivery. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and all of which taken together shall constitute one and the same agreement.

Annex I-6

IN WITNESS WHEREOF, the parties have executed this Voting and Support Agreement effective as of the date set forth above.

NORTHSTAR EARTH AND SPACE INC.
By:	/s/ Stewart Bain
Name: Stewart Bain
Title: Chief Executive Officer
VIKING ACQUISITION CORP. I
By:	/s/ N. Hakan Wohlin
Name: N. Hakan Wohlin
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

Annex I-7

SHAREHOLDER:

Print Name of Securityholder:

Sign Below:

If a non-individual Securityholder:
Name of Signatory:
Title of Signatory:

Securityholder notice details:

Name of Registered Securityholder:	[Name]
Address:

Attention:
Telephone:
Email:

[Signature Page to Voting and Support Agreement]

Annex I-8

SCHEDULE “A”

Name of Securityholder	Number	Type
	198,478	Company Class A Common Shares
Telesystem Space Inc.	184,000	Company Class B Preferred Shares
	70,000	Company Class B-1 Preferred Shares
Luxembourg Future Fund	74,792	Company Class A Common Shares
	70,000	Company Class B-1 Preferred Shares
Pangaea Three Acquisition Holdings III, LLC	27,236	Company Class A Common Shares
9540253 Canada Inc.	87,504	Company Class B Common Shares
	33,000	Company Class B Preferred Shares

[Signature Page to Voting and Support Agreement]

Annex I-9

Annex J

SUPERIOR COURT

(Commercial Division)

CANADA

PROVINCE OF QUÉBEC

DISTRICT OF MONTRÉAL

NO: : 500-11-067549-267

DATE: July 22, 2026

PRESIDING: THE HONOURABLE LUC MORIN, J.S.C.

IN THE MATTER OF THE PROPOSED ARRANGEMENT PURSUANT TO SECTION 192 OF THE *CANADA BUSINESS CORPORATIONS ACT,* R.S.C. 1985, c. C-44 AS AMENDED (THE "CBCA"):

NORTHSTAR EARTH & SPACE INC.

-and-

VIKING ACQUISITION CORP.I

-and-

VIKING NS AMALGAMATION CORP.
Applicants

-and-

THE DIRECTOR APPOINTED UNDER THE CBCA
Impleaded Party

INTERIM ORDER

GIVEN the Application of NorthStar Earth & Space Inc. ("**NorthStar**"), Viking Acquisition Corp. I (the "**SPAC**") and Viking NS Amalgamation Corp. ("**Newco**", collectively, the "**Applicants**") for Interim and Final Orders with Respect to an Arrangement pursuant to the *Canada Business*

Annex J-1

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Corporations Act, R.S.C. 1985, c. C-44 (as amended, the "**CBCA**"), the exhibits, and the affidavits filed in support thereof (the "**Application**");

GIVEN that this Court is satisfied that the Director appointed pursuant to the CBCA has been duly served with the Application and the Notice Materials (as defined below) and has confirmed in writing that he would not appear or be heard on the Application;

GIVEN the provisions of the CBCA;

GIVEN the representations of counsel for the Applicants;

GIVEN that this Court is satisfied, at the present time, that the proposed transaction is an "arrangement" within the meaning of Section 192(1) of the CBCA;

GIVEN that this Court is satisfied, at the present time, that it is not practicable for the Applicants to effect the arrangement proposed under any other provision of the CBCA;

GIVEN that this Court is satisfied, at the present time, that the Applicants meet the requirements set out in Subsections 192(2)(a) and (b) of the *CBCA* and that Newco and SPAC are not insolvent;

GIVEN that this Court is satisfied, at the present time, that the arrangement is put forward in good faith and, in all likelihood, for a valid business purpose;

FOR THESE REASONS THE COURT:

[1] **GRANTS** the present Interim Order;

[2] **DISPENSES** the Applicants, of the obligation, if any, to notify any person other than the Director with respect to this Interim Order;

[3] **ORDERS** that all Company Securityholders (as defined in the Plan of Arrangement, Exhibit P-1) (the "**Company Securityholders**") and all SPAC Shareholders (as defined in the Plan of Arrangement, Exhibit P-1) (the "**SPAC Shareholders**", collectively with the Company Securityholders, the "**Securityholders**") as well as the sole shareholder of NewCo, be deemed parties, as Impleaded Parties, to the present proceedings and be bound by the terms of any Order rendered herein;

[4] **DISPENSES** the Applicants from describing at length the names of the Securityholders in the description of the Impleaded Parties;

<u>The Company Securityholder Written Approval</u>

[5] **ORDERS** that the Company will obtain the approval of the Arrangement by obtaining the written approval in the form provided as Exhibit P-7 (the "**Company Securityholder Written Approval**") of the arrangement resolution with or without variation (the "**Arrangement Resolution**"), by all of the Company Securityholders, prior to the date set for the hearing of the Final Order (the "**Final Order Hearing**"); and further **ORDERS** that such approval shall be sufficient to authorize and direct the Company to do all such acts and things as may be necessary or desirable to give effect to the Plan of Arrangement (the "**Arrangement**"), the whole subject to the granting of the Final Order by the Court;

Annex J-2

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[6] **ORDERS** that should NorthStar fail to obtain Company Securityholder Written Approval by all of Company Securityholders prior to the Final Order Hearing, it may apply to this Court in order to call and determine the parameters for the holding of a special meeting of the Company Securityholders for the approval of the Arrangement Resolution;

<u>The SPAC Shareholder Approval</u>

[7] **ORDERS** that should (i) the meeting of the SPAC Shareholders (the "**SPAC Meeting**"), be called and conducted in accordance with the terms, restrictions and conditions of the articles and by-laws of SPAC and the Cayman Islands Companies Act (2022 Revision) (the "**Cayman Companies Act**"), and (ii) the Business Combination Proposal (the "**Business Combination Proposal**") substantially in the form set forth in draft Proxy and Registration Statement for Extraordinary General Meeting of the SPAC Shareholders and the attachments thereto (the "**Proxy and Registration Statement**") obtain the required approval by the SPAC Shareholders at the SPAC Meeting, as required by the articles and by-laws of SPAC as well as by the Cayman Companies Act, such approval will constitute the necessary approval of the Arrangement by the SPAC Shareholders;

<u>The Approval of NewCo's Sole Shareholder</u>

[8] **ORDER** that NewCo will obtain the approval of the Arrangement by obtaining the signature by its sole shareholder, SPAC, of a written resolution approving the Arrangement (the "**NewCo Shareholder Resolution**"), and further **ORDER** that such approval shall be sufficient to authorize and direct the Company to do all such acts and things as may be necessary or desirable to give effect to the Arrangement, the whole subject to the granting of the Final Order by the Court;

<u>Amendments</u>

[9] **ORDERS** that the Applicants may amend, modify and/or supplement the Plan of Arrangement, the Business Combination Agreement as well as any other document or agreement necessary or useful for the completion of the Arrangement, at any time and from time to time, provided that any such amendment, modification and/or supplement is not adverse to the economic interest of any Securityholder and that:

(a) any such amendment, modification and/or supplement made before or at the SPAC Meeting, shall be communicated in writing to the SPAC Shareholders and to the Director appointed pursuant to the CBCA as soon as possible and in any event prior to or at the SPAC Meeting;

(b) any such amendment, modification and/or supplement made before the obtaining of the Company Securityholder Written Approval, shall be communicated in writing by email to the Company Securityholders and to the Director appointed pursuant to the CBCA as soon as possible;

(c) any such amendment, modification and/or supplement made after the SPAC Meeting and after the obtaining of the Company Securityholder Written Approval, and before the hearing for the Final Order shall be communicated to the Securityholders prior to the Final Order Hearing with details as to the manner in which each of the Securityholders can ask any questions or raise any objections including at the Final Order Hearing; and

(d) any such amendment, modification and/or supplement made after the Final Order hearing shall be approved by this Court and subject to such terms and conditions

Annex J-3

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this Court may deem appropriate and required in the circumstances, unless it is non-material and concerns a matter which is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

[10] **ORDERS** that notwithstanding paragraph 9 of this Order, any amendment, modification or supplement to the Plan of Arrangement may be made by the written consent of each of the Applicants at any time and from time to time without the approval of or communication to the Court or the Securityholders, provided that each such amendment, modification and/or supplement concerns a matter which, in the reasonable opinion of the Applicants, is of an administrative nature or required to better give effect to the implementation of the Plan of Arrangement and is not adverse to the economic interest of any Securityholders;

The Notice Materials

[11] **ORDERS** that service of the Application for a Final Order to the Company Securityholders shall be made by emailing to each Company Securityholder a copy of this Interim Order, together with the Notice of Final Order Hearing (Exhibit P-2, Annex J), with such non-material amendments thereto as the Applicants may deem to be necessary or desirable.

[12] **ORDERS** that service of the Application for a Final Order to the Company Securityholders shall be accompanied by the following documents (collectively, the "**Notice Materials**"):

(a) the form of Company Securityholder Written Approval substantially in the same form as contained in Exhibit P-7;

(b) the Proxy and Registration Statement filed with the SEC in connection with the SPAC Meeting; and

(c) such other documents as may be required by applicable Law or as the Applicants may determine to be necessary or appropriate.

[13] **ORDERS** that a copy of the Application be posted on SPAC's website and be sent to the Company Securityholders by email contemporaneously with the distribution of the Notice Materials;

[14] **ORDERS** that the Applicants may make, subject to compliance with the terms of the Business Combination Agreement, in accordance with this Interim Order, such additions, amendments or revision to the Notice Materials as it determines to be appropriate (the "**Additional Materials**"), which shall be distributed to the persons entitled to receive the Notice Materials pursuant to this Interim Order by the method and in the time determined by the Applicants to be most practicable in the circumstances;

[15] **ORDERS** that the Notice Materials and any Additional Materials shall be deemed, for the purposes of the present proceedings, to have been received and served upon:

(a) in the case of distribution by mail, three (3) business days after delivery thereof to the post office;

(b) in the case of delivery in person or by courier, upon receipt thereof at the intended recipient's address; and

(c) in the case of delivery by facsimile transmission or by e-mail, on the day of transmission;

Annex J-4

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Dissenting Rights

[16] **ORDERS** that in accordance with the dissent rights set forth in the Plan of Arrangement (the "**Dissent Rights**"), any registered holder of the Company Pre-Recapitalization Shares (as defined in the Plan of Arrangement) (the "**Company Shareholders**") who wishes to dissent must provide a written objection to the Arrangement Resolution ("**Dissent Notice**") so that it is received by the Company on or prior to 5:00 p.m. (Montréal time) on the date that is five Business Days immediately preceding the date of the Final Order Hearing (a "**Dissenting Company Shareholder**");

[17] **DECLARES** that a Company Shareholder who has submitted a Dissent Notice and who signs the Company Securityholder Written Approval shall no longer be considered a Dissenting Company Shareholder with respect to their Company Pre-Recapitalization Shares;

[18] **ORDERS** that any Dissenting Company Shareholder wishing to apply to a Court to fix a fair value for Shares in respect of which Dissent Rights have been duly exercised must apply to the Superior Court of Québec and that for the purposes of the Arrangement contemplated in these proceedings, the "Court" referred to in Section 190 of the CBCA means the Superior Court of Québec;

The Final Order Hearing

[19] **ORDERS** that subject to the approval by the SPAC Shareholders of the Proposals set forth in the Proxy and Registration Statement, including the Business Combination Proposal and the obtaining of the Company Securityholder Written Approval of the Company Securityholders as well as the signing of the NewCo Shareholder Resolution in the manner set forth in this Interim Order, the Applicants may apply for this Court to sanction the Arrangement by way of a Final Order (the "**Application for a Final Order**") for the final approval of the arrangement described in the Plan of Arrangement in accordance with the Business Combination Agreement on a date to be set by the Court and stated in the Proxy and Registration Statement;

[20] **ORDERS** that the mailing or delivery of the Notice Materials to Company Securityholders and the mailing or delivery of the Notice of Final Order to the SPAC Shareholders and to NewCo's sole shareholder constitutes good and sufficient service of the Application and good and sufficient notice of presentation of the Application for a Final Order to all persons, whether those persons reside within Québec or in another jurisdiction;

[21] **ORDERS** that the only persons entitled to appear and be heard at the hearing of the Application for a Final Order shall be the Applicants and any person that:

(a) by service on the counsel to the Company c/o Stikeman Elliott LLP (Mtre Stéphanie Lapierre, by e-mail (slapierre@stikeman.com)) and to counsel to SPAC c/o BCF LLP (Mtre Gary Rivard, by email (gary.rivard@bcf.ca) serves a notice of appearance in the form required by the Code of Civil Procedure and the rules of the Court and any additional affidavits or other materials on which a party intends to rely in connection with any submissions at such hearing, as soon as reasonably practicable, and, in any event, no later than 4:30 p.m. (Montréal time) five days before the date on which the hearing for the final order will occur; and

(b) if such appearance is with a view to contesting the Application for a Final Order, serves on counsel for the Applicants (at the above e-mail addresses or facsimile numbers), no later than 4:30 p.m. (Montréal time) five days before the date on

Annex J-5

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which the hearing for the final order will occur, a written contestation supported as to the facts alleged by affidavit(s), and exhibit(s), if any;

[22] **ALLOWS** the Applicants to file any further evidence they deem appropriate, by way of supplementary affidavits or otherwise, in connection with the Application for a Final Order;

Miscellaneous

[23] **DECLARES** that the Applicants shall be entitled to seek leave to vary this Interim Order upon such terms and such notice as this Court deems just;

[24] **REQUESTS** the aid and recognition of any court or any judicial, regulatory or administrative body in any province or territory of Canada, the Federal Court of Canada and any judicial, regulatory or administrative body of any other nation or state, to assist the Applicants and their agents in carrying out the terms of this Interim Order;

[25] **ORDERS** provisional execution of this Interim Order notwithstanding any appeal therefrom and without the necessity of furnishing any security;

[26] **DECLARES** that this Court shall remain seized of this matter to resolve any difficulty which may arise in relation to, or in connection with the implementation of this Interim Order and/or the Arrangement;

[27] **THE WHOLE** without costs.

MONTREAL, July 22, 2026

The Honourable Luc Morin, J.S.C.

Annex J-6

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under the CBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in the preceding paragraph provided that the individual shall repay the money if the individual is not entitled to indemnification as described below.

Notwithstanding the description above, a company may not indemnify an individual entitled to indemnification described above unless the individual: (1) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request, or (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

A corporation, an individual or an entity referred to above may apply to a court for an order approving an indemnity under the CBCA and the court may so order and make any further order that it sees fit.

Subject to the CBCA, the New NS Organizational Documents will require us to indemnify (i) any director or officer of New NorthStar, (ii) any former director or officer of New NorthStar, and (iii) any individual who acts or acted at New NorthStar’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that association with New NorthStar or other entity. New NorthStar shall also advance moneys to such a director, officer or other individual for the costs, charges and expenses of such a proceeding in accordance with the CBCA. New NorthStar is authorized to execute agreements in favour of any of the foregoing persons evidencing the terms of the indemnity. The New NS Organizational Documents do not limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the New NS Organizational Documents. The New NS Organizational Documents also allow for us to purchase and maintain insurance for the benefit of the individuals specified above.

We have also purchased insurance policies relating to certain liabilities that our directors and officers may incur in such capacity. New NorthStar may also, pursuant to the CBCA, purchase and maintain insurance, for each director and officer against any liability incurred by the director or officer in their capacity as a director or officer of New NorthStar or in their capacity as a director or officer, or similar capacity, of another entity, if they act or acted in that capacity at New NorthStar’s request.

SEC Position.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling New NorthStar pursuant to the foregoing provisions, Viking has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1†

Business Combination Agreement, dated as of April 16, 2026, by and among Viking Acquisition Corp. I, Viking NS Amalgamation Corp., and NorthStar Earth & Space Inc. (included as Annex A-1 to this proxy statement/prospectus).

2.2

Amendment No. 1 to Business Combination Agreement, dated as of May 15, 2026, by and among Viking Acquisition Corp. I, Viking NS Amalgamation Corp., and NorthStar Earth & Space Inc. (included as Annex A-2 to this proxy statement/prospectus).

2.3

Amendment No. 2 to Business Combination Agreement, dated as of July 15, 2026, by and among Viking Acquisition Corp. I, Viking NS Amalgamation Corp., and NorthStar Earth & Space Inc. (included as Annex A-3 to this proxy statement/prospectus).

2.3†	Form of Plan of Arrangement (attached as Annex B to this proxy statement/prospectus).
3.1	Form of Continuation Articles (attached as Annex D to this proxy statement/prospectus).
3.2	Form of New NS Organizational Documents (included as Annex E to this proxy statement/prospectus).
3.3

Amended and Restated Memorandum and Articles of Association of Viking Acquisition Corp. I (incorporated by reference to Exhibit 3.1 of Viking’s Current Report on Form 8-K filed with the SEC on November 5, 2025).

4.1

Public Warrant Agreement, dated October 30, 2025, by and between Viking and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to Viking’s Current Report on Form 8-K filed with the SEC on November 5, 2025).

4.2

Private Warrant Agreement, dated October 30, 2025, by and between Viking and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to Viking’s Current Report on Form 8-K filed with the SEC on November 5, 2025).

4.3*	Form of Amended and Restated Public Warrant Agreement
4.4*	Form of Amended and Restated Private Warrant Agreement
5.1*	Opinion of Cassels Brock & Blackwell LLP.
5.2*	Opinion of Nelson Mullins Riley & Scarborough LLP.
8.1*	Opinion of Nelson Mullins Riley & Scarborough LLP regarding certain U.S. federal income tax matters.
8.2*	Opinion of Greenberg Traurig, LLP regarding certain U.S. federal income tax matters.
8.3*	Opinion of Cassels Brock & Blackwell LLP regarding certain Canadian tax matters.
10.1	Form of Registration Rights Agreement (attached as Annex C to this proxy statement/prospectus).
10.2	Form of Lock-Up Agreement (attached as Annex F to this proxy statement/prospectus).
10.3+	Form of Equity Incentive Plan (attached as Annex G to this proxy statement/prospectus).
10.4	Sponsor Letter Agreement (attached as Annex H to this proxy statement/prospectus).
10.5	Voting and Support Agreement (attached as Annex I to this proxy statement/prospectus).
10.6	Interim Order (attached as Annex J to this proxy statement/prospectus).
10.7	Form of Securities Purchase Agreement, dated April 16, 2026 (incorporated by reference to Exhibit 10.5 to Viking’s Current Report on Form 8-K filed with the SEC on April 17, 2026).
10.8

Underwriting Agreement, dated October 30, 2025, by and between Viking and Cohen & Company Capital Markets, a Division of Cohen & Company Securities, LLC, as representative of the underwriters named therein, as amended by Amendment to Underwriting Agreement dated November 2, 2025 (incorporated by reference to Exhibit 1.1 to Viking’s Current Report on Form 8-K filed with the SEC on November 5, 2025).

10.9

Insider Letter Agreement, dated October 30, 2025, by and between Viking, Viking Acquisition Sponsor I, LLC and each of its officers and directors named therein (incorporated by reference to Exhibit 10.1 to Viking’s Current Report on Form 8-K filed with the SEC on November 5, 2025).

10.10

Registration Rights Agreement, dated October 30, 2025, by and among Viking, Viking Acquisition Sponsor I, LLC and Cohen (incorporated by reference to Exhibit 10.2 to Viking’s Current Report on Form 8-K filed with the SEC on November 5, 2025).

10.11

Investment Management Trust Agreement, dated October 30, 2025, between Viking Acquisition Corp. I and Continental Stock Transfer and Trust Company (incorporated by reference to Exhibit 10.3 to Viking’s Current Report on Form 8-K filed with the SEC on November 5, 2025).

10.12

Administrative Services Agreement, dated October 30, 2025, by and between Viking and KingsRock Advisors, LLC (incorporated by reference to Exhibit 10.4 to Viking’s Current Report on Form 8-K filed with the SEC on November 5, 2025).

Exhibit No.	Description
10.13

A Private Placement Units Purchase Agreement, dated October 30, 2025, by and between Viking and Viking Acquisition Sponsor I, LLC, as amended by the Amendment dated November 2, 2025 (incorporated by reference to Exhibit 10.13 to Viking’s Current Report on Form 8-K filed with the SEC on November 5, 2025).

10.14

An Underwriter Private Placement Units Purchase Agreement, dated October 30, 2025, by and between Viking and Cohen & Company Capital Markets, a Division of Cohen & Company Securities, LLC, as amended by the Amendment dated November 2, 2025 (incorporated by reference to Exhibit 10.14 to Viking’s Current Report on Form 8-K filed with the SEC on November 5, 2025).

10.15*	Employment Agreement with Stewart Bain.
10.16*	Employment Agreement with Yann Picard.
10.17*	First Amendment to Employment Agreement with Yann Picard.
10.18*	Second Amendment to Employment Agreement with Yann Picard.
10.19*	Employment Agreement with Brendan Thorn.
10.20*	First Amendment to Employment Agreement with Brendan Thorn.
10.21*	Second Amendment to Employment Agreement with Brendan Thorn.
21.1*	List of Subsidiaries of Viking Acquisition Corp. I.
21.2*	List of Subsidiaries of NorthStar Earth & Space Inc.
23.1**	Consent of Ernst & Young LLP.
23.2**	Consent of WithumSmith+Brown, PC.
23.3*	Consent of Cassels Brock & Blackwell LLP (included within Exhibit 5.1).
23.4*	Consent of Nelson Mullins Riley & Scarborough LLP (included within Exhibit 5.2).
23.5*	Consent of Nelson Mullins Riley & Scarborough LLP (included within Exhibit 8.1).
23.6*	Consent of Greenberg Traurig, LLP (included within Exhibit 8.2).
23.7*	Consent of Cassels Brock & Blackwell LLP (included within Exhibit 8.3).
24.1*	Power of Attorney (included on the signature pages to the initial filing of this Registration Statement).
99.1*	Form of Preliminary Proxy Card.
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107*	Calculation of Registration Fee Table.

____________

*        Previously filed.

**      Filed herewith.

+        Denotes management contract or compensatory plan or arrangement.

†        Certain schedules and similar attachments to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted schedules and similar attachments to the SEC upon its request.

#        Portions of this exhibit (indicated by asterisks) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because the registrant has determined they are not material and is the type of information that the registrant treats as private or confidential.

Item 22. Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Provided, however, that financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    That, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes as follows:

(1)    that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2)    The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 10, 2026.

VIKING ACQUISITION CORP. I
By:	/s/ N. Håkan Wohlin
	Name:	N. Håkan Wohlin
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ N. Håkan Wohlin	Chief Executive Officer and Director	August 10, 2026
N. Håkan Wohlin	(Principal Executive Officer)
/s/ Gil Ottensoser	Chief Financial Officer and Director	August 10, 2026
Gil Ottensoser	(Principal Financial Officer and Principal Accounting Officer)
*	Chairman of the Board of Directors	August 10, 2026
Louis Jaffe
*	Director	August 10, 2026
Dr. Josef Ackermann
*	Director	August 10, 2026
Yassine Bouhara
*	Director	August 10, 2026
Fred Brettschneider
*	Director	August 10, 2026
Seth Waugh
*/s/ N. Håkan Wohlin
By: N. Håkan Wohlin
Title: Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Québec, Canada on August 10, 2026.

NORTHSTAR EARTH & SPACE INC.
By:	/s/ Stewart Bain
	Name:	Stewart Bain
	Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Stewart Bain	Chief Executive Officer and Director	August 10, 2026
Stewart Bain	(Principal Executive Officer)
/s/ Beth Michelson	Chief Financial Officer and Director	August 10, 2026
Beth Michelson	(Principal Financial Officer and Principal Accounting Officer)
*	Chairman	August 10, 2026
Charles Sirois
*	Director	August 10, 2026
Francesco Quintano
*	Director	August 10, 2026
Candace Johnson
*	Director	August 10, 2026
Paul Pizzani
*	Director	August 10, 2026
Bob Reeves
*	Director	August 10, 2026
Graham Schmidt
*	Director	August 10, 2026
Denis Sirois
*	Director	August 10, 2026
Kamilia Sofia
*	Director	August 10, 2026
Kjell Stakkestad
*/s/ Stewart Bain
By: Stewart Bain
Title: Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Viking Acquisition Corp. I, has signed this registration statement on August 10, 2026.

By:	/s/ N. Håkan Wohlin
	Name:	N. Håkan Wohlin
	Title:	Chief Executive Officer